    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         GLOBAL TELESYSTEMS GROUP, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                           4813                          94-3068423
  (State or other jurisdiction
      of incorporation or          (Primary Standard Industrial           (I.R.S. Employer
         organization)             Classification Code Number)         Identification Number)

                             ---------------------

                              1751 PINNACLE DRIVE
                           NORTH TOWER -- 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                GRIER C. RACLIN
                              1751 PINNACLE DRIVE
                           NORTH TOWER -- 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4573
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:
                            DAVID J. BEVERIDGE, ESQ.
                              SHEARMAN & STERLING
                                199 BISHOPSGATE
                            LONDON ECZM 3TY, ENGLAND
                               (44) 171-920-9005

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [ ]                  .
                                                             -----------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same
offering.  [ ]                      .
               ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
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                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF            AMOUNT TO         AGGREGATE OFFERING           AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED     BE REGISTERED         PRICE PER SHARE         OFFERING PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10
  per share.................    13,909,753(1)            $60.04(2)             $835,141,570              $232,170
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Rights to purchase Series A Preferred Stock of the Company, which are also being registered hereunder, were issued in a number equal to the shares of Common Stock being registered hereby for no additional consideration and therefore, no registration fee for such rights is required. Prior to the occurrence of certain events, such rights will not be exercisable or endorsed separately from the Common Stock. When exercisable, each such right shall entitle the owner to purchase from the Company one one-thousandth of a share of Series A Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, such that the market price per share of GTS Common Stock is based on the average of the bid and asked price per share of GTS Common Stock on the Nasdaq National Market on January 15, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

PROSPECTUS
                               13,909,753 SHARES

                         GLOBAL TELESYSTEMS GROUP, INC.
[GLOBAL TELESYSTEMS GROUP, INC. LOGO]

                                  COMMON STOCK

                             ---------------------

     This prospectus relates to 13,909,753 shares of common stock of Global TeleSystems Group, Inc. which certain of our stockholders (whom we call the Selling Stockholders in this prospectus) own and may offer and sell from time to time. Our shares currently trade on the Nasdaq National Market under the symbol "GTSG."

     The Selling Stockholders may offer the shares for sale from time to time in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. This prospectus also may be used by transferees of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of shares of the common stock.

     The Selling Stockholders will receive all of the net proceeds from the sale of Shares and will pay all underwriting discounts and selling commissions, if any. We will be responsible for paying all other expenses relating to the offer and sale of the Shares.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

The date of this Prospectus is January 20, 1999.

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   EXPLANATORY NOTE CONCERNING ESPRIT TELECOM

     Except as otherwise set forth herein, the information concerning Esprit Telecom Group plc contained in this prospectus, including financial information, has been furnished by Esprit Telecom Group plc or has been taken from or based upon publicly available documents and records on file with the Securities Exchange Commission and other public sources. We assume no responsibility for the accuracy or completeness of the information concerning Esprit Telecom Group plc furnished by Esprit Telecom Group plc or contained in such documents and records or for any failure by Esprit Telecom Group plc to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us. More comprehensive financial and other information concerning Esprit Telecom Group plc is included in the documents filed by it with the Securities and Exchange Commission. The information concerning Esprit Telecom Group plc is qualified in its entirety by reference to such reports. Such reports may be examined and copies may be obtained from the offices of the Securities and Exchange Commission as set forth in "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements as to how we and Esprit Telecom Group may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us and about Esprit Telecom Group, including, among other things:

          - Risk of delay in implementing our business plan

          - Risks of completing acquisitions and integrating acquired businesses

          - Political, economic and legal changes in the markets where we operate

          - Heightened competition

          - Our need for additional, substantial financing.

These forward-looking statements are principally contained in the following sections of the prospectus:

          - Risk Factors

          - GTS Management's Discussion and Analysis of Financial Condition and Results of Operations

          - Esprit Telecom Management's Discussion and Analysis of Financial Conditions and Results of Operations

          - Business.

     In addition, in those and other portions of this prospectus, the words and phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "intends", "plans", "projection" and "outlook", as they relate to Global TeleSystems Group, Inc. or our management, are intended to identify forward-looking statements. These statements should be viewed with caution.

     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                             ---------------------

Russia On Line(TM) is a trademark of the Company.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in the Common Stock. The terms "we," "GTS" and the "Company" refer to Global TeleSystems Group, Inc. and its subsidiaries, except where it is clear from the context that we are referring to GTS' predecessor. For the definitions of capitalized terms used in this prospectus, please see Exhibit A to this prospectus.

                                  THE COMPANY

     We provide a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia, the Commonwealth of Independent States ("CIS") and Central Europe. In addition, through our subsidiary, Hermes Europe Railtel B.V. ("HER"), we are developing and operating the initial segments of a high capacity fiber optic network that is designed to link a majority of the largest Western and Central European cities. HER's network is intended to transport voice, data and multimedia/image traffic for other telecommunication service providers, or carriers, throughout Western and Central Europe.

In these regions, we own and operate the following types of telecommunications businesses:

- international long distance businesses,

- local access networks,

- cellular telecommunications networks,

- a domestic long distance business,

- data networks, and

- carriers' carrier networks.

     Western Europe. In Western Europe, we believe we are well positioned to become the leading independent carriers' carrier (i.e., carrier of other telecommunications service providers' traffic) through two ventures, HER and GTS-Monaco Access S.A.M. ("GTS-Monaco Access").

     HER's goal is to become the leading carriers' carrier throughout Europe by providing carriers with cross-border telecommunications transmission capacity over a high capacity fiber optic network covering approximately 25,000 kilometers that HER manages from a central location. HER's target customers are traditional public telecommunications operators and new entrants, such as alternative carriers, global consortia of telecommunications companies, international carriers, Internet backbone networks, resellers of telecommunications services, value-added networks and other providers of telecommunications services.

     HER's network is designed to link a majority of Western and Central European cities. As of December 31, 1998, HER's network linked Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Munich, Dusseldorf, Milan, Berlin, Copenhagen and Stockholm. HER commenced commercial service over the Brussels-Amsterdam portion of the network in late 1996 and the London-Paris portion in

November 1997. The rest of the cities were connected to the network in 1998. The full 25,000 kilometer network is expected to become fully operational during the year 2000.

     HER also has leased capacity on a transatlantic cable linking the European network with North America and is exploring various options for linking its network to Russia. Our network connections to other continents will satisfy the needs of HER's European customers who wish to transmit traffic to other continents and will appeal to non-European customers with traffic terminating in Europe.

     GTS-Monaco Access, in partnership with the Principality of Monaco, operates an international gateway in Monaco that carries and routes international calls to other telecommunications operators.

     Central Europe. In Central Europe, our goal is to become one of the leading alternative telecommunications providers in the region. We currently provide private data communications services to government and commercial customers in Hungary, the Czech Republic, Slovakia and Romania. In the Czech Republic, we provide outgoing voice services and operate an international gateway and a data service network. In Hungary, we operate a nationwide microwave network and a VSAT network, which we believe to be the largest VSAT network in Central Europe as measured by number of VSAT sites. We have also signed an agreement to provide international data services in Poland, subject to the receipt of necessary governmental approvals. In Central Europe, we intend to expand our service offerings as the regulatory environment permits, build on our existing VSAT and international gateway infrastructure and provide a broad range of services to our target markets.

     Russia and CIS. In Russia and the CIS, our goal is to become the premier alternative telecommunications service provider. To reach our goal, we have partnered with regional telephone companies and with Rostelecom, the national long distance carrier in Russia. We currently operate in 31 regions and the city of Moscow in Russia, as well as in 14 cities in the CIS. We believe we are well-positioned to become the leading independent telecommunications service provider in Russia. We conduct our operations in Russia and the CIS through five separate businesses:

- EDN Sovintel ("Sovintel"), which provides Moscow, and recently St. Petersburg, with international long distance and local telephone services and access to domestic long distance carriers;

- TeleCommunications of Moscow ("TCM"), which provides local access services in Moscow;

- TeleRoss, which provides domestic long distance services in fourteen cities in Russia, including Moscow and very small aperture terminal service to customers outside its primary long distance satellite network;

- Sovam Teleport ("Sovam"), which provides data services, including high-speed data transmission, electronic mail, Internet access services, and Russia On Line, the first Russian language Internet service; and

- Our cellular operations ("GTS Cellular"), which consist of cellular networks in 14 regions in Russia and in Kiev, Ukraine, with licenses covering regions with an aggregate population of approximately 48 million people at September 30, 1998.

     In total, our ventures in Russia and the CIS carried approximately 442 million minutes of traffic for the year ended December 31, 1997 and 462 million minutes of traffic for the nine months ended September 30, 1998. In addition, we had approximately 34,100 customers, including approximately 25,200 cellular subscribers, as of September 30, 1998.

     We do not currently own or operate significant telecommunication assets in Asia.

     The following table provides you with certain information, as of September 30, 1998, about the principal ventures through which we conduct our business:

                             COUNTRY/REGION       GTS                             PRINCIPAL
       COMPANY NAME          OF OPERATIONS     OWNERSHIP        PARTNER(S)         BUSINESS
       ------------          --------------   ------------    --------------  ------------------
WESTERN EUROPE
  HER......................  Western Europe         89%(1)    Two railways    Carriers' Carrier
  GTS-Monaco Access........  Monaco                 50%       Principality    Carriers' Carrier;
                                                              of Monaco         International
                                                                                Gateway
CENTRAL EUROPE
  GTS-Hungary..............  Hungary                99%             --        VSAT Network
  CzechNet.................  Czech Republic        100%             --        International Long
                                                                                Distance; Data
                                                                                and Internet

CIS
  Sovintel.................  Russia                 50%       Rostelecom      International Long
                                                                                Distance; Local
                                                                                Access
  TCM......................  Russia                 95%(2)    MTU Inform and  Local Access Lines
                                                                others
  TeleRoss.................  Russia                 50%(3)    Various local   Domestic Long
                                                                PTOs            Distance
  Sovam....................  Russia                100%(4)    N/A             Data and Internet
  GTS Cellular.............  CIS                50-100%(5)    Primarily       Basic Cellular
                                                              various local
                                                                PTOs

-------------------------

(1) As a result of the sales in March 1998 and October 1998 by two of the other shareholders in HER of their ownership interests, we currently own approximately 89.9% of HER.

(2) During the quarter ended September 30, 1998, the Company purchased the remaining 47.36% interest in GTS-Vox Limited, the intermediate holding company of TCM. As a result, we have a 95% interest in TCM.

(3) TeleRoss consists of (i) a wholly owned subsidiary that operates a domestic long distance network (the "TeleRoss Operating Company") and (ii) 14 joint ventures that are 50% beneficially-owned by us (the "TeleRoss Ventures"). See "Business -- Russia and the CIS -- TeleRoss."

(4) During the first quarter of 1998, we purchased our minority partner's 33.3% interest in Sovam, thereby making Sovam a wholly owned subsidiary of GTS.

(5) We conduct our cellular operations through (i) Vostok Mobile B.V. ("Vostok Mobile"), a wholly owned GTS subsidiary, which owns between 50% and 100% of a series of 13 cellular joint ventures in various regions in Russia, (ii) PrimTelefone, a 50% owned venture in Vladivostok and four other cities in the Primorsky region of Russia and (iii) Golden Telecom (formerly Bancomsvyaz), an approximately 57% beneficially owned venture in Kiev, Ukraine. We completed a restructuring of the capital and ownership of Golden Telecom in June 1998. See "Business -- Russia and the CIS -- GTS Cellular."

                               BUSINESS STRATEGY

     We seek to develop businesses to meet the rapidly expanding market demand for telecommunications services. We seek to become the leading independent carriers' carrier in Europe through the development of a European fiber optic network and an international gateway in Monaco. We have recently developed a business plan to offer a broad range of integrated telecommunications services to businesses and other high usage customers in certain metropolitan markets throughout Europe. In addition, our goal in emerging markets is to become the leading alternative to the incumbent telecommunications service providers and a leading provider of value-added services.

     We have developed specific market strategies to achieve our goals in both Western Europe and emerging markets. We have developed and are implementing a business plan to offer comprehensive telecommunication services to business end users throughout Europe.

     Western Europe. We believe we are well-positioned to become the leading independent carriers' carrier within Western Europe through the development of HER's European fiber optic network and the operation of GTS-Monaco Access's international gateway. HER and GTS-Monaco Access seek to complement and enhance the services that large established national carriers and new entrants, such as alternative carriers, global consortia of telecommunications companies, international carriers, Internet backbone networks, resellers or telecommunications services, value-added networks and other providers of telecommunications services, provide thereby enhancing their ability to satisfy the needs of their end-user customers. HER entered the European market ahead of its competition and has attracted a wide variety of carriers to use its network with service offerings that meet their needs. HER intends to provide its customers with high quality transmission and advanced network capabilities at a competitive price by utilizing advanced, uniform technology across the entire region. HER will also provide redundant routing for higher levels of reliability.

     European Services Strategy. In June 1998, we introduced a business plan which we call our European Services Strategy. Under our European Services Strategy, we will offer, through several new subsidiaries, facilities-based telecommunications products and services to businesses and other high usage customers in certain European cities. We believe that the European market is sizable and offers the potential for significant growth. Also, European telecommunications regulations are being liberalized. We believe the combination of these factors provides us with an opportunity to develop local networks and provide other services targeted at end-user customers. Through GTS Business Services -- Western Europe, we intend to enter up to 50 metropolitan markets as a reseller of services to end-users. Through GTS Access Services, we propose to develop competitive local exchange carriers in up to 12 European cities.

     We intend to implement our European Services Strategy in one or more of the following ways:

          - the construction of fiber loop networks,

          - the purchase or lease of dark fiber,

          - obtaining of high frequency microwave licenses for "wireless fiber," or

          - partnership with, or acquisition of, resellers or facilities-based competitive local exchange carriers.

Our decision to enter a particular market will depend on various factors, including:

          - its business concentration,

          - the national and local regulatory environment,

          - the technical difficulties of local network construction, and

          - the extent of existing competition.

     See "-- Recent Developments", "Risk Factors -- Risks Specific to
GTS -- Risks Relating to European Services Strategy" and "Business -- Business Strategy -- European Services Strategy."

     Emerging Markets. We pursue our goals in emerging markets through a three-stage approach of market entry, market expansion and market integration.

- Market Entry. We identify a market as a suitable target for entry based upon:
  (i) superior growth prospects for such market; (ii) the provision of inadequate services by incumbent providers; and (iii) attractive regulatory environments. Once we have identified a market as suitable for entry, we seek to establish our presence in that market by establishing a venture with a strong local partner or partners. In general, we maintain a significant degree of operational control in such ventures.

- Market Expansion. Having entered a market successfully and established a limited service offering to its targeted customer base, we then seek to expand the range of services we offer to existing and potential customers and to further develop our relationships with local partners. We also seek to expand our targeted geographic market by forming new partnerships and installing infrastructure and offering services in additional geographic regions.

- Market Integration. We ultimately intend to integrate and co-market our service offerings in each of the markets in which we operate. We believe that our integrated operations will represent an attractive service alternative for customers seeking a single provider that can meet all their telecommunications needs.

 Restructuring.

     In October 1998, we announced we would restructure our business operations into five primary lines of business as follows:

     - GTS Carrier Services, which will include HER's cross-border transport carrier services in Europe, Ebone Internet transit services, transoceanic infrastructure and services, and Internet service units;

     - GTS Access Services, which will pursue our entry into the Western European CLEC market;

     - GTS Business Services -- Western Europe, which will offer voice, data, Internet and other telecommunications services to businesses in Western Europe, principally in locations not served by GTS Access Services;

     - GTS Business Services -- CIS, which will incorporate all of our CIS "wireline" assets, including Sovintel, Sovam, TeleRoss and TCM; and

     - GTS Mobile Services, which will operate all of our cellular businesses in Russia and the Ukraine.

                              RECENT DEVELOPMENTS

NETSOURCE ACQUISITION

     On November 30, 1998, we completed the acquisition of NetSource Europe ASA for an initial purchase price consisting of up to 4,037,500 newly issued shares of Common Stock and $46.1 million in cash. In addition to the initial consideration paid at the closing, we have agreed to make additional payments of up to $35 million in either cash or shares of Common Stock (up to a maximum of 1.4 million shares), contingent on NetSource's achieving certain performance targets during the first two quarters of 1999. Based on the closing price of our shares of $43.4062 on November 30, 1998, the aggregate initial purchase price paid by us for NetSource was $141.3 million. NetSource is a pan-European provider of long distance telecommunications services focusing primarily on small- to medium-sized businesses, with operations in Norway, Sweden, Germany and Ireland, as well as in The Netherlands, Belgium and Denmark. At June 30, 1998, NetSource had 27,900 business customers throughout Europe and 61,400 residential customers in Germany and The Netherlands. NetSource will become part of GTS Business Services -- Western Europe. The acquisition of NetSource provides our GTS Business Services -- Western Europe line of business with a customer and revenue base in several key Western European countries, a portfolio of licenses and interconnection agreements and an entrepreneurial management team.

ESPRIT TELECOM ACQUISITION

     On December 8, 1998, in a joint press announcement with Esprit Telecom Group plc, we announced that we had agreed on the terms of a proposed offer by GTS to purchase all of the outstanding ordinary shares and ADSs of Esprit Telecom and that holders of 65% of the voting ordinary shares of Esprit Telecom have agreed to accept the offer. Under the proposed offer, we will offer to purchase all issued and to be issued Esprit Telecom Securities on the following basis:

     - for each Esprit Telecom ordinary share, 0.1271 of a share of Common Stock; and

     - for each Esprit Telecom ADS, 0.89 of a share of Common Stock.

     Based on the Nasdaq closing price of $41.75 per share of our Common Stock on December 7, 1998, the offer values each Esprit Telecom ordinary share at $5.31 (L3.21), each Esprit Telecom ADS at $37.16 (L22.48) and the entire issued share capital of Esprit Telecom, on a fully diluted basis, at approximately $757.3 million (L458.2 million). This represents a premium of approximately 22.8% over the middle market price of an Esprit Telecom ADS on Nasdaq at the close of business on December 7, 1998, being the last trading day before the announcement of the offer (based on an exchange rate of L1 = $1.6530 being the Noon Buying Rate on December 7, 1998).

     The making of the offer is subject to certain pre-conditions, including that we obtain waivers by the holders of Esprit Telecom Bonds of their rights under the applicable indentures to require Esprit Telecom to repurchase these bonds at 101% of the principal amount of the debt in connection with the change of control of Esprit Telecom resulting from the consummation of the offer. This pre-condition was satisfied on December 23, 1998 through a successful consent solicitation. The results of the consent solicitation are binding on all holders of Esprit Telecom Bonds.

     Our obligation to complete the offer is subject to the satisfaction or waiver of several conditions. These conditions include, among others, that:

     - we have received valid acceptances representing not less than 90% (or such lesser percentage above 50% as we may decide) of Esprit Telecom Securities;

     - our shareholders have approved resolutions authorizing us to issue Common Stock in the offer; and

     - there has been no material adverse change in the business, assets or prospects of Esprit Telecom.

     The transaction is expected to close in the first half of 1999. We expect that the transaction will be accounted for as a pooling of interests.

     Esprit Telecom is a rapidly growing European telecommunications company, providing high quality, competitively priced, international and national long distance telecommunications services to retail customers and other telecommunications service providers. Esprit Telecom has a network and sales office infrastructure in 31 locations in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,500 route kilometer SDH and DWDM fiber optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers

     We believe that the businesses of GTS and Esprit Telecom are complementary and that benefits will result from combining them. In particular, we expect the combined group to have:

     - a presence in 19 countries through Europe;

     - increased network capacity and resilience;

     - a 500 person sales force, one of the largest among independent telecommunications companies in Europe;

     - the ability to provide a wide array of service offerings;

     - increased management depth;

     - reduced network operations and administrative costs; and

     - capital expenditure savings.

We expect the combination will assist us and Esprit Telecom in realizing our mutual goals of becoming the pre-eminent providers of carrier's carrier and business communications services throughout Europe.

     We are in the process of developing our business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into our overall business and corporate structure. We may elect to contribute one or more of our businesses to Esprit Telecom as part of our strategy, including NetSource. We also may have one or more other of our entities purchase assets from Esprit Telecom as part of our strategy. Any such transaction will be effected in accordance with the applicable covenants in the indentures governing the Esprit Telecom Bonds. We may also decide in the future to effect a tender or exchange offer or consent solicitations with respect to the Esprit Telecom Bonds, if it were advisable to better integrate Esprit Telecom into our overall corporate structure.

HER DEBT OFFERING

     On January 4, 1999, HER completed its private placement of $200 million principal amount of 10 3/8% Senior Notes due 2009 and Euro 85,000,000 principal amount of 10 3/8% Senior Notes due 2006. The net proceeds of this offering, approximately $289.7 million, will be used to finance the cost of HER network assets, to expand the HER network beyond the currently contemplated scope, including by adding transatlantic capacity, enhancing the speed of the HER network and continuing the buildout of the HER network.

FLAG ATLANTIC-1 JOINT VENTURE

     On January 13, 1999, GTS, through its subsidiary GTS Transatlantic Holdings Ltd., entered into an agreement with FLAG Telecom to form a 50/50 joint venture, to be known as FLAG Atlantic-1, that will build and operate a transoceanic fiber optic link between Europe and the United States. FLAG Atlantic-1's link is designed to carry voice, high-speed data and video traffic at speeds of 1.28 terabits per second, a 25-fold increase over current transatlantic cable systems. By interconnecting to FLAG Atlantic-1, GTS Carrier Services and its subsidiary HER will be able to provide their carrier and Internet service provider customers with high-capacity cable access from major European cities to New York City. The project is subject to financing, the execution of related agreements and other conditions.

                                 FINANCING PLAN

     In general, our strategy is to finance general corporate cash needs, the development of our start-up ventures and acquisitions through the parent company. When possible and cost effective, we seek to finance ongoing operations at the venture level.

     We believe that our existing cash balances and cash flow from operations will be sufficient to fund our expected capital needs under our current business plan, excluding any funds that we spend to implement our European Services Strategy. We contemplate that we will raise additional debt financing to implement our European Services Strategy. We have not yet decided on how much additional financing we will raise or when we will raise it. The actual amount and timing of our future capital requirements, however, may be different from our management's estimate. Thus, we may require additional capital to execute our current business plan and fund any operating losses, as well as to expand and develop our businesses. We expect our ventures will spend over $1.2 billion in cash related to capital expenditures and investments in ventures during the next three years, including an additional $654 million through 2000 in order to complete the buildout of the HER network.

     In addition, as part of our business strategy, we regularly evaluate potential acquisitions and joint ventures. We believe that attractive acquisition opportunities currently exist in our markets in Western and Central Europe and the CIS. We continuously consider a number of potential transactions. Some of these transactions may involve our contributing some of our Russian businesses in exchange for an interest of equivalent or greater value in the surviving entity. We do not have a definitive agreement with respect to any acquisition or joint venture, although we periodically have discussions with other companies and opportunities on an on-going basis.

                           *            *            *

     We were founded in 1983 as a not-for-profit company under the name San Francisco/ Moscow Teleport, Inc. We were incorporated as a California for-profit corporation on September 25, 1986, and by way of a reincorporation merger, merged with and into SFMT, Inc., a Delaware corporation formed for that purpose on September 13, 1993. We were renamed Global TeleSystems Group, Inc., on February 22, 1995. Our principal business office is located at 1751 Pinnacle Drive, North Tower-12th Floor, McLean, Virginia 22102, United States, and our telephone number is (703) 918-4500.

                            ------------------------

                                  THE OFFERING

Common Stock offered by the Selling Shareholders.....  13,909,753 shares
Common Stock to be outstanding after the Shelf
  Offering(1)........................................  78,651,263 shares
Trading..............................................  The Common Stock is traded on the
                                                       Nasdaq National Market and EASDAQ
                                                       under the symbol "GTSG."

-------------------------

(1) This amount represents Common Stock outstanding at December 31, 1998 of 64,577,715, which includes 3,873,705 shares of Common Stock issued to former NetSource shareholders who had tendered their shares by December 31, 1998 and 163,795 of additional shares to be issued resulting from the NetSource acquisition. Excluded from the calculation are: 4,444,443 shares of Common Stock that is subject to the exercise of warrants in Common Stock; and 5,195,063 shares of Common Stock issued under GTS' option plans. Subject to NetSource meeting certain performance targets during the first two quarters of 1999, an additional 1.4 million shares of common stock may be issued.

                                  RISK FACTORS

     Investing in the Common Stock involves risks which are described in the "Risk Factors" section beginning on page 16 of this prospectus.

                        SUMMARY SELECTED FINANCIAL DATA

     The summary below sets forth selected historical financial data. You should read this together with the historical financial statements and notes of GTS and Esprit Telecom contained elsewhere in this prospectus. See "Where You Can Find More Information."

SELECTED HISTORICAL FINANCIAL DATA OF GTS

     The following summary historical consolidated financial data as of and for the years ended December 31, 1995, 1996 and 1997 are derived from our audited Consolidated Financial Statements. The following unaudited summary historical consolidated financial data as of June 30, 1998 and for the three and nine months ended September 30, 1997 and 1998 are derived from our unaudited Consolidated Financial Statements. The summary historical consolidated financial data presented below should be read together with "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited Consolidated Financial Statements and their related notes appearing in this prospectus.

     Under generally accepted accounting principles, a majority of our ventures are accounted for by the equity method of accounting. Under this method, the operating results of the ventures are included in our Consolidated Statement of Operations as a single line item, "Equity in earnings (losses) of ventures." We recognize 100% of the losses in ventures where we bear all of the financial risk (which includes all of our significant ventures except for Sovintel and, historically, HER). Also, the assets, liabilities and equity of our ventures are included in our Consolidated Balance Sheets as a single line item, "Investments in and advances to ventures." See Note 3 to our audited Consolidated Financial Statements and "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Financial information about our equity ventures is included below under "-- Supplemental Information -- Summary Historical Financial Data of GTS -- Combined Equity Investments."

                                                                   THREE MONTHS
                                                                       ENDED           NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,         SEPTEMBER 30,
                              -------------------------------   -------------------   --------------------
                                1995       1996      1997(1)      1997       1998       1997       1998
                              --------   --------   ---------   --------   --------   --------   ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues, net...............  $  8,412   $ 24,117   $  47,098   $ 12,921   $ 63,834   $ 30,216   $ 117,299
Gross margin................        16      5,176       4,379     (2,468)    24,985      1,864      35,232
Operating expenses..........    41,014     52,955      78,410     24,971     42,833     52,059      94,243
Equity in earnings (losses)
  of ventures...............    (7,871)   (10,150)    (14,599)    (8,067)    (3,485)   (18,234)      4,142
Other income (expense)......    11,034     (8,729)    (29,551)   (10,942)   (15,484)   (16,902)    (34,857)
Loss before extraordinary
  loss......................   (40,400)   (67,991)   (116,986)   (48,185)   (37,478)   (87,872)    (88,131)
Extraordinary loss(2).......        --         --          --         --         --         --     (12,704)
Net loss....................   (40,400)   (67,991)   (116,986)   (48,185)   (37,478)   (87,872)   (100,835)
Loss per share before
  extraordinary loss........     (1.61)     (2.22)      (3.26)     (1.34)     (0.62)     (2.49)      (1.65)
Extraordinary loss per
  share.....................        --         --          --         --         --         --       (0.24)
Net loss per share..........     (1.61)     (2.22)      (3.26)     (1.34)     (0.62)     (2.49)      (1.89)

                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                  1997             1998
                                                              ------------     -------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................    $318,766        $  993,928
Property and equipment, net.................................     236,897           436,019
Investments in and advances to ventures.....................      76,730            61,705
Total assets................................................     780,461         1,814,893
Total debt..................................................     639,359         1,208,533
Minority interest and stock subject to repurchase...........      31,255            59,600
Shareholders' equity........................................      26,967           351,409

-------------------------

(1) As a result of our increased ownership interest in HER and an amendment to the HER Shareholders Agreement that was completed on July 16, 1997, we account for our ownership interest in HER under the consolidation method of accounting. Prior to this date, we accounted for HER under the equity method of accounting.

(2) We recognized a $12.7 million extraordinary charge to earnings in the first quarter of 1998, as a result of our early payment of certain related party debt obligations. The extraordinary charge is comprised of the write-off of $11.6 million of unamortized debt discount and $1.1 million of unamortized debt issuance costs. We deferred the debt issuance costs as financing costs and were amortizing them over the original maturity of the debt.

SUPPLEMENTAL INFORMATION -- SUMMARY HISTORICAL
FINANCIAL DATA OF GTS -- COMBINED EQUITY INVESTMENTS

     The following unaudited summary historical financial data -- equity investments for the years ended December 31, 1995, 1996 and 1997, and for the three and nine months ended September 30, 1997 and 1998, are derived from our financial records. This financial data is intended to supplement the summary historical consolidated financial data, which were derived from our audited Consolidated Financial Statements.

     We believe that this information will provide you with additional insight into our unconsolidated equity method investments. Generally accepted accounting principles prescribe the inclusion of revenues and expenses for consolidated interests (generally interests of more than 50%, absent some other factors), but not for equity interests (generally interests of 20% to 50%) and cost interests (generally interests of less than 20%). Further, equity accounting ordinarily results in the same net income as consolidation; however, the net operating results are reflected on one line within the income statement. More detailed financial information about our equity investments is included under "Supplemental Information -- Selected Historical Financial Data of
GTS -- Combined Equity Investments."

                                                                     THREE MONTHS
                                                                         ENDED          NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,        SEPTEMBER 30,        SEPTEMBER 30,
                                   -----------------------------   -----------------   -------------------
                                    1995       1996       1997      1997      1998       1997       1998
                                   -------   --------   --------   -------   -------   --------   --------
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues, net..................  $54,051   $143,472   $226,160   $57,266   $50,477   $159,006   $187,544
  Cost of revenues...............   33,011     80,426    127,732    29,324    33,417     87,694    110,475
  Operating expenses.............   22,958     55,018     74,845    27,492    12,806     60,447     40,870
  Net (loss) income..............   (6,380)    (5,220)     4,330    (2,859)   (6,700)    (3,680)    13,480
  Income (loss) recognized by
    GTS..........................   (7,871)   (10,150)   (14,599)   (8,067)   (3,485)   (18,234)     4,142
ADJUSTMENTS FOR INTER-AFFILIATE
  TRANSACTIONS(1):
  Revenues, net..................   (2,270)   (15,385)   (24,927)   (7,192)   (7,358)   (17,049)   (25,001)
  Cost of revenues...............   (2,215)   (13,562)   (23,250)   (6,195)   (7,958)   (15,853)   (23,960)
  Operating expenses.............   (6,967)    (8,083)    (8,357)   (2,523)   (8,194)   (11,105)     1,493

-------------------------

(1) The adjustment amounts represent the effect of inter-affiliate transactions between our consolidated and equity method ventures. More detailed information about inter-affiliate transactions is included under "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology."

SELECTED HISTORICAL FINANCIAL INFORMATION OF ESPRIT TELECOM

     The selected historical financial data of Esprit Telecom set forth below are derived from the financial statements of Esprit Telecom as they appeared in Esprit Telecom's Annual Report on Form 20-F filed with the SEC for the fiscal year ended September 30, 1998, which appear elsewhere in this prospectus. See "Esprit Telecom Added Historical Consolidated Financial Statements." The Esprit Telecom Consolidated Financial Statements were prepared in accordance with UK GAAP, which differs in certain respects with US GAAP. See Note 30 to the Esprit Telecom Consolidated Financial Statements.

                                                                    YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------------------------
                                                         1995      1996      1997       1998       1998
                                                        -------   -------   -------   --------   --------
                                                           L         L         L         L         $(1)
                                                          (IN THOUSANDS, EXCEPT PER ORDINARY SHARE AND
                                                                        PER ADS AMOUNTS)
STATEMENT OF OPERATIONS DATA(2)
UK GAAP
Revenue, net..........................................   13,950    24,880    45,466     82,588    140,350
Gross margin..........................................    3,310     6,124     7,517     16,759     28,480
Operating expenses....................................    5,490    11,015    19,070     47,191     80,196
Operating loss before interest........................   (2,180)   (4,891)  (11,553)   (30,432)   (51,716)
Net interest (expense)/income.........................     (222)     (203)      695    (12,213)   (20,755)
Loss on ordinary activities before taxation...........   (2,402)   (5,094)  (10,858)   (42,445)   (72,131)
Taxation on loss on ordinary activities...............       --        --        (2)        (2)        (3)
Loss for the financial year...........................   (2,402)   (5,094)  (10,860)   (42,447)   (72,134)
Loss per Ordinary Share...............................    (0.05)    (0.07)    (0.10)     (0.34)     (0.58)
Loss per ADS(3).......................................    (0.35)    (0.49)    (0.70)     (2.38)     (4.04)
US GAAP
Net loss..............................................   (2,423)   (5,325)  (10,852)   (42,447)   (72,134)
Net loss per Ordinary Share...........................    (0.05)    (0.08)    (0.10)     (0.34)     (0.58)
Net loss per ADS(3)...................................    (0.35)    (0.56)    (0.70)     (2.38)     (4.04)

                                                                       AS OF SEPTEMBER 30,
                                                         ------------------------------------------------
                                                          1995     1996      1997       1998       1998
                                                         ------   -------   -------   --------   --------
                                                           L         L         L         L          $
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA

UK GAAP
Bank balances, cash, restricted securities and short
  term deposits and investments........................   5,615     6,430    24,525    184,749    313,962
Fixed assets, net......................................   3,514     8,005    17,727    154,100    261,878
Total assets...........................................  13,178    24,101    59,543    394,537    670,476
Creditors: amounts falling due within one year.........  (7,045)  (12,122)  (25,295)   (72,930)  (123,937)
Creditors: amounts falling due in more than one year...    (631)   (1,968)   (2,874)  (328,806)  (558,773)
Total shareholders' funds..............................   5,502    10,011    31,374     (7,199)   (12,234)
US GAAP
Total assets...........................................  13,178    24,101    59,543    394,537    670,476
Long term debt.........................................    (631)   (1,968)   (2,874)  (328,806)  (558,773)
Redeemable preference shares...........................     673       673        --         --         --
Shareholders' equity...................................   4,829     9,338    31,374     (7,199)   (12,234)

---------------
(1) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on September 30, 1998 of $1.6994 per L1.00.

(2) Esprit Telecom's financial information has been restated from that published prior to December 1997 in order to give effect to a change in UK GAAP relating to the granting of employee stock options at a discount to the market price. The financial value of such discounts are now recognized as employee compensation and charged against net income. As required by UK GAAP, this accounting change has been effected by restating the results of previous periods. This change in accounting has no impact on the US GAAP financials.

(3) Loss per Esprit Telecom ADS and net loss per Esprit Telecom ADS are calculated by adjusting loss per Esprit Telecom ordinary share and net loss per Esprit Telecom ordinary share, respectively, for the ratio of Esprit Telecom Ordinary Shares per Esprit Telecom ADS.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma financial information presents financial information of GTS and Esprit Telecom as if the GTS/Esprit Telecom merger had occurred at the beginning of the periods indicated. The GTS/Esprit Telecom merger will be treated as a pooling of interests for financial accounting purposes. You should read this together with the consolidated financial statements and accompanying notes of GTS and Esprit Telecom included in the documents appearing elsewhere in this prospectus and the unaudited pro forma combined financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Financial Statements" included herein. The pro forma amounts in the table below are presented for your information and do not necessarily indicate what the financial position or the results of operations of the combined company would have been had the merger date occurred as of the dates or for the periods presented. The pro forma amounts also do not necessarily indicate what the financial position or future results of operations of the combined company will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. See "Unaudited Pro Forma Combined Financial Statements."

                                                                            NINE MONTHS
                                                          YEAR ENDED           ENDED
                                                         DECEMBER 31,      SEPTEMBER 30,
                                                             1997              1998
                                                         ------------      -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE
                                                                      DATA)
GTS/ESPRIT TELECOM PRO FORMA COMBINED
Revenues...............................................   $  162,248        $  272,193
Loss from operations...................................     (161,344)         (142,610)
Net loss before extraordinary items:
          Total........................................     (215,969)         (204,919)
          Per share....................................        (3.87)            (2.80)

Total assets.........................................................        2,636,167
Long-term debt.......................................................        1,680,032
Shareholders' equity.................................................          437,909

                                  RISK FACTORS

     Investing in Common Stock will provide you with an equity ownership interest in GTS. As a GTS shareholder, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. In the event that we consummate our proposed offer for all of the issued share capital of Esprit Telecom, you may also be subject to risks inherent in Esprit Telecom's business. You should carefully consider the following factors relating to both GTS and Esprit Telecom as well as other information contained in this prospectus before deciding to invest in shares of Common Stock.

RISKS RELATING TO THE OFFER AND COMBINED OPERATIONS OF GTS AND ESPRIT TELECOM

  NONREALIZATION OF SYNERGIES

     Our combination with Esprit Telecom involves the integration of separate companies that have previously operated independently. The process of combining the companies may be disruptive to our respective businesses and may cause an interruption of, or a loss of momentum in, our respective businesses as a result of a number of obstacles such as:

     - loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;

     - failure to maintain the quality of customer service that such companies have historically provided;

     - the need to coordinate geographically diverse organizations;

     - incompatible equipment;

     - limitations under existing Esprit Telecom debt covenants; and

     - the resulting diversion of management's attention from our day-to-day business and the need to hire management personnel to address such obstacles.

     We may fail to realize the expected cost savings, synergies and revenue enhancements from such integration and may suffer material adverse short and long-term effects on our operating results and financial condition.

     Even if we are able to integrate the operations of the companies successfully, there can be no assurance that we will realize the expected cost savings, synergies or revenue enhancements from such integration or that we will realize such benefits within the time frame that we currently expect.

     - Whether we achieve expected economies of scale depends, in part, on negotiations with third party providers of goods and services, the results of which are difficult to predict. Accordingly, the amount and timing of the resulting cost savings are inherently difficult to estimate.

     - Any cost savings and other synergies from the transaction will be offset by costs incurred in integrating the companies.

     - The cost savings and other synergies may also be offset by increases in other expenses, by operating losses or by problems unrelated to the transaction.

     See "-- Integration of Recent Acquisitions."

RISKS SPECIFIC TO GTS

  ADDITIONAL CAPITAL REQUIREMENTS

     We will need substantial capital to:

     - implement our European Services Strategy,

     - develop and expand the Esprit Telecom and HER networks,

     - open new sales offices,

     - introduce new telecommunications services,

     - fund operating losses and net cash outflows, and

     - make future acquisitions and investments in joint ventures.

     As part of our business strategy, we regularly evaluate potential acquisitions and joint ventures. We believe that additional attractive acquisition opportunities currently exist in our markets in Western and Central Europe and the CIS. We continuously consider a number of potential transactions, some of which may involve us contributing some of our Russian businesses in exchange for an interest of equal or greater value in the surviving entity and, if consummated, may be material to our operations and financial condition. We do not have a definitive agreement with respect to any material acquisition or joint venture, although we periodically have discussions with other companies to assess opportunities on an on-going basis. We may need to raise additional capital to fund such acquisitions or joint ventures.

     We believe that our existing cash balances and cash flows from operations will be sufficient to fund our expected capital needs under our current business plan excluding any funds that we spend to implement our European Services Strategy. However, the actual amount and timing of our future capital needs may differ materially from our estimates as a result of the following factors:

     - The accuracy of our estimates of future capital needs is subject to changes and fluctuations in our revenues, operating costs and development expenses. Actual revenues and costs may vary materially from expected amounts and depend on:

      - Esprit Telecom's and HER's ability to effectively and efficiently manage the expansion of their networks and operations;

      - HER's ability to obtain infrastructure contracts, rights-of-way, licenses and other regulatory approvals that it needs to complete and operate its network;

      - our ability to purchase equipment for building networks which support products and services and to negotiate favorable contracts with suppliers, including large volume discounts on our purchases of capital equipment;

      - our ability to access targeted customers and markets, attract sufficient numbers of customers and provide and develop services for which customers will subscribe; and

      - factors outside our control, such as political and economic developments and trends, regulatory changes, changes in technology, increased competition, strikes, weather, performance by third parties and other factors in connection with our operations.

     - If we expand our operations at an accelerated rate or acquire any businesses, our funding needs may increase, possibly to a significant degree, and we may spend our cash balances sooner than currently expected.

     - As a result of acquiring a majority interest in Ebone on June 24, 1998, HER may need to fund Ebone if Ebone is not able to self-fund in accordance with its business plan.

     - As a result of acquiring a majority interest in NetSource on November 30, 1998, we may need to fund NetSource if NetSource is not able to self-fund in accordance with its business plan.

     We cannot estimate with any degree of certainty the amount and timing of our future capital requirements to implement such strategy. We anticipate that the amount of capital we need to continue to implement our European Services Strategy will depend on several factors including, among others, the demand for our services, the markets in which we build or buy networks and regulatory, technological and competitive developments. As a result of the foregoing, in the event that our plans or assumptions change or that our capital resources prove to be insufficient to fund growth and operations in the manner and at the rate we currently anticipate, we may be required to raise additional capital. If we decide to raise additional funds by incurring debt, we may become subject to additional or even more restrictive financial covenants (as a result of the assumption of Esprit Telecom's outstanding debt securities) and our cash interest expense obligations may increase. If we decide to raise additional funds by issuing equity, your ownership of our stock may be diluted. We cannot assure you that additional financing will be available to us on favorable terms or at all. If we fail to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, we may have to delay or abandon some or all of our development, expansion and acquisition plans, or we may have to sell assets. As a result, we may not have the ability to develop the necessary geographic reach, networks, offer products, services and compete as effectively as contemplated. These outcomes could have a material adverse effect on our operations and on the market price of Common Stock. See
"-- Government Regulation," "-- Competition," "-- Changes in Technology," "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Western Europe -- HER," and "Esprit Telecom Management's Discussion and Analysis of Financial Condition and Results of Operations" "-- HER Network Roll-out," "-- Risks Specific to Esprit
Telecom -- Need for Additional Financing."

SIGNIFICANT INDEBTEDNESS AND INTEREST PAYMENT OBLIGATIONS; RESTRICTIONS IN DEBT AGREEMENTS ON OUR OPERATIONS

     We are, and will continue to be, highly leveraged as a result of the substantial indebtedness we have incurred and intend to incur to implement our business plans. We have approximately $1.2 billion of debt outstanding at September 30, 1998. On January 4, 1999, HER issued in a private placement US$200 million aggregate principal amount of 10 3/8% Senior Notes due 2009 and Euro 85 million aggregate principal amount of 10 3/8% Senior Notes due 2006. Upon completion of the acquisition of Esprit Telecom, we will assume Esprit Telecom's debt, which was $554.9 million at September 30, 1998. Our debt instruments permit us and our subsidiaries to incur certain additional indebtedness to fund expansion of our businesses and for other permitted purposes. In addition, we contemplate that we will raise additional debt financing to implement our European Services Strategy. We, however, have not yet decided on the size and timing of any additional financing. Esprit Telecom's debt instruments permit Esprit Telecom, and upon completion of the acquisition, will permit us, to incur certain additional indebtedness, including indebtedness incurred to finance the expansion of the Esprit Network.

     The high level of our indebtedness could have important consequences on our operations, including that we:

     - will need significant cash to service our debt, thereby reducing funds available for operations, future business opportunities and investments in new or developing technologies and making us more vulnerable to adverse economic conditions;

     - may have difficulty refinancing our existing debt or may be restricted from obtaining additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

     - may have less flexibility in planning for, or reacting to, changes in our business and in the telecommunications industry;

     - may have less flexibility in responding to changes which affect how we implement our financing, construction or operating plans;

     - will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors; and

     - will limit our ability to withstand adverse economic conditions or take advantage of significant business opportunities that may arise.

     In addition, we will be required to comply with certain financial covenants and other restrictions contained in our existing debt agreements. Certain of the covenants included in Esprit Telecom's debt agreements are more restrictive than those in our existing debt agreements. Upon completion of the acquisition of Esprit Telecom, we will assume Esprit Telecom's debt, and any of our businesses contributing to Esprit Telecom will become subject to these more restrictive covenants. Among other things, our financial covenants limit our ability to:

     - incur additional indebtedness,

     - make capital expenditures,

     - pay dividends, make distributions on Common Stock or make certain other restricted payments,

     - create certain liens upon assets,

     - dispose of certain assets, or

     - enter into certain transactions with affiliates.

     We cannot assure you that such covenants will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities which we deem to be in our interest.

     We will need to substantially increase net cash flow in order to pay the principal of and interest on our debt, including debt assumed as a result of the Esprit Telecom acquisition, and we cannot assure you that we will be able to meet such obligations. If we are unable to generate sufficient cash flow or to otherwise obtain the funds necessary to make required payments, or if we otherwise fail to comply with the various covenants under the debt, we would be in default under the terms of such debt. A default under such debt may permit the debtholders to accelerate the maturity of such debt, which in turn could cause defaults under other of our indebtedness. We cannot assure you that under these circumstances we would have sufficient funds or other resources to satisfy all such obligations, on a timely basis or otherwise. Such default or acceleration would also be likely to adversely affect the market price of our Common Stock.

 HISTORY OF OPERATING LOSSES

     We have historically sustained substantial operating and net losses. For the following periods, we reported net losses of:

                       PERIOD                            NET LOSS
                       ------                            --------
Year ended December 31, 1995........................  $ 40.4 million
Year ended December 31, 1996........................  $ 68.0 million
Year ended December 31, 1997........................  $117.0 million
Nine months ended September 30, 1998................  $100.8 million
Inception through September 30, 1998................  $343.7 million

     Our net losses in the first three quarters of 1998 exceeded those in the comparable prior period in 1997, and we expect this trend to continue in the fourth quarter of 1998. On a pro forma basis after giving effect to the consummation of the offer for the shares of Esprit Telecom, our net losses for the year ended December 31, 1997 and the nine months ended September 30, 1998 would have been $216.1 million and $205.0 million, respectively. Further development of our business, including our European end-user services business, will require significant additional expenditures and we expect that we will have significant operating and net losses and will record significant net cash outflow, before financing, in coming years. We cannot assure you that our operations, including our European end-user services business, will achieve or sustain profitability or positive cash flow in the future. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may not be able to meet our debt service obligations or working capital requirements, which would have a material adverse effect on our operations and would adversely affect the market price of our Common Stock. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations."

 HER NETWORK ROLL-OUT

  Risks Relating to Completing HER Network

     HER's ability to achieve its strategic objective will depend in large part on the successful, timely and cost-effective completion of the HER network. HER currently operates commercially over a portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. However, various factors, uncertainties and contingencies may delay or adversely affect the development of the remainder of the network. Many of these factors, such as strikes, natural disasters and other casualties, are beyond HER's control. In addition, HER will need to negotiate and conclude additional agreements with various parties regarding, among other things, rights-of-way and development and mainte-nance of the network infrastructure and equipment. We cannot assure you that HER will conclude necessary agreements. Any delays in concluding such agreements would materially and adversely affect the speed or successful completion of the network. The successful and timely completion of the network will also depend on, among other things, (i) third parties performing their contractual obligations to engineer, design and construct portions of the network on a timely basis and (ii) HER's ability to obtain and maintain applicable governmental approvals.

     HER is operating its network in Belgium, The Netherlands, the UK, France, Germany, Switzerland, Italy, Denmark and Sweden, and HER expects that the 25,000 kilometer network will be operational by the end of the year 2000. HER believes that its cost estimates and the build-out schedule are reasonable. However, the actual construction costs or time required to complete the network build-out could substantially exceed current estimates. Any significant delay or increase in the costs to develop the HER network could have a material adverse effect on HER and our operations.

     Development of the HER network is capital intensive. HER expects that approximately $835 million in additional capital expenditures, including capital lease obligations, will be incurred through the end of the year 2000 in connection with the buildout of the HER network. HER believes that the net proceeds from the issuance of the New HER Notes and its current indebtedness, combined with HER's projected internally generated funds, should be sufficient to fund HER's expected capital expenditures. However, the accrual amount and timing of HER's future capital requirements may differ materially from management's estimates. Thus, additional financing may be needed to construct the HER network, and we cannot assure you that such additional financing will be available on terms acceptable to HER or at all. Failure to obtain necessary financing may require HER to delay or abandon its plans for deploying the remainder of the HER network, which may have a material adverse effect on HER and on us. However, the actual amount and timing of HER's future capital requirements may differ materially from our estimates. HER may need additional financing to construct the HER network. We cannot assure you that such additional financing will be available to HER on favorable terms or at all. If HER fails to obtain necessary financing, HER might have to delay or abandon its plans for deploying the remainder of the network, which would adversely affect the viability of HER. HER's failure to obtain financing might also require us to make additional capital contributions to HER at the expense of our other operations. Either of these two outcomes could have a material adverse effect on our operations and would adversely affect the value of Common Stock.

  Risks Relating to HER's Operations

     HER's revenues and the cost of deploying its network and operating its business will depend upon a variety of factors including:

     - HER's ability to effectively and efficiently manage the expansion of its network and operations;

     - HER's ability to negotiate favorable contracts with suppliers;

     - HER's ability to obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts to complete and operate the network;

     - HER's ability to access markets and attract sufficient customers;

     - HER's ability to provide and develop services for which customers will subscribe; and

     - strikes, weather, performance by third parties and other factors that are outside of HER's control.

     Due to the uncertainty of these factors, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations would likely affect HER's future capital requirements. See "GTS Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     HER must obtain additional agreements for the long-term lease of dark fiber, rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities (known as infrastructure providers) to build out the network. We cannot assure you that HER will be able to maintain all of its existing agreements, rights and permits. Nor can we assure you that HER will be able to obtain and maintain the additional agreements, rights and permits it needs to implement its business plan on acceptable terms. If HER lost substantial agreements, rights and permits or failed to enter into and maintain required arrangements for the HER networks, such events would have a material adverse effect on HER's business. In addition, HER depends on third parties for leases of dark fiber for substantial portions of its network. If HER is unable to enter into or maintain such leases, this could have a material adverse effect on HER's business, as well as on our operations and the market price of Common Stock.

     We cannot assure you that the HER network will achieve the technical specifications for which it was designed. HER also may be unable to upgrade the network as technological improvements are introduced.

  Falling Prices/Depressed Gross Margins

     Prices in the European long distance industry have declined over the past few years. We expect that prices will continue to decline as competition increases and that continuing price cuts in certain retail markets will affect the gross margins of certain of HER's customers. This, in turn, could affect HER's gross margins, if not offset by increases in volume and reductions in costs.

  Risks Relating to Regulatory Approvals

     To construct and operate the network in accordance with current plans, HER must obtain the necessary regulatory approvals. Licenses, authorizations or registrations have been obtained in Belgium, Denmark, France, Germany, Italy, The Netherlands, Sweden, Switzerland, the UK and the United States. HER intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the roll-out plan. With the exception of Austria and Portugal, which are members of the EU and whose laws must comply with European Commission directives, these other countries have not generally liberalized their telecommunications sectors. We cannot assure you that they will do so in a timely manner or at all.

     In addition, the terms and conditions of the licenses, authorizations or registrations granted to HER may limit or otherwise affect HER's scope of operations. We cannot assure you that HER will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, that such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable or that the licenses, authorizations or registrations required in the future can be obtained by HER. The loss of, or failure to obtain, these licenses, authoriza-tions or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on HER and could adversely affect the market price of Common Stock. See "Business -- Western Europe -- HER -- Licenses and Regulatory Issues."

 INTEGRATION OF RECENT ACQUISITIONS

     We acquired NetSource in November 1998 and, upon the consummation of the offer, will acquire Esprit Telecom, which in turn acquired the Plusnet business in May 1998 and three other telecommunications businesses in 1997. In order to integrate these businesses, we must continue to develop our financial and management controls and informations systems. The integration of these acquisitions has required and will continue to require additional expenditures. Although we expect these acquisitions to result in operating synergies, we cannot assure you that these acquisitions will achieve the expected benefits or that such benefits will be realized within the time frames that we contemplate. See "-- Risks Relating to the Offer and Combined Operations of GTS and Esprit Telecom -- Nonrealization of Synergies."

 RISKS RELATING TO EUROPEAN SERVICES STRATEGY

     Early Stage of European Services Strategy. Although we have recently completed the acquisition of NetSource, hired certain key personnel and filed certain licensing applications, we are still in the early stages of implementing our European Services Strategy. Our decision to proceed with the European Services Strategy will depend on our ability to assess potential markets, obtain required governmental authorizations, franchises and permits, identify appropriate additional acquisition candidates, implement efficient information processing systems for billing and customer service and develop a sufficient customer base. If we fail to achieve any of the foregoing, we may need to modify, delay or abandon some or all of our European Services Strategy. We cannot estimate with certainty the amount and timing of our future capital requirements to implement such strategy. See "-- Additional Capital Requirements," "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy -- European Services Strategy."

     Regulatory. Because we plan to provide, through GTS Business
Services -- Western Europe and GTS Access Services, an expanded array of telecommunications services in Europe, we will become subject to significant additional regulation at the EU, national and local levels. We have applied for licenses to operate as a competitive local exchange carrier in seven cities in Germany and the greater Paris metropolitan area. Delays in receiving regulatory approvals, or the enactment of adverse regulations or regulatory requirements, may have the following adverse consequences:

     - delay or prevent us from offering our end-user services in certain European markets;

     - restrict the types of end-user services we can offer;

     - restrict us from deploying our local networks; and

     - otherwise adversely affect our operations.

     We cannot assure you that we will be able to obtain the necessary regulatory approvals on a timely basis or that we will not otherwise be affected by regulatory developments, any of which may have a material adverse effect on our operations.

     Competition. The business of providing telecommunications services in Europe is extremely competitive. Our success depends upon our ability to compete with a variety of telecommunications providers in each of our markets. Competitors will include large established national carriers, alliances among telecommunications companies (such as Global One, an alliance among Sprint, Deutsche Telekom AG and France Telecom SA, and KPN/Qwest, an alliance between KPN N.V. and Qwest Communications International, Inc.), facilities-based competitors (including MCI WorldCom, Inc., Viatel, Inc., Econophone, Inc., Primus Telecommunications Group, Incorporated and Cable & Wireless, plc), resellers, data providers, Internet service providers and other providers of bundled services. We may also face competition in one or more of our markets from competitors using new or alternative technologies or new applications of existing technologies. These competitors include cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many competitors will have established customer bases and extensive brand name recognition. Many competitors will have greater financial, management and other resources.

     We will compete primarily on the basis of price and, to a lesser extent, on the type and quality of services offered. Many potential competitors are able to use their substantial financial resources to cause severe price competition in the markets in which we plan to operate, which would force us to lower our prices to remain competitive. We also expect to lose a significant number of customers as a result of the highly competitive nature of the markets. It may be difficult for us to attract and retain a sufficient number of customers to sustain our business. We cannot assure you that we will be able to effectively market our expanded service offerings or that competitive pressures will not have a material adverse effect on our operations.

     Entering New Markets. We will have to make additional significant operating and capital investments to implement the European Services Strategy. We will need to develop new products and services and to establish direct and/or indirect sales channels to market our offerings. Sophisticated information and processing systems will be vital to our success, and we will need to implement and integrate the necessary provisioning, billing and collection systems for its services. Prior to our acquisition of NetSource, we had no prior experience in offering expanded services in Europe or in targeting European business and government customers. We may also rely on third party vendors and contractors for network buildouts and information systems upgrades and will need to obtain rights-of-way and other consents to develop our networks. We cannot assure you that we will be able to implement the European Services Strategy on a timely basis or at all. Any delays in establishing our business in one or more of our targeted markets may have a material adverse effect on our operations and on the value of Common Stock.

     Reliance on Other Telecommunications Service Providers. To implement the European Services Strategy, we will need to enter into interconnection agreements with large estab-lished national carriers and other local service providers operating in our target markets. We may also need to enter into collocation agreements with, and lease trunking capacity from, such third parties. We cannot assure you that we will be able to enter into these interconnection and other agreements on terms that are satisfactory.

     With respect to long distance and international services, we will need to enter into resale agreements with long distance and international carriers. These agreements often contain minimum volume commitments. We may be obligated to pay underutilization charges if we overestimate our need for transmission capacity. If we underestimate our need for transmission capacity, we may need to pay more for the extra capacity needed.

     Acquisition-Related Risks. We may enter our targeted markets through additional acquisitions following the NetSource and Esprit Telecom acquisitions. Buying businesses will subject us to certain risks, including, among others:

     - acquired operations and personnel may be difficult to integrate into our operations;

     - our ongoing operations may be disrupted;

     - integrating the acquired businesses may divert resources and management time from running our ongoing business; and

     - changes in management may impair relationships with employees and customers.

     In addition, our high level of debt (which, upon consummation of the offer, will include the assumed debt of Esprit Telecom) and the terms of our outstanding debt agreements may limit our ability to consummate additional acquisitions. We cannot assure you that we will complete any such acquisitions or that we will be able to obtain any additional financing needed to finance such acquisitions. Nor can we assure you that if we complete any acquisitions, the acquired business will be successfully integrated into our operations or will perform as expected.

     Potential Adverse Impact on HER. Many of the services we plan to offer in our European end-user services business will compete with the services offered by the customers HER targets as an independent carriers' carrier. If GTS Business Services -- Western Europe and GTS Access Services contract with HER for capacity, we expect that they will enter into such arrangements on an arms-length basis. However, the European Services Strategy could affect the perception of HER as an independent operator and could negatively impact HER's ability to attract and retain customers, which could, in turn, have a material adverse effect on HER's operations.

 RISKS RELATING TO REORGANIZATION OF RUSSIAN TELECOMMUNICATIONS INDUSTRY

     The Russian government established Svyazinvest in 1994 to hold the government's interest in 85 regional telecommunication companies. In April 1997, President Yeltsin approved the transfer of additional government-owned telecommunications assets to Svyazinvest. This transfer included the government's 51% stake in Rostelecom (the government controlled international and long distance operator). On July 30, 1997, Mustcom Ltd., a Cyprus-based company that represents the interests of a consortium which includes ICFI Cyprus, Renaissance International Ltd., Deutsche Morgan Grenfell, Morgan Stanley, and certain entities affiliated with an affiliate of George Soros, purchased a 25% stake in

Svyazinvest for $1.87 billion. The President had also authorized the sale of another 24% of Svyazinvest at a future date. This sale was scheduled to occur in the second half of 1998. However, in view of the recent deterioration of the Russian economy and political instability, the sale was cancelled. See "-- Risks Relating to Operations in Russia and the CIS -- Political" and "-- Economic."

     As a result of the government's actions, a single entity, Svyazinvest, now owns a majority interest in most of our principal venture partners and other telecommunications service providers in Russia. These companies together provide a range of international and domestic long distance and local telecommunications services throughout Russia. The consolidation of many of its partners under Svyazinvest and the possible sale of a significant interest in Svyazinvest to foreign and/or Russian investors is likely to make Svyazinvest a stronger competitor, and may lead to material adverse changes in the business relationships between us and our Russian partners. The continuing privatization of Svyazinvest and the evolution of Russia's government policy regarding Svyazinvest and Rostelecom may have a material adverse effect on us and our Russian ventures.

 MANAGING RAPID GROWTH

     We continue to construct segments of the HER network, expand our existing operations and expand into additional geographic and service markets when business and regulatory conditions warrant. We cannot assure you that we will be able to construct and operate the entire HER network as currently planned, that we will be able to expand with the markets in which our ventures are currently operating or into additional markets at the rate we presently plan or that any existing regulatory barriers to such expansion will be reduced or eliminated.

     As a result of past and expected future growth and expansion, significant demands have been placed on our management, operational and financial resources and on our systems and controls. In order to manage our growth effectively, including growth resulting from acquisitions, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and disproportionate fixed expenses for certain of our operations. As we proceed with our development and expansion, there will be additional demands on our customer support, sales and marketing and administrative resources and network infrastructure. We cannot assure you that we and our ventures' operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. If we fail to continue to upgrade our administrative, operating and financial control systems or unexpected expansion difficulties arise, there could be a material adverse effect on our business, results of operations and financial condition.

 RISKS RELATING TO OPERATIONS IN EMERGING MARKETS

     We derive substantial revenues from our operations in emerging markets. Emerging markets subject us to numerous risks, including the following:

     - underdeveloped and unstable banking systems;

     - corruption;

     - unexpected changes in regulatory requirements, tariffs, customs and duties and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - foreign exchange controls, which may restrict or prohibit funds from being exchanged into US dollars and/or transferred abroad;

     - potential adverse tax consequences from operating in multiple jurisdictions with different tax laws;

     - problems in collecting accounts receivable and devaluation of accounts receivable in an inflationary economy;

     - political risks and expropriation;

     - technology export and import restrictions and prohibitions;

     - delays from customs brokers or government agencies;

     - seasonal reductions in business activity; and

     - fluctuations in currency exchange rates.

     The emerging market risks described above could have a material adverse effect on our business, results of operations and financial condition.

     The political systems of many of the emerging market countries in which we operate or plan to operate are slowly emerging from an extended period of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance and investment. Expropriation of private businesses in such jurisdictions remains a possibility. Seizures of businesses or assets may take the form of an outright taking, a ban on the exercise of foreclosure rights, a confiscatory tax, refusal to renew licenses or other policies. Such factors or actions to expropriate or seize our operations could have a material adverse effect on us or our operations or frustrate or deny the exercise of our rights. We cannot assure you that free market reforms undertaken in certain of the emerging market countries in which we operate will continue to proceed, let alone succeed, and signs of economic instability, retrenchment and scapegoating are evident. These factors may reduce and delay business activity, economic development and foreign investment.

     Judicial officials operating in legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which our contracts and other obligations owed to us will be honored and enforced in emerging market countries is uncertain. We may not be able to protect and enforce our rights in emerging market countries, which could have a material adverse effect upon our operations. Additionally, our businesses operate in uncertain regulatory environments. The laws and regulations applicable to our activities in emerging market countries are in general new and subject to change and, in some cases, inconsistent and incomplete. We cannot assure you that local laws and regulations will become stable in the future. Changes to such laws and regulations could materially adversely affect operations and our ability to pay our debts. Such changes could adversely affect the value of Common Stock. See "Business."

 RISKS RELATING TO OPERATIONS IN RUSSIA AND THE CIS

     To date, we have earned substantially all of our revenue from operations in Russia and the CIS. Foreign companies conducting operations in the former Soviet Union face significant political, economic, and legal risks. We continuously evaluate a number of potential transactions, some of which may involve the contribution of certain of our Russian businesses in exchange for an interest of equal or greater value in the surviving entity. The completion of any such transaction could be material to our operations and financial condition and could increase our exposure to such risks.

     Political. The political systems of Russia and the other independent countries of the CIS are in a stage of transition. These systems have been and may become more unstable due to political gridlock, as well as the populace's dissatisfaction with reform, social and ethnic unrest, economic difficulties and changes in government policies. Such instability could lead to events that could have a material adverse effect on our operations in these countries.

     In recent years, Russia has been undergoing a substantial political transformation. During this transformation, the Russian parliament enacted legislation to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions during the period they have been in effect and due to potential political changes in the future, we cannot assure you that such protections would be enforced. Expropriation or nationalization of all or a portion of our business or our assets, whether by an outright taking, a ban on the exercise of foreclosure rights or by confiscatory tax or other policies potentially without adequate compensation, would have a material adverse effect on our operations and the market price of Common Stock.

     The various government institutions in Russia and the CIS and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. Any major changes in, or rejection of, previous policies favoring political and economic reform by the President may have a material adverse effect on our operations and the market price of Common Stock.

     In March 1998, President Yeltsin dismissed his entire cabinet, including Prime Minister Victor Chernomyrdin, citing, among other things, a need for more dynamism and initiative in the Russian government. At that time, President Yeltsin directed the formation of a new government led by Sergei Kireyenko, the young Prime Minister committed to continuing political and economic reforms. Since March 1998, dramatic political changes have occurred in Russia. In August 1998, Yeltsin dismissed the Kireyenko government and engaged in a struggle with Parliament over leadership of the new government. Ultimately, under pressure from Parliament, Yeltsin withdrew his nomination of Victor Chernomyrdin and accepted Yevgeny Primakov as a compromise candidate. Primakov rapidly received approval from the Duma.

     Primakov has formed his government and is seeking to develop and implement policies to address Russia's current economic crisis. Primakov is not expected to follow the pro-market reform policies of his predecessors. His appointments and policy pronouncements to date are mixed, suggesting that he favors lower value-added and profit taxes, greater government intervention in the economy, deficit spending and stricter currency controls. It is too soon to determine what impact Prime Minister Primakov's policies will have on our business in Russia. The political situation remains very unsettled, especially in view of President Yeltsin's deteriorating health and erratic stewardship of the country. In addition, it is uncertain whether the resolution of these and other issues could have a material adverse effect on our operations.

     Furthermore, the political and economic changes in Russia have resulted in significant dislocations of authority. As a result of the turmoil at the federal government level and the continuing absence of a strong central government, the regions of Russia are exercising more independence in both political and economic policies. Significant organized criminal activity and high levels of corruption among government officials exist where we operate. While we do not believe we have been adversely affected by these factors to date, organized or other crime could in the future have a material adverse effect on our operations and the market price of Common Stock.

     Economic. Russia's serious economic crisis places at risk the economic reforms the Russian government has enacted. In particular, the government has suffered serious setbacks in reducing inflation and stabilizing the currency. These reforms were designed to create the conditions for a more market-oriented economy. For some time, Russia has experienced generally rising unemployment and underemployment, high government debt relative to gross domestic product and high levels of corporate insolvency. Russia continues to experience chronic problems in its tax collection policies. Low tax receipts, coupled with the recent downturn in commodity prices on world markets, have created a serious liquidity problem. The Russian stock market lost approximately 85% of its value during the first ten months of 1998 over concerns about Russia's economy and political instability. Under these circumstances, we cannot assure you that (i) reform policies will continue to be implemented and, if implemented, will be successful, (ii) Russia will remain receptive to foreign trade and investment or
(iii) the economy will not suffer additional substantial setbacks. If the Russian economy does not improve, it is likely this will have a material adverse effect on the demand for our services offered in Russia.

     In response to these economic problems, in May and early June 1998, the Russian Central Bank and other Russian governmental authorities adopted a number of measures, including increasing the inter-bank lending rate charged by the Russian Central Bank and the rate offered on sovereign debt obligations, in order to maintain the value of the ruble and reduce the risk of the flight of foreign capital from the Russian economy. On July 13, 1998, the International Monetary Fund, the World Bank and the Japanese government announced a plan to lend Russia $22.6 billion by the end of 1999. Since its disbursement of a first tranche of $4.8 billion at the end of July 1998, the International Monetary Fund has refused to release additional funds until the Russian government implements a number of economic reforms, including measures to enhance tax collections and narrow the budget deficit. The World Bank and the Japanese government appear to be following the International Monetary Fund's lead with respect to their remaining commitments under the $22.6 billion loan. The measures taken in May, June and July 1998 failed to stabilize the economy and to provide adequate liquidity.

     On August 17, 1998, the Russian government and the Central Bank of Russia announced emergency steps to improve liquidity (the "August 17 Decision"). Pursuant to this decision, the ruble's value was allowed to float between 6.0 and 9.5 rubles to the US Dollar. Also, a 90-day moratorium was placed on the payment of foreign exchange to meet certain obligations of Russian entities. Finally, the Russian government announced that it intended to restructure the payment terms of certain treasury bills. Since the August 17 Decision, the ruble's value has declined substantially below the
9.5 ruble/US Dollar floor set in the August 17 Decision. As a result, our financial performance has been negatively affected. We recorded a $13.1 million pre-tax charge for the quarter ended September 30, 1998, which consisted primarily of foreign currency exchange losses for ruble-denominated net monetary assets. The remainder of the charge consists of estimates for uncollectible accounts receivable and unrecoverable cash deposits in certain Russian banks.

     In addition, the Russian government has defaulted on payments, and proposed a restructuring, of certain commercial and sovereign debt obligations which has been criticized by Western holders of such obligations. As a result, it is likely that the Russian government and Russian businesses will have difficulty accessing Western financial markets for the foreseeable future.

     Although the 90-day moratorium has not been extended, the consequences of the August 17 Decision and its aftermath remain unclear. We cannot assure you that these emergency measures, coupled with the policies of Russia's new government, will be sufficient to stabilize the currency, enhance liquidity, avoid hyperinflation, improve the collections, narrow the budget or prevent further economic dislocation. In particular, there is a risk that there could be a further significant and sudden decline in the value of the ruble resulting in additional exchange-related losses and increased loss of investor confidence in the Russian economy. Such consequences could have a material adverse effect on us and our financial condition and results of operations and the Russian economy generally. See "-- Risks of Conducting Business in Foreign Currencies."

     The International Monetary Fund and the G-7 have thus far refused to advance emergency funds to Russia to address the recent liquidity crisis. In addition, the International Monetary Fund may not disburse the remaining portions of the $22.6 billion loan referenced above, unless the Russian government complies with the conditions of such loan. This underscores the extent to which Russia, the CIS and other emerging countries in which we operate are dependent upon substantial financial assistance from several foreign governments and international organizations. If any of this financial assistance is reduced or eliminated, economic development in Russia, the CIS and such other countries may be adversely affected.

     Russian and CIS businesses have a limited operating history in market-oriented conditions. The relative infancy of the business culture is reflected in the Russian banking system's under-capitalization and lack of liquidity. Many Russian banks continue to have cash shortages. The Russian Central Bank has reduced banks' reserve requirements in order to inject more liquidity into the Russian financial system, but has stressed that it will not bail out the weaker banks. Many of these banks are expected to disappear over the next several years as a result of bank failure and anticipated consolidation in the industry. A general Russian banking crisis could have a material adverse effect on our financial performance and the viability of our receivables, our ability to recover funds deposited in Russian banks and on our operations. The banking crisis could also adversely affect the value of Common Stock.

     Regulation of the Telecommunications Industry. The Russian telecommunications system is currently regulated largely through the issuance of licenses. There is currently no comprehensive legal framework with respect to the provision of telecommunications services in Russia, although a number of laws, decrees and regulations govern or affect the telecommunications sector. As a result, ministry officials have a fairly high degree of discretion to regulate the industry. Although telecommunication licenses may not be transferred under Russian law, Goskomsvyaz, the successor of the Russian Ministry of Communications, has adopted the position that licensees may enter into agreements with third parties to provide services under the licensee's license. However, Goskomsvyaz does not generally review agreements entered into by licensees. Current or future regulation of the Russian telecommunications systems could have a material adverse effect on our operations and on the market price of Common Stock.

     Current Russian legislation governing foreign investment activities does not prohibit or restrict foreign investment in the telecommunications industry. However, press reports from Russia reveal that certain factions of the Russian government are considering nationalizing certain strategic industries and imposing foreign ownership restrictions as a result of the August 17 Decision and its aftermath. Nationalization of industries or future regulation of foreign investment in the telecommunications industry could have a material adverse effect on our operations and on the market price of Common Stock.

     In addition, members of the Russian government cannot agree on the manner and scope of government control over the telecommunications industry. Because the telecommunications industry is widely viewed as strategically important to Russia, we cannot assure you that government policies liberalizing control over the telecommunications industry will continue. Any change in or reversal of such governmental policies could have a material adverse effect on our operations and on the market price of Common Stock. See "Business -- Russia and the CIS -- Licenses and Regulatory Issues."

     Legal Risks. The Russian and CIS governments have made an effort to transform their economies into more market-oriented economies. In particular they have rapidly introduced laws, regulations and legal structures intended to give participants in the economy a greater degree of confidence in the legal validity and enforceability of their obligations. Risks associated with the legal systems of Russia and the other independent republics of the CIS include:

     - the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influence;

     - the relative inexperience of judges and courts in commercial dispute resolutions and legal interpretation;

     - inconsistencies among laws, presidential edicts, government decrees and ministerial orders;

     - the lack of legislative, judicial or administrative guidance on interpreting the applicable rules;

     - a high degree of discretion on the part of government authorities and arbitrary decision making which increases, among other things, the risk of property expropriation; and

     - problems in enforcing judicial and administrative decisions.

     The result has been considerable legal confusion, particularly in areas such as company law, commercial and contract law, securities and antitrust law, foreign trade and investment law and tax law. Accordingly, we cannot assure you that we will be able to enforce our rights in any disputes with our joint venture partners or other parties in Russia or the CIS. In addition, we cannot assure you that our ventures will be able to enforce their respective rights in any disputes with partners, customers, suppliers, regulatory agencies or other parties in Russia or that we will be found to be in compliance with all applicable laws, rules and regulations.

     Taxes. Generally, taxes payable by Russian companies are substantial. In addition, taxes payable by Russian companies are numerous and include taxes on profits, revenue, assets and payroll as well as value-added tax. In addition, statutory tax returns of Russian companies are not consolidated and therefore, each company must pay its own Russian taxes. Because there is no consolidation provision, dividends are subject to Russian taxes at each level that they are paid. Currently, dividends are taxed at 15% and the payor is required to withhold the tax when paying the dividend, except with respect to dividends to foreign entities that qualify for an exemption under treaties on the avoidance of double taxation. To date, the system of tax collection has been relatively ineffective, resulting in the continual imposition of new taxes in an attempt to raise government revenues. This history, plus the existence of large government budget deficits, raises the risk of a sudden imposition of arbitrary or onerous taxes, which could adversely affect us.

     Because of uncertainties associated with the laws and regulations of the Russian tax system and the increasingly aggressive interpretation, enforcement and collection activities of the Russian tax authorities, our Russian taxes may be in excess of the estimated amount expensed to date and accrued on our balance sheets. It is our opinion that the ultimate resolution of our Russian tax liability, to the extent not previously provided for, will not have a material adverse effect on our Russian shareholding and financial condition. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that our future results of operations or cash flows could be materially affected in a particular period.

     In various foreign jurisdictions, we are obligated to pay value-added tax on the purchase or importation of assets, and for certain other transactions. In many instances, value-added tax liabilities can be offset against value-added tax which we collect and otherwise would remit to the tax authorities, or may be refundable. Because the law in some jurisdictions is unclear, the local tax authorities could assert that we are obligated to pay additional amounts of value-added tax. In our opinion, any additional value-added tax which we may be obligated to pay would be immaterial.

 ADEQUACY OF MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN EMERGING MARKETS

     Many of the emerging market countries in which we operate, including Russia and the CIS, are deficient in management and financial reporting concepts and practices, and lack modern banking, computer and other control systems. We have also historically had difficulty hiring and retaining a sufficient number of qualified employees to work in these markets. As a result, we have had difficulty:

     - establishing management, legal and financial controls;

     - collecting financial data;

     - preparing financial statements, books of account and corporate records;
       and

     - instituting business practices that meet Western standards.

     We have a policy worldwide of complying with all applicable laws and ensuring that all of our employees understand and comply with such laws. The application of the laws of any particular country, however, is not always clear or consistent. Emerging market countries often have commercial practices and less developed legal and regulatory frameworks that differ significantly from practices in the United States and other Western countries. In addition, some practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits that may be common methods of doing business in these markets, might be unlawful under the laws of the United States and other western countries. As a result of the difficulty we have experienced in emerging markets in instituting business practices that meet Western reporting and control standards, we have been unable to ascertain whether certain practices by our ventures, which were not in accordance with our policy, were in compliance with applicable US and foreign laws. If it were to be determined that we or any of our ventures were involved in unlawful practices and were the factual and legal issues relating thereto to be resolved adversely, we or our ventures could be exposed, among other things, to significant fines, risk of prosecution and loss of our licenses. See "-- Risks Relating to Operations in Emerging Markets" and "-- Government Regulation."

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. We recruited a more experienced financial and legal team, including a new Chief Financial Officer for GTS, a senior finance officer overseeing all of the regions in which we operate, a senior finance officer for the CIS region, and a senior legal officer for the CIS region. We also established a treasury group and adopted a more rigorous Foreign Corrupt Practices Act compliance program. We have developed and implemented a training program for employees regarding US legal and foreign local law compliance. We also appointed a Compliance Officer responsible for monitoring compliance with such laws and training our personnel around the world. In connection with these developments, we expanded our corporate business practices policy to include, in addition to compliance with US laws such as the Foreign Corrupt Practices Act, compliance with applicable local laws such as the conflict of interest rules under the 1996 Russian Joint Stock GTS Law, currency regulations and applicable tax laws.

     In addition, in early 1997, we retained special outside counsel to conduct a thorough review of certain of our business practices in the emerging markets in which we operate to determine whether deficiencies existed that needed to be remedied. As a result of this review, we replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. The review did not identify any violations of law that we believe would have a material adverse effect on our financial condition. However, if we were found by government authorities to have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, future results of operations and cash flows could be materially adversely affected in a particular period.

     Although we believe that the special counsel review was properly conducted and was sufficient in scope, we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs initiated will be effective. We believe, however, that the actions taken since the review to strengthen our management, financial controls and legal compliance will be adequate to address any possible deficiencies. In addition, the Audit Committee of the GTS Board recently reviewed the legal compliance procedures. The implementation of their recommendations and their continued oversight of the compliance process in the future will help to ensure that any problems in such procedures are addressed.

 DEPENDENCE ON CERTAIN LOCAL PARTIES; ABSENCE OF CONTROL

     We developed many of our operations, including joint ventures under GTS Business Services -- CIS, such as Sovintel, TeleRoss and GTS Cellular, in cooperation or partnership with key local parties, such as regional telephone companies. We are substantially dependent on our local partners to provide us with marketing expertise and knowledge of the local regulatory environment. This local knowledge helps facilitate the acquisition of necessary licenses and permits. Our failure to form or maintain alliances with local partners, or the preemption or disruption of such alliances by our competitors or otherwise, could adversely affect our ability to penetrate and compete successfully in the emerging markets in which we operate or plan to enter. In addition, in the uncertain legal environments in which we operate, certain of our businesses may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with us.

     Under the terms of various joint venture agreements we have the right to nominate key employees, direct the operations and determine the strategies of such joint ventures' governance. However, our partners in some ventures have the ability to frustrate the exercise of such rights. Significant actions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into significant corporate transactions effectively require the approval of our local partners. Further, we would be unlikely as a practical matter to want to take significant actions without the approval of our joint venture partners. Accordingly, our inability to unilaterally control the operations of our joint ventures could have a material adverse effect on our operations and on the market price of Common Stock.

     In addition, we frequently compete with venture partners in the same markets. For example, Rostelecom, our partner in Sovintel, is the dominant international and domestic long distance carrier in Russia. Similarly, many of our regional telephone company partners in the TeleRoss Ventures offer cellular services in direct competition with certain of the operations of GTS Cellular. Such competition may lead to conflicts of interest for us or our partners in the operations of these ventures. We cannot assure you that any such conflicts will be resolved in our favor. See "-- Risks Relating to Reorganization of Russian Telecommunications Industry."

 GOVERNMENT REGULATION

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which our ventures provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Future regulatory, judicial and legislative changes could have a material adverse effect on our operations and on the market price of Common Stock. In addition, regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations.

     Many of our ventures require telecommunications licenses, most of which were granted for periods of 3 to 10 years. The terms and conditions of these licenses may limit or otherwise affect the ventures' scope of operations. We have had favorable experience obtaining, maintaining and renewing licenses in the past. However, we cannot assure you that we will be able to obtain, maintain or renew licenses to provide the services we currently provide and plan to provide or that such licenses will be issued or renewed on terms or with fees that are commercially viable. In addition, we cannot assure you that we can obtain licenses required by future ventures. The loss of or a substantial limitation upon the terms of these telecommunications licenses could have a material adverse effect. See each section under "Business" entitled "Licenses and Regulatory Issues."

     A substantial portion of HER's strategy is based upon the timely implementation of regulatory liberalization of the EU telecommunications market. This liberalization is occurring in accordance with existing EC directives. Although EU member states had a legal obligation to liberalize their markets in accordance with these directives by January 1, 1998, further measures may be required to make markets fully competitive. In addition, the EC granted Ireland, Portugal, Spain, Luxembourg and Greece extensions from the January 1, 1998 deadline. Ireland and Spain subsequently liberalized on December 1, 1998.

     In order to give effect to EC directives in each member state, national governments must pass legislation implementing the directives. Some EU member states have yet to implement existing EC directives fully and similar delays may occur in the implementation of any future directives. This could limit, constrain or otherwise adversely affect HER's ability to provide certain services. Even if an EU member state adopts liberalization measures in a timely way, there may be significant resistance to the implementation of such measures from established national or regional telecommunications operators, regulators, trade unions and other sources. Further, HER's provision of services in Europe may be materially adversely affected if any EU member state imposes greater restrictions on international services between the EU and other countries than on international services within the EU. These and other potential obstacles to liberalization could have a material adverse effect on HER's operations by preventing HER from establishing its network as currently intended. These obstacles could also have a material adverse effect on our operations and on the market price of Common Stock.

     We cannot assure you that each EU member state will proceed with the expected liberalization on schedule, or at all, or that the trend toward liberalization will not be stopped or reversed in any of the countries. Accordingly, HER faces the risk that it will establish the HER network and make capital expenditures in a given country in anticipation of regulatory liberalization which may not occur.

 COMPETITION

     We face significant competition in all of our existing telecommunications businesses and for acquisition and development opportunities in both emerging and Western European markets.

     Our competitors in these markets include the following:

     - established national or regional telecommunications operators,

     - multinational telecommunications carriers,

     - other telecommunications developers,

     - certain niche telecommunications providers and

     - joint venture partners.

     In addition, as a result of the recent combination under Svyazinvest of the Russian government's majority interest in Rostelecom and 85 of the regional telephone companies, we may be subject to more coordinated competition from our partners in the Russian telecommunications market in the future. Although we believe we have a favorable and cooperative relationship with our joint venture partners, we cannot assure you that these partners will continue to cooperate with us in the future or that they will not increase competitive pressures. Any measures taken by the partners that reduce their level of cooperation with us could jeopardize our ability to participate in the management and operation of our joint ventures and could have a material adverse effect on our operations and on the market price of Common Stock.

     The European and international telecommunications industries are competitive. Various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Qwest Communications International, Inc., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries.

     HER's "point-to-point" transborder service offering also competes with circuits currently provided by large established national carriers through international private leased circuits. The liberalization of the European telecommunications market is likely to attract additional entrants to both the "point-to-point" and other telecommunications markets. We cannot assure you that HER will compete effectively against its current or future competitors.

     Many of our competitors have substantially greater technical, financial, marketing and other resources. We cannot assure you that we will be able to successfully overcome the competitive pressures to which we are subject in our present and future operating markets. See each section under "Business" entitled "Competition."

     Many of our current and potential competitors are not subject to, or constrained by the prohibitions of, the Foreign Corrupt Practices Act, including the prohibition against making payments to government officials in order to obtain commercial benefits. We are subject to, and seek to comply with, the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, we cannot assure you that we will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace. See "-- Adequacy of Management, Legal and Financial Controls in Emerging Markets."

 CERTAIN STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS

     At December 31, 1998, the Soros Associates beneficially owned approximately 12.5% of Common Stock and Alan B. Slifka and certain of his affiliates beneficially owned 5.8% of Common Stock. In addition, two persons who are affiliated with the Soros Associates serve on the GTS Board. As a result, either of these two stockholder groups may significantly influence decisions which stockholders must approve, such as the election of directors and other decisions relating to the management of business.

 RISKS OF CONDUCTING BUSINESS IN FOREIGN CURRENCIES

     We conduct all of our operations outside the United States. As a result, a substantial portion of our revenues (as well as the majority of its operating expenses) are in foreign currencies, which will subject us to significant foreign exchange risks. In particular, because we do business in certain countries that have "soft currencies", we may accumulate cash in currencies that are not readily convertible into hard currency, significantly limiting our ability to repatriate our profits from those countries. These factors may adversely affect our operations, as well as limit our ability to reinvest earnings from ventures in one country to fund the capital needs of our ventures in other countries.

     We have earned most of our revenue to date in Russia. The value of the ruble against the US Dollar has steadily declined. As a result of the August 17 Decision and its aftermath, the value of the ruble against the US Dollar has fallen even more significantly, negatively affecting our financial performance. During the quarter ended September 30, 1998, we recorded a $13.1 million pre-tax charge. The largest portion of the charge consisted of foreign currency exchange losses on our net monetary assets that are denominated in rubles. The remainder of the charge reflects our estimate on our ability to collect accounts receivable and the potential loss of cash deposits in Russian banks.

     The tariffs we set for our customers in Russia are generally denominated in US Dollars, whereas we invoice and collects its charges in rubles. Our major capital expenditures are generally denominated and payable in various foreign currencies. When these capital expenditures involve importing equipment and the like, current law permits us to convert our ruble revenues into foreign currency to make such payments. However, as a result of the August 17 Decision and its aftermath, it may become more difficult for us to convert rubles to US Dollars or other "hard" currencies.

     The ruble is generally non-convertible outside Russia, although, in late April 1998, the Chicago Mercantile Exchange announced that the ruble is a currency that will be available for futures and options trading. Within Russia, the market for converting rubles into other currencies is limited and is subject to rules that restrict the purposes for which conversion and payment are allowed. This market may become even more restricted as a result of policies the new Russian government may implement. The limited availability of other currencies may tend to inflate their values relative to the ruble. It is uncertain whether such a market in Russia will continue to exist.

     The banking system in Russia is in crisis as a result of the August 17 Decision and its aftermath. Considerable delays may occur in the transfer of funds within, and the remittance of funds out of, Russia. The 90-day moratorium that the August 17 Decision imposed on certain foreign exchange payments delayed transfers of funds. Although the 90-day moratorium has expired, it could be renewed or established in another form if the Russian government and Central Bank anticipate further liquidity crises. Any delay in converting rubles into foreign currency to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on our operations and on the market price of Common Stock.

     When the Russian government announced the August 17 Decision, it abandoned its policy since November 1997 of pegging the ruble/US Dollar exchange rate to fluctuate within a certain narrow range. Since the August 17 Decision, the Russian authorities have been unable to maintain a stable exchange rate. Thus, an additional significant and sudden decline in the value of the ruble might occur. A significant and sudden devaluation of the ruble could have a material adverse effect on us and our results of operations.

     We historically have not used hedging transactions to limit our exposure to risks from doing business in foreign currencies. We have developed risk management policies that establish guidelines for managing foreign exchange risk. As part of these policies, we have designed a reporting process to monitor the potential exposure on an ongoing basis. We use the output of this process to determine the materiality of foreign currency exposure and determine whether it is practical and/or economically justified to execute financial hedges.

     For those operating companies that transact their business in currencies that are not readily convertible, our ability to hedge exposure is limited because financial hedge instruments for these countries are nonexistent or limited and also pricing of these instruments is often volatile and not always efficient. We attempt to minimize our exposure by indexing our invoices and collections to the applicable dollar/foreign currency exchange rate to the extent its costs (including interest expense, capital expenditures and equity) are incurred in US dollars. Although we are attempting to match revenues, costs, borrowing and repayments in terms of their respective currencies, we have experienced, and may continue to experience, losses and a resulting negative impact on earnings with respect to holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the US dollar. In April 1998, HER entered into a currency swap contract to limit its exposure to currency risks from the $265 million of 11.5% senior notes that HER issued in August 1997.

EXCHANGE CONTROLS AND RISKS OF NOT BEING ABLE TO REPATRIATE PROCEEDS FROM RUSSIAN INVESTMENTS

     Russia has adopted currency and capital transfer regulations to prevent the flight of capital from its borders. These regulations require certain licenses for the movement of capital. The incurrence and repayment of debt and the payment of capital contributions in foreign currency to Russian entities are subject to these regulations. We are resolving licensing issues with respect to certain intercompany loans and capital contributions with the applicable government agencies. We do not believe that the issues raised by these agencies concerning our license will have a material adverse effect on our financial condition or results of operations. It is possible, however, that the Russian government authorities could take an unexpected adverse position on these issues that could materially affect our business.

     We cannot assure you that Russian foreign investment and currency legislation will continue to permit us to repatriate the proceeds from our investments. We also cannot be sure whether the Russian government authorities will impose more restrictions on the conversion of ruble earnings into foreign currency to pay dividends or repatriate profits. If further restrictions were imposed, they would have a material adverse effect on our interests in Russia.

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

 DEPENDENCE ON KEY PERSONNEL

     We believe that our growth and future success will depend in large part upon a small number of key executive officers, as well as on our ability to attract and retain highly skilled personnel to work in the emerging markets in which we operate. The competition for qualified personnel in the telecommunications industry is intense, particularly in the emerging markets where we operate. We cannot assure you that we will be able to hire and retain qualified personnel. Despite changes of personnel in Russia and the CIS, we believe we have maintained a strong management team. However, we cannot assure you as to what effect such personnel changes will have on our operations in Russia and the CIS.

 DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     We must record and process massive amounts of data quickly and accurately. While we believe our ventures' management information systems are currently adequate, these systems will have to grow as the businesses expand. We believe that the successful expansion of our information systems and administrative support will be important to our continued growth, as well as to our ability to monitor and control costs, to bill customers accurately and on time and to achieve operating efficiencies. We may, however, encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of our management information systems could have a material adverse effect on our business, financial condition and results of operations.

 TAXES; NET OPERATING LOSS CARRYFORWARDS MAY NOT BE USABLE

     The tax rules and regimes which exist in certain emerging markets in which we operate or plan to operate are, in many cases, new and rapidly changing. If we repatriate profits from those countries, we may incur additional taxes. Also, other taxes, such as value added tax, excise taxes and import duties are changing at an unpredictable pace and could have an adverse effect on our operations.

     We rely on certain tax benefits in the countries in which we operate as well as in the United States. Our ability to use these tax benefits is subject to changes in the rules relating to tax holidays and in the provisions of tax treaties with the United States. Some of our ventures in the CIS and Hungary benefit from tax holidays granted by local governments. These tax holidays range from five to several years, and go into effect once our operations achieve profitability under local tax regulations. In addition to those tax holidays, certain of our foreign ventures have accumulated foreign tax loss carryforwards in excess of $60.0 million.

     As of December 31, 1997, we had net operating loss carryforwards for US federal tax purposes of approximately $110 million expiring in 2003 through 2012. Because of the "change in ownership" provisions of the Tax Reform Act of 1986, our ability to use the tax benefits from our net operating loss carryforwards is subject to an annual limit as a result of the initial public offering and the follow on stock offering and convertible senior subordinated debenture due 2010 offering carried out in July 1998.

     Our financial statements do not reflect any provision for the tax benefits from the US and non-US loss carryforwards. We cannot assure you that local tax authorities will allow us to apply these loss carryforwards, in part or full, to reduce taxes on our future income.

 CHANGES IN TECHNOLOGY

     The telecommunications industry has experienced rapid changes in technology. These technological advances may reduce the effectiveness of existing technology and equipment. The cost to implement emerging and future technologies could be significant. Also, we buy or use telecommunications equipment from a number of vendors. We depend on these vendors to adapt this equipment to meet varying local telecommunications standards. We may be unable to maintain competitive services or obtain new technology on a timely basis or on satisfactory terms. If we fail to maintain competitive services, or obtain new technologies, that could have a material adverse effect on business, financial condition and results of operations.

     Developing and operating the HER network also poses certain technological risks. The network is designed to use SDH technology. While SDH is an advanced new transmission technology, HER may need to upgrade its technology from the SDH platform to be able to offer its services at a cheaper price than its competitors. We cannot assure you that the HER network will achieve the technical specifications for which it was designed. HER also may be unable to upgrade the network as technological improvements are introduced. These factors could materially and adversely affect the viability of the HER network, our prospects, operations and the market price of our Common Stock.

  RISKS ASSOCIATED WITH POTENTIAL FAILURE OF OUR SYSTEMS TO RECOGNIZE YEAR 2000

     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - Our information technology systems;

     - Our non-information technology systems;

     - Our business partners;

     - The systems of our telecommunications, hardware and software vendors; and

     - Our customers.

     Our Year 2000 program involves four phases: (1) a wide ranging assessment of Year 2000 problems that might affect us; (2) the development and implementation of remedies to address discovered problems; (3) preventing future Year 2000 problems from arising; and (4) the testing of our system. We completed phase 1 at the end of the fourth quarter of 1998. We began phases 2, 3 and 4 of this program during the first quarter of 1999. These phases are expected to be completed during the second quarter of 1999. Both we and Esprit Telecom have identified to each other individuals at each respective company who will work together to assess and remedy Year 2000 problems that might affect the combined business.

     The proper functioning of our systems also depends on the proper functioning of systems of third parties, such as our telecommunications, hardware and software vendors and our customers. In addition to currently identifying our own applications that will not be Year 2000 compliant, we are taking steps to determine whether third parties are doing the same. The failure of third parties to remedy their own Year 2000 problems may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We cannot assure you that our

Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

 DIFFICULTY IN OBTAINING RELIABLE MARKET INFORMATION

     We operate in markets in which it is difficult to obtain reliable market information. We have based our business planning on certain assumptions concerning total revenue, business and consumer breakdown revenue, revenue from various products and services, pricing, competition, operating expenses and capital expenditures and our own investigation of market size and conditions and our experience in other markets. We cannot assure you that either our assumptions or data provided by outside sources are accurate or that they are indicative of actual market conditions.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POTENTIAL ADVERSE IMPACT ON MARKET PRICE FROM SALES OF COMMON STOCK

     As of December 31, 1998, 64,577,715 shares of Common Stock were outstanding excluding (v) 9,639,506 shares for which outstanding warrants and vested options are exercisable, (w) 5,880,050 shares into which the Convertible Bonds are convertible, (x) the 8,481,417 shares into which the Debentures are convertible, and (y) 163,795 of additional shares to be issued resulting from the NetSource acquisition. Further, subject to NetSource meeting certain performance targets during the first two quarters of 1999, an additional 1.4 million shares of unregistered common stock may be issued.

     Of the 64,577,715 outstanding shares of Common Stock, the 12,765,000 shares registered in the IPO and the 14,506,900 shares registered in the July 1998 Stock Offering will be freely tradable without restriction under the Securities Act. However such shares held by "affiliates" may generally be resold only in compliance with applicable provisions of Rule 144 under the Securities Act, as described below. Of the remainder, approximately 20,000,000 additional shares have been resold or may be resold under Rule 144 without restriction under the Securities Act. An additional approximately 12,762,000 shares have been resold or may be resold under Rule 144 subject to volume and manner limitations. In addition, the 8,481,417 shares into which the Debentures are convertible will be freely tradable without restriction under the Securities Act.

     In addition, we filed and the SEC declared effective three registration statements. One registration statement covers the resale of the Convertible Bonds and the shares of Common Stock into which the Convertible Bonds are convertible. Two registration statements on Form S-8 cover the resale of shares of Common Stock issued to employees, officers and directors under our employee benefit plans.

     Furthermore, we have agreed to file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering all of the shares of Common Stock (and securities convertible into or exercisable for shares of Common Stock) owned by Alan B. Slifka and his affiliates and the Soros Associates that were not sold in the July 1998 Stock Offering (the "Affiliate Shares"). We agreed to file the Shelf Registration Statement in exchange for these shareholders agreeing to certain restrictions on their ability to resell such Affiliate Shares. These restrictions apply for specified periods after closing of the July 1998 Offerings. Under these restrictions, holders of Affiliate Shares cannot, subject to certain exceptions, sell any such shares during the first six months after the closing date of the July 1998 Offerings. They may, however, sell 50% of such shares six months after the closing date of the July 1998 Offerings; 75% of such shares nine months after the closing date of the July 1998 Offerings; and 100% of such shares twelve months after the closing date of the July 1998 Offerings.

     Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon giving advance notice, withdraw some or all of their shares of Common Stock from registration under the Shelf Registration Statement. By withdrawing their shares, those persons would no longer be bound by the restrictions on sale. The number of shares of Common Stock that such persons may withdraw is capped at 726,953 shares of Common Stock minus the number of shares such persons sold in the July 1998 Stock Offering.

     We have also agreed to file a shelf registration statement covering all of the shares of Common Stock that may be issued to holders of NetSource stock in connection with the acquisition of NetSource. We may issue up to a total of 5,437,500 shares in connection with this acquisition (including up to 1.4 million shares that may, at our option, be issued contingent on NetSource achieving certain performance targets in the first two quarters of 1999).

     In addition, we have agreed to file a shelf registration statement covering all of the shares of Common Stock that may be issued to Apex Funds Nominees Limited and Warburg, Pincus Ventures, L.P., two institutional shareholders of Esprit Telecom Group plc, upon the closing of our offer for Esprit Telecom. We will issue approximately 6.2 million shares of Common Stock to these two Esprit Telecom shareholders if the offer is closed.

     We cannot predict what effect, if any, that future sales of Common Stock or the availability of Common Stock for sale would have on the market price for our Common Stock. Sales of large numbers of shares of Common Stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for Common Stock. "Description of Capital Stock -- Prior Purchase Agreements -- Registration Rights."

  NO DIVIDEND PAYMENTS ARE EXPECTED

     We do not intend to pay any cash dividends in the foreseeable future. Also, our ability to pay dividends is prohibited under the terms of an existing debt agreement. If we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the August 17 Decision and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends.

  ANTI-TAKEOVER PROVISIONS

     Certain anti-takeover provisions could delay or prevent a third party from gaining control of GTS in a transaction that the GTS Board had not negotiated and approved, even if such change in control would be beneficial to stockholders. These anti-takeover provisions include:

     - Section 203 of the Delaware General Corporations Law, which prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder" except in certain limited circumstances.

     - Certain provisions of our charter and by-laws, including:

      - a classified GTS Board serving staggered three-year terms;

      - restrictions on who may call a special meeting of stockholders;

      - a prohibition on stockholder action by written consent;

      - restrictions on the removal of directors;

      - supermajority voting requirements with respect to certain amendments to the Charter; and

      - the authority to issue shares of preferred stock and to determine the rights without stockholder approval.

     - A shareholders' rights plan.

     See "Description of Capital Stock -- Certain Charter and By-law
Provisions."

 US JUDGMENTS MAY NOT BE ENFORCEABLE ABROAD

     Substantially all of our assets (including all of the assets of our operating ventures) are located outside the United States. As a result, it will be necessary for you to comply with foreign laws in order to enforce judgments obtained in a US court (including those with respect to federal securities law claims) against the assets of our operating ventures. We cannot assure you that any US judgments would be enforced under any such foreign laws.

 STOCK PRICE MAY BE VOLATILE

     The market price for Common Stock could fluctuate due to various factors. These factors include:

     - political and economic development in emerging markets (including Russia and the CIS);

     - announcements by us or our competitors of new contracts, technological innovations or new products;

     - other announcements concerning us or our competitors;

     - changes in government regulations;

     - fluctuations in our quarterly and annual operating results; and

     - general market conditions.

     In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic condi-tions, have adversely affected, and may continue to adversely affect, the market price of Common Stock.

RISKS SPECIFIC TO ESPRIT TELECOM

     Set out below is a description of certain risk factors that may affect Esprit Telecom's business and results of operations from time to time as an independent company. Should our proposed acquisition of Esprit Telecom be completed, these risk factors could change in certain significant respects. In addition, our announcement of the offer could impact the business of Esprit Telecom in a variety of respects the effects of which are not yet known to Esprit Telecom, but which could ultimately have adverse effects on Esprit Telecom. In particular, should the proposed offer not be completed, the business of Esprit Telecom may be materially adversely affected.

LIMITED OPERATING HISTORY; HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES;
 NEGATIVE EBITDA; NET LOSSES

     Esprit Telecom commenced operations in June 1992 with limited business in Spain and has since further expanded its operations to cover the United Kingdom, Germany, The Netherlands, France, Belgium, Ireland and Italy. As a result of its recent development, Esprit Telecom has generated limited revenue in markets other than the United Kingdom, Germany and The Netherlands. Esprit Telecom, its customer base and the Esprit Network have grown significantly in the last three years as investments from its principal shareholders and proceeds from financings have allowed Esprit Telecom to expand into key European markets. In addition, Esprit Telecom intends to enter new European markets and offer new telecommunications services. Accordingly, Esprit Telecom can offer no assurance that Esprit Telecom's future operations will generate operating or net income, and Esprit Telecom's prospects must therefore be considered in light of the risks, costs and time constraints inherent in establishing operations and introducing new telecommunications services in newly liberalizing markets.

     Esprit Telecom has incurred and expects to continue to incur operating losses, negative cash flow from operating activities and negative EBITDA while it develops and expands the Esprit network, integrates the Plusnet business into its current operations, opens new sales offices and introduces new telecommunications services. Esprit Telecom could continue to generate net losses even after Esprit Telecom begins to generate positive EBITDA. Although Esprit Telecom has experienced net revenue growth in each of the last four years, such growth should not be considered to be indicative of future net revenue growth, if any. For the years ended September 30, 1997 and September 30, 1998, Esprit Telecom sustained, on a UK GAAP basis, net losses of approximately L10.9 million and L42.3 million, respectively, and negative EBITDA of L8.7 million and L18.3 million, respectively. Furthermore, Esprit Telecom expects that operations in new markets will sustain negative cash flows until an adequate customer base and the related revenue stream have been established. In addition, prices in the long distance industry in Europe have declined in recent years and, as competition continues to increase, Esprit Telecom expects that prices will continue to decline. Although Esprit Telecom believes that such decreases in price will be at least partially offset by increased traffic volume and decreases in the cost of providing telecommunication services, Esprit Telecom can offer no assurance that it will achieve or, if achieved, will sustain profitability or positive cash flow from operating activities in the future. If Esprit Telecom cannot achieve and sustain operating profitability or positive cash flow, Esprit Telecom may not be able to meet its debt service obligations or working capital requirements without additional financing.

     Esprit Telecom expects that due to continuing price cuts in certain retail markets, its gross margins will be affected until such time as such price cuts are offset by anticipated network cost savings arising from increased capacity on the Esprit Network on certain key routes and Esprit Telecom derives the benefits from expected reductions in interconnection charges. Price cuts from PTOs have been and may continue to be significant in nature and network cost reductions may take time to be brought into effect. For example, in Germany, Deutsche Telekom has recently gained regulatory approval to implement significant reductions in its national tariffs from January 1999, which Esprit Telecom expects may have an adverse impact upon its national long distance revenues and gross margins. In addition, Esprit Telecom intends to substantially increase the capacity and reach of the Esprit Network and expects that the resulting additional leased line costs operating and maintenance will depress gross margins until additional traffic volume increases network utilization.

     As a result of its limited revenue and significant expenses associated with the expansion and development of the Esprit Network, the opening of new sales offices and the introduction of new telecommunications services, and the variations in international and national long distance traffic in certain periods of the year, Telecom anticipates that its operating results could vary significantly from quarter to quarter.

 SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

     Esprit Telecom has substantial indebtedness. At September 30, 1998, under UK GAAP, Esprit Telecom's total indebtedness was approximately L326.5 million, its shareholders' funds were a deficit of approximately L7.2 million and its total assets were approximately L394.5 million, of which approximately L99.0 million would have been intangible assets. For the years ended September 30, 1997 and September 30, 1998, under UK GAAP, Esprit Telecom's consolidated EBITDA was negative L8.7 million and negative L18.3 million, respectively, and its earnings would have been insufficient to cover fixed charges by L10.9 million and L42.4 million, respectively. In addition, Esprit Telecom and its subsidiaries may incur additional indebtedness in the future, subject to limitations imposed by their debt instruments, including, without limitation, the indentures governing the Esprit Telecom Bonds. The Esprit Telecom Bond indentures do not limit the amount of indebtedness that may be incurred to finance the cost of the expansion of the Esprit Network.

     Esprit Telecom's net interest expense for the year ended September 30, 1998 was L12.2 million. Esprit Telecom will need to improve substantially its cash flow from operating activities in order for Esprit Telecom to meet its debt service obligations, including its obligations under the Esprit Telecom Bonds. Esprit Telecom's ability to improve its operating performance and financial results will depend not only on its ability to successfully implement its business plan, but also upon economic, financial, competitive, regulatory and other factors beyond its control, including fluctuations in exchange rates and general economic conditions in Europe. Esprit Telecom can offer no assurance that Esprit Telecom will generate sufficient positive cash flow from operating activities in the future to service its debt and to allow Esprit Telecom to make necessary capital expenditures. If Esprit Telecom is unable to generate sufficient positive cash flow in the future, it may be required to refinance all or a portion of its debt, including Esprit Telecom Bonds, to sell assets or to obtain additional financing. Esprit Telecom can offer no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

     The high level of Esprit Telecom's indebtedness and the terms of such indebtedness could have several important consequences in the future on Esprit Telecom's operations, including the following:

     - Esprit Telecom will have significant cash requirements to service debt, thereby reducing funds available for operations and future business opportunities and increasing the vulnerability of Esprit Telecom to adverse general economic and industry conditions;

     - Esprit Telecom may be restricted in the future from obtaining any necessary financing for working capital, capital expenditures, debt service requirements, acquisitions or other purposes;

     - Esprit Telecom's flexibility in planning for, or reacting to, changes in its business may be impeded;

     - Esprit Telecom is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and

     - Esprit Telecom will be required to comply with certain financial covenants and other restrictions contained in its debt instruments, including the Esprit Telecom Bond indentures.

     If Esprit Telecom failed to meet its debt service obligations or to comply with any of the covenants contained in any of its debt instruments Esprit Telecom could trigger a default under those agreements, permitting the acceleration of the maturity of the indebtedness under such agreements. Any default or acceleration under such agreement could also result in other debt of Esprit Telecom and its subsidiaries becoming immediately payable. Under any of these circumstances, Esprit Telecom can offer no assurance that Esprit Telecom and its subsidiaries would have sufficient funds or other resources to satisfy all of such obligations on a timely basis or otherwise.

 NEED FOR ADDITIONAL FINANCING

     The development and expansion of the Esprit Network, the opening of new sales offices and the introduction of new telecommunications services, future acquisitions, as well as the funding of operating losses and net cash outflows, will require substantial capital. During the years ended September 30, 1998, 1997 and 1996, Esprit Telecom made fixed asset investments of approximately L41.2 million, L10.1 million and L6.0 million, respectively. Esprit Telecom has historically been funded by equity contributions from certain principal securityholders, financing from banks, vendors and other third parties and net proceeds from financings. None of the principal securityholders has any obligation to make additional investments in Esprit Telecom. Esprit Telecom does not currently maintain lines of credit or similar facilities with commercial banks, but has obtained credit through vendor financing and credit secured by Esprit Telecom's receivables. Other future sources of capital for Esprit Telecom could include additional public and private debt and equity financings. Esprit Telecom can offer no assurance that such sources of financing would be available to Esprit

Telecom in the future or, if available, that they could be obtained on terms acceptable to Esprit Telecom.

     Esprit Telecom's future requirements will depend upon many factors. Some of these factors include the performance of Esprit Telecom's business, the rate and manner in which it expands the Esprit Network and opens new sales offices, makes future acquisitions and increases staffing levels and customer growth, as well as other factors that are not within Esprit Telecom's control, including competitive conditions, regulatory or other government actions and capital costs. In the event that Esprit Telecom's plans or assumptions change or prove to be inaccurate or the funds from financings, internally generated funds, working capital and financings by vendors prove to be insufficient to fund Esprit Telecom's growth and operations in the manner and at the rate currently anticipated, then some or all of Esprit Telecom's development and expansion plans could be delayed or abandoned, or Esprit Telecom may be required to seek additional funds earlier than currently anticipated, including from additional debt and/or equity financings.

 NETWORK DEVELOPMENT AND EXPANSION RISKS

     Esprit Telecom's continued expansion and development of its network will depend on, among other things, Esprit Telecom's ability to enter new markets, access transmission backbone network routes, install service and sales facilities, acquire rights-of-way and building access, obtain required governmental licenses, authorizations and permits and interconnect with the networks of the incumbent PTOs or other infrastructure providers, all in a timely manner, at reasonable costs and on terms and conditions acceptable to Esprit Telecom. The successful implementation of Esprit Telecom's expansion strategy will be subject to a variety of risks, including operating and technical problems, regulatory uncertainties, possible delays in the full implementation of the EU Directives regarding telecommunications liberalization, competition and the availability of capital.

     Esprit Telecom's ability to achieve its strategic objective is in large part dependent on the successful, timely and cost-effective expansion of its network. The Esprit Network currently consists of leased fiber optic lines, dark fiber, with associated SDH and WDM equipment, digital microwave transmission facilities and MIUs and IRUs on undersea cables. The expansion and development of the Esprit Network will focus on capacity that is owned or controlled by Esprit Telecom. Such expansion and development may be delayed or adversely affected by a variety of factors, uncertainties and contingencies many of which, such as technical difficulties in an environment of multiple local technical standards, are beyond Esprit Telecom's control. In addition, Esprit Telecom may need to engage in time consuming negotiations for low cost access to networks which may place Esprit Telecom at a disadvantage with respect to competitors who have already entered into such agreements. Esprit Telecom can offer no assurance that its network will grow and develop as planned or, if developed, that such growth or development will be completed on schedule, at a commercially reasonable cost or within Esprit Telecom's specifications. Although Esprit Telecom believes that its cost estimates and the build-out schedule are reasonable, Esprit Telecom can offer no assurance that the actual construction or acquisition costs or time required to complete the network build-out will not substantially exceed current estimates. Any significant delay or increase in the costs associated with the expansion and development of the Esprit Network could have a material adverse impact on Esprit Telecom, including its ability to make payments on Esprit Telecom Bonds, and on Esprit Telecom's business, results of operations and financial condition generally.

 RISKS ASSOCIATED WITH THE OPERATION OF ESPRIT TELECOM'S NETWORK

     Esprit Telecom's success is dependent on the seamless technical operation of its network and on the management of traffic volumes and route preferences over the same. Furthermore, as Esprit Telecom is continuously expanding its network to increase both its capacity and reach, and as traffic volume continues to increase in accordance with anticipated growth, Esprit Telecom will face increasing demands and challenges in running and managing the network functions, including its circuit capacity and traffic management systems. The Esprit Network is subject to several risks which are outside of Esprit Telecom's control, such as the risk of damage to software and hardware resulting from fire, power loss, natural disasters and general transmission failures caused by a number of additional factors. Any failure of the Esprit Network or other systems or hardware that causes significant interruptions to Esprit Telecom's operations could have a material impact on Esprit Telecom's business, financial condition or results of operations. Esprit Telecom's operations are also dependent on its ability to successfully integrate new and emerging technologies and equipment, in particular the technology and equipment of the Plusnet business, and the SDH and WDM equipment associated with Esprit Telecom's broadband fiber network, into the Esprit Network, which could increase the risk of system failure and result in further strains upon the Esprit Network. Esprit Telecom attempts to minimize customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be controlled by other carriers. However, prolonged or significant system failures, or difficulties for customers in accessing, and maintaining connection with, the Esprit Network could threaten Esprit Telecom's relationship with its clients, and would seriously damage the reputation of Esprit Telecom and result in customer attrition and financial losses. Additionally, any damage to The Esprit Network management center and major switching centers could have a material negative impact on Esprit Telecom's ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived.

     The expansion and development of the Esprit Network will entail significant expenditure and resources for projecting growth in traffic volume and routing preferences, and determining the most cost-effective means of growing the Esprit Network (i.e., through variable or fixed lease arrangements, the purchase of transmission rights on fiber optic lines or digital microwave equipment, or the construction of transmission infrastructure). If Esprit Telecom fails to project traffic volume and route preferences correctly or to determine the optimal means of expanding its network resulting in less than optimal utilization of the network, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

 DEPENDENCE ON FACILITIES PROVIDERS AND INTERCONNECT ARRANGEMENTS

     At the present time, Esprit Telecom has completed a relatively small part of its planned telecommunications transmission infrastructure and leases the remainder under a variety of arrangements with facilities-based long distance carriers. As a result, Esprit Telecom depends upon facilities-based carriers such as the PTOs and other alternative telecommunications networks in each of the countries in which Esprit Telecom operates. Some of these carriers are or may become competitors of Esprit Telecom. In addition, Esprit Telecom's ability to connect its retail customers to the Esprit Network is dependent on Esprit Telecom securing interconnection agreements with the local PTOs in the markets where Esprit Telecom operates. Esprit Telecom has entered into interconnection agreements in the United Kingdom, Germany, The Netherlands, France and Belgium, and expects to secure additional agreements covering some of its remaining markets as the EU telecommunications market continues to benefit from the liberalization which took legal effect in January 1998. Esprit Telecom can offer no assurance that it will be successful in securing such arrangements at attractive rates. Esprit Telecom historically has not experienced material difficulties with the quality of the services provided by facilities-based carriers and, except for initial difficulties in Spain, has generally not experienced material difficulties in accessing such carriers' transmission infrastructure. Based on its experience in a number of other countries, Esprit Telecom believes that facilities-based carriers often try to limit access to their facilities by new competitors. Esprit Telecom's profitability depends in part on its ability to obtain and utilize leased capacity arrangements on a cost-effective basis and secure interconnection arrangements on a timely basis and at favorable rates.

     Esprit Telecom currently leases a substantial portion of its network transmission capacity pursuant to agreements which generally have twelve-month or longer fixed terms. These lease arrangements present Esprit Telecom with high fixed costs, while the revenues generated by the utilization of such leases will vary with traffic volumes and prices. Accordingly, if Esprit Telecom does not generate the requisite traffic volume over the particular route or is unable to charge an appropriate price for such traffic, Esprit Telecom could fail to generate revenue sufficient to meet the lease costs, and may incur operating losses on the particular route or routes. In addition, most of Esprit Telecom's off-network transmission is obtained under a variety of volume-based arrangements with facilities-based carriers including PTOs. Under these arrangements, Esprit Telecom is subject to the risk of unanticipated price fluctuations and service restrictions or cancellations.

     Esprit Telecom believes that its arrangements and relationships with carriers generally are satisfactory. However, the deterioration or termination of Esprit Telecom's arrangements and relationships, or Esprit Telecom's inability to enter into new arrangements and relationships with one or more carriers could have a material adverse effect upon Esprit Telecom's cost structure, service quality, network coverage, results of operations and financial condition.

 DEPENDENCE ON EFFECTIVE BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Esprit Telecom must record and process millions of call detail records quickly and accurately in order to efficiently produce customer bills in a timely and flexible manner. While the Esprit Telecom's existing billing system is sufficient for its current operations, Esprit Telecom has selected a new billing system which Esprit Telecom believes will provide the capability and flexibility to support Esprit Telecom's anticipated growth. The introduction of this system will be accompanied by additional systems designed to support the critical service activation, customer care and service assurance processes, and is expected to enable Esprit Telecom to bring most of its billing processes in house. Esprit Telecom is also planning to introduce new management information systems which it believes will allow Esprit Telecom to continuously monitor its operations, thus enabling Esprit Telecom to achieve additional network and operating efficiencies and to improve management control. Esprit Telecom expects that a number of new systems will be implemented by mid-1999, and that such systems will require continuous enhancements and ongoing investments, especially as traffic volume increases and as Esprit Telecom continues to improve its systems to minimize problems common to the telecommunications industry, such as call record losses, and to ensure the timely production of bills. While the Plusnet business and IMS continue to use their own billing systems, Esprit Telecom expects that these systems will be integrated into Esprit Telecom's new billing process by mid-1999. Esprit Telecom can offer no assurance that Esprit Telecom will not encounter difficulties in implementing and enhancing the new billing and management information systems and in integrating new technology into such systems. If Esprit Telecom were to be unable to implement the new systems or any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost-effective manner, its business, results of operations and financial condition could be materially adversely affected.

 YEAR 2000 TECHNOLOGY RISKS

     A significant percentage of the software running on most of the computers worldwide relies on two-digit date codes to perform a number of computation and decision making functions. The date change from 1999 to 2000 may impair the ability of these programs to interpret date codes properly, which could result in system failures, miscalculations or errors, causing disruptions of operations or other business problems, including the inability to process transactions, send invoices or engage in similar normal business activities.

     Esprit Telecom is undertaking a comprehensive program to address the Year 2000 issue with respect to:

     - its transmission, switching, billing and management information systems;

     - its non-information technology systems (including buildings, plant, equipment and other infrastructure that may contain embedded technology); and

     -     systems of its primary traffic carriers and vendors.

Esprit Telecom is also trying to raise awareness of Year 2000 issues in its customers' systems.

This program involves four phased steps:

     - identifying and assessing potential Year 2000 problems which may impact Esprit Telecom;

     -     developing remedial strategies and actions to address those problems;

     -     implementing those remedial strategies and actions; and

     -     testing the foregoing solutions.

     The program also involves analyzing Esprit Telecom's most reasonably likely worst-case Year 2000 scenario. Esprit Telecom expects that this would involve either or both of the following:

     - a loss of interconnect capacity from one or more major suppliers of transmission capacity; and/or

     - Esprit Telecom's inability to record, track or invoice billable minutes which could ultimately cause it to temporarily stop carrying traffic.

Either scenario would adversely affect Esprit Telecom's revenue and, if not quickly remedied, would have a material adverse effect on its business, results of operations and financial condition.

  Assessment

     Esprit Telecom is currently in the process of auditing and testing its systems to determine if they will suffer problems associated with the transition to the Year 2000. Since a complete analysis of Esprit Telecom's systems would require an interruption of service, Esprit Telecom is selectively testing various elements of such systems. Esprit Telecom has an active in-house assessment program, with a staff of six persons assigned to Year 2000 compliance issues. Despite devoting these resources to addressing the Year 2000 compliance, Esprit Telecom has not delayed the implementation of any projects related to management information systems. Esprit Telecom's Year 2000 compliance team is in the process of reviewing each of Esprit Telecom's switching sites and other network points to identify equipment, hardware and software that is unlikely to function through the Year 2000 transition. Esprit Telecom is also in the process of having its Year 2000 program audited by an outside consulting firm.

     In addition, Esprit Telecom actively cooperates with other carriers in a global Year 2000 program through ITU-T Year 2000 Taskforce, and the UK Year 2000 Operators forum. As part of the latter forum Esprit Telecom is participating in a voluntary and independent health check review of its Year 2000 program (conducted by another operator).

  Remedial Strategies and Actions

     Following its assessment, Esprit Telecom expects to replace, rather than upgrade, the majority of the problem equipment within its own network systems, which includes information technology and non-information technology systems. Esprit Telecom already requires that any systems being replaced or upgraded be warranted as Year 2000 compliant by the vendors or suppliers of these systems. Esprit Telecom is currently in the process of replacing its billing and management information systems, which Esprit Telecom expects will be implemented by mid-1999. Esprit Telecom also intends to provide back up power and other equipment at switch sites, as well as alternative routing around switch sites which experience problems despite these remedial actions.

     To address its worst case scenarios, Esprit Telecom has also determined to obtain supplemental interconnect and transmission capacity in the event that one or more of its primary carriers experience system failures. Esprit Telecom has undertaken joint Year 2000 compliance reviews through industry forums and with several of its major carriers. Ultimately, however, Esprit Telecom has no control of the Year 2000 readiness of any of its suppliers or customers, and will be exposed to risks associated with their failure to assess and address Year 2000 problems. Esprit Telecom cannot control many Year 2000 issues that could affect it and, like most telecommunications service providers, Esprit Telecom believes it is inappropriate to provide specific guarantees that service will not be affected by the transition to the new millennium.

  Implementation

     Esprit Telecom is in the process of securing supplemental interconnect and transmission capacity from several carriers in addition to its current primary carriers. Esprit Telecom has spent approximately $4.0 million for Year 2000 compliance on its own systems through September 30, 1998, and expects to spend approximately an additional $4.0 million through the end of calendar year 1999. Out of this total of $8.0 million in expenditures, Esprit Telecom expects to spend a total of $1.0 million on repairing existing systems and the remainder on testing and replacement.

  Testing

     Esprit Telecom expects to test numerous elements of its systems for Year 2000 compliance, as well as its ability to interconnect with and utilize back-up carriers, throughout 1999. In particular, Esprit Telecom expects to test its new billing and management information systems when the same become operational in mid-1999. As noted above, however, Esprit Telecom will be unable to test its network systems in their entirety since to do so would involve shutting down its network for a period of time.

RISKS ASSOCIATED WITH A RAPIDLY CHANGING INDUSTRY; TECHNOLOGY; DEPENDENCE ON EQUIPMENT AND TECHNOLOGY SUPPLIERS

     The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTOs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. Such changes may happen at any time and can significantly affect Esprit Telecom's operations from period to period. Esprit Telecom can offer no assurance that one or more of these factors will not have unforeseen effects, which could have a material adverse effect on Esprit Telecom. Even if these factors turn out as anticipated, Esprit Telecom can offer no assurance that it will be able to implement its strategy or that its strategy will be accepted in this rapidly evolving market.

     Much of Esprit Telecom's planned growth is predicated upon the liberalization of telecommunications markets, and further, upon the implementation and enforcement of existing EU directives. Esprit Telecom can offer no assurance that such liberalization will occur as anticipated, or that the effects of such liberalization will not be different than expected.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of the Internet for voice and data transmission. Esprit Telecom's success will depend substantially on its ability to predict which of the many possible current and future networks, products and services will be important to establish and maintain and which expenditures will be required to develop and provide such networks, products and services. In particular, as Esprit Telecom undertakes to further expand and develop its network, it will become increasingly exposed to the risks associated with the relative effectiveness of its technology and equipment. The cost of implementation of emerging and future technologies could be significant, and Esprit Telecom can offer no assurance that it will maintain competitive services or that it will obtain appropriate new technology on a timely basis, or on satisfactory terms. If Esprit Telecom failed to maintain competitive services or obtain new technologies, Esprit Telecom's business, financial condition and results of operations could be materially adversely affected. The current operational network has performed at or above design specifications. However, as traffic continues to grow and the Esprit Network is further expanded, Esprit Telecom can offer no assurance that the Esprit Network will continue to achieve its technical specifications. If Esprit Telecom failed to achieve such technical specifications the viability of the Esprit Network and Esprit Telecom's business, financial condition and results of operations could be materially adversely affected.

     Esprit Telecom purchases its international and local equipment from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Esprit Telecom's main suppliers are Nortel, Ericsson and Siemens. Esprit Telecom could obtain equipment of comparable quality from several alternative suppliers. However, if Esprit Telecom failed to acquire switches that are compatible from an alternative source, or acquire additional equipment (regardless of the vendor) on a timely and cost-efficient basis, Esprit Telecom could face delays, operational problems and increased expenses.

     The Esprit Network is significantly dependent on the technology and products which Esprit Telecom acquires from its main suppliers. In addition, Esprit Telecom occasionally enters into turn-key contracts with specific suppliers as a means of reducing its costs and development risks. If any of Esprit Telecom's technologies and products became obsolete or incompatible with industry standards, or if any of Esprit Telecom's turn-key contracts failed to provide the expected benefits, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

 CERTAIN RISKS OF THE WHOLESALE AND RESELLER BUSINESS

     Wholesale customers connect with Esprit Telecom to carry their traffic to destinations where Esprit Telecom's rates are competitive. Esprit Telecom's contracts with these wholesale customers generally do not include minimum or maximum usage levels, and such customers generally maintain relationships with a number of telecommunications providers. As a result, wholesale customers typically change their routing to take advantage of the lowest cost alternative, resulting in potentially greater fluctuations in revenue generated by these customers than for other categories of customers. Esprit Telecom's contracts with its wholesale customers require Esprit Telecom to carry their traffic at a contractually fixed price per minute for a designated time period. Esprit Telecom contracts at prices which it believes are competitive and which provide it with a projected acceptable margin over the anticipated cost of carrying such traffic. However, Esprit Telecom, due to capacity and quality constraints on its least-cost routes, has on occasion been forced to carry traffic over a higher-cost route. In response to such constraints, Esprit Telecom decided to reduce the volume of wholesale traffic on the Esprit Network until the third quarter of the 1998 financial year when sufficient spare capacity became available for the provision of such services to be profitable. Esprit Telecom expects that in the medium term, revenue from wholesale services will increase as network capacity is increased in connection with the expansion of its network. Certain resellers who are connected to multiple providers may also change routing to take advantage of lower costs, which results in greater fluctuations in Esprit Telecom's revenue derived from such resellers. Esprit Telecom's credit exposure to such resellers may also be greater since, unlike wholesale customers, resellers do not typically furnish any services to Esprit Telecom.

 RISK OF FRAUD AND BAD DEBT

     Esprit Telecom has experienced problems relating to the fraudulent use of its access codes and the failure of certain of its customers to make full payment for services rendered. However, Esprit Telecom does not believe that its experiences with such problems are substantially different from what is generally experienced in the telecommunications industry. Esprit Telecom may have to make provisions for non-payment if it believes that it will not be able to collect. Esprit Telecom expects that the credit risk characteristic of its customer base may increase as the share of Esprit Telecom's revenue deriving from SMEs increases. In addition, the revenue derived from its service provider/reseller business has increased during the 1998 financial year. In general, service provider/reseller customers, owing to the significant size of their bills relative to their asset base, may present a different or greater risk of non-payment than retail or wholesale customers. Any significant increase in the levels of fraud and bad debt could have a material adverse impact on Esprit Telecom's financial condition and results of operations.

 ABILITY TO MANAGE GROWTH AND EXPANSION

     Esprit Telecom's future performance will depend, in part, upon its ability to manage its growth effectively. Esprit Telecom's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. Esprit Telecom's ability to continue to manage its growth successfully will require Esprit Telecom to further enhance its operational, management, financial and information systems and controls and to expand, train and manage its employee base. As Esprit Telecom evolves to a more mature phase of growth, increases its service offerings and expands its targeted markets, there will be increasing demands on Esprit Telecom's management, customer support, sales and marketing and administrative resources and network infrastructure. In addition, Esprit Telecom continues to examine opportunities to expand into other related telecommunications services, such as Internet access and switched data services. If Esprit Telecom expanded into such telecommunications services, it would face certain additional risks in connection with such expansion, including operational, financial and technological compatibility, legal and regulatory risks and possible adverse reaction by some of its current customers.

INCREASING DEMAND FOR QUALIFIED PERSONNEL; NEW SENIOR MANAGEMENT AND
 DEPENDENCE ON KEY PERSONNEL

     Esprit Telecom competes with other telecommunications service providers for qualified managerial, sales, marketing, administrative, operating and technical personnel. Esprit Telecom's success will depend substantially upon its ability to hire and retain such personnel. Competition for qualified employees and personnel in the telecommunications industry in Europe is intense, and there are generally a limited number of persons with the requisite knowledge and experience in the particular sectors where Esprit Telecom operates. Esprit Telecom can offer no assurance that it will be able to attract, recruit and retain sufficient qualified personnel as Esprit Telecom grows and expands its current operations and enters into new markets. In the past 20 months, Esprit Telecom has hired a number of new senior managers, including a new Chief Executive Officer, a new Chief Operations Officer and a new Managing
Director -- Sales and Marketing, to fill certain existing and newly created positions. Esprit Telecom's senior management team therefore includes a number of key people who have been with Esprit Telecom for a relatively short period of time. Esprit Telecom has also retained the managers of the businesses it has recently acquired to assist it in integrating such businesses and in further developing certain lines of business within Esprit Telecom. Although Esprit Telecom does not foresee any difficulties in integrating such new managers into its senior management team, any problems in integrating such managers could have a material adverse impact on Esprit Telecom's business, its prospects and certain plans for expansion and its results of operations. If Esprit Telecom failed to identify, attract and retain the requisite personnel, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. Further, Esprit Telecom's business is currently managed by a small number of key management and operating personnel, some of whom are only bound by six-month or other short-term service agreements. If Esprit Telecom lost certain of these people, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

 ACQUISITION STRATEGY

     The expansion of Esprit Telecom's business may involve investments, acquisitions and strategic alliances which, if made, could divert the resources and management time of Esprit Telecom and could require integration with Esprit Telecom's operations. Esprit Telecom can offer no assurance that any desired investment, acquisition or strategic alliance could be made in a timely manner on terms and conditions acceptable to Esprit Telecom or that they could be successfully integrated into Esprit Telecom's operations. Esprit Telecom can offer no assurance that it will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets, if any, into its existing operations. Esprit Telecom's ability to make acquisitions may depend on the availability of additional financing on acceptable terms and will be subject to compliance with the covenants contained in its debt instruments. In July 1998 Esprit Telecom completed the acquisition of the Plusnet business, and paid a consideration of approximately L103.8 million (or approximately
DM 307 million), (based on the exchange rates ruling as at the date of the acquisition), net of costs. Pursuant to the sale and purchase agreement between Esprit Telecom and Thyssen, this consideration has since been recalculated at approximately L90.0 million (or approximately DM 267 million based upon the exchange rates ruling as at the date of the acquisition), based upon a final determination of the revenues of the Plusnet business for the year ended September 30, 1998. As part of the integration of the business, systems and culture of the Plusnet business, among other things, Esprit Telecom will be required to continue to develop its financial and management controls and information systems and retrain existing personnel, all of which could place a strain on the management resources of Esprit Telecom and require additional expenditures. In addition, Esprit Telecom acquired three other telecommunications businesses in 1997 for a minimum aggregate consideration payable of approximately L9.4 million over the next two years. This amount could increase to L13.9 million if these businesses achieve certain financial and performance targets. Esprit Telecom has brought the senior managers of each of the acquired businesses into its management team and is relying on such individuals to assist Esprit Telecom in integrating such acquired businesses. However, Esprit Telecom can offer no guarantee that Esprit Telecom will be able to attract and retain managers from any additional acquired businesses or be successful in integrating any such new managers and businesses. Although management expects to realize operating synergies as a result of these acquisitions, Esprit Telecom can offer no assurance that Esprit Telecom will achieve the benefits that management expects to realize or that such benefits will be realized within the time frames currently contemplated. In addition, Esprit Telecom expects that the realization of certain acquisition-related benefits may be dependent upon Esprit Telecom taking certain actions which will result in one-time charges or expenses.

 REGULATION

     Esprit Telecom is subject to varying degrees of regulation in each of the EU Member States where it currently operates or intends to operate. Esprit Telecom's ability to penetrate several European markets, and its ability to deploy and expand the Esprit Network and to universally provide certain services such as indirect access to its retail customers, as well as the timing and cost of providing such services, depends to a significant degree on the implementation of liberalization initiatives in each such country. The European Commission set January 1, 1998 as the deadline for mandatory liberalization of public network infrastructure and of the provision of voice telephony services throughout the EU. However, the European Commission guaranteed the following EU Member States a delay in implementing this liberalization directive: Greece (until December 31, 2000), Ireland (until January 1, 2000), Luxembourg (until July 1, 1998) and Portugal (until January , 2000) and Spain (until November 30,
1998). Subject to the foregoing each EU Member State must enact its own laws to implement the EU's liberalization and harmonization directives for telecommunications such as the Full Competition Directive and Licensing Directive. Ireland and Spain subsequently liberalized on December 1, 1998. Esprit Telecom's ability to purchase ownership rights in transmission lines or to build its own transmission lines depends upon the timely implementation by EU Member States of the EU Directives. Each EU Member State's implementation and enforceability of the EU Directives is dependent on the action taken by each EU Member State and may be subject to delays and variances in specific countries. If the implementation or enforceability of EU directives is challenged or delayed in any of the markets in which Esprit Telecom currently operates or in such other markets in which Esprit Telecom may establish operations, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. In addition, the terms and conditions of interconnection to the PTOs' networks will have a material effect on the competitive position of Esprit Telecom. Although the EU has issued a directive governing the terms of such interconnection, Esprit Telecom can offer no assurance that such directive will be implemented in a timely and consistent manner or that it will provide Esprit Telecom with economical access to and termination on the PTOs' networks. Accordingly, customers' ability to access competitive telecommunications providers such as Esprit Telecom may be restricted in some EU countries.

     Esprit Telecom can offer no assurance that each EU Member State will implement the EU directives within the time frame set by the European Commission, or at all, or that the enforcement thereof will comply with the intent and spirit of the EU Outstanding directives. In fact, in November 1997, the European Commission initiated infringement proceedings against seven EU Member States, including Belgium, Italy and Germany for failure to fully implement the EU's directives. The EU previously initiated a proceeding against Spain and has announced plans to take action against certain other Member States for failure to implement properly more recent directives. Because implementation of the various EU directives will vary from country to country, Esprit Telecom's ability to provide a full range of telecommunications services may be affected with respect to both timing and cost. Also, Esprit Telecom can offer no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Esprit Telecom. Similarly, national or international regulators or third parties may raise material issues with regard to Esprit Telecom's compliance or noncompliance with applicable regulations, which may have a material adverse effect on Esprit Telecom.

     Esprit Telecom may also be permitted by the FCC to use leased private lines between the United States and a country that is a party to the WTO's Basic Telecommunications Services Agreement if it satisfies a "benchmark" test that became effective on January 1, 1998. Under the benchmark test, use of international private lines will be permitted by the FCC if at least half of the settled traffic on a route in question to a WTO member is being settled at rates that are at or below a benchmark set by the FCC. The FCC has established the following benchmark rates: 15 cents per minute for upper income countries; 19 cents per minute for middle income countries; and 23 cents per minute for lower income countries. The FCC has made an "equivalency" determination or held that the settlement "benchmark" has been reached, and accordingly sanctioned the use of interconnected leased private lines, from the United States to the United Kingdom, Canada, New Zealand, Australia, Sweden, The Netherlands, France, Germany, Belgium, Denmark, Norway, and Luxembourg. However, with respect to other countries to which Esprit Telecom would like to route traffic from the United States, Esprit Telecom can offer no assurance that the FCC will find that "equivalent" opportunities for international private line resale exist in these other countries, or that the FCC will find that its settlement benchmark test has been satisfied. Esprit Telecom can offer no assurance that the FCC will make similar "equivalency" or settlement rate compliance determinations for other international routes, and the failure to make such findings may limit the ability of Esprit Telecom to route traffic through the United States in connection with the provision of its Indirect Access services outside the United Kingdom. However, more generally, the application of these lower benchmarks for international settlement rates will likely reduce traffic termination costs for calls originated in or routed through the United States, but may also substantially decrease profit margins on the routes.

     Esprit Telecom's operations are dependent on licenses which it acquires from governmental authorities in each jurisdiction in which it operates. Currently, Esprit Telecom has network operator or international facilities licenses or otherwise has authority which allow it to purchase ownership rights in transmission lines or construct its own international facilities in the United Kingdom, Germany, The Netherlands, France, Belgium, Spain and the United States. Esprit Telecom also holds licenses or otherwise has authority to provide public voice telephony services in the United Kingdom, Germany, The Netherlands, France, Belgium and Spain as well as authorizations to provide value added services in Spain, Italy and Ireland. These licenses and authorizations generally contain clauses pursuant to which Esprit Telecom may be fined or its license may be revoked. In such an event, authorities may revoke such licenses on short or no notice. If government authorities revoked such licenses or levied fines, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected.

 COMPETITION

     Until recently, the telecommunications market in each EU Member State has been dominated by the national PTO. Since the implementation of a series of EU directives beginning in 1990, the EU Member States have begun to liberalize their respective telecommunications markets, thus permitting alternative telecommunications companies to provide telecommunications services. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTOs as well as an increasing number of new market entrants. In addition, since the implementation of the Full Competition Directive in 1998, the European telecommunications market has become increasingly competitive. Nonetheless, customers in most of these markets are not accustomed to alternative service providers, and may be reluctant to switch from the dominant PTOs to competitors such as Esprit Telecom. In particular, certain of Esprit Telecom's target customers, which include medium-to-large-sized businesses and governmental agencies and organizations, may be reluctant to entrust their telecommunications needs to what they perceive to be a group of relatively new and unproven operators.

     Competition in the European long distance telecommunications industry is based upon price, customer service, type and quality of services and customer relationships. Esprit Telecom's strategy is predicated on its ability to price its services at a discount to the prices charged by the PTOs or dominant carriers in each of its markets, and to offer high-quality products and telecommunications services. However, prices for international long distance calls have decreased substantially over the last few years in most of the markets in which Esprit Telecom currently maintains operations or in which it expects to establish operations. Some of Esprit Telecom's larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which Esprit Telecom operates. Esprit Telecom expects that prices for its services will continue to decrease for the foreseeable future and that PTOs and other providers will continue to improve their product offerings. Any price competition could have a material adverse effect on Esprit Telecom's business, results of operations and financial condition. The improvement in product offerings and service provision by the PTOs, and indeed the liberalization of voice telephony and infrastructure in 1998, could similarly have a material adverse effect on Esprit Telecom's competitiveness to the extent that Esprit Telecom is unable to provide similar levels of offerings and service.

     In each of its current markets, Esprit Telecom competes primarily with the national PTOs and other providers which have established market presences, fully-built networks and financial and other resources which are substantially greater than those of Esprit Telecom. Additionally, such carriers own and operate infrastructure which provides them with certain significant cost advantages. Since Esprit Telecom utilizes such networks to provide its services, if it failed to gain economical access to such networks, its business, results of operations and financial condition could be materially adversely affected. Such competitors include PTOs such as British Telecom (United Kingdom), KPN (The Netherlands), Telefonica de Espana (Spain), Deutsche Telekom (Germany), France Telecom (France), Belgacom (Belgium), Telecom Italia (Italy) and Telecom Eireann (Ireland). Esprit Telecom believes that competition for telecommunications services in Europe will continue to increase as a result of continuing liberalization. Esprit Telecom also believes that other competitors in the European markets include multinational consortia such as Unisource, Concert and Global One, as well as resellers, microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and other competitive local telecommunications providers. In addition, the development of new technologies could give rise to significant new competitors to Esprit Telecom. Many of Esprit Telecom's competitors may have significantly greater financial, managerial and operational resources and more experience than Esprit Telecom.

     Esprit Telecom has not achieved and does not expect to achieve a significant market share for its services in any of its markets. The PTOs generally have certain competitive advantages that Esprit Telecom and its other competitors do not have due to their control over the intra-national transmission lines and connection to such lines. Esprit Telecom relies on the PTOs for timely access to their public networks and the provision of leased lines, and if the PTOs fail to provide such access, Esprit Telecom's business, results of operations and financial condition could be materially adversely affected. The reluctance of some national regulators to accept liberalizing policies, grant regulatory approvals and to enforce access to PTO networks may have a material adverse effect on Esprit Telecom's competitive position. Esprit Telecom can offer no assurance that it will be able to compete effectively in any of its markets.

     Esprit Telecom expects that prices for its services will continue to decrease for the foreseeable future. In addition, certain of Esprit Telecom's customers, in particular wholesale carriers, may sometimes use more than one service provider and may reduce their use of Esprit Telecom's services and switch to other providers. In order to be competitive, Esprit Telecom believes that it must, among other things, be able to offer additional services required by its customers, reduce its prices and offer other incentives in order to meet price reductions and incentives offered by its competitors.

 INTERNATIONAL OPERATIONS AND FOREIGN EXCHANGE RATE RISKS

     Esprit Telecom's operations are or may become subject to many of the risks inherent in international business activities. Some of these risks include, in particular, difficulties in staffing and managing foreign operations, general economic conditions in each such country, burdens of complying with a variety of regulatory regimes, subjection to multiple taxation regimes, longer accounts receivables payment cycles in certain countries, receivable collection difficulties, burdens of varying pricing restrictions, political risks, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions and prohibitions and delays from customers, brokers or other government agencies, any of which could have a material adverse effect on Esprit Telecom's business, financial condition and results of operations. Currently, none of the markets where Esprit Telecom operates has applicable foreign exchange restrictions.

     Esprit Telecom is exposed, and as it expands into additional countries in Europe may be increasingly exposed, to fluctuations in foreign currencies as its revenue, and certain of its costs, assets and liabilities are denominated in multiple local currencies, although these currencies will be reduced in number upon the adoption of the Euro in certain countries. Esprit Telecom's proceeds from its major financings were denominated and have been maintained in US dollars and Deutschmarks, and Esprit Telecom expects to incur many of its expenses in the expansion of its network and the opening of new sales offices in the local European currency of the country in which it is expanding (which, in many cases, will be the Euro) and in pounds sterling. The DM-denominated Esprit Telecom Bonds will be effectively redenominated in Euros. A change in the currency exchange rates that reduces the amount obtained in pounds sterling (or other non-Euro European currencies) upon conversion of the US dollar and Deutschmark proceeds from its major financings could have a material adverse effect on Esprit Telecom and its ability to make the planned capital expenditures. Currently, the revenues of Esprit Telecom are largely denominated in pounds sterling and Euro countries' currencies, but principal and interest on the US dollar-denominated Esprit Telecom Bonds and the DM-denominated Esprit Telecom Bonds will be payable in US dollars and DM (or Euro), respectively. Therefore, the ability of Esprit Telecom to pay interest and principal on the US dollar-denominated Esprit Telecom Bonds and the DM-denominated Esprit Telecom Bonds when due is dependent on the then current exchange rates between US dollars and DM (or Euro), on the one hand, and pounds sterling (or other non-Euro European currencies), on the other hand, which rates are and will be subject to fluctuation. Approximately 52.3% of revenue during the year ended September 30, 1998 was denominated in the currencies of Euro countries. Esprit Telecom expects that its share of revenue in such currencies will continue to increase in future periods. Esprit Telecom does not currently use financial hedging instruments, although in the future Esprit Telecom may elect to manage the exchange rate exposure presented by the US dollar Esprit Telecom bonds and the DM Esprit Telecom Bonds by entering into certain hedging transactions. Esprit Telecom can offer no assurance however, that exchange rate fluctuations will not have a material adverse effect on Esprit Telecom's ability to make principal and interest payments when due.

     Stage III of the European Economic and Monetary Union will commence on January 1, 1999, in the following Member States of the EU: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Part of Stage III is the locking of exchange rates and the introduction of a single currency, the Euro, which is intended to replace the national currencies of the EU Member States participating in Stage III, and the transfer of authority for conducting monetary policy for such EU Member States to the European Central Bank. Esprit Telecom can offer no assurance that the Euro will maintain its value relative to other currencies.

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from the sale of the Common Stock and the Company will not receive any proceeds from the sale thereof.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been traded on the Nasdaq National Market since February 5, 1998, the date of the IPO, under the symbol "GTSG." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                    HIGH          LOW
                                                   ------        ------
Quarter ending March 31, 1998....................  $49.00        $25.94
Quarter ending June 30, 1998.....................  $51.25        $35.38
Quarter ending September 30, 1998................  $64.25        $24.50
Quarter ending December 31, 1998.................  $59.50        $21.13
                                                   ------        ------
Quarter ending March 31, 1999 (through January
  19, 1999)......................................  $63.75        $55.13
                                                   ======        ======

     The closing bid price for the Common Stock as reported on the Nasdaq National Market on January 19, 1999 was $60.75. As of December 31, 1998, there were approximately 484 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     GTS has not paid any dividend on its Common Stock and does not intend to pay dividends in the foreseeable future. In addition, the indenture governing the Company's 9 7/8% Notes currently prohibits the payment of dividends. This indenture contains restrictions on the making of restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances) unless no Default or Event of Default (each, as defined in such indenture) exists, its leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed certain amounts.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements have been prepared from GTS' historical consolidated financial statements included in this prospectus and Esprit Telecom's historical consolidated financial statements included in this prospectus. The accompanying unaudited pro forma combined statement of operations presents the historical results of operations of GTS and Esprit Telecom giving effect to the combination as if it had occurred at the beginning of the earliest period presented in accordance with US GAAP under the "pooling of interests" method of accounting.

     The pro forma combined statement of operations combines the results of GTS for each of the three years in the period ended December 31, 1997 and for the nine months ended September 30, 1998 with the results of Esprit Telecom for each of the three years in the period ended September 30, 1998 and for the nine months ended September 30, 1998. The unaudited pro forma combined income statement gives effect to the combination as if it had occurred on January 1, 1997. The unaudited pro forma combined balance sheet gives effect to the combination as if it had occurred on September 30, 1998, combining the balance sheets of GTS and Esprit Telecom at September 30, 1998.

     The unaudited pro forma combined financial statements have been prepared in accordance with US GAAP. The financial statements of Esprit Telecom have been converted from UK GAAP to US GAAP and translated into US dollars for purposes of this presentation. UK GAAP differs in certain significant respects from US GAAP. A reconciliation of Esprit Telecom's net loss and stockholders' equity from UK GAAP to US GAAP is presented in Esprit Telecom's historical consolidated financial statements.

     As described in this prospectus, the exchange ratios are: (i) each outstanding Esprit Telecom Ordinary Share will be converted into .1271 of a share of Common Stock and (ii) each outstanding Esprit Telecom ADR will be converted into .89 of a share of Common Stock. These exchange ratios were used in the accompanying unaudited pro forma combined financial statements.

     The unaudited pro forma combined financial statements are presented for comparative purposes only and are not intended to be indicative of what the actual results would have been if the combination occurred as of the dates indicated above nor do they purport to be indicative of the results which may be attained in the future. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of GTS and Esprit Telecom and the related notes thereto. See "Where You Can Find More Information."

                         GLOBAL TELESYSTEMS GROUP, INC.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                                    COMBINED
                                                      NETSOURCE     PRO FORMA        (GTS &       ESPRIT
                                           GTS(2)     EUROPE(3)   ADJUSTMENTS(4)   NETSOURCE)   TELECOM(2)   PLUSNET(6)
                                          ---------   ---------   --------------   ----------   ----------   ----------
REVENUES, NET:
 Telecommunication and other services...  $ 111,195   $ 29,364                     $ 140,559     $115,309     $12,456
 Equipment sales........................      6,104         --                         6,104           --          --
                                          ---------   --------       --------      ---------     --------     -------
                                            117,299     29,364                       146,663      115,309      12,456
                                          ---------   --------       --------      ---------     --------     -------
OPERATING COSTS AND EXPENSES
 Cost of revenues:
   Telecommunication and other
     services...........................     77,525     31,089                       108,614       91,131       8,559
   Equipment sales......................      4,542         --                         4,542           --          --
 Selling, general and administrative....     75,150     27,741                       102,891       49,464       4,601
 Depreciation and amortization..........     13,953      3,077          7,295         24,325       17,758       1,613
 Non-income taxes.......................      5,140         --                         5,140           --          --
                                          ---------   --------       --------      ---------     --------     -------
                                            176,310     61,907          7,295        245,512      158,353      14,773
 Equity in (earnings) losses of
   ventures.............................     (4,142)        --                        (4,142)          --          --
                                          ---------   --------       --------      ---------     --------     -------
LOSS FROM OPERATIONS....................    (54,869)   (32,543)        (7,295)       (94,707)     (43,044)     (2,317)
OTHER INCOME /(EXPENSE):
 Interest income........................     28,110        675                        28,785           --         246
 Interest expense.......................    (52,603)    (1,319)                      (53,922)     (19,872)         --
 Foreign currency losses................    (10,364)                                 (10,364)          --          --
                                          ---------   --------       --------      ---------     --------     -------
                                            (34,857)      (644)            --        (35,501)     (19,872)        246
                                          ---------   --------       --------      ---------     --------     -------
Net loss before income taxes, minority
 interest and extraordinary loss........    (89,726)   (33,187)        (7,295)      (130,208)     (62,916)     (2,071)
Income taxes............................      2,151         --                         2,151            3          --
                                          ---------   --------       --------      ---------     --------     -------
Net loss before minority interest and
 extraordinary loss.....................    (91,877)   (33,187)        (7,295)      (132,359)     (62,919)     (2,071)
Minority interest.......................      3,746         --                         3,746           --          --
                                          ---------   --------       --------      ---------     --------     -------
Net loss before extraordinary loss......  $ (88,131)  $(33,187)      $ (7,295)     $(128,613)    $(62,919)    $(2,071)
Loss per share before extraordinary
 loss...................................
Weighted average common shares
 outstanding............................

                                                           PRO FORMA                     PRO FORMA
                                                            COMBINED                     COMBINED
                                                            (ESPRIT                       (GTS &
                                            PRO FORMA      TELECOM &      PRO FORMA       ESPRIT
                                          ADJUSTMENTS(7)    PLUSNET)    ADJUSTMENTS(8)   TELECOM)
                                          --------------   ----------   --------------   ---------
REVENUES, NET:
 Telecommunication and other services...     $   (475)      $127,290       $ (1,760)     $ 266,089
 Equipment sales........................                          --                         6,104
                                             --------       --------       --------      ---------
                                                 (475)       127,290         (1,760)       272,193
                                             --------       --------       --------      ---------
OPERATING COSTS AND EXPENSES
 Cost of revenues:
   Telecommunication and other
     services...........................         (475)        99,215         (2,989)       204,840
   Equipment sales......................                          --                         4,542
 Selling, general and administrative....                      54,065                       156,956
 Depreciation and amortization..........        3,771         23,142                        47,467
 Non-income taxes.......................                          --                         5,140
                                             --------       --------       --------      ---------
                                                3,296        176,422         (2,989)       418,945
 Equity in (earnings) losses of
   ventures.............................                          --                        (4,142)
                                             --------       --------       --------      ---------
LOSS FROM OPERATIONS....................       (3,771)       (49,132)         1,229       (142,610)
OTHER INCOME /(EXPENSE):
 Interest income........................                         246                        29,031
 Interest expense.......................       (8,774)       (28,646)                      (82,568)
 Foreign currency losses................                          --                       (10,364)
                                             --------       --------       --------      ---------
                                               (8,774)       (28,400)            --        (63,901)
                                             --------       --------       --------      ---------
Net loss before income taxes, minority
 interest and extraordinary loss........      (12,545)       (77,532)         1,229        206,511
Income taxes............................                           3                         2,154
                                             --------       --------       --------      ---------
Net loss before minority interest and
 extraordinary loss.....................      (12,545)       (77,535)         1,229       (208,665)
Minority interest.......................                          --                         3,746
                                             --------       --------       --------      ---------
Net loss before extraordinary loss......     $(12,545)      $(77,535)      $  1,229      $(204,919)
Loss per share before extraordinary
 loss...................................                                                 $   (2.80)
                                                                                         =========
Weighted average common shares
 outstanding............................                                                    73,192
                                                                                         =========

                            See accompanying notes.

                         GLOBAL TELESYSTEMS GROUP, INC.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO         ESPRIT
                                                                                     FORMA       TELECOM
                                                                                    COMBINED       YEAR
                                                      NETSOURCE     PRO FORMA        (GTS &       ENDED
                                           GTS(2)     EUROPE(3)   ADJUSTMENTS(4)   NETSOURCE)   9/30/97(2)   PLUSNET(6)
                                          ---------   ---------   --------------   ----------   ----------   ----------
REVENUES, NET:
 Telecommunication and other services...  $  41,300   $ 14,102                     $  55,402     $ 74,596     $ 27,072
 Equipment sales........................      5,798                                    5,798           --           --
                                          ---------   --------       --------      ---------     --------     --------
                                             47,098     14,102             --         61,200       74,596       27,072
                                          ---------   --------       --------      ---------     --------     --------
OPERATING COSTS AND EXPENSES
 Cost of revenues:
   Telecommunication and other
     services...........................     37,206     13,593                        50,799       62,263       28,799
   Equipment sales......................      5,513         --                         5,513           --           --
 Selling, general and administrative....     68,425     12,250                        80,675       26,622       10,451
 Depreciation and amortization..........      6,227      2,120          9,726         18,073        4,653        6,017
 Non-income taxes.......................      2,085         --                         2,085           --           --
                                          ---------   --------       --------      ---------     --------     --------
                                            119,456     27,963          9,726        157,145       93,538       45,267
 Write-off of venture-related assets....      1,673         --                         1,673           --           --
 Equity in losses of ventures...........     14,599         --                        14,599           --           --
                                          ---------   --------       --------      ---------     --------     --------
LOSS FROM OPERATIONS....................    (88,630)   (13,861)        (9,726)      (112,217)     (18,942)     (18,195)
OTHER INCOME /(EXPENSE):
 Interest income........................     11,361         --                        11,361        1,890           --
 Interest expense.......................    (39,086)      (538)                      (39,624)        (750)          --
 Foreign currency losses................     (1,826)                                  (1,826)          --           --
                                          ---------   --------       --------      ---------     --------     --------
                                            (29,551)      (538)            --        (30,089)       1,140           --
                                          ---------   --------       --------      ---------     --------     --------
Net loss before income taxes and
 minority interest......................   (118,181)   (14,399)        (9,726)      (142,306)     (17,802)     (18,195)
Income taxes............................      2,482        (12)                        2,470            3           --
                                          ---------   --------       --------      ---------     --------     --------
Net loss before minority interest.......   (120,663)   (14,387)        (9,726)      (144,776)     (17,805)     (18,195)
Minority interest.......................      3,677         --                         3,677           --           --
                                          ---------   --------       --------      ---------     --------     --------
NET LOSS................................  $(116,986)  $(14,387)      $ (9,726)     $(141,099)    $(17,805)    $(18,195)
                                          =========   ========       ========      =========     ========     ========
Net loss per share......................
Weighted average common shares
 outstanding............................

                                                           PRO FORMA                    PRO FORMA
                                                           COMBINED                     COMBINED
                                                            (ESPRIT                      (GTS &
                                            PRO FORMA      TELECOM &     PRO FORMA       ESPRIT
                                          ADJUSTMENTS(7)   PLUSNET)    ADJUSTMENTS(8)   TELECOM)
                                          --------------   ---------   --------------   ---------
REVENUES, NET:
 Telecommunication and other services...     $   (510)     $101,158          (110)      $ 156,450
 Equipment sales........................           --            --                         5,798
                                             --------      --------        ------       ---------
                                                 (510)      101,158          (110)        162,248
                                             --------      --------        ------       ---------
OPERATING COSTS AND EXPENSES
 Cost of revenues:
   Telecommunication and other
     services...........................         (510)       90,552          (110)        141,241
   Equipment sales......................           --            --                         5,513
 Selling, general and administrative....           --        37,073                       117,748
 Depreciation and amortization..........       11,990        22,660                        40,733
 Non-income taxes.......................           --            --                         2,085
                                             --------      --------        ------       ---------
                                               11,480       150,285          (110)        307,320
 Write-off of venture-related assets....           --            --                         1,673
 Equity in losses of ventures...........           --            --                        14,599
                                             --------      --------        ------       ---------
LOSS FROM OPERATIONS....................      (11,990)      (49,127)                     (161,344)
OTHER INCOME /(EXPENSE):
 Interest income........................           --         1,890                        13,251
 Interest expense.......................      (26,880)      (27,630)                      (67,254)
 Foreign currency losses................           --            --                        (1,826)
                                             --------      --------        ------       ---------
                                              (26,880)      (25,740)                      (55,829)
                                             --------      --------        ------       ---------
Net loss before income taxes and
 minority interest......................      (38,870)      (74,867)                     (217,173)
Income taxes............................           --             3                         2,473
                                             --------      --------        ------       ---------
Net loss before minority interest.......      (38,870)      (74,870)                     (219,646)
Minority interest.......................           --            --                         3,677
                                             --------      --------        ------       ---------
NET LOSS................................      (38,870)     $(74,870)           --       $(215,969)
                                             ========      ========        ======       =========
Net loss per share......................                                                $   (3.87)
                                                                                        =========
Weighted average common shares
 outstanding............................                                                   55,772
                                                                                        =========

                            See accompanying notes.

                         GLOBAL TELESYSTEMS GROUP, INC.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       ESPRIT        PRO FORMA
                                                                      TELECOM         COMBINED
                                                                     YEAR ENDED    (GTS & ESPRIT
                                                           GTS(2)    9/30/96(2)       TELECOM)
                                                          --------   ----------    --------------
REVENUES, NET:
  Telecommunication and other services..................  $ 19,210    $38,402         $ 57,612
  Equipment sales.......................................     4,907         --            4,907
                                                          --------    -------         --------
                                                            24,117     38,402           62,519
                                                          --------    -------         --------
OPERATING COSTS AND EXPENSES
  Cost of revenues:
     Telecommunication and other services...............    14,741     28,950           43,691
     Equipment sales....................................     4,200         --            4,200
  Selling, general and administrative...................    47,940     11,590           59,530
  Stock compensation costs..............................                3,498            3,498
  Depreciation and amortization.........................     4,165      2,270            6,435
  Non-income taxes......................................       850         --              850
                                                          --------    -------         --------
                                                            71,896     46,308          118,204
  Equity in losses of ventures..........................    10,150         --           10,150
                                                          --------    -------         --------
LOSS FROM OPERATIONS....................................   (57,929)    (7,906)         (65,835)
OTHER INCOME/(EXPENSE):
  Interest income.......................................     3,569        219            3,788
  Interest expense......................................   (11,122)      (533)         (11,655)
  Foreign currency losses...............................    (1,176)        --           (1,176)
                                                          --------    -------         --------
                                                            (8,729)      (314)          (9,043)
                                                          --------    -------         --------
Net loss before income taxes and minority interest......   (66,658)    (8,220)         (74,878)
Income taxes............................................     1,360         --            1,360
                                                          --------    -------         --------
Net loss before minority interest.......................   (68,018)    (8,220)         (76,238)
                                                          --------    -------         --------
Minority interest.......................................        27         --               27
NET LOSS................................................  $(67,991)   $(8,220)        $(76,211)
                                                          ========    =======         ========
Net loss per share......................................                              $  (1.69)
                                                                                      ========
Weighted average common shares outstanding..............                                45,130
                                                                                      ========

                            See accompanying notes.

                         GLOBAL TELESYSTEMS GROUP, INC.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)

                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ESPRIT       PRO FORMA
                                                                         TELECOM       COMBINED
                                                                       YEAR ENDED    GTS & ESPRIT
                                                             GTS(2)    9/30/95(2)      TELECOM
                                                            --------   -----------   ------------
REVENUES, NET:
  Telecommunication and other services....................  $  5,979     $22,167       $ 28,146
  Equipment sales.........................................     2,433          --          2,433
                                                            --------     -------       --------
                                                               8,412      22,167         30,579
                                                            --------     -------       --------
OPERATING COSTS AND EXPENSES
  Cost of revenues:
     Telecommunication and other services.................     8,150      16,907         25,057
     Equipment sales......................................       246          --            246
  Selling, general and administrative.....................    37,291       6,534         43,825
  Depreciation and amortization...........................     3,491         968          4,459
  Non-income taxes........................................       234       1,255          1,489
                                                            --------     -------       --------
                                                              49,412      25,664         75,076
  Equity in losses of ventures............................     7,871          --          7,871
                                                            --------     -------       --------
LOSS FROM OPERATIONS......................................   (48,871)     (3,497)       (52,368)
OTHER INCOME/(EXPENSE):
  Other non-operating income..............................    10,270          41         10,311
  Interest income.........................................     2,177        (394)         1,783
  Interest expense........................................      (728)         --           (728)
  Foreign currency losses.................................      (685)         --           (685)
                                                            --------     -------       --------
                                                              11,034        (353)        10,681
                                                            --------     -------       --------
Net loss before income taxes and minority interest........   (37,837)     (3,850)       (41,687)
Income taxes..............................................     2,565          --          2,565
                                                            --------     -------       --------
Net loss before minority interest.........................   (40,402)     (3,850)       (44,252)
Minority interest.........................................         2          --              2
                                                            --------     -------       --------
NET LOSS..................................................  $(40,400)    $(3,850)      $(44,250)
                                                            ========     =======       ========
Net loss per share........................................                             $  (1.12)
                                                                                       ========
Weighted average common shares outstanding................                               39,680
                                                                                       ========

                            See accompanying notes.

                         GLOBAL TELESYSTEMS GROUP, INC.

                 UNAUDITED PRO FORMA COMBINED BALANCE SHEET(1)

                            AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                                       PRO FORMA
                                                                            PRO FORMA                                   COMBINED
                                                                             COMBINED                                    (GTS &
                                               NETSOURCE     PRO FORMA        (GTS &       ESPRIT       PRO FORMA        ESPRIT
                                    GTS(2)     EUROPE(3)   ADJUSTMENTS(5)   NETSOURCE    TELECOM(2)   ADJUSTMENTS(8)    TELECOM
                                  ----------   ---------   --------------   ----------   ----------   --------------   ----------
CURRENT ASSETS
  Cash and cash equivalents.....  $  993,928   $  3,049       $(46,099)     $ 950,878    $ 230,745                     $1,181,623
  Accounts receivable, net......      59,822     13,602                        73,424       50,037                        123,461
  Restricted cash...............      42,047         --                        42,047       83,218                        125,265
  Prepaid expenses..............      22,122      3,255                        25,377           --                         25,377
  Other assets..................      12,539      3,602                        16,141       44,599                         60,740
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL CURRENT ASSETS....   1,130,458     23,508        (46,099)     1,107,867      408,599                      1,516,466
Property and equipment, net.....     436,019      4,329                       440,348       93,587        $ 876           534,811
Investments in and advances to
  ventures......................      61,705         --                        61,705           --                         61,705
Goodwill and intangible assets,
  net...........................     161,893     22,068        145,894        329,855      168,290                        498,145
Restricted cash and other
  noncurrent assets.............      24,818        222                        25,040           --                         25,040
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL ASSETS............  $1,814,893   $ 50,127       $ 99,795      $1,964,815   $ 670,476        $ 876        $2,636,167
                                  ==========   ========       ========      ==========   =========        =====        ==========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued
    expenses....................  $  135,565   $ 27,296       $  2,000      $ 164,861    $ 123,937                     $  288,798
  Debt maturing within one
    year........................      23,741     13,302                        37,043           --                         37,043
  Current portion of capital
    lease obligations...........      31,130         --                        31,130           --                         31,130
  Related party debt maturing
    within one year.............                  8,333                         8,333           --                          8,333
  Other current liabilities.....      32,408         --                        32,408           --        $(353)           32,055
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL CURRENT
          LIABILITIES...........     222,844     48,931          2,000        273,775      123,937         (353)          397,359
Long-term debt, less current
  portion.......................     962,232         --                       962,232      526,370                      1,488,602
Long-term portion of capital
  lease obligations.............     187,900         --                       187,900           --                        187,900
Related party long-term debt,
  less current portion..........       3,530         --                         3,530           --                          3,530
Taxes and other non-current
  liabilities...................      27,378      1,486                        28,864       32,403                         61,267
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL LIABILITIES.......   1,403,884     50,417          2,000      1,456,301      682,710         (353)        2,138,658
COMMITMENTS AND CONTINGENCIES
  Minority interest.............      43,957         --                        43,957           --                         43,957
  Common stock, subject to
    repurchase..................      15,643         --                        15,643           --                         15,643
SHAREHOLDERS' EQUITY
  Common stock, 80,434,986 pro
    forma combined shares issued
    and outstanding.............       6,050        745            396          6,446        2,133         (536)            8,043
  Additional paid-in capital....     696,574     23,402         97,109        793,683       97,071          536           891,290
  Accumulated other
    comprehensive loss..........      (7,496)        --                        (7,496)          --                         (7,496)
  Accumulated deficit...........    (343,719)   (24,437)                     (343,719)    (111,438)       1,229          (453,928)
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL SHAREHOLDERS'
          EQUITY................     351,409       (290)        97,505        448,914      (12,234)       1,229           437,909
                                  ----------   --------       --------      ----------   ---------        -----        ----------
        TOTAL LIABILITIES AND
          SHAREHOLDERS'
          EQUITY................  $1,814,893   $ 50,127       $ 99,505      $1,964,815   $ 670,476        $ 876        $2,636,167
                                  ==========   ========       ========      ==========   =========        =====        ==========

                            See accompanying notes.

                         GLOBAL TELESYSTEMS GROUP, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. The accompanying unaudited pro forma combined financial statements do not include any transition costs and expenses which are expected to be incurred in connection with consummating the combination and integrating the operations of GTS and Esprit Telecom. It is not feasible to determine the actual amount of these costs and expenses until the combination is completed and the related operational and transitional plans are complete. These costs and expenses relate directly to completing the transaction, such as professional and registration fees; employee benefit-related costs such as severance, relocation and retention incentives, facility consolidations, systems integration, and satisfaction of contractual obligations. It is anticipated that a significant portion of these costs and expenses will result in charges to the earnings of the combined businesses. The exact timing of these charges cannot be determined; however, management of the combined businesses anticipate that plans and decisions will be completed and a substantial portion of the related charges recorded in 1999. Additionally, while the pro forma combined statement of operations does not reflect any anticipated cost savings or other synergies that may be achieved by the combination, the combination is expected to result in reduced costs for the combined businesses.

2. These columns represent historical results of operations and financial position.

3. On November 30, 1998 GTS completed the acquisition of NetSource in a transaction accounted for as a purchase. GTS's results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 have been adjusted to give effect to the acquisition of NetSource as if it had occurred as of January 1, 1997. GTS' balance sheet as of September 30, 1998 has been adjusted to give effect to the acquisition of NetSource as if it had occurred on that date.

4. This entry reflects the adjustment to amortization expense for the effect of the excess of consideration over net assets acquired in the NetSource acquisition. For purposes of the unaudited pro forma combined financial statements, the excess consideration has been amortized over an estimated life of 15 years. A final determination of the lives attributable to the intangible assets has not yet been made. As discussed in Note 5, a portion of the excess consideration may be allocated to certain in-process research and development projects. To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be reduced accordingly.

5. These adjustments reflect the acquisition of NetSource by GTS. A preliminary allocation of the purchase price has been presented in the unaudited pro forma combined financial statements. The excess of consideration over the fair value of the net assets acquired from NetSource has been preliminarily allocated to goodwill and other intangibles. A final allocation of the purchase price to the fair value of the NetSource assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. GTS' management believes that the consideration in excess of the historical book value of NetSource's net assets acquired is comprised of goodwill, certain in-process research and development projects and other intangible assets. To the extent that a portion of the purchase price is allocated to in-process research and development projects, a charge, which may be material to GTS' results of operations, would be recognized in the quarter ended December 31, 1998. See Note 4.

6. During June 1998, Esprit Telecom completed the acquisition of Plusnet in a transaction accounted for as a purchase. Esprit Telecom's results of operations for the year ended September 30, 1997 and the nine months ended September 30, 1998 have been adjusted to give effect to the acquisition of Plusnet as if it had occurred as of October 1, 1996.

7. These adjustments reflect the elimination of intercompany revenue between Esprit Telecom and Plusnet, the additional amortization expense associated with amortizing the excess of consideration over net assets acquired in the Plusnet acquisition, and the assumed interest expense incurred by Esprit Telecom in order to finance the Plusnet acquisition.

8. These adjustments reflect the following:

          An adjustment to prepaid phone card revenue in order to conform Esprit Telecom's revenue recognition policy to GTS' revenue recognition policy. Esprit Telecom recognizes prepaid phone card revenue upon sale of the phone card. GTS recognizes prepaid phone card revenue over the estimated service period.

          An adjustment to depreciation expense in order to conform Esprit Telecom's fiber optic cable depreciation policy with GTS' policy. Esprit Telecom depreciates fiber optic cable using an accelerated method whereas GTS depreciates fiber optic cable on a straight-line basis.

          To eliminate inter-company revenue.

          To reclassify the stockholders' equity accounts as a result of the pooling of interests.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GTS

     The following selected historical consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from GTS' audited consolidated financial statements. The following unaudited selected historical consolidated financial data as of September 30, 1998 and for the three and nine months ended September 30, 1997 and 1998 are derived from GTS' unaudited consolidated financial statements. The selected financial data presented below should be read in conjunction with "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

     Under generally accepted accounting principles, many of GTS' ventures are accounted for by the equity method of accounting. Under this method, the operating results of the ventures are included in our consolidated statement of operations as a single line item, "Equity in (losses) earnings of ventures." GTS recognizes 100% of the losses in ventures where we bear all of the financial risk (which includes all of our significant ventures except for Sovintel and, historically, HER). Also, the assets, liabilities and equity of the ventures are included in GTS' Consolidated Balance Sheets as a single line item "Investments in and Advances to Ventures." See Note 3 to GTS' audited consolidated financial statements and "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Financial information about GTS' equity ventures is included below under "Supplemental Information -- Selected Historical Financial Data of GTS -- Combined Equity Investments."

                                                                                         THREE MONTHS           NINE MONTHS
                                                                                             ENDED                 ENDED
                                             YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,         SEPTEMBER 30,
                               ----------------------------------------------------   -------------------   --------------------
                                1993       1994       1995       1996      1997(1)      1997       1998       1997       1998
                               -------   --------   --------   --------   ---------   --------   --------   --------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues, net................  $   328   $  2,468   $  8,412   $ 24,117   $  47,098   $ 12,921   $ 63,834   $ 30,216   $ 117,299
Gross margin.................      328         23         16      5,176       4,379     (2,468)    24,985      1,864      35,232
Operating expenses...........    3,340     12,863     41,014     52,955      78,410     24,971     42,833     52,059      94,243
Equity in earnings (losses)
  of ventures................      472       (135)    (7,871)   (10,150)    (14,599)    (8,067)    (3,485)   (18,234)      4,142
Other income (expense).......      100        990     11,034     (8,729)    (29,551)   (10,942)   (15,484)   (16,902)    (34,857)
Loss before extraordinary
  loss.......................   (2,440)   (11,985)   (40,400)   (67,991)   (116,986)   (48,185)   (37,478)   (87,872)    (88,131)
Extraordinary loss(2)........       --         --         --         --          --         --         --         --     (12,704)
Net loss.....................   (2,440)   (11,985)   (40,400)   (67,991)   (116,986)   (48,185)   (37,478)   (87,872)   (100,835)
Loss per share before
  extraordinary loss.........    (0.26)     (0.69)     (1.61)     (2.22)      (3.26)     (1.34)     (0.62)     (2.49)      (1.65)
Extraordinary loss per
  share(2)...................       --         --         --         --          --         --         --         --       (0.24)
Net loss per share...........    (0.26)     (0.69)     (1.61)     (2.22)      (3.26)     (1.34)     (0.62)     (2.49)      (1.89)

                                                                                                           AT SEPTEMBER 30,
                                                    1993       1994       1995       1996      1997(1)           1998
                                                   -------   --------   --------   --------   ---------   -------------------
                                                                                 (IN THOUSANDS)

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents........................  $ 3,641   $ 29,635   $  9,044   $ 57,874   $ 318,766   $  993,928
Property and equipment, net......................      829      8,393     29,523     35,463     236,897      436,019
Investments in and advances to ventures..........      794     13,841     56,153    104,459      76,730       61,705
Total assets.....................................    5,968     61,957    115,621    237,378     780,461    1,814,893
Total debt.......................................      725      2,152     27,454     85,547     639,359    1,208,533
Minority interest and stock subject to
  repurchase.....................................       --          8      5,273      6,248      31,255       59,600
Shareholders' equity.............................    4,685     54,684     55,322    113,668      26,967      351,409

---------------

(1) As a result of GTS' increase in ownership interest and amendment to the HER Shareholders Agreement that was completed on July 16, 1997, GTS accounts for its ownership interest in HER under the consolidation method of accounting. Prior to this date, GTS accounted for HER under the equity method of accounting.

(2) GTS recognized a $12.7 million extraordinary charge to earnings in the first quarter of 1998, as a result of GTS' early extinguishment of certain related party debt obligations. The nature of the charge is comprised of the write-off of $11.6 million of unamortized debt discount and $1.1 million of unamortized debt issuance costs that were deferred as financing costs and were being amortized over the original maturity of the debt.

                SUPPLEMENTAL INFORMATION -- SELECTED HISTORICAL
              FINANCIAL DATA OF GTS -- COMBINED EQUITY INVESTMENTS

     The following unaudited selected historical financial data -- equity investments for the years ended December 31, 1995, 1996 and 1997 and for the three and nine months ended September 30, 1997 and 1998, are derived from GTS' financial records. It is intended to supplement the aforementioned selected historical consolidated financial data. The financial data set forth below represents 100% of the results of operations for each of the entities.

     GTS believes that this information provides additional insight on GTS' unconsolidated equity method investments. Generally accepted accounting principles prescribe inclusion of revenues and expenses for consolidated interests (generally interests of more than 50%, absent some other factors), but not for equity interests (generally interests of 20% to 50%) or cost interests (generally interests of less than 20%). Further, equity accounting ordinarily results in the same net income as consolidation; however, the net operating results are reflected on one line within the income statement.

                                                        OWNERSHIP                 COST OF    OPERATING        NET
                                                       INTEREST(1)     REVENUES   REVENUES   EXPENSES    INCOME/(LOSS)
                                                       -----------     --------   --------   ---------   -------------
                                                                  (IN THOUSANDS, EXCEPT OWNERSHIP INTEREST)
YEAR ENDED DECEMBER 31, 1995
  Sovintel...........................................       50%        $44,292    $26,247    $  7,047      $  7,648
  TCM................................................       50%             49         --          57            (7)
  TeleRoss...........................................       50%            176         59         242          (193)
  Sovam..............................................     66.7%          4,434      2,914       3,273        (1,789)
  GTS Cellular Companies.............................       50%(2)       4,574      2,834       2,960        (2,165)
  Other..............................................       50%(2)         526        957       9,379        (9,874)
                                                                       --------   --------   --------      --------
        Total........................................                   54,051     33,011      22,958        (6,380)
  ADJUSTMENTS FOR INTER-AFFILIATE TRANSACTIONS(3)....                   (2,270)    (2,215)     (6,967)

YEAR ENDED DECEMBER 31, 1996
  Sovintel...........................................       50%        $75,040    $43,910    $ 10,411      $ 14,762
  TCM................................................       50%         16,507      3,330       1,854         8,874
  TeleRoss...........................................       50%          2,413        832       2,293          (841)
  Sovam..............................................     66.7%         11,671      8,236       5,714        (2,138)
  GTS Cellular Companies.............................       50%(2)      25,778     11,883      13,614        (3,406)
  Other..............................................       50%(2)      12,063     12,235      21,132       (22,471)
                                                                       --------   --------   --------      --------
        Total........................................                  143,472     80,426      55,018        (5,220)
  ADJUSTMENTS FOR INTER-AFFILIATE TRANSACTIONS(3)....                  (15,385)   (13,562)     (8,083)

YEAR ENDED DECEMBER 31, 1997
  Sovintel...........................................       50%        $113,962   $72,629    $ 17,020      $ 18,464
  TCM................................................       50%         29,308      7,169       3,286        12,512
  TeleRoss...........................................       50%          6,794      2,138       3,612            71
  Sovam..............................................     66.7%         17,808     10,684       5,653           780
  GTS Cellular Companies.............................       50%(2)      44,275     21,355      17,678          (906)
  Other..............................................       50%(2)      14,013     13,757      27,596       (26,591)
                                                                       --------   --------   --------      --------
        Total........................................                  226,160    127,732      74,845         4,330
  ADJUSTMENTS FOR INTER-AFFILIATE TRANSACTIONS(3)....                  (24,927)   (23,250)     (8,357)

                                                        OWNERSHIP                 COST OF    OPERATING        NET
                                                       INTEREST(1)     REVENUES   REVENUES   EXPENSES    INCOME/(LOSS)
                                                       -----------     --------   --------   ---------   -------------
                                                                  (IN THOUSANDS, EXCEPT OWNERSHIP INTEREST)
NINE MONTHS ENDED SEPTEMBER 30, 1997
  Sovintel...........................................       50%        $82,029    $51,048    $ 12,324      $ 14,215
  TCM................................................       50%(2)      20,715      4,733       2,270         9,653
  TeleRoss...........................................       50%          5,113      1,419       2,460           512
  Sovam..............................................     66.7%(3)      12,877      7,867       4,635          (168)
  GST Cellular Companies.............................       50%(4)(5)   29,412     14,227      13,022        (2,746)
  Other..............................................       50%(4)       8,860      8,400      25,736       (25,146)
                                                          ----         --------   --------   --------      --------
        Total........................................                  159,006     87,694      60,447        (3,680)
  ADJUSTMENTS FOR INTER-AFFILIATE TRANSACTIONS(6)....                  (17,049)   (15,853)    (11,105)

NINE MONTHS ENDED SEPTEMBER 30, 1998 (2)(3)(5)
  Sovintel...........................................       50%        $99,498    $65,779    $ 17,653      $  6,891
  TCM................................................       50%(2)      21,586      5,689       1,857         8,843
  TeleRoss...........................................       50%          7,436      2,163       3,241          (121)
  GTS Cellular Companies.............................       50%(4)(5)   40,186     18,737      14,158           458
  Other..............................................       50%(4)      18,838     18,107       3,961        (2,591)
                                                          ----         --------   --------   --------      --------
        Total........................................                  187,544    110,475      40,870        13,480
  ADJUSTMENTS FOR INTER-AFFILIATE TRANSACTIONS(6)....                  (25,001)   (23,960)      1,493

---------------

(1) The ownership interest column indicates GTS' legal ownership percentage for the respective equity investments. The information is being provided to assist an investor or analyst in determining GTS' legal rights associated with the presented financial data.

(2) During the quarter ended September 30, 1998, GTS purchased the remaining 47.36% interest in GTS Vox Limited, the intermediate holding company of TCM. As a result, effective July 1998, GTS will have a 95% interest in TCM and will also account for its interest in TCM using the consolidation as opposed to the equity method of accounting. The results of TCM for the six months ended June 30, 1998 have been included within the nine months ended September 30, 1998 presented above.

(3) GTS purchased the remaining 33% interest in Sovam in February 1998 and as a result, effective February 1998, Sovam is accounted for by the consolidation as opposed to the equity method of accounting.

(4) GTS generally maintains a 50% ownership interest in these equity investments.

(5) Prior to July 1, 1998, GTS beneficially owned approximately 25% of Golden Telecom and included its results within the GTS Cellular companies accounted for under the equity method. During the second quarter of 1998, GTS completed a restructuring of the capital and ownership of Golden Telecom, which results in GTS beneficially owning approximately 57% of Golden Telecom. As a result, effective June 30, 1998, Golden Telecom is accounted for under the consolidation as opposed to equity method of accounting. The results of Golden Telecom for the three months ended March 31, 1998 have been included within the nine months ended September 30, 1998 presented above.

(6) The adjustment amounts represent the effect of inter-affiliate transactions between GTS' consolidated and equity method ventures. More detailed information about inter-affiliate transactions is included under "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology."

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ESPRIT TELECOM

SELECTED HISTORICAL FINANCIAL DATA OF ESPRIT TELECOM

     The table below sets forth selected historical consolidated financial data for Esprit Telecom for each of the years in the five-year period ended September 30, 1998. The selected consolidated financial data set forth below for the years ended September 30, 1994, 1995, 1996 and 1997 have been excerpted or derived from, and are qualified by reference to, Esprit Telecom's historical consolidated financial statements, which have been audited by PricewaterhouseCoopers, independent public accountants. The selected consolidated financial data set forth below for the year ended September 30, 1998 have been excerpted or derived from, and are qualified by reference to, Esprit Telecom's historical consolidated financial statements, which have been audited by PricewaterhouseCoopers, independent public accountants. The historical consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. The principal differences between UK GAAP and US GAAP are summarized in Note 30 to Esprit Telecom's audited historical consolidated financial statements included elsewhere in this prospectus. The following information should be read in conjunction with (i) "Esprit Telecom Management's Discussion and Analysis of Financial Condition and Results of Operations", (ii) the historical consolidated financial statements of Esprit Telecom and (iii) "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus.

                                                              YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------------------
                                                    1994     1995      1996      1997       1998
                                                   ------   -------   -------   -------   --------
                                                     L         L         L         L         L

                                                      (IN THOUSANDS, EXCEPT PER ORDINARY SHARE
                                                                AND PER ADS AMOUNTS)
CONSOLIDATED PROFIT AND LOSS ACCOUNT DATA(1)
UK GAAP
Revenue..........................................   3,820    13,950    24,880    45,466     82,588
Cost of sales....................................  (3,924)  (10,640)  (18,756)  (37,949)   (65,829)
Gross (loss)/profit..............................    (104)    3,310     6,124     7,517     16,759
Other operating expenses:
  Selling, general and administrative............  (2,833)   (4,112)   (7,509)  (15,505)   (35,178)
  Stock compensation costs(1)....................    (187)     (588)   (2,035)     (417)      (112)
  Restructuring costs............................      --        --        --      (312)        --
  Depreciation and amortization(2)...............    (447)     (790)   (1,471)   (2,836)   (11,901)
Operating loss...................................  (3,571)   (2,180)   (4,891)  (11,553)   (30,432)
Profit on sale of investment.....................      --        --        --        --        200
Net interest expense/income......................    (305)     (222)     (203)      695    (12,213)
Loss on ordinary activities before taxation......  (3,876)   (2,402)   (5,094)  (10,858)   (42,445)
Taxation on loss on ordinary activities..........      --        --        --        (2)        (2)
Loss for the financial year......................  (3,876)   (2,402)   (5,094)  (10,860)   (42,447)
Loss per Ordinary Share(3).......................   (0.09)    (0.05)    (0.07)    (0.10)     (0.34)
Los per ADS(3)(4)................................   (0.63)    (0.35)    (0.49)    (0.70)     (2.38)
US GAAP
Net loss.........................................      --    (2,423)   (5,325)  (10,852)   (42,447)
Net loss per Ordinary Share(5)...................      --     (0.05)    (0.08)    (0.10)     (0.34)
Net loss per ADS(4)(5)...........................      --     (0.35)    (0.49)    (0.70)     (2.38)
OTHER FINANCIAL DATA
EBITDA(6) (UK GAAP)..............................  (3,124)   (1,390)   (3,420)   (8,711)   (18,331)
EBITDA(6) (US GAAP)..............................      --    (1,411)   (3,651)   (8,703)   (18,331)
Ratio of earnings to fixed charges(7)............      --        --        --        --         --

                                                              YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------------------
                                                    1994     1995      1996      1997       1998
                                                   ------   -------   -------   -------   --------
                                                     L         L         L         L         L

                                                      (IN THOUSANDS, EXCEPT PER ORDINARY SHARE
                                                                AND PER ADS AMOUNTS)
CONSOLIDATED CASH FLOW STATEMENT DATA UK GAAP
Cash (outflow)/inflow from operating
  activities.....................................  (2,465)      187    (2,245)   (2,999)   (29,131)
Returns on investments and servicing of
  finance........................................    (305)     (222)     (203)      695     (4,834)
Taxation.........................................      --        --        --        (2)        (2)
Capital expenditure and financial investment.....  (1,101)   (1,685)   (3,594)   (7,919)   (22,478)
Acquisitions and disposals.......................      --        --        --      (852)   (91,643)
Management of liquid resources...................      --        --    (2,335)  (20,541)  (158,058)
Financing........................................   3,826     6,868     6,541    29,799    308,309
CONSOLIDATED BALANCE SHEET DATA
UK GAAP
Bank balances, cash, restricted securities and
  short term cash deposits.......................     180     5,615     6,430    24,525    184,749
Net current (liabilities)/assets.................  (1,677)    2,619     3,974    16,521    167,507
Fixed assets, net................................   2,400     3,514     8,005    17,727    154,100
Total assets.....................................   4,266    13,178    24,101    59,543    394,537
Creditors: amounts falling due within one year...  (3,543)   (7,045)  (12,122)  (25,295)   (72,930)
Creditors: amounts falling due in more than one
  year...........................................    (633)     (631)   (1,968)   (2,874)  (328,806)
Total shareholders' funds........................      90     5,502    10,011    31,374     (7,199)
US GAAP
Total assets.....................................            13,178    24,101    59,543    394,537
Long term debt...................................              (631)   (1,968)   (2,874)  (328,806)
Redeemable preference shares.....................              (673)     (673)       --         --
Shareholders' equity/(deficit)...................             4,829     9,338    31,374     (7,199)

---------------

(1) Esprit Telecom's financial information has been restated from that previously published prior to December 1997 in order to give effect to a change in UK GAAP relating to the granting of employee stock options at a discount to the market price. The financial value of such discounts are now reorganized as employee compensation and charged against net income. As required by UK GAAP, this accounting change has been effected by restating the results of previous periods. This change in accounting has no impact on the US GAAP financial information presented.

(2) Includes European network amortization.

(3) Under UK GAAP, Loss per Ordinary Share is calculated based upon the weighted average number of shares outstanding during the period, adjusted to reflect the redesignation of the 'A' ordinary shares as Ordinary Shares and the fifty for one share split that occurred in February 1997.

(4) Loss per ADS and Net loss per ADS are calculated by adjusting Loss per Ordinary Share and Net loss per Ordinary Share, respectively for the ratio of seven Ordinary Shares per ADS.

(5) Previously reported loss per Ordinary Share and net loss per Ordinary Share in accordance with US GAAP has been restated to reflect the adoption of Financial Accounting Standard No. 128, "Earnings Per Share" for all periods presented.

(6) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented because it is a measure commonly used in the telecommunications industry and is presented solely to enhance the understanding of the Esprit Telecom's operating results. EBITDA, however, should not be considered as an alternative to operating income or income for the year as an indicator of the operating performance of Esprit Telecom. Similarly, EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity. EBITDA is not a measure of financial performance under generally accepted accounting principles and may not be compatible to other similarly titled measures of other companies. EBITDA may not be indicative of the historic operating results of Esprit Telecom; nor is it meant to be predictive of potential future results.

(7) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) from ordinary activities before income taxes ("Earnings") plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense, and one-third of rental expense on operating leases. On a UK GAAP basis, earnings plus fixed charges were insufficient to cover fixed charges by L3,876,000 in 1994; L2,402,000 in 1995; L5,094,000 in 1996, L10,858,000 in
    1997 and L42,445,000 for the year ended September 30, 1998. On a US GAAP basis, earnings plus fixed charges were insufficient to cover fixed charges by L2,423,000 in 1995; L5,325,000 in 1996; L10,852,000 in 1997 and
    L42,445,000 for the year ended September 30, 1998.

        GTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of GTS as of September 30, 1998 and December 31, 1997 and 1996 and for the three and nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 (the following discussion should be read in conjunction with GTS' Consolidated Financial Statements and the notes related thereto included elsewhere in this prospectus).

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations" including, without limitation, those concerning (i) projected traffic volume, (ii) future revenues and costs,
(iii) changes in GTS' competitive environment and (iv) the performance of future equity-method investments, contain forward-looking statements concerning GTS' operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

OVERVIEW

     Business. GTS is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia and the CIS, Central Europe and Asia. In Western Europe, through HER, GTS is operating and continuing to develop a pan-European high capacity fiber optic network which is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS' strategy to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. GTS' business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers.

     GTS began to acquire interests in numerous telecommunications ventures beginning in 1994 and continued to acquire such interests throughout 1995 and 1996. Ventures with significant financial results in 1994 included Sovintel (an international long-distance and domestic and local access telecommunications service provider) and GTS-Hungary (a VSAT network telecommunications service provider); ventures that incurred start-up costs associated with building out their business infrastructure in 1994 included Sovam (a data and Internet telecommunications service provider) and EuroHivo (a paging telecommunications service provider). In 1995, TeleRoss (a domestic long distance telecommunications service provider) and GTS Cellular (a basic cellular telecommunications service provider) began operations and expanded into numerous regions within the CIS by the end of 1996. TCM (a local access telecommunications service provider) began operations in 1996. HER (a carriers' carrier telecommunications service provider) began its network build-out in 1995, began limited operations at the end of 1996 and expects to continue to develop its network during 1998 and beyond. The fact that these ventures are in various stages of development affects the discussion of comparative results below. See "Business."

     GTS has invested significantly in its ventures through capital contributions and loans. In addition, GTS has made a significant commitment to its businesses and ventures through the provision of management assistance and training. GTS has also incurred significant expenses in identifying, negotiating and pursuing new telecommunications opportunities. GTS and certain of its ventures are experiencing continuing losses and negative operating cash flow primarily because the businesses are in the developmental and start-up phases of operations. Management recognizes that GTS must generate additional capital resources in order to continue its operations and meet its new development initiatives. The ultimate recoverability of GTS' investments in and advances to ventures is dependent on many factors including, but not limited to, the ability of GTS to obtain sufficient financing to continue to meet its capital and operational commitments, the economies of the countries in which it does business and the ability of GTS to maintain the necessary telecommunications licenses.

     GTS' businesses are developing rapidly. Some of the businesses operate in countries with emerging economies which have uncertain economic, political and regulatory environments. The general risks of operating businesses in the CIS and other developing countries include the possibility for rapid change in government policies including telecommunications regulations, economic conditions, the tax regime and foreign currency regulations. See "Risk Factors."

ACCOUNTING METHODOLOGY

     Accounting for Business Ventures. Wholly owned subsidiaries and majority-owned ventures where GTS has unilateral operating and financial control are consolidated. Those ventures where GTS exercises significant influence, but does not exercise unilateral operating and financial control, are accounted for by the equity method. GTS has certain majority-owned ventures that are accounted for by the equity method as a result of minority shareholder rights, super-majority voting conditions or other governmentally imposed uncertainties so severe that they prevent GTS from exercising unilateral control of the venture.

     Profit and Loss Accounting. GTS recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, GTS recognizes 100% of the losses in ventures where GTS bears all of the financial risk (which includes all of GTS' significant ventures except for Sovintel and, historically, HER). Accordingly, the portion of the losses that would normally be assigned to the minority interest partner ("Excess Losses") is recognized by GTS. When such ventures become profitable, GTS recognizes 100% of the profits until such time as the Excess Losses previously recognized by GTS have been recovered. As of September 30, 1998, $8.3 million and $7.6 million represent the net unrecovered Excess Losses for GTS' consolidated and equity method investments, respectively, that is expected to favorably benefit future period results from operations upon GTS' existing business ventures becoming profitable. This accounting policy was adopted prior to 1995; however, 1995 was the first year that the excess loss amount was deemed material for recognition within GTS' accounting records. For the period from January 1, 1997, through August 31, 1997, GTS recognized 100% of HER's losses due to GTS being the financing partner during this period. As a result of HER's issuance in August 1997, of $265 million aggregate principal amount of 11.5% senior notes due 2007 (of which $56.6 million was placed in escrow for the first two years' interest payments) GTS no longer considers itself as the financing partner.

     Inter-Affiliate Transactions. Several of GTS' ventures have entered into business arrangements through which they provide integrated solutions for their customers by leveraging each others' telecommunications infrastructure. These arrangements have historically been focused primarily within a region; however, as GTS has increased its geographic coverage and telecommunication capabilities, these arrangements have expanded between regions. In accordance with generally accepted accounting principles, all significant intercompany accounts and transactions are eliminated upon consolidation.

     Turnover Taxes. GTS' ventures within the CIS region incur a 4% turnover tax that is based on the revenues earned. GTS includes these taxes as a component of its operating expenses, since these taxes are incidental to the revenue cycle.

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

     The following table, as of September 30, 1998, summarizes the accounting methodology for the principal business ventures through which GTS conducts its business.

                                                            EFFECTIVE
                                            COUNTRY/REGION     GTS                ACCOUNTING
               COMPANY NAME                 OF OPERATIONS   OWNERSHIP             METHODOLOGY
               ------------                 --------------  ---------             -----------
Western Europe
  HER.....................................  Western Europe       89   %(1)    Consolidated(1)
  GTS-Monaco Access.......................  Monaco               50   %       Equity
Central Europe
  GTS-Hungary.............................  Hungary              99   %       Consolidated
  EuroHivo................................  Hungary              70   %(2)    Equity
  Czechnet................................  Czech Republic      100   %       Consolidated
  CzechCom................................  Czech Republic      100   %       Consolidated
CIS
  Sovintel................................  Russia               50   %       Equity
  TCM.....................................  Russia               95   %(3)    Consolidated(3)
  TeleRoss Operating Company..............  Russia              100   %(4)    Consolidated
  TeleRoss Ventures.......................  Russia               50   %(5)    Equity
  Sovam...................................  Russia              100   %(6)    Consolidated(6)
  GTS Cellular............................  CIS              50%-75   %(7)    Equity/Consolidated
Asia
  V-Tech..................................  China                75   %       Equity
  Beijing Tianmu..........................  China                47   %       Equity
  CDI.....................................  India               100   %       Consolidated

---------------

(1) As of July 16, 1997, HER is accounted for by the consolidation as opposed to the equity method of accounting. In addition, in March 1998 and October 1998, GTS's ownership interest in HER increased 10% and 0.5%, respectively.

(2) GTS sold its interest in EuroHivo in August 1998. The closing of this transaction did not have a material effect on GTS' results from operations and financial condition.

(3) During the quarter ended September 30, 1998, GTS purchased the remaining 47.36% interest in GTS Vox Limited, the intermediate holding company of TCM. As a result, effective July 1998, GTS has a 95% interest in TCM and accounts for its interest in TCM using the consolidation as opposed to the equity method of accounting.

(4) The TeleRoss Operating Company is comprised of a wholly-owned subsidiary that operates a domestic long distance network and holds the applicable operating license for TeleRoss and performs the customer invoicing and collection functions for telecommunications services. TeleRoss Operating Company is accounted for under the consolidation method of accounting because GTS has unilateral control over the operations and management decisions. TeleRoss Operating Company's operations are further discussed in "-- Results of Operations -- Consolidated Ventures" and "Business -- Russia and the CIS -- TeleRoss." A significant portion of TeleRoss Operating Company's costs of revenue consists of settlement fees paid to the TeleRoss Ventures, as defined in (5) below, with such fees being recorded as revenue by the TeleRoss Ventures. To date, all of the TeleRoss Ventures' revenue was derived from such fees. Any decline in the business or operations of the TeleRoss Ventures would have a material adverse effect on the results of TeleRoss Operating Company.

(5) TeleRoss Ventures is comprised of 14 joint ventures that are 50% beneficially owned by GTS, which originate traffic and provide local termination of calls through agency arrangements with TeleRoss Operating Company. GTS does not exercise unilateral control over the TeleRoss Ventures, and therefore they are accounted for under the equity method of accounting. TeleRoss Ventures' operations are further discussed in "-- Results of Operations -- Non-Consolidated Ventures (Equity Investees)."

(6) GTS purchased the remaining 33% interest in Sovam in February 1998 and as a result, effective February 1998, Sovam is accounted for by the consolidation as opposed to the equity method of accounting.

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

(7) GTS conducts its cellular operations through (i) Vostok Mobile, a wholly owned GTS venture that owns between 50% and 100% of a series of thirteen cellular joint ventures in various regions in Russia, (ii) PrimTelefone, a 50% owned venture in Vladivostok, Russia and (iii) Golden Telecom, an approximately 57% beneficially owned venture in Kiev, Ukraine. GTS completed a restructuring of the capital and ownership of Golden Telecom on June 30, 1998, which results in GTS beneficially owning approximately 57% of Golden Telecom. As a result, effective June 30, 1998, Golden Telecom is accounted for by the consolidation as opposed to equity method of accounting.

     Russian Economic Crisis. GTS recorded a $13.1 million pre-tax charge to earnings in its third quarter 1998 financial results that resulted from the devaluation of the ruble and the consequences of the banking and economic crisis within Russia. See "-- Liquidity and Capital Resources."

     Further, as identified in the preceding table that summarizes the accounting methodology for GTS' principal business ventures, several of GTS' business ventures within Russia are accounted for under the equity method of accounting. Accordingly, the $13.1 million pre-tax charge; that is mainly comprised of foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks, is primarily reflected in the "equity in losses/(earnings) of ventures" line item with the remainder in the "foreign currency losses" and "selling, general and administrative" line items within GTS' condensed, consolidated statements of operations.

RESULTS OF OPERATIONS -- CONSOLIDATED VENTURES

     Management's discussion included within "-- Results of Operations -- Consolidated Ventures" reflects the following significant operating ventures: TeleRoss Operating Company, Sovam, TCM, Golden Telecom, HER, GTS-Hungary and the Czech Companies. Although GTS was not able to follow the consolidation method of accounting for Sovam, TCM and Golden Telecom in the three and nine months ended September 30, 1997, and TCM and Golden Telecom for the first six months of 1998, GTS has included, for comparative purposes, a discussion of their financial performance for the three and nine months ended September 30, 1997, and nine months ended September 30, 1998, respectively, in our discussion of "Results of Operations -- Consolidated Ventures." See "Results of Operations -- Non-Consolidated Ventures (Equity Investees)" for a discussion of the operating results of Sovintel, TeleRoss Ventures, GTS Cellular and GTS-Monaco Access.

     Revenue. GTS' consolidated revenue was $63.8 million and $117.3 million for the third quarter and year to date ended September 30, 1998, respectively, which was $50.9 million and $87.1 million above the same periods in 1997. The growth in revenue was primarily attributable to the inclusion of HER, TeleRoss, Sovam, TCM and Golden Telecom in GTS' consolidated financial results, who contributed $42.9 million, $22.2 million, $18.8 million, $12.3, and $7.0 million, respectively, for the nine months ended September 30, 1998. TCM and Golden Telecom third quarter revenues are included in GTS' consolidated revenues for the third quarter and year to date ended September 30, 1998.

     The CIS region's consolidated revenue increased 345.1% and 237.1% to $31.6 million and $60.0 million for the three and nine months ended September 30, 1998, respectively, from the comparable periods in 1997. TeleRoss Operating Company generated revenue of $6.8 million and $22.2 million, representing 21.5% and 37.0% of the CIS region's consolidated revenue for the three and nine months ended September 30, 1998, respectively. The growth in TeleRoss Operating Company revenue of 35.4% for the year to date from the same periods last year was the result of the increase in traffic volume generated by the TeleRoss Ventures due to the increase in the number of cities and number of VSAT's installed at customer locations outside of cities in which they have a presence.

     Sovam generated revenue of $6.4 million and $18.8 million for the three and nine months ended September 30, 1998, respectively. The 30.6% and 45.7% increase from prior year periods in Sovam revenue is

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

primarily attributable to the expansion of Sovam's network throughout Russia and the CIS and the wider variety of service offerings. (Sovam was an equity method company in 1997.)

     TCM's revenue for the three and nine months ended September 30, 1998 increased 57.7% and 63.8% to $12.3 million and $33.9 million, respectively, from the comparable periods in 1997. This increase was primarily due to increases in local and international/long distance traffic revenue and increases in monthly port charges and the sale of additional local access lines. (TCM was an equity method company prior to July 1, 1998.)

     Revenue for Golden Telecom was $7.0 million and $16.9 million for the three and nine months ended September 30, 1998, respectively, which represents a 218.2% and 322.5% increase from the comparable periods in 1997. The growth in revenue was primarily attributable to the increase in cellular subscribers. (Golden Telecom was an equity method company prior to July 1, 1998.)

     HER generated $27.0 million and $42.9 million of revenue in the three and nine months ended September 30, 1998, respectively, compared to $1.7 million and $2.3 million, respectively, in the same periods in 1997 (HER was an equity method company prior to July 1997). The growth in revenue is attributable to the continued deployment of the HER network as well as the inclusion of Ebone, whose revenue was $7.4 million for the three months ended September 30, 1998. HER commenced commercial service over the Brussels-Amsterdam route in late 1996, the London-Paris portion in November 1997, Frankfurt, Zurich, Geneva, Stuttgart, Dusseldorf and Munich were added in the second quarter of 1998, and Milan was added during the third quarter of 1998.

     The Central Europe region's consolidated revenue increased 29.4% and 32.6% to $4.4 million and $12.6 million for the three and nine months ended September 30, 1998, respectively, from the comparable periods in 1997. This growth is attributable to the expansion of the customer base and product offerings of these businesses.

     Gross Margin. GTS's consolidated gross margin was $25.0 million and $35.2 million, or 39.2% and 30.0% of revenue, for the three and nine months ended September 30, 1998, respectively, and ($2.4) million and $1.9 million, or (18.6%) and 6.3% of revenue, for the three and nine months ended September 30, 1997, respectively.

     Sovam represented 11.2% and 25.0% of the consolidated gross margin for the three and nine months ended September 30, 1998, respectively. (Sovam was an equity method company in 1997.) Sovam had gross margin as a percentage of revenues of 43.8% and 46.8% for the three and nine months ended September 30, 1998, respectively. The increase of 0.9% and 8.0% in gross margin as a percentage of revenue in comparison to the same periods in 1997 reflects the higher margin service offerings that Sovam is currently providing and also management's focus to improve its cost structure; i.e., the negotiation of improved channel costs from suppliers and controlled growth in both personnel and capital expenditures.

     The TeleRoss Operating Company represented 1.2% and 6.0% of the consolidated gross margin for the three and nine months ended September 30, 1998, respectively, and 20.8% and 52.6% for the three and nine months ended September 30, 1997, respectively. TeleRoss had gross margin as a percentage of revenue of 4.4% and 9.5% for the three and nine months ended September 30, 1998, respectively. The increase of 12.1% and 3.4% in margin as a percentage of revenue in comparison to the comparable periods in 1997 reflects the overall increase in revenue as discussed above.

     TCM represented 36.0% of the consolidated gross margin for the third quarter 1998 (TCM was an equity method company prior to July 1, 1998). TCM had gross margin as a percentage of revenues of 73.2% and 73.5% for the three and nine months ended September 30, 1998, respectively. Gross margin as a percentage of revenue decreased 1.2% and 3.8% in comparison to the same period in 1997 as a result of higher infrastructure and settlement costs.

     Golden Telecom represented 17.6% of the consolidated gross margin for the third quarter 1998 (Golden Telecom was an equity method company prior to July 1,
1998). Golden Telecom's gross margin was 62.9%
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

and 58.6% of revenue for the three months ended September 30, 1998 compared to gross margin of 54.5% and 37.5% of total revenue for the comparable periods during 1997.

     HER had a favorable effect on consolidated gross margins of $7.3 million and $6.3 million for the three months and nine months ended September 30, 1998. For comparative purposes, HER had an unfavorable gross margin of ($1.0) million and ($3.7) million for the three and nine months ended September 30, 1997 (HER was an equity method company prior to July 1997). HER represented 29.2% and 17.9% of the consolidated gross margin for the three and nine months ended September 30, 1998. The improvement in gross margins in 1998 as compared to 1997 is reflective of the increased utilization of the network as well as the inclusion of Ebone, whose gross margin was $3.9 million for the three months ended September 30, 1998.

     The Central European region had gross margin as a percentage of revenue of 31.8% and 33.3% for the three and nine months ended September 30, 1998, respectively. The decrease of 3.5% and 5.6% in gross margin as a percentage of revenue in comparison to the comparable periods in 1997 primarily reflects the startup activities of the GTS Net product offering in Hungary.

     Operating Expenses. Consolidated operating costs were $42.8 million and $94.2 million for the three and nine months ended September 30, 1998, respectively, a 71.5% and 81.0% increase above the comparable periods in 1997. The increase in operating costs is attributable to the inclusion of HER, Sovam, TCM and Golden Telecom in the Company's consolidated financial results, the growth in expenditures associated with building business infrastructure for primarily the TeleRoss Operating Company and costs attributable to increasing the corporate staff.

     Equity in (Losses)/Earnings of Ventures. GTS recognized (losses)/earnings of ($3.5) million and $4.1 million for its investments in non-consolidated ventures in the three and nine months ended September 30, 1998, respectively, as compared to recognizing losses of $8.1 million and $18.2 million in the comparable periods, respectively, in 1997. This improvement was primarily the result of HER and Golden Telecom no longer being equity method investees offset by a $7.7 million charge to earnings associated with GTS' business operations in Russia as a result of the deterioration of the economic conditions in Russia during the quarter. The $7.7 million charge is principally comprised of foreign exchange losses with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks. In addition, GTS' third quarter 1997 financial results were unfavorably affected by management's decision to write-off certain investments in and advances to ventures in Asia and Central Europe. As a result of the application of GTS' previously discussed profit and loss accounting, additional losses of $1.6 million were recognized for the three and nine months ended September 30, 1998. Included in the quarter and year to date results for September 30, 1997 were $3.1 million and $10.9 million of additional losses. See "Results of Operations -- Non-Consolidated Ventures (Equity Investees)" for a discussion of the results of operations of GTS' significant equity investees.

     Interest, Net. GTS earned interest income of $13.9 million and $28.1 million for the three and nine months ended September 30, 1998, respectively, a 344.7% and 432.6% increase over the same periods in 1997, primarily as a result of investing the proceeds from GTS' 1997 and 1998 capital raising efforts. See "-- Liquidity and Capital Resources."

     GTS incurred interest expense of $22.0 million and $52.6 million for the three and nine months ended September 30, 1998, respectively, which was 58.1% and 149.5% above the comparable periods in 1997. The significant increase in interest expense was due to the $571.9 million increase in debt raised in 1998 and the $409.8 million debt raised in 1997. See "-- Liquidity and Capital Resources."

     Foreign Currency Losses. GTS recognized foreign currency losses of $7.3 million and $10.4 million for the three and nine months ended September 30, 1998. These losses are primarily attributable to the devaluation of the Russian ruble and foreign currency exposure at HER. HER has recorded foreign exchange losses due to its foreign exchange exposure associated with its issuance in August 1997 of aggregate principal $265 million U.S. dollar denominated debt, other U.S. dollar denominated cash and payable balances, losses

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

on several forward exchange contracts and the weakening of the U.S. dollar versus European currencies in the third quarter of 1998. See "-- Liquidity and Capital Resources -- Liquidity Analysis" for further discussion.

     Provision for Income Taxes. GTS' consolidated tax provision was $0.8 million and $2.2 million for the three and nine months ended September 30, 1998 and $1.0 million and $1.8 million for the three and nine months ended September 30, 1997, respectively. GTS' financial statements do not reflect any provision for benefits that might be associated with the U.S. and non-U.S. loss carryforwards. There can be no assurance that such non-U.S. loss carryforwards will be allowed, in part or in full, by local tax authorities against future income.

     Extraordinary Loss. GTS recognized a $12.7 million extraordinary charge to earnings in the first quarter of 1998, as a result of GTS' early extinguishment of certain related party debt obligations. The nature of the charge is comprised of the write-off of $11.6 million of unamortized debt discount and $1.1 million of unamortized debt issuance costs that were deferred as financing costs and were being amortized over the original maturity of the debt.

     Year Ended December 31, 1997 compared to Year Ended December 31, 1996 and compared to Year Ended December 31, 1995

     Management's discussion included within "-- Results of Operations -- Consolidated Ventures" reflects the following significant operating ventures: TeleRoss Operating Company, GTS-Hungary, the Czech Companies and HER (for 1997). See "Results of Operations -- Non-Consolidated Ventures (Equity Investees)" for a discussion of the operating results of Sovintel, TCM, Sovam, TeleRoss Ventures, GTS Cellular, HER (prior to 1997), GTS-Monaco Access, EuroHivo and the Asia business ventures.

     Revenue. GTS' consolidated revenue was $47.1 million, $24.1 million and $8.4 million for the years ended December 31, 1997, 1996, and 1995, respectively. The growth in revenue was attributable to the commencement in 1995 of commercial operations by TeleRoss Operating Company, as well as the continued expansion of services and customer base in Central Europe, and HER's initial Amsterdam to Brussels route and further expansion to London and Paris during 1997.

     The CIS region's consolidated revenue was $27.1 million, $12.7 million, and $3.8 million for the years ended December 31, 1997, 1996 and 1995 respectively. TeleRoss Operating Company generated revenue of $24.7 million, $9.2 million and $3.8 million, representing 91.1%, 72.4% and 100% of the region's consolidated revenue for the years ended December 31, 1997, 1996 and 1995, respectively. Service revenue represented 81.8%, 64.1% and 21.1% of TeleRoss Operating Company's revenue for the years ended December 31, 1997, 1996 and 1995, respectively, with the balance of its revenue in such periods principally represented by installation and equipment sales. The growth in revenue was a result of increased traffic volume generated by the TeleRoss Ventures as they expanded to 13 cities for the year ended December 31, 1997, added customers in existing cities and installed several VSATs at customer locations outside of cities in which they have a presence.

     Within the Central Europe region, GTS-Hungary and the Czech Companies accounted for 100% of the revenue earned, of which GTS-Hungary and the Czech Companies provided $8.5 million and $5.1 million of GTS' consolidated revenue in 1997, respectively, compared to $6.9 million and $2.3 million in 1996, respectively, and $4.2 million and $0.3 million in 1995, respectively. The growth in revenue of GTS-Hungary from 1995 to 1997 was due to the expansion of its customer base and the introduction of microwave technology services. The Hungary state lottery accounted for 50.6%, 55.3% and 65.0% of GTS-Hungary's revenue in 1997, 1996 and 1995, respectively. The growth in revenue of the Czech Companies was generated through increases in voice traffic carried from twenty-five buildings at December 31, 1997, as compared to sixteen buildings at December 31, 1996.

     All of Western Europe's consolidated revenue of $5.4 million for the year ended December 31, 1997 was derived from HER.

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

     Gross Margin. GTS's consolidated gross margin was $4.4 million, or 9.3% of revenue, for the year ended December 31, 1997, $5.2 million, or 21.6% of revenue, for the year ended December 31, 1996 and $0.02 million, or 0.0% of revenue, for the year ended December 31, 1995.

     The CIS region had a gross margin of $4.0 million, $0.8 million and $(0.9) million for the years ended December 31, 1997, 1996 and 1995, respectively. TeleRoss Operating Company had a gross margin of $3.5 million, or 14.2% of revenues, for the year ended December 31, 1997 and a negative gross margin of $(1.0) million for each of the years ended December 31, 1996 and 1995, which was the result of the high fixed cost component of its network hub in Moscow. GTS-Hungary and the Czech Companies comprised 100% of the Central Europe region's gross margin. GTS-Hungary had a gross margin of $3.5 million, $3.0 million, and $1.7 million, representing 41.2%, 43.4%, and 40.5% of GTS-Hungary's revenue for the years ended December 31, 1997, 1996 and 1995, respectively. The favorable gross margin trend reflected the increased utilization of GTS-Hungary's 1,000 VSAT capacity hub located in Budapest. The Czech Companies had a gross margin of $1.5 million, $0.3 million and $(0.1) million for the years ended December 31, 1997, 1996 and 1995, respectively. HER incurred a negative gross margin of $(4.6) million for the year ended December 31, 1997, which was primarily due to the initial cost structure of the new routes and minimal revenue generated.

     Operating Expenses. Consolidated operating costs were $76.7 million, $52.9 million, and $41.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating costs reflected the growth in expenditures associated with building business infrastructure for primarily the TeleRoss Operating Company and GTS-Hungary, the inclusion of HER's operating expenses in 1997 and increasing corporate staff.

     Equity in (Losses)/Earnings of Ventures. GTS recognized losses from its investments in non-consolidated ventures of $14.6 million, $10.2 million and $7.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Included in these losses were $3.6 million, $5.7 million and $5.2 million for the years ended December 31, 1997, 1996 and 1995, respectively, that related to GTS's ownership share of the losses. Also included in the losses for the year ended December 31, 1997 was a write-off of approximately $5.4 million which represented the net balance of certain investments in and advances to ventures in Asia (primarily Beijing Tianmu and V-Tech) and Central Europe (EuroHivo) that were stated in excess of their net realizable value. GTS followed the authoritative guidance as prescribed by APB No. 18, "The Equity Method of Accounting for Investments in Common Stock," for its determination of the $5.4 million charge. GTS' recoverability analysis was based on its projected undiscounted cash flows of their equity investees, since this is the lowest level of cash flow information available. The underlying reasons for the write-down of GTS' investments were the result of the problems that are more specifically addressed in "Results of Operations -- Non-Consolidated Ventures (Equity Investees) -- Asia," "Business -- Central Europe" and "Business -- Asia." Additionally, included within GTS's ownership share of the losses incurred and the Excess Losses for the year ended December 31, 1997 is approximately $14.4 million of losses (of the $14.4 million, approximately $13.5 million related to the write-off of advances to several Chinese-owned operating telecommunications companies to which GTS provides technical and financial assistance, and $0.9 million related to the write-off of inventories, receivables, and other assets) which represented GTS' share of asset write-offs recorded by certain of the ventures in Asia (Beijing Tianmu and V-Tech). See
"-- Results of Operations -- Non-Consolidated Ventures (Equity
Investees) -- Asia". GTS would have recognized earnings from its investments in non-consolidated ventures of $5.2 million for the year ended December 31, 1997, had GTS not recognized the write-downs of investments and assets of approximately $5.4 million and $14.4 million, respectively. The write-down of Central Europe's investment in EuroHivo was a result of GTS' decision in the third quarter to recognize the contingent liabilities associated with the expected liquidation and discontinuation of EuroHivo's operations as of September 30, 1997. In addition, GTS' results were negatively affected due to the recognition of Excess Losses of $5.6 million, $4.5 million and $2.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. See
"-- Overview." GTS' losses from its ventures were primarily the result of most of its ventures being in the early stages of operations. Sovintel and TCM, however, generated combined earnings of $15.5 million, $11.8 million and $3.8 million for the years ended December 31, 1997, 1996 and 1995, respectively, which partially offset losses generated by other ventures.

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     Other Non-Operating Income. Favorably affecting the 1995 results was the non-recurring $10.3 million gain that GTS recognized as a result of its cash settlement of certain claims with a third party in 1995.

     Interest, Net. GTS incurred interest expense of $39.1 million, $11.1 million and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Interest expense is comprised of interest incurred from debt maturing within one year, long-term debt obligations, capital lease obligations, amortization of debt discount on the long-term debt obligations and various other debt obligations. The significant increase in interest expense was due to the $409.8 million increase in debt raised in 1997. See "-- Liquidity and Capital Resources."

     GTS earned interest income of $11.4 million, $3.6 million and $2.2 million for the years ended December 31, 1997, 1996 and 1995, respectively, primarily as a result of investing the proceeds from private placements of common stock in various highly liquid investments.

     Provision for Income Taxes. GTS' consolidated tax provision was $2.5 million, $1.4 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. GTS' financial statements do not reflect any provision for benefits that might be associated with the U.S. and non-U.S. loss carryforwards. There can be no assurance that such non-U.S. loss carryforwards will be allowed, in part or in full, by local tax authorities against future income.

RESULTS OF OPERATIONS -- NON-CONSOLIDATED VENTURES (EQUITY INVESTEES)

  Three and Nine Months Ended September 30, 1998 compared to Three and Nine Months Ended September 30, 1997

  RUSSIA -- CIS

     Sovintel. Sovintel's revenue was $32.4 million and $99.5 million for the third quarter and year to date ended September 30, 1998, which increased $4.5 million and $17.5 million over revenues for the comparable periods in 1997. The growth in revenue was primarily the result of telecommunications service revenue, which increased 8.3% and 14.3% to $21.8 million and $70.2 million for the three and nine months ended September 30, 1998, respectively, from comparable periods in 1997, due to the Moscow customer base growth and traffic from other GTS ventures that generated increased volume of outgoing international and domestic minutes carried by Sovintel. Sovintel realized a 35.4% and 28.7% increase in outgoing international and domestic revenues for the three and nine months ended September 30, 1998, as compared with the same periods a year ago. Revenue from incoming international minutes decreased by 55.1% and 38.5% to $1.5 million and $6.1 million for the three and nine months ended September 30, 1998, respectively, from the same periods in 1997.

     Sovintel's non-traffic-related revenue increased 36.6% and 42.4% to $10.6 million and $29.3 million for three and nine months ended September 30, 1998, respectively, over the comparable periods in 1997, which was primarily attributable to port sales and monthly port fees revenue.

     Sovintel's gross margin as a percentage of revenues was 34.6% and 33.9%, for the three and nine months ended September 30, 1998, and was 34.8% and 37.8% for comparable periods in 1997. The decrease in gross margin as a percentage of revenue for the respective periods in 1998 and 1997 was attributable to a general price decrease in international and domestic revenue due to competitive pressures and a higher percentage of domestic minutes, which yield a lower margin.

     Operating expenses were $7.9 million and $17.7 million, or 24.4% and 17.8% of total revenue, for the three and nine months ended September 30, 1998. The increase of 9.3% and 2.8% in operating expenses in comparison to the same periods in 1997 was primarily due to charges related to the Russian financial crisis, specifically, $1.9 million of uncollectible accounts receivable and $0.4 million in unrecoverable cash.

     Sovintel recorded a foreign exchange loss of $5.2 million during the quarter, of which $5.1 million was attributable to the devaluation of the ruble in mid-August 1998.

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

     TeleRoss Ventures. Revenue for the TeleRoss Ventures increased 4.3% and 45.1% to $2.4 million and $7.4 million for the three and nine months ended September 30, 1998, respectively, from the comparable periods in 1997. Revenues were primarily resulted from settlement fees charged to TeleRoss Operating Company. The growth in revenue reflects the growth of the customer base.

     Gross margin as a percentage of revenue was 75.0% and 71.6% for the three and nine months ended September 30, 1998, respectively, compared to 60.9% and 72.5% for the three and nine months ended September 30, 1997, respectively. Operating expenses were $1.0 million and $3.2 million, or 41.7% and 43.2% of revenue, for the three and nine months ended September 30, 1998, respectively, compared to 30.4% and 49.0% of revenue, for the comparable periods in 1997.

     GTS Cellular. GTS operates three cellular networks through differing ownership structures: Vostok Mobile, PrimTelefone and Golden Telecom (consolidated for the three months ended September 30, 1998).

     Revenue for Vostok Mobile was $6.2 million and $20.9 million for the three and nine months ended September 30, 1998, respectively, which represented a 47.6% and 39.3% increase from the comparable periods in 1997. The growth in revenue was primarily attributable to subscriber growth.

     Vostok Mobile's gross margin was 40.9% and 46.9% of revenue, for the three and nine months ended September 30, 1998, respectively, compared to 45.2% and 50.7% of revenue, for the comparable periods in 1997. Operating expenses were $5.5 million and $11.7 million, or 88.7% and 56.0% of revenue, for the three and nine months ended September 30, 1998, respectively, compared to ($0.2) million and $4.8 million, or (4.8%) and 32% of revenue, for the comparable periods in 1997.

     Vostok Mobile recorded a foreign exchange loss of $2.4 million during the third quarter 1998, that resulted primarily from the devaluation of the ruble in mid-August 1998.

     Revenue for PrimTelefone was $2.9 million and $10.2 million for the three and nine months ended September 30, 1998, respectively, which represented a 9.4% decrease and a 24.4% increase from the comparable periods in 1997. The decrease in current period revenue is due to decreases in airtime, subscriber fees and handset sales during the third quarter of 1998. The growth in year to date revenue was primarily attributable to the subscriber growth in the first and second quarters of 1998.

     PrimTelefone's gross margin was 58.6% and 57.8% of total revenue, and operating expenses were $0.9 million and $3.2 million for the three and nine months ended September 30, 1998, respectively, compared to gross margin of 43.8% and 57.3% of total revenue, and operating expenses of $1.2 million and $2.7 million, respectively, for the comparable periods in 1997.

WESTERN EUROPE

     GTS-Monaco Access: Total revenue was $6.8 million and $18.7 million for the three and nine months ended September 30, 1998, respectively, which represented a 100.0% and 136.7% increase from the comparable periods in 1997. Gross margin was ($0.3) million and $0.7 million, or (4.4%) and 3.7% of revenue, for the three and nine months ended September 30, 1998, respectively, compared to $0.3 million and $0.4 million, or 7.7% and 5.1% of revenue, for the comparable periods in 1997. The decrease in gross margin for the third quarter of 1998 is primarily the result of service credit recorded in September.

  Year Ended December 31, 1997 compared to Year Ended December 31, 1996 and compared to Year Ended December 31, 1995

RUSSIA -- CIS

     Sovintel. Sovintel's revenue for the years ended December 31, 1997, 1996 and 1995 was $114.0 million, $75.0 million and $44.3 million, respectively. The increase in revenue was primarily the result of telecommunications service revenue, which increased to $85.4 million for the year ended December 31, 1997 from
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

$50.8 million and $26.8 million for the years ended December 31, 1996 and 1995, respectively, due to the Moscow customer base growth and traffic from other GTS ventures that generated increased volume of outgoing international and domestic minutes carried by Sovintel. Revenue from incoming international minutes also increased to $13.1 million for the year ended December 31, 1997, from $6.8 million and $2.2 million for the years ended December 31, 1996 and 1995, respectively. Included in Sovintel's traffic revenue for 1997 and 1996 was $12.4 million and $5.0 million, respectively, that was related to customers using phone numbers provided by TCM. This revenue was derived primarily from international/long distance traffic and local traffic. Sovintel and TCM have an arrangement whereby Sovintel reimburses TCM 50% of installation charges, monthly fees and local traffic revenues and approximately 33% of international/long distance billings from TCM-supplied phone numbers.

     Sovintel's non-traffic-related revenue of $28.6 million, $24.2 million and $17.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, was primarily attributable to port sales and monthly port fees revenues.

     Sovintel's gross margin was $41.3 million, $31.1 million and $18.0 million, or 36.2%, 41.5% and 40.6% of revenue, for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in gross margin percentage was attributable to a general price decrease in international and domestic revenues due to competitive pressures and a higher percentage of domestic minutes, which yield a lower margin.

     Operating expenses were $17.0 million, $10.3 million and $7.1 million, or 14.9%, 13.7% and 16.0% of total revenue, for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses was related to increases in turnover taxes associated with revenues and also increased personnel, advertising and sales force costs required to support Sovintel's growth.

     Income tax expense was $5.7 million, $5.2 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in income tax expense was attributable to Sovintel's profitable operations.

     TCM. TCM's revenue was $29.3 million and $16.5 million for the years ended December 31, 1997 and 1996, respectively. TCM had minimal activities in 1995. TCM had a gross margin of $22.1 million and $13.2 million, or 75.4% and 80.0% of total revenue. The decrease in gross margin as a percentage of revenue was attributable to higher infrastructure and settlement costs. TCM had operating expenses of $3.3 million and $1.9 million, or 11.3% and 11.5% of total revenue, for the years ended December 31, 1997 and 1996, respectively.

     Sovam. Sovam's revenue was $17.8 million, $11.7 million and $4.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in revenues is primarily attributable to the expansion of Sovam's network throughout Russia and the CIS and the wider variety of service offerings, including the introduction of Russia On Line services.

     Gross margin was $7.1 million, $3.4 million and $1.5 million, or 39.9%, 29.1% and 34.1% of total revenue for the years ended December 31 in 1997, 1996 and 1995, respectively. Operating expenses were $5.7 million, $5.7 million and $3.3 million, or 32.0%, 48.7% and 75.0% of total revenue, for the years ended December 31, 1997, 1996 and 1995, respectively.

     TeleRoss Ventures. Revenue for the TeleRoss Ventures for the years ended December 31, 1997, 1996 and 1995 was $6.8 million, $2.4 million and $0.2 million, respectively. Revenues resulted from settlement fees charged to TeleRoss Operating Company. The growth in total revenue was the result of steady growth in sales of core switched voice services in the five cities serviced in 1995, an additional seven new cities in the network in 1996 and an additional city in 1997.

     Gross margin for the years ended December 31, 1997, 1996 and 1995 was $4.7 million, $1.6 million and $0.1 million, respectively. Operating expenses of $3.6 million, $2.3 million and $0.2 million were incurred for the years ended December 31, 1997, 1996 and 1995, respectively.

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

     GTS Cellular. GTS operates three cellular networks through differing ownership structures: Vostok Mobile, PrimTelefone and Golden Telecom.

     Revenue for Vostok Mobile was $25.8 million, $16.5 million and $2.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Vostok Mobile's gross margin was $13.6 million, $9.3 million and $1.1 million, or 52.7%, 56.4% and 55.0% of total revenue, and operating expenses were $10.1 million, $9.2 million and $4.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Revenue for PrimTelefone was $12.1 million, $8.4 million and $2.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. PrimTelefone's gross margin was $6.6 million, $4.7 million and $0.6 million, or 54.5%, 56.0% and 27.3% of total revenue, and operating expenses were $3.6 million, $3.7 million and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Golden Telecom did not have significant operations until 1997. Revenue for Golden Telecom was $7.2 million and gross margin was $2.8 million, or 38.9% of total revenue, for the year ended December 31, 1997. Operating expenses were $4.9 million for the year ended December 31, 1997.

  WESTERN EUROPE

     HER. HER earned a small revenue stream in 1996 and no revenue in 1995. Operating expenses were $10.6 million and $6.7 million for the years ended December 31, 1996 and 1995, respectively. The increase in selling, general and administrative expenses reflected HER's continued transition from the start-up phase to the operational phase. In 1997, HER was included in the consolidated results of GTS.

     GTS-Monaco Access. Limited international traffic was carried from GTS subsidiaries through GTS-Monaco Access for termination worldwide during 1995 which resulted in minimal revenues earned. Total revenue was $13.0 million and $3.9 million and gross margin was $0.2 million and $(0.4) million for the years ended December 31, 1997 and 1996, respectively.

  CENTRAL EUROPE

     EuroHivo. EuroHivo's operating results were minimal for the years ended December 31, 1997, 1996 and 1995. In September 1997, GTS recorded a $2.4 million charge to recognize the liabilities associated with the planned liquidation and discontinuance of EuroHivo's operations. See Footnote 3 in GTS audited financial statements for additional disclosures related to EuroHivo.

  ASIA

     Most of GTS' ventures within the Asia region were in the start-up phase and had not commenced operations in 1996. The non-consolidated ventures in the Asia region had revenue of $7.0 million for the year ended December 31, 1996, and had minimal revenues in 1997 and 1995. The revenue in 1996 consisted principally of equipment sales. GTS believes that future revenue will be derived primarily from providing telecommunications engineering and consulting services.

     During the year ended December 31, 1997, the V-Tech and Beijing Tianmu business ventures (the "Asia Ventures") determined that a charge of $14.4 million (GTS's portion) was appropriate as a result of the write-off of $13.5 million of advances to several Chinese-owned operating telecommunications companies to which the Asia Ventures provide technical and financial assistance and $0.9 million related to the write-off of inventories, receivables and other assets. The Asia Ventures followed the authoritative guidance as prescribed by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for their determination of the $13.5 million charge as they believed that the advances, as evidenced by legal agreements between the Asia Ventures and the underlying operating telecommunications companies, represents long-lived assets. (The Asia Ventures would have reflected the same charge had they followed the authoritative accounting guidance as prescribed by APB No. 18 or SFAS No. 5, "Accounting for

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

Contingencies.") The Asia Ventures recoverability analysis was based on their projected undiscounted cash flows of their respective operations since this is the lowest level of cash flow information available. The underlying reasons for the write-offs were the result of problems dealing with one of the Asian partners, the inability of the Chinese operating telecommunications companies to develop markets for their services, and technical problems, all of which surfaced during the third quarter of 1997. See Footnote 3 in GTS' audited financial statements for additional disclosures related to GTS' Asia operations and "Business -- Asia."

LIQUIDITY AND CAPITAL RESOURCES

  CORPORATE

     The telecommunications business is capital intensive. GTS generally is the primary source of funding for its ventures, both for working capital and capital expenditures. Under a typical arrangement, GTS's venture partner contributes the necessary licenses or permits under which the venture will conduct its business, office space and other equipment. GTS's contribution is generally cash and equipment, but may consist of other specific assets as required by the joint venture agreement.

     GTS has raised capital through the issuance of equity securities and through various debt agreements. The issuance of equity securities has raised $358.6 million, $36.4 million, $107.7 million, $42.1 million and $62.1 million in the first nine months of 1998, and in the full years of 1997, 1996, 1995 and 1994, respectively, net of placement fees, for a total of $606.9 million. In addition, GTS and HER received $571.9 million, $409.8 million, $60.0 million and $23.3 million in gross proceeds in the first nine months of 1998, and in the full years of 1997, 1996 and 1995, respectively, for a total of $1,065.0 million under various debt agreements. Included within the debt proceeds identified above, GTS received $3.5 million, $60.0 million and $10.0 million in 1997, 1996 and 1995, respectively, from lenders who are affiliated with, and are considered related parties to, GTS as a result of their (or their affiliates) ownership of GTS' Common Stock, of which $70.0 million was repaid in 1998.

     GTS had working capital of $907.6 million and $353.4 million as of September 30, 1998 and 1997, respectively. GTS had an accumulated deficit of $343.7 million as of September 30, 1998, including net losses of approximately $37.5 million and $100.8 million for the three and nine months ended September 30, 1998 and $48.2 million and $87.9 million for the three and nine months ended September 30, 1997, respectively. During 1998, GTS has incurred and expects to continue to incur substantial expenditures to fund the working capital requirements of its ventures, to provide capital equipment for certain of its ventures, and to engage in new development and acquisitions.

     GTS will require substantial capital investment to execute its business plans and to fund expected operating losses. Management expects that GTS and its ventures will spend over $1.2 billion in cash related to capital expenditures and investments in ventures during the next three years. GTS obtained funds in 1998 through a variety of financing arrangements, including (i) approximately $255.3 million in gross proceeds from the IPO, (ii) $105.0 million in gross proceeds from the sale of 9.875% senior notes due February 15, 2005, of which $19.6 million was placed in escrow to fund the first two years' interest payments. The initial public stocking offering constituted a "complying public equity offering" under GTS' 8.75% Senior Subordinated Convertible Bonds due 2000 (the "Bonds"), and as a result, the conversion price of the Bonds is $20 per share, (iii) approximately $127.4 million in gross proceeds from a secondary public stock offering of 2.8 million shares of common stock at $45.50 per common share, and (iv) approximately $466.9 million in gross proceeds from the sale of the Debentures. The Debentures are redeemable from July 1, 2001 at the option of GTS, at redemption prices set forth in the agreement relating to the Debentures and are convertible into shares of common stock at any time prior to maturity or redemption at a conversion price of $55.05 per common share. The Debentures are subordinated to all existing and future indebtedness of GTS, except for the Bonds, with which they rank pari passu in right of payment.

     GTS believes that its existing cash balances, after giving effect to the New HER Notes Offering, which notes are on substantially similar terms as HER's existing senior notes, and cash flow from operations will be sufficient to fund its expected capital needs under its current business plan, excluding any funds expended in
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

connection with the implementation of GTS' European Services Strategy. See
"-- Liquidity and Capital Resources -- European Services Strategy". GTS contemplates that it will raise additional debt financing through a newly formed subsidiary of GTS, the proceeds of which will be applied toward the implementation of GTS' European Services Strategy. GTS has not yet determined the actual amount and timing of such financing.

     The actual amount and timing of GTS' future capital requirements may differ materially from management's estimates. In particular, the accuracy of management's estimates is subject to changes and fluctuations in GTS' revenues, operating costs and development expenses, which can be affected by GTS' ability to (i) effectively and efficiently manage the expansion of the HER network and operations, (ii) obtain infrastructure contracts, rights-of-way, licenses and other regulatory approvals necessary to complete and operate the HER network,
(iii) negotiate favorable contracts with suppliers, including large volume discounts on purchases of capital equipment and (iv) access markets, attract sufficient numbers of customers and provide and develop services for which customers will subscribe. GTS' revenues and costs are also dependent upon factors that are not within GTS' control such as political, economic and regulatory changes, changes in technology, increased competition and various factors such as strikes, weather, and performance by third parties in connection with GTS' operations. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect GTS' future capital requirements. Historically, GTS has experienced liquidity problems resulting in part from GTS' need to meet the capital requirements of certain of its ventures in excess of forecast amounts. In addition, certain of GTS' ventures have not met management's financial performance expectations or have not been able to secure local country financing and thus have not been able to generate the expected cash inflows. In addition, if GTS expands its operations at an accelerated rate or consummates acquisitions, GTS' funding needs will increase, possibly to a significant degree, and it will expend its capital resources sooner than currently expected. GTS may also be required to repay the Bonds upon maturity on June 30, 2000 to the extent the Bonds are not converted into Common Stock. As a result of the foregoing, or if GTS' capital resources otherwise prove to be insufficient, GTS will need to raise additional capital to execute its current business plan and to fund expected operating losses, as well as to consummate future acquisitions and exploit opportunities to expand and develop its businesses.

     There can be no assurances that GTS will be able to consummate additional financing on favorable terms. As a result, GTS may be subject to additional or more restrictive financial covenants, its interest obligations may increase significantly and its existing shareholders may be adversely diluted. Failure to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, may require GTS to delay or abandon some or all of its anticipated expenditures, to sell assets, or both, either of which could have a material adverse effect on the operations of GTS.

  HER

     Construction of the HER fiber optic network is one of GTS' most significant business activities. HER has spent approximately $136 million in cash on network capital expenditures through September 30, 1998 and expects to incur an additional $654 million in cash through 2000 in order to complete the buildout of the network. The total capital expenditures required for the buildout of the network has increased as a result of additional routes being planned, including transatlantic capacity, and for enhancing the speed and capacity of the network. Additionally, as of September 30, 1998, GTS has capitalized $242.2 million in connection with long-term fiber lease arrangements and expects to capitalize an additional $181 million through 2000 in order to complete the buildout of the network. Moreover, subsequent to September 30, 1998, HER entered into an additional contractual commitment for $36.8 million, payable within twelve months, to lease an indefeasible right of use to transatlantic capacity for a term of twenty-five years. In August 1997, HER completed the issuance of $265.0 million in gross proceeds of 11.5% Senior Notes (the "Senior Notes") due in August 2007. The Senior Notes are general unsecured obligations of HER. GTS believes that the net proceeds from the Senior Notes and the offering of New HER Notes, combined with HER's projected internally generated funds, should be sufficient to fund HER's expected capital expenditures as well as payments on the long-term

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

fiber lease arrangements and other cash needs. However the actual amount and timing of HER's future capital requirements may differ materially from management's estimates. If the actual amount and timing of HER's future capital requirements differ materially from management's estimates, any failure to obtain necessary financing may require HER to delay or abandon its plans for deploying the remainder of the network and would jeopardize the viability of HER, or may require GTS to make additional capital contributions to HER at the expense of GTS' other operations, either of which could have a material adverse effect on the operations of GTS. There can be no assurance that GTS or its partners in HER would have sufficient capital to make contributions to HER, or that they would be willing to do so.

  EUROPEAN SERVICES STRATEGY

     Due to the early stage of implementation of GTS' European Services Strategy, GTS cannot estimate with any degree of certainty the amount and timing of GTS' future capital requirements for its implementation, which will be dependent on many factors, including the success of GTS' European end-user services business, the rate at which GTS expands its networks and develops new networks, the types of services GTS offers, staffing levels, acquisitions and customer growth, as well as other factors that are not within GTS' control, including competitive conditions, regulatory developments and capital costs. Management believes that it is likely that GTS will need to raise additional capital above that raised through July 31, 1998. GTS expects that it will have significant operating and net losses and will record significant net cash outflow, before financing, in coming years in connection with its European end-user services business. There can be no assurance that GTS' operations, including the Company's European end-user services business, will achieve or sustain profitability or positive cash flow in the future.

  LIQUIDITY ANALYSIS

     GTS had cash and cash equivalents of $993.9 million and $366.8 million as of September 30, 1998 and 1997, respectively. GTS had restricted cash of $66.9 million and $59.8 million as of September 30, 1998 and 1997, respectively. The restricted cash at September 30, 1998 primarily represents amounts held in escrow to pay the first two years interest payments on the $105 million of the 9.875% Senior Notes due 2005 of GTS and $265 million of the Senior Notes of HER.

     During the three and nine months ended September 30, 1998, GTS' operations provided cash of $29.2 million and used $5.4 million, respectively, compared to a cash use of $15.7 million and $38.9 million, respectively, in the comparable periods of 1997. Cash used for investing activities was $89.7 million and $142.9 million for the three months and nine months ended September 30, 1998 and $55.9 million and $73.0 million for the three and nine months ended September 30, 1997, respectively. The use of cash in operations and for investing activities reflected primarily the development and buildout of existing telecommunications networks and the funding of fully operational ventures. There can be no assurance that GTS' operations will achieve or sustain profitability or positive cash flow in the future. If GTS cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements.

     In February 1998, GTS used approximately $85.2 million of the net proceeds from the initial public offering and the $105.0 million Senior Notes to repay $70.0 million plus accrued interest of debt from lenders who are affiliated with, and are considered related parties to, GTS as a result of their (or their affiliates) ownership of Common Stock.

     Substantially all of GTS' operations are in foreign countries and therefore GTS' consolidated financial results are subject to fluctuations in currency exchange rates. The Company's consolidated operations transact their business in the following significant currencies: Russian Ruble, Hungarian Florint, Belgium Franc and the European Currency Equivalent. For those operating companies that transact their business in currencies that are not readily convertible, GTS attempts to minimize its exposure by indexing its invoices and collections to the applicable dollar/foreign currency exchange rate to the extent its costs (including interest expense, capital expenditures and equity) are incurred in U.S. dollars. Although GTS is attempting to match revenues,
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

costs, borrowing and repayments in terms of their respective currencies, GTS has experienced, and may continue to experience, losses and a resulting negative impact on earnings with respect to holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the U.S. dollar. Furthermore, certain of GTS' operations have notes payable and notes receivable which are denominated in a currency other than their own functional currency or loans linked to the U.S. dollar. GTS may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities.

     GTS has developed risk management policies that establish guidelines for managing foreign exchange risk. GTS is currently evaluating the materiality of foreign exchange exposures in different countries and the financial instruments available to mitigate this exposure. GTS' ability to hedge its exposure is limited since certain of its operations are located in countries whose currencies are not easily convertible. Financial hedge instruments for these countries are nonexistent or limited and also pricing of these instruments is often volatile and not always efficient. GTS is designing reporting processes to monitor the potential exposure on an ongoing basis and expects to implement this process before the end of 1998. GTS will use the output of this process to execute financial hedges to cover foreign exchange exposure when practical and economically justified.

     In April 1998, GTS consummated an economic transaction to hedge the foreign exchange exposure resulting from the issuance of $265 million Senior Notes by HER.

     In the August 17 Decision the Russian government and the Russia Central Bank announced the following measures: a) The repayment of GKO treasury bills and OFZ federal bonds was suspended; subsequently, secondary trading therein was halted. Since many Russian banks had substantial investments in these securities, severe liquidity problems resulted for the banks. b) The value of the ruble was allowed to fluctuate below the ruble/US dollar exchange rate corridor that the government had committed to support; this represented an effective devaluation of the ruble. c) A 90-day moratorium on offshore credit repayments was issued. The 90-day moratorium was not extended when it expired on November 16, 1998 and it is anticipated that the ruble will continue to be devalued. Due to the devaluation and the end of the 90-day moratorium, there is an ongoing risk that many Russian banks may be declared bankrupt. Deposits held at Russian banks, other than Sberbank, are not insured. The official exchange rate as of September 30, 1998 and December 18, 1998 was 16.0645 and 20.7 rubles per US dollar, respectively. The last official exchange rate prior to the suspension of trading on August 17, 1998 was 6.2725 rubles per US dollar.

     As a result of the devaluation of the ruble and the consequences of the banking and economic crisis within Russia, GTS recorded a $13.1 million pre-tax charge within its financial statements for the third quarter 1998, that is mainly comprised of foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks. See "Results of Operations -- Consolidated Ventures" and "Results of
Operations -- Non-Consolidated Ventures (Equity Investees)."

     Moreover, the Russian government has defaulted on payments, and proposed a restructuring, of GKO treasury bills and OFZ federal bonds which has been criticized by Western holders of such obligations. As a result, it is likely that the Russian government and Russian businesses will have difficulty accessing Western financial markets for the foreseeable future. The consequences of the August 17 Decision and its aftermath remain unclear, but no assurance can be given that these emergency measures, coupled with the policies of Russia's new government, will be sufficient to stabilize the currency, enhance liquidity or prevent further economic dislocation. In particular, there can be no assurance that there will not be a further significant and sudden decline in the value of the ruble and consequent increased GTS exchange-related losses and increased loss of investor confidence in the Russian economy. Such consequences coupled with an overall downturn in the Russian economy and resulting reduced demand for telecommunication services could have a material adverse effect on GTS and its financial condition and results of operations.

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

YEAR 2000 COMPLIANCE

     The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year (the "Year 2000 Issue"). Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

     Issues Posed by the Year 2000 Issue. GTS is exposed to the Year 2000 Issue in a number of ways. Among other things, the Year 2000 Issue might affect GTS':
(i) computer hardware and software; (ii) telecommunications equipment and other systems with embedded logic (among other things, this includes GTS' fire detection, access control systems, heating, ventilation and air conditioning, and uninterruptible power supply); (iii) operating partners and organizations upon which GTS is dependent; (iv) local access connections, upon which GTS is dependent; and (v) supply chain.

     Global TeleSystems Group Inc.'s Year 2000 Compliance Program. GTS has initiated a Year 2000 compliance program to address the aforementioned risks which the Year 2000 Issue poses and to avoid any material loss or impact to GTS or its customers due to these risks (the "Year 2000 Compliance Program"). The object of the Year 2000 Compliance Program is to ensure that neither the performance nor functionality of GTS' operations are affected by dates, prior to, during and after 2000. The scope of the Year 2000 Compliance Program includes all of the business functions, locations and resources which are essential to GTS. The resources which are within the scope of the Year 2000 Compliance Program are, among other things, GTS' computer systems, software, vendor supplied software, telecommunications equipment, third party telecommunications partners and other Network service suppliers, environmental and building control systems, internal communication systems and other interfaces with third party services. As explained below, GTS' efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve
(i) a wide-ranging assessment of the Year 2000 problems that may affect GTS,
(ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

     Assessment Phase. The assessment phase includes internal and third party review of potential risks associated with the availability, integrity and reliability of operational systems necessary to conduct business. During the assessment phase GTS has identified substantially all of its major hardware and software platforms, applications, telecommunications equipment and other non-IT resources that support the business functions. The assessment phase of the Year 2000 Compliance Program further identified the internal and external technical interfaces, third party business relationships and internally developed systems which might be materially impacted by Year 2000 issues. GTS' observations from the assessment phase during the third and fourth quarters of 1998 is that most of GTS' telecommunications equipment and software has been purchased within the past three years and the majority is already compliant or can be made compliant with minor upgrades. GTS completed the assessment phase of its Year 2000 readiness in the fourth quarter of 1998.

     Remediation, Prevention and Testing Phases. Based on those resources identified in the assessment phase, GTS developed a detailed plan in the fourth quarter of 1998, that will then be followed by an upgrade, a remediation, a prevention and a testing phase in early 1999. These phases are expected to be completed during the second quarter of 1999.

     Assessment of Third Party Compliance. As noted above, GTS has also undertaken under its Year 2000 Compliance Program to assess and monitor the progress of third party vendors in resolving Year 2000 issues. To ensure the compliance of vendors of hardware and software applications used by GTS, GTS is obtaining confirmations from GTS' primary telecommunication vendors, business partners and hardware and software vendors as to what plans, if any, are being developed or are already in place to address their ability to process transactions in the Year 2000. GTS intends to continue follow up with any vendors who indicate any material problems in their replies. GTS expects to receive statements of intended compliance by mid-1999.

     Worst Case Scenario for GTS. The worst case scenario for GTS would be the failing of its telecommunications equipment, power providers and/or interfaces with other telecommunication vendors. These cases

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

would create business interruption at some of GTS' operations and would adversely affect GTS' revenues. For example, the Moscow power authorities have publicly stated that they do not intend to address Year 2000 issues until problems arise. However, GTS has operations that are geographically diversified; therefore, it is not anticipated that the worst case scenario would affect all operations at the same time. Additionally, if power failures occur, GTS currently has diesel generators at certain of its major sites. Based on its assessment during the third and fourth quarters of 1998, GTS does not foresee a material loss due to these conditions and management is hopeful that its remediation and testing efforts will ensure that it has addressed its Year 2000 readiness. However, there can be no assurance that Year 2000 non-compliance by GTS' systems or the systems of vendors, customers, partners or others will not result in a material adverse effect.

     Contingency Plans. GTS is considering a contingency plan to address its worst case scenario; however, certain of the initiatives are subject to execution risk. This risk would include the ability to have access to diesel fuel or large generators should power failures occur, the ability to quickly replace telecommunications equipment and the ability to contract with alternative telecommunication and maintenance providers at reasonable terms. Moreover, GTS is further limited in resources in certain geographical regions due to the market volatility and weak economies in which GTS has business operations. See "Risk Factors -- Risks Specific to GTS -- Risks Relating to Operations in Russia and the CIS".

     Costs Related to the Year 2000 Issue. GTS expects that it will incur between $2.0 million to $3.5 million in expenses to complete the assessment, detailed planning, remediation, prevention and testing phases, exclusive of replacement costs for telecommunications equipment and software, of which approximately $0.6 million had been incurred for the nine months ended September 30, 1998. It is estimated that between $1.0 million to $2.0 million of the total expenditure will be required to complete the remediation and testing phase, excluding the replacement of telecommunications equipment and software. GTS is currently unable to quantify the costs that it may incur during the remediation and testing phase associated with the replacement of any telecommunications equipment and software due to the early stage of the Year 2000 readiness review. These costs will be funded from operating cash flows and expensed as incurred. In addition, the preceding cost estimate does not include amounts associated with the accelerated acquisition of replacement systems as none are included in the initial assessment during the third and fourth quarters of 1998. GTS does not expect that the costs of addressing its Year 2000 readiness will have a material effect on GTS' financial condition or results of operations. However, there can be no assurance that Year 2000 non-compliance by GTS' systems or the systems of vendors, customers, partners or others will not result in a material adverse effect on GTS.

     Risks Related to the Year 2000 Issue. Although GTS' efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on GTS' business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the remediation or prevention phases or failure by GTS to fully implement the planning or remediation phases or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner would have a material adverse effect on GTS' business, results of operations, and financial condition. See "Risk
Factors -- Risks Specific to GTS -- Risks Associated with Potential Failure of GTS' Systems to Recognize Year 2000".

INTRODUCTION OF THE EURO

     On January 1, 1999, certain countries of the EU are scheduled to establish fixed conversion rates between their existing sovereign currencies and a new currency to be called the "Euro." The Euro is now trading on currency exchanges and is available for non-cash transactions. Thereafter and until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries. Through certain of its subsidiaries, GTS has significant operations within the EU, including many of the countries that are scheduled to adopt the Euro. GTS is currently evaluating the systems and business issues raised by the adoption of the Euro, including the need to adapt information systems and the competitive impact of cross-border pricing transparency. GTS has not yet completed its evaluation of the potential impact likely to be caused by the Euro adoption.

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

             ESPRIT TELECOM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operation of Esprit Telecom for each of the years in the three-year period ended September 30, 1998 (the following discussion should be read in conjunction with Esprit Telecom's Consolidated Financial Statements and the notes related thereto included elsewhere in this prospectus).

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in "Esprit Telecom Management's Discussion and Analysis of Financial Condition and Results of Operations" including, without limitation, those concerning (i) projected traffic volume, (ii) future revenues and costs, (iii) changes in Esprit Telecom's competitive environment and (iv) the performance of future equity-method investments, contain forward-looking statements concerning Esprit Telecom's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

REVENUE

     Revenue is based primarily on the volume of traffic minutes billed by Esprit Telecom and, to a lesser extent, on the additional services and products provided through the Esprit Network. Esprit Telecom provides both national and international long distance telecommunications services to its customers. In addition, Esprit Telecom has recently introduced two new categories of service to its established telecommunications services and products: bandwidth services and enhanced services. Esprit Telecom currently provides services and products to three targeted customer segments: retail, wholesale, and service provider/reseller.

     Most of Esprit Telecom's retail revenue is currently derived from SMEs and medium- to large-sized businesses, governmental agencies and other organizations. Contracts are typically for one year, although shorter periods may apply to certain customers or market segments. Esprit Telecom provides both national and international long distance telecommunication services to its retail service customers. Revenues are derived from the number of minutes of use (or fractions thereof) billed by Esprit Telecom and are recorded upon completion of calls. Esprit Telecom has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications services and an increasing proportion of lower-priced national traffic, which Esprit Telecom expects will be partially offset by increased minute volumes and additional product introductions. Esprit Telecom maintains local market pricing structures for its services and offers its retail services at rates which it believes represent an attractive discount from the rates generally offered by PTOs. This category also includes revenues from the sale of enhanced services to retail customers, which include toll free services and calling cards. Though currently relatively small, Esprit Telecom expects the range of enhanced services to expand substantially as Esprit Telecom increases the capabilities of the its network through additional intelligence capabilities.

     Wholesale revenues are derived from customers that are long distance carriers that connect with Esprit Telecom to carry their traffic to destinations, where Esprit Telecom's rates are competitive, both on the Esprit Network and on other off-network routes. Contracts with wholesale customers generally do not include minimum or maximum usage levels. As a result, wholesale customers typically change their routing to take advantage of the lowest cost alternative, resulting in potentially greater fluctuations in revenue from these customers than from other categories of customers. In several cases, Esprit Telecom also uses its wholesale customers as suppliers for termination of its off-network calls, although there are not usually formal contracts requiring any balancing of traffic between the parties. Wholesale traffic supports the expansion of the Esprit Network by increasing the capacity utilization of a particular network route. Also included in this segment is revenue generated from the sale of bandwidth services to wholesale customers. Currently this represents a relatively small revenue source as only the first ring of Esprit Telecom's SDH broadband fiber network is in

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

service. However, as further rings are brought into service during 1999 these revenues are expected to increase and may in the future be reported as a separate category once they are significant.

     Esprit Telecom provides its service provider/reseller customers with network management and termination services. Service Providers generally provide value-added services such as calling cards, and together with resellers, generally target customers with products or at spend levels different to those currently targeted by Esprit. Revenue from service provider/reseller services is based upon the number of service provider/reseller customers and on the volumes from such customers' underlying clients. Revenue from service provider/ reseller services has grown rapidly and is expected to continue to grow as Esprit Telecom increases its customer base and its service offerings in different markets, and as Esprit Telecom's service provider/reseller customers increase their own client base.

     Esprit Telecom competes based on its ability to offer the best value in terms of quality and price to customers that desire reliable, high quality and cost effective services. Prices in the long distance industry in Europe have declined in recent years and, as competition continues to increase, Esprit Telecom expects that prices will continue to fall. Esprit Telecom believes, however, that the impact on its results from such decreases in price will be at least partially offset by increased traffic volume, continuing decreases in the cost of providing telecommunications services and the introduction of new products and services.

     In addition, Esprit Telecom expects to benefit from the continuing liberalization of the European telecommunication markets, to the extent that it will be able to introduce new services and reduce its costs. The Plusnet business has added substantially to Esprit Telecom's revenue and is expected to provide opportunities for significant growth following the liberalization of the German telecommunications market.

COST OF REVENUE

     Esprit Telecom's costs of revenue fall into four general categories: access costs, network costs, termination costs and direct sales costs. Access costs represent the cost of bringing the traffic from the customer's premises to the nearest point on the Esprit Network. In the case of larger retail customers who have direct access to the Esprit Network, the access is via dedicated leased lines, and hence this cost is fixed for each customer, but variable with the number of customers. The rental costs of these access lines depend upon the bandwidth and the distance to the customer site. There are substantial differences in leased line rental costs within Europe, which in most cases have to be leased from the PTOs. Esprit Telecom believes that there will be a reduction in the effective cost per minute of such bandwidth as alternative infrastructure providers compete in providing leased lines and EU directives requiring cost-oriented pricing by PTOs are enforced. However, in the event that leased circuit rental costs were to fall at a slower rate than Esprit Telecom's price per minute, Esprit Telecoms's gross margins would be likely to be adversely impacted. In the case of retail customers which connect to the Esprit Network using indirect access codes, Esprit Telecom is charged on a usage basis for bringing calls from customer sites onto the Esprit Network pursuant to its intercompany arrangement with the local PTO. Access costs for wholesale services and for certain service provider and reseller customers may be low since these customers either provide their own access equipment within the Esprit Telecom switch site or are, in many cases, located in close proximity to Esprit Telecom's switch sites.

     Network costs represent the costs of bringing the call over the Esprit Network from its point of entry to its point of exit. Currently, these costs are comprised primarily of the rental costs for national and international leased circuits, which are largely fixed over the short term. These costs will be variable over the longer term as circuit capacity and network scope are expanded. When the demand for Esprit Telecom's leased circuits exceeds capacity, calls must be rerouted over alternative routes purchased from other carriers on a spot rate per minute ("overflow") basis, which costs are recorded as termination costs. Acquiring capacity on an overflow basis may have a negative impact on margins, but enables Esprit Telecom to maintain uninterrupted service to its customers. Until European liberalization in 1998, with the exception of in the United Kingdom, national and international capacity could only be leased from local PTOs. Such capacity is costly in comparison to markets in which competition in infrastructure is established, such as the United States. As

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

with access circuit rental costs, Esprit Telecom also believes that there will be a reduction in the effective rental cost per minute of such bandwidth in the future. As Esprit Telecom's SDH broadband fiber network is established and expanded, its direct operating and maintenance expenses will be recognized in network costs. Certain direct third party billing costs are also included in the category of network costs.

     Esprit Telecom intends to expand substantially the reach and scope of its SDH broadband fiber network and expects that the resulting higher operating and maintenance costs will have a depressing effect on gross margins until circuit utilization is increased through higher traffic volumes. Additionally, following price cuts which are due to be implemented by Deutsche Telekom on German national traffic in January 1999, and which are likely to result in lower selling prices by Esprit Telecom and other competitors in that market, gross margins in Germany may be negatively impacted until such time as Esprit Telecom is able to establish a lower cost base network in Germany.

     Termination costs currently represent the largest category of costs to Esprit Telecom, comprising approximately 65.5% of revenue for the year ended September 30, 1997 and 60.3% of revenue for the year ended September 30, 1998. These represent the costs Esprit Telecom pays to other carriers for taking calls from the final point at which they leave the Esprit Network to their ultimate destination. Termination costs are variable with traffic volumes. If the call is terminated in a city in which Esprit Telecom has a point of presence, the call is usually passed to the local PTO for termination via the local loop. If it is to a destination where Esprit Telecom does not have a point of presence, then the call must be passed to another carrier with which Esprit Telecom connected. As the latter is typically an international leg, whereas the former is a local leg, the cost of the latter is usually a greater proportion of the call revenue than the former. Using least-cost routing technologies, the Esprit Telecom switch is programmed to select the most cost efficient route and carrier for the required destination. Esprit Telecom believes that there should be a reduction in the unit cost of termination, as Esprit Telecom builds out the Esprit Network to additional points of presence thus increasing the proportion of traffic that may be carried on the Esprit Network, and interconnects with additional PTOs or other infrastructure providers thus incurring lower local termination costs. In addition, Esprit Telecom believes that, over time, unit termination costs will also decrease as the emergence of new telecommunication service providers and the construction of new transmission facilities result in increased competition. Esprit Telecom expects that an increasing amount of its total operating costs will be fixed in the medium term, as the capacity of Esprit Telecom's SDH broadband fiber network, and certain of its MIUs and IRUs, is significantly greater than current traffic volumes.

     Direct sales costs represent commissions payable to external agents for customer contracts generated by such agents. These commissions may be set as a fixed cost per contract or may be set as a percentage of revenues generated for a defined period. Prior to the acquisitions of the Plusnet business and IMS, Esprit Telecom's use of such agents was minimal.

SALES, GENERAL AND ADMINISTRATIVE EXPENSES

     Indirect expenses are comprised primarily of salaries, commissions and other employee benefits, office and administrative expenses and professional fees, as well as marketing costs, provision for bad debt, travel costs and other support costs. These expenses have increased as Esprit Telecom has developed and expanded its workforce, and are expected to continue to increase as new operations are established and the Esprit Network is expanded. Selling, general and administrative expenses as a percentage of revenue will continue to vary from period to period as a result of start-up costs relating to new sales offices. Selling, general and administrative expenses also include gains or losses on foreign currency transactions excluding financing facilities, where such gains or losses are shown in net interest. See Note 3 to Esprit Telecom's Consolidated Financial Statements.

     Esprit Telecom has grown and intends to continue to grow by establishing sales offices in additional European cities. Each of Esprit Telecom's local sales offices is in a different stage of development. The development and expansion of these sales offices involves substantial start-up costs, a large portion of which will be reflected as fixed costs and recorded as selling, general and administrative charges. Accordingly, Esprit

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

Telecom's consolidated results of operations will vary depending on the timing and speed of Esprit Telecom's expansion strategy and, during a period of rapid expansion, selling, general and administrative expenses will be relatively higher than during more stable periods of growth.

DEPRECIATION

     The broadband fiber network and associated SDH broadband fiber network equipment will be depreciated using an accelerated method over a ten-year period. Esprit Telecom capitalizes its own direct costs, and third party costs which are related specifically to the construction of its SDH broadband fiber network, and expenses its own overhead costs related to the establishment of new sales offices and terminating sites or the expansion of other elements of the Esprit Network. The increased level of capital expenditure related to the expansion and development of this network, including the broadband SDH fiber network, and the establishment of sales offices and terminating sites in new and existing markets and amortization of goodwill from the addition of the Plusnet business, is expected to result in an increased level of depreciation in future periods.

FOREIGN EXCHANGE RATES

     Esprit Telecom is exposed, and as it expands into additional countries in Europe, may be increasingly exposed, to fluctuations in foreign currencies as its revenue, and certain of its costs, assets and liabilities are denominated in local currencies, although these currencies will be reduced in number upon the adoption of the Euro in Euro countries. Esprit Telecom's proceeds from the Financings, and the principal and interest amounts payable under the Esprit Telecom Bonds, are denominated in US Dollars and Deutschmarks (until redenominated as Euros). Additionally, Esprit Telecom may maintain significant cash, cash balances or short term loans in currencies other than pounds sterling. As a result, Esprit Telecom's financial condition and results of operations, as reported in pounds sterling, are and will continue to be affected by fluctuations in the value of the local currencies in which Esprit Telecom transacts business and in particular, Esprit Telecom's ability to make principal and interest payments in US Dollars and Deutschmarks (or Euros) may be adversely impacted by fluctuation in exchange rates. Approximately 52.3% of revenue during the year ended September 30, 1998 was denominated in the currencies of Euro countries. Esprit Telecom expects that its share of revenue in such currencies will continue to increase in future periods.

INFLATION

     Inflation has not had a significant effect on Esprit Telecom's results of operations and financial condition during the three financial years ended September 30, 1998.

SEASONALITY

     The level of Esprit Telecom's revenue in a given month is substantially influenced by the number of business days in that month. In addition, Esprit Telecom experiences reduced levels of revenue in the months of July, August, December and January, as these months are traditional holiday periods in most European countries.

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

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain turnover and cost data as a percentage of revenue.

                                                           YEAR ENDED SEPTEMBER 30,
                                               ------------------------------------------------
                                                    1996             1997             1998
                                               --------------   --------------   --------------
                                                 L        %       L        %       L        %
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
TURNOVER
Retail......................................   12,460    50.1   18,926    41.6   51,616    62.5
Wholesale...................................   10,870    43.7   19,425    42.7   14,869    18.0
Service Provider/Reseller...................    1,550     6.2    7,115    15.7   16,103    19.5
                                               ------   -----   ------   -----   ------   -----
                                               24,880   100.0   45,466   100.0   82,588   100.0
COST OF SALES
Access costs................................    1,328     5.3    2,266     5.0    7,152     8.6
Network costs...............................    3,407    13.7    5,921    13.0    8,565    10.4
Termination costs...........................   14,021    56.4   29,762    65.5   49,780    60.3
Direct sales costs..........................       --      --       --      --      332     0.4
                                               ------   -----   ------   -----   ------   -----
                                               18,756    75.4   37,949    83.5   65,829    79.7
                                               ------   -----   ------   -----   ------   -----
GROSS MARGIN................................    6,124    24.6    7,517    16.5   16,759    20.3

     The following table sets forth, for the periods indicated, revenue by major geographic region served by The Esprit Network:

                                                           YEAR ENDED SEPTEMBER 30,
                                               ------------------------------------------------
                                                    1996             1997             1998
                                               --------------   --------------   --------------
                                                 L        %       L        %       L        %
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
REVENUE
United Kingdom..............................   17,846    71.7   31,088    68.4   39,411    47.7
The Netherlands.............................    5,229    21.0    8,825    19.4   16,289    19.7
Germany.....................................       --      --      215     0.5   15,950    19.3
Rest of Europe(1)...........................    1,805     7.3    5,338    11.7   10,938    13.3
                                               ------   -----   ------   -----   ------   -----
                                               24,880   100.0   45,466   100.0   82,588   100.0

---------------

(1) Includes Belgium, Spain, France and, since 1998, Italy.

YEAR 2000 COMPLIANCE

     A significant percentage of the software running on most of the computers worldwide relies on two-digit date codes to perform a number of computation and decision making functions. The date change from 1999 to 2000 may impair the ability of these programs to interpret date codes properly, which could result in system failures, miscalculations or errors, causing disruptions of operations or other business problems, including the inability to process transactions, send invoices or engage in similar normal business activities.

     Esprit Telecom is undertaking a comprehensive program to address the Year 2000 issue with respect to:

     -  its transmission, switching, billing and management information systems;

     - its non-information technology systems (including buildings, plant, equipment and other infrastructure that may contain embedded technology); and

     -  systems of its primary traffic carriers and vendors.

Esprit Telecom is also trying to raise awareness of Year 2000 issues in its customers' systems.

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

This program involves four phased steps:

     - identifying and assessing potential Year 2000 problems which may impact Esprit Telecom;

     -  developing remedial strategies and actions to address those problems;

     -  implementing those remedial strategies and actions; and

     -  testing the foregoing solutions.

     The program also involves analyzing Esprit Telecom's most reasonably likely worst-case Year 2000 scenario. Esprit Telecom expects that this would involve either or both of the following:

     - a loss of interconnect capacity from one or more major suppliers of transmission capacity; and/or

     - Esprit Telecom's inability to record, track or invoice billable minutes which could ultimately cause it to temporarily stop carrying traffic.

Either scenario would adversely affect Esprit Telecom's revenue and, if not quickly remedied, would have a material adverse effect on its business, results of operations and financial condition.

     Assessment

     Esprit Telecom is currently in the process of auditing and testing its systems to determine if they will suffer problems associated with the transition to Year 2000. Since a complete analysis of Esprit Telecom's systems would require an interruption of service, Esprit Telecom is selectively testing various elements of such systems. Esprit Telecom has an active in-house assessment program, with a staff of six persons assigned to Year 2000 compliance issues. Despite devoting these resources to addressing Year 2000 compliance, Esprit Telecom has not delayed the implementation of any projects related to management information systems. Esprit Telecom's Year 2000 compliance team is in the process of reviewing each of Esprit Telecom's switching sites and other network points to identify equipment, hardware and software that is unlikely to function through the Year 2000 transition.

     In addition, Esprit Telecom actively cooperates with other carriers in a global Year 2000 program through ITU-T Year 2000 Taskforce, and the UK Year 2000 Operators forum. As part of the latter forum Esprit Telecom is participating in a voluntary and independent health check review of our Year 2000 program (conducted by another operator).

     Remedial Strategies and Actions

     Following its assessment, Esprit Telecom expects to replace, rather than upgrade, the majority of the problem equipment within its own network systems, which includes information technology and non-information technology systems. Esprit Telecom will require that any systems being replaced or upgraded be warranted as Year 2000 compliant by the vendors or suppliers of these systems. Esprit Telecom is currently in the process of replacing its billing and management information systems, which Esprit Telecom expects will be fully operational by mid-1999. Esprit Telecom also intends to ensure that it is capable of providing back up power and other equipment at switch sites, as well as alternative routing around switch sites which experience problems despite these remedial actions.

     To address its worst case scenarios, Esprit Telecom has also determined to obtain supplemental interconnect and transmission capacity in the event that one or more of its primary carriers experience system failures. Esprit Telecom has undertaken joint Year 2000 compliance reviews through industry forums and with several of its major carriers. Ultimately, however, Esprit Telecom has no control of the Year 2000 readiness of any of its suppliers or customers, and will be exposed to risks associated with their failure to assess and address Year 2000 problems. There are many Year 2000 issues outside of the control of Esprit Telecom, and like most telecommunications service providers, Esprit Telecom believes it is inappropriate to provide specific guarantees that service will not be affected by the transition to the new millennium.

     Implementation

     Esprit Telecom is in the process of securing supplemental interconnect and transmission capacity from several carriers in addition to its current primary carriers. With respect to its own systems, Esprit Telecom has spent approximately $4.0 million for Year 2000 compliance through September 30, 1998, and expects to spend approximately an additional $4.0 million through the end of calendar year 1999. Out of this total of $8.0 million in expenditures, Esprit Telecom expects to spend a total of $1.0 million on repairing existing systems and the remainder on testing and replacement.

     Testing

     Esprit Telecom expects to test numerous elements of its systems for Year 2000 compliance, as well as its ability to interconnect with and utilize back-up carriers, throughout 1999. In particular, Esprit Telecom expects to test its new billing and management information systems when the same become operational in mid-1999. As noted above, however, Esprit Telecom will be unable to test its network systems in their entirety since to do so would involve shutting down its network for a period of time.

IMPACT OF EURO

     In accordance with the Treaty on EU, signed at Maastricht on February 7, 1992, Stage III of the Economic and Monetary Union ("EMU") will commence on January 1, 1999. At that time, a single currency, the 'Euro', will be introduced. The Euro will exist in parallel with national currencies, and transactions may be denominated in either currency until December 31, 2001 (though only notes and coins of the national currencies will be available for physical exchange). From January 1, 2002, Euro notes and coins will be introduced and national currencies will be withdrawn by June 30, 2002. Those participating member states will also transfer authority for conducting monetary policy to a European Central Bank. From January 1, 1999, the value of the Euro as against the currencies of each of the participating member states will be irrevocably fixed.

     On May 3, 1998, European governments and central banks announced that the following eleven member states would participate in the third stage of EMU:
Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. They also announced the bilateral exchange rates at which the eleven currencies of these participating member states are expected to be fixed against one another on January 1, 1999. Although it is expected that the relevant central banks will take market action to ensure that market exchange rates on December 31, 1998 will be equal to the announced rates, this is not certain.

     Esprit Telecom has significant operations within the EU. The implications are currently being considered by a working party which includes representatives from each of the relevant business functions. These include: preparing business systems for trading in Euros and converting the accounting systems of companies in the common currency area from their national currency to Euros; the benefit of the elimination of exchange rate risk in cross border transactions within the common currency area; the potential impact of increases in pricing transparency on price differentials between member states; and training and human resources issues. Esprit Telecom is working actively with key business suppliers and customers to prepare for EMU. In addition, monetary union may have a significant impact on macroeconomic factors, including interest and foreign exchange rates.

     Esprit Telecom's readiness is being managed as a discrete business project across the group; all businesses expect to have systems and procedures in place which will enable them to conduct Euro transactions appropriate to their local market requirements. Equally, Euro capability requirements are being incorporated into the financial system and projects of the corporate centre. The principal business system which will be most affected by EMU is billing; a new billing system has been contracted and is in the process of implementation. This system is fully Euro-compatible. Costs in other areas have not been quantified.

     Looking forward, key commercial risks, such as pricing transparency, are being analyzed by each business, with a view to minimizing any impact through active management in these areas over the EMU transition period and beyond. However, there can be no assurance that the Euro will not have a negative impact. The impact of future entry to EMU of other European countries (particularly the United Kingdom)is being similarly analyzed.

US GAAP RECONCILIATION

     Esprit Telecom's financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from US GAAP. The main differences relevant to Esprit Telecom relate to stock based compensation.

     For further explanation of the differences between UK GAAP and US GAAP, see
Note 30 to Esprit Telecom's Consolidated Financial Statements.

    RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1998

REVENUE

     Revenue increased from approximately L45.5 million for the year ended September 30, 1997 to approximately L82.6 million for the year ended September 30, 1998, representing an increase of 81.6%. This increase was mainly due to the increase in Esprit Telecom's retail customer base and customer traffic in all of its European operations, particularly in the United Kingdom, The Netherlands and Germany partially offset by a decline in prices for Esprit Telecom's products and services and a reduction in wholesale revenues. Revenue from Belgium, Spain, France and Italy increased by 104.9% between the two periods due to the increase in Esprit Telecom's retail and service provider/reseller customer base and customer traffic.

     Revenue from retail services increased from approximately L18.9 million for the year ended September 30, 1997 to approximately L51.6 million for the year ended September 30, 1998, representing an increase of 172.7%. This increase was due mainly to the increase in Esprit Telecom's customer base resulting from an expanded direct sales force throughout Europe and to the launch of national long distance and retail indirect Access service in several countries, particularly The Netherlands and Germany. In addition, the acquisition of the Plusnet business contributed approximately L12.5 million of net revenue to the results for the year ended September 30, 1998. Revenue from service provider/reseller services increased from approximately L7.1 million for the year ended September 30, 1997 to approximately L16.1 million for the year ended September 30, 1998, representing an increase of 126.3%. This increase was mainly due to both the increase in Esprit Telecom's base of service provider/reseller customers and an increase in such customers' underlying client base and traffic. Revenue from wholesale services decreased from approximately L19.4 million for the year ended September 30, 1997 to approximately L14.9 million for the year ended September 30, 1998, representing a decrease of 26.9%. This decrease was mainly due to deliberate action taken by Esprit Telecom to reduce the volume of such traffic until sufficient spare capacity was present on the Esprit Network for the profitability of wholesale services to be improved. Esprit Telecom began re-establishing its wholesale business during the third quarter ended June 30, 1998 and wholesale revenue in the fourth quarter rose by 177.3% to L8.0 million compared with a total of L2.9 million in the previous quarter.

COST OF REVENUE

     Cost of revenue increased from approximately L37.9 million for the year ended September 30, 1997, to approximately L65.8 million for the year ended September 30, 1998, an increase of 73.5%. As a percentage of revenue, cost of revenue decreased from 83.5% for the year ended September 30, 1997 to 79.7% for the year ended September 30, 1998. This is primarily as a result of (i) an increase in the efficiency of the Esprit Network as bottlenecks on key routes were resolved and interconnect arrangements were implemented in The Netherlands and Germany, (ii) the increased proportion of higher margin retail revenue, and
(iii) network and termination costs falling more rapidly than selling prices. During the period from May 1, 1998 to September 30, 1998, the cost of revenue for the Plusnet business was 57.1%. The Company anticipates that its continued planned investment in the expansion of the Esprit Network, and the implementation of further interconnect arrangements, will result in a significant improvement in unit network and termination costs in the medium term.

     Access costs increased from approximately L2.3 million for the year ended September 30, 1997, to approximately L7.2 million for the year ended September 30, 1998, an increase of 215.6%. This increase was mainly due to the increased number of retail customers. Access costs as a percentage of revenue increased from 5.0% for the year ended September 30, 1997, to 8.6% for the year ended September 30, 1998, primarily due to the higher proportion of retail services revenue and the increase in the proportion of such revenue generated in markets outside the United Kingdom where access costs may be higher. Network costs increased from approximately L5.9 million for the year ended September 30, 1997, to approximately L8.6 million for the year ended September 30, 1998, an increase of 44.7%. This increase was mainly due to an increase in national and international leased lines obtained to satisfy the increased volume of traffic minutes and the expansion of the Esprit Network. Network costs as a percentage of revenue decreased from 13.0% for the year ended September 30, 1997, to 10.4% for the year ended September 30, 1998, due primarily to the increased efficiency of the Esprit Network and to reductions in unit lease line rental costs.

     Termination costs increased from approximately L29.8 million for the year ended September 30, 1997, to approximately L49.8 million for the year ended September 30, 1998, an increase of 67.3%. This increase was primarily due to the increase in traffic volume. As a percentage of revenue, termination costs decreased from 65.5% for the year ended September 30, 1997, to 60.3% for the year ended September 30, 1998, as cost reductions outpaced selling price reductions, as interconnect arrangements were brought into service in The Netherlands and Germany, and as the proportion of higher margin retail traffic increased.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased from approximately L15.5 million for the year ended September 30, 1997, to approximately L35.2 million for the year ended September 30, 1998, an increase of 126.9%. This increase was primarily attributable to the increase in the number of staff and sales offices, as well as administrative and marketing costs required for acquiring and supporting the increased customer base, the addition of the Plusnet business, and to an investment in operational staff in advance of the establishment of the Esprit Network fibre ring infrastructure and the implementation of new billing systems.

     Selling, general and administrative expenses in the year ended September 30, 1998 are net of foreign exchange gains on non financing assets and liabilities of approximately L1.1 million.

STOCK OPTION COMPENSATION COST

     Esprit Telecom has adopted UK accounting standard UITF17, requiring recognition of the costs associated with the issue of stock and options at discounted values. This treatment realized a compensation cost of approximately L112,000 in the year ended September 30, 1998, compared to a cost of approximately L417,000 in the year ended September 30, 1997.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses increased from approximately L2.8 million for the year ended September 30, 1997, to approximately L11.9 million for the year ended September 30, 1998, an increase of 319.6%. This increase was primarily due to the addition of fixed assets to support the expansion of the Esprit Network and its operations throughout Europe, and to amortisation of goodwill related to the acquisition of the Plusnet business which accounted for approximately L1.6 million of the depreciation and amortisation expenses in the twelve month period ended September 30, 1998. Depreciation of Esprit Telecom's SDH broadband fiber network infrastructure, which was established in May 1998, totalled approximately L1.5 million in the period up to September 30, 1998. The capital value of these assets is depreciated using an accelerated method over a 10 year period, reflecting the anticipated useful economic life of the asset.

NET INTEREST EXPENSE

     Net interest expense increased from a gain of approximately L695,000 for the twelve month period ended September 30, 1997 to an expense of approximately L12.2 million for the twelve month period ended September 30, 1998. The increase was principally due to interest payable on the 1997 Notes, which were issued in December 1997 and on the 1998 Notes, which were issued in June 1998, partially offset by interest earned on cash deposits. Approximately L22.8 million, net of ordinary bank interest paid, was accrued as interest on both series of Notes during the twelve month period ended September 30, 1998. The interest paid on finance leases amounted to approximately L1.2 million for the twelve month period ended September 30, 1998. In addition there was a foreign exchange gain of approximately L3.6 million arising from the effect of currency movements on both series of Notes during the twelve month period ended September 30, 1998.

     RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

REVENUE

     Revenue increased from approximately L24.9 million for the year ended September 30, 1996 to approximately L45.5 million for the year ended September 30, 1997, representing an increase of 82.7%. This increase was mainly due to the increase in Esprit Telecom's customer base and customer traffic in all of its European operations, particularly in the United Kingdom and The Netherlands, partially offset by a decline in prices for Esprit Telecom's products and services. Revenue from Belgium, Spain, France and Germany increased by 207.6% between the two periods.

     Revenue from retail services, both direct and indirect, increased from approximately L12.5 million for the year ended September 30, 1996 to approximately L18.9 million for the year ended September 30, 1997, representing an increase of 51.9%. This increase was due mainly to the increase in Esprit Telecom's customer base resulting from an expanded direct sales force throughout Europe and to the launch of the retail indirect access service in the UK. In addition, the acquisition of Telecom Europa and Swift Global contributed approximately L557,000 of net revenue to the results for the year ended September 30, 1997. Revenue from wholesale services increased from approximately L10.9 million for the year ended September 30, 1996 to approximately L19.4 million for the year ended September 30, 1997, representing an increase of 78.7%. This increase was mainly due to the increase in the number of wholesale customers and increased volume of traffic minutes from such customers to destinations both on and off the Esprit Network. Revenue from service provider/reseller services increased from approximately L1.6 million for the year ended September 30, 1996 to approximately L7.1 million for the year ended September 30, 1997, representing an increase of 359.0%. This increase was mainly due to both the increase in Esprit Telecom's base of resellers and service provider customers and an increase in such customers' underlying client base and traffic.

COST OF REVENUE

     Cost of revenue increased from approximately L18.8 million for the year ended September 30, 1996, to approximately L37.9 million for the year ended September 30, 1997, an increase of 102.3%. As a percentage of revenue, cost of revenue increased from 75.4% for the year ended September 30, 1996 to 83.5% for the year ended September 30, 1997, primarily as a result of an increase in the percentage of revenue from wholesale services for the first three quarters of the 1997 financial year and from service provider/reseller services over all of the 1997 financial year, a shift in wholesale traffic mix towards lower margin routes, a decrease in the efficiency of the Esprit Network as key routes were congested and the strengthening of the pound sterling against other European currencies and the US dollar. The currency effect reflected the higher percentage of Esprit Telecom's cost base denominated in pounds sterling relative to the percentage of its revenue base denominated in pounds sterling.

     Access costs increased from approximately L1.3 million for the year ended September 30, 1996, to approximately L2.3 million for the year ended September 30, 1997, an increase of 70.6%. This increase was mainly due to the increased number of retail customers. Access costs as a percentage of revenue decreased slightly from 5.3% for the year ended September 30, 1996, to 5.0% for the year ended September 30, 1997, primarily due to the decreasing proportion of retail service revenue over the first three quarters of the 1997 financial year.

     Network costs increased from approximately L3.4 million for the year ended September 30, 1996, to approximately L5.9 million for the year ended September 30, 1997, an increase of 73.8%. This increase was mainly due to an increase in national and international leased lines contracted for to satisfy the increased volume of traffic minutes and the expansion of the Esprit Network. Network costs as a percentage of revenue decreased slightly from 13.7% for the year ended September 30, 1996, to 13.0% for the year ended September 30, 1997, primarily due to lower leased line costs and increased line utilization.

     Termination costs increased from approximately L14.0 million for the year ended September 30, 1996, to approximately L29.8 million for the year ended September 30, 1997, an increase of 112.3%. This increase was primarily due to the increase in traffic volume. As a percentage of revenue, termination costs increased from 56.4% for the year ended September 30, 1996, to 65.5% for the year ended September 30, 1997, primarily due to the increased proportion of wholesale service revenue for the first three quarters of the 1997 financial year and the increased proportion of service provider/reseller services revenue for the 1997 financial year, both of which carry lower termination margins than retail revenue, a shift in wholesale traffic mix towards lower margin routes, a decrease in the efficiency of the Esprit Network as key routes were congested and the strengthening of the pound sterling against other European currencies and the US Dollar. Esprit Telecom has taken a number of actions to address the problems it has experienced in its wholesale business, and expects that revenue from wholesale will decline over the remainder of calendar 1997. Due to delays in activating certain MIUs and IRUs previously purchased, Esprit Telecom experienced significant congestion on key routes and overflow to higher-cost alternatives during the second, third and fourth quarters of financial 1997. Esprit Telecom expects that its gross margin will continue to be adversely affected over the remainder of calendar 1997 until new network capacity becomes available.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased from approximately L7.5 million for the year ended September 30, 1996, to approximately L15.5 million for the year ended September 30, 1997, an increase of 106.5%. This increase was primarily attributable to the increase in the number of staff and sales offices, as well as administrative and marketing costs required for acquiring and supporting the increased customer base. Selling, general and administrative expenses for the year ended September 30, 1997 include an unrealized foreign exchange loss of approximately L960,000, reflecting the effect of the appreciation of the pound sterling against other currencies on Esprit Telecom's non-sterling cash deposits and intercompany obligations. In the year ended September 30, 1996, there was a foreign exchange loss of approximately L163,000. In addition, Esprit Telecom made a provision against bad debt of approximately L1.3 million during 1997, of which approximately L880,000 related to service provider/reseller customers in the fourth quarter of 1997.

     During the year ended September 30, 1997, Esprit Telecom incurred restructuring costs of approximately L312,000 related to the reorganization and reincorporation of Esprit Telecom, and the redesign of its stock ownership programs, prior to Esprit Telecom's initial public offering ("IPO") in February 1997.

STOCK COMPENSATION COST

     Esprit Telecom has adopted a newly promulgated accounting policy under UK GAAP requiring recognition of the costs associated with the issue of stock and options at discounted values. Such costs amounted to approximately L417,000 in the year ended September 30, 1997, significantly lower than the costs recognized for the 1996 financial year of approximately L2.0 million, primarily as a result of old variable option plans being closed and the adoption of a revenue-approved savings scheme in 1997 which does not attract a charge on the issuance of options. See Notes 4 and 6 to the Consolidated Financial Statements of Esprit Telecom. As required by UK GAAP, this accounting change has been effected by restating the results of previous periods.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses increased from approximately L1.5 million for the year ended September 30, 1996, to approximately L2.8 million for the year ended September 30, 1997, an increase of 92.8%. This increase was primarily due to the addition of fixed assets to support the expansion of the Esprit Network and its operations throughout Europe.

NET INTEREST RECEIVABLE/EXPENSE

     Net interest moved from payables of approximately L203,000 for the year ended September 30, 1996 to receivables of approximately L695,000 for the year ended September 30, 1997. The change from the year ended September 30, 1996 to the year ended September 30, 1997, was principally due to interest received on cash balances resulting from the IPO, partially offset by interest charges on a vendor finance lease arrangement on which Esprit Telecom drew down initially in the second quarter of 1996 to fund the purchase of its central office switches in London and further in the third quarter of 1997 to fund the purchase of its central office switch in Amsterdam. The interest paid on this finance lease amounted to approximately L315,000 for the year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Esprit Telecom's statement of cash flow for the periods indicated is summarized below:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 1996      1997        1998
                                                                ------    -------    --------
                                                                  L          L          L
                                                                       (IN THOUSANDS)
Cash (outflow)/inflow from operating activities.............    (2,245)    (2,999)    (29,133)
Returns on investments and servicing of finance.............      (203)       695      (4,834)
Taxation....................................................        --         (2)         (2)
Capital expenditure and financial investment................    (3,594)    (7,919)    (22,478)
Acquisitions and disposals..................................        --       (852)    (91,643)
                                                                ------    -------    --------
Cash outflow before financing...............................    (6,042)   (11,077)   (148,090)
Management of liquid resources..............................    (2,335)   (20,541)   (158,058)
Financing...................................................     6,541     29,799     308,309
                                                                ------    -------    --------
Decrease/(increase) in cash in the period...................    (1,836)    (1,819)      2,161
                                                                ======    =======    ========

     Esprit Telecom's liquidity requirements arise from net cash used in operating activities, servicing of financial obligations (principally, interest on financing leases, bank facilities and the Notes), financial investments, funding of acquisitions and for capital expenditures for the expansion of Esprit Telecom's activities.

     Esprit Telecom's net cash used in operating activities was approximately L29.1 million for the year ended September 30, 1998, approximately L3.0 million for the year ended September 30, 1997 and approximately L2.2 million for the year ended September 30, 1996. Net funds utilized for the servicing of financial obligations amounted to a payable of approximately L4.8 million for the year ended September 30, 1998, a receivable of approximately L695,000 for the year ended September 30, 1997 and a payable of approximately L203,000 for the year ended September 30, 1996.

     For the year ended September 30, 1998, capital expenditures, including finance leases, totaled approximately L41.2 million, of which approximately L19.1 million related to telecommunications equipment and approximately L16.3 million related to the capital value of the London -- Paris ring network infrastructure. The cash usage in respect of capital expenditure, net of the impact of capital lease funding thereon, was approximately L21.2 million in the year ended September 30, 1998, approximately L7.9 million in the year ended September 30, 1997 and approximately L3.6 million in the year ended September 30, 1996.

     On November 19, 1997 Esprit Telecom acquired IMS, a telecommunications services company operating in The Netherlands. The minimum aggregate consideration payable by Esprit Telecom for the acquisition is approximately L6.8 million over the next two years. Esprit Telecom has also agreed to pay additional amounts in respect of the acquisition over a two year period contingent in part upon the achievement of certain financial and performance targets. These additional amounts may increase Esprit Telecom's total investment to a maximum aggregate of approximately L10.8 million dependent upon future performance.

     In July 1998, Esprit Telecom completed the acquisition of the Plusnet business, and paid a consideration of approximately L103.8 million (or approximately DM307 million, based upon the exchange rates ruling as at the date of the acquisition) net of costs. Pursuant to the sale and purchase agreement between Esprit Telecom and Thyssen, this consideration has since been recalculated at approximately L90.0 million (or approximately DM267 million, based upon the exchange rates ruling as at the date of the acquisition) based upon a final determination of the revenues of the Plusnet business for the year ended September 30, 1998.

     Cash, deposits and restricted securities increased during the twelve month period ended September 30, 1998 by approximately L160.2 million, from approximately L24.5 million to approximately L184.7 million. In December 1997, Esprit Telecom completed its offering of US$230 million 11.500% Senior Notes and DM125 million 11.500% Senior Notes, both due 2007, realizing net cash proceeds of approximately L175.1 million, before other costs in connection with the offering of approximately L0.6 million. In June 1998, Esprit Telecom completed its offering of US$150 million 10.875% Senior Notes and DM150 million 11.000% Senior Notes, both due 2008, realizing net cash proceeds of approximately L136.0 million. The first six semi-annual interest payments on the 1997 Notes will be funded from restricted securities and interest thereon, the total balance of which was approximately L49.0 million as at September 30, 1998.

     Esprit Telecom has entered into commitments to purchase equipment from Nortel, Ericsson and Nera amounting to approximately L23.0 million related to the expansion and development of its network and sales operations.

     Esprit Telecom currently anticipates spending approximately L97 million over the next two years for capital expenditures related to the expansion and development of its network and sales operations. In addition, Esprit Telecom currently anticipates further investment in its SDH broadband fiber network infrastructure, to a capital value of approximately L100 million, which is expected to be financed mainly by long term vendor lease arrangements.

     If the proposed acquisition by GTS is completed, Esprit Telecom's financing plans and liquidity requirements could change in significant respects. In particular, GTS is in the process of developing its business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into the overall GTS business and corporate structure. GTS may elect to contribute one or more GTS businesses to Esprit Telecom as part of its strategy including the recently acquired NetSource Europe ASA. GTS also may have one or more other GTS entities purchase assets from Esprit Telecom as part of its strategy. Any such transactions will be effected in accordance with the applicable covenants in Esprit Telecom's indentures. GTS may also decide in the future to effect a tender or exchange offer or additional consent solicitations with respect to the Esprit Telecom Bonds, including if it were advisable to better integrate Esprit Telecom into the overall GTS corporate structure.

                                    BUSINESS

INTRODUCTION

     GTS provides a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Central Europe, Russia and the CIS. Through its subsidiary HER, GTS is developing and operating a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS' strategy in emerging markets to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. GTS' business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks, which are wired and wireless, and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers. In addition, GTS has recently developed a business plan to offer facilities-based telecommunications products and services to businesses and other high-usage customers in certain metropolitan markets throughout Europe. See "-- Business Strategy -- European Services Strategy."

     In Western Europe, GTS believes that it is well-positioned to establish itself as the leading independent carriers' carrier through the development of two ventures, HER and GTS-Monaco Access S.A.M. ("GTS-Monaco Access"). HER is one of the leading carriers' carriers providing centrally managed cross-border telecommunications transmission capacity in Europe. Its network, when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/ image traffic that either originates or terminates in, or transits through, Western and Central Europe. See "-- Western Europe."

     In Central Europe, GTS' objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary and the Czech Republic, Slovakia and Romania. In the Czech Republic, GTS provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a nationwide microwave network and a VSAT network, which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. In Slovakia and Romania, GTS provides VSAT services using its VSAT hub in Hungary. Subject to certain regulatory approvals, GTS has also obtained a license to provide international data services in Poland and expects to begin operations during the first quarter of 1999. GTS' strategy is to expand its service offerings as the regulatory environment permits, leverage its existing VSAT and international gateway infrastructure where possible and provide a broad range of services to its target markets. See "-- Central Europe."

     In Russia and the CIS, GTS' objective is to become the premier alternative telecommunications operator. To attain its objective, GTS has partnered with regional telephone companies and with Rostelecom, the national long distance carrier in Russia. GTS currently operates in 34 regions and the city of Moscow in Russia, as well as in 14 additional cities in the CIS, and believes it is well-positioned to become the leading independent telecommunications service provider in Russia. These businesses include: (i) EDN Sovintel ("Sovintel"), which provides Moscow, and recently St. Petersburg, with international long distance and local telephone services and access to the major domestic long distance carriers; (ii) TeleCommunications of Moscow ("TCM"), which provides local access services in Moscow; (iii) TeleRoss (as defined below), which provides domestic long distance services in fifteen cities in Russia, including Moscow, as well as VSAT service to customers outside its primary long distance satellite network; (iv) Sovam Teleport ("Sovam"), which
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provides data services, including high-speed data transmission, electronic mail,
Internet access services, as well as Russia On Line, the first Russian language Internet service; and (v) GTS' cellular operations ("GTS Cellular"), which operate cellular networks in 14 regions in Russia and also in Kiev, Ukraine, with licenses covering regions with an aggregate population of approximately 48 million people at September 30, 1998. Whenever practical, GTS' businesses integrate and co-market their service offerings in Russia and the CIS, utilizing TeleRoss as the domestic long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. Together, GTS' Russian and CIS ventures carried approximately 442 million and 462 million minutes of traffic for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, and had approximately 34,100 customers, including approximately 25,200 cellular subscribers, as of September 30, 1998. See "-- Russia and the CIS."

     GTS does not currently own or operate significant telecommunication assets in Asia. See "-- Asia."

RESTRUCTURING

     In October 1998, GTS announced it would restructure its business operations into five primary lines of business as follows:

     - GTS Carrier Services, which will include HER's cross-border transport carrier services in Europe, Ebone Internet transit services, transoceanic infrastructure and services, and Internet service units;

     - GTS Access Services, which will pursue GTS's entry into the Western European CLEC market;

     - GTS Business Services -- Western Europe, which will offer voice, data, Internet and other telecommunications services to businesses in Western Europe, principally in locations not served by GTS Access Services;

     - GTS Business Services -- CIS, which will incorporate all of GTS's CIS "wireline" assets, including Sovintel, Sovam, TeleRoss and TCM; and

     - GTS Mobile Services, which will operate all of GTS's cellular businesses in Russia and the Ukraine.

RECENT DEVELOPMENTS

  NETSOURCE ACQUISITION

     On November 30, 1998, GTS completed the acquisition of NetSource for an initial purchase price consisting of 4,037,500 newly issued shares of GTS common stock and $46.1 million in cash. Based on the closing price of Common Stock of $43.4062 on November 30, 1998, the aggregate initial purchase price paid by GTS for NetSource was $141.3 million. In addition to the initial consideration paid at the closing, GTS has agreed to make additional payments of up to $35 million in either cash or shares of GTS common stock (up to a maximum of 1.4 million shares), contingent on NetSource's achieving certain performance targets during the first two quarters of 1999. NetSource is a pan-European provider of long distance telecommunications services focusing primarily on small- to medium-sized businesses, with operations in Norway, Sweden, Germany and Ireland, as well as in The Netherlands, Belgium and Denmark. At June 30, 1998, NetSource had 27,900 business customers throughout Europe and 61,400 residential customers in Germany and The Netherlands. NetSource will become part of GTS Business Services -- Western Europe. The acquisition of NetSource provides the GTS Business Services -- Western Europe line of business with a customer and revenue base in several key Western European countries, a portfolio of licenses and interconnection agreements and an entrepreneurial management team.

  ESPRIT TELECOM ACQUISITION

     On December 8, 1998, GTS and Esprit Telecom announced in a joint press announcement that they had agreed on the terms of a proposed offer by GTS to purchase all of the outstanding ordinary shares and ADSs of Esprit Telecom and that holders of 65% of the voting ordinary shares of Esprit Telecom

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have agreed to accept the offer. Under the proposed offer, GTS will offer to purchase all issued and to be issued Esprit Telecom Securities on the following basis:

     - for each Esprit Telecom ordinary share, 0.1271 of a share of Common Stock; and

     - for each Esprit Telecom ADS, 0.89 of a share of Common Stock.

     Based on the Nasdaq closing price of $41.75 per share of Common Stock on December 7, 1998, the Offer values each Esprit Telecom Ordinary Share at $5.31 (L3.21), each Esprit Telecom ADS at $37.16 (L22.48) and the entire issued share capital of Esprit Telecom, on a fully diluted basis, at approximately $757.3 million (L458.2 million). This represents a premium of approximately 22.8% over the middle market price of an Esprit Telecom ADS on Nasdaq at the close of business on December 7, 1998, being the last trading day before the announcement of the Offer (based on an exchange rate of L1 = $1.6530 being the Noon Buying Rate on December 7, 1998).

     The making of the offer is subject to certain pre-conditions, including that GTS obtain waivers by the holders of Esprit Telecom Bonds of their rights under the applicable indentures to require Esprit Telecom to repurchase these Bonds at 101% of the principal amount of the debt in connection with the change of control of Esprit Telecom resulting from the consummation of the offer. This pre-condition was satisfied on December 23, 1998 through a successful consent solicitation. The results of the consent solicitation are binding on all holders of the Esprit Telecom Bonds.

     GTS's obligation to complete the offer is subject to the satisfaction or waiver of several conditions. These conditions include, among others, that:

     - GTS has received valid acceptances representing not less than 90% (or such lesser percentage above 50% as GTS may decide) of Esprit Telecom Securities;

     - the GTS shareholders have approved resolutions authorizing the issuance of GTS shares in the offer; and

     - there has been no material adverse change in the business, assets or prospects of Esprit Telecom.

     The transaction is expected to close in the first half of 1999. GTS expects that the transaction will be accounted for as a pooling of interests.

     Esprit Telecom is a rapidly growing European telecommunications company, providing high quality, competitively priced, international and national long distance telecommunications services to retail customers and other telecommunications service providers. Esprit Telecom has a network and sales office infrastructure in 31 locations in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,500 route kilometer SDH and DWDM fiber optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers

     GTS believes that the businesses of GTS and Esprit Telecom are complementary and that benefits will result from combining them. In particular, the combined group expects to have:

     - a presence in 19 countries through Europe;

     - increased network capacity and resilience;

     - a 500 person sales force, one of the largest among independent telecommunications companies in Europe;

     - the ability to provide a wide array of service offerings;

     - increased management depth;

     - reduced network operations and administrative costs;

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     - capital expenditure savings.

     GTS expects the combination will assist the companies in realizing their mutual goals of becoming the pre-eminent providers of carrier's carrier and business communications services throughout Europe.

     GTS is in the process of developing its business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into the overall GTS business and corporate structure. GTS may elect to contribute one or more GTS businesses to Esprit Telecom as part of its strategy, including NetSource. GTS also may have one or more other GTS entities purchase assets from Esprit Telecom as part of its strategy. Any such transaction will be effected in accordance with the applicable covenants in the indentures governing the Esprit Telecom Bonds. GTS may also decide in the future to effect a tender or exchange offer or consent solicitations with respect to the Esprit Telecom Bonds, if it were advisable to better integrate Esprit Telecom into the overall GTS corporate structure.

  HER DEBT OFFERING

     On January 4, 1999, HER issued in a private placement $200 million principal amount of 10 3/8% Senior Notes due 2009 and Euro 85,000,000 principal amount of 10 3/8% Senior Notes due 2006. The net proceeds of this offering, approximately $289.7 million, will be used to finance the cost of HER network assets, to expand the HER network beyond the currently contemplated scope, including by adding transatlantic capacity, enhancing the speed of the HER network and continuing the buildout of the HER network.

  FLAG ATLANTIC-1 JOINT VENTURE

     On January 13, 1999, GTS, though its subsidiary GTS Transatlantic Holdings Ltd., entered into an agreement with FLAG Telecom to form a 50/50 joint venture, to be known as FLAG Atlantic-1, that will build and operate a transoceanic fiber optic link between Europe and the United States. FLAG Atlantic-1's link is designed to carry voice, high-speed data video traffic at speeds of 1.28 terabits per second, a 25-fold increase over current transatlantic cable systems. The joint venture will also provide backhaul links from the European landing points of the transatlantic link to Paris and London. By interconnecting to FLAG Atlantic-1, GTS Carrier Services and its subsidiary HER will be able to provide their carrier and Internet service provider customers with high-capacity cable access from major European cities to New York City. GTS's investment in FLAG Atlantic-1 is designed to enable it to participate in the growth opportunity represented by the rapid increase in demand by business customers for Internet Protocol-based telecommunications services. The high-capacity fiber optic link will be based on synchronous digital hierarchy and use dense wave division multiplexing technology. Flag Atlantic-1 is expected to be offering service by the end of the year 2000. The project is subject to financing, the execution of related agreements and other conditions.

BUSINESS STRATEGY

     GTS seeks to develop businesses to meet the rapidly expanding market demand for telecommunications services. GTS seeks to position itself as the leading independent telecommunication service provider in Europe through the development of a pan-European fiber optic network and an international gateway in Monaco. In addition, GTS has introduced a business plan to offer a broad range of integrated telecommunications services to businesses and other high-usage customers in certain metropolitan markets throughout Europe. See "-- Western Europe" and "-- European Services Strategy." GTS' goal in emerging markets is to establish itself as the leading alternative to the incumbent telecommunications service providers and as a premier provider of value-added services.

     GTS has developed market strategies to achieve its goals in both emerging markets and Western Europe. It has developed and is implementing a business plan to offer comprehensive telecommunications services to business end users throughout Europe.

     Western Europe. GTS believes it is well-positioned to establish itself as the leading independent carriers' carrier within Western Europe through the development of HER's pan-European fiber optic network and the operation by GTS of international gateway switching capacity. HER and the international gateway switching

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capacity are complementary and enhance the services provided by PTOs and New
Entrants in a way that helps them to more successfully meet the needs of their end-user customers. HER has been able to enter the market ahead of competition and encourage a wide variety of carriers to use its network with service offerings that meet their needs. To establish itself as the leading carriers' carrier for international telecommunications within Europe, HER intends to provide its customers with significantly higher quality transmission and advanced network capabilities at a competitive price by utilizing advanced, uniform technology across the region and providing redundant routing for higher levels of reliability.

     European Services Strategy. In June 1998, GTS introduced a business plan to offer, through several new subsidiaries, a broad range of integrated telecommunications services to businesses and other high usage customers in certain metropolitan markets throughout Europe. GTS believes that the size and growth potential of the European market combined with increasing liberalization of European telecommunications regulations provides GTS with the opportunity to successfully develop local networks and other end-user services. Through GTS Business Services -- Western Europe, GTS intends to enter up to 50 metropolitan markets as a reseller of services to end-users. Through GTS Access Services, GTS proposes to develop CLECs in up to 12 European cities. Implementation of the European Services Strategy may involve one or more of the following: (i) the construction of fiber loop networks, (ii) the purchase or lease of dark fiber,
(iii) obtaining high frequency microwave licenses for "wireless fiber," or (iv) partnership with, or acquisition of, resellers or facilities-based CLECs. In evaluating potential markets GTS will consider among others the following characteristics of each market: (i) its business concentration, (ii) the national and local regulatory environment, (iii) the technical difficulties of local network construction and (iv) the extent of existing competition. See "Risk Factors -- Risks Relating to European Services Strategy," "-- Recent Developments," "-- Western Europe" and " -- European Services Strategy."

     Emerging Markets. GTS pursues its goals in emerging markets through a three-stage approach of market entry, market expansion and market integration.

     - Market Entry. GTS identifies a market as a suitable target for entry based upon: (i) superior growth prospects for such market, demonstrated by growing demand for high quality telecommunications services; (ii) the provision of inadequate services by incumbent providers, typically resulting from the incumbents' unwillingness to offer high quality services with reliable customer support at attractive prices; and (iii) attractive regulatory environments in which emerging alternative telecommunications providers such as GTS have, or are expected to have over a clearly defined time horizon, the ability to compete on a substantially equal basis with the incumbent providers in terms of certain services and the cost of providing those services. Once GTS has identified a market as suitable for entry, GTS seeks to establish its presence in that market by establishing a venture with a strong local partner or partners. In general, GTS maintains a significant degree of operational control in such ventures. Through such ventures, GTS benefits from its partners' ability to provide infrastructure, regulatory expertise and personnel that will provide GTS with a competitive advantage in entering that market. When entering a new market, GTS' strategy is to provide its customers with service of higher quality than that provided by incumbents.

     - Market Expansion. Having entered a market successfully and established a limited service offering to its targeted customer base, GTS then seeks to expand the range of services it offers to existing and potential customers and to further develop its relationships with local partners. By broadening its service offerings and providing a bundled service offering, GTS expects to both expand its customer base and increase GTS' share of each customer's telecommunications spending. GTS also expects to achieve increased economies of scale through the common use of administrative and operating functions already in place. GTS also seeks to expand its targeted geographic market by forming new partnerships and installing infrastructure and offering services in additional geographic regions, allowing GTS to further enhance its operating leverage and ability to service its customers' telecommunications needs.

     - Market Integration. GTS ultimately intends to integrate and co-market its service offerings in each of the markets in which it operates. GTS believes such integration will enable it to enhance its operating

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       efficiency by leveraging its distribution channels, infrastructure, networks and management information systems. As customers develop a need for a broader variety of telecommunications services, GTS believes that GTS' integrated operations will represent an attractive service alternative for customers seeking a single provider that can meet all their telecommunications needs.

WESTERN EUROPE

  OVERVIEW

     GTS seeks to position itself as the leading independent carriers' carrier within Western Europe through the development of two ventures, HER and GTS-Monaco Access. HER is one of the leading carriers' carriers providing centrally managed cross-border telecommunications transmission capacity in Europe. Its high capacity fiber optic network, when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/image traffic that either originates or terminates in, or transits through, Western and Central Europe.

     GTS believes that the international segment of the Western and Central European telecommunications market will be an attractive market for new telecommunications entrants because of its large size, the high operating costs and low productivity of current providers, and the barriers to entry created by the need to control a network and its rights-of-way.

     The European telecommunications market has historically been dominated by monopoly PTOs. This system has ensured the development of broad access to telecommunications services in Europe, but it has also restricted the growth of high quality and competitively priced pan-European voice and data services. The current liberalization occurring in Europe is intended to address these structural deficiencies by breaking down PTO monopolies, allowing new telecommunications operators to enter the market and increasing the competition within the European telecommunications market. In March 1996, the European Commission adopted a directive (the "Full Competition Directive") requiring the full liberalization of all telecommunications services in most EU member states by January 1, 1998. GTS expects that full liberalization in these European countries will lead to the emergence of New Entrants with new and competitive service offerings. HER expects this increase in competition will result in lower prices and a substantial increase in the volume of traffic and range of telecommunication services provided. HER believes that as a result of the increased call volume and growth in value added services, participants in these markets will require significant amounts of new cross-border telecommunications transport capacity to provide their services.

     The HER network will offer PTOs and New Entrants an attractive alternative for the transport of cross-border European telecommunications traffic. In the traditional system, PTOs own and control circuits only within their national borders, and as a result, cross-border traffic must be passed from one PTO to another PTO at the national boundary. No single PTO therefore owns or controls end-to-end circuits for cross-border calls. The alternative for carriers of this traffic will be to build their own transport capacity or use IPLCs which are provisioned by combining half-circuits on the networks of two or more PTOs. GTS believes that there are a number of problems with these options that result in HER being well-positioned to become the leading independent carriers' carrier in Western and Central Europe. In particular, building their own transport capacity is unlikely to be an attractive option for most carriers because of the high traffic volumes required to justify the expense, the need to focus resources on marketing and customer service, the time commitment and the regulatory and administrative complexities involved, particularly in obtaining the rights of way across national borders. Likewise, IPLCs provided by the PTOs also have a number of disadvantages, including high prices, lack of end-to-end quality control, lack of redundancy, low quality due to diversity of network systems and equipment, limited availability of bandwidth and long lead times for provisioning. See "Risk Factors --

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Risks Specific to GTS -- HER Network Roll-out" and "Risk Factors -- Risks
Specific to GTS -- Competition."

  HER

     HER is one of the leading carriers' carriers providing centrally managed cross-border telecommunications transmission capacity in Europe. Its network, when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. HER's customers include traditional PTOs and New Entrants such as alternative carriers, global consortium of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers. HER offers these customers a superior transport system than is currently available in Europe through PTOs with a higher and more consistent level of transmission quality, redundancy, network functionality and service at lower prices. HER currently operates in Belgium, The Netherlands, the UK, France, Germany, Switzerland, Italy, Denmark and Sweden. At present, the network links 17 cities: Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. In November 1998, HER leased capacity on a transatlantic cable linking the HER network with North America and is exploring various interconnectivity options to Russia. Although HER believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the network build-out will not substantially exceed current estimates. Any significant delay or increase in the costs associated with the completion of the HER network could have a material adverse effect on HER and GTS.

     HER intends to continue to build the network using an accessible and cost-efficient infrastructure of railways, motorways, pipeline companies, waterways and power companies. HER has a flexible approach to the network build-out plan and intends to fine-tune the scope, route and design of the network based upon the evaluation of customer demand. Historically, HER has experienced substantial delays in concluding these agreements and developing its network. There can be no assurance that HER will be successful in concluding necessary agreements, or that delays in concluding such agreements will not materially and adversely affect the speed or successful completion of the network. The successful and timely completion of the network will also depend on, among other things, (i) timely performance by various third parties of their contractual obligations to engineer, design and construct portions of the network and (ii) HER's ability to obtain and maintain applicable licenses and authorizations.

     HER has entered into agreements for the construction and/or lease of fiber optic routes for the network in Belgium, The Netherlands, the UK, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain. HER continues to negotiate rights-of-way and other infrastructure arrangements in order to extend its network in Western Europe and will need to negotiate similar agreements to complete the network in four Central European countries. Buildout of the HER network is subject to numerous risks and uncertainties that could delay deployment or increase the costs of the network, or make the network commercially infeasible. See "Risk Factors -- Risks Relating to HER Network Roll-out."

     On June 24, 1998, HER completed the acquisition of a 75% interest in Ebone for ECU 90 million (approximately $99.5 million based on the ECU/US dollar exchange rate in effect on that date). Headquartered in Copenhagen, Denmark, Ebone is a Tier 1 Internet backbone provider focused on connecting Internet service providers in Europe to the Internet. As of September 30, 1998, Ebone served more than 89 customers in 23 cities. As part of the transaction, Ebone purchased under a transmission capacity agreement long-term capacity rights on the HER network valued at ECU 90 million. The transmission capacity agreement is expected to provide for the majority of Ebone's current and forecasted capacity requirements. HER will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. In addition to the majority interest held by HER, Ebone's new ownership structure will continue to include many of Ebone's existing customers, which own the balance of Ebone's shares through an association.

     HIT Rail B.V. ("HIT Rail") formed HER on July 6, 1993. HIT Rail was incorporated in 1990 by eleven national railways to carry out telecommunications engineering activities in order to construct and exploit a

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data communications network for railway traffic. GTS-Carrier Services, Inc.
(formerly GTS-Hermes, Inc.), a Delaware corporation ("GTS-CSI"), purchased a 34.4% interest in HER in 1994 and increased its interest to 50% in 1995 and to 79.1% in 1997. In March 1998, GTS-CSI increased its ownership of HER to approximately 89.4% by purchasing a portion of HIT Rail's ownership interest in HER. GTS-CSI currently owns an 89.9% equity interest in HER. GTS-CSI is a wholly owned subsidiary of GTS. In an effort to expand its presence in Europe, HER has formed wholly owned subsidiaries in The Netherlands, Ireland, the UK, Germany, France, Italy and Spain to conduct marketing and other activities. In Belgium, the activities of the Network Operations Center have been transferred to HER Network Services B.V.B.A. (formerly Hermes Europe Railtel N.V.), a wholly owned subsidiary of HER. Following the development of its corporate structure, HER will be a holding company with limited assets and will operate its business through subsidiaries.

     Business and Marketing Strategy

     The overall strategy of HER is to offer PTOs and New Entrants pan-European cross-border telecommunications transport services to help them, in turn, more successfully meet the needs of their end-user customers. The HER network also provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. HER's primary service offerings are large-capacity circuits for "wholesale" customers such as PTOs and New Entrants. HER designed its focus on carriers to complement and not compete with carriers' own business objectives in providing services to end-users.

     Following the acquisition of Ebone and given the increased market demand for transatlantic low cost city-to-city services, HER now plans to expand its objective to become a leading player in the provision of seamless transatlantic city-to-city services. In November 1998 HER leased capacity on a transatlantic cable linking the European network to North America. To meet its objective it now needs to further augment its transatlantic capacity and invest further in extending its network, as well as increasing the capacity of the network.

     To establish HER as the leading carriers' carrier for international telecommunications within Europe, HER offers its customers significantly higher quality transmission and extended/advanced network capabilities at a competitive price by focusing on the following:

     High Capacity Cross Border Network Facilities. The HER network is designed to offer its customers access to high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow range of capacity offerings. With DWDM upgrades, HER's fiber deployment plan provides for a minimum of 800 Gigabits on all major routes. Options are in place to expand fiber capacity further on a number of routes.

     Uniform Network Architecture. The HER network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies and each under the control of separate, not necessarily compatible, network control systems. The HER network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the network.

     Diverse Routing. The HER network architecture includes diverse, redundant routes that are designed to provide high levels of reliability. The network is designed to provide availability of over 99.9% for most routes and to provide customers with a wide range of telecommunications transmission capacity. To achieve this level of reliability without the use of a network similar to the HER network, HER believes that carrier customers would need to purchase additional dedicated circuits to provide for redundancy.

     Rapid Provisioning. Customers can quickly obtain additional capacity on the HER network. This access provides a level of capabilities that HER believes is unavailable in Europe today. This ability to rapidly provide service is largely due to HER's development of capacity substantially in excess of HER's forecasted requirements.

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     Flexibility. HER services are focused on providing customers flexibility across the network through which the customer may minimize risk by enabling network rerouting, eventually even under customer direct control.

     Advanced Technology. HER is deploying SDH and DWDM technology which is upgradeable and will permit significant expansion of transmission capacity without increasing the number of fiber pairs in the network. This technology also provides the basis for structuring advanced operating features, such as virtual private network service and IP Services.

     Innovative Pricing. Currently the price of high-bandwidth circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. HER offers competitive pricing. HER also offers highly tailored contract terms and volume discounts, which allow carrier customers to plan more efficiently the fixed costs of their service portfolio. Customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers sourcing from PTOs are generally limited to order from a very narrow set of capabilities offered under inflexible pricing plans.

     GTS intends to offer comprehensive, facilities-based telecommunications products and services to business and other high-usage customers in certain metropolitan markets in Europe. See "-- European Services Strategy." Many of GTS' planned service offerings will compete directly with services offered by HER's customers, which may affect the perception of HER as an independent carrier's carrier. There can be no assurance that GTS' European Services Strategy will not negatively impact HER's ability to attract and retain customers which would have a material adverse affect on HER and GTS.

     Managed Bandwidth Services

     HER's primary service is large capacity cross-border European circuits and transatlantic services provided to carriers and service providers over an integrated, managed pan-European network structure for wholesale customers such as PTOs and New Entrants. The HER network, based on SDH and DWDM technology, provides digital transmission capability upon which a broad range of advanced functionality may be built and which offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. The network is designed to provide customers with a wide variety of bandwidth speeds, ranging from VC12/E1 Standard (equivalent to 2.048 Mbps) to STM-16 Standard (2-S Gigabits) (equivalent to 155 Mbps).

     Point-to-Point Transmission Capacity. The current market for cross-border transport is served by IPLCs provided by PTOs. Traditionally, IPLCs are formed by combining half-circuits from two PTOs between customer locations, often with additional PTOs providing transit segments. Under the IPLC service, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only E1 and in certain instances E3. GTS believes that its Point-to-Point Transmission Capacity is a major improvement to the PTO-based approach because it provides a greater range of bandwidths (from 2 Mbps (E1 or VC-12) to multiple 140/155 Mbps (E4 or VC-4)) and allows customers to choose a service level agreement with guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.

     Point-to-Point Transmission Capacity consists of two services, "Integrated" and "Node-to-Node." The HER "Integrated" service provides an end-to-end service between customer-specified locations where the customer can request for HER to arrange for "last mile" services from the HER node location to the customer's location. The "Node-to-Node" service can be selected when the customer prefers to provide its own services to reach the local HER node location. In Node-to-Node Service, HER guarantees service only on its portion of the network between HER nodes. Both services are competitively priced relative to current service offerings. The customer can choose flexible contract terms from one to ten or more years' duration, with discount schemes designed to ensure that HER remains a cost-effective solution.

     Virtual Network Transmission Services. Carriers and operators that plan to expand their operations to become pan-European service providers as the European marketplace is liberalized require a flexible and cost-

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effective means of telecommunications transport. Such service providers have traditionally obtained international transport service by leasing IPLCs. Leasing IPLCs requires a carrier to lease channels on a segment-by-segment basis from multiple PTOs, linking the target cities under arrangements having fixed capacity and pricing structure for each segment of the carrier's network. Leasing IPLCs has several disadvantages, including (i) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (ii) delays in implementation due to numerous contractual negotiations and having to interconnect numerous IPLCs, (iii) limited availability of pan-European leased capacity at high bandwidth and (iv) variability of quality due to multiple operators and the absence of a single uniform network. Operators could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by such operators' traffic volume. See "Risk Factors -- Risks Specific to GTS -- Competition."

     HER's Network Transmission Service will offer a new solution and an attractive alternative to leasing IPLCs or building infrastructure. This service enables HER's customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along the HER network at a pricing structure based on the overall amount of leased capacity for the customer's entire network.

     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements, and prefer to have physical configuration control over their networks. The HER Ring Service connects multiple customer locations with multiple VC-4 paths in a ring configuration. All VC-4 paths within a ring are routed via physically diverse fibers to allow the customer to have reliable and direct control over the configuration of its VC-3 and VC-12 paths within the ring, and have exclusive control over the routing. Additional ring capacity can be added with no service interruption and additional customer locations may be added to the ring with minimal service interruption. Because HER is not required to configure "idle" bandwidth or to manage the "SDH subnet" this service can be provided at a very competitive rate vis-a-vis other point-to-point services.

     Internet-Based Services

     Ebone Internet Services. ISPs have been buying Internet access from Ebone since 1991. Building on the expertise developed since these early days of the Internet in Europe, Ebone now offers ISPs a carriers' grade Internet access service with the following significant features:

     - Reliable access to Internet service throughout the European and American backbone of Ebone, which is made possible by always oversizing the bandwidth capacity on HER's backbone that is allocated to Ebone's Internet network;

     - Access to one of the largest installed bases of ISP customers in Europe;

     - Access to the other Internet networks with multi-point high speed peerings with major Tier 1 Internet backbone providers in Europe and in the US; and

     - Access speeds ranging up to 140 Mbps.

     IP Services. This new line of HER services is being developed for service providers that focus on Internet, Intranet or voice over IP services. This IP traffic has been traditionally supported by a combination of managed bandwidth services (like the ring or the point-to-point services of HER) and Internet backbone services (like the Ebone Internet services).

     Today, service providers building their IP backbones demand the speed offered by fiber infrastructure, the reliability of HER managed bandwidth services and the flexibility of Internet backbone services.

     The IP services will carry the international Internet traffic of service providers between their private points of presence and/or Internet exchange points. These services combine the quality of a carrier class transmission service with the easy bandwidth upgrades that are the strength of large Internet backbone providers.

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     Pricing and Distribution

     Sales of HER's services are conducted through its subsidiary Hermes Europe Railtel (Ireland) Limited. HER accesses additional distribution channels using local or regional network access providers.

     Currently, the price of cross-border pan-European calls is often significantly higher than the underlying cost of transport and terminating such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating the network enables HER to attractively and competitively price services in the face of declining overall tariffs for telecommunication services. HER's low-cost basis is due to, among other things, its use of up-to-date technology without the burden of legacy networks, which requires fewer employees to operate.

     The term of a typical customer agreement currently ranges from one to three years in length. The customer agrees to purchase, and HER agrees to provide, cross-border transmission services. In general, the customer agrees to pay certain non-recurring charges up front and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, it is generally required to pay HER a cancellation charge equal to three months' service for each of the twelve months remaining in the contract term. HER guarantees transmission services to a certain service level. If such levels are not met or HER fails to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable in respect of the relevant link.

     Customers

     HER's high capacity, SDH and DWDM-based fiber optic network is designed to enable PTOs and New Entrants to integrate high quality, cross-border capacity into their end user offerings. As of September 30, 1998, 48 customers contracted for service on the HER network including PTOs, global consortia of PTOs, ISPs, alternative carriers, an international carrier, VANs and resellers. For the three months ended September 30, 1998, HER installed and sold capacity of approximately 1,209 and 5,157 E1 equivalents, respectively. As of September 30, 1998, the HER backlog, cumulative contractually obligated future revenues, was $257.3 million. The type and quality of HER's customers validates the concept of the HER network and illustrates the type of customers who will be attracted to the full network. The success of the existing network also demonstrates the demand for cross-border transport services. In total, HER is targeting seven major market segments or customer groups, which can be characterized as follows:

     Existing PTOs. This customer segment consists of the traditional European PTOs that generally participate in the standard bilateral agreements for cross-border connectivity. HER provided and continues to provide a vehicle for PTOs to compete in non-domestic markets. As of January 1, 1998, both reserved and non-reserved traffic could be transported by alternative infrastructure providers, thus vastly expanding the available PTO market for HER.

     Global Consortia of Telecommunications Operators. Many of the largest PTOs and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets, such as those in Western Europe, particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia is to provide pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and closed-user group voice services. Under the current regulatory framework, consortia would otherwise be required to purchase leased lines at negotiated retail rates, even within their home countries. HER believes that it provides an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, HER believes that it is well positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.

     International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Existing customers in this segment include Teleglobe and GTS-Monaco Access. Targeted future customers include the US Regional Bell Operating Companies. HER can

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provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.

     Alternative Carriers. This segment consists of second carriers, cable TV and mobile carriers and competitive access providers. These new carriers have chosen to compete with the incumbent PTOs in their respective countries, and GTS believes that they would look favorably to an alternative such as HER. HER believes that this segment will sustain the largest growth as competition emerges in Europe. HER also believes that non-PTO competitors in Europe will prefer to use a non-PTO alternative like HER to meet their cross-border telecommunication transport needs.

     Internet Backbone Networks. Internet backbone networks are a fast emerging segment and are expected to generate significant requirements for the services HER offers. These require large capacity international connectivity services between Internet nodes (point of interconnection between local Internet service providers) in all local European markets. The Internet segment is experiencing significant growth in demand for transmission capacity. On June 24, 1998, HER entered into an agreement with Ebone, a Tier 1 Internet backbone provider which at September 30, 1998 served 89 ISPs in 23 European countries, to provide long-term transmission capacity of up to 622 megabits per second across the majority of European cities that Ebone serves. As part of the transaction, HER purchased a majority interest in Ebone.

     Resellers. Resellers are carriers that do not own transmission facilities, but obtain communications services from another carrier for resale to the public. Resellers are also a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the US, for example, resellers were a significant factor in the expansion of competition.

     VANs and other Service Providers. VANs are data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. VANs' basic network transmission requirement is to connect data switches or processors. VANs currently purchase their own international circuits and build additional resiliency into their network infrastructure. HER will allow them to meet these needs cost-effectively and to extend their services to new markets or customers without substantial capital investment.

     HER expects that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, "single source" local and long distance services by small and medium-sized businesses and emerging broad band applications such as cable TV programming distribution (other than broadcast) to the end user.

     Network Design

     The network design is based on a layered architecture separating physical, optical and telecom layers of the HER network with standard interfaces in order to optimize design and operation and provide flexibility for introducing new technologies such as IP.

     The physical layer of the HER network is based on a mesh of dark fiber routes interconnecting cities on the network via at least two or three physically diverse paths for maximum resilience against fiber or facilities failures. In each major city there will additionally be two customer access sites for resilience.

     The optical layer of the HER network, which is expected to be extended during 1999 to cover ten countries, representing the core of the HER network, is based on DWDM. This layer supports the provision of optical services direct to customers at 2.5 Gbps and provides for the operation of multiple SDH and/or IP systems to run concurrently on a single fiber pair in a highly cost efficient manner. The HER network, currently in seven countries, is based on Ciena 40 wavelength systems with a capacity of 100 Gbps on a fiber pair.

     The SDH layer of the HER network, running via DWDM channels in the core of the network, and directly on the fiber elsewhere supports the provision of point-to-point services to customers at speeds of

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E1/VC-12 (2 Mbps) up to STM-1 (155 Mbps). The SDH layer is itself a multilayered architecture consisting of multiple SDH rings optimized for different traffic characteristics. Each SDH ring supports full automatic re-routing of traffic in the case of a break in the ring. This layer is based on Alcatel STM-16 (2.5
Gbps) systems which are installed throughout the operational HER network.

     An IP layer is expected to be added to the HER network starting in the second quarter of 1999. This layer will support high capacity IP routers, which can deliver IP services to customers at speeds from 1 Mbps to 622 Mbps. These routers will be supported on the DWDM layer of the network directly and/or via ATM in the core of the HER network, and on top of the SDH layer elsewhere. HER plans to extend IP service delivery capabilities to all cities on the network by the end of the year 2000. This layer will be able to handle failures independently of the lower layers via re-routing at the IP level.

     The HER network is controlled by a single active Network Operations Center in Brussels, Belgium, with a backup center, with equivalent management systems continuously synchronized with the primary center, being maintained in Amsterdam.

     The Network Operations Center can pinpoint potential service impacting problems and deal with service re-routing if required much more effectively than in networks controlled by multiple operators in different countries. HER's advanced operational support systems also provide comprehensive capabilities for managing the large number of network components and local repair organizations required in an extensive international network of this size, as well as for advanced customer care in managing the large number of network components and local repair organizations required in an extensive international network of this size, as well as for advanced customer care in managing customer operational activities.

     Overall the combination of high levels of redundancy of physical and management components and the ability to recover from individual failures at the optical, SDH and IP layers provides for a high degree of network performance. As a result, HER is able to enter into strong performance commitments with its customers and services on most routes of its network has performed at above 99.9% availability.

     HER expects to operate the network and to own substantially all of the network equipment as well as some segments of the fiber optic cable. A substantial part of the fiber is leased on a long-term basis. Long-term leases for fiber are advantageous to HER because they reduce the capital expense burden of building large quantities of capacity before they can be used. Where HER leases dark fiber, the infrastructure provider will generally be responsible for maintaining such fiber optic cable. HER will enter into agreements with equipment vendors and infrastructure providers and other third parties to supply and/or maintain the equipment for the HER network. See "Risk Factors -- Risks Specific to GTS -- HER Network Roll-out."

     Network Capacity

     The HER network is being built to include 40 wavelength DWDM systems on all routes. This allows for incremental SDH and IP systems of 2.5 Gbps to be installed when and only when required, thus providing for efficient management of capital investment.

     Should capacity be required beyond the initial 100 Gbps on the first fiber pair, additional fiber pair(s) can be brought into operation utilizing either higher capacity DWDM systems at 2.5 Gbps or at 10 Gbps. Such systems will be available from 1999. HER plans to have a minimum of two fiber pairs on all routes and to extend capacity both via additional routes providing further resilience, as well as on selecting existing routes where available over time. This approach to fiber utilization again provides for an optimal management of fiber investment.

     Network Agreements. HER has entered into agreements and letters of intent with various infrastructure providers for construction and/or dark fiber lease of portions of the HER network. HER's agreements for leases of portions of the network typically require the infrastructure provider to provide a certain number of pairs of dark fiber and in some cases, facilities along the network route commencing on certain dates provided by HER. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. HER is allowed to use the cable for the transmission of messages and in other ways, including increasing capacity. The infrastructure provider may
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also provide space for the location of HER equipment and related maintenance.
The infrastructure provider is responsible for maintenance of the cable facilities. An agreement also provides for an annual price for the provision of fiber and for the facilities and maintenance. The agreements typically provide for termination by the parties only for material breach, with a 90-day minimum cure period. The agreements typically contain a transition period after termination of the agreement to allow HER to continue to serve its customers until it can reach agreement with an alternative infrastructure provider. In certain areas of the network, where it is not possible to lease dark fiber, HER has signed agreements or letters of intent for indefeasible right of use to managed bandwidth. The terms of these agreements typically range from 10 to 25 years.

     Local Access. Access to the HER network will be primarily provided to clients through SDH access lines including at the STM-1 or STM-4 level. However, customers who continue to use the older PDH technology may also access the HER network for optical service STM-16 level. In each city, as a HER point of presence is deployed, HER may contract with one or more local access network suppliers for "last mile" services to customer locations. HER will not invest in building local access infrastructure, but such connectivity can be supplied on a case-by-case basis via preferred local access partner arrangements. Currently, HER has contracted with a number of local access providers to connect the HER network to intra-city networks. Pursuant to such agreements, HER can offer its carrier customers local connectivity in those cities. Various local access network suppliers may also be interested in HER for the purpose of linking the business centers in which they are active. Therefore, GTS believes that the relationships between HER and local access network suppliers can benefit both parties. Set forth below is an illustration of the connection between the HER network and local access providers.

                            [SDH/WDM NETWORK CHART]

     The portion of the HER network currently in operation extends approximately 9,200 kilometers. When completed by the end of 2000, the network will extend approximately 25,000 kilometers. In November 1998, HER also leased capacity on a transatlantic cable linking the European network with North America. During the first quarter of 1999, the network is planned to be expanded through France, Madrid and Barcelona in

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Spain, and in the second quarter of 1999, extended further in Italy and to
Luxembourg. By the end of 1999, the HER network will be further extended to Austria, the Czech Republic and Portugal.

     The routes to be completed by the first half of 1999 are currently under construction. "Under construction" means that with respect to each of the segments that make up each of these routes, one of the following is occurring:
(i) HER has contracted to build or is contracting to build the fiber optic cable segment, and (ii) HER has leased or will lease such segment of dark fiber optic cable from a third party who has built or is currently building such segment. The dates set forth above may be subject to delays due to a variety of factors, many of which are beyond the control of GTS. See "Risk Factors -- Risks Specific to GTS -- HER Network Roll-out."

     HER is deploying the network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. The rights-of-way of HER-built portions of the network will be provided pursuant to long-term leases or other arrangements entered into with railways, highway commissions, pipeline owners, utilities or others. It is the policy of HER to evaluate multiple alternative infrastructure suppliers in order to maximize flexibility. As a result of its network development activities to date, HER has gained access to infrastructure for its network routes which, in certain cases, HER believes will be difficult for its competitors to duplicate. See "Risk Factors -- Risks Specific to GTS -- HER Network Roll-Out."

     Competition

     The European and international telecommunications industries are competitive. HER's success depends upon its ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (i) the respective PTO in each country in which HER operates, (ii) global alliances among some of the world's largest telecommunications carriers; and (iii) global operators. HER expects that some of these potential competitors may also become its customers. HER believes that the ongoing liberalization of the European telecommunications market will attract additional entrants to the market and increase the intensity of competition. Competitors in the market compete primarily on the basis of price and quality. HER intends to focus on these factors and on service innovation as well. HER's business plan anticipates substantial head-to-head competition as well as indirect competition.

     Various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd., British Telecommunications plc and Esprit plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. Some of these networks include, or their promoters have expressed their intentions to include, transatlantic connectivity. The Company also competes with respect to its "point-to-point" transborder service offering against circuits currently provided by PTOs through IPLCs.

     If HER's competitors, many of whom possess greater technical, financial and other resources than HER, devote significant resources to the provision of pan-European, cross-border telecommunications transport services to carriers, such action could have a material adverse effect on HER's business, financial condition and results of operations. There can be no assurance that HER will be able to compete successfully against such new or existing competitors. See "Risk Factors -- Risks Specific to GTS -- Competition."

     Licenses and Regulatory Issues

     A summary discussion of the regulatory framework in certain countries where HER has developed and is developing the HER network is set forth below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the construction and operation of telecommunications infrastructure. HER believes that the adoption of the Full Competition Directive and the various related Directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the construction and operation of telecommunications infrastructure in the countries of the EU and Switzerland where HER currently has operations.

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     HER requires licenses, authorizations or registrations in all countries to operate the network. There can be no assurance that HER will be able to obtain such licenses, authorizations or registrations or that HER's operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it operates or plans to operate. Licenses, authorizations or registrations have been obtained in Belgium, Denmark, France, Germany, Italy, The Netherlands, Sweden, Switzerland, the UK and the United States. HER intends to file applications in other countries in anticipation of service launch in accordance with the network roll-out plan.

     EU. On June 28, 1990, the European Commission, in an effort to promote competition and efficiency in the EU, issued the 1990 Directive, requiring EU member states to immediately liberalize all telecommunication services with the exception of voice telephony to the general public (basic voice services provided over the public switched voice network). This step liberalized value added services and voice services over corporate networks and/or "closed user groups," although the exact definitions of the terms used in the 1990 Directive were not altogether clear.

     On March 13, 1996, the European Commission adopted the Full Competition Directive extending the 1990 Directive to all services, requiring that licensing procedures for these services be transparent and non-discriminatory, requiring member states to fully liberalize alternative infrastructure to allow a competitive market for "non-reserved" services such as data, value added services and non-public (closed-user group) switched voice services by July 1, 1996 and mandating open competition in all public telecommunications services, including voice telephony to the general public, by January 1, 1998. Deferrals of the obligations to liberalize were granted to Spain, Ireland, Greece and Portugal, subject to formal application and satisfaction of certain requirements. Luxembourg, because of the small size of its market, is eligible for a special transitional period of up to two years.

     On November 5, 1997, the European Commission initiated several infringement proceedings against those Member States which had not implemented the relevant transposition measures of the 1990 Directive and other liberalization directives. The Member States concerned were Denmark, Greece, Italy, Luxembourg, Germany, Portugal and Belgium. The European Commission also decided to continue the infringement procedure it had already opened against Spain. Subsequently, in March 1998, it was reported in the press that several of these infringement proceedings had been closed because the Member States concerned had properly implemented the relevant provisions.

     On April 10, 1997, the European Parliament and the Council of Ministers adopted a directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of radio frequencies or for the time necessary to make available sufficient numbers in accordance with EC law.

     On June 11, 1997, the European Parliament and the Council of Ministers adopted a directive on interconnection with regard to ensuring universal service and interoperability through application of ONP principles; among other things this requires Member States to ensure that PTOs with significant market power should provide interconnection on the basis of cost-oriented charges.

     On February 26, 1998, the European Parliament and the Council of Ministers adopted a directive on the application of ONP to voice telephony and on universal service.

     The European Commission has also recently initiated several infringement proceedings for incomplete or wrong transposition into national law of the April 1997 Licensing Directive (against Austria, Italy, Belgium, France and Luxembourg) and the June 1997 ONP Interconnection Directive (against Belgium, France and Luxembourg).

     Notwithstanding the above-mentioned infringement proceedings, HER believes that many European countries have revised telecommunications regulations to comply with the 1990 Directive and the Full Competition Directive and that such changes will enhance HER's ability to obtain other necessary regulatory approvals for its operations.

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     As a multinational telecommunications company, HER is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which HER operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on HER, that domestic or international regulators or third parties will not raise material issues with regard to HER's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on HER. See "Risk Factors -- Risks Specific to GTS -- Government Regulation." The regulatory framework in certain jurisdictions in which HER provides its services is briefly described below.

     Belgium. Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Most of the EC telecommunications liberalization package was adopted at the end of December 1997. The implementing legislation (Royal Decrees) regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure was approved by the Council of Ministers at the end of June 1998. The official publication and the entry into force of that implementing legislation took place in July 1998. Until such entry into force, the Belgian Telecommunication Authority will continue to work with the system of provisional licenses. HER has already obtained, through a wholly owned subsidiary, a license in February 1997 from the Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. HER also has an authorization to provide liberalized services using alternative infrastructure. The liberalization legislation requires all previously licenced operators to apply for new licenses or authorizations. HER applied for a new license in October 1998. HER expects that its existing license will be renewed in due course although there can be no assurance that this will be the case or that such license will be granted on terms acceptable to HER.

     Denmark. With the liberalization of infrastructure as of July 1, 1997, Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. According to the Danish rules, HER will not require any regulatory approval in order to install or operate the network in Denmark.

     France. A new regulatory agency, the Autorite de Regulation des Telecommunications, was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. In October 1997, HER obtained authorization to operate its network in specific regions of France. In August 1998, HER was granted an extension of its license in order to extend its network in France to reach Italy and Spain. Such authorization requires prior notification to and approval of the Autorite de Regulation des Telecommunications of any substantial changes in the capital of HER or its controlling shareholder.

     Germany. Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from August 1996. HER was granted a license by the German regulatory authorities on July 18, 1997. The license permits HER to operate the portions of the network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In 1998, HER was granted extensions to its license to include operation of routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark.

     Italy. Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. On September 19, 1997, Italy enacted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection have been approved. HER was granted a license by the Italian authorities in August 1998, enabling the development of its network in the northwest region of Italy, including Milan.

     Luxembourg. A new Telecommunication Act entered into force in April 1997, and a Royal Decree on licensing conditions entered into force in July 1998. HER applied to the Luxembourg regulatory authority for a license to build and operate its network in Luxembourg in October 1998. HER expects to be granted a license in Luxembourg by the first quarter of 1999. There can be no assurance, however, that such license will be granted on terms acceptable to HER.

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     The Netherlands. On July 1, 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, HER was granted an authorization for the installation, maintenance and use of a fixed telecommunications infrastructure.

     A new Telecommunications Act was adopted on October 13, 1998, but is not yet in force. The new Act confirms the full liberalization of the telecommunications market according to EC standards. It is not expected that the new Telecommunications Act will detrimentally affect the conduct of business by HER.

     Spain. Under the Full Competition Directive, Spain was granted the right to request a delay of up to five years in liberalizing fully its telecommunications market. In April 1998, Spain adopted the LGT, its new telecommunications law. The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. On December 3, 1998, the Spanish regulatory authority began to issue licenses under the new regime. HER applied in October 1998 for a license to establish and exploit a telecommunications network in Spain. HER expects a ruling on the application during the first quarter of 1999. However, there can be no assurance that such a license will be granted on terms acceptable to HER or at all.

     Sweden. Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. HER registered with Swedish authorities has been able to provide service in Sweden since July 1998.

     Switzerland. The Swiss Parliament has passed a Telecommunications Law which entered into force on January 1, 1998. Although Switzerland is not a Member State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization directives. From that date, voice telephony monopoly was abolished and services fully liberalized. In September 1998, the Swiss regulatory authority granted HER a definitive concession (replacing an earlier provisional concession) to build and operate its network in Switzerland.

     United Kingdom. Since the elimination in 1991 of the UK telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the UK telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The UK has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. HER has received a license from the Secretary of State for Trade and Industry dated December 18, 1996 which grants it the right to run a telecommunications system or systems in the UK connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to HER was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience to facilitate reforms to the licensing regime which are expected in 1999. The Department of Trade and Industry has confirmed that it intends to replace the initial licenses with new licenses and that it would not revoke an initial license without replacing it with another license giving an equivalent authorization. The Department of Trade and Industry is currently discussing with license holders the arrangements to put these new licenses into effect. Although the Department of Trade and Industry has indicated that the new licenses are expected to be of 25 years' duration, there can be no certainty that this will be the case or that the new licenses will not contain terms or conditions unfavorable to HER.

     United States. HER was granted a license by the FCC pursuant to section 214 of the Communications Act of 1934 authorizing it to provide limited global facilities-based and global resale services (except US services, subject to items and conditions imposed by law and the authorization, to and from Hungary, Poland, the Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India) effective October 23, 1998.

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     In addition to the discussion above, HER intends to file applications in other countries in anticipation of service launch in accordance with the HER network roll-out plan. The terms and conditions of HER's licenses, authorizations or registrations may limit or otherwise affect HER's scope of operations. There can be no assurance that HER will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, that such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or that the licenses, authorizations or registrations required in the future can be obtained by HER. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on HER.

  GTS-MONACO ACCESS

     GTS owns a 50% interest in and manages GTS-Monaco Access, a joint venture with the Principality of Monaco created to develop Monaco's existing international telecommunications infrastructure into an international gateway hub for transport of international traffic to European and overseas destinations. The Principality has constructed and operates a sophisticated gateway infrastructure that includes an international digital switching center and a satellite earth station to support significant amounts of carriers' carrier traffic. Through Monaco's network, GTS-Monaco Access is linked to approximately 170 countries worldwide through its network. GTS believes that this partnership provides it with the opportunity to build a strong international gateway presence in lucrative Western European markets.

     GTS-Monaco Access offers competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, as distinguished from "retail" services offered to end users. Basic service offerings include (i) international switched traffic; (ii) international private lines; (iii) facilities management, including billing, customer management and fault reduction systems; (iv) resale distribution for Internet service providers; and
(v) prepaid calling card platform services.

     With the cooperation of Monaco Telecom ("MT"), GTS-Monaco Access is entitled to exercise the privileges of signatories to international treaties such as the ITU, and to international satellite agreements, such as Intelsat, Inmarsat and Eutelsat. Other signatories are generally PTOs and other quasi-governmental telecommunications entities. GTS-Monaco Access purchases capacity on international fiber routes at rates available only to recognized operators which are substantially below the rates charged to other service providers. These fiber-based facilities are an important element for GTS-Monaco Access's core network and provide it with capacity that may be leased or resold to customers. Monaco inaugurated its independent country code, 377, on June 21, 1996, which made it eligible for certain privileges, including special terms (generally reserved for PTOs) in connection with transmission agreements, transit agreements, settlements and low-cost accounting rates with select carriers.

     GTS' partner in GTS-Monaco Access is an investment fund designated by the Principality of Monaco to represent its interests. GTS-Monaco Access functions in cooperation with MT under a commercial agreement governing, among other things, the terms of use of existing facilities, access to and acquisition of new international infrastructure. GTS exercises operational control of the joint venture, and provides managerial and financial support, international telecommunications expertise and strategic planning. Neither GTS nor its partner is obligated to fund operations or capital expenditures of GTS-Monaco Access. Losses and profits of GTS-Monaco Access are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1998, GTS and its partner had each made equity contributions of $0.8 million to GTS-Monaco Access. In addition, GTS-Monaco Access had outstanding loans of $2.9 million to GTS as of September 30, 1998. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology -- Profit and Loss Accounting." The agreement between GTS-Monaco Access and MT, by its terms, continues in operation until 2020. MT, 50% partner in GTS-Monaco Access and the local telephone operator for the Principality of Monaco, is presently seeking a partner to purchase a minority stake in MT. The sale of such stake, if undertaken, should not be dilutive to the economic interest of GTS in GTS-Monaco Access although the impact of such sale on the strategic view of MT toward GTS-Monaco Access cannot be determined at this time.
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

     Business and Marketing Strategy

     GTS' strategy for developing GTS-Monaco Access into an international gateway hub includes the following:

     Develop Advanced Carrier Services Offerings. GTS-Monaco Access may develop its "advanced carrier services" offerings to include global 0800 services and international free phone services, which GTS believes will broaden customer relationships, enhance revenues and help to protect it from price-based competition.

     Develop Relationships to Broaden Service Offerings. GTS-Monaco Access may develop relationships to broaden its service offerings. GTS-Monaco Access has entered into agreements with UUNET, one of its gateway customers, to provide wholesale Internet access to GTS-Monaco Access's carrier customers in a number of Western European countries. The agreement allows these services to be "cobranded" with GTS' affiliates.

     Pricing. Price is a critical factor in the market for international switching as competition increases due to expanding international capacity, advances in technology and falling regulatory barriers. GTS-Monaco Access intends to price its services competitively with the prevailing price for comparable inter-PTO transit and gateway services. GTS-Monaco Access is not bound by legacy systems, infrastructure and personnel levels and can, therefore, manage competitive cost operations.

     Leverage Non-Aligned Position. Because GTS' Western European activities are not allied with any of the major consortia or large Western European telecommunications companies, GTS-Monaco Access may be considered an attractive service provider for Western European carriers who may otherwise be reluctant to obtain services from the larger operators of international gateways that are often their competitors in the retail market.

     Exploit GTS Synergies. GTS-Monaco Access may ally with other GTS companies in Europe and the CIS. GTS-Monaco Access is expected to realize significant reductions in its cost structure through access to low-cost pan-European transmission capacity through alternative infrastructure providers such as HER, Sovintel and C-Datacom International, Inc., GTS' Indian venture, already route international traffic through GTS-Monaco Access's gateway.

     Customers

     Targeted customers for GTS-Monaco Access include:

          Non-Aligned PTOs. GTS believes that various large American and Western European PTOs that lack adequate international switching and transport facilities of their own may be persuaded to purchase international services from GTS-Monaco Access, rather than from competing PTOs or consortia.

          Mobile Carriers. GTS believes that some of the non-PTO mobile carriers, which currently provide only a small percentage of Western European mobile telecommunications traffic, may prefer the "independent" international gateway service offerings of GTS-Monaco Access to those of their PTO competitors.

          Internet Service Providers. Growth in Internet usage creates a significant opportunity for a nonaligned Internet access provider such as GTS-Monaco Access, since many ISPs will be in direct competition with PTO-owned services in large European markets.

          Second Carriers/Resellers. GTS believes that many second carriers will seek to enter new markets quickly without investing in international switching capacity.

          Established ("Aligned") PTOs. This customer segment will be a niche market for GTS-Monaco Access. As markets are deregulated and carriers become increasingly competitive, traditional friendly correspondent relations may become strained, and opportunities may emerge to leverage GTS' non-aligned status to route traffic between rivals or to displace incumbents for transit relationships.

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

          Other GTS Companies. GTS-Monaco Access currently provides gateway services indirectly to Sovintel, CDI and other GTS companies that aggregate traffic or provide international long distance services. It may also provide these services to HER.

     In January 1998, GTS-Monaco Access terminated its relationship with a major traffic partner as a result of which GTS expected that the venture would lose approximately $6 million of revenues in 1998. GTS-Monaco Access has put in place plans to replace such revenues from other sources.

     Network

     GTS has enhanced MT's existing technology platform of digital switching, fiber optic transmission, satellite and submarine cable facilities by interconnecting this existing network infrastructure to multiple terrestrial routes covering Europe and to undersea fiber optic cables connecting the GTS-Monaco Access network to Asia and the Americas.

     The network infrastructure of GTS-Monaco Access is complementary with that of HER, with each serving the carriers' carrier market from different perspectives; HER for bandwidth services and GTS-Monaco Access for switched call terminations and other carrier services.

     Licenses and Regulatory Issues

     Because it operates in coordination with MT, the licenced operator of the Monaco public network, and in indirect partnership with the government, GTS-Monaco Access's telecommunications activities in Monaco require no telecommunications license.

     Because the Principality of Monaco is not an EU member state, GTS-Monaco Access's telecommunications activities in the Principality are not directly subject to EC law. However, GTS-Monaco Access will have to comply with EU regulation to the extent it does business in EU member states or its business has an effect on trade between EU member states. The regulatory requirements established by the EU create general guidelines under which the national agencies of EU member states regulate. Accordingly, local laws and regulations may differ significantly among these jurisdictions, and the interpretation and enforcement of such laws and regulations may vary. In certain of GTS' existing and target markets, there are laws and regulations which affect the number and types of customers which GTS can address. For instance, certain countries may and do require licenses for communication companies to interconnect to the public network to originate traffic.

     In addition, one of the services provided by GTS-Monaco Access is a form of transit service, known in the industry as "re-filing." Re-filing is the practice of routing traffic through a third country in order to take advantage of disparities in settlement rates between different countries, allowing traffic to a country of termination to be treated as if it originated in the third country that enjoys lower settlement rates with the destination country, thereby resulting in lower overall costs on an end-to-end basis. Re-filing is prevalent in the industry even though the practice is technically in contravention of ITU regulations. In practice, because of the widespread non-observance of these regulations, such a contravention normally does not give rise to specific legal problems. However, their enforceability essentially depends on the status given to ITU obligations by Member countries' domestic laws. Accordingly, there can be no assurance that GTS-Monaco Access's re-filing services might not be disrupted or be the subject of legal process at some time in the future. In such event, within the EU a defense may be available that the ITU regulations are anti-competitive and contravene the Treaty of Rome, although there can be no certainty that such a defense would succeed.

     Competition

     GTS-Monaco Access faces competition from consortia of telecommunications operators, large PTOs and other international telephone operators with advanced network infrastructures, access to large quantities of long-haul capacity and established customer bases. PTOs currently providing large amounts of international traffic, have already established direct routes, transit arrangements and correspondent relations and many have excess capacity that they resell in competition with GTS-Monaco Access.

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

     With the advent of deregulation in the Western European telecommunications markets in 1998, opportunities for the establishment of international gateways will likely develop in Europe and as a result competition in the market for GTS-Monaco Access's services will increase. GTS-Monaco Access intends to evaluate additional locations in Europe for the establishment of international hubs based upon prospective costs and the availability of call routing at these locations. GTS-Monaco Access plans to locate these prospective points of presence in cities served by HER and to allow the termination of traffic through HER. GTS-Monaco Access may benefit from the establishment of these points of presence by incurring reduced transmission expenses.

     While GTS believes that GTS-Monaco Access will be able to compete effectively in certain identified market segments because most of its targeted customers are in new and fast growing markets and have not established long-term relationships with international gateway providers, and because it has equal access to advanced infrastructure and international fiber routes, potential access to low cost transport from HER and an "independent" status that allows it to service a worldwide range of potential customers, GTS intends continually to review the competitiveness of GTS-Monaco Access with respect to its competitors.

EUROPEAN SERVICES STRATEGY

     General. In order to capitalize on the increasing liberalization of telecommunications regulation in Europe, GTS intends to become a leading provider of a broad range of integrated telecommunications services to business and other high-usage customers in certain metropolitan markets throughout Europe. GTS presently provides end user services in Russia, the CIS and Central Europe and carriers' carrier services in Western Europe and has experience in developing cross-border networks in Western Europe through HER. Through GTS Business Services -- Western Europe, GTS intends to establish service capabilities as a reseller in up to 50 additional European metropolitan markets. In furtherance of its European Services Strategy, in October 1998 GTS hired Les Harris and Philip Blanchette as President and Vice President, Network Operations and Engineering, respectively, of GTS Access Services. Since such date, GTS Access Services has hired certain other key management and technical personnel. Through GTS Access Services, GTS intends to leverage its experience in developing and operating local, national and international telecommunications networks by building, acquiring or leasing technologically advanced fiber optic networks and establishing CLEC service capabilities in up to 12 metropolitan markets throughout Europe, as regulatory conditions permit, within three years after GTS commences implementing its European Services Strategy. Currently, the regulatory regimes in Europe vary from country to country and some countries do not permit competitive local exchange carriers to operate. See "Risk
Factors -- Risks Specific to GTS -- Risks Relating to European Services
Strategy."

     Recent Developments. On November 30, 1998, GTS completed the acquisition of NetSource. NetSource is a pan-European provider of long-distance telecommunications services focusing primarily on small-to medium-sized businesses, with operations in Norway, Sweden, Germany and Ireland, as well as in The Netherlands, Belgium and Denmark. The acquisition of NetSource provides the GTS Business Services -- Western Europe line of business with a customer and revenue base in several key Western European countries, a portfolio of licenses and interconnection agreements and an entrepreneurial management team.

     If the acquisition of Esprit Telecom is consummated, the combined business will have (i) presence in 19 countries throughout Europe, (ii) increased network capacity and resilience; (iii) a 500-person sales force, one of the largest among independent telecommunications providers in Europe, (iv) the ability to provide a wide array of services, and (v) increased management depth. Furthermore, the combined business is expected to benefit from reduced network operations costs, reduced administrative costs and capital expenditure savings.

     Market and Business Strategy. GTS believes that the size and growth potential of the European telecommunications market, and the increasing liberalization of telecommunications regulations in Europe, offer considerable opportunities to expand into end-user services into metropolitan markets throughout Europe.

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

     The size of the European telecommunications services market is estimated to be approximately $188 billion in 1998. GTS estimates that the total European addressable market (defined as non-residential core voice, enhanced voice, non-residential international voice, data, leased line voice and internet) in 1998 is approximately $96.5 billion, which is estimated to grow at a compound annual growth rate of approximately 13.7% to approximately $306.7 billion by 2007.

     Through construction of owned facilities or acquisition or partnership with other providers, GTS intends to enter up to 12 European metropolitan markets as a CLEC. GTS' strategy with respect to entry into a specific market will be determined through an analysis of a number of demographic, economic and telecommunications demand and spending characteristics, including business concentration; presence of governmental, financial and business end-user customers; local economic trends and prospects; demand for switched and non-switched telecommunications services; feasibility of construction; presence of existing and potential competitors; the regulatory environment; the market's proximity to HER's network; and the presence of potential CLEC or reseller acquisition candidates. In targeting cities in which its entry strategy will be the construction of a fiber network, GTS, through GTS Access Services, will initially focus on cities in which there are no CLEC competitors or only one other such competitor. GTS Access Services' current intention is to enter six metropolitan markets by the end of 1999 and to provide services in up to 12 target metropolitan markets within three years after it initiates implementing the European Services Strategy. GTS Business Services -- Western Europe's current intention is to enter 50 metropolitan markets as a reseller of retail services over the same time period.

     GTS expects to use one or more of the following strategies to enter a market: (i) construction of a fiber-loop network; (ii) purchase or long-term lease of dark fiber; (iii) obtaining of high frequency microwave licenses for "wireless fiber," (iv) partnership with or acquisition of a local facilities-based CLEC or (v) acquisition or development of a local reseller. In the case of market entry through a reseller, it is GTS' objective to build or acquire facilities when economically justifiable. There are a number of risks attendant with each of these strategies and there can be no assurance that GTS will be successful in pursuing any of these strategies. See "Risk
Factors -- Risks Specific to GTS -- Risks Relating to European Services
Strategy."

     Customers. GTS plans to offer its products and services primarily to telecommunications-intensive businesses for which reliable telecommunications services are critical, using GTS' facilities where available and/or reselling other carriers' facilities as needed. These business segments include financial services companies, multi-national companies, governmental agencies, resellers, ISPs, disaster recovery service providers and wireless communications companies.

     Products and Services. GTS intends to offer a broad array of competitively priced, comprehensive services to meet customer telecommunications service requirements, including private line services, local, national and international switched telephony services, high-speed LAN interconnection services, virtual private network services, video transmission services and IP-based services, including IP telephony, Web hosting and data transmission services. According to industry sources, bandwidth demand for data in the United States is currently growing significantly faster than voice, and GTS expects that this trend will develop in Europe as competitively priced capacity becomes available. Additionally, GTS intends to develop competitively priced value-added telecommunications services that are tailored to the specific needs of individual customers. The types of services that GTS intends to offer include:

     Switched Services. Switched services involve the transmission of voice, data or video to locations specified by end-users or carriers. GTS expects to have the technological capability to offer a full range of switched service, including local, national and international calls as well as enhanced services. GTS intends to own and operate switches and enter into interconnection agreements with other telecommunication service providers, including HER, in order to offer to customers cost- effective local, national and international calling services. Switched service features are expected to include, as allowed by local regulations, enhanced services such as conference calling, call forwarding, analog or digital connectivity, desk-to-desk calling, four digit dialing full network monitoring and maintenance, caller ID, voice mail/messaging and E-mail to voice-mail conversion.

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

     Non-Switched Services. Non-switched services involve a fixed, dedicated communications link between two or more specific locations. Commonly this service is utilized by an end-user to provide a private communications medium between multiple business facilities or to another end-user/carrier. GTS expects to provide high capacity, advanced technology to deliver customer traffic with a lower cost and higher reliability as compared to the local PTO. Through its high capacity, high reliability and cost-efficient network, GTS intends to provide non-switched voice, data and video transmission between (i) end users, (ii) end users and carriers and (iii) multiple carriers, allowing its customers the option to bypass the older, less efficient technology and higher-priced services of the incumbent PTOs.

     Other Services. GTS also intends to develop service offerings to take advantage of emerging market opportunities. Such services are expected to involve one or more of the following: frame relay, ISDN and ATM services; IP-based services, including intranet and extranet services, high capacity internet for multi-media applications, Web hosting, voice over IP and the establishment of a pan-European IP backbone in alliance with others; calling card services; and enhanced voice services. These products are expected to be developed and offered as customer demand dictates and as the relevant regulatory environment permits. GTS believes that there will be substantial demand for data and internet services by large business and other high-usage customers, and that a bundled service offering of national and international data and voice services will be attractive to this targeted customer base.

     Regulatory. GTS' European Services Strategy will subject GTS to significant additional regulation at the EU, national and local level. GTS Access Services has applied for licenses to operate as a CLEC in seven major cities in Germany and in the greater Paris metropolitan area. GTS' determination as to which markets it may enter will depend in part on GTS' evaluation of the regulatory regime in such market. The detailed regulation varies from country to country. Delays in receiving required regulatory approvals and licenses, or the enactment of adverse regulations or regulatory requirements, may delay or prevent GTS from entering a particular market or offering its services in any European market, restrict the types of services offered by GTS, constrain GTS' deployment of its networks or otherwise adversely affect GTS' operations. There can be no assurance that GTS will be able to obtain the necessary regulatory approvals on a timely basis or that GTS will not otherwise be affected by regulatory developments, either of which may have a material adverse affect on GTS. See "Risk Factors -- Risks Specific to GTS -- Risks Relating to European Services Strategy."

     Competition. The telecommunications industry is highly competitive. Competition in the telecommunications industry is based largely on price, customer service, network quality, value-added services and customer relationships. Competition for the provision of local services in Europe is in its early stages of development. Generally, PTOs offer both local and long distance services and benefit greatly from their position as sole historic provider in the markets they serve. PTOs generally have a number of competitive advantages over emerging competitors, such as GTS and other CLECs, due to substantially greater economic and human resources, close ties to local and national regulatory authorities and control over virtually all local telecommunications connectivity. Additionally, GTS believes that the market for the provision of local services is sufficiently attractive to cause additional CLECs, including multi-national carriers, to enter the market to offer products and services which would compete with GTS.

     GTS will compete with PTOs and, in certain markets, CLECs in the provision of high quality, integrated telecommunications services to end-users and resellers. CLEC competitors include, among others, COLT TeleCom Group plc, which is providing service through networks in London, Frankfurt, Munich, Hamburg, Berlin, Paris, Zurich, Amsterdam, Brussels, Madrid and Dusseldorf and MCI WorldCom, whose pan-European fiber network connects London, Amsterdam, Brussels, Frankfurt and Paris. Reseller competitors include RSL Communications, Viatel and Facilicom. GTS believes, based on its experience in providing end-user services in Russia, the CIS and Central Europe and carrier's services in Western Europe and in developing cross-border networks in Western Europe through HER, that it has the knowledge and ability to develop products and services which will be competitive with other CLECs and resellers in terms of content, quality and price. However, there can be no assurance that GTS will be able to translate such experience in other markets in order to compete effectively with PTOs, CLECs or resellers in the European markets it has targeted. See"Risk
Factors -- Risks Specific to GTS -- Risks Relating to European Services
Strategy."

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     Network. In those markets which GTS determines to enter as a facilities-based CLEC, GTS intends to construct, acquire or lease facilities to operate advanced, competitive local telecommunications networks employing current transmission technology with dual ring architecture and central system monitoring and maintenance. GTS believes that a base of uniform, reliable networks, which employ the most current technology and support a broad array of high quality services, will allow GTS to compete cost-effectively against products and services offered by PTOs and, in certain markets, other CLECs.

     GTS' plan for its basic transmission platform is optical fiber deployed in rings, equipped with high-capacity SDH equipment. Such rings will provide redundancy by using dual paths for telecommunications transmissions and will extend to a customer facility either directly or on a point-to-point link from the rings. Such rings will finally connect to the customer through customer-dedicated or shared electronics on or near the customer premises.

     Network Construction. Prior to undertaking acquisition or construction of a network in a particular market, GTS will undertake an analysis of a number of factors, as discussed above, to determine whether such acquisition or construction is economically justifiable. Wherever appropriate, GTS will seek to purchase or lease dark fiber or utilize high-frequency short-haul microwave as a method of accelerated entry into a selected market.

     GTS expects that construction and installation services will be provided by independent contractors selected through a competitive bidding process. GTS personnel are expected to provide project management services, including contract negotiation, construction supervision, testing and certification of installed facilities. The construction period of a network is expected to vary greatly, depending on such factors as network route kilometers, number of buildings involved in the initial installation and local construction regulations. Upon completion of the first phase of construction, or the initial loop, GTS expects to commence generating revenue. Further expansion of the network will be dictated by customer growth and customers' relative proximity to the initial loop.

     The initial capital requirement for GTS Access Services and GTS Business Services -- Western Europe to implement the European Services Strategy will be financed with a majority of the proceeds of the July 1998 Offerings received by GTS. In addition, GTS contemplates that it will raise additional debt financing through a newly formed subsidiary of GTS, the proceeds of which will be applied toward the implementation of GTS' European Services Strategy. The size and timing of such financing has not yet been determined by GTS. GTS cannot estimate with any degree of certainty the amount and timing of GTS' future capital requirements for implementing the European Services Strategy, which will be dependent on many factors, including the success of GTS' European services business, the rate at which GTS expands its networks and develops new networks, the types of services GTS offers, staffing levels, acquisitions and customer growth, as well as other factors that are not within GTS' control including competitive conditions, regulatory developments and capital costs. GTS believes, however, that if the European Services Strategy is implemented, it is likely that GTS will need to raise additional capital. See "Risk Factors -- Risks Specific to GTS -- Additional Capital Requirements" and "GTS Management's Discussion and Analysis of Financial Condition and Results of
Operations -- European Services Strategy."

     Sales and Marketing. In each of its target markets, GTS intends to establish its own direct sales force. As GTS will be targeting large financial, corporate and governmental customers with demanding telecommunications service requirements, GTS expects that its internal sales force will include dedicated sales and customer service representatives. The acquisition of NetSource provides GTS with a sales force for its retail services business of 40 direct sales personnel and 182 sales agents throughout Europe. If consummated, the acquisition of Esprit Telecom will add an additional 230 direct sales personnel, which is expected to grow to 350 in 1999.

     Billing and Information Systems. Sophisticated information and processing systems will be vital to GTS' success. Specifically, GTS will need to develop systems to enter, schedule, provision, and track a customer's order from the point of sale to the initiation of service and such systems will need to include, or interface with, trouble-shooting systems, management, billing, collection and customer service systems. GTS expects the development of its systems to require substantial capital and management resources.
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

CENTRAL EUROPE

     In Central Europe, GTS' objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary, the Czech Republic, Slovakia and Romania. In the Czech Republic, GTS provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a nationwide microwave network and a VSAT network, which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. In Slovakia and Romania, GTS provides VSAT services using its VSAT hub in Hungary. Subject to certain regulatory approvals, GTS has also obtained a license to provide international data services in Poland and expects to begin operations during the first quarter of 1999. GTS' strategy is to expand its service offerings as the regulatory environment permits, leveraging its existing VSAT and international gateway infrastructure where possible and providing a broad range of services to its target markets.

  HUNGARY

     GTS-Hungary. GTS-Hungary, a 99.9% owned subsidiary of GTS, is a leading provider of customized data services offering high quality, reliable virtual private network services to customers throughout Hungary and, through other GTS affiliates, other countries in Central Europe. GTS-Hungary provides these services through VSATs installed at customer sites throughout the country and a microwave-based high speed overlay network for points in the Budapest metropolitan area and in Hungary's 18 county capitals. Along with these data transmission services, GTS-Hungary provides high quality customer service including (i) significant system integration support in the initial implementation of the customers' networks and in on-going expansion and improvements and (ii) an excellent maintenance and technical support service, which include "rapid response" service calls and 24-hour hub service operations support, which can be backed by financial guarantees when required.

     As of September 30, 1998, GTS-Hungary's VSAT network consisted of approximately 993 owned and operated VSAT sites which GTS believes makes it the largest VSAT-based network in Central Europe. GTS believes that its choice of VSAT technology as a way of quickly deploying a full range of business services nationwide will allow it to capture key customers and market segments. Such positioning, GTS believes, will enable GTS-Hungary to expand its service offerings as the Central European market matures and as regulatory authorities further privatize and deregulate the telecommunications industry. GTS-Hungary has recently completed a nationwide expansion of its microwave-based Budapest overlay network and plans to develop two fiber loops in Budapest. The expansion will increase GTS-Hungary's revenue base in the region and provide opportunities to leverage further its other service offerings. There can be no assurance, however, that this development will be completed on a timely and commercially feasible basis.

     The Hungarian state lottery is GTS-Hungary's largest customer, accounting for more than 50% of GTS-Hungary's total revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998. GTS-Hungary has also targeted its VSAT network services to business customers in the domestic service industry and other government organizations. Although GTS-Hungary continues to diversify its revenue and customer base, the loss of the Hungarian state lottery as a customer would have a material adverse effect on GTS-Hungary's business.

     GTS-Hungary generally charges its data services customers a flat monthly fee for a fixed amount of usage and usage-based fees for use above the contractual amount. Customers are billed in Hungarian forints (indexed to US dollars) on a monthly basis. In general, GTS-Hungary's strategy is to minimize the initial customer investment in order to lower the barriers to purchase, while committing customers to long-term contracts.

     GTS-Hungary's major competitors include BankNet, Hungaro-DigiTel and MATAV, the Hungarian PTO, each of which operates a network with at least 200 VSAT sites. MATAV offers a broad range of services and has recently targeted the business sector that GTS serves. Additionally, at least three new joint ventures, all with international partners, have announced their intentions to compete in the Hungarian telecommunications industry by leveraging existing assets from the utility (electric, oil and gas), railway and cable industries.
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

GTS believes that, while some of its competitors have stronger financial resources, GTS-Hungary remains the leading VSAT service provider in Hungary in terms of number of VSAT sites, the size and quality of its infrastructure and the quality of its service. GTS also believes it has a good reputation for customer service.

CZECH REPUBLIC

     Czechnet. Czechnet, a wholly owned subsidiary of GTS, offers alternative international telephony service in the Czech Republic, as well as a full range of private data services, delivered through a combination of a fully digital microwave overlay network and an international satellite gateway in Prague and GTS-Hungary's VSAT network. Through an intercompany arrangement with GTS-Hungary, Czechnet provides all of the same VSAT services offered by GTS-Hungary. In addition, Czechnet offers high-speed Internet access service. Czechnet is also targeting opportunities in Slovakia, based upon the historic relationship between the Czech and Slovak markets.

     The Czechnet network consists of an earth station linked to GTS-Monaco Access and to British Telecom, a series of point-to-point and point-to-multipoint microwave connections providing dedicated access to the buildings served by Czechnet and individual VSATs based on, and controlled by, GTS-Hungary's hub in Budapest.

     Czechnet's target customers include real estate developers, hotels and multinational companies which require international voice or data services or Internet connectivity, where both GTS' own services and the services of GTS partners are sold. Czechnet provides outgoing international voice services and high-speed Internet access to large commercial buildings in Prague. As of September 30, 1998, Czechnet had connected 35 buildings in Prague to its private voice network. International voice services are offered at prices similar to those of the Czech PTO. Czechnet plans to pursue customers who require value-added services which may be offered at higher prices and better margins.

     Czechnet is licenced to provide international satellite services, leased line services and data services. It received its operating licenses in 1994 and 1995 and began offering services in 1995. The licenses grant permission to install and operate up to 150 earth stations and, upon application, an additional 150 earth stations. The licenses currently prohibit the provision of switched voice services and the interconnection to public voice, telex and data networks and telecommunications networks of other providers.

     Czechnet is the only alternative international telephony provider licenced in the Czech Republic. As such, its only licenced competitor is SPT Telecom, the Czech PTO. Should SPT Telecom decide to compete aggressively with Czechnet, it has the ability to discount prices below those which could be easily sustained by Czechnet. Czechnet's international telephony business is also subject to competition from unlicenced callback services, Internet telephony services and services provided by unlicenced operators. In data services, Telenor, GITY and Nextel (a subsidiary of SPT Telecom) are Czechnet's three major competitors for data services in the Czech Republic. GTS believes that its experience in establishing VSAT services in the region and its emphasis on integrated voice and data services provides Czechnet with a competitive advantage. Additionally, GTS' transmission facilities and infrastructure in Hungary and Monaco provide them with a relatively low cost infrastructure and, as a consequence, greater pricing flexibility than their competitors.

  NEW VENTURES

     In September 1998 certain affiliates of GTS acquired 100% of the ownership interests in Datanet kft., one of the leading Internet service providers in Hungary. This acquisition has substantially increased GTS' market share in the residential and business Internet markets in Hungary.

     In July 1998, GTS became the largest single shareholder of Dattel, a.s., a competitive local exchange carrier in the Czech Republic providing portions of downtown Prague with telephony and leased line services. Dattel is also the leading member of a consortium of Czech companies operating a fiber optic ring in Prague.

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

     In September 1998, GTS acquired a substantial minority stake in Catalina Sp.z.o.o., a Polish company holding an international data services license. This acquisition is subject to certain regulatory approvals. Catalina, however, expects to begin operations in the first quarter of 1999.

RUSSIA AND THE CIS

  OVERVIEW

     GTS is a leading provider of a broad range of telecommunications services in Russia. GTS' services include international long distance services, domestic long distance services, high speed data transmission and Internet access, cellular services and local access services. GTS was among the first foreign telecommunications operators in the CIS, where it began offering data links to the United States in 1986, international long distance services in 1992, local access to its networks in 1994 and cellular services in 1995. GTS has developed these businesses into a leading provider of telecommunications service offerings in Russia by building its own infrastructure, including a fully digital overlay network and interconnections with its local Russian telecommunications partners.

     GTS believes that evolving changes in government policy over the last several years and the overall inadequacy of basic telecommunications services throughout Russia have created a significant opportunity. Before 1990, all international, domestic long distance and local telecommunications in the Soviet Union were provided by a monopoly state telecommunications company managed by the Ministry of Posts and Communications. In 1990, the Council of Ministers established a joint-stock company called Sovtelecom and transferred to it all of the telecommunications assets and operations of the Soviet Ministry of Posts and Communications. Following the dissolution of the Soviet Union in 1991, the name of Sovtelecom was changed to Intertelecom. In 1992, the Russian government decided to split Intertelecom into several components to foster privatization, competition and investment. The international and long-distance assets and operations were combined into Rostelecom, creating a monopolistic service provider. The local telecommunications assets and operations were broken up into 88 independent regional joint-stock companies, seven of which serve cities, including the Moscow City Telephone Network and the Petersburg Telephone Network. Most of the regional companies have a telecommunications trunk operator and provide domestic long distance service within their service region. Domestic long distance calls to and from areas outside the companies' service area, as well as international calls, are switched to and from Rostelecom, which forwards the calls to and from another regional company or a foreign carrier for international calls. Exceptions to this rule include the seven city operators. In Moscow and St. Petersburg, the trunk operators have been isolated into separate, long distance companies called Moscow MMT and St. Petersburg MMT. All domestic long distance and international calls originating from or terminating in Moscow and St. Petersburg are switched through the MMTs, which forward the calls to and from Rostelecom.

     Following the former Soviet Union's transformation from a centralized economy to a more market-oriented economy, increased demand from emerging private businesses and from individuals, together with the poor state of the public telephone network, has led to rapid growth in the telecommunications sector in Russia and the CIS. In 1991 the MOC was established as the Russian successor to the Soviet Ministry of Posts and Communications to regulate and improve the Russian telecommunications industry. In 1998, Goskomsvyaz was established as the successor to the MOC. As a result, Goskomsvyaz succeeded to the MOC's role as the government's representative for its ownership share of the 88 regional operating companies, the assets currently held by Svyazinvest (then the monopoly international and domestic long distance service provider), and the principal regulatory authority for national radio, television and satellite operating companies. This enabled first the MOC and later Goskomsvyaz and operating organizations to begin the privatization process, attract foreign investment and initiate joint ventures with foreign partners.

     Although it remains subject to certain restrictions, significant progress in privatization of the telecommunications industry in Russia and the CIS has occurred. Under Russian law, state-owned enterprises within the telecommunications sector were subject to privatization but only pursuant to a decision of the Russian government in each individual case and with the state retaining a certain percentage of the stock of the privatized entity for three years, subject to extension for national security reasons. At present, virtually all of

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

the former state telecommunications enterprises have been privatized and, subject to the above restrictions, shares of the newly formed joint stock companies have been sold to the public. Also, a significant number of private operators provide a wide variety of telecommunications services pursuant to licenses from Goskomsvyaz to a growing number of customers throughout Russia. Judging from the sequential numbering of licenses issued since 1992 more than 10,000 licenses have been granted to telecommunications operators in Russia, a large portion of which is assumed to represent licenses reissued to the same operators as a result of their reorganization or obligation to hold such licenses on counterfeit-proof paper, among other reasons.

     In October 1994, the President authorized the establishment of Svyazinvest with the stated purpose of fostering greater efficiency and economies of scale within the industry through competition. As a wholly government-owned company, Svyazinvest was granted a controlling stake in approximately 85 regional telecommunications companies in order to compete in these respective markets. Svyazinvest was also given control of more than 20 million of the 25.5 million telephone lines in Russia, except in Moscow and St. Petersburg.

     In April 1997, President Yeltsin approved the transfer of the federal government's 51% stake in Rostelecom, as well as similar stakes in Central Telegraph (the national PTO), the Ekaterinburg City Telephone Network and Giprosvyaz (a telecommunications research institute), to Svyazinvest. On July 30, 1997, Mustcom Limited, a Cyprus-based company that represents the interests of a consortium which includes ICFI Cyprus, Renaissance International Limited, Deutsche Morgan Grenfell, Morgan Stanley, and certain entities affiliated with an affiliate of George Soros, purchased a 25% stake in Svyazinvest for $1.87 billion. The President had also authorized the sale of another 24% of Svyazinvest at a future date. This sale was scheduled to occur in the second half of 1998 and was subsequently opened to foreign investors. However, this sale was cancelled because of the overall decline in the Russian economy. See "Risk Factors -- Risks Specific to GTS -- Risks Relating to Operations in Russia and the CIS -- Economic." The Russian government has announced that it will retain a controlling 51% interest in Svyazinvest.

     Goskomsvyaz votes the Russian government's interest in Svyazinvest, which was reclassified as the State Committee on Telecommunications and Informatics during a recent government reorganization. Goskomsvyaz remains the central body of federal authority in the Russian Federation, having responsibility for state management of the communications industry and supervisory responsibility for the condition and development of all types of communications.

     Despite the recent changes in the Russian telecommunications industry, the level of telecommunications service generally available from most public operators in Moscow remains significantly below that available in cities of Western Europe and the United States, although in recent years, the Moscow local telephone infrastructure has benefited from significant capital investment. By 1995, there were approximately 16 lines per 100 persons in Russia and 45 lines per 100 persons in Moscow. In comparison, there were 60 and 58 lines per 100 persons in the United States and Western Europe, respectively. In addition, the quality of services, reflected as the percentage of digital switching in local telephone networks, currently is approximately 12% in Russia compared to 65% and 66% in the United States and Western Europe, respectively.

     Outside Moscow (and to a lesser extent St. Petersburg), most standard Russian telecommunications equipment is obsolete. For example, many of the telephone exchanges are electromechanical and most telephones still use pulse dialing. The Russian population is over 145 million, of which approximately two-thirds is concentrated in urban areas. The telecommunications market in Russia currently includes a number of operators that compete in different service offering segments -- local, inter-city, international, data and cellular services. In large measure, the relative lack of economic development in the regions accounts for the lack of improvement in local telecommunications infrastructure. Although the regions still generally rely on an outdated infrastructure inherited from the former Soviet Union, they are starting to resort to sophisticated sources of finance, such as municipal bond offerings, in order to upgrade the infrastructure.

     Businesses in Moscow requiring international and domestic long distance voice and data services and consumers using mobile telephony have principally driven growth in the Russian telecommunications industry. This growth has been most significant as multinational corporations have established a presence in Moscow and Russian businesses have begun to expand beyond the country's political and financial capital. The service
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

sector, which includes operations in distribution, financial services and professional services and tends to be the most telecommunications-intensive service sector of the economy, is growing rapidly in Moscow. The telecommunications industry in the outlying regions has experienced recent growth, principally as a result of growth in the industrial sector as well as the establishment of satellite offices in the regions by multinational corporations and growing Russian businesses. The extent of overall market growth will depend in part on the rate at which the Russian economy expands, although recent revenue growth in the sector has been significant (in spite of a declining economy in certain regions) because of increasing traffic from pre-existing customers and the normalization of tariffs for business services. It is unclear, however, what the effects of the August 17 Decision and its consequences will be on the Russian economy. See "Risk Factors -- Risks Specific to GTS -- Risks Relating to Operations in Russia and the CIS -- Economics."

     GTS believes it is well-positioned to take advantage of market growth factors due to (i) its early market entry, (ii) its strong infrastructure position in Moscow, by far the most important regional market, (iii) the local market experience of its local partners, (iv) the extent of its existing customer base and (v) its extensive range of international and domestic telecommunications services.

  STRATEGY

     GTS' objective is to become the premier alternative carrier in Russia and other key growth markets of the CIS. To attain this objective, GTS has developed and implemented the following strategy:

     Develop Strong Local Partnerships. GTS has developed and continues to develop its Russian and CIS business through alliances with experienced local partners. These ventures combine the management, financial and marketing expertise of GTS together with its partner's ability to provide infrastructure and local regulatory experience. GTS believes that these relationships lend it credibility and increase its ability to anticipate and respond to the evolving regulatory and legal environment. GTS maintains a significant degree of managerial and operational control in its joint ventures through its foundation documents, which enable GTS to develop them in a manner consistent with its overall strategic objectives.

     Expand Customer Base. GTS continues to expand its customer base through the provision of basic telephone and digital services in markets where such services are not currently provided. Once they have established a presence in a market, GTS' ventures seek for opportunities to expand further into neighboring regions and cities.

     Increase Range of Digital Services. As its business customers expand their operations throughout Russia and the CIS and as their telecommunications needs become more sophisticated, GTS seeks to increase its revenues by expanding the range of integrated digital services offered to its customers.

     Offer High Quality Telecommunications Service and Customer Service. Subject to stabilization of the political and economic situation in Russia, GTS will continue to invest in and build sophisticated high-speed digital networks and other infrastructure through which customers can gain local access to GTS' services. In addition to providing advanced, high quality network infrastructure, GTS emphasizes and offers its customers a level of customer service which GTS believes cannot be found elsewhere in the market.

     To date, GTS has made substantial progress employing this strategy. GTS provides digital voice, data, Internet and local services in Moscow through its Sovintel, Sovam and TCM ventures and provides these same services to fourteen additional Russian cities through its TeleRoss long distance network. GTS believes that attractive acquisition opportunities currently exist in the markets in which it operates in Russia and the CIS. GTS continuously considers a number of potential transactions, some of which may involve the contribution of certain of its Russian businesses in exchange for an interest of equivalent or greater value in the surviving entity and, if consummated, may be material to GTS' operations and financial condition.

  OPERATIONS

     GTS provides a broad range of telecommunications services in Russia, including international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. These services are supported by operator assistance, itemized call reporting
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

and billing, and other value-added capabilities that leverage GTS' investment in advanced switching, data collection and processing equipment. GTS also provides customized systems integration, including PABXs, key systems, wiring and interconnectivity. Dedicated and leased capacity supplements GTS' own infrastructure, allowing GTS to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian carriers.

     Whenever practical, GTS' business units integrate and co-market their service offerings, utilizing TeleRoss as the long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. This integrated marketing approach enables GTS to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and the CIS. Several of the TeleRoss Ventures and the cellular joint ventures were not operational, or had just commenced operating, in 1995. As a result, TeleRoss and GTS Cellular did not generate significant revenues in 1995.

     The following table sets forth certain operating data related to GTS' operating ventures in Russia and the CIS.

                                                                        AT AND FOR THE
                                                      AT AND FOR THE     NINE MONTHS
                                                        YEAR ENDED          ENDED
                                                       DECEMBER 31,     SEPTEMBER 30,
                                                      --------------    --------------
                                                      1996     1997     1997     1998
                                                      -----    -----    -----    -----
Cities In Service...................................     33       40       40       58
Total Voice Minutes (millions)
  Inter-city........................................   15.8     57.1     35.8     73.4
  Local.............................................  133.0    269.1    174.4    306.5
  International Outgoing............................   20.5     46.0     31.8     46.8
  Incoming..........................................   33.2     69.9     50.0     35.1
Total Data Customers (thousands)....................    6.2      9.9      8.3      9.0
Total Active Paying Subscribers (thousands).........    9.8     20.4     14.9     25.2

  SOVINTEL

     GTS owns 50% of Sovintel, a joint venture with Rostelecom, the national long distance carrier. Sovintel was founded in 1990 by GTS, Rostelecom and GTE Spacenet, with GTS acquiring GTE Spacenet's interest in 1994. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 180 countries and private line dedicated voice channels and (ii) leveraging the infrastructure and services of the other GTS ventures, including TeleRoss, TCM and Sovam. In addition, Sovintel provides and installs for its customers equipment such as PABXs, key systems and wiring and provides maintenance and other value-added services. Sovintel customers, which primarily consist of businesses, hotels and Moscow-based cellular operators, are able to access these telecommunications services through Sovintel's fully-digital overlay network in Moscow. In addition, Sovintel continues construction of its St. Petersburg network which is interconnected to Sovintel's Moscow network and is intended to support Sovintel's Moscow clients which have a presence in St. Petersburg. Sovintel serviced over 51,410 Moscow telephone numbers, or "ports," for business customers and cellular providers and had over 350 employees as of September 30, 1998.

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

     Sovintel has constructed and operates a fully-digital overlay network in and around Moscow which consists of (i) an approximately 600-Kilometer fiber optic ring, (ii) over 430 PABXs linked to the fiber optic ring, (iii) a fully-digital microwave network, (iv) a wireless local loop and (v) an international gateway connected to the fiber optic ring. In addition, Sovintel leases dedicated international long distance channels. Customers are connected to the Sovintel network via last mile connections to over 430 PABXs that provide "points-of-presence" in and around Moscow. The PABXs are connected to the network through a direct fiber connection or a digital microwave network. Some of Sovintel's new customers are temporarily connected to the network through a wireless local loop. The wireless local loop provides a competitive advantage because it allows Sovintel to connect customers to its network more quickly than alternative methods. As these customers are provided permanent connections to Sovintel's network through direct connections to the PABXs, additional customers are rolled onto the wireless local loop.

                      [GTS SOVINTEL MOSCOW NETWORK CHART]

     After a customer is connected to the Sovintel network, local telephone services are provided through the Sovintel fiber optic ring's interconnection with the switches of either TCM or MTU Inform. These switches provide access to local telephone service in Moscow through interconnections with the local telephone network, which is operated by MGTS and the principal Moscow cellular providers. Sovintel provides its customers access to domestic long distance service through the TeleRoss long distance network, or through Rostelecom's network in cities not currently served by TeleRoss. The Sovintel international gateway primarily provides international service, transmitting international traffic via dedicated international leased long distance channels. Sovintel's customers also can receive high speed data services through Sovintel's interconnection with the Sovam data network. Sovintel has obtained a license to provide large business customers in Moscow and St. Petersburg high speed data services and Internet access through private line channels, thus

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

complementing Sovam's regional offering and supporting its customer base in Moscow and St. Petersburg. Accordingly, from a customer's perspective, Sovintel offers a broad range of telecommunication services.

     The following table sets forth certain operating data related to Sovintel's operations:

                                                                      AT AND FOR THE
                                       AT AND FOR THE YEAR ENDED     NINE MONTHS ENDED
                                              DECEMBER 31,             SEPTEMBER 30,
                                      ----------------------------   -----------------
                                       1995      1996       1997      1997      1998
                                      -------   -------   --------   -------   -------
Minutes Of Use(1)
  International
     Number of Minutes..............   10,516    20,839     43,664    30,628    43,400
     Average Rate Per Minute........  $  2.06   $  1.55   $   1.12   $  1.19   $  0.96
  Domestic Long Distance
     Number of Minutes..............    2,047    10,098     26,606    16,946    35,663
     Average Rate Per Minute........  $  0.86   $  0.65   $   0.52   $  0.55   $  0.45
  Moscow (Local) Fixed Line
     Number of Minutes..............       --        --      3,501     2,302     5,113
     Average Rate Per Minute........       --        --   $   0.05   $  0.06   $  0.03
  Moscow (Local) Cellular
     Number of Minutes..............   21,478    83,673    118,447    82,333    76,835
     Average Rate Per Minute........  $  0.06   $  0.08   $   0.08   $  0.08   $  0.08
  Incoming
     Number of Minutes..............    3,839    24,306     43,626    34,571    20,841
     Average Rate Per Minute........  $  0.58   $  0.28   $   0.30   $  0.29   $  0.29
Ports
  Approximate Number of Ports
     (cumulative)...................    6,079    29,646     43,976    40,563    51,410
Approximate Number Of Private Line
  Channels (cumulative)
  International.....................       26        89        201       162       306
  Inter- and Intra-City.............       26       103        243       184       438
Approximate Equipment Sales
  (thousands).......................  $ 1,400   $ 2,200   $  3,400   $ 2,500   $ 3,651

---------------

(1) Minutes in thousands. Amounts include minutes among affiliates.

     Services. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 180 countries and private line dedicated voice services and (ii) by leveraging the infrastructure and services of the other GTS ventures. Sovintel's services include:

     Switched International, Domestic Long Distance and Local
Services. Customers are provided switched international long distance services directly through Sovintel's international gateway in Moscow and its leased long distance channels. Domestic long distance services are marketed by Sovintel and provided either through the TeleRoss long distance network or, where the call destination is not served by TeleRoss, through Rostelecom's network. Local call service is provided by Sovintel indirectly as a result of its interconnection, through TCM or MTU Inform, with the Moscow city telephone network. Based on its familiarity with the market, GTS believes that Sovintel's services are distinguished by a higher level of quality than those of its competitors, particularly with respect to call completion rates for its domestic long distance and local call services. In addition, GTS trains its employees to provide customer service at a level which is comparable to that provided by Western telecommunications companies.

     Private Line Channels. Private line channels, which are provided over dedicated leased lines, are principally utilized by customers with high-volume data traffic needs, such as Sovam and large data providers. Private line customers have access to intra-city service in Moscow through Sovintel's fiber optic ring and to

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

inter-city service between Moscow and St. Petersburg via fiber optic line or channel leased by Sovintel, in each case benefitting from Sovintel's high quality infrastructure. Private line domestic long distance service is provided through TeleRoss and, for cities not served by TeleRoss, through Rostelecom. International private line service is provided through dedicated leased fiber channels from Rostelecom.

     Equipment Sales, Installation Services and Project Planning and Management Services. In providing the above services to its customers, Sovintel installs and maintains equipment on its customers' premises, including PABXs, key systems and wiring. Sovintel also provides project planning and management services, including system design and management, to its customers.

     World Access Service. Customers are able to access Sovintel's international long distance services through the World Access Card, which provides customers either direct or calling-card-based portable access to domestic and international long distance service. The calling card can be used in 18 Russian cities, including Moscow and St. Petersburg, and 25 countries.

     Sovintel complements its service offerings by providing a wide range of value-added services, including operator assistance, maintenance and customer support and itemized call reporting and billing.

     Customers and Pricing. Sovintel's customers consist primarily of high-volume business and professional customers, such as IBM, Credit Suisse Group and Reuters, other multinational corporations and Russian enterprises, a number of premium Moscow hotels and other telecommunications carriers. In addition, Sovintel is one of the primary providers of domestic and international long distance service for the major cellular service providers in Moscow, including VimpelCom (Bee-Line), MTS and Moscow Cellular. Sovintel's customers typically demand a higher level of service than generally available in the market. Sovintel further provides to its large corporate customers data services such as frame relay and Internet access contracted from Sovam in order to offer an "one-stop shopping" telecommunications solution to these customers, who increasingly require this type of service.

     The pricing structure for international and domestic long distance calls is based upon traffic volume and overall market rates, with Sovintel's rates varying on the duration and destination of the call. Local calls, other than calls placed to cellular phones, are completed without charge. Sovintel expects to continue its practice of not charging to complete local calls unless and until MGTS begins to charge for completion of such calls. Sovintel prices its international long distance services competitively with those of its principal competitors. Sovintel's average revenue per minute for outgoing international long distance calls has declined from approximately $2.35 per minute for the year ended December 31, 1994 to approximately $0.96 per minute for the nine months ended September 30, 1998. Sovintel is experiencing increased pricing pressure from competitors. Sovintel prices domestic long distance services in line with those of its principal competitors. Due to its obligations under certain agreements with affiliated entities, however, Sovintel's margins for these services had been declining, though Sovintel recently succeeded in reversing this trend by achieving lower settlements through least-cost routing. Prices for domestic long distance services have increased significantly over the last several years, although such prices stabilized in the second half of 1996. Sovintel's private line services are priced competitively. Sovintel provides private line channels by releasing lines it leases from Rostelecom. Sovintel leases the lines from Rostelecom at wholesale rates and to its customers at prices in line with Rostelecom's retail rate. In addition, Sovintel provides private line channels through "one-stop shopping" arrangements with international carriers, such as AT&T, British Telecom and Cable & Wireless.

     Customers are billed monthly, with larger-volume customers receiving discounts of up to 25%. GTS bills customers using Sovintel services, either in US Dollars or Russian rubles. All underlying pricing is based on US Dollar tariffs. For customers invoiced in rubles, Sovintel has the contractual ability to recover devaluation losses that exceed 3% by re-invoicing the customer. To the extent permitted by law, payment is made either in US Dollars or in rubles at the ruble/dollar exchange rate at the time of payment, plus a conversion charge in order to minimize the impact of currency fluctuations. To the extent Sovintel receives remittances in rubles, Sovintel will have higher ruble cash and receivable balances which will expose it to correspondingly greater exchange risk. See "Risk Factors -- Risks Specific to GTS -- Risks of Conducting Business in Foreign Currencies." In addition, due to the ruble devaluation that was part of the August 17 Decision and the attendant scarcity of US Dollars, there may be a lower general level of remittances to Sovintel in US Dollars.
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

Sovintel currently bills on an invoicing system that was internally developed. Currently, the system is adequate for Sovintel's present customer base; however, GTS is evaluating alternatives for upgrading the system in anticipation of future growth.

     Sales and Marketing. Sovintel's sales and marketing strategy targets large multinational and Russian businesses both directly and through contacts with real estate developers and business center managers in the greater Moscow area. These developers and managers typically determine which telecommunications service provider will service their respective properties. By identifying and building relationships with these developers and managers at an early stage (typically up to one year prior to the completion of a new building project), Sovintel seeks to enhance the likelihood of winning the service contract. In addition to its traditional target market, Sovintel has recently begun to market its services to smaller businesses. Sovintel utilizes a departmentalized sales force in order to focus its sale efforts on the different segments within its target market. The sales force is comprised of 17 account managers, all of whom specialize in serving specific targeted industries. Dedicated marketing, project management and customer support comprised of 23 personnel provide technical support, customer service, training, market monitoring and promotional functions for Sovintel. Sovintel's sales and marketing personnel are paid through a combination of salary, commissions and incentive bonuses.

     Ownership and Control. Sovintel is a joint venture between a wholly owned entity of GTS and Rostelecom, with each having a 50% ownership interest. Under Sovintel's charter, GTS and Rostelecom each have the right to appoint three of the six members of Sovintel's managing board. Rostelecom has the right to nominate the Director General (the highest ranking executive officer at Sovintel), while GTS has the right to nominate the First Deputy Director General (the next-highest ranking executive officer at Sovintel). In practice, the Director General and the First Deputy Director General together perform the role of a chief executive officer. Certain business decisions, including the adoption of Sovintel's annual budget and business plan as well as the distribution of profits and losses, require the approval of both GTS and Rostelecom. Neither GTS nor Rostelecom are obligated to fund Sovintel's operations or capital expenditures. Losses and profits of Sovintel are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1998, GTS and Rostelecom have each made equity contributions of $1.0 million to Sovintel. The Sovintel joint venture agreement does not have an expiration date. See "Risk Factors -- Risks Specific to GTS -- Dependence on Certain Local Parties; Absence of Control" and "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology -- Profit and Loss Accounting."

  TCM

     Subsequent to June 30, 1998, GTS increased its beneficial ownership of TCM to 95%. TCM, a joint venture founded in 1994, provides a licensed numbering plan and interconnection to the Moscow city telephone network for carriers needing basic local access service in Moscow. GTS' partner in TCM is MTU-Inform, a Russian telecom operator. TCM is currently licensed to provide 100,000 numbers in Moscow, of which over 78,000 have been leased. However, TCM was unable to lease an additional 22,000 numbers to VimpelCom, TCM's primary customer, during 1998 as it had previously expected it would. TCM is seeking alternative lessees for these numbers, but there can be no assurance that these numbers will be leased in a timely manner. TCM has completed agreements required to construct and provide an additional 50,000 numbers. The construction started in 1998 and is expected to be completed in the third quarter of 1999. TCM's switching facilities are fully integrated with the networks of Rostelecom, Sovintel, and MGTS, allowing it to provide high quality digital service to its customers.

     Services. TCM acts as a local gateway by providing numbers and ports to carriers in Moscow, including Sovintel, VimpelCom, MTS and Moscow Cellular, and thus providing interconnectivity to the Moscow city telephone network. Access to the Moscow city telephone network provides customers with the higher quality and broader range of services available in Moscow, such as the services provided by Sovintel. Access from outlying regions is typically obtained through a domestic long distance service provider such as TeleRoss. See "-- Sovintel" and "-- TeleRoss."

     Customers and Pricing. TCM provides its services on the wholesale level to primary carriers. VimpelCom is TCM's primary customer and accounts for substantially all of TCM's revenues. Hence the loss of VimpelCom as a customer would have a material adverse effect on GTS. TCM also provides ports to Sovintel and to other network operators. TCM's ports are leased principally to carriers in Moscow. Although local access services are priced upon the basis of supply and demand factors in the local market, in general, for each port cellular operators pay an approximately $360 installation fee and a $15 flat monthly fee plus a per minute charge for traffic while other carriers pay a larger initial fee of approximately $500 and a monthly fee of approximately $25. Local access services are typically provided pursuant to five-year contracts that may be renewed upon expiration for additional one-year periods. TCM has entered into an agreement with Sovintel pursuant to which Sovintel bills and collects for TCM-Sovintel joint customers, with Sovintel remitting such amounts (less applicable settlement charges and administrative costs) to TCM. The rapid growth of cellular services in markets like Moscow has placed a premium on new numbers, which has translated into attractive prices for these numbers. TCM, however, believes these prices will decline over time.

     Ownership and Control. GTS' indirect interest in TCM is represented by its 100% interest in a holding company, which owns 95% of TCM. This structure provides GTS with 95% beneficial ownership interest in TCM. At both the holding company and TCM level, losses and profits are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. None of the operative charters and agreements relating to the holding company or TCM have expiration dates. See "Risk Factors -- Risks Specific to
GTS -- Dependence on Certain Local Parties; Absence of Control" and "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology -- Profit and Loss Accounting."

  TELEROSS

     TeleRoss, which began operations in 1995, consists of a wholly owned subsidiary of GTS that operates a domestic long distance network (the "TeleRoss Operating Company") and 14 joint ventures that are 50% beneficially-owned by GTS that originate traffic and provide local termination of calls (the "TeleRoss Ventures" and, together with TeleRoss Operating Company, "TeleRoss"). The TeleRoss domestic long distance network serves 15 major Russian cities, including Moscow and, through VSAT technology, 21 customers located outside these cities. TeleRoss provides digital domestic long distance services and other value-added services through its own infrastructure as well as access to Sovintel's international gateway services and access to the Moscow city telephone network through TCM's switching facilities. Sovam uses the TeleRoss digital channels to provide regional data service and has co-located its access facilities with TeleRoss. As of September 30, 1998, TeleRoss employed approximately 231 persons of which approximately 98 people were based in Moscow and approximately 133 people were deployed in the regions in which TeleRoss operates.

     TeleRoss's licenses cover the city of Moscow and a total of 38 regions throughout Russia. Most of the 14 cities in which TeleRoss primarily operates are regional capitals, with an aggregate population of approximately 13 million. TeleRoss's licenses cover the entire region surrounding these cities, with populations totaling approximately 41 million persons, and GTS intends eventually to extend the reach of the TeleRoss network beyond the regional capitals to the surrounding areas. The cities in which TeleRoss currently offers its services are: Arkhangelsk, Ekaterinburg, Irkutsk, Khabarovsk, Krasnodar, Nizhni Novgorod, Novosibirsk, Samara, Syktyvkar, Tyumen, Ufa, Vladivostok, Volgograd and Voronezh.

     The TeleRoss network architecture involves local city switches connected to remote earth stations which communicate via satellite or satellite connection to a Moscow-based hub. This hub consists of the network control center, earth station equipment, multiplexing equipment and a switch. The earth stations, hub and related equipment are owned by TeleRoss, which gives TeleRoss the flexibility to redeploy network assets to other locations as necessary. The hub interconnects to Sovintel's network providing access to Sovam's data networks, TCM's switching facilities and Sovintel's international gateway, which transports international traffic via dedicated international leased satellites and fiber channels and provides access to Rostelecom's long distance networks. Outside of Moscow, TeleRoss's local joint venture partners provide interconnection to the local public telephone networks in each of the cities it serves. In addition to providing services through its
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

network, TeleRoss currently serves 21 customers in additional sites through VSAT technology which links the customers via satellite to the Moscow hub.

     The following table sets forth certain operating data related to TeleRoss's operations:

                                                   AT AND FOR THE     AT AND FOR THE
                                                     YEAR ENDED      NINE MONTHS ENDED
                                                    DECEMBER 31,       SEPTEMBER 30,
                                                  ----------------   -----------------
                                                   1996     1997      1997      1998
                                                  ------   -------   -------   -------
Minutes of Use(1)
  Domestic Minutes (thousands)..................   4,035    23,233    14,440    31,244
  Average Rate Per Domestic Minute..............  $ 0.99   $  0.63   $  0.66   $  0.51
  International Minutes (thousands).............     272       744       486       806
  Average Rate Per International Minute.........  $ 2.76   $  2.47   $  2.56   $  2.01
Number of Cities Served(2)......................      13        14        14        15
World Connect Dial/Russia
  Number of Connect Dial Ports..................     472     1,112       961     2,106
  Average Revenue Per Port Per Month............  $  767   $   370   $   378   $   339
Moscow Connect
  Number of Ports...............................      49        78        56        66
  Average Revenue Per Port Per Month............  $1,165   $ 1,358   $ 1,513   $ 1,295
Dedicated Circuits
  Number of Dedicated Channels..................      33        60        43       109
  Average Price Per Channel.....................  $4,553   $ 4,140   $ 4,264   $ 2,816
World Access Service
  Number of World Access Card Users.............   3,929     4,595     4,360     3,675
  Average Revenue Per Card Per Month............  $   52   $    48   $    45   $    57
VSAT Services
  Number of VSATs...............................      12        24        20        21

---------------

(1) Includes minutes among affiliates.

(2) Includes connection to Moscow.

     Services. Through its network and VSAT offerings, TeleRoss offers the following services:

     Carriers' Carrier Services. TeleRoss provides services as a carriers' carrier, providing domestic long distance carrier services to cellular operators, Sovintel, the TeleRoss Ventures' regional partners and competitive bypass operators from the cities in which the TeleRoss Ventures operate, and to customers in remote sites using VSAT stations. These services are provided to and from Moscow, and are provided by TeleRoss at wholesale rates competitive with those offered by Rostelecom. TeleRoss also provides private line channels to Sovam in cities where the TeleRoss Ventures operate. In addition, TeleRoss has recently received a license to provide international private line service.

     World Connect Dial/Russia Connect Dial. Customers in TeleRoss's cities are provided dedicated local access to the regional TeleRoss switch through lines leased from the TeleRoss Venture's regional joint venture partner. These customers then have access to the domestic long distance service provided by TeleRoss, international long distance service provided by Sovintel and are fully integrated into the local phone networks operated by the applicable TeleRoss Venture's partner and to the Moscow city telephone network through TCM.

     Moscow Connect. Customers are provided with dedicated last mile connection over lines leased from the regional joint venture partner and connected to a local TeleRoss switch. The TeleRoss network and its interconnection to TCM provide customers with a Moscow dial tone which allows users in remote locations better access to Moscow's advanced telecommunications infrastructure. In addition, Moscow Connect service provides better call quality at lower rates for domestic and international long distance. Moscow Connect also facilitates communications between users and their Moscow-based associates as calls can be made to and from Moscow without the use of prefixes and without long distance charges accruing to the Moscow-based parties.

     Dedicated Circuits. Customers are provided with point-to-point clear channel circuits within Russia and internationally through the TeleRoss backbone and its interconnection with Sovintel's international gateway in Moscow. Dedicated circuits are generally used by news services, banks and other commercial customers who require high capacity and high quality service. This service can be used for voice or data, depending on the user's needs. In providing dedicated circuits, TeleRoss competes against other alternative communications providers; however, TeleRoss believes that it has a price advantage over its competitors because of the use of its own infrastructure and the bulk purchase of satellite capacity.

     World Access Service. TeleRoss and Sovintel co-market World Access Service to their customers in each of the cities they serve through two products: World Access Direct and World Access Card. Through World Access Direct, TeleRoss customers can access domestic long distance and international service anywhere within the customer's city through the local telephone network. The World Access Card is a calling card which allows TeleRoss customers portable access to domestic long distance and international service from 18 Russian cities, including Moscow and St. Petersburg, and 25 countries. TeleRoss provides this service through Sovintel's infrastructure.

     VSAT Services. For customers that are located outside the cities serviced by TeleRoss or that cannot be physically linked to TeleRoss's regional switches, TeleRoss offers VSAT service which connects these customers directly to TeleRoss's Moscow-based hub through a VSAT antenna installed at the customer's location. TeleRoss provides both dedicated and switched services through these VSAT arrangements.

     In addition to continuing the development of its core domestic long distance business, TeleRoss's strategy includes the development of local access networks to capitalize on demand for local phone service and to capture additional customers for its long distance and value-added service offerings. Outside Moscow, TeleRoss has primarily pursued a strategy whereby it develops its own intra-city trunking network with copper based or fiber optic facilities leased from the regional joint venture partners. As of June 30, 1998, TeleRoss, in conjunction with regional joint venture partners, has installed approximately 30 kilometers of fiber optic cable in three cities and had plans to install an aggregate of approximately 100 kilometers of additional fiber optic cable in up to an additional six cities over the next 21 to 27 months. Because of the economic crisis in Russia, GTS is reconsidering the advisability of proceeding with such plans. Customers who obtain local phone numbers from TeleRoss's venture partners are directly interconnected to the local telephone company and to GTS' long distance network and Sovintel's international gateway and may obtain a broad range of value-added services offered by GTS.

     Customers and Pricing. TeleRoss's customers include businesses and other telecommunications service providers such as carriers, PTOs, cellular operators, Sovintel and Sovam. TeleRoss's business customers consist of large multinational and Russian businesses in each of the regions it services, as well as medium and small-sized businesses. Between 1993 and mid-1996, consumer prices in TeleRoss's industry increased significantly as a result of Rostelecom raising its prices in an effort to raise capital for investment and development of its network infrastructure, although prices have stabilized over the past years. During the first nine months of 1998, TeleRoss increased sales to carriers, which sales were made at wholesale rates, resulting in a decrease in the average rate per minute for TeleRoss. The financial crisis and consequent ruble devaluation versus the US Dollar has affected the competitiveness of TeleRoss's business. The regional operations, whose prices are defined in rubles need local government approval for price increases. It is uncertain that substantial increases will be granted soon, implying that TeleRoss may have to reduce its tariffs substantially to remain competitive. Rostelecom may be more able to raise its prices to higher levels. TeleRoss, however, also anticipates that to remain competitive, it may have to reduce its wholesale tariffs for the carriers' carrier business.

     Although its tariffs are set in US Dollars, TeleRoss historically has billed its customers in rubles. Since August 17, 1998, TeleRoss has signed new contracts with the majority of customers to return to US Dollar invoicing. To the extent permitted by law, payment is made either in US Dollars or in rubles at the ruble/ dollar exchange rate at the time of payment, plus a conversion charge in order to minimize the impact of
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

currency fluctuations. To the extent it receives remittances in rubles, TeleRoss will have higher ruble cash and receivable balances which will expose it to correspondingly greater exchange risks. See "Risk Factors -- Risks Specific to GTS -- Currency and Exchange Risks." In addition, due to the ruble devaluation that was part of the August 17 Decision and the attendant scarcity of US Dollars, there may be a lower general level of remittances to TeleRoss in US Dollars.

     Sales and Marketing. TeleRoss markets its services to carriers and businesses through direct sales channels. As of September 30, 1998, TeleRoss employed 42 sales and marketing personnel, approximately 15 of whom are based in Moscow with the remainder deployed regionally to identify and contact prospective customers. The Moscow-based sales and marketing personnel are organized into industry groups in order to better identify and serve customer needs. One or two sales representatives typically serve each region. TeleRoss's sales efforts are supported by market research and promotional activities carried out at the joint venture level and tailored to the specific market base of each region. TeleRoss's marketing strategy is to attract carrier customers by focusing on those carriers with high volume minutes operating in regions where TeleRoss has a competitive advantage. Through cross-marketing agreements with Sovintel and Sovam, TeleRoss markets many of the other service offerings of GTS' Russian businesses to customers throughout its service regions. Billing functions and the monitoring of quality control and technical issues are performed centrally through the Moscow-based hub.

     Ownership and Control. TeleRoss consists of the TeleRoss Operating Company, and the 50% beneficially owned TeleRoss Ventures. GTS controls TeleRoss Operating Company (which holds the network license) and co-manages the TeleRoss Ventures under the terms of the applicable TeleRoss Ventures' foundation agreements and charters. Under some of these charters, GTS generally has the right to designate the Chairman of the board of directors, and GTS' local partner has the right to designate the Deputy Chairman, for the first two-year term (and thereafter GTS and the local partner nominate the Chairman and Deputy Chairman for approval by the entire board on a rotating basis). The foundation agreements and charters do not have expiration dates. While GTS has significant influence within these ventures, decisions, including the decision to declare and pay dividends, are generally subject to GTS' partner's approval. See "Risk Factors -- Risks Specific to GTS -- Dependence on Certain Local Parties; Absence of Control." Neither GTS nor its respective joint venture partners are obligated to fund operations or capital expenditures of the TeleRoss Ventures. Losses and profits are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1998, GTS and its partners had each made equity contributions aggregating $1.9 million to the various TeleRoss Ventures. Contributions made by the partners include contributions of cash and intangible assets, such as local support and assistance with respect to the issuance of licenses in the name of the TeleRoss Operating Company. In addition, the various TeleRoss Ventures had outstanding loans and interest of $0.44 million to GTS and $2.3 million to Citibank as of September 30, 1998. In addition, as of September 30, 1998, GTS had made equity contributions of $5.8 million to the TeleRoss Operating Company and the TeleRoss Operating Company had outstanding loans and interest of $34.0 million to GTS and $7.0 million to Citibank. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting
Methodology -- Profit and Loss Accounting."

  SOVAM

     Sovam is a venture that is wholly owned by GTS. Sovam was founded in 1990 as a venture equally owned by GTS and the IAS. In 1992, Cable & Wireless acquired a 33% ownership interest in Sovam, which interest was subsequently acquired by GTS in 1994, bringing GTS' ownership interest to 66.7%. GTS purchased IAS's interest in Sovam in February 1998, thereby making Sovam a wholly owned subsidiary of GTS. Sovam provides high-speed data communications services, electronic mail and database access over a high-speed packet/frame relay network in 47 major Russian and CIS cities. Sovam also offers Russia On Line, the first Russian language Internet service, which provides direct access to the Internet as well as access to a wide range of local and international information services and databases. (Russia On Line(TM) is a trademark of GTS.) As of September 30, 1998, Sovam had approximately 1,500 data service customers and approximately 3,914 Russia On Line customers (which includes approximately 345 trial subscribers). Sovam employed approximately 158 persons in Moscow and other regions of the CIS as of September 30, 1998. Sovam provides equipment and maintains marketing and technical support personnel at each location either through its own infrastructure or through the infrastructure of partners, including TeleRoss.

     In addition to serving the Moscow and St. Petersburg markets, Sovam co-locates its operations with the TeleRoss Ventures, offering its services in all TeleRoss cities, and also serves 32 additional cities in Russia and the CIS. Sovam operates under its own license within Russia while applicable local partner licenses provide services elsewhere in the CIS. The local partners of the TeleRoss Ventures provide facilities, assist in the provision of leased lines to Sovam customers that allow them to connect with Sovam's local data switches and also provide technical support. Sovam utilizes Sovintel's international capabilities and, in TeleRoss-served locations, TeleRoss's satellite overlay network, to take data through its local data switches and over the leased lines to its customers. Customers may obtain virtual private data networks without investing in, acquiring, installing and maintaining their own network nodes and switches.

     The following table sets forth certain operating data related to Sovam's operations:

                                                                          AT AND FOR THE
                                                                            NINE MONTHS
                                             AT AND FOR THE YEAR ENDED         ENDED
                                                   DECEMBER 31,            SEPTEMBER 30,
                                            ---------------------------   ---------------
                                             1995      1996      1997      1997     1998
                                            -------   -------   -------   ------   ------
Basic Data Service
  Percentage of Total Sovam Revenue.......      91%       79%       81%       80%      83%
  Number of Customers.....................   1,587     1,726     1,571     1,667    1,500
  Average Revenue Per Month Per
     Customer.............................  $  201    $  446    $  728    $  675   $1,077
  Number of Cities in Service.............      11        25        30        30       47
Equipment and Hardware Sales Percentage of
  Total Sovam Revenue.....................       8%       14%        8%       10%       6%
Russia on Line Service Percentage of Total
  Sovam Revenue...........................       1%        7%       11%       10%      11%
  Number of Subscribers(1)................     407     1,854     3,159     2,606    3,569
  Average Revenue Per Month Per
     Subscriber...........................  $   49    $   52    $   64    $   67   $   65

---------------

(1) In addition to the subscribers included above, Sovam frequently connects potential Russia On Line subscribers on a complimentary one-month trial basis. As of September 30, 1998, there were approximately 345 such potential subscribers.

     Services. Sovam's service offerings are comprised of data services, equipment and hardware sales and its Russia On Line services.

     Data Services. Sovam provided high speed connectivity, electronic mail, database access and fax services to approximately 1,500 customers as of September 30, 1998, in Russia and the CIS. Sovam customers can use electronic mail systems to send and receive messages and data and to access public and private data networks (including the Internet) worldwide. Customers may obtain virtual private data networks without investing in, acquiring, installing and maintaining their own network nodes and switches. In addition, Sovam offers its customers value-added data services. For example, Sovam offers "one-stop shopping" for hardware, software, installation and maintenance support and products such as "SovamMail," an electronic mail service which allows customers to use Sovam's data network to send telex or facsimile messages to overseas recipients worldwide. Data services are currently available in 47 cities throughout Russia and the CIS, including Moscow, St. Petersburg, each of the cities served by TeleRoss and some cities outside of the TeleRoss network.

     Equipment and Hardware Sales. Sovam sells communications equipment and hardware, and provides related installation, maintenance and support functions, to its customers. Sovam's primary customers in the equipment and hardware market are banking clients who use the equipment to interface with Sovam's network.

     Russia On Line. Russia On Line is the first Russian language, as well as the first dual language, graphical user interface online service for accessing domestic and international information sources designed to appeal to a wide commercial audience. This service, which is distributed via GTS' domestic long distance infrastructure, provides customers with access to international databases (including the Internet), as well as an array of proprietary Russian and English language information services, such as news stories and market updates. Sovam had 3,914 Russia On Line subscribers (which includes approximately 345 trial subscribers) as of September 30, 1998. Sovam has developed a modified version of Netscape's Internet browser, which utilizes the Cyrillic alphabet, as part of its Russia On Line package. Sovam's enhanced Russian version of Netscape's browser is provided by Sovam to its customers under a distribution agreement with Netscape. In addition, Sovam has also entered into agreements with equipment manufacturers, including an affiliate of Motorola, to include Russia On Line software with their products.

     Customers and Pricing. Sovam's data communications customers consist primarily of banking and financial services organizations and large multinational companies, while Sovam's Russia On Line customers consist of a wide variety of commercial enterprises. Continued deterioration in the political and economic environment in Russia may adversely affect Sovam's customer base. See "Risk Factors -- Risks Specific to GTS -- Risks Relating to Operations in Russia and the CIS." Sovam charges customers an installation fee when service is commenced and a charge for any equipment which is installed. Thereafter, customers are billed on a monthly basis for leased line fees, port access charges and charges for data, and Russia On Line services rendered during the month. Sovam prices data services on a two-tier structure with high volume users generally negotiating a flat-rate fee and lower volume users paying a volume-based fee which on average was $446 and $728 per subscriber in 1996 and 1997, respectively. Russia On Line customers pay a fixed monthly access charge plus an additional volume-based fee. Sovam bills customers in US dollars and, customers remit payment in rubles and, to the extent permitted by law, in dollars, with a 2% to 5% conversion fee added to ruble-denominated payments. To the extent it receives remittances in rubles, Sovam will have higher ruble cash balances which will expose it to correspondingly greater exchange risks. See "Risk Factors -- Risks Specific to GTS -- Risks of Conducting Business in Foreign Currencies." In addition, the ruble devaluation that was part of the August 17 Decision and the attendant scarcity of US Dollars may cause a lower general level of remittances to Sovam in US Dollars.

     Sales and Marketing. Sovam employs a dedicated sales and marketing force comprised of three non-Russian nationals and 33 Russian nationals, 28 of which are based in Moscow with the remainder deployed in the other Russian and CIS regions. Sovam pays salespersons a fixed salary supplemented by sales commissions and performance-based bonuses. Sovam's sales efforts are focused primarily on the banking and financial communities and large multinational companies, although small- and medium-sized entities are also emerging as potential Sovam customers. Bundled service packages, which include Sovam's data and Internet service, Sovintel's international service and TeleRoss's long distance service, are frequently marketed together in order to offer customers a comprehensive telecommunications solution. In addition to data communications services, Sovam offers its customers hardware, installation and maintenance service and is a distributor of Northern Telecom equipment.

     Ownership and Control. At December 31, 1997, GTS owned 66.7% of Sovam and IAS owned the remaining 33.3%. GTS purchased IAS's interest in Sovam in February 1998, thereby making Sovam a wholly owned subsidiary of GTS. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operation -- Accounting Methodology -- Profit and Loss Accounting."

  GTS CELLULAR

     GTS Cellular operates cellular businesses in Russia and Ukraine. In Russia, GTS has a wholly owned subsidiary Vostok Mobile (which is organized in The Netherlands), which currently operates AMPS cellular companies in Russian regions located primarily west of the Urals under the trade name Unicel. Vostok Mobile owns between 50% and 100% of these cellular joint ventures (the "Unicel Ventures") in Russia. In addition, GTS participates in PrimTelefone, a 50%-owned joint venture that operates an NMT network in Vladivostok and other cities in the Primorsky region of Russia. In April 1998, PrimTelefone was also awarded a license to operate GSM-1800 in 14 regions of the Russian Far East, including Vladivostok, Khabarovsk and Irkutsk. In
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

Ukraine, GTS has an approximately 57% beneficial interest in Golden Telecom which operates a GSM-1800 cellular network in Kiev, and an international overlay network in Ukraine. GTS Cellular entities possess licenses covering major Russian and Ukrainian markets (excluding Moscow and St. Petersburg) with an aggregate 1997 population of approximately 42 million people.

     GTS currently offers cellular services in the following regions as of September 30, 1998:

                                                      GTS'                       NUMBER OF
                                                    ECONOMIC                      ACTIVE
               OPERATING COMPANY                 INTEREST(1)(2)      CITY       SUBSCRIBERS
               -----------------                 --------------      ----       -----------
Russia
  Vostok Mobile(2)
     Arkhangelsk Mobile Networks...............      50.0%        Arkhangelsk        646
     Astrakhan Mobile..........................      50.0%        Astrakhan          871
     Altaisvyaz(3).............................      50.0%        Barnaul            330
     Chuvashia Mobile..........................      70.0%        Cheboksary         785
     Lipetsk Mobile............................      70.0%        Lipetsk            809
     Murmansk Mobile Network...................      50.0%        Murmansk           859
     Penza Mobile..............................      60.0%        Penza              517
     Saratov Mobile............................      50.0%        Saratov          1,638
     Parma Mobile..............................      50.0%        Syktyvkar          476
     Volgograd Mobile..........................      50.0%        Volgograd        1,724
     Votec Mobile..............................      50.0%        Voronezh         2,055
     Mar Mobile................................      50.0%        Yoshkar-ola        339
     Novotel(4)................................       100%        Novgorod           169
  PrimTelefone.................................      50.0%        Vladivostok(5)    5,112
Ukraine
  Golden Telecom...............................      56.8%(6)     Kiev             8,836
                                                                                  ------
          Total................................                                   25,166
                                                                                  ======

---------------

(1) Represents the indirect economic interest of GTS in each entity.

(2) Prior to September 26, 1997, GTS owned 62% of Vostok Mobile. On September 26, 1997, GTS acquired the minority interest in Vostok Mobile, making Vostok Mobile a wholly owned subsidiary of GTS. Vostok Mobile owns between 50% and 100% of a series of 13 operational cellular joint ventures in various regions in Russia. As of June 30, 1998, GTS' Vostok Mobile had established new joint ventures which had received additional licenses to operate AMPS networks in the regions of Bashkurtia (Ufa), Yaroslavl, Bryansk and Kostroma. Because of the current Russian economic crisis, GTS may decide not to pursue operating under these licenses. In June 1998, GTS entered into a non-binding letter of intent to acquire an approximately 80% interest in a Russian company which is operating and developing cellular operations in the Khabarovsk, Kamchatsk and Amursk regions. The transaction is subject to conditions including the completion of due diligence, execution of definitive agreements and Anti-Monopoly Committee approval.

(3) Joint venture acquired in October 1997; cellular operations commenced in February 1998.

(4) Acquired and started commercial service in April 1998.

(5) Includes Vladivostok and other cities in the Primorsky region.

(6) GTS has completed a restructuring of the capital and ownership of Golden Telecom, which gives GTS an approximately 57% beneficial ownership.

     The following table sets forth certain operating data related to GTS Cellular's operations:

                                                                      AT AND FOR THE
                                                  AT AND FOR THE        NINE MONTHS
                                                    YEAR ENDED             ENDED
                                                   DECEMBER 31,        SEPTEMBER 30,
                                                 -----------------   -----------------
                                                  1996      1997      1997      1998
                                                 -------   -------   -------   -------
Vostok Mobile
  Total Active Paying Subscribers..............    6,884    11,527     9,562    11,218
  Average Service Revenue Per Subscriber Per
     Month.....................................  $   128   $   159   $   158   $   145
  Minutes of Use(1)(thousands).................   10,561    27,771    18,800    26,262
  Population Covered by Licenses (thousands)...   18,400    18,400    18,400    30,192
  Population Covered by Networks (thousands)...    6,500     6,500     6,500     8,198
  Subscriber Penetration of Population Covered
     by Networks...............................     0.11%     0.18%     0.15%     0.14%
PrimTelefone
  Total Active Paying Subscribers..............    2,822     5,162     3,907     5,112
  Average Service Revenue Per Subscriber Per
     Month(2)..................................  $   236   $   201   $   199   $   174
  Minutes of Use(1)(thousands).................    6,919    14,270     9,108    16,204
  Population Covered by Licenses (thousands)...    2,200     2,270     2,200    13,334
  Population Covered by Networks (thousands)...    1,175     1,175     1,175     1,170
  Subscriber Penetration of Population Covered
     by Networks(2)............................     0.24%     0.44%     0.39%     0.44%
Golden Telecom Cellular Network Total Active
  Paying Subscribers...........................      121     3,664     1,438     8,836
  Average Service Revenue Per Subscriber Per
     Month.....................................  $    62   $   160   $   185   $   152
  Minutes of Use(1)(thousands).................        9     5,085     2,261    23,214
  Population Covered by Licenses (thousands)...    4,500     4,536     4,500     4,536
  Population Covered by Networks (thousands)...    1,669     2,507     1,669     2,507
  Subscriber Penetration of Population Covered
     by Networks...............................     0.01%     0.15%     0.09%     0.35%
Overlay Network Minutes of Use(1)(thousands)...       --     4,909     2,232    13,381
  Number of Ports..............................       --       751       555     1,566
  Average Revenue Per Minute...................       --   $  0.34   $  0.36   $  0.25

---------------

(1) Includes minutes among affiliates.

(2) Active Paying Subscribers differ from previously reported totals, which included blocked subscribers. Active Paying Subscribers is the more accurate portrayal of true revenue base. Vostok Mobile and PrimTelefone 1997 numbers have been adjusted to reflect this difference.

     Vostok Mobile. Through Vostok Mobile, GTS currently operates 13 cellular joint ventures in Russia. Vostok Mobile owns between 50% and 100% interests in each of the 13 Unicel Ventures with, in most cases, regional telephone companies owning the remaining ownership interest. The Unicel Ventures each operate an AMPS-based cellular network, which was chosen principally because of the lower licensing fees and equipment costs associated with AMPS operations. GTS believes that the Unicel Ventures' AMPS-based networks can be upgraded to D-AMPS for an incremental capital investment; however, because of the current Russian economic crisis such additional investment is unlikely at this time. Cellular networks which utilize digital technology, such as D-AMPS, DCS and GSM offer several advantages over analog technology including improved overall signal and sound quality, improved call security, potentially lower incremental infrastructure costs for additional subscribers and the ability to provide enhanced data transmission services, such as facsimile and e-mail. Digital technology also provides increased system capacity.

     AMPS technology is widely used by other cellular networks throughout Russia, making roaming commercially feasible. The Unicel Ventures have entered into roaming agreements with other AMPS-based cellular providers, which allow their subscribers to manually roam throughout Russia. Manual roaming, as opposed to automated roaming, requires subscribers to notify their local cellular providers of their travel plans in order to receive roaming capability. In the first quarter of 1998, Vostok Mobile, Vimpelcom and Millicom entered into an agreement in principle to cooperate to establish a clearing center to support nationwide automatic AMPS roaming. Since executing the agreement, such operators, in conjunction with other AMPS operators, have been cooperating with Goskomsvyaz to define the terms and conditions under which AMPS operators may offer automated roaming services under their current licenses. GTS is unable to predict the final terms and conditions under which AMPS operators will be allowed to offer automated roaming, but believes that the clearing center will be established and that AMPS operators will be permitted to introduce automated roaming in the first half of 1999.

     Each region in which the Unicel Ventures operate has the potential for at least five licensed operators, including one operator for each of the AMPS, NMT and GSM cellular standards and two operators in the DCS cellular standard, and GTS is experiencing increased competition and expects such competition to increase further. Each of the Unicel Ventures operates independently within uniform guidelines established by Vostok Mobile. The Unicel Ventures employ local engineering and marketing personnel, which helps the ventures maximize their presence in their respective markets and maintain quality control. Vostok Mobile and its ventures employed approximately 443 persons as of September 30, 1998, with 390 persons employed regionally.

     PrimTelefone. PrimTelefone, a 50% owned GTS subsidiary, conducts GTS' cellular operations in Vladivostok with the local electrosvyaz which owns the remaining 50%. PrimTelefone began operations in 1995 and operates an NMT-450 network in Vladivostok and four other cities in the Primorsky region. PrimTelefone entered and penetrated the Vladivostok market by leveraging its network design and full interconnection with the city telephone network. As a result, PrimTelefone's active subscriber base was 5,112 as of September 30, 1998, capturing approximately half of the Vladivostok cellular market. PrimTelefone has also updated its switch and billing systems, which allows it to offer automated roaming. PrimTelefone competes with a GSM operator and an AMPS operator, both of which are fully interconnected to the city telephone network and provide wide city coverage. PrimTelefone employs approximately 65 persons which include dedicated sales, marketing and customer service personnel.

     PrimTelefone holds licenses for NMT-450 and GSM-1800 to provide cellular service to regions having populations of approximately 2.2 and 11.1 million people and, as of September 30, 1998, its cellular network covered an area with a population of approximately 1.2 million people. PrimTelefone received the GSM-1800 license for the Russian Far East in April 1998. PrimTelefone had plans to expand its NMT network's coverage and to deploy a GSM-1800 network to include all major population centers in the Russian Far East over the next five years. PrimTelefone is reconsidering these plans in light of the current economic crisis in Russia.

     On April 27, 1998, the PKGCN issued the PKGCN Letters. As requested in the PKGCN Letters, on April 28, 1998, PrimTelefone's management submitted a compliance plan to the PKGCN specifying measures to be undertaken to bring PrimTelefone's network into compliance with Gossvyaznadzor requirements and a timetable for doing so. On April 29, 1998 the PKGCN agreed to the compliance plan. To date, PrimTelefone's management has continued to timely perform its obligations under the compliance plan and believes that the plan will be completed on schedule. PrimTelefone's management has obtained approvals for new frequency plans for certain base stations cited in the PKGCN orders. See
"-- Russia and the CIS -- GTS Cellular" and "-- Licenses and Regulatory Issues."

     On May 13, 1998, a local division of the Ministry for Internal Affairs opened the PKMIA Investigation, a criminal investigation under Article 327 of the Russian Federation Criminal Code against certain employees of PrimTelefone concerning the use of forged state documents in connection with an application for a frequency plan submitted (and subsequently abandoned) by PrimTelefone. On June 22, 1998, several employees of PrimTelefone, among others, were interviewed by a militia investigator in connection with this matter. On November 15, 1998 the investigator decided to suspend the investigation for lack of a person to be

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

charged and recommended that the matter be closed, subject to the concurrence of the local prosecutor. PrimTelefone's management intends to cooperate fully in this investigation until the matter is closed.

     Although no assurance can be provided, GTS does not believe that either the PKGCN Letters or the PKMIA Investigation will have a material adverse effect on GTS' business, results of operations or financial condition.

     Golden Telecom. GTS owns 75% of an intermediate holding company which holds an approximately 49% interest in Golden Telecom, giving GTS an indirect approximately 37% economic interest in Golden Telecom. The remaining approximately 52% interest in Golden Telecom is owned by three Ukrainian companies and a Ukranian national. One of the Ukrainian companies, which is a wholly owned indirect subsidiary of GTS, owns 20% of Golden Telecom. As a result, GTS' total economic interest in Golden Telecom is approximately 57%. Golden Telecom is co-managed by GTS and its Ukrainian partners, with such partners appointing the General Director and GTS appointing the Chief Operating Officer, Chief Financial Officer and two Business Line directors. The current General Director has been active in the development of the telecommunications industry in Ukraine. Through Golden Telecom, GTS participates in the operation of a cellular network and an international overlay network. With approximately 153 employees, Golden Telecom markets its services and closely monitors technical and quality-related issues.

     Cellular network. Golden Telecom operates a cellular network in Kiev under the trade name Golden Telecom GSM. The operation utilizes DCS-1800 cellular technology and operates under a cellular license that covers Kiev City and Kiev Oblast. Golden Telecom began cellular operations in 1996 by covering the city center of Kiev and expanded its coverage to include the entire city in 1997. Golden Telecom provides GSM cellular roaming with 25 cellular operators worldwide, with the majority of roaming traffic coming from European countries. Roaming agreements have also been signed with another nine operators and the Iridium consortium.

     Golden Telecom holds a license to provide cellular service to a region having a population of approximately 4.5 million people and, as of June 30, 1998, its cellular network covered an area with approximately 2.5 million people. Golden Telecom has also received the right to acquire frequencies to operate GSM-1800 networks in four additional cities in the Ukraine.

     Overlay network. Golden Telecom provides local exchange carrier services and international gateway services through its overlay network in Kiev. Golden Telecom currently owns and operates a partitioned mobile switch for both its cellular and overlay businesses. A second switch has been ordered and was commissioned in 1998.

     Golden Telecom has 14 central offices in the city and also provides last mile connections (both copper and fiber optic) from the central offices to customers. A 50-Kilometer fiber optic ring consisting of a main loop and two sub-rings has been constructed in Kiev. Golden Telecom plans to extend the total fiber optic network. Local traffic is routed to the local telephone network. International outgoing and incoming traffic is routed via fiber optic cable to the GTS-Monaco Access international gateway, Sovintel in Moscow and several other international operators. Golden Telecom emphasizes its high quality service and markets primarily to multinational companies, real estate developers and hotels.

     Sales and Marketing. The GTS Cellular entities have direct sales teams and have also entered into agreements with local distributors to more effectively reach their target markets. Particular emphasis is placed on product branding. Vostok Mobile's sales and marketing efforts are focused on the branding of its trade name, Unicel, which is marketed and promoted at the local level by each of the Unicel Ventures. By promoting the Unicel trade name, local ventures can emphasize their relationships with Vostok Mobile and the other Unicel Ventures, allowing customers to view the Unicel Ventures as integrated parts of a larger cellular organization rather than as lone, regional operators. Golden Telecom operates under the trade name Golden Telecom.

     Customers and Pricing. The customers of the various GTS Cellular Ventures are primarily large, mid-sized and start-up businesses and wealthy individuals. Increases in the number of customers for GTS Cellular's ventures are typically linked to the economic health of the region in which such ventures operate.
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

Cellular service is generally a premium service in the cities in which GTS Cellular operates and is priced as such. All GTS Cellular Ventures price their service in U.S. dollars and accept payment in local currency. Each venture begins with at least two tariff plans, a "standard" tariff plan and a "premium" tariff plan, which includes a fixed amount of airtime at a discounted per-minute rate. Each plan prices late night and weekend calls at off-peak rates. GTS expects that prices will decrease as competition increases. Connection fees are minimized in order to reduce license fees in AMPS regions (which are partially calculated by reference to connection fees), as well as to keep market entry costs low. The GTS Russian and Ukrainian cellular ventures record cellular accounts in U.S. dollars, and customers remit payment in rubles and hryvnas, respectively, at the exchange rate on the date of the bill and, in instances permitted by law, in U.S. dollars. Payments in hryvnas are applied at the rate of exchange on the date of payment. In order to lessen risks to its receivables, GTS and its cellular ventures typically require advance payment from customers with prepayments averaging approximately six to eight weeks of service per customer. To the extent remittance is made by customers in rubles and hryvnas, the GTS Cellular Ventures will have higher ruble cash and receivables balances which will expose them to correspondingly greater exchange risks. See "Risk Factors -- Risks Specific to GTS -- Risks of Conducting Business in Foreign Currencies." In addition, the ruble devaluation that was part of the August 17 Decision and the attendant scarcity of US Dollars may cause a lower general level of remittances to GTS Cellular in US Dollars. The ruble devaluation in Russia since August 1998 also caused a significant price increase in ruble terms (prices are recorded in dollars and paid in rubles) and a resulting adverse effect on the customer base development.

     Ownership and Control. GTS Cellular's Russian and Ukrainian operations are conducted through ventures which require partner approval for most decisions. The applicable foundation agreements and charters do not have expiration dates. See "Risk Factors -- Risks Specific to GTS -- Dependence on Certain Local Parties; Absence of Control." Neither GTS nor any of its respective partners in its Russian or Ukrainian operations are obligated to fund operations or capital expenditures. Losses and profits of all such ventures are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1998, GTS and its partners had made equity contributions aggregating $15.8 million and $15.3 million, respectively, to the various GTS Cellular Ventures. Contributions made by the partners include contributions of cash and intangible assets, such as local support and assistance with respect to the issuance of licenses in the names of each of the GTS Cellular Ventures. In addition, the various GTS Cellular Ventures had outstanding loans of $22.0 million to GTS as of September 30, 1998. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology -- Profit and Loss Accounting."

  LICENSES AND REGULATORY ISSUES

     Telecommunications operators in Russia are nominally subject to the regulations of Goskomsvyaz, the successor of the Russian Ministry of Communications, and its subordinated bodies, Gossvyaznadzor and the State Radio Frequency Commission. As a practical matter, these national telecommunications authorities as well as certain regional and local authorities generally regulate telecommunications operators in their jurisdictions through their power to issue licenses and permits.

     The Communications Law sets out a comprehensive legal and regulatory framework for the sector. It also sets forth general principles for the right to carry on telecommunications activities, describes government involvement in telecommunications regulation and operation, establishes the institutional framework involved in regulation and administration of telecommunications, and deals with various operational matters, such as ownership of networks, protection of fair competition, interconnection, privacy and liability. Separate legislation implements this institutional framework.

     Goskomsvyaz issues licenses to provide telecommunications services on the basis of a decision by the Licensing Commission at Goskomsvyaz. Goskomsvyaz has issued no new licensing regulations since the enactment of the Communications Law, and in practice Goskomsvyaz continues to issue licenses based on the Licensing Regulations, except licenses to provide cellular services (the "Cellular Licensing Regulations"). Under the Licensing Regulations, licenses for rendering telecommunications services may be issued and renewed for periods ranging from 3 to 10 years and several different licenses may be issued to one person.
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

Under the Cellular Licensing Regulations, licenses for rendering cellular services may be issued only on the basis of a competitive tender for longer periods ranging from five to 15 years. Once the licenses are received, the licensee is required to register its right to hold and operate under the license with Gossvyaznadzor, the national authority responsible for monitoring compliance with regulatory and technical norms. Renewals may be obtained upon application to Goskomsvyaz and verification by appropriate government authorities that the licensee has conducted its activities in accordance with the licenses. Officials of Goskomsvyaz have fairly broad discretion with respect to both the issuance and renewal procedures. Both the Communications Law and the Licensing Regulations provide that a license may not be transferred. Regional authorities directly influence the issuance of AMPS licenses because AMPS has been designated a "regional standard." In August 1995, the Russian government created Svyazinvest, a holding company, to hold the federal government's interests in the majority of Russian local telecommunications operators. Entities at the oblast and krai levels (administrative regions within Russia) and Moscow and St. Petersburg exercise significant control over their respective local telephone networks.

     License procedures for GTS' cellular services include frequency licensing from Goskomsvyaz through a two step process. A license must first be obtained from Goskomsvyaz for permission to operate mobile cellular services on a commercial basis in a specific standard and frequency bandwidth. Thereafter, an approval to use specific frequencies within the band must be received from the State Radio Frequencies Commission. Once the licenses are received, Gossvyaznadzor confirms the rights of an operator to offer radio frequency transmissions on specific frequencies, administers type acceptance procedures for radio communications equipment and monitors compliance with licensing constraints. In each instance, the Cellular Licensing Regulations require GTS to obtain additional permits with respect to the use of equipment and the provision of services.

     Telecommunications laws and regulations in Ukraine are similar in many respects to those of Russia, but are subject to greater risks and uncertainties. Regulations currently prohibit foreign entities from directly owning more than 49% of any telecommunications operating company. GTS' Ukrainian joint venture agreements provide it with the option of purchasing an additional 1% of the cellular network if these rules are liberalized. The Ukrainian government has proposed substantial frequency permit fees in connection with providing GSM service in Ukraine, and Golden Telecom has paid a $2.9 million frequency license fee on Golden Telecom's license. There can be no assurance that additional fees will not be imposed in the future. See also "Risk Factors -- Risks Specific to GTS -- Risks Relating to Operations in Russia and the CIS."

     GTS' subsidiaries and ventures hold the following licenses in Russia and
Ukraine:

     Switched Services. In Russia, GTS indirectly holds two licenses. The first license was reissued to Sovintel in November 1996 and authorizes Sovintel to operate as an international overlay network with the ability to interconnect with the Moscow region and St. Petersburg PSTN. This license ultimately requires Sovintel to provide service to at least 50,000 subscribers and expires in May 2000. It was amended in February 1997 to cover the Leningrad region. The second license was reissued to SFIT, Limited, a wholly owned subsidiary of GTS in February 1997, for provision of intercity services in 38 regions and in Moscow with ability to interconnect with the PSTN. In Kiev, Ukraine, GTS holds a license for provision of overlay network services, including international services, in the name of its affiliate, Golden Telecom. In addition, Sovintel is an ITU RPOA, which enables it to maintain a separate dialing code (7-501) that can be directly dialed from over 170 countries. Sovintel's status as an RPOA also enables it to terminate calls directly with other operators.

     Leased Circuits. In September 1996 the MOC issued to Sovintel a five-year license to lease local, intercity and international circuits in the territory of Moscow, the Moscow region and St. Petersburg, valid until September 2001. The total number of circuits leased is in excess of 500 and may be increased up to a total authorized capacity of 2,500.

     Data Services. In August 1996, the MOC reissued to Sovam a 2 1/2-year license, effective July 1996, to provide data transmission services via a dedicated network to a number of oblasts and other regions covering a large portion of Russia. The license permits a network capacity of not less than 5,000 customers, allows it to interconnect with other data transfer networks in Russia, and expires on January 1, 1999. GTS' purchase of
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

IAS's 33.3% interest in Sovam requires that Sovam re-register its license. GTS expects that the license will be re-registered.

     Local Access Services. In January 1997, the MOC licensed TCM to provide local telephone service in Moscow to not less than 100,000 subscriber local access lines. The license expires in May 2006. TCM has received authorization from Goskomsvyaz to construct an additional 50,000 numbers. TCM has also completed negotiations with MGTS to interconnect these numbers with the Moscow city telephone network. TCM is currently discussing with Goskomsvyaz whether an amendment to its license is necessary to add these numbers to its license.

     Cellular Services. In connection with cellular operations, Russian law apportions the responsibility for regulating and licensing cellular businesses between national and regional regulators. National telecommunications regulators have been assigned the responsibility of regulating and licensing cellular businesses utilizing the GSM and NMT-450 cellular standards prevalent in Europe. These regulators have auctioned licenses to provide these services to a number of ventures that have included large, well capitalized western telecommunications providers such as US WEST and Nokia during the last four years. Regional telecommunications authorities have been given the rights to supervise the observance of licenses by cellular businesses utilizing AMPS cellular standard service. However, AMPS licenses are issued by the MOC based on the recommendations of regional administrations. GTS believes that, in many instances, cellular operators obtaining AMPS standard licenses, particularly those in second tier cities, pay license fees that are lower than those paid for the GSM and NMT-450 "national standards". Licenses for cellular providers have a term of approximately 10 years. It is unclear whether the competitive tender requirement in the new Cellular Licensing Regulations will apply to all cellular operators or only those utilizing the GSM and NMT-450 standards.

     GTS' 14 Russian cellular companies have licenses which expire between 2005 and 2007. One of the companies initially received an operating license in 1994, six companies initially received an operating license in 1995, five companies initially received an operating license in 1996 and one company initially received an operating license in 1997. Additionally, Vostok Mobile has received licenses for five cities where it intends to begin operations later this year.

     Golden Telecom holds a license for provision of DCS-1800 mobile services in the Kiev oblast.

  COMPETITION

     Overview. GTS faces significant competition in virtually all of its existing telecommunications businesses in the CIS. Many of GTS' competitors and potential competitors, which include large multinational telecommunications companies, have substantially greater financial and technical resources than GTS and have the ability to operate independently or with global or local partners and to obtain a dominant position in these markets. GTS believes that it has certain competitive advantages in each of these markets because of its operating history, its ability to bundle a broad range of telecommunications services in the region and its ability to make rapid decisions in pursuing new business opportunities and addressing customer service needs. GTS also believes that its local partnerships and reliance on nationals in the management of its businesses and joint ventures provide it with better knowledge of local political and regulatory structures, cultural awareness and access to customers.

     International Services. Sovintel faces significant competition from more than ten other existing service providers in Moscow, including Rostelecom and joint ventures between local parties and multinational telecommunications providers. Large competitors include the "Combellga" joint venture, an RPOA operator in which Alcatel and the Belgian PTO participate as foreign investors, "Comstar," a joint venture between GPT Plessey and MGTS, providing services similar to those provided by GTS, TelMos, a joint venture between AT&T, MGTS, Global One, through its Moscow based ventures, and Peterstar, in Petersburg, which is part of the PLD Telekom group. Several smaller companies, such as DirectNet and Aerocom, provide high-volume and carrier's carrier services in Moscow. Golden Telecom competes in the switched international traffic market with the Kiev electrosvyaz and UTel, a joint venture that includes Western partners with substantial capital and technical resources who together hold a dominant share of the Kiev market. GTS expects that market consolidation will take place among the competitive field in international services.
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

     Domestic Long Distance Services. GTS believes its major competitors in the Russian domestic long distance market consist of Rostelecom, the electrosvyazs, including those which are partners in GTS' TeleRoss Ventures, and a variety of ventures that include foreign partners with substantial financial resources. The most significant of such competitors include: Global One, through its regional operations; Rustel, a venture that includes Rostelecom, other Russian partners and International Business Communication Systems, a Massachusetts telecommunications firm; Belcom, a private company in which Comsat has a majority interest and which provides VSAT services primarily to the energy sector; Satcom, a Russian joint venture licensed to provide local, long distance and international service over private and public switched networks; Teleport TP, a satellite overlay company jointly owned by Rostelecom and Petersburg Long Distance that provides satellite teleports in cities throughout Russia; and Comincom, a Russian private venture. In the Russian Far East, TeleRoss competes with Vostok Telecom, which is owned by the Japanese companies KDD and NIC and certain Russian partners; and Nakhodka Telecom, which is owned by Cable & Wireless and certain Russian partners.

     GTS both cooperates and competes with Rostelecom. Rostelecom provides only international and long distance services to international carriers and regional electrosvyazs, and does not provide end-to-end customer services. GTS provides last mile, account management, and transit services for Rostelecom in Moscow, and uses Rostelecom channels and switches for both international and long distance services. GTS provides long distance and international services on an end-to-end basis, using service elements of Rostelecom, the electrosvyazs and its own resources. However, Rostelecom does compete with TeleRoss, in that TeleRoss provides intercity services to customers, using satellite channels provided by other state agencies (Intersputnik), and provides transit services to various electrosvyazs, on a traffic overflow basis.

     GTS believes that it enjoys a number of competitive advantages in the Russian domestic long distance market, the most important being the maturity of its international and data service businesses in Russia. This provides GTS with access to the services, customers, products, licenses and facilities of its other businesses. GTS also believes that it has more experienced management, a more comprehensive strategy to build out a nationwide long distance network and stronger relationships with many regional telephone companies and with satellite capacity providers, such as Intersputnik, than most of its competitors.

     Data Services. Sovam has several primary competitors in the market for data services: Global One, which began packet-switched service in Moscow and St. Petersburg in June 1992, under the Sprint Networks venture; Demos, an Internet service provider; and Relcom, a cooperative affiliation of computer users that relies on an older generation of technology that supplies slower and lower-cost messaging facilities to customers (primarily domestic commodities traders) that do not require higher levels of service. In addition, MCI and Rostelecom have recently announced their agreement to create a national Internet access network utilizing Rostelecom's domestic network and MCI's international infrastructure. Several voice operators including Sovintel have also announced the intention to provide Internet access and other data services. Although Sovam's business has grown quickly, GTS believes that Global One is the market leader. GTS believes that other potential competitors, including foreign PSTNs, Infotel, Infocom and Glasnet, are also active in this market.

     Although GTS faces significant competition in this market, it believes that it enjoys certain competitive advantages, including the ability to reach a wide area throughout Russia, innovative service offerings such as Russia On Line, the maturity of its business in the key banking services segment, high levels of customer service and support, and high speed digital channels.

     Local Access Services. GTS believes that its major competition in the Moscow local access market consists of a number of ventures with Western partners, including Telmos (which includes AT&T), Comstar (which includes GPT Plessey) and Combellga. However, since TCM has obtained an allocation of up to 150,000 numbers, GTS believes that TCM will account for a substantial proportion of the new capacity to come onto the market within the next five years.

     Cellular Services. Most Russian cellular markets have the potential for at least five licenced operators, including one operator for each of the GSM and NMT-450 cellular standards, which Russia has adopted as national standards, one operator using the AMPS cellular standard, which has been set as a regional standard and two operators in the DCS Cellular Standard. Many large Western telecommunications operators, including U S WEST, Deutsche Telekom, STET, Midcom and Millicom, have participated in auctions for licenses to provide GSM and NMT-450 cellular service to certain significant Russian urban centers. In addition, a CDMA auction recently occurred which could result in one or more CDMA "fixed wireless" providers entering the markets, where GTS has cellular operations. GTS is currently pursuing the development of CDMA operations in the CIS. In Ukraine, Golden Telecom competes primarily with an NMT operator and a GSM operator in Kiev. Additional GSM licenses were auctioned off in early 1997 and other GSM operators may enter other markets in 1998.

ASIA

     GTS does not currently own or operate significant telecommunications assets in Asia.

  CHINA

     GTS participates in the nationwide tourist industry VSAT network through GTS China Investments LLC, a company in which GTS holds a 75% interest and an affiliate of a shareholder of GTS owns a 25% interest. GTS China Investments LLC holds an indirect 63% interest in Beijing Tianmu Satellite Communications Technology Co. Limited ("Beijing Tianmu"), which provides technical, operational and financial support for the VSAT network. In addition, through Shanghai V-Tech Telecommunications Systems Co., Limited ("V-Tech"), a venture in which GTS holds a 75% interest, GTS provides financing, operational consulting, technical and engineering services to a Shanghai-based VSAT network operator.

     With respect to V-Tech, in addition to GTS' initial equity contribution of $3.75 million, GTS committed to fund up to an additional $3.0 million (all of which has been funded by the end of the third quarter of 1997). The joint venture expires in April 2015, and profits and losses are allocated according to ownership interests in consideration of funds at risk. See "GTS Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Accounting Methodology -- Profit and Loss Accounting." GTS currently is evaluating adding additional partners to V-Tech which may reduce GTS' ownership interest in V-Tech. GTS has reached an agreement to sell its ownership interest in V-Tech in consideration of an equity interest in the purchaser of GTS' interest in such venture. Consummation of such sale is subject to certain conditions precedent.

     With respect to Beijing Tianmu, in addition to GTS' initial equity contribution of $8.75 million, GTS is responsible for arranging additional financing of up to $14.4 million, subject to the approval of the venture's Board of Directors, the majority of members of which are elected by GTS. GTS has no plans to make additional investments or to arrange additional investments in Beijing Tianmu. The joint venture expires in March 2021, and profits and losses are allocated according to ownership interests, in consideration of funds at risk. See "GTS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Methodology -- Profit and Loss Accounting."

  INDIA

     GTS' operations in India are conducted through C-Datacom International, Inc., a wholly owned subsidiary which provides digital international private line communications to targeted business customers to and from India for multiple applications, including data and voice.

EMPLOYEES

     On September 30, 1998, GTS, its consolidated subsidiaries and joint ventures in which GTS participates, employed approximately 1,935 persons. GTS believes its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. GTS believes that its relations with its employees are good.

     Although GTS' employees are not unionized, unions represent employees of GTS' railroad partners in HER. Under the agreements contemplated between HER and its railroad partners, some of these employees will be required to construct and maintain certain portions of the HER network. There can be no assurances that unionized employees of HER's partners will not experience labor unrest.

PROPERTIES

     GTS leases, under long-term leases, office space to serve as sales office and/or administrative facilities, including its 15,000 square-foot headquarters in McLean, Virginia with a five year lease expiring December, 2000. GTS has entered into a new lease for its headquarters in McLean covering 33,000 square feet, which lease will expire September, 2005. GTS expects to relocate to the new space in the first quarter 1999 and plans to sublease its current offices. GTS maintains regional headquarters offices in Moscow and Budapest, as well as facilities in McLean, Virginia and London. HER is headquartered just outside of Brussels, Belgium.

     HER leases, under long-term leases, portions of railroad, utility and other rights-of-way for its fiber-optic routes. HER is creating a fiber optic network consisting of optical fiber pairs, which are leased under long-term leases, and technical sites leased under long-term leases. See "Business -- Western
Europe -- HER."

LITIGATION

     In addition to routine legal proceedings incidental to the conduct of its business, GTS, GTS-Hungaro and GTS-Hungary are named as defendants in an action captioned USH Ventures and USH Telecom, L.L.C. v. Global TeleSystems Group, Inc. and GTS-Hungaro, Inc., Civil Action No. 97C-08-86, commenced in August 1997, which is currently pending in the Superior Court of the State of Delaware in and for New Castle County. The complaint alleges breach of contract and interference with a business relationship. On May 21, 1998, the Superior Court of the State of Delaware denied GTS' motion to dismiss the claim. While it is not possible at this time to make a meaningful assessment of the outcome of this litigation, based upon information currently available and upon consultation with counsel, GTS does not believe that the outcome of this litigation will have a material adverse effect upon the financial condition of GTS.

     On March 27, 1998, V-Tech brought a claim for approximately $1.1 million against Gilat Satellite Networks, Limited, the vendor of a Ku-band VSAT hub and system which V-Tech purchased in 1996, in an arbitration proceeding under the Rules of Arbitration of the ICC International Court of Arbitration. V-Tech has demanded in the request for arbitration that Gilat accept return of the equipment, which V-Tech has not accepted or commissioned because it has failed to meet contract specifications, and refund purchase amounts already paid under the contract, plus other sums. On June 2, 1998 Gilat filed a counterclaim against V-Tech seeking the balance due under the contract and other alleged damages, in the aggregate amount of $685,000. Gilat has stated its intention to join GTS as a third-party respondent to its counterclaim. Although it is not possible at this time to make an assessment of the outcome of the arbitration proceeding, GTS does not believe that Gilat's counterclaim, even if successfully asserted against GTS, would have a material adverse effect upon GTS' financial condition.

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

                                   MANAGEMENT

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is 1751 Pinnacle Drive, North Tower -- 12th floor, McLean, VA 22102. Unless otherwise indicated, each such person is a citizen of the US.

DIRECTORS

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Robert J. Amman......................  60    Mr. Amman was elected to the Company's Board of
                                             Directors in May 1998. Mr. Amman was Chairman, President
                                             and Chief Executive Officer of John H. Harland Company,
                                             a printing firm, from 1995 to 1998. Previously, from
                                             1994 to 1995, he served as Vice Chairman of First
                                             Financial Management Corporation, where he was
                                             responsible for the merchant services businesses
                                             consisting of Western Union, NaBanco, Telecheck,
                                             Nationwide Credit and International Banking
                                             Technologies. From 1988 to 1994, Mr. Amman served as
                                             President and Chief Executive Officer of Western Union
                                             Corporation, where he oversaw the transformation of the
                                             firm from a telecommunications to a financial services
                                             company. Mr. Amman is a member of the Executive and
                                             Governance Committees of the Board of Directors.
David Dey............................  60    Mr. Dey was elected to the Company's Board of Directors
                                             in May 1998. Since 1995, Mr. Dey has served as an
                                             independent consultant, particularly to high technology
                                             start-up companies in Europe. In that capacity, he
                                             serves as Chairman of World Telecom and as Chairman of
                                             STARTECH Scotland. From 1992 to 1995, Mr. Dey served as
                                             Chief Executive Officer of Energis Communications, which
                                             grew from a start-up company to become the United
                                             Kingdom's third national telecommunications operation
                                             during his tenure. Mr. Dey was employed by British
                                             Telecom plc from 1987 to 1991, most recently as Managing
                                             Director of its Business Communications Division, and he
                                             held various management positions at IBM Corporation
                                             where he was employed from 1961 to 1985. Mr. Dey is a
                                             member of the Audit and Budget, and Compensation
                                             Committees of the Board of Directors. Mr. Dey is a
                                             citizen of the United Kingdom.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Michael A. Greeley...................  35    Mr. Greeley has served as a director of GTS since
                                             September 1996. Mr. Greeley is the Senior Vice President
                                             of GCC Investments, Inc., the investment group of GC
                                             Companies, Inc. From June 1989 to July 1994, Mr. Greeley
                                             was a Vice President at Wasserstein Perella & Co., Inc.,
                                             an international investment bank, specializing in
                                             mergers and acquisitions and corporate finance
                                             transactions. Mr. Greeley is also a director of American
                                             Capital Access Holdings, LLC, Crescent Communications,
                                             Fuelman, Inc. and Teletrac, Inc. By contractual
                                             arrangement, GCC Investments, Inc. has the right to
                                             designate one person for nomination to the Board of
                                             Directors as long as it holds not less than two and
                                             one-half percent of the issued and outstanding shares of
                                             the Common Stock on a fully diluted basis. Mr. Greeley
                                             is the designee of GCC Investments, Inc. to the Board of
                                             Directors. Mr. Greeley is a member of the Audit and
                                             Budget and Compensation Committees of the Board of
                                             Directors.
Roger W. Hale........................  54    Mr. Hale was elected to the Company's Board of Directors
                                             in May 1998. Mr. Hale is Chairman, President and Chief
                                             Executive Officer of LG&E Energy Corp., a diversified
                                             energy services company with businesses in retail gas
                                             and electric utility services, energy marketing and
                                             power generation and project development. Mr. Hale has
                                             served in that capacity since August 1990. Previously,
                                             Mr. Hale served as Executive Vice President of Bell
                                             South Corp. and Bell South Enterprises, Inc. from 1986
                                             to 1989 and with AT&T Corporation from 1966 to 1986,
                                             serving in various management positions including Vice
                                             President of Marketing, Southern Region. Mr. Hale is a
                                             Director of H&R Block, Inc. Mr. Hale is a member of the
                                             Executive and Governance Committees of the Board of
                                             Directors.
Bernard McFadden.....................  64    Mr. McFadden has served as a director of GTS since
                                             February 1994. Mr. McFadden currently serves as an
                                             independent consultant for GTS and is a GTS
                                             representative on the supervisory board of HER. Mr.
                                             McFadden's career in international telecommunications
                                             includes 32 years with ITT Corporation, where he served
                                             as President and Chief Executive Officer of ITT's
                                             Telecom International Group, and a four and one-half
                                             year assignment as President and Chief Operating Officer
                                             of Alcatel Trade International, S.A. Mr. McFadden is a
                                             member of the Executive, Compensation, and Governance
                                             Committees of the Board of Directors.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Stewart J. Paperin...................  50    Mr. Paperin has served as a director of GTS since March
                                             1997. Mr. Paperin serves as Chief Financial Officer of
                                             the Soros Foundations. In addition, he has served as the
                                             President of Capital Resource East since October 1993.
                                             Prior to that, Mr. Paperin was President of Brooke Group
                                             International from 1990 to 1993 where he was responsible
                                             for investments in the former Soviet Union. Mr. Paperin
                                             also served as Chief Financial Officer of Western Union
                                             Corporation from 1989 to 1990. Mr. Paperin serves as a
                                             director of the Board of Penn Octane Corporation. Mr.
                                             Paperin is a member of the Audit and Budget,
                                             Compensation, and Governance Committees of the Board of
                                             Directors.
W. James Peet........................  43    Mr. Peet has served as a director of GTS since January
                                             1996. Mr. Peet has been affiliated with The Chatterjee
                                             Group, an investment firm, since 1991. Mr. Peet is a
                                             director of Hainan Airlines and Phoenix Information
                                             Systems Corporation. Mr. Peet served as director of
                                             Viatel, Inc. from November 1995 until June 1998.
                                             Immediately prior to joining The Chatterjee Group, Mr.
                                             Peet spent six years with McKinsey & Company. By
                                             contractual arrangement, The Chatterjee Group has the
                                             right to designate one person for nomination to the
                                             Board of Directors to serve a term of five years. Mr.
                                             Peet is the designee of The Chatterjee Group to the
                                             Board of Directors. Mr. Peet is a member of the
                                             Executive Committee of the Board of Directors.
Jean Salmona.........................  62    Mr. Salmona has served as a director of GTS since March
                                             1996. Between December 1989 and November 1998, Mr.
                                             Salmona was Chairman and C.E.O. of CESIA Consulting
                                             Group ("CESIA"), of which he is now Honorary Chairman
                                             and member of the Board. He is President and C.E.O. of
                                             J&P Partners, a consulting concern for high-tech
                                             companies which invest in Europe, India and China. Mr.
                                             Salmona is also Chairman and Director General, Data for
                                             Development International Association, a nongovernmental
                                             organization with consultative status to the United
                                             Nations Economic and Social Council. Mr. Salmona is a
                                             graduate of Ecole Polytechnique, Paris, Institut
                                             d'Etudes Politiques, Paris, and Ecole Nationale de la
                                             Statistique et de l'Administration Economique, Paris.
                                             Mr. Salmona is a member of the Audit and Budget
                                             Committee of the Board of Directors. Mr. Salmona is a
                                             citizen of France.
Joel Schatz..........................  61    Mr. Schatz has served as a director of GTS since the
                                             inception of the Company. Mr. Schatz was a founder of
                                             the Company and served as its President from 1985 to
                                             1991. Mr. Schatz is presently the Chairman and Chief
                                             Executive Officer of Datafusion, Inc., a company
                                             developing software to accelerate knowledge synthesis.
                                             Mr. Schatz is a member of the Audit and Budget Committee
                                             of the Board of Directors.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Alan B. Slifka.......................  68    Mr. Slifka has served as a director of GTS since 1990.
                                             Mr. Slifka is a New York investment banker and the
                                             Managing Principal of Halcyon/Alan B. Slifka Management
                                             Company LLC, an equity asset management firm
                                             specializing in nontraditional investments, specifically
                                             corporate event investing. Previously, Mr. Slifka was a
                                             partner of L.F. Rothschild, Unterberg, Towbin from 1961
                                             to 1982. He is a director of Pall Corporation and is
                                             active in other business, civic and philanthropic
                                             affairs as founder, director or officer of numerous
                                             for-profit and not-for-profit corporations and
                                             foundations. Mr. Slifka served as acting Chief Executive
                                             Officer of GTS during most of 1993. Mr. Slifka is a
                                             member of the Executive and Governance Committees of the
                                             Board of Directors.
Adam Solomon.........................  45    Mr. Solomon has served as a director of the Company
                                             since June 1995. Mr. Solomon is also Chairman of Shaker
                                             Investments, Inc., a growth equity investment firm and
                                             Chairman of Signature Properties International, L.P., a
                                             venture/development firm whose initial focus is
                                             redeveloping existing residential/golf communities, and
                                             a member of the board of directors of MetaSolv Software,
                                             Inc. Prior to that, Mr. Solomon spent eleven years with
                                             E.M. Warburg, Pincus & Co., Inc., where he was Managing
                                             Director from 1988 to 1992. While at E.M. Warburg,
                                             Pincus & Co., Inc., Mr. Solomon served as a member of
                                             the board of directors of LCI International, Inc., a
                                             regional long-distance carrier. Mr. Solomon is a member
                                             of the Executive and Compensation Committees of the
                                             Board of Directors.
Gerald W. Thames.....................  51    Mr. Thames joined GTS as Chief Executive Officer in
                                             February 1994, and has served as a director of GTS since
                                             February 1994. He was elected Vice Chairman of the Board
                                             of Directors in 1998. From 1990 to 1994, Mr. Thames was
                                             President and Chief Executive Officer for British
                                             Telecom North America and Syncordia, a joint venture
                                             company focused on the international outsourcing market.
                                             Mr. Thames has spent over 18 years in senior positions
                                             with telecommunications companies, where he was
                                             responsible for developing start-up telecommunications
                                             companies, including 15 years with AT&T, where he rose
                                             to the position of General Manager of Network Services
                                             for the Northeast Region of AT&T Communications. Mr.
                                             Thames is a member of the Executive Committee of the
                                             Board of Directors.

EXECUTIVE OFFICERS

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Bruno d'Avanzo.......................  56    Mr. d'Avanzo joined GTS as Executive Vice President and
                                             Chief Operating Officer in August 1996. From 1994 to
                                             1996, Mr. d'Avanzo was Executive Vice President and
                                             Chief Operating Officer of Intelsat, the largest
                                             telecommunications satellite operator in the world. From
                                             1992 to 1994, Mr. d'Avanzo was a senior executive with
                                             Olivetti Corporation, serving as Vice President and
                                             General Manager -- Europe and as Vice President -- U.S.,
                                             Canada and South America. Mr. d'Avanzo also spent 15
                                             years with Digital Equipment Corporation, a diversified
                                             computer manufacturer where his last position was Vice
                                             President -- European Sales and Marketing. Mr. d'Avanzo
                                             is a citizen of Italy.
Gerard Essing........................  35    Mr. Essing is the Chief Executive Officer -- GTS Mobile
                                             Services (CIS). Mr. Essing has been general director of
                                             Vostok Mobile, a GTS subsidiary, since 1994. Prior to
                                             that, Mr. Essing held a variety of management positions
                                             with what is now Lucent Technologies from 1989 to 1994.
                                             Mr. Essing holds a Master's Degree in International
                                             Management from American Graduate School of
                                             International Management in the United States. He has
                                             also received post-graduate telecommunications training
                                             at Technical University Delft in the Netherlands.
Leslie M. Harris.....................  49    Mr. Harris joined GTS in October 1998 as President of
                                             GTS Access Services, which is based in London. Since
                                             1995, he was President and Chief Executive Officer of
                                             New T&T (Hong Kong) Ltd., the leading competitive local
                                             exchange carrier in Hong Kong. From September 1992 to
                                             December 1994, Mr. Harris was Joint Managing Director of
                                             BT. Australasia Ltd. Prior to that, Mr. Harris held a
                                             variety of senior executive positions with British
                                             Telecom in the United Kingdom and Australia.
Jan Loeber...........................  54    Mr. Loeber is President, GTS Carrier Services, and
                                             Managing Director of HER. Mr. Loeber joined GTS in
                                             January 1995. From October 1992 to December 1994, Mr.
                                             Loeber was a Managing Director of BT Securities
                                             Corporation. From April 1990 to September 1992, Mr.
                                             Loeber held positions as Managing Director of Unitel
                                             Ltd. (now One 2 One) in the United Kingdom, Group
                                             President of Nokia North America Inc., Vice President of
                                             ITT Corporation, and Marketing and Product Management
                                             Director of ITT Europe. Mr. Loeber also spent almost 10
                                             years with AT&T, where his last position was Executive
                                             Director, Bell Laboratories. Mr. Loeber has over 22
                                             years of experience in the telecommunications industry
                                             and an additional 9 years of experience in information
                                             technology with the Pentagon, IBM and Chemical Bank of
                                             New York.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
Raymond I. Marks.....................  51    Mr. Marks joined GTS as Senior Vice President -- Asia in
                                             July 1994. From October 1986 to June 1994, Mr. Marks
                                             served as Vice President and General Manager of GTE
                                             Spacenet Corporation, where he had overall
                                             responsibility for strategic planning, domestic and
                                             international business development, creation of joint
                                             ventures and international alliances, as well as the
                                             worldwide management of the marketing, sales and
                                             technical support organizations. Mr. Marks has also
                                             served as Vice President for the Digital Information
                                             Group for MCI Communications Corporation. Mr. Marks has
                                             28 years of experience in the telecommunications and
                                             computer industries.
Kevin Power..........................  44    Mr. Power is currently serving as Interim Head of GTS
                                             Business Services (Western Europe). Prior to joining GTS
                                             Monaco Access in October 1995, Mr. Power was Vice
                                             President, Carrier Relations for GTS beginning in
                                             November 1994, where he was responsible for assisting
                                             and coordinating the carrier activities of the GTS group
                                             of companies. In 1988, Mr. Power was one of a group of
                                             five people who started the commercial operations of
                                             Orion Network Systems and he stayed with the company
                                             until the launch of its first satellite in 1994. His
                                             last position there was Vice President of Carrier
                                             Services. Prior to that, he held positions with
                                             Intelsat, National Economic Research Associates (NERA)
                                             and the U.S. Department of Commerce.
Grier C. Raclin......................  46    Mr. Raclin joined GTS as its Senior Vice President and
                                             General Counsel in September, 1997, and was elected
                                             Corporate Secretary of the Company in December 1997.
                                             Prior to joining GTS, Mr. Raclin served as Vice-Chairman
                                             and a Managing Partner of the Washington, D.C. office of
                                             Gardner, Carton & Douglas, a 250-attorney, corporate law
                                             firm based in Chicago, Illinois, where his practice was
                                             concentrated in the area of international
                                             telecommunications. Mr. Raclin received his
                                             undergraduate and law degrees from Northwestern
                                             University and attended the University of Chicago School
                                             of Business Executive Program.
Stewart P. Reich.....................  53    Mr. Reich joined GTS as President -- GTS Russia in
                                             September 1997. From September 1992 to August 1997, Mr.
                                             Reich was President of UTEL, a joint venture of AT&T,
                                             Deutsche Telekom, PTT Telecom (Netherlands), and
                                             Ukrtelecom (a Ukrainian telecommunications company)
                                             which provides international and interregional
                                             telecommunications services in Ukraine. From 1982 to
                                             1992, Mr. Reich held various positions at AT&T where his
                                             last position was Financial Manager, AT&T International
                                             Communications Switched Services. Mr. Reich was also
                                             employed for 20 years with Western Electric Company from
                                             1961 to 1981.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP                          MATERIAL POSITIONS HELD DURING THE PAST
    AND CURRENT BUSINESS ADDRESS       AGE          FIVE YEARS AND BUSINESS ADDRESSES THEREOF
    ----------------------------       ---         -------------------------------------------
William H. Seippel...................  41    Mr. Seippel joined GTS as Executive Vice President of
                                             Finance and Chief Financial Officer in October 1996.
                                             From July 1992 to October 1996, Mr. Seippel was Vice
                                             President -- Finance and Chief Financial Officer of
                                             Landmark Graphics Corporation. From August 1990 to July
                                             1992, Mr. Seippel was Director of Finance for Covia,
                                             Inc., an affiliate of United Airlines. From April 1984
                                             to August 1990, Mr. Seippel held the positions of Group
                                             Business Controller (1989 to 1990), Group Controller
                                             Sales/Marketing (1986 to 1989), and Product Line
                                             Controller (1984 to 1986) with Digital Equipment
                                             Corporation, a diversified computer manufacturer.
Eileen K. Sweeney....................  46    Ms. Sweeney joined GTS as Senior Vice President -- Human
                                             Resources in November, 1997. Prior to joining GTS, Ms.
                                             Sweeney was President of Global Resource Associates, a
                                             consulting company specializing in international human
                                             resource issues. Prior to that time, Ms. Sweeney spent
                                             10 years with ITT Corporation in a variety of human
                                             resource management positions, including eight years
                                             based in Europe and in the Middle East. Ms. Sweeney
                                             holds a Master's Degree in Business Administration from
                                             Simmons Graduate School of Management in Boston.
Gerald W. Thames.....................  51    See biographical information under "Directors" above.
Louis T. Toth........................  55    Mr. Toth joined GTS as Senior Vice President -- Central
                                             Europe in July 1993. From February 1987 to July 1991,
                                             Mr. Toth served as President of Dynaforce Inc. and as
                                             Partner and General Manager for the pan-European
                                             expansion of Andlinger & Company. Mr. Toth, who is
                                             currently based in London, has 23 years of
                                             telecommunications experience with ITT Corporation in
                                             Europe, Latin America and Asia.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Each Director of GTS, except Mr. Thames, receives an annual directors' fee of $15,000. In addition, the fee paid to each Director, except for Mr. Thames, for attending any meeting of the Board of Directors is $1,500 per meeting, except for telephonic Board of Directors meetings of two hours or less, where the fee is $750 for each such meeting. Each Director, except Mr. Thames, who attends a committee meeting is entitled to a directors' fee of $1,000 per meeting, except for telephonic committee meetings of a duration of two hours or less, for which a fee of $500 is paid.

     For the year ended December 31, 1997, the aggregate compensation paid by the Company to its directors and executive officers for services in all capacities was approximately $4.7 million.

     GTS maintains the Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan that permits directors to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options. See "-- Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan." In addition, on February 27, 1998 the Board of Directors granted to each of certain of its then incumbent members options to purchase 15,000 shares of Common Stock at an exercise price of $20 per share.

GLOBAL TELESYSTEMS GROUP, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The purpose of the Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan") is to permit eligible non-employee directors of GTS (each a "Non-Employee Director") to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options.

     The total number of shares of Common Stock presently reserved and available for delivery under the Directors' Plan is 1,275,000. The Directors' Plan is administered by the compensation committee of the Board of Directors (the "Committee"). Only directors of GTS who are not employees of GTS or any subsidiary of GTS on the date on which an option is to be granted are eligible to participate in the Directors' Plan on such date.

     An option (a "Directors' Option") to purchase shares of Common Stock was granted to each Non-Employee Director on the effective date of the Directors' Plan and a Director's Option is granted to each new Non-Employee Director when he or she is first elected or appointed to serve as a director of GTS. One-half of the Directors' Options vests six months after the date of grant. An additional one quarter become exercisable on the date six months following the first annual meeting of GTS's shareholders to occur after such date of grant, and the remaining one quarter shares become exercisable on the date six months following the second annual meeting of GTS's shareholders to occur after such date of grant. An initial Directors' Option represents 22,250 shares of Common Stock. On the date of each annual meeting of GTS's shareholders, an additional Directors' Option to purchase 9,000 shares will be granted each year on the date of the Company's annual meeting to the individuals who will serve as elected Non-Employee Directors of the Company during the next year.

     Directors' Options are nonqualified stock options which are subject to certain terms and conditions including those summarized below. The exercise price per share of Common Stock purchasable under a Directors' Option will be equal to 100% of the fair market value of Common Stock on the date of grant. Each Directors' Option will expire upon the earliest of (a) the tenth anniversary of the date of grant, (b) one year after the Non-Employee Director ceases to serve as a director of GTS due to death or disability (except that, in the case of disability, if the Non-Employee Director dies within that one-year period, the Directors' Option is exercisable for a period of one year from the date of death), (c) three months after the Non-Employee Director ceases to serve as a director of GTS for any reason other than death or disability (except that, if the Non-Employee Director dies within that three-month period, his or her Directors' Options are exercisable for a period of one year from the date of such death), and (d) three months after the Non-Employee Director ceases to be employed by GTS if such Non-Employee Director had become an employee of GTS (except that, if the Non-Employee Director dies within that three-month period, his or her Directors' Options are exercisable for a period of one year from the date of such death). Each Directors' Option may be exercised in whole or in part by giving written notice of exercise to GTS specifying the Directors' Option to be exercised and the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or by surrender of shares of Common Stock or a combination thereof. Directors' Options granted under the Directors' Plan may not be sold, pledged, assigned or otherwise disposed of in any manner other than by will or by the laws of descent and distribution.

     At the time of grant, the Board of Directors may provide in connection with any grant made under the Directors' Plan that the shares of Common Stock received as a result of such grant are subject to a right of first refusal by GTS.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Directors' Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the next annual meeting following such Board of Directors' action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

     The following table sets forth certain information regarding ownership of the Common Stock and rights to acquire Common Stock by (i) each of the Company's directors and (ii) each of the named officers and all directors and executive officers of the Company as a group as of December 31, 1998. For the purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" of any shares which such has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

              BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

                                                             NUMBER OF
                                                               SHARES          PERCENTAGE
                                                            BENEFICIALLY      BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                   OWNED(1)(2)         OWNED(1)
                 ------------------------                   ------------      ------------
Alan Slifka and affiliates................................   3,752,112(3)       5.81  %
Robert J. Amman...........................................      10,500(5)        *
David Dey.................................................       7,900(5)        *
Michael A. Greeley........................................      26,000(5)        *
Roger W. Hale.............................................       7,108(5)        *
Bernard McFadden..........................................      50,000           *
Stewart J. Paperin........................................      26,000(4)        *
W. James Peet.............................................       8,000(4)        *
Jean Salmona..............................................      26,000           *
Joel Schatz...............................................     512,750           *
Adam Solomon..............................................      65,414           *
Gerald W. Thames..........................................     863,722          1.34  %
Bruno d'Avanzo............................................      48,212           *
Jan Loeber................................................      20,000(6)        *
Raymond I. Marks..........................................     211,625           *
Louis T. Toth.............................................     204,275           *
Other officers............................................     399,687           *
All Directors and Executive Officers as a group (23
  persons)................................................   6,196,306          9.55  %

---------------

 *  Less than 1%

(1) The percentage of ownership is based upon 60,577,715 shares of Common Stock issued and outstanding at December 31, 1998. Excluded from the calculation are: 4,444,443 shares of Common Stock that is subject to the exercise of warrants in Common Stock; 5,195,063 shares of Common Stock issued under the Company's option plans; and an additional 163,795 shares of Common Stock that will be issued in exchange for NetSource shares that will be tendered in connection with such acquisition. Subject to NetSource meeting certain performance targets during the first two quarters of 1999, an additional 1.4 million shares of Common Stock may be issued. See "Shares Eligible for Future Sale."

(2) Includes shares of Common Stock issuable upon the exercise of stock options and stock warrants within 60 days of December 31, 1998.

(3) Includes 2,530,562 shares of Common Stock owned by Mr. Slifka, 644,072 shares of Common Stock held in various trusts, options to purchase 8,000 shares of Common Stock owned by Mr. Slifka, 214,478 shares of Common Stock held by various Halcyon partnerships which are managed by Halcyon/ Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), 130,000 shares of Common Stock issuable upon the conversion of Convertible Bonds held by various Halcyon partnerships which are managed by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), and options to purchase 225,000 shares of Common Stock held by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership). The Company has filed a shelf registration statement covering such shares not previously registered by the Company of which this prospectus is a part.

(4) Excludes the shares of Common Stock held by the Soros Associates over which Stewart J. Paperin and W. James Peet disclaim ownership.

(5) These directors were elected at the Company's May 20, 1998 annual shareholders' meeting. Share ownership of those directors listed above is after such date.

EXECUTIVE COMPENSATION

     The following table sets forth each component of compensation paid or awarded to, or earned by, the Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 1997 (collectively, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                              ------------------------
                                             ANNUAL COMPENSATION                       AWARDS
                                  -----------------------------------------   ------------------------
                                                                              RESTRICTED   SECURITIES
                                                      PAID     OTHER ANNUAL     STOCK      UNDERLYING     ALL OTHER
                                          SALARY     BONUS     COMPENSATION    AWARD(S)      OPTIONS     COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)          ($)           (#)           (#)          ($)(9)
  ---------------------------     ----   --------   --------   ------------   ----------   -----------   ------------
Gerald W. Thames...............   1997   $375,417   $140,000            (1)        -0-      141,195(5)     $ 19,850
  President and Chief Executive   1996   $325,000   $113,750            (1)          -0-    112,500(5)     $    9,954
    Officer
Bruno d'Avanzo.................   1997   $340,000   $ 83,313(2)       -0-          -0-      104,475(5)     $ 21,675
  Executive Vice President and    1996   $141,667   $ 33,333(2)       -0-          -0-       83,025(5)     $  5,650
  Chief Operating Officer
Jan Loeber.....................   1997   $235,000   $ 78,608     $46,598(3)        -0-        4,812(6)     $179,450
  Senior Vice President -- HER    1996   $235,000   $ 78,608     $42,806(3)     30,000(4)       3.5(7)     $ 12,986
Raymond I. Marks...............   1997   $231,008   $ 49,826            (1)        -0-       27,750(5)     $ 12,250
  Senior Vice President -- Asia   1996   $230,091   $ 46,200            (1)        -0-       55,500(5)     $ 13,788
Louis T. Toth..................   1997   $204,750   $ 50,307     $60,106(8)        -0-       45,000(5)     $ 14,550
  Senior Vice                     1996   $203,937   $ 40,950     $   33,602(8)        -0-    43,500(5)     $   13,004
    President -- Central Europe

---------------

(1) Perquisites and other personal benefits paid to the Named Executive Officer were less than the lesser of $50,000 and 10 percent of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Mr. D'Avanzo's bonuses in 1997 and 1996 include the first two installments of a $100,000 sign-on bonus that the Company agreed to pay in three equal annual installments when he was hired in 1996.

(3) For 1997, the amount listed represents the sum of a cost of living allowance of $16,450, a tax equalization payment of $13,953 that compensates Mr. Loeber for the higher taxes he pays because he resides in Belgium instead of the United States, use of a car, which was valued at $4,547, and a gross-up payment of $11,648 for certain tax liabilities. For 1996, the amount listed represents the sum of a cost of living allowance of $16,450, paid home leave of $9,031, use of a car valued at $4,547 and a gross-up payment of $12,778 for certain tax liabilities.

(4) Shares of restricted stock that vest in an amount of one-third each year on the three anniversary dates of grant, beginning on January 2, 1997.

(5) Stock options awarded under the Stock Option Plan.

(6) Stock options awarded under The Key Employee Stock Option Plan of Hermes Europe Railtel B.V.(the "HER Stock Option Plan").

(7) Stock options awarded under the GTS-Hermes, Inc. Stock Option Plan (the "GTS-Hermes Stock Option Plan"), which will be terminated. The stock options granted to Mr. Loeber in 1997 and described in footnote (6) are in substitution for the 3.5 stock options granted to Mr. Loeber in 1996, which have been cancelled.

(8) For 1997, the amount listed represents the sum of a cost of living allowance of $30,000, use of a car valued at $10,800, paid home leave of $12,501, and a gross-up payment for certain tax liabilities in the amount of $6,805. For 1996, the amount listed represents the sum of a cost of living allowance of $27,500 and paid home leave of $6,102 paid to Mr. Toth.

(9) Amounts hereunder represent the sum of premiums paid by GTS for $1,000,000 in term life insurance for each Named Executive Officer and contributions by GTS under the 401(k) Plan, as defined below, to each Named Executive Officer's account, except for Mr. D'Avanzo who does not participate in the 401(k) plan because of his foreign citizenship. In the case of Mr. Loeber, the amount also includes $156,700 which represents the value, as of December 31, 1997 of 10,000 shares of restricted stock which vested in 1997.

THE GTS 401(k) PLAN

     The GTS 401(k) Plan (the "401(k) Plan") is a defined contribution retirement benefit plan that is qualified for favorable tax treatment under
Section 401 of the Code. All employees of GTS, subject to certain regulatory qualifications, including the Named Executive Officers, who are at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants may defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. GTS matches 50% of each participant's pre-tax contribution to the 401(k) Plan up to 5% of the participant's total compensation. In addition, GTS may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant's account. The amounts that are deposited into each participant's account are invested among various investment options according to the direction of the participant. Each participant's pre-tax and after-tax contributions are immediately vested and nonforfeitable. GTS's matching contribution and profit sharing allocations to each participant's account do not vest until the participant has completed three years of service with GTS, at which time the matching contribution and profit sharing allocations become 100% vested. Each participant is eligible to begin receiving benefits under the 401(k) Plan on the first day of the month coincident with or following the attainment of normal retirement age. There is no provision for early retirement benefits under the 401(k) Plan.

THE SFMT, INC. EQUITY COMPENSATION PLAN

     The purpose of the SFMT, Inc. Equity Compensation Plan (the "Equity Compensation Plan") is to attract, retain and motivate key employees, officers and eligible independent contractors of GTS and to enable such individuals to own Common Stock and to have a mutuality of interest with other shareholders of GTS through the grant of restricted stock and other equity-based awards.

     The total number of shares of Common Stock that may be issued or transferred under the Equity Compensation Plan is four percent of the total number of shares of Common Stock outstanding at the beginning of the calendar year, subject to certain adjustments, which are described below. This threshold number may be increased by the number of shares (a) that were issued under the Equity Compensation Plan with respect to which no dividends were paid and (b) that were subsequently forfeited, in accordance with the terms of the Equity Compensation Plan.

     The Equity Compensation Plan is administered by the Committee. The chief executive officer of GTS has the authority to recommend the individuals to whom awards will be granted, subject to approval by the Committee. The Committee has full and binding authority to determine the fair market value of the Common Stock and the number of shares included in any awards, to establish terms and conditions of any award, to interpret the Equity Compensation Plan, to prescribe rules relating to the Equity Compensation Plan and to make all other determinations necessary to administer the Equity Compensation Plan. The Committee may condition the vesting of restricted stock upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion. In the event that the Committee determines, in its sole discretion, that an award of restricted stock would not be appropriate with respect to any individual who has been recommended for an award by the chief executive officer, the Committee has the authority to grant to any such individual any other variety of equity-based compensation award, including, but not limited to, phantom stock, phantom units, stock appreciation rights, performance shares and performance units. The

Committee does not, however, have the authority to grant stock options pursuant to the Equity Compensation Plan.

     Grants under the Equity Compensation Plan are determined by the Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any individual employee or group of employees in the future. The Equity Compensation Plan will remain effective until November 14, 2004, unless earlier terminated by GTS. No restricted stock may be granted under the Equity Compensation Plan on or after November 14, 2000.

     During a specified period set by the Committee commencing with the date of any restricted stock award, the participant is not permitted to sell, transfer, pledge or otherwise encumber shares of restricted stock. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions or may accelerate or waive such restrictions in whole or in part, based on service, performance and such other factors. Unless the Committee specifically determines otherwise, a restricted stock award granted under the Equity Compensation Plan vests one-third on the second anniversary of the date of grant, one-third on the third anniversary of the date of grant and one-third on the fourth anniversary of the date of grant.

     The Committee may impose such other restrictions on shares of Common Stock issued under the Equity Compensation Plan, including a right of first refusal by GTS that requires the participant to offer GTS any shares that the participant wishes to sell.

     The Equity Compensation Plan provides that, in the event of a change to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or other change in the capital structure made without receipt of consideration), the Board of Directors will preserve the value of outstanding awards by making certain equitable adjustments in its discretion.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Equity Compensation Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the first annual meeting following such action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

THE AMENDED AND RESTATED 1992 STOCK OPTION PLAN OF GLOBAL TELESYSTEMS GROUP,
INC.

     The 1992 Stock Option Plan of Global TeleSystems Group, Inc. (the "1992 Option Plan") was adopted by the Board of Directors of GTS and approved by stockholders in 1992 and has been subsequently amended, among other things, to increase the number of shares available for grant. The Board of Directors of GTS adopted the Fourth Amended and Restated Plan on April 9, 1998 (the "Amended 1992 Stock Option Plan") subject to stockholder approval at the May 20, 1998 annual shareholders meeting: (i) to modify the provisions relating to the number of shares with respect to which options to purchase shares of Common Stock may be granted under the 1992 Stock Option Plan; (ii) to extend eligibility under the 1992 Stock Option Plan to nonemployee directors and independent contractors of the Company (as defined in the 1992 Stock Option Plan), its subsidiaries and affiliates; (iii) to provide the Stock Option Committee (as defined in the 1992 Stock Option Plan) with more flexibility to specify the terms of options granted under the 1992 Stock Option Plan; (iv) to specify that the options covering not more than 1.5 million shares of Common Stock may be granted to any employee during any calendar year; (v) to extend the term of the 1992 Stock Option Plan, as amended, to April 9, 2008 and (vi) to eliminate certain provisions that are not necessary or desirable in an option plan of a public company. As of June 30, 1998, there were approximately 1,800 employees, nonemployee directors and independent contractors of GTS and its subsidiaries and affiliates who were eligible to participate in the Amended 1992 Stock Option Plan. The Amended 1992 Stock Option Plan received stockholder approval at the May 20, 1998 annual stockholders meeting.

     The principal provisions of the Amended 1992 Stock Option Plan, as amended, are summarized below. A copy of the Amended 1992 Stock Option Plan is an exhibit to the Registration Statement in which this

Prospectus is included and this summary does not purport to be complete and is qualified in its entirety by the terms of the Amended 1992 Stock Option Plan.

     The Amended 1992 Stock Option Plan provides for the grant of options to employees, non-employee directors, and independent contractors of GTS and any subsidiary or affiliate of GTS. A total of 9,568,688 shares of Common Stock are reserved for issuance to employees, non-employee directors and independent contractors under the Amended 1992 Stock Option Plan representing 18.5% of the outstanding shares of Common Stock on June 30, 1998. The Amended 1992 Stock Option Plan provides that the number of shares available for issuance under options granted pursuant to the Amended 1992 Stock Option Plan is the greater of 9,568,688 shares or 18.5% of the outstanding shares of Common Stock at the time of grant. A total of 1 million shares of Common Stock may be issued pursuant to options qualifying for tax purposes as incentive options under the Amended 1992 Stock Option Plan.

     The Amended 1992 Stock Option Plan is administered by the Stock Option Committee, which consists of not less than two directors appointed by the Board of Directors. The Stock Option Committee selects the employees, independent contractors and directors of GTS and its subsidiaries and affiliates to whom options will be granted. Options covering not more than 1.5 million shares of Common Stock may be granted to any employee during any calendar year.

     The option exercise price under the Amended 1992 Stock Option Plan may not be less than the exercise price determined by the Stock Option Committee (or 110% of the fair market value of the Common Stock on the date of grant of the option in the case of an incentive option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The maximum option term is 10 years and one day (or five years in the case of an incentive option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options become vested and exercisable at the time and to the extent provided in the option agreement related to such option. The Stock Option Committee has the discretion to accelerate the vesting and exercisability of options.

     There is a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive options that first become exercisable by an optionee in any calendar year. No option may be granted more than 10 years after the effective date of the Amended 1992 Stock Option Plan. Generally, during an optionee's lifetime, only the optionee (or a guardian or committee if the optionee is incapacitated) may exercise an option except that, upon approval by the Stock Option Committee, nonqualified options may be transferred to the spouse of the optionee and certain nonqualified options may be granted or transferred to the GTS Employee Stock Option Plan Trust for the benefit of one or more designated foreign employees, independent contractors or directors. Incentive stock options are non-transferable except at death.

     Payment for shares purchased under options granted pursuant to the Amended 1992 Stock Option Plan may be made either in cash or by exchanging shares of Common Stock of GTS (which shares have been held by the optionee for at least six months) with a fair market value of up to the total option exercise price and cash for any difference. Options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker-dealer as agent for the optionee, provided that the broker-dealer tenders to GTS cash or cash equivalents equal to the option exercise price plus the amount of any taxes that GTS may be required to withhold in connection with the exercise of the option.

     If an optionee's employment or service with GTS or a subsidiary or affiliate terminates by reason of death, retirement or permanent and total disability, his or her vested options may be exercised within one year after such death, retirement or disability, unless otherwise provided with respect to a particular option (but not later than the date the option would otherwise expire). If the optionee's employment or service with GTS or a subsidiary or affiliate terminates for any reason other than death, retirement or disability, options held by such optionee terminate 90 days after such termination, unless otherwise provided with respect to a particular option (but not later than the date the options would otherwise expire), except that options terminate immediately upon termination of an employee or independent contractor for "cause" (as defined), unless the Stock Option Committee determines otherwise. Each option would be exercisable to the extent it had become vested before the termination of employment or service (unless otherwise provided in the option agreement).

     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of GTS, by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend, spin-off or other distribution payable in capital stock, or other increase or decrease in such shares without receipt of consideration by GTS, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the Amended 1992 Stock Option Plan, and in the number, kinds and per share exercise price of shares subject to the unexercised portion of options granted prior to any such change, in order to preserve the value of any granted options. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the per share option price.

     Upon any dissolution or liquidation of GTS, or upon a reorganization, merger or consolidation in which GTS is not the surviving corporation, or upon the sale of substantially all of the assets of GTS to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which GTS is the surviving corporation) approved by the Board of Directors which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of GTS, the Amended 1992 Stock Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the Amended 1992 Stock Option Plan, the assumption of such options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion shall determine.

     The Board of Directors may further amend the Amended 1992 Stock Option Plan with respect to shares of the Common Stock as to which options have not been granted. However, GTS's stockholders must approve any amendment that would (i) change the requirements as to eligibility to receive incentive options; or (ii) increase the maximum number of shares in the aggregate for which incentive options may be granted (except for adjustments upon changes in capitalization); or (iii) otherwise to the extent required by applicable law, rule or regulation.

     The Board of Directors at any time may terminate or suspend the Amended 1992 Stock Option Plan. Unless previously terminated, the Amended 1992 Stock Option Plan will terminate automatically on April 9, 2008. No termination, suspension or amendment of the Amended 1992 Stock Option Plan may, without the consent of the person to whom an option has been granted, adversely affect the rights of the holder of the option.

     No grants of options have been made under the Amended 1992 Stock Option
Plan.

THE GTS 1996 TOP TALENT RETENTION PROGRAM

     GTS implemented the GTS 1996 Top Talent Retention Program (the "Program") which, for 1996 only, alters the terms offered to certain employees under the 1992 Option Plan. Employees who are offered participation in the Program must sign a "retention agreement," the terms of which are described below, in order to receive any 1992 Options during 1996. The Program has been offered to approximately 28 employees, and it provides that any 1992 Options granted to such participants will vest as follows: (i) one-half of any 1992 Option granted under the Program will vest at a rate of 25% per year beginning on the first anniversary of the initial date of grant and (ii) the remaining portion of any 1992 Option granted under the Program will vest one-quarter according to the achievement of performance revenue levels, and one-quarter according to the achievement of price levels of Common Stock, provided that all options will vest on the fifth anniversary of the date of grant regardless of whether such performance revenue and pricing levels are attained.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table provides information on stock option grants to the Named Executive Officers in 1997 under the Stock Option Plan.

                                      NUMBER OF     % OF TOTAL
                                      SECURITIES     OPTIONS
                                      UNDERLYING    GRANTED TO    EXERCISE OR                 GRANT DATE
                                       OPTIONS     EMPLOYEES IN       BASE       EXPIRATION     PRESENT
NAME                                  GRANTED(#)   FISCAL YEAR    PRICE($/SH.)      DATE      VALUE($)(2)
----                                  ----------   ------------   ------------   ----------   -----------
Gerald W. Thames....................    88,695(1)      4.11          $13.33       02-03-07     $597,000
                                        52,500(1)      2.43           15.67       10-10-07      415,300
Bruno d'Avanzo......................    66,975(1)      3.11           13.33       02-03-07      450,700
                                        37,500(1)      1.74           15.67       10-10-07      296,600
Jan Loeber..........................        --           --              --             --           --
Raymond I. Marks....................    27,750(1)      1.29           13.33       02-03-07      186,800
Louis T. Toth.......................    22,500(1)      1.04           13.33       02-03-07      151,400
                                        22,500(1)      1.04           15.67       10-10-07      178,000

---------------

(1) Each option vests one-fourth on each of the first four anniversaries of the date of grant.

(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.50, risk-free interest rate of 5.79% and expected life of five years.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information on the number of options under the Stock Option Plan held by the Named Executive Officers at December 31, 1997, and the value of all unexercised options held by such persons as of that date.

                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                   OPTIONS AT FY-END(#)(1)          AT FY-END($)(2)
NAME                                              EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                                              -------------------------    -------------------------
Gerald W. Thames................................      676,562/327,133            $7,539,655/$1,321,913
Bruno d'Avanzo..................................       27,675/159,825               64,676/285,874
Jan Loeber......................................             --                           --
Raymond I. Marks................................      246,937/121,313              2,671,519/675,211
Louis T. Toth...................................       256,537/97,613              3,090,927/355,013

---------------

(1) No options were exercised during the year ended December 31, 1997.

(2) Based on $15.67 per share value of Common Stock as of December 31, 1997 less the exercise price.

       OPTION GRANTS IN THE LAST FISCAL YEAR -- HER STOCK OPTION PLAN(1)

     The following table provides information on stock option grants to one of the Named Executive Officers, Jan Loeber, in 1997 under the HER Stock Option Plan. As of December 31, 1997, Mr. Loeber was not granted in 1997, and does not hold, any options to purchase Common Stock.

                                                        % OF
                                                        TOTAL
                                                       OPTIONS
                                         NUMBER OF     GRANTED
                                         SECURITIES      TO
                                         UNDERLYING   EMPLOYEES   EXERCISE OR                 GRANT DATE
                                          OPTIONS     IN FISCAL       BASE       EXPIRATION     PRESENT
NAME                                     GRANTED(#)     YEAR      PRICE($/SH.)      DATE      VALUE($)(2)
----                                     ----------   ---------   ------------   ----------   -----------
Jan Loeber.............................    4,812        47.3         $83.12         2006      $2,234,019

---------------

(1) Each stock option vests one-third on each of the first three anniversaries of the date of grant. During the fourth quarter of 1997, HER established the HER Stock Option Plan to replace the GTS-Hermes Stock Option Plan. The options outstanding under the GTS-Hermes Plan were cancelled and replaced by options under the HER Stock Option Plan.

(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.50, risk-free interest rate of 5.79% and expected life of five years.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES -- HER STOCK OPTION PLAN

     The following table provides information on the number of options held by Mr. Loeber under the HER Stock Option Plan at December 31, 1997, and the value of all unexercised options held by Mr. Loeber as of that date.

                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                    OPTIONS AT FY-END(#)             AT FY-END($)(1)
NAME                                            EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE(2)
----                                            ----------------------------   ----------------------------
Jan Loeber....................................          3,208/1,604                $1,417,551/$708,775

---------------

(1) No options were exercised during the year ended December 31, 1997.

(2) Based on $525.00 per share value of common stock as of December 31, 1997 less the exercise price.

HER STOCK OPTION PLAN

     In the fourth quarter of 1997, HER established a stock option plan (the "New Plan") to replace the GTS-Hermes Plan for the purpose of incentivizing HER key employees. The aggregate number of shares of HER stock subject to the New Plan is approximately 13% of the total shares of HER stock issued and outstanding including options. During 1997, HER issued 10,166 options in replacement of those outstanding under a stock option plan maintained by HER's parent, GTS-Hermes, Inc., a wholly owned subsidiary of the Company, as well as additional options to certain employees. The issuance of these options resulted in a non-cash charge of $3.7 million of which $2.6 million was recorded during the fourth quarter of 1997 and the remaining $1.1 million will be recognized principally ratably over fiscal 1998. The GTS-Hermes Plan is intended to be terminated. The Company is considering whether to eliminate, and alternative ways of eliminating, share option plans in subsidiaries, such as the HER Stock Option Plan. The Company may eliminate such Plans in the future while incorporating such beneficiaries into the Company's Employee Stock Option Plan or providing them with alternative equivalent value.

EMPLOYMENT AGREEMENTS

     GTS has executed employment agreements (together, the "Employment Agreements") with all the Named Executive Officers. The agreements with Messrs. Thames, and Marks include a three-year term of employment commencing on February 1, 1997 and April 1, 1996, respectively. Mr. D'Avanzo's employment agreement has a three-year term commencing on March 1, 1997. The agreements with Mr. Toth and Mr. Loeber include a two-year term of employment commencing on April 1, 1996 and January 3, 1995, respectively. All the Employment Agreements, except for Mr. Thames' and Mr. D'Avanzo's agreements, provide for the automatic renewal of the term for additional one-year periods after the initial term unless written notice of intent to terminate is provided by either party within a stated period of between 120 days and six months prior to the renewal date. Mr. Thames' agreement provides for an automatic renewal each year for a new three-year period. Mr. D'Avanzo's agreement terminates on March 1, 2000, unless either GTS or Mr. D'Avanzo requests an extension 180 days prior to such termination and the parties agree upon an extension. The salary of each Named Executive Officer is reviewed yearly and may be increased at the sole discretion of the Board of Directors. In addition to salary, each Named Executive Officer is eligible for a performance-based annual bonus, to participate in the Stock Option Plan (with the exception of Mr. Loeber whose employment agreement provides him with an option grant under the HER Stock Option Plan), to receive standard health and insurance benefits that are provided to executives of GTS, to receive certain other fringe benefits and to be reimbursed for all reasonable expenditures incurred in the execution of each Named Executive Officer's respective duties. In addition, Mr. Loeber's employment agreement provides him with 30,000 shares of restricted stock that vest in an amount of one-third each year for three years beginning on January 2, 1997.

     The Employment Agreements provide for severance payments in the event of
(a) termination without cause, as defined, or (b) resignation for good reason, as defined, following a change of control event, as defined. Mr. Thames would be eligible for severance payments of base salary for the greater of 24 months or the remaining term of his agreement. Severance arrangements with other named officers are for a period of six to eighteen months of base salary. If the Named Executive Officer is terminated for cause or if he voluntarily terminates his employment other than for good reason after a change of control event, he shall not be entitled to any salary, bonus or severance payments (other than accrued salary).

     Each Employment Agreement includes noncompetition and nonsolicitation clauses that are effective during the term of employment and for a period of from four months to one year thereafter. In addition, the Employment Agreements include an unlimited covenant of confidentiality and nondisclosure. Any dispute arising under an employment agreement must be resolved through arbitration, except that each agreement also provides for specific performance and for a court injunction in the event of a breach by the Named Executive Officer.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Alan B. Slifka, the Chairman of the Board of Directors, owns an interest in an office building in New York in which GTS leased office space until the corporate headquarters were moved to McLean, Virginia on March 1, 1995. Until April 1, 1998, GTS retained a small office space in New York City that it leased from Mr. Slifka on a monthly basis, and the annual expense for 1997 was $30,690. Mr. Slifka also has a consulting agreement with GTS pursuant to which he is paid consulting fees of $100,000 per year.

     Halcyon/Alan B. Slifka Management Company LLC (formerly Alan B. Slifka and Company), a company principally owned by Mr. Slifka, holds 225,000 stock options to purchase Common Stock that were granted in 1991 pursuant to a stock option agreement that is not subject to any stock option plan. The options have an exercise price of $0.533 per share and are fully vested. Any of the stock options that remain unexercised after November 30, 2001 shall lapse and become void. Generally, in the event that Mr. Slifka ceases to be an employee or nonemployee director of GTS, any of such unexercised stock options shall lapse thirty days after such termination. The shares of Common Stock underlying such options have been registered under a registration statement that has been declared effective by the Commission.

     In addition, Joel Schatz, a director of GTS, and Ms. Sandler, the wife of Morris A. Sandler, a former director of GTS were granted in 1991 stock options to purchase Common Stock pursuant to stock option agreements that are not subject to any stock option plan. Mr. Schatz holds 50,250 of such stock options to purchase Common Stock with an exercise price of $0.533 per share. Mr. Schatz's options are fully vested and any unexercised options he holds after November 4, 2001 shall lapse and become void. Generally, in the event that Mr. Schatz ceases to be an employee or nonemployee director of GTS any of his unexercised stock options shall lapse thirty days after such termination. The stock options held by the spouse of Mr. Sandler were granted to Mr. Sandler in November 1991 and, with the approval of the Board, were immediately assigned to his spouse, whom the stand-alone stock option agreement names as the optionee. Pursuant to such stock option agreement, the spouse of Mr. Sandler was granted 225,000 stock options to purchase Common Stock at an exercise price of $.533 per share. The options are fully vested and any unexercised options held after November 4, 2001 shall lapse and become void. Generally, in the event that Mr. Sandler ceases to be an employee or nonemployee director of GTS, any of such unexercised stock options shall lapse thirty days after such termination. The shares of Common Stock underlying such options have been registered under a registration statement that has been declared effective by the Commission.

     Bernard McFadden, Director, has a consulting agreement with GTS pursuant to which he is paid $100,000 in consulting fees each year.

     In August and September 1997, the Soros Associates and Mr. Slifka purchased 319,149 and 57,015 shares of Common Stock, respectively, at a price of $15.67 per share in the Company's private stock offering. In addition, affiliates of Mr. Slifka purchased $2.9 million of Convertible Bonds in September 1997. Pursuant to the terms of the indenture related to the Convertible Bonds, the Convertible Bonds will be convertible into such shares of Common Stock as is equal to the principal amount of such Convertible Bonds divided by the applicable conversion price, which conversion price shall be equal to the public offering price of the Common Stock in the July 1998 Offerings. See "Principal GTS Stockholders."

     The Soros Associates purchased $40 million of notes from GTS in 1996, which notes bore interest at 10% per annum, in partial consideration of which (i) W. James Peet was appointed to the Board of Directors and (ii) the affiliates received warrants to purchase 4,444,443 shares of Common Stock. Together with their prior equity interests in GTS, these affiliates currently hold, on a fully diluted basis (excluding shares underlying stock options), approximately 14% of the Company's Common Stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share as the outstanding debt had not been repaid prior to December 31, 1996. In February 1998, the Company repaid the $40 million of notes, plus accrued interest, using part of the proceeds of an offering of senior notes and the IPO completed at that time. In addition, these affiliates collect a monitoring fee of $40,000 per month. Under certain agreements, these affiliates have the right to co-invest with GTS in all of its new ventures throughout Asia, excluding countries in the former Soviet Union, and pursuant to this right, one of these affiliates holds a 25% interest in GTS China Investments LLC. See "Business -- Asia."

     The Company has filed the shelf registration statement of which this Prospectus is a part covering all of the Affiliate Shares owned by the affiliates of Mr. Slifka and the Soros Associates that were not sold in the Stock Offerings in consideration of such shareholders' undertaking to be bound by the Restrictions. It is the Company's belief, after consultation with its financial advisors, that this agreement relating to the Affiliate Shares will contribute toward assuring the market of an orderly manner for such Affiliate Shares to be sold over a period of time. Under the Restrictions, holders of Affiliate Shares will be prevented from selling any such shares during the first six months after the closing date of the Offerings and will be able to sell (i) 50% of such shares after the six month anniversary of the closing date of the Offerings, (ii) 75% of such shares after the nine month anniversary of the closing date of the Offerings and (iii) 100% of such shares after the twelve month anniversary of the closing date of the Offerings. In connection with this agreement, the Company also has agreed to permit certain of the Soros Associates to resell, immediately after the closing date of the Stock Offerings, up to 100,000 of any shares that they are unable to resell in the Stock Offering as a result of any cut-back that may be imposed by the underwriters (subject to a waiver by the underwriters in the Company's IPO of the lockup agreement entered into by such affiliates to the extent of such 100,000 shares). Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon advance notice to the Company, withdraw some or all of their shares of Common Stock from registration under the shelf registration statement and from the Restrictions. The number of shares of Common Stock subject to this withdrawal may not exceed the total of 726,953 shares of Common Stock minus the number of shares sold by such limited partners in the Stock Offerings.

     Affiliates of Capital Research International purchased $30 million of notes from GTS in 1996, which notes bore interest at 10% per annum, in partial consideration of which it received warrants to purchase 3,333,333 shares of Common Stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share as the outstanding debt had not been repaid prior to December 31, 1996. In February 1998, the Company repaid the $30 million of notes, plus accrued interest, using part of the proceeds of an offering of senior notes and IPO completed at that time. Affiliates of Capital Research International exercised their warrants on June 3, 1998 under a cashless exercise procedure and received approximately 2.5 million shares in accordance therewith.

     Jean Salmona, a director of GTS, is the former Chairman and Chief Executive Officer of CESIA. CESIA also provides consultancy services for CDI and for HER. The Company paid $37,500 in 1997 to CESIA for consulting services related to CDI. In addition, HER paid $405,893 in 1997 to CESIA for consulting services. Further, the Company paid $5,843 to CESIA in 1997, pursuant to the purchase agreement with CESIA related to the CDI business.

     Pursuant to a 1995 purchase agreement, the Company received its interest in GTS-Vox Limited, the intermediate holding company of TCM, in exchange for a note in the principal amount of $693,380 issued to the sellers and certain additional consideration to its partners payable in the form of either cash or Common Stock based upon its financial performance. The Company paid the note in 1996. On January 17, 1997, the agreement was amended such that the consideration would only be in the form of the issuance of Common Stock and as such, GTS is obligated under these arrangements to issue up to a maximum of 1,121,640 shares of Common Stock. In the first quarter of 1997, pursuant to this agreement the Company issued 504,600 common shares, which was valued at the Company's current fair market value of $13.33 per share. In addition, the Company was credited 37,480 shares of Common Stock under the amended agreement, for purposes of applying against the 1,121,640 maximum number of shares of Common Stock, for the Company's payment of its note to the sellers in 1996. In April 1998, pursuant to this agreement, the Company issued 336,630 shares of common stock, which was valued at the Company's current fair market value of $40.25 per share. Common Stock issued pursuant to the agreement must be held for a minimum holding period. In certain circumstances, if GTS's partners are unable to sell their shares of Common Stock, GTS is obligated to assist in locating a purchaser for the Common Stock, and, if unable to do so, to repurchase these shares. GTS's repurchase obligations are at the following prices: (i) if shares of Common Stock are then being publicly traded, at the average trading price of such shares for the 10 trading days preceding such repurchase or (ii) if shares of Common Stock are not then publicly traded, at the price shares of Common Stock were most recently offered to individual investors in a private placement, or, if no such private placement has occurred within the three months preceding the repurchase of such shares, at a price determined by an independent financial institution to be agreed upon by GTS and the seller. As a result of their receipt of shares of Common Stock in 1997, the sellers became shareholders of GTS. Subsequent to June 30, 1998, the Company purchased the remaining 47.36% interest in GTS-Vox Limited for $40.0 million, which will be paid in installments. In connection with this buyout, the Company will be accelerating the issuance of the remaining shares under the 1995 purchase agreement to the former GTS-Vox Limited partners.

     Affiliates of Baring International Investment Management Limited ("Barings"), which affiliates consist primarily of investment funds and trusts, are shareholders of the Company. In April 1996, GTS entered into an agreement with First NIS Regional Fund SICAF, an affiliate of Barings, to organize GTS Ukrainian TeleSystems, L.L.C. (the "LLC"), a Delaware limited liability company 60% owned by GTS, which in turn entered into a stock purchase agreement to acquire 49% of all the ownership interests in Golden Telecom, a Ukrainian limited liability company. See "Business -- Russia and the CIS." Such acquisition closed in May 1996. By contractual arrangement, Barings designates one member of the board of directors of Golden Telecom. Barings funded $4.5 million to be applied towards the LLC's purchase of the interest in Golden Telecom and for the LLC's $1.5 million contribution to the registered capital of Golden Telecom. Prior to March 1, 1999, Barings may exercise an option (the "Initial Option") to convert its initial investment into 438,311 shares of Common Stock at an exercise price of $10.27. In June 1997 the agreement was amended, such that Barings funded an additional $4.1 million to be applied toward Golden Telecom's capital expenditure and operating capital requirements. On September 30, 2000, Barings may exercise an option (the "2000 Option") to convert such additional investment into 275,000 shares of Common Stock at an exercise price of $15.00. In connection with the restructuring of Golden Telecom, which has been completed, the agreement was further amended in June 1998 to restructure the capital and ownership of the LLC. See
"Business -- Russia and the CIS -- GTS Cellular -- Golden Telecom." Pursuant to such amendment Barings exercised the Initial Option and the 2000 Option (the exercisability of which was accelerated by the Company) and received 713,311 shares of Common Stock and made an additional investment of $5.75 million to be applied toward Golden Telecom's capital expenditure and operating capital requirements. Barings has no put right in connection with such additional investment. As a result of the June 1998 amendment, GTS increased its ownership interest in the LLC to 75% and in Golden Telecom to approximately 57%.

     On March 26, 1998, Gerald W. Thames, the Company's Vice Chairman, President and Chief Executive Officer, exercised non-qualified options to purchase 487,500 shares of Common Stock at an exercise price of $2.75 per share. Mr. Thames borrowed funds from a brokerage firm in order to pay the exercise price and the tax liabilities resulting from such exercise (the "Margin Loan"). The shares of Common Stock resulting from such exercise served as collateral for the Margin Loan. Subsequently, the market price of the Common Stock declined and consequently the brokerage firm required Mr. Thames to reduce the size of the Margin Loan or increase the collateral securing the Margin Loan. Mr. Thames was unable to sell any of the shares of Common Stock collateralizing the Margin Loan (and thereby reduce the Margin Loan) because of lock-up arrangements with the underwriters of the Stock Offerings. As a result, the Company loaned Mr. Thames $3.5 million in September and October 1998, so he could use the proceeds of such loans to repay a corresponding portion of the Margin Loan. These loans from the Company bear interest at a rate of 7% per annum and mature on February 3, 1999. The Company has agreed to lend Mr. Thames up to an aggregate of $4 million to meet additional margin calls on his Margin Loan. Mr. Thames contemplates that he will enter into a separate loan agreement with a commercial bank to repay the loans from the Company and to meet any subsequent margin calls in connection with the Margin Loan. The Company has agreed to guarantee Mr. Thames' obligations under such bank loan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding ownership of the Common Stock and rights to acquire Common Stock by (i) stockholders that manage or own, either beneficially or of record, five percent or more of the Common Stock of the Company and (ii) each of the Selling Stockholders under this Prospectus. For the purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                     SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                      PRIOR TO SHELF OFFERING                     AFTER THE SHELF OFFERING
                                    ---------------------------    NUMBER OF     --------------------------
                                     NUMBER OF                    SHARES BEING    NUMBER OF
NAME OF BENEFICIAL OWNER            SHARES(1)(2)     PERCENT(1)     OFFERED        SHARES        PERCENT
------------------------            ------------     ----------   ------------   -----------   ------------
George Soros Associates...........   8,099,047(3)      11.93        8,099,047             0           0
  c/o Soros Fund Management
  888 Seventh Avenue, 31st Floor
  New York, NY 10106
Mutuelles AXA/AXA-UAP/............   7,989,930(4)      11.58                0     7,989,930       13.21
  The Equitable Companies
     Incorporated
  9 Place Vendome
  75001 Paris France
Fidelity Management and Research
  Corporation.....................   7,145,670(5)      10.35                0     7,145,670       11.81
  82 Devonshire Street
  Boston, MA 02109
Fidelity International Limited....      23,640(6)       *                   0        23,640       *
  P.O. Box H.M. 670
  Hamilton, Bermuda
Alan B. Slifka and affiliates.....   3,752,112(7)       5.44        3,752,112             0           0
  c/o Halcyon/Alan B. Slifka
     Management Company, LLC
  477 Madison Avenue, 8th Floor
  New York, NY 10022
Winston Partners II LDC...........     760,764(8)       1.17          760,764             0           0
  c/o Curacao Corporation Company
     N.V.
  Kaya Flamboyan 9
  Willemstad, Curacao
  Netherlands Antilles
Winston Partners II LLC...........     378,882(9)       *             378,882             0           0
  c/o Chatterjee Advisers L.L.C.
  c/o The Chatterjee Group
  888 Seventh Avenue, 30th Floor
  New York, New York 10106
Chatterjee Fund Management........     555,555(10)      *             555,555             0           0
  888 Seventh Avenue, 30th Floor
  New York, New York 10106
Jacqueline Slifka.................      12,000          *              12,000             0           0
Barbara J. Slifka.................     116,877          *             116,877             0           0
Miriam Alford.....................      21,428          *              21,428             0           0

                                     SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                      PRIOR TO SHELF OFFERING                     AFTER THE SHELF OFFERING
                                    ---------------------------    NUMBER OF     --------------------------
                                     NUMBER OF                    SHARES BEING    NUMBER OF
NAME OF BENEFICIAL OWNER            SHARES(1)(2)     PERCENT(1)     OFFERED        SHARES        PERCENT
------------------------            ------------     ----------   ------------   -----------   ------------
Gray Capital Corp. ...............      27,043          *              27,043             0           0
Carolyn Chaliff & Carl T. Wolff...       4,023          *               4,023             0           0
Molly and Merwin Bayer............       3,277          *               3,277             0           0
Ronald Claman.....................       1,596          *               1,596             0           0
Monica Saurma.....................      25,868          *              25,868             0           0
Donald Zucker.....................      44,130          *              44,130             0           0
Janice Bayer......................       3,750          *               3,750             0           0
Riane Gruss.......................      11,033          *              11,033             0           0
James and Shira Levin.............       2,038          *               2,038             0           0
Barbaralee
  Diamondstein-Spielvogel.........       5,013          *               5,013             0           0
David Dove........................       7,500          *               7,500             0           0
Susan Ginsberg....................       1,803          *               1,803             0           0
Myron Simon.......................       5,214          *               5,214             0           0
Stephen K. Rush...................         150          *                 150             0           0
Philip Rush.......................         150          *                 150             0           0
Ruth Shuman.......................      15,000          *              15,000             0           0
David Jaffee......................       8,325          *               8,325             0           0
Elliot Jaffee.....................      22,200          *              22,200             0           0
Jaffee Family Limited
  Partnership.....................      24,975          *              24,975             0           0

---------------

  *  Less than 1%

 (1) The percentage of ownership is based upon 69,022,158 shares of Common Stock. This amount represents Common Stock outstanding at 12/31/98 of 64,577,715 and 4,444,443 shares of Common Stock that is subject to exercise of warrants in Common Stock. Excluded from the calculation are: 5,195,063 shares of Common Stock issued under the Company's option plans and an additional 163,795 shares of Common Stock that will be issued in exchange for NetSource shares that will be tendered in connection with such acquisition. Subject to NetSource meeting certain performance targets during the first two quarters of 1999) an additional 1.4 million shares of common stock may be issued. See "Shares Eligible for Future Sale."

 (2) Includes shares of Common Stock issuable upon the exercise of stock options and stock warrants within 60 days of December 31, 1998.

 (3) Comprised of 3,074,199 shares of Common Stock held by the Soros Foundation-Hungary; 656,849 shares of Common Stock held by the Soros Charitable Foundation; 37,718 shares of Common Stock held by Soros Humanitarian Foundation and 996,948 shares and warrants to purchase 3,333,333 shares of Common Stock held by The Open Society Institute. The inclusion of such shares shall not be deemed an admission that Mr. George Soros is the beneficial owner of such shares. Information in the above entry excludes 26,000 and 8,000 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin and W. James Peet, respectively, over which the George Soros Associates disclaim ownership. See "Shares Eligible for Future Sale."

 (4) Ownership information, that represents holdings of several separately managed funds, is based on a Schedule 13G dated December 10, 1998, a copy of which was furnished to the Company. Number of shares as to which such holder has: sole voting power -- 2,329,558 shares; shared voting power -- 5,651,676 shares; sole dispositive power -- 7,981,705 shares; and shared dispositive power --

8,225 shares. The shareholding disclosed includes 1,774,405 shares receivable upon conversion of convertible bonds.

 (5) Ownership information, that represents holdings of several separately managed funds, is based on a Schedule 13F-E dated as of September 30, 1998 that was filed with the SEC on November 6, 1998.

 (6) Ownership information is based on a Schedule 13F-E dated as of September 30, 1998 that was filed with the SEC on November 3, 1998.

 (7) Includes 2,530,562 shares of Common Stock owned by Mr. Slifka, 644,072 shares of Common Stock held in various trusts, options to purchase 8,000 shares of Common Stock owned by Mr. Slifka, 214,478 shares of Common Stock held by various Halcyon partnerships which are managed by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), 130,000 shares of Common Stock issuable upon the conversion of Convertible Bonds held by various Halcyon partnerships which are managed by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), and options to purchase 225,000 shares of Common Stock held by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership). The Company has filed a shelf registration statement covering such shares not previously registered by the Company.

 (8) Comprised of 390,393 shares of Common Stock and warrants to purchase 370,371 shares of Common Stock. Information in the above entry excludes 26,000 and 8,000 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin and W. James Peet, respectively, over which Winston Partners II LDC disclaims ownership. The Company has filed a shelf registration statement covering such shares of which this prospectus is a part. See "Shares Eligible for Future Sale."

 (9) Comprised of 193,698 shares of Common Stock and warrants to purchase 185,184 shares of Common Stock. Information in the above entry excludes 26,000 and 8,000 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin and W. James Peet, respectively, over which Winston Partners II LLC disclaims ownership. The Company has filed a shelf registration statement covering such shares of which this prospectus is a part. See "Shares Eligible for Future Sale."

(10) Comprised of warrants to purchase 555,555 shares of Common Stock. Information in the above entry excludes 26,000 and 8,000 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin and W. James Peet, respectively, over which Chatterjee Fund Management disclaims ownership. The Company has filed a shelf registration statement covering such shares of which this prospectus is a part. See "Shares Eligible for Future Sale."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES DUE 2005

     Concurrently with the IPO, GTS offered $105 million of 9 7/8% Notes. The
9 7/8% Notes were issued pursuant to an indenture between GTS and The Bank of New York as trustee, dated February 10, 1998. The 9 7/8% Notes mature in 2005 and bear interest, payable semi-annually, at 9 7/8% per annum. The indenture governing the 9 7/8% Notes does not provide for a sinking fund. The 9 7/8% Notes are subject to redemption at any time on or after February 15, 2002, at the option of GTS, in whole or in part, at declining redemption prices set forth in the indenture governing the 9 7/8% Notes. Notwithstanding the foregoing, during the first three years after the date of the indenture governing the 9 7/8% Notes, GTS will be permitted to redeem up to 33 1/3% of the aggregate principal amount of the 9 7/8% Notes with the net proceeds of any public equity offerings or strategic equity investments (as such terms are defined in the indenture governing the 9 7/8% Notes) at 109.875% of the principal amount thereof. GTS placed net proceeds of US$19.6 million from the offering of the 9 7/8% Notes representing funds that, together with the proceeds from the investment thereof, are sufficient to pay the first four scheduled interest payments (but not additional interest) on the 9 7/8% Notes, into an escrow account to be held by The Bank of New York as trustee for the benefit of the holders of the 9 7/8% Notes. GTS granted to the Trustee for the benefit of the holders of the 9 7/8% Notes, a first priority and exclusive security interest in the escrow account and the proceeds thereof. Funds will be disbursed from the escrow account for interest payments (but not additional interest) on the 9 7/8% Notes. Pending such disbursement, all funds contained in the escrow account are invested in cash equivalents.

     Upon a change of control (as defined in the related indenture) of GTS, or in the event of asset sales (as defined in the related indenture) in certain circumstances, GTS is required by the terms of the indenture to make an offer to purchase the outstanding 9 7/8% Notes at a purchase price equal to 101% and 100%, respectively, of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.

     The indebtedness of GTS evidenced by the 9 7/8% Notes ranks pari passu in right of payment with all other existing and future unsubordinated indebtedness of GTS and senior in right of payment to all existing and future obligations of GTS expressly subordinated in right of payment to the 9 7/8% Notes. The indenture governing the 9 7/8% Notes contains a number of covenants restricting the operations of GTS and its restricted group members (as defined in the indenture governing the 9 7/8% Notes), including those restricting: the incurrence of indebtedness; the making of restricted payments unless no default or event of default exists, its leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed the basket (as defined in the indenture governing the 9 7/8% Notes); transactions with stockholders and affiliates; the incurrence of liens; sale-leaseback transactions; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; consolidation, merger or sale of substantially all of GTS' assets; and requiring the purchase of 9 7/8% Notes, at the option of the holder, upon the occurrence of a change of control and certain asset sales.

     The events of default under the indenture governing the 9 7/8% Notes include provisions that are typical of senior debt financings, including a cross-acceleration to a default by GTS or any restricted group member on any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding 9 7/8% Notes may immediately accelerate the maturity of all the Notes as provided in the related indenture.

THE CONVERTIBLE BONDS

     In July, 1997, GTS issued $144.8 million principal amount of Senior Subordinated Convertible Bonds. The Convertible Bonds were initially issued under an indenture dated as of July 14, 1997 between GTS, The Bank of New York, as trustee, registrar and paying, conversion and transfer agent. The Convertible Bonds mature on June 30, 2000. At September 30, 1998, US$119.4 million aggregate principal amount of the

Convertible Bonds was outstanding. An aggregate principal amount of US$25.4 million had been converted at that date into Common Stock. The conversion price of the Convertible Bonds is US$20 per share.

     The Convertible Bonds bear interest payable at the rate of 8.75% per annum from and including the date of their issuance. Interest is payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 1998. The Convertible Bonds are redeemable at the option of GTS, in whole but not in part on or after the second anniversary of a complying public equity offering (as defined in the indenture governing the Convertible Bonds), at the principal amount thereof plus accrued interest to the redemption date. The IPO in February 1998 constituted a complying public equity offering.

     Upon the occurrence of a change of control (as defined in the indenture governing the Convertible Bonds), GTS will be obligated to make an offer to purchase all of the outstanding Convertible Bonds at a purchase price equal to 113.5%, (if the date of such purchase occurs after June 30, 1998 but on or before June 30, 1999) or 121.0%, (if the date of such purchase occurs after June 30, 1999), as applicable, of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

DEBENTURES DUE 2010

     On July 8 and July 22, 1998, GTS issued approximately US$466.9 million of Debentures. The Debentures will mature on July 1, 2010 and are unsecured senior subordinated obligations of GTS. In the event of a change of control of GTS, holders of the Debentures will have the right to require GTS to purchase such holder's Debentures at a price equal to 100% of the principal amount plus accrued interest. The Debentures will bear interest payable semiannually at a rate of 5 3/4% per annum.

     Each Debenture will be convertible into such number of shares of Common Stock as is equal to the principal amount of such Debenture divided by US$55.05.

     GTS, at its option, may elect to redeem all or a portion of the Debentures commencing on July 1, 2001, at redemption prices beginning at 104.025% of principal amount for the twelve-month period commencing July 1, 2001 declining to par at July 1, 2008 and thereafter.

HER NOTES

     HER sold US$265 million aggregate principal amount of HER Notes in August 1997. The HER Notes have a ten year maturity and are unsecured, senior obligations of HER. HER placed approximately $56.6 million of the net proceeds in escrow for the first two years' interest payments on the HER Notes. The HER Notes were issued pursuant to an indenture containing certain covenants for the benefit of the holders of HER Notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, assets sales and mergers. The HER Notes are redeemable in whole or part, at the option of HER at any time on or after August 15, 2002 at a price ranging from 105.75% to 100.0% of the principal amount.

     A portion of the HER Notes are also redeemable at any time or from time to time prior to August 15, 2000 at a redemption price equal to 111.5% of the principal amount of the HER Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to HER of at least US$75 million. In the event of a change of control of HER, holders of the HER Notes have the right to require HER to purchase such holder's HER Notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

NEW HER NOTES

     On December 21, 1998, HER sold US$200 million aggregate principal amount of US dollar New HER Notes and Euro 85 million aggregate principal amount of Euro New HER Notes. This transaction will close in early January 1999. The US dollar New HER Notes have a ten year maturity, and the Euro New HER Notes have seven year maturity. The New HER Notes are unsecured, senior obligations of HER. The New HER Notes will be issued pursuant to two indentures substantially similar to the indenture governing the HER

Notes. The US dollar New HER Notes are redeemable in whole or in part, at the option of HER at any time on or after January 15, 2004 at a price ranging from 105.188% to 100.0% of the principal amount. The Euro New HER Notes are redeemable in whole or in part, at the option of HER at any time on or after January 15, 2003 at a price ranging from 105.188% to 100.0% of the principal amount.

     A portion of the New HER Notes are also redeemable at any time prior to or from time to time prior to January 15, 2002 at a redemption price equal to 110.375% of the principal amount of the New HER Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to HER of at least US$75 million, provided, however, that following such redemption at least two-thirds of the principal amount of each of the original US dollar New HER Notes and Euro New HER Notes remain outstanding. In the event of a change of control of HER or GTS, holders of the New HER Notes have the right to require HER to purchase such holder's New HER Notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

EQUIPMENT FINANCING

     In connection with the purchase of equipment and services for certain cellular ventures in the CIS region, GTS entered into a credit agreement with a bank providing for up to $30.7 million financing. The facility is guaranteed by the vendor of such equipment and services, and is insured against certain political risks by the Overseas Private Investment Corporation. The loans under the facility bear interest at LIBOR plus 35 basis points, with principal and interest payments due semiannually in June and December of each year through December 15, 2002. At September 30, 1998, an initial US$18.6 million was funded under the facility.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 135,000,000 shares of Common Stock, par value $0.10 per share, of which 64,577,715 shares were issued and outstanding as of December 31, 1998, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), none of which is outstanding. In addition, the Company (i) agreed to issue up to 5,437,500 shares of Common Stock in connection with its acquisition of NetSource (of which 3,873,705 shares of Common Stock were issued as of December 31, 1998 and up to
1.4 million shares may be issued, at the option of the Company, contingent on NetSource achieving certain performance targets in the first two quarters of
1999) and (ii) agreed to issue 15,973,158 shares of Common Stock to holders of Esprit Telecom shares and ADSs, subject to the completion of an exchange offer and other conditions precedent. See "Risk Factors -- Risks Specific to
GTS -- Shares Eligible for Future Sale; Registration Rights; Potential Adverse Impact on Market Price from Sales of Common Stock." The following summary of the rights, privileges, restrictions and conditions of each of the classes of shares issued by the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     Holders of Common Stock are entitled to one vote for one share held of record on all matters upon which shareholders have the right to vote. There are no cumulative voting rights. All issued and outstanding shares of Common Stock are, and the Offered Shares, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." Upon dissolution, holders of Common Stock are entitled to share pro rata in the assets of the Company remaining after payment in full of all of its liabilities and obligations, including payment of the liquidation preference, if any, of any Preferred Stock then outstanding.

PREFERRED STOCK

     The Board of Directors may authorize the issuance of one or more series of Preferred Stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the Board may determine, without further action by the stockholders of the Company.

     The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could, upon conversion or otherwise, enjoy all the rights appurtenant to the Common Stock. As of the date of the July 1998 Offerings, the Company has authorized 200,000 shares of Series A Junior Participating Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"). No other series of Preferred Stock has been authorized. There are no issued and outstanding shares of Series A Preferred Stock and no such shares are being offered hereby. A Right (as defined below) to purchase shares of Series A Preferred Stock, however, is attached to each share of Common Stock pursuant to the Rights Agreement discussed below. The Company has authorized 200,000 shares of Series A Preferred Stock initially for issuance upon exercise of such Rights.

     The Units (as defined herein) of Series A Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company. Each Unit of Series A Preferred Stock will have a minimum preferential quarterly dividend of $.01 per Unit or any higher per share dividend declared on the Common Stock. In the event of liquidation, the holder of a Unit of Series A Preferred Stock will receive a preferred liquidation payment equal to the greater of $.01 per Unit and the per share amount paid in respect of a share of Common Stock.

     Each Unit of Series A Preferred Stock will have one vote, voting together with the Common Stock. The holders of Units of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.

     In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Unit of Series A Preferred Stock will be entitled to receive the per share amount paid in respect of each share of Common Stock. The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Series A Preferred Stock that may be acquired upon the exercise of each Right is expected to approximate the economic value of one share of Common Stock.

PRIOR PURCHASE AGREEMENTS

     The Company and certain investors ("Prior Shareholders") have previously entered into stock purchase agreements on (i) April 23, 1993 (the "1993 Stock Purchase Agreement"), (ii) April 22, 1994 and June 17, 1994 (collectively, the "1994 Stock Purchase Agreements"), (iii) a series of dates in 1995 (the "1995 Stock Purchase Agreements"), (iv) a series of dates in 1996 (the "1996 Stock Purchase Agreements"), (v) a series of dates in 1997 (the "1997 Stock Purchase Agreements" and, together with the 1993 Stock Purchase Agreement, the 1994 Stock Purchase Agreements, the 1995 Stock Purchase Agreements and the 1996 Stock Purchase Agreements, the "Prior Purchase Agreements"). The Prior Purchase Agreements contain, among other things, certain registration and other rights granted by the Company with respect to such Common Stock described below.

     Registration Rights. Pursuant to the terms of the Prior Purchase Agreements, Prior Shareholders holding an aggregate of 29,623,784 shares of Common Stock are entitled to certain demand registration rights with respect to the Common Stock held by them ("Demand Registration Rights") following the consummation of the IPO. In addition to the Demand Registration Rights, Prior Shareholders are, subject to certain limitations, entitled to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities. Holders who purchased pursuant to the 1993 Stock Purchase Agreement may also register their shares of Common Stock in connection with a registered sale of Common Stock by a Major Shareholder (as that term is defined in the 1993 Stock Purchase Agreement). All of the registration rights of the Prior Shareholders are subject to certain conditions and limitations described in the Prior Purchase Agreements.

     Rights of First Refusal and Tag-Along Rights. Under the Prior Purchase Agreements, Prior Shareholders have certain rights of first refusal to purchase pro rata any issue of New Securities (as that term is defined in the Prior Purchase Agreements) which the Company thereafter may from time to time propose to issue and sell, other than in connection with certain types of transactions and to certain types of excluded purchasers. Termination of such rights will occur upon the earlier of the closing of an initial public offering pursuant to an effective registration statement under the Act or, as to any Prior Shareholder, when such Prior Shareholder no longer owns all the shares it originally purchased.

     The Prior Purchase Agreements further provide that, in the case of a sale by the Major Shareholders as a group of all their Major Shareholders' Shares (as those terms are defined in the Prior Purchase Agreements), holders under the Prior Purchase Agreements may elect to participate in that sale as well.

SECTION 145 OF DGCL AND CERTAIN CHARTER PROVISIONS

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Certain provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest, although certain of such provisions in the By-laws are subject to final approval by the Company's Board of Directors. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Risk Factors -- Risks Specific to GTS -- Anti-takeover Provisions."

     Classified Board of Directors and Related Provisions. The Certificate of Incorporation provides that the Board of Directors of the Company be divided into three classes of directors serving staggered three-year terms. The classes of directors (designated Class I, Class II and Class III) shall be, as nearly as possible, equal in number. Accordingly, one-third of the Company's Board of Directors will be elected each year. The terms of the Initial Class I directors terminated at the May 20, 1998 annual meeting of stockholders and such directors were re-elected to a three-year term terminating on the date of the 2001 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The classified board provision may prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual shareholders meeting following the date such party obtains the controlling interest.

     Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Company (other than the Common Stock) then outstanding, directors may only be removed for cause by a majority vote of the holders of capital stock of the Company issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     No Shareholder Action by Written Consent; Special Meetings. The Certificate of Incorporation prohibits shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may take action at an annual or special meeting called in accordance with the By-laws. The Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors. Special meetings may not be called by the shareholders, except as permitted by the Shareholder Rights By-law described below.

     Amendments to the Certificate of Incorporation. The provisions of the Certificate of Incorporation described above may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,
(ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In addition, the Company's Certificate of Incorporation grants the Board of Directors of the Company the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, voting powers, dividend rate, conversion rights, redemption price, liquidation preference and other terms of such preferred stock without any further vote or action by the stockholders. The foregoing provisions of Section 203 of the DGCL and the Company's Certificate of Incorporation, and any issuance of preferred stock with voting or conversion rights, may adversely affect the voting power of the holders of Common Stock and may have the effect of delaying or preventing a change of control of the Company or adversely affect the market price of the Company's Common Stock.

SHAREHOLDER RIGHTS AGREEMENT AND SHAREHOLDER RIGHTS BY-LAW

     Shareholder Rights Plan. The Company has entered into a Rights Agreement (the "Rights Agreement"). In connection with the Rights Agreement, the Board of Directors of the Company declared a distribution of one right (a "Right") for each outstanding share of Common Stock, each share of Common Stock offered hereby and each share of Common Stock issued (including shares distributed from treasury) by the Company thereafter and prior to the Distribution Date (as defined below). Each Right will entitle the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock at a purchase price of $75 per Unit, subject to adjustment.

     Initially, the Rights will attach to all certificates representing shares of outstanding Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and the
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"Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Common Stock and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of Common Stock. The Soros Associates and Alan B. Slifka and his affiliates are excluded from the definition of "Acquiring Person" under the Rights Agreement unless such persons increase the aggregate percentage of their ownership interest in the Company to 20%.

     Until the Distribution Date, (i) the Rights will be evidenced by Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after date of consummation of the July 1998 Offerings (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

     The Rights will not be exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Common Stock shall remain outstanding,
(ii) a Person becomes an Acquiring Persons, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or
(iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization), then, in each such case, each holder of a Right (other than such Acquiring Person) will thereafter have the right to receive, upon exercise, Units of Series A Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Series A Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Company and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than an Acquiring Person) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of the Acquiring Person having a value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of Units of Series A Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,
(ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to the holder of the Series A Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time until ten business days following the Stock Acquisition Date, either (i) 75% of the Company's Board of Directors or (ii) a majority of the Company's Board of Directors and a majority of the Continuing Directors (as defined below), may redeem the Rights in whole, but not in part, at a nominal price. Immediately upon the action of a majority of the Company's Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive such
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

redemption price. As used in the Rights Agreement, a Continuing Director means any person (other than an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such affiliate or associate) who was a director prior to the date of the Rights Agreement and any person (other than an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such affiliate or associate) nominated for selection or elected to the Board of Directors pursuant to the approval of a majority of the Continuing Directors.

     At its option, either (i) 75% of the Company's Board of Directors or (ii) a majority of the Company's Board of Directors and a majority of the Continuing Directors, may exchange each Right for (i) one Unit of Series A Preferred Stock or (ii) such number of Units of Series A Preferred Stock as will equal the spread between the market price of each Unit to be issued and the purchase price of such Unit set forth in the Rights Agreement.

     Any of the provisions of the Rights Agreement may be amended without the approval of either (i) 75% of the Company's Board of Directors or (ii) a majority of the Company's Board of Directors and a majority of Continuing Directors in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     Shareholder Rights By-Law. If a fully financed tender offer is made publicly to purchase all the Company's outstanding shares of Common Stock for cash or Marketable Securities (as defined below) at a price that is at least 40 percent greater than the average closing price of such shares on the principal exchange on which such shares are listed during the 30 days prior to the date on which such offer is first published or sent to security holders (the "Offer Date") and the Board of Directors opposes such offer, the holders of more than 50% of the outstanding shares of Common Stock may, at any time subsequent to the date that is nine calendar months after the Offer Date, call a special meeting of the stockholders, notwithstanding the provisions described in "-- Certain Charter and By-law Provisions -- No Shareholder Action by Written Consent; Special Meetings," at which meeting stockholders may be asked to vote upon a proposal to request that the Board of Directors amend the Rights Agreement to exempt such offer from the terms of the Rights Agreement; provided, however, if prior to the expiration of such nine-month period, the Board of Directors determines that it is in the best interests of the shareholders to undertake efforts to sell the Company, such period shall be extended as long as the Board of Directors continues its efforts to solicit, evaluate and negotiate alternative bids to acquire the Company. If the proposal to amend the Rights Agreement is approved by a vote of 70% of the votes cast for or against such proposal at such meeting of stockholders at which a quorum is present, the Board of Directors shall amend the Rights Agreement to exempt such offer from its terms no later than 60 days after the date of such stockholders' meeting.

     "Marketable Securities" means any securities that are traded on a nationally recognized exchange and, in the opinion of an independent investment bank, provide sufficient value and liquidity so that they would be treated as substantially equivalent to cash consideration.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of December 31, 1998, 64,577,715 shares of Common Stock were outstanding excluding (v) 9,639,506 shares for which outstanding warrants and options are exercisable, (w) 5,880,050 shares into which the Convertible Bonds are convertible, (x) the 8,481,417 shares into which the Debentures are convertible, and (y) 163,795 of additional shares to be issued resulting from the NetSource acquisition. Further, subject to NetSource meeting certain performance targets during the first two quarters of 1999, an additional 1.4 million shares of unregistered Common Stock may be issued.

     Of the 60,495,446 outstanding shares of Common Stock, the 12,765,000 shares registered in the IPO and the 14,506,900 shares registered in the July 1998 Stock Offering will be freely tradable without restriction under the Securities Act. However such shares held by "affiliates" may generally be resold only in compliance with applicable provisions of Rule 144 under the Securities Act, as described below. Of the remainder, approximately 20,000,000 additional shares have been resold or may be resold under Rule 144 without restriction under the Securities Act. An additional approximately 12,762,000 shares have been resold or may be resold under Rule 144 subject to volume and manner limitations. In addition, the 8,481,417 shares into which the Debentures are convertible will be freely tradable without restriction under the Securities Act.

     In addition, GTS has filed and the SEC has declared effective three registration statements. One registration statement covers the resale of the Convertible Bonds and the shares of Common Stock into which the Convertible Bonds are convertible. Two registration statements on Form S-8 cover the resale of shares of Common Stock issued to employees, officers and directors under our employee benefit plans.

     Furthermore, GTS has agreed to file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering all of the shares of Common Stock (and securities convertible into or exercisable for shares of Common Stock) owned by Alan B. Slifka and his affiliates and the Soros Associates that were not sold in the July 1998 Stock Offering (the "Affiliate Shares"). The registration statement of which this prospectus is a part constitutes the Shelf Registration Statement. GTS agreed to file the Shelf Registration Statement in exchange for these shareholders agreeing to certain restrictions on their ability to resell such Affiliate Shares. These restrictions apply for specified periods after closing of the July 1998 Offerings. Under these restrictions, holders of Affiliate Shares cannot, subject to certain exceptions, sell any such shares during the first six months after the closing date of the July 1998 Offerings. They may, however, sell 50% of such shares six months after the closing date of the July 1998 Offerings; 75% of such shares nine months after the closing date of the July 1998 Offerings; and 100% of such shares twelve months after the closing date of the July 1998 Offerings.

     Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon giving us advance notice, withdraw some or all of their shares of Common Stock from registration under the Shelf Registration Statement. By withdrawing their shares, those persons would no longer be bound by the restrictions on sale. The number of shares of Common Stock that such persons may withdraw is capped at 726,953 shares (including up to 1.4 million shares issuable contingent on NetSource achieving certain performance targets during the first two quarters of 1999) of Common Stock minus the number of shares such persons sold in the July 1998 Stock Offering.

     GTS has also agreed to file a shelf registration statement covering all of the shares of Common Stock that may be issued to holders of NetSource stock in connection with the acquisition of NetSource. Up to a total of 5,437,500 shares may be issued by GTS in connection with this acquisition.

     Pursuant to a registration rights agreement between GTS and certain Institutional Securityholders, GTS is required to file a registration statement with the SEC that includes a prospectus which provides for resales by such Institutional Securityholders of the Common Stock received by them in the offer for Esprit Telecom. Approximately 6.2 million shares of Common Stock will be issued to the Institutional Securityholders if the offer for Esprit Telecom is closed. GTS has also agreed to keep such registration statement effective until the earliest of the date on which (i) such Institutional Securityholders are able to sell such Common Stock immediately without restriction pursuant to Rule 144(k) or Rule 145(d) (if applicable) under the Securities Act, or otherwise or, if Rule 144(k) or Rule 145(d) (if applicable) is amended to provide a shorter restricted

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

period, such shorter period, (ii) GTS obtains written confirmation from the Division of Corporate Finance of the SEC recommending that no action be taken by the SEC in connection with the resale of Common Stock by such Institutional Securityholders without regard to volume or other restrictions under the Securities Act upon resale or (iii) all of the Common Stock is resold pursuant to the registration statement subject to certain provisions. The registration rights agreement contains customary indemnification provisions.

     Pursuant to the registration rights agreement with the Institutional Securityholders and in order to allow the acquisition of Esprit Telecom to be accounted for as a "pooling of interests" transaction, the Institutional Securityholders agreed not to (i) sell, transfer or otherwise dispose of, or execute any cashless exercise of stock options or warrants for any nor (ii) enter into any arrangement to reduce such Institutional Securityholder's risk relating to such Institutional Securityholder's Esprit Telecom Securities or any Common Stock to be received by such Institutional Securityholder in connection with the Offer, for a period commencing 30 days before the date that the acquisition of Esprit Telecom is deemed consummated in connection with determining whether such acquisition will receive "pooling of interests" accounting treatment and ending on the date GTS has prepared, published and otherwise publicly disclosed financial reports of GTS, which include a period of at least 30 days of combined operations of GTS and Esprit Telecom.

     GTS cannot predict what effect, if any, that future sales of Common Stock or the availability of Common Stock for sale would have on the market price for Common Stock. Sales of large numbers of shares of Common Stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for Common Stock. See "Description of Capital Stock -- Prior Purchase Agreements -- Registration Rights."

     The Company and its directors, executive officers and certain stockholders have agreed, subject to certain exceptions, not to (i) grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequences of ownership of the Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the Underwriters in the Offerings for a period of 90 days after the date of the consummation of the Stock Offerings.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares of the Company are required to be aggregated) who has been deemed to have owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average weekly trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale. A person (or persons whose shares of the Company are required to be aggregated) who is not deemed an affiliate of an issuer at the time of the sale and for at least three months prior to the sale and who has owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

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

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                            TO NON-U.S. STOCKHOLDERS

     The following is a summary of the principal United States federal income and estate tax considerations with respect to the ownership and disposition of shares of Common Stock by "Non-U.S. Holders." This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as currently in effect and all of which are subject to change, possibly with retroactive effect). This summary does not address all United States federal income and estate tax consequences that may be relevant to a non-U.S. Holder in light of its particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under United States federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain United States expatriates. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation. As used herein, the term "Non-U.S. Holder" means a holder of Common Stock that for U.S. federal income tax purposes is not (i) a citizen or individual resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if both: (A) a court within the United States is able to exercise primary supervision over the administration of the trust and
(B) one or more United States persons have the authority to control all substantial decisions of the trust. EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Dividends that are paid by a U.S. corporation to a Non-U.S. Holder and that are not effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States (or, if one or more of certain tax treaties apply, are attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder) generally are subject to a 30% U.S. withholding tax. An exemption from such withholding exists with respect to dividends paid to Non-U.S. Holders by a U.S. corporation (an "80/20 company") if at least 80% of the gross income derived by such corporation (either directly or through certain of its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code. Under the provisions of the Code applicable to 80/20 companies, the proportion of an 80/20 company's dividends equal to such company's total gross income from foreign sources over its total gross income is exempt from U.S. withholding tax. At present, the Company believes that it qualifies as an 80/20 company. However, the 80% active foreign business income test is applied on a periodic basis, and operations and business plans of the Company may change in subsequent taxable years. Therefore, no assurances can be made regarding the Company's future status as an 80/20 company. If, for any period or periods, the Company fails to satisfy the requirements applicable to an 80/20 company, then, for payments made prior to January 1, 2000, the withholding agent generally would be required to withhold tax from all distributions paid on the Common Stock regardless of the Company's earnings and profits. For payments made after January 1, 2000, a withholding agent may elect not to withhold on a distribution to the extent it is not paid out of current or accumulated earnings and profits, based on the Company's reasonable estimate of the extent to which the distribution will be out of such earnings and profits. Holders could, however, apply for refunds if such Common Stock's share of the Company's earnings and profits is less than the amount of the distributions. Additionally, the rate of withholding may be reduced to the extent provided by a tax treaty between the United States and the country of which the Non-U.S. Holder is a resident for tax purposes.

     In order to claim the benefit of an applicable tax treaty rate, a Non-United States Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under United States Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country

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

are paid to a resident of such country absent knowledge that such presumption is not warranted. However, as of January 1, 2000, a Non-United States Holder seeking a reduced rate of withholding under an income tax treaty generally would be required to provide to the Company a valid Internal Revenue Service Form W-8 certifying that such Non-United States Holder is entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     In the case of dividends that are effectively connected with the Non-United States Holder's conduct of a trade or business with the United States or, if an income tax treaty applies, attributable to a United States permanent establishment of the Non-United States Holder, the Non-United States Holder generally will be subject to regular U.S. income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the Non-United States corporation's "effectively connected earnings and profits," subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-United States Holder in the U.S., (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and either (a) such individuals have a "tax home" (as defined for United States Federal income tax purposes) in the U.S., or (b) the gain is attributable to an office or other fixed place of business maintained by such individuals in the U.S. (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates whose loss of U.S. citizenship has as one of its principal purposes the avoidance of U.S. taxes, or (iv) under certain circumstances if the Company is or has been during certain time periods a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code and, assuming that the Common Stock is regularly traded on an established securities market for tax purposes, the Non-United States Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of the outstanding Common Stock. The Company is not, and does not anticipate becoming, a United States real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under the United States Treasury regulations, the Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required because the dividends were effectively connected with a trade or business in the United States of the Non-United States Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (i) dividends paid to Non-United States Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or
(ii) under current law, dividends paid to a Non-United States Holder at an address outside of the United States. However, as of January 1, 2000, a Non-United States Holder will generally be subject to United States withholding tax at a 31% rate unless certain certification
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

procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds of the disposition of Common Stock to or through the U.S. office of a broker is subject to information reporting unless the disposing holder, under penalty of perjury, certifies its Non-United States status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a Non-United States office of a Non-United Sates broker. However, information reporting requirements (but probably, prior to January 1, 2000, not backup withholding) will apply to a payment of disposition proceeds outside the U.S. if (A) the payment is made through an office outside the U.S. of a broker that is either (i) a U.S. person,
(ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a "controlled foreign corporation" for U.S. Federal income tax purposes, or (iv) effective January 1, 2000, but probably not prior to such date, a foreign broker that is
(1) a foreign partnership, one or more of whose partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and (B) the broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. Federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the U.S. Federal estate tax imposed on the first $60,000 of the taxable estate.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX AND FEDERAL ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX JURISDICTION.

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                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions of commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts commissions, concessions or other compensation received by any such underwriter, broker/dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between such Selling Stockholders and underwriters or dealers who receive fees or commissions in connection therewith. The sale of the Shares may be effected in transactions (which may involve crosses, block transactions and borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales of the common stock) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of the sale,
(ii) in the over-the-counter markets, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) through the writing of options. Shares also may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory) or payable in, such Shares or pursuant to which such Shares may be distributed. At the time a particular offering of the Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of the Shares being offered and the terms of the offering, including the name or names of any underwriter, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. This prospectus also may be used by transferees of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of shares of the common stock.

     To comply with the securities laws of certain jurisdictions, if applicable the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provision may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of such securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Shares will be paid by the Company, including without limitation, Commission filing fees and expense of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders and any underwriters will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders severally against certain civil liabilities including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     We and Esprit Telecom file reports, proxy statements and other information with the Securities and Exchange Commission. In addition, we have filed a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part. All of the references in this Prospectus to contracts, agreements and other documents are summaries of the actual documents which are contained as exhibits in the Registration Statement. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

     You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. GTS Stock and Esprit Telecom ADSs are listed on Nasdaq and EASDAQ and reports and other information concerning us and Esprit Telecom can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500 U.S.A. and the EASDAQ Market Authority, Rue des Colonies 56, Brussels 1000, Belgium.

                                    EXPERTS

     The consolidated financial statements of Global TeleSystems Group, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of EDN Sovintel as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and Registration Statement, have been audited by Ernst & Young (CIS) Ltd., independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Esprit Telecom plc as of September 30, 1998, and for the year ended September 30, 1998, appearing in this prospectus and Registration Statement, have been audited by PricewaterhouseCoopers, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Esprit Telecom plc as of September 30, 1996 and 1997, and for each of the two years in the period ended September 30, 1997 appearing in this prospectus and Registration Statement, have been audited by Price Waterhouse, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of the Plusnet Business as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, appearing in this Prospectus and Registration Statement, have been audited by KPMG, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    INDEX TO
                      FINANCIAL INFORMATION CONCERNING GTS

                                                              PAGE
                                                              ----
YEAR END FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996, and 1997......................   F-4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996, and 1997......................   F-5
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1995, 1996, and 1997..........   F-6
  Notes to Consolidated Financial Statements................   F-7

THIRD QUARTER FINANCIAL STATEMENTS
  Condensed, Consolidated Balance Sheets as of December 31,
     1997 and September 30, 1998............................  F-27
  Condensed, Consolidated Statements of Operations for the
     Three and Nine Months ended September 30, 1997 and
     1998...................................................  F-28
  Condensed, Consolidated Statements of Cash Flows for the
     Three and Nine Months Ended September 30, 1997 and
     1998...................................................  F-29
  Notes to Condensed, Consolidated Financial Statements.....  F-30

                           EDN SOVINTEL

YEAR END FINANCIAL STATEMENTS
  Report of Ernst & Young (CIS) Limited, Independent
     Auditors...............................................  F-36
  Balance Sheets as of December 31, 1997 and 1996...........  F-37
  Statements of Income and Retained Earnings for the years
     ended December 31, 1997, 1996, and 1995................  F-38
  Statements of Cash Flows for the years ended December 31,
     1997, 1996, and 1995...................................  F-39
  Notes to Financial Statements.............................  F-40

THIRD QUARTER FINANCIAL STATEMENTS
  Condensed Balance Sheets as of December 31, 1997 and
     September 30, 1998.....................................  F-49
  Condensed Statements of Operations for the Three and Nine
     Months ended September 30, 1997 and 1998...............  F-50
  Condensed Statements of Cash Flows for the Three and Nine
     Months ended September 30, 1997 and 1998...............  F-51
  Notes to Condensed Financial Statements...................  F-52

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Global TeleSystems Group, Inc.

     We have audited the accompanying consolidated balance sheets of Global TeleSystems Group, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global TeleSystems Group, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

Vienna, Virginia
February 26, 1998, except for
Note 17, as to which the date
is November 12, 1998

                         GLOBAL TELESYSTEMS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
CURRENT ASSETS
  Cash and cash equivalents.................................  $  57,874    $ 318,766
  Accounts receivable, net..................................      8,920       17,079
  Restricted cash...........................................     13,627       30,486
  Prepaid expenses..........................................      2,537       14,101
  Other assets..............................................      2,396        6,707
                                                              ---------    ---------
          TOTAL CURRENT ASSETS..............................     85,354      387,139
Property and equipment, net.................................     35,463      236,897
Investments in and advances to ventures.....................    104,459       76,730
Goodwill and intangible assets, net of accumulated
  amortization of $3,916 and $10,184 at December 31, 1996
  and 1997, respectively....................................      9,548       43,284
Restricted cash.............................................      2,554       36,411
                                                              ---------    ---------
          TOTAL ASSETS......................................  $ 237,378    $ 780,461
                                                              =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................  $  15,211    $  61,984
  Debt maturing within one year.............................     16,261        6,390
  Current portion of capital lease obligations..............         --       21,490
  Related party debt maturing within one year...............      4,947        5,708
  Other current liabilities.................................      2,040        6,301
                                                              ---------    ---------
          TOTAL CURRENT LIABILITIES.........................     38,459      101,873
Long-term debt, less current portion........................      5,260      408,330
Long-term portion of capital lease obligations..............         --      117,645
Related party long-term debt, less current portion..........     59,079       79,796
Taxes and other non-current liabilities.....................     14,664       14,595
                                                              ---------    ---------
          TOTAL LIABILITIES.................................    117,462      722,239
COMMITMENTS AND CONTINGENCIES
  Minority interest.........................................      1,915       18,766
Common stock, subject to repurchase (325,000 shares and
  797,100 shares outstanding at December 31, 1996 and 1997,
  respectively).............................................      4,333       12,489
SHAREHOLDERS' EQUITY
  Preferred stock, $0.0001 par value (10,000,000 shares
     authorized; none issued and outstanding)...............         --           --
  Common stock, $0.10 par value (135,000,000, shares
     authorized; 34,589,106, and 37,606,814 shares issued
     and outstanding, net of 116,639 and 195,528 shares of
     treasury stock at December 31, 1996 and 1997,
     respectively)..........................................      3,459        3,761
  Additional paid-in capital................................    238,268      274,359
  Cumulative translation adjustment.........................     (2,161)      (8,269)
  Accumulated deficit.......................................   (125,898)    (242,884)
                                                              ---------    ---------
          TOTAL SHAREHOLDERS' EQUITY........................    113,668       26,967
                                                              ---------    ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $ 237,378    $ 780,461
                                                              =========    =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               1995          1996          1997
                                                            ----------    ----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES, NET:
  Telecommunication and other services....................   $  5,979      $ 19,210      $  41,300
  Equipment sales.........................................      2,433         4,907          5,798
                                                             --------      --------      ---------
                                                                8,412        24,117         47,098
                                                             --------      --------      ---------
OPERATING COSTS AND EXPENSES
  Cost of revenues:
     Telecommunication and other services.................      8,150        14,741         37,206
     Equipment sales......................................        246         4,200          5,513
  Selling, general and administrative.....................     37,291        47,940         68,425
  Depreciation and amortization...........................      3,491         4,165          6,227
  Non-income taxes........................................        234           850          2,085
                                                             --------      --------      ---------
                                                               49,412        71,896        119,456
  Write-off of venture-related assets.....................         --            --          1,673
  Equity in losses of ventures............................      7,871        10,150         14,599
                                                             --------      --------      ---------
Loss from operations......................................    (48,871)      (57,929)       (88,630)
OTHER INCOME/(EXPENSE):
  Other non-operating income..............................     10,270            --             --
  Interest income.........................................      2,177         3,569         11,361
  Interest expense........................................       (728)      (11,122)       (39,086)
  Foreign currency losses.................................       (685)       (1,176)        (1,826)
                                                             --------      --------      ---------
                                                               11,034        (8,729)       (29,551)
                                                             --------      --------      ---------
Net loss before income taxes and minority interest........    (37,837)      (66,658)      (118,181)
Income taxes..............................................      2,565         1,360          2,482
                                                             --------      --------      ---------
Net loss before minority interest.........................    (40,402)      (68,018)      (120,663)
Minority interest.........................................          2            27          3,677
                                                             --------      --------      ---------
Net loss..................................................   $(40,400)     $(67,991)     $(116,986)
                                                             ========      ========      =========
Net loss per share........................................   $  (1.70)     $  (2.33)     $   (3.26)
                                                             ========      ========      =========
Weighted average common shares outstanding................     23,707        29,157         35,833
                                                             ========      ========      =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1995        1996        1997
                                                            --------    --------    ---------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
  Net loss................................................  $(40,400)   $(67,991)   $(116,986)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN
  OPERATING ACTIVITIES:
  Depreciation and amortization...........................     3,721       7,444       14,843
  Amortization of discount on note payable................        --       3,598        5,023
  Equity in losses of ventures, net of dividends
     received.............................................     7,871      11,123       17,474
  Deferred interest.......................................        --       6,583       12,970
  Write-off of venture related assets.....................        --          --        1,673
  Non-cash compensation...................................        --          --        4,571
  Minority interest.......................................        (2)        (27)      (3,677)
  Other...................................................     2,577       1,342        2,985
  Changes in assets and liabilities, excluding effects of
     acquisitions and ventures:
     Accounts receivable..................................    (1,557)     (6,996)     (10,900)
     Prepaid expenses.....................................      (438)       (605)      (7,522)
     Accounts payable and accrued expenses................    12,820      (1,694)      34,925
     Other changes in assets and liabilities..............     9,474       8,207       (3,984)
                                                            --------    --------    ---------
          NET CASH USED IN OPERATING ACTIVITIES...........    (5,934)    (39,016)     (48,605)
INVESTING ACTIVITIES Investments in and advances to
  ventures, net of repayments.............................   (45,102)    (54,932)       5,943
  Purchases of property and equipment.....................   (24,324)    (12,195)     (45,148)
  Restricted cash.........................................    (2,543)    (13,138)     (62,924)
  Acquisitions, net of cash acquired......................    (1,871)         --        1,050
  Goodwill and other intangibles..........................    (6,181)       (487)      (2,196)
  Other investing activities..............................     2,069        (125)        (149)
                                                            --------    --------    ---------
          NET CASH USED IN INVESTING ACTIVITIES...........   (77,952)    (80,877)    (103,424)
FINANCING ACTIVITIES
  Proceeds from debt......................................    23,325      63,599      409,817
  Payment of debt issue costs.............................      (779)     (2,777)     (24,927)
  Net proceeds from issuance of common stock..............    42,175     107,775       36,432
  Other financing activities..............................      (750)         --         (536)
                                                            --------    --------    ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.......    63,971     168,597      420,786
Effect of exchange rate changes on cash and cash
  equivalents.............................................      (676)        126       (7,865)
                                                            --------    --------    ---------
Net (decrease) increase in cash and cash equivalents......   (20,591)     48,830      260,892
Cash and cash equivalents at beginning of year............    29,635       9,044       57,874
                                                            --------    --------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................  $  9,044    $ 57,874    $ 318,766
                                                            ========    ========    =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                                   COMMON STOCK     ADDITIONAL   CUMULATIVE                      TOTAL
                                                  ---------------    PAID-IN     TRANSLATION   ACCUMULATED   SHAREHOLDERS'
                                                  SHARES   AMOUNT    CAPITAL     ADJUSTMENT      DEFICIT        EQUITY
                                                  ------   ------   ----------   -----------   -----------   -------------
                                                                               (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1994....................  20,781   $2,078    $ 70,359      $  (246)     $ (17,507)     $  54,684
  Proceeds from the sale of common stock, net of
    expenses of $3,680..........................   5,091      509      41,629           --             --         42,138
  Translation adjustment........................      --       --          --       (1,289)            --         (1,289)
  Net loss......................................      --       --          --           --        (40,400)       (40,400)
  Other.........................................     333       33         156           --             --            189
                                                  ------   ------    --------      -------      ---------      ---------
BALANCE AT DECEMBER 31, 1995....................  26,205    2,620     112,144       (1,535)       (57,907)        55,322
  Proceeds from the sale of common stock, net of
    expenses of $3,567..........................   8,349      835     106,909           --             --        107,744
  Issuance of 7,223 warrants in connection with
    debt financing..............................      --       --      20,184           --             --         20,184
  Translation adjustment........................      --       --          --         (626)            --           (626)
  Net loss......................................      --       --          --           --        (67,991)       (67,991)
  Other.........................................      35        4        (969)          --             --           (965)
                                                  ------   ------    --------      -------      ---------      ---------
BALANCE AT DECEMBER 31, 1996....................  34,589    3,459     238,268       (2,161)      (125,898)       113,668
  Proceeds from the sale of common stock, net of
    expenses of $2,777..........................   2,503      250      36,182           --             --         36,432
  Translation adjustment........................      --       --          --       (6,108)            --         (6,108)
  Net loss......................................      --       --          --           --       (116,986)      (116,986)
  Other.........................................     515       52         (91)          --             --            (39)
                                                  ------   ------    --------      -------      ---------      ---------
BALANCE AT DECEMBER 31, 1997....................  37,607   $3,761    $274,359      $(8,269)     $(242,884)     $  26,967
                                                  ======   ======    ========      =======      =========      =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS OPERATIONS

     Global TeleSystems Group, Inc. ("GTS" or "the Company"), is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers through its operation of voice and data networks, international gateways, local access and cellular networks and the provision of various value-added services in the Commonwealth of Independent States ("CIS"), primarily Russia, Central Europe, and India and China ("Asia"). The Company, through two of its ventures, is also building a new infrastructure for transporting international voice, data and video traffic for other carriers throughout Western Europe and for worldwide international voice, data and video traffic that either originates or terminates in, or transits through, Western Europe. See further discussion of the Company's business operations within Note 3, "Investments In and Advances to Ventures," and Note 14, "Segment Information and Certain Geographical Data."

     Certain of the Company's ventures are in the early stages of operations in the telecommunications industry. The Company's businesses are developing rapidly; some are in countries with an emerging economy, which by nature have an uncertain economic, political and regulatory environment. The general risks of operating businesses in the CIS and other developing countries include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations.

     The ultimate recoverability of the Company's investments in and advances to ventures is dependent on many factors including, but not limited to, the economies of the countries in which it does business; the ability of the Company to maintain the necessary telecommunications licenses; and the ability of the Company to obtain sufficient financing to continue to meet its capital and operational commitments.

     On December 1, 1997, the Company filed an amendment to its Certificate of Incorporation to effect an increase in the authorized common shares from 60,000,000 to 135,000,000; a 3 for 2 common share stock split, 1 1/2 common shares for every common share issued and outstanding; and an increase in the par value of its authorized common shares from $0.0001 to $0.10 on a post-split basis. Accordingly, the Company has presented share and per share data for issued and outstanding shares as well as options and warrants on a restated basis to give effect to the increase in authorized common shares, the stock split and the increase in par value for its capital stock.

     Subsequent to year end, the Company completed an initial public offering of
12.8 million shares of common stock at $20 per common share (the "Stock Offering"). The Company also issued aggregate principal amount $105.0 million of 9.875% senior notes due 2005 (the "Notes Offering" and together with the Stock Offering, the "Offerings"). See Note 15, "Subsequent Events."

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     Wholly-owned subsidiaries and majority-owned ventures where the Company has unilateral operating and financial control are consolidated. Those ventures where the Company exercises significant influence, but does not exercise unilateral operating and financial control are accounted for by the equity method. The Company has certain majority-owned ventures that are accounted for by the equity method as a result of minority shareholder rights, super majority voting conditions or other governmentally imposed uncertainties so severe that they prevent the Company from exercising unilateral control of the venture. If the Company has little ability to exercise significant influence over a venture, the venture is accounted for by the cost method. All significant intercompany accounts and transactions are eliminated upon consolidation.

     The Company recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, the Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk. When such ventures become

                         GLOBAL TELESYSTEMS GROUP, INC.

profitable, the Company recognizes 100% of the profits until such time as the excess losses previously recognized have been recovered.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements in order to conform to the 1997 presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company had $16.2 million and $66.9 million of restricted cash at December 31, 1996 and 1997, respectively. The restricted cash is primarily related to cash held in escrow for interest payments associated with the Company's debt obligations.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is calculated on a straight-line basis over the lesser of the estimated lives, ranging from five to ten years for telecommunications equipment and three to five years for furniture, fixtures and equipment and other property, or their contractual term. Construction in process reflects amounts incurred for the configuration and build-out of telecommunications equipment and telecommunications equipment not yet placed into service. Maintenance and repairs are charged to expense as incurred.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Costs," the Company intends to capitalize material interest costs associated with the construction of capital assets for business operations and amortize the costs over the assets' useful lives. The Company has not capitalized any interest costs through December 31, 1997.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on a straight-line basis over their estimated useful lives ranging from three to ten years. Intangible assets, principally telecommunications service contracts, licenses and deferred financing costs, are amortized on a straight-line basis over the lesser of their estimated useful lives, generally three to fifteen years, or their contractual term. In accordance with Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets," the Company continues to evaluate the amortization period to determine whether events or circumstances warrant revised amortization periods. Additionally, the Company considers whether the carrying value of such assets should be reduced based on the future benefits of its intangible assets.

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. If an

                         GLOBAL TELESYSTEMS GROUP, INC.

impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. During the year ended December 31, 1996, the Company's analyses indicated that there was not an impairment of its long-lived assets. During the year ended December 31, 1997, the Company's analyses indicated that there was an impairment of its long-lived assets. Accordingly, the Company recorded a write-down of long-lived assets associated with its investments in the Asia and Central Europe regions (see Note 3, "Investments in and Advances to Ventures").

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the consolidated financial statements. The Company does not provide for deferred taxes on the undistributed earnings of its foreign companies, as such earnings are intended to be permanently reinvested in those operations.

FOREIGN CURRENCY TRANSLATION

     The Company follows a translation policy in accordance with SFAS No. 52, "Foreign Currency Translation." In most instances, the local currency is considered the functional currency for the Company's subsidiaries and ventures, except for operations in the CIS, where the U.S. dollar has been designated as the functional currency. Assets and liabilities of these subsidiaries and ventures are translated at the rates of exchange at the balance sheet date. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the cumulative translation adjustment, a separate component of shareholders' equity. Gains and losses from foreign currency transactions of these subsidiaries and ventures are included in the operations of the subsidiary or venture.

     For those ventures operating in the CIS, the temporal method for translating assets and liabilities is used. Accordingly, monetary assets and liabilities are translated at current exchange rates while non-monetary assets and liabilities are translated at their historical rates. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the operations of the subsidiaries and ventures.

REVENUE RECOGNITION

     The Company records as revenue the amount of telecommunications services rendered, as measured primarily by the minutes of traffic processed, after deducting an estimate of the traffic that will be neither billed nor collected. Revenue from service or consulting contracts is accounted for when the services are provided. Equipment sales revenue is generally recognized upon shipment of the equipment. Billings received in advance of service being performed are deferred and recognized as revenue as the service is performed.

NET LOSS PER SHARE

     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the Company to present basic and fully diluted earnings per share for all years presented. The Company's net loss per share calculation (basic and fully diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options, warrants, and convertible debt instruments have been excluded from the net loss per share calculation because their effect would be anti-dilutive (see Note 5, "Debt Obligations,"
Note 6, Shareholders' Equity and Note 7, "Stock Option Plans").

                         GLOBAL TELESYSTEMS GROUP, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amount of its financial instruments reported in the balance sheets approximates their fair value.

OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts and notes receivable. The Company maintains most of its cash and cash equivalents in one high-quality U.S. financial institution. The Company extends credit to various customers and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. The Company provides allowances for potential credit losses when necessary.

     The Company does not currently hedge against foreign currency fluctuations, although the Company may implement such practices in the future. Under current practices, the Company's results of operations could be adversely affected by fluctuations in foreign currency exchange rates.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for its stock-based compensation in accordance with the provisions of APB No. 25 and presents pro forma disclosures of net loss as if the fair value method had been adopted.

USES OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued two new standards which become effective for reporting periods beginning after December 15, 1997. SFAS No. 130, "Reporting Comprehensive Income," requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. The Company will begin making the additional disclosures required by SFAS No. 130 in the first quarter of 1998. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires financial and descriptive information with respect to "operating segments" of an entity based on the way management disaggregates the entity for making internal operating decisions. The Company will begin making the disclosures required by SFAS No. 131 with financial statements for the period ending December 31, 1998.

NOTE 3: INVESTMENTS IN AND ADVANCES TO VENTURES

     The Company has various investments in ventures that are accounted for by the equity method. The Company's ownership percentages in its equity method investments range from 49% to 80%. The Company has no investments in ventures that are accounted for by the cost method.

                         GLOBAL TELESYSTEMS GROUP, INC.

     The components of the Company's investments in and advances to ventures are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------    -------
                                                                (IN THOUSANDS)
Equity in net assets acquired...............................  $ 41,105    $31,183
Excess of investment cost over equity in net assets acquired net of amortization of $4,347 and $4,851 at December 31,
  1996 and 1997, respectively...............................    11,288      7,582
Accumulated (losses) earnings recognized....................   (13,840)    14,659
Dividends...................................................      (973)    (3,848)
Cash advances and other.....................................    66,879     27,154
                                                              --------    -------
          Total investments in and advances to ventures.....  $104,459    $76,730
                                                              ========    =======

     In applying the equity method of accounting, the Company's policy is to amortize the excess of investment cost over equity in net assets acquired based upon an assignment of the excess to the fair value of the venture's identifiable tangible and intangible assets, with any unassigned amounts designated as goodwill. The Company then amortizes the allocated costs in accordance with its policies defined in Note 2, "Summary of Significant Accounting Policies."

     The Company has financed the operating and investing cash flow requirements of several of its ventures in the form of cash advances. The Company anticipates that these ventures will generate sufficient cash inflows for the repayment of the cash advances as their businesses mature. Also, due to the long-term nature of the anticipated repayment period and the potential risk associated with the repatriation of the cash advances, the Company has aggregated its investments in and cash advances to the ventures.

     The Company's share of the ventures' foreign currency translation adjustments is reflected in the investment accounts.

INVESTMENT RECOVERABILITY

     The Company periodically evaluates the recoverability of its equity investments, in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock," and if circumstances arise where a loss in value is considered to be other than temporary, the Company will record a write-down of excess investment cost. The Company's recoverability analysis is based on the projected undiscounted cash flows of the operating ventures, which is the lowest level of cash flow information available. As of December 31, 1997, the Company recorded a write-off of approximately $5.4 million, which represented the net balance of certain investments in and advances to ventures located in Asia (primarily Beijing Tianmu and V-Tech) and Central Europe (Eurohivo) which were stated in excess of their net realizable value. The entire net balance of these investments in and advances to ventures was written-off based on the fact that these ventures project overall negative cash flows for the foreseeable future. The ventures projected future operations deteriorated during 1997 as a result of problems dealing with one of its partners, the inability of the

                         GLOBAL TELESYSTEMS GROUP, INC.

ventures to develop markets for its services, and technical problems. The components of the charge, which was classified as equity in losses of ventures, were as follows:

Equity in net assets acquired...............................  $ 17,093
Excess of investment cost over equity in net assets
  acquired..................................................       593
Accumulated (losses) earnings recognized....................   (23,253)
Dividends...................................................        --
Cash advances and other.....................................    10,921
                                                              --------
Net write-off as of December 31, 1997.......................  $  5,354
                                                              ========

     Prior to the write-off detailed above, the Company included approximately $14.4 million in its accumulated losses (of the $14.4 million, approximately $13.5 million related to the write-off of advances to several Chinese owned operating telecommunications companies to which the Company provides technical and financial assistance and $0.9 million related to the write-off of inventories, receivables, and other assets) which represented the Company's share of asset write-offs recorded by certain of the Company's equity method investments in Asia during the year ended December 31, 1997. Such write-offs, for the same reasons mentioned in the previous paragraph, were recorded by the Company's equity method investments pursuant to SFAS No. 121 and are included in the $(23.3) million accumulated (losses) detailed above. Additionally, during the year ended December 31, 1997 the Company recorded a charge of $1.7 million in order to write off certain holding company assets associated with the ventures located in Asia and Central Europe. This charge has been included as a separate line item in the Company's statement of operations.

HERMES EUROPE RAILTEL B.V. ("HER") RECAPITALIZATION

     During the year ended December 31, 1997, HER recapitalized its equity structure and amended its existing shareholder agreement. In connection with the HER recapitalization the Company contributed approximately $51.8 million and converted existing note receivables of approximately $28.4 million in exchange for an additional 29% equity interest in HER. As a result of the recapitalization and amended shareholder agreement, the Company obtained unilateral control over HER. As such, HER has been consolidated into the Company's financial statements effective July 6, 1997, the effective date of the recapitalization. The Company recognized approximately $8.7 million of goodwill in connection with the recapitalization. As a result of the Company's loss recognition policy, the consolidation of HER would not have a material impact on the Company's historical financial position or operating results and thus no pro forma information is disclosed herein.

     As of December 31, 1997, the consolidation of HER resulted in reductions of $72.9 million, $10.0 million, and $4.6 million in the equity in net assets acquired, excess of investment cost over equity in net assets acquired, and cash advances and other, respectively. Additionally, as of December 31, 1997 the consolidation of HER had a $21.4 million favorable impact on the accumulated (losses) earnings recognized.

                         GLOBAL TELESYSTEMS GROUP, INC.

CHANGES IN THE INVESTMENTS IN AND ADVANCES TO VENTURES

     The changes in the investments in and advances to ventures are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Balance, at beginning of period.............................  $ 56,153    $104,459
Equity in net assets acquired...............................    22,441      80,054
Excess of investment cost over equity in net assets
  acquired..................................................     5,288      10,187
Dividends...................................................      (973)     (2,875)
Cash advances (repayments) and other........................    31,700     (24,171)
Effect of consolidating equity method company...............        --     (76,325)
                                                              --------    --------
                                                                58,456     (13,130)
Equity ownership in losses..................................    (3,122)     (5,552)
Excess losses recognized over amount attributable to
  ownership
  interest..................................................    (4,451)    (10,610)
Amortization of excess of investment cost over equity in net
  assets acquired...........................................    (2,577)     (3,313)
Loss in value that is other than temporary..................        --      (5,354)
Effect of consolidating equity method company...............        --      10,230
                                                              --------    --------
                                                               (10,150)    (14,599)
                                                              --------    --------
Balance, at end of period...................................  $104,459    $ 76,730
                                                              ========    ========

     As of December 31, 1997, the significant investments accounted for under the equity method and the percentage interest owned consist of the following:

                 EQUITY OWNED SUBSIDIARIES                    OWNERSHIP %
                 -------------------------                    -----------
EDN Sovintel................................................     50%
Sovam Teleport..............................................     67%
GTS Ukrainian TeleSystems, L.L.C. (holds a 49% interest in
  Golden Telecom)...........................................     60%
GTS-Vox Limited (holds a 95% interest in TeleCommunications
  of Moscow)................................................   52.64%
TeleRoss Ventures -- 13 joint ventures in various regions in
  the CIS...................................................     50%
Vostok Ventures -- 12 joint ventures in various regions in
  the CIS...................................................   50-70%
PrimTelefone................................................     50%
GTS Monaco Access S.A.M.....................................     50%

     In connection with a purchase of a venture during 1995, the Company is required to pay additional consideration through 1998, in shares of the Company's common stock, based on the actual earnings of the venture. The Company's maximum obligation pursuant to this agreement is to issue 1,121,640 shares of common stock. The Company will recognize any additional consideration paid under this agreement as goodwill. During the first quarter of 1998, the Company will issue additional shares based on the venture's 1997 earnings (see
Note 15, "Subsequent Events").

     During 1996 and 1997, the Company, in connection with a venture investment, entered into two financing agreements with a shareholder of the Company for a total of approximately $8.6 million. Subject to certain conditions, the shareholder has the right to require the repayment of this amount in cash or by exchange for 713,311 shares of the Company's common stock. Subsequent to the Stock Offering, repayment of this financing is due on demand and must be in exchange for the Company's common stock. This amount has been included in "Other financing agreements" (see Note 5, "Debt Obligations").

                         GLOBAL TELESYSTEMS GROUP, INC.

     Subsequent to year end, the Company purchased the remaining interest in Sovam Teleport, one of its equity method investments in the CIS.

     The following tables present condensed financial information of the Company's ventures that are accounted for by the equity method of accounting as of December 31, 1996 and 1997.

YEAR ENDED DECEMBER 31, 1996

                                                   MAJORITY OWNED    50% OR LESS      TOTAL EQUITY
             EQUITY METHOD ENTITIES                   VENTURES      OWNED VENTURES   METHOD VENTURES
             ----------------------                --------------   --------------   ---------------
                                                                    (IN THOUSANDS)
Revenue..........................................     $36,202          $107,270         $143,472
Gross margin.....................................      17,109            45,937           63,046
Net income (loss)................................       3,240            (8,460)          (5,220)
Equity in net losses.............................      (1,091)           (6,482)          (7,573)
Current assets...................................      27,293            50,689           77,982
Total assets.....................................      48,174           146,483          194,657
Current liabilities..............................      19,416            68,474           87,890
Total liabilities................................      24,987           102,332          127,319
Net assets.......................................      23,187            44,151           67,338
Ownership interest in equity in net assets.......      14,912            19,513           34,425

YEAR ENDED DECEMBER 31, 1997

                                                   MAJORITY OWNED    50% OR LESS      TOTAL EQUITY
             EQUITY METHOD ENTITIES                   VENTURES      OWNED VENTURES   METHOD VENTURES
             ----------------------                --------------   --------------   ---------------
                                                                    (IN THOUSANDS)
Revenue..........................................     $47,986          $178,174         $226,160
Gross margin.....................................      29,292            69,136           98,428
Net (loss) income................................     (10,370)           14,700            4,330
Equity in net (losses) earnings..................     (11,538)            5,131           (6,407)
Current assets...................................      20,841            59,959           80,800
Total assets.....................................      35,090           176,117          211,207
Current liabilities..............................      18,719            68,503           87,222
Total liabilities................................      27,653           102,758          130,411
Net assets.......................................       7,438            73,359           80,797
Ownership interest in equity in net assets.......       9,541            45,638           55,179

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 4: SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
                                                                (IN THOUSANDS)
Accounts Receivable Consists Of:
  Trade accounts receivable.................................  $ 6,769    $ 15,725
  Value added taxes receivable..............................    1,971       3,350
  Other receivables.........................................      962       2,089
                                                              -------    --------
                                                                9,702      21,164
    Less: allowance for doubtful accounts...................      782       4,085
                                                              -------    --------
        Total accounts receivable, net......................  $ 8,920    $ 17,079
                                                              =======    ========
Property And Equipment Consists Of:
  Telecommunications equipment..............................  $28,302    $231,996
  Furniture, fixtures and equipment.........................    5,877       9,760
  Other property............................................      837       3,470
  Construction in process...................................    7,009       7,799
                                                              -------    --------
                                                               42,025     253,025
    Less: accumulated depreciation..........................    6,562      16,128
                                                              -------    --------
        Total property and equipment, net...................  $35,463    $236,897
                                                              =======    ========
Accounts Payable And Accrued Expenses Consists Of:
  Accounts payable..........................................  $ 6,761    $ 25,005
  Interest payable..........................................      213      17,483
  Accrued compensation......................................    3,151       6,165
  Other accrued expenses....................................    5,086      13,331
                                                              -------    --------
        Total accounts payable and accrued expenses.........  $15,211    $ 61,984
                                                              =======    ========

NOTE 5: DEBT OBLIGATIONS

     Company debt consists of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
                                                                (IN THOUSANDS)
Senior notes of HER, due August 15, 2007 at 11.5% interest
  payable semiannually......................................  $    --    $265,000
Senior subordinated convertible bonds, due June 30, 2000 at
  an effective interest rate of 15%, and a stated rate of
  8.75%-9.75% payable semiannually..........................       --     144,787
Related party debt obligations, with principal payments
  beginning April 1, 1998 and maturing on March 31, 2001 at
  10% interest, net of unamortized discount for warrants to
  purchase 7,778 common shares..............................   59,079      72,233
Other financing agreements..................................   26,468      18,204
                                                              -------    --------
                                                               85,547     500,224
  Less: debt maturing within one year.......................   21,208      12,098
                                                              -------    --------
          Total long-term debt..............................  $64,339    $488,126
                                                              =======    ========

     In the third quarter of 1997, HER issued $265.0 million aggregate principal amount of senior notes due August 15, 2007 (the "Senior Notes"). The Senior Notes are general unsecured obligations of the subsidiary with interest payable semiannually at a rate of 11.5%. Approximately $56.6 million of the net proceeds of the offering of the Senior Notes is being held in escrow for the first four semiannual interest payments commencing in 1998. HER may redeem the Senior Notes, in whole or in part, any time on or after August 15,

                         GLOBAL TELESYSTEMS GROUP, INC.

2002 at specific redemption prices. HER may also redeem a portion of the Senior Notes at a price equal to 111.5% of the principal amount prior to August 15, 2000 with net cash proceeds of a public equity offering of HER with gross proceeds of at least $75 million or in certain other circumstances specified in the indenture for the Senior Notes, provided, however, that at least two-thirds of the principal amount of the Senior Notes originally issued remain outstanding after each such redemption.

     In July 1997, the Company issued $144.8 million aggregate principal amount of senior subordinated convertible bonds (the "Bonds") due June 30, 2000. The Bonds constitute direct, unsecured senior subordinated indebtedness after existing debt of $82.7 million. Upon completion of a complying public equity offering as defined in the Bond agreement (an "Offering") or in certain other circumstances as defined in the Bond agreement, the Bonds may be converted at the option of the holders from time to time, in whole or in part, prior to the close of business on June 30, 2000, into shares of the Company's common stock, par value $0.10 per share. The Bonds will be convertible into such number of shares of the Company's common stock as is equal to the principal amount of such Bonds divided by the applicable conversion price as defined in the Bond Agreement. The Bonds bear interest payable semiannually at a stated rate of 8.75% for the first year, 9.25% for the second year and 9.75% for the final year. In the event of an Offering, the interest rate will remain at the interest rate prevailing at the time of the Offering until maturity. In the event that an Offering has not occurred by the maturity date, the Bonds will be redeemed at 121% of their principal amount. As a result of the redemption feature, interest expense is being accrued and accreted at a 15% annual rate. (Subsequent to year end, the Company completed the Stock Offering at $20.00 per common share which will result in the Bonds being convertible into approximately 7.2 million shares of the Company's common stock. In addition, due to the completion of the Stock Offering, the interest rate will remain at 8.75% until maturity (see Note 15, "Subsequent Events").)

     In 1996, the Company entered into long-term obligations ("Debt Obligations"), totaling $70.0 million, with lenders (the "Lenders"). The Lenders are affiliated with and are considered related parties to the Company, as a result of their ownership of the Company's common stock (see Note 12, "Related Party Transactions"). The Debt Obligations require principal payments beginning in the third year, to maturity in the fifth year. The Debt Obligations bear an interest rate of 10.0% and require interest payments beginning in the first fiscal quarter subsequent to the date of issuance. At the Company's discretion, the initial interest accrued until the first principal payment can be deferred until maturity. Upon commencement of principal payments, the Company is obligated to make concurrent interest payments. Further, in connection with the Debt Obligations, the Company issued warrants to purchase 7,777,776 common shares, valued at $20.7 million. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share, as the outstanding debt had not been repaid prior to December 31, 1996. The warrants may be exercised up to six years after the date of the relevant agreements. The Company is subject to certain restrictive covenants pursuant to these Debt Obligations, including restrictions on the payment of dividends and indebtedness to affiliated ventures. As of December 31, 1997, the Debt Obligations have been classified within "Related party long-term debt, less current portion" on the balance sheet. Subsequent to year end the Company repaid the Debt Obligations by using a portion of the proceeds from the Offerings (see Note 15, "Subsequent Events").

     Certain of the Company's consolidated ventures maintain credit facilities for their local operations. Borrowings under such credit facilities bear interest at prevailing negotiated market rates.

     Aggregate maturities of long-term debt, as of December 31, 1997, are as follows: 1998 -- $12.1 million, 1999 -- $1.1 million, 2000 -- $149.4 million,
2001 -- $0.2 million and $349.5 million thereafter.

     The Company paid interest of $0.7 million, $0.2 million and $2.0 million in 1995, 1996 and 1997, respectively. The Company incurred interest expense of $39.1 million in 1997 and would have recorded $33.1 million in additional interest expense in 1997 had the Senior Notes and Bonds been outstanding on January 1, 1997.

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 6: SHAREHOLDERS' EQUITY

COMMON STOCK

     The following table summarizes the Company's equity private placements for the periods ending:

                                                     SHARES ISSUED   SHARE PRICE   NET PROCEEDS
                                                     -------------   -----------   ------------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
December 31, 1995..................................    5,090,876       $ 9.00        $42,138
December 31, 1996..................................    8,348,532        13.33        107,744
December 31, 1997..................................    2,502,686        15.67         36,432

     During 1995, the Company issued 400,000 shares of common stock to an independent third party in connection with the purchase of an interest in a venture within the CIS region. At the discretion of the holder of these shares, the Company is obligated to repurchase these shares at the prevailing fair market value of the Company's common stock on the date of repurchase. During 1995, the Company repurchased 75,000 shares at $10.00 per share and the repurchased shares became treasury stock. In March 1997, the Company repurchased 32,500 shares at $13.33 per share, and these shares became treasury stock. The Company will be required to repurchase the remaining shares over the next three years. During 1997, the Company issued 504,600 shares of common stock pursuant to a purchase agreement with a seller for a portion of their interest in a venture within the CIS region. Pursuant to the purchase agreement, the Company is obligated to assist the seller in locating a purchaser for the common stock, and if unable to do so, to repurchase the issued common stock. The Company has accreted the value of the outstanding common stock subject to repurchase (325,000 shares at December 31, 1996 and 797,100 shares at December 31, 1997), to the fair value of the Company's common stock as of December 31, 1996 and 1997 ($13.33 and $15.67 per share, respectively).

     During 1996, the Company entered into the Debt Obligations totaling $70.0 million with the Lenders. In connection with the Debt Obligations, the Company issued warrants to purchase 7,777,776 common shares at $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996, because the Debt Obligations remained outstanding. The warrants expire during the first and second quarters of 2002.

     The Company does not intend to pay dividends on common stock in the foreseeable future. In addition, certain of the Company's financing agreements include covenant restrictions precluding the payment of dividends by the Company.

     The Company has reserved 15,572,260 shares of common stock for issuance upon conversion of the exercise of outstanding and future stock options, warrants and similar rights.

PREFERRED STOCK

     As of December 31, 1996 and 1997, there were 10,000,000 shares of $0.0001 par value preferred stock authorized, with rights and preferences to be determined by the Board of Directors. As of December 31, 1996 and 1997, no shares of preferred stock had been issued.

NOTE 7: STOCK OPTION PLANS

     The Company applies the provisions of APB No. 25 in accounting for its stock option incentive plans. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net loss for future years due to the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation expense been determined in accordance with the methodology of SFAS No. 123, the Company's net loss for the years ended December 31, 1995, 1996 and 1997 would have been approximately $40.9 million, $69.4 million and $123.4 million, respectively. The fair value of options

                         GLOBAL TELESYSTEMS GROUP, INC.

granted during 1995 and 1996 are estimated as $2.19 and $2.93 per common share, respectively, on the date of grant using the minimum value option pricing model with the following assumptions: dividend yield 0%, risk free interest rate of 5.50% for 1995 and 6.13% for 1996, and an expected life of five years. The fair value of options granted during 1997 are estimated as $7.35 per common share, on the date of grant using the Black Scholes option valuation model with the following assumptions: dividend yield 0%, risk free interest rate of 5.74%, an expected life of five years, and an expected volatility of .50. The Company determined its volatility factor with the assistance of an investment banker, based on peer group public companies.

     The Company maintains the 1992 Stock Option Plan, the Non-Employee Directors Stock Option Plan and the GTS Equity Compensation Plan (the "Option Plans"). As of December 31, 1997, the maximum number of shares of common stock available for grant under the Option Plans was 8,836,534. All options granted under the Option Plans are at exercise prices that were at least equal to the fair market value of common stock at the date of grant. Generally, all options granted under the Option Plans vest over a three-year period from the date of grant and expire ten years from the date of grant.

     Additional information with respect to stock option activity is summarized as follows:

                                                   YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------
                                      1995                   1996                   1997
                              --------------------   --------------------   --------------------
                                          WEIGHTED               WEIGHTED               WEIGHTED
                                          AVERAGE                AVERAGE                AVERAGE
                                          EXERCISE               EXERCISE               EXERCISE
                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                              ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year......................  2,431,800    $3.65     3,422,399    $ 5.56    4,869,360    $ 7.31
Options granted.............  1,210,800     9.04     1,612,962     11.10    2,215,296     14.53
Options exercised...........    (28,001)    4.46       (56,498)     6.70      (89,312)     6.34
Options canceled or
  expired...................   (192,200)    3.57      (109,503)     8.73     (433,173)     7.38
                              ---------              ---------              ---------
Outstanding at end of
  year......................  3,422,399     5.56     4,869,360      7.31    6,562,171      9.75
                              =========              =========              =========
Options exercisable at year
  end.......................    995,617    $3.59     1,992,236    $ 4.65    2,962,110    $ 6.06

     The following table summarizes information about stock options outstanding:

                                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       -----------------------------------------   ----------------------
                                                         WEIGHTED
                                                         AVERAGE        WEIGHTED                 WEIGHTED
                                                        REMAINING       AVERAGE                  AVERAGE
       RANGE OF EXERCISE PRICE           NUMBER      CONTRACTUAL LIFE   EXERCISE     NUMBER      EXERCISE
        AT DECEMBER 31, 1997:          OUTSTANDING      (IN YEARS)       PRICE     EXERCISABLE    PRICE
       -----------------------         -----------   ----------------   --------   -----------   --------
$1.42 to $2.75.......................   1,446,000           6            $ 2.69     1,371,000     $ 2.68
$4.67 to $9.00.......................   1,270,650           7              7.88       986,679       7.66
$10.00 to $15.67.....................   3,845,521           8             13.03       604,431      11.13
                                        ---------                                   ---------
                                        6,562,171           7            $ 9.75     2,962,110     $ 6.06
                                        =========                                   =========

     In addition, prior to the establishment of the Option Plans, certain options were granted in 1991 to certain key employees and former employees to purchase 1,172,250 shares of the Company's common stock at an exercise price of $0.53 per share. All options were granted at an exercise price equal to the fair value of the underlying common stock at the date of grant. The options vested in equal increments over a three-year period. During 1993, 603,000 of the options were canceled and in 1994, 50,250 options were exercised, leaving 519,000 fully vested options outstanding at December 31, 1995, 1996 and 1997.

                         GLOBAL TELESYSTEMS GROUP, INC.

     During 1996, the Company implemented the GTS 1996 Top Talent Retention Program (the "Program"), which granted options to certain employees under the 1992 Stock Option Plan. The Program was offered to 28 employees, who had an aggregate of 339,524 options, and provided for an altered vesting period based on certain revenue levels achieved and certain stock price levels maintained. If these performance-based achievements are not attained, the options vest in April 2001. As of December 31, 1997 no performance levels were met.

     In the fourth quarter of 1997, HER implemented a stock option plan for its key officers and employees (the "HER Plan"). The ownership dilution caused by the HER Plan is not expected to be significant. As a result of issuing options under the HER Plan, HER will incur a non-cash charge of approximately $3.7 million, of which $2.6 million was recorded during the fourth quarter and the remaining $1.1 million will be recognized in 1998.

NOTE 8: EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) retirement savings plan (the "Savings Plan") covering all U.S. citizen employees. The Savings Plan qualifies under section 401(k) of the Internal Revenue Code and as such, participants may defer pretax income in accordance with federal income tax limitations. The Company provides a 50% matching contribution on the first 5% contributed by the employee. The Company may also, at its discretion, make non-matching contributions. Both matching and non-matching contributions by the Company vest 100% after three years of service. The Company's expense under the Savings Plan was approximately $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company made no discretionary (non-matching) contributions for the years ended December 31, 1995, 1996 or 1997.

     HER established a pension plan in 1995 that covers all HER employees upon twenty-five years of age and at least one year of service. HER has entered into an insurance arrangement (an annuity contract) whereby an insurance provider has undertaken a legal obligation to provide specific benefits to participants in return for a fixed premium. As such, HER does not bear significant financial risk for its pension plan. HER's expense under the pension plan was $0.05 million, $0.4 million and $0.7 million for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 9: OTHER NON-OPERATING INCOME

     Favorably affecting the 1995 results was the non-recurring $10.3 million gain the Company recognized as a result of its cash settlement of certain claims with a third party in 1995.

NOTE 10: INCOME TAXES

     The components of loss before income taxes and minority interest were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1996        1997
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Pretax loss:
  Domestic.........................................  $(22,398)   $(41,554)   $(64,920)
  Foreign..........................................   (15,437)    (25,077)    (53,261)
                                                     --------    --------    --------
                                                     $(37,835)   $(66,631)   $(118,181)
                                                     ========    ========    ========

     For the years ended December 31, 1995, 1996 and 1997, the Company recorded $2.6 million, $1.4 million and $2.5 million, respectively, in income tax expense that related exclusively to its current provision for foreign taxes.

                         GLOBAL TELESYSTEMS GROUP, INC.

     The reconciliation of the U.S. statutory federal tax rate of 34.0% to the Company's effective tax rate is as follows:

                                                 YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------
                                      1995                 1996                 1997
                               ------------------   ------------------   ------------------
                                AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                               --------   -------   --------   -------   --------   -------
                                                      (IN THOUSANDS)
Taxes at U.S. statutory
  rates......................  $(12,865)    34.0%   $(22,655)    34.0%   $(40,181)    34.0%
Foreign operating losses
  generating no tax
  benefit....................     6,550    (17.3)      8,526    (12.8)     18,108    (15.3)
Domestic operating losses
  generating no tax
  benefit....................     6,315    (16.7)     14,129    (21.2)     22,073    (18.7)
Other -- net.................     2,565     (6.8)      1,360     (2.1)      2,482     (2.1)
                               --------    -----    --------    -----    --------    -----
                               $  2,565     (6.8)%  $  1,360     (2.1)%  $  2,482     (2.1)%
                               ========    =====    ========    =====    ========    =====

     Deferred tax assets and liabilities are recorded based on temporary differences between earnings as reported in the financial statements and earnings for income tax purposes. The following table summarizes major components of the Company's deferred tax assets and liabilities:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
  Net operating loss carryforwards..........................  $ 20,720    $ 38,029
  Other deferred tax assets.................................     1,326       3,912
                                                              --------    --------
Total deferred tax asset....................................    22,046      41,941
Deferred Tax Liability......................................     1,161       2,292
                                                              --------    --------
Net deferred tax asset......................................    20,885      39,649
  Less: valuation allowance.................................   (20,885)    (39,649)
                                                              --------    --------
          Total.............................................  $     --    $     --
                                                              ========    ========

     As of December 31, 1997, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $110 million expiring in fiscal years 2003 through 2012. Because of the "change in ownership" provisions of the Tax Reform Act of 1986, the utilization of the Company's net operating loss carry-forwards will be subject to an annual limitation.

     The Company's investment in EDN Sovintel is treated for U.S. tax purposes as a partnership and, therefore, the Company's share of EDN Sovintel's income or loss flows through to the Company's consolidated federal income tax return on a current basis. Undistributed earnings of the Company's other foreign investments are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes, or foreign withholding taxes has been made. Upon distribution of those earnings, the Company would be subject to foreign withholding taxes and U.S. income taxes (subject to reduction for foreign tax credits).

     Certain of the Company's foreign ventures have foreign tax loss carryforwards in excess of $60 million. The Company's financial statements do not reflect any provision for benefits that might be associated with such loss carryforwards.

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 11: COMMITMENTS AND CONTINGENCIES

LEASES

     The Company has various lease agreements for office space, equipment and fiber. The obligations extend through 2018. Most of the leases contain renewal options of one to twelve years. Assets under capital leases are included in the consolidated balance sheets as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                              1996       1997
                                                              -----    --------
                                                               (IN THOUSANDS)
Telecommunications equipment................................  $  --    $150,787
Less: accumulated amortization..............................     --         482
                                                              -----    --------
                                                              $  --    $150,305
                                                              =====    ========

     Rental expense aggregated $2.0 million, $2.2 million, and $3.1 million for the years ended December 31, 1995, 1996 and 1997, respectively.

     Future minimum payments, by year and in the aggregate, under the capital leases and other non-cancellable operating leases with initial or remaining terms in excess of one year as of December 31, 1997 were as follows:

                                                          CAPITAL LEASES    OPERATING LEASES
                                                          --------------    ----------------
                                                                    (IN THOUSANDS)
December 31, 1998.......................................     $ 26,679           $ 3,311
              1999......................................       14,217             2,982
              2000......................................       15,300             1,604
              2001......................................       16,465             1,143
              2002......................................       16,630               933
Thereafter..............................................      152,016             1,155
                                                             --------           -------
Total minimum lease payments............................      241,307           $11,128
                                                                                =======
Less amount representing interest.......................      102,172
                                                             --------
Present value of net minimum lease payments.............      139,135
Less current portion of capital lease obligations.......       21,490
                                                             --------
Long-term portion of capital lease obligations..........     $117,645
                                                             ========

OTHER COMMITMENTS AND CONTINGENCIES

     In September 1997, the Company purchased the remaining interest in one of its subsidiaries, which owns interests in cellular ventures within the CIS region, for $5.2 million, which was paid in October 1997. Furthermore, the Company is required to pay additional consideration of a minimum of $2.4 million when certain revenue levels are met, certain other events occur or, if neither has occurred, on April 1, 1999. The purchase price and consideration have been allocated to net assets based on the fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was $5.9 million, which has been recorded as goodwill and is being amortized on a straight-line basis over five years.

     The Company's consolidated and non-consolidated ventures have future purchase commitments amounting to $2.7 million and $1.1 million, respectively, as of December 31, 1997.

     In the ordinary course of business, the Company has issued financial guarantees on debt and equities for the benefit of certain of its non-consolidated ventures. The total amount guaranteed at December 31, 1997 was approximately $29.0 million.

                         GLOBAL TELESYSTEMS GROUP, INC.

MAJOR CUSTOMERS

     In 1995, the Company had one major customer, a foreign governmental agency in Central Europe, representing $2.7 million, or 32.1%, of total revenue. In 1996, the Company had two major customers, a foreign governmental agency in Central Europe and a customer in the CIS, representing $3.8 million, or 15.8%, of total revenue and $2.6 million, or 10.8%, of total revenue, respectively. There were no major customers in 1997.

TAX MATTERS

     The taxation system in Russia ("Russian Taxes") is evolving as the central government transforms itself from a command to a market oriented economy. The Russian Federation has introduced and continues to introduce new tax and royalty laws and related regulations. These laws and regulations are not always clearly written and their interpretation is subject to the opinions of the local tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions between local, regional and federal tax authorities and between the Central Bank and Ministry of Finance are not unusual.

     The Company's policy is to accrue for contingencies in the accounting period in which a liability is deemed probable and the amount is reasonably determinable. In this regard, because of the uncertainties associated with the Russian Taxes, the Company's Russian Taxes may be in excess of the estimated amount expensed to date and accrued at December 31, 1996 and 1997. It is the opinion of management that the ultimate resolution of the Company's Russian Tax liability, to the extent not previously provided for, will not have a material effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

     In various foreign jurisdictions, the Company is obligated to pay value added taxes ("VAT") on the purchase or importation of assets, and for certain other transactions. In many instances, VAT can be offset against VAT the Company collects and otherwise would remit to the tax authorities, or may be refundable. Because the law in some jurisdictions is unclear, the local tax authorities could assert that the Company is obligated to pay additional amounts of VAT. In the opinion of management, any additional VAT the Company may be obligated to pay would not be material.

OTHER MATTERS

     In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the developing markets and evolving fiscal and regulatory environments in which the Company operates. In the opinion of management, the Company's liability, if any, in all pending litigation, other legal proceeding or other matter other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

NOTE 12: RELATED PARTY TRANSACTIONS

     As discussed within Note 5, "Debt Obligations," the Company entered into the Debt Obligations during 1996 with the Lenders. The Lenders are shareholders of the Company. As part of these transactions, the Company provided one of the Lenders with the opportunity, at its discretion, to co-invest with the Company in all of the Company's new ventures within the Asia region. The Company repaid the Debt Obligations subsequent to year end (see Note 15, "Subsequent Events").

     During 1996 and 1997, the Company, in connection with a venture investment, entered into two financing agreements with a shareholder of the Company for a total of approximately $8.6 million. Subject to certain conditions, the shareholder has the right to require the repayment of this amount in cash or 713,311 shares of the Company's common stock. Subsequent to the Stock Offering, repayment of this financing must be in

                         GLOBAL TELESYSTEMS GROUP, INC.

exchange for the Company's common stock. This amount has been included in "Other financing agreements" (see Note 5, "Debt Obligations").

     During 1997, the Company issued 504,600 shares of common stock pursuant to a purchase agreement with a seller for a portion of their interest in a venture within the CIS region. As a result of the issuance of the common shares, the seller became a shareholder of the Company (see Note 3, "Investments in and Advances to Ventures," and Note 6, "Shareholders' Equity").

     The Company has entered into certain consulting agreements with directors of the Company and paid $0.2 million, $0.2 million and $0.4 million in 1995, 1996, and 1997, respectively, pursuant to those agreements.

     The Company had notes receivable due from employees aggregating $0.1 million and less than $0.1 million as of December 31, 1996 and 1997, respectively, with no single amount due from any individual in excess of $0.1 million.

     The Company derived revenue from affiliates of $3.3 million and $4.4 million in 1996 and 1997, respectively. There was no significant revenue earned from affiliate sales in 1995.

NOTE 13: SUPPLEMENTAL CASH FLOW INFORMATION

     The following table summarizes non-cash investing and financing activities for the Company:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              ------    --------
                                                                (IN THOUSANDS)
Purchase of additional interest in Western Europe region
  subsidiary with conversion of debt to equity..............  $   --    $  9,139
Line of credit issued as payment on note payable and
  reclassification of restricted cash.......................      --       7,887
Conversion of a note payable to stock as additional
  consideration in relation to purchase of interest in a CIS
  region subsidiary.........................................   4,497       4,250
Note payable issued for additional capital infusion in CIS
  region subsidiary.........................................   4,500       4,125
Capitalization of leases....................................      --     139,136

     No significant non-cash investing activities were incurred for the year ended December 31, 1995.

NOTE 14: SEGMENT INFORMATION AND CERTAIN GEOGRAPHICAL DATA

     The Company operates predominantly in a single industry segment, the telecommunications industry. The industry consists of a wide range of telecommunications services to international business customers, including long distance voice and data services and electronic messaging services. The following tables present

                         GLOBAL TELESYSTEMS GROUP, INC.

consolidated financial information by geographic area for 1995, 1996 and 1997. Transfers between geographic areas were not considered material for disclosure purposes.

                                                                                                 CORPORATE
                                                    WESTERN               CENTRAL                 OFFICE &
                                                     EUROPE      CIS       EUROPE      ASIA     ELIMINATIONS     TOTAL
                                                    --------   --------   --------   --------   ------------   ---------
                                                                               (IN THOUSANDS)
Year Ended December 31, 1995
  Total revenue...................................  $    179   $  3,838   $  4,361   $    140     $   (106)    $   8,412
  Gross margin....................................      (318)      (949)     1,380          9         (106)           16
  Operating loss..................................    (5,469)   (16,681)    (6,312)    (4,831)     (15,578)      (48,871)
  Net loss........................................    (5,452)   (19,415)    (7,091)    (4,771)      (3,671)      (40,400)
  Identifiable assets.............................     5,898     73,816     15,639      9,167       11,101       115,621
  Liabilities.....................................    11,766     78,440     26,834     13,936      (75,950)       55,026
  Net (liabilities)/assets........................    (5,868)    (4,624)   (11,195)    (4,769)      87,051        60,595

                                                                                                 CORPORATE
                                                    WESTERN               CENTRAL                 OFFICE &
                                                     EUROPE      CIS       EUROPE      ASIA     ELIMINATIONS     TOTAL
                                                    --------   --------   --------   --------   ------------   ---------
                                                                               (IN THOUSANDS)
Year Ended December 31, 1996
  Total revenue...................................  $     --   $ 12,696   $  9,355   $  1,561     $    505     $  24,117
  Gross margin....................................        --        811      3,292        652          421         5,176
  Operating loss..................................   (10,679)   (14,608)    (4,651)    (5,057)     (22,934)      (57,929)
  Net loss........................................   (10,700)   (15,572)    (5,295)    (4,951)     (31,473)      (67,991)
  Identifiable assets.............................    19,607     96,773     17,339     14,973       88,686       237,378
  Liabilities.....................................    35,728    116,961     33,826     24,753      (93,806)      117,462
  Net (liabilities)/assets........................   (16,121)   (20,188)   (16,487)    (9,780)     182,492       119,916

                                                                                                 CORPORATE
                                                    WESTERN               CENTRAL                 OFFICE &
                                                     EUROPE      CIS       EUROPE      ASIA     ELIMINATIONS     TOTAL
                                                    --------   --------   --------   --------   ------------   ---------
                                                                               (IN THOUSANDS)
Year Ended December 31, 1997
  Total revenue...................................  $  5,373   $ 27,045   $ 13,513   $  1,016     $    151     $  47,098
  Gross margin....................................    (4,599)     3,940      4,985        (99)         152         4,379
  Operating loss..................................   (25,926)    (7,088)    (5,076)   (28,066)     (22,474)      (88,630)
  Net loss........................................   (29,064)    (9,505)    (6,882)   (28,043)     (43,492)     (116,986)
  Identifiable assets.............................   505,593     99,926     23,840     (6,544)     157,646       780,461
  Liabilities.....................................   451,171     62,862     40,465     19,161      148,580       722,239
  Net (liabilities)/assets........................    54,422     37,064    (16,625)   (25,705)       9,066        58,222

NOTE 15: SUBSEQUENT EVENTS

THE OFFERINGS

     In February 1998, the Company completed the Stock Offering in which the Company raised $255.3 million in gross proceeds, including $33.3 million attributable to the sale of shares resulting from the exercise by the underwriters of an over-allotment option, from the sale of 12.8 million shares of common stock at an issue price of $20.00 per share. The Stock Offering resulted in the Company's common stock being listed in the United States on the National Association of Securities Dealers Automated Quotation Market and internationally on the European Association of Securities Dealers Automated Quotation Market. Also in February 1998, the Company completed the Notes Offering and issued $105.0 million aggregate principal amount of senior notes, due February 15, 2005. Interest at 9.875% on the Notes will be payable in cash semiannually on February 15 and August 15 of each year, commencing August 15, 1998. Net proceeds from the Offerings were approximately $336.7 million. Approximately $19.6 million of the net proceeds of the Notes Offering is being held in escrow for the first four semiannual interest payments commencing in 1998.

                         GLOBAL TELESYSTEMS GROUP, INC.

Approximately $85.2 million of the net proceeds of the Offerings has been used to repay the related party Debt Obligations (see Note 5, "Debt Obligations") of $70.0 million plus accrued interest that were due March 31, 2001. In addition, approximately $13.2 million in unamortized discount and debt issuance costs on the Debt Obligations was written off at the time of repayment. The remaining net proceeds from the Offerings will primarily be used to provide working capital for existing ventures, particularly in Russia and the CIS, to expand the Company's operations and for general corporate purposes, including strategic acquisitions.

     As a result of the completion of the Stock Offering, the interest rate for the Bonds will remain at 8.75% until maturity (see Note 5, "Debt Obligations") and the 6.25% additional interest that was previously accrued, $4.2 million, has been reflected as an increase to additional paid-in capital. The Bonds are convertible into approximately 7.2 million common shares at a conversion price of $20.00 per share.

     The following unaudited pro forma condensed balance sheet and results of operations of the Company give effect to the Offerings as though the transactions had occurred on December 31, 1997. The pro forma shares and per share data have been calculated assuming the Stock Offering occurred on January 1, 1997. The pro forma results are presented for informational purposes only and do not purport to be indicative of the results of operations which actually would have been obtained if the transactions had occurred in such periods, or which may exist or be obtained in the future.

                                                                                        AS ADJUSTED
                                                                                          FOR THE
            CONDENSED BALANCE SHEET (UNAUDITED)               REPORTED    ADJUSTMENTS    OFFERINGS
            -----------------------------------               ---------   -----------   -----------
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................  $ 318,766    $ 232,875    $  551,641
Other assets................................................    461,695       23,064       484,759
                                                              ---------    ---------    ----------
        Total Assets........................................  $ 780,461    $ 255,939    $1,036,400
                                                              =========    =========    ==========
Long-term debt, less current portion........................  $ 408,330    $ 105,000    $  513,330
Related party debt..........................................     85,504      (72,140)       13,364
Other liabilities...........................................    228,405       (4,171)      224,234
                                                              ---------    ---------    ----------
        Total Liabilities...................................    722,239       28,689       750,928
Minority interest...........................................     18,766           --        18,766
Common stock subject to repurchase..........................     12,489      (12,489)           --
Common stock and additional paid-in capital.................    278,120      252,952       531,072
Cumulative translation adjustment...........................     (8,269)          --        (8,269)
Accumulated deficit.........................................   (242,884)     (13,213)     (256,097)
                                                              ---------    ---------    ----------
        Total Shareholders' Equity..........................     26,967      239,739       266,706
                                                              ---------    ---------    ----------
        Total Liabilities and Shareholders' Equity..........  $ 780,461    $ 255,939    $1,036,400
                                                              =========    =========    ==========

                                                                                        AS ADJUSTED
                                                                                          FOR THE       LOSS
       CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)          REPORTED    ADJUSTMENTS    OFFERINGS    PER SHARE
       ---------------------------------------------          ---------   -----------   -----------   ---------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Loss before extraordinary item..............................  $(116,986)   $     --      $(116,986)    $(2.41)
Extraordinary item..........................................         --     (13,213)       (13,213)     (0.27)
                                                              ---------    --------      ---------     ------
        Net loss............................................  $(116,986)   $(13,213)     $(130,199)    $(2.68)
                                                              =========    ========      =========     ======
Weighted average common shares outstanding..................     35,833      12,765         48,598

OTHER SUBSEQUENT EVENT TRANSACTIONS

     Pursuant to a purchase agreement that the Company has with a venture's partner in the CIS region (see Note 3, "Investments in and Advances to Ventures," Note 6, "Shareholders' Equity," and Note 12, "Related Party Transactions") the Company is obligated to pay additional consideration, via shares of common stock,

                         GLOBAL TELESYSTEMS GROUP, INC.

based on the subsidiary's earnings performance. Based on the 1997 results, the Company is obligated to issue 336,630 shares of common stock during the first quarter of 1998.

     Subsequent to December 31, 1997, HER entered into contractual commitments to lease fiber pairs, including facilities and maintenance and utilizing the partial routes for laying fiber optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $12.9 million. The commitments have expected lease terms of ten to twenty-one years with options for renewal rights of one and one-half to five additional years.

     The Company entered into a rights agreement (the "Rights Agreement") on February 2, 1998, and accordingly, the Company authorized the distribution of one right (a "Right") for each common share outstanding from February 2, 1998 through the distribution date (the "Distribution Date"). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock at an exercise price of $75 per Unit, subject to adjustment. The Distribution Date, as defined in further detail within the Rights Agreement, is triggered when a person acquires 15% of the outstanding common stock of the Company, or a tender or exchange offer is commenced for 15% of such outstanding stock, except in the case of two related party shareholders in which case the acquisition threshold that applies is 20% of such outstanding stock. Under certain circumstances thereafter, certain Rightholders may have the right to purchase common stock of the Company, or of an Acquiring Person, as defined in the Rights Agreement, having a value equal to two times the exercise price of the Rights. In addition, the Rights are redeemable or exchangeable under certain circumstances.

NOTE 16: EVENTS OCCURRING SUBSEQUENT TO DATE OF AUDIT REPORT (UNAUDITED)

     In March 1998, the Company purchased an additional 10% interest in HER from an existing shareholder of HER for ECU 13.5 million (approximately $14.6 million). As a result of the purchase, the Company owns approximately 89% of HER.

NOTE 17: RECENT DEVELOPMENTS

     On August 17, 1998 the exchange rate of the Russian ruble, relative to other currencies, declined significantly. The following measures were implemented by the Russian government: 1) The repayment of GKO treasury bills and OFZ federal bonds was suspended; subsequently, secondary trading therein was halted. Since many Russian banks had substantial investments in these securities, severe liquidity problems resulted for the banks. 2) The value of the ruble was allowed to fluctuate below the ruble/US dollar exchange rate corridor that the government had previously committed to support; this represented an effective devaluation of the ruble. 3) A 90-day moratorium on offshore credit repayments was issued. The 90-day moratorium was not extended when it expired on November 16, 1998 and it is anticipated that the ruble will continue to be devalued. Due to the devaluation and the end of the 90-day moratorium, there is an ongoing risk that many Russian banks may be declared bankrupt. Deposits held at Russian banks, other than Sberbank, are not insured. The official exchange rate as of September 30, 1998 was 16.0645 rubles per US dollar. The last official exchange rate prior to the suspension of trading on August 17, 1998 was 6.2725 rubles per US dollar.

     As a result of the devaluation of the ruble and the consequences of the banking and economic crisis within Russia, the Company recorded a $13.1 million pre-tax charge within its financial statements for the third quarter 1998, that is mainly comprised of foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks.

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                               DECEMBER 31,      SEPTEMBER 30,
                                                                   1997               1998
                                                              ---------------   ----------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
CURRENT ASSETS
  Cash and cash equivalents.................................     $ 318,766         $  993,928
  Accounts receivable, net..................................        17,079             59,822
  Restricted cash...........................................        30,486             42,047
  Prepaid expenses..........................................        14,101             22,122
  Other assets..............................................         6,707             12,539
                                                                 ---------         ----------
          TOTAL CURRENT ASSETS..............................       387,139          1,130,458
Property and equipment, net.................................       236,897            436,019
Investments in and advances to ventures.....................        76,730             61,705
Goodwill and intangible assets, net.........................        43,284            161,893
Restricted cash and other noncurrent assets.................        36,411             24,818
                                                                 ---------         ----------
          TOTAL ASSETS......................................     $ 780,461         $1,814,893
                                                                 =========         ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................     $  61,984         $  135,565
  Debt maturing within one year.............................         6,390             23,741
  Current portion of capital lease obligations..............        21,490             31,130
  Related party debt maturing within one year...............         5,708                 --
  Other current liabilities.................................         6,301             32,408
                                                                 ---------         ----------
          TOTAL CURRENT LIABILITIES.........................       101,873            222,844
Long-term debt, less current portion........................       408,330            962,232
Long-term portion of capital lease obligations..............       117,645            187,900
Related party long-term debt, less current portion..........        79,796              3,530
Taxes and other non-current liabilities.....................        14,595             27,378
                                                                 ---------         ----------
          TOTAL LIABILITIES.................................       722,239          1,403,884
COMMITMENTS AND CONTINGENCIES
  Minority interest.........................................        18,766             43,957
  Common stock, subject to repurchase (797,100 and 463,489
     shares outstanding at December 31, 1997 and September
     30, 1998, respectively)................................        12,489             15,643
SHAREHOLDERS' EQUITY
  Preferred stock, $0.0001 par value (10,000,000 shares
     authorized; none issued and outstanding)...............            --                 --
  Common stock, $0.10 par value (135,000,000, shares
     authorized; 37,606,814 and 60,495,446 shares issued and
     outstanding, net of 195,528 and 96,375 shares of
     treasury stock at December 31, 1997 and September 30,
     1998, respectively)....................................         3,761              6,050
  Additional paid-in capital................................       274,359            696,574
  Accumulated other comprehensive loss......................        (8,269)            (7,496)
  Accumulated deficit.......................................      (242,884)          (343,719)
                                                                 ---------         ----------
          TOTAL SHAREHOLDERS' EQUITY........................        26,967            351,409
                                                                 ---------         ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........     $ 780,461         $1,814,893
                                                                 =========         ==========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                    -------------------   --------------------
                                                      1997       1998       1997       1998
                                                    --------   --------   --------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES, NET:
  Telecommunication and other services............  $ 10,691   $ 61,405   $ 26,547   $ 111,195
  Equipment sales.................................     2,230      2,429      3,669       6,104
                                                    --------   --------   --------   ---------
                                                      12,921     63,834     30,216     117,299
                                                    --------   --------   --------   ---------
OPERATING COSTS AND EXPENSES:
  Cost of revenues:
     Telecommunication and other services.........    13,361     37,045     25,169      77,525
     Equipment sales..............................     2,028      1,804      3,183       4,542
  Selling, general and administrative.............    22,441     30,645     46,203      75,150
  Depreciation and amortization...................     2,078      8,368      4,404      13,953
  Non-income taxes................................       452      3,820      1,452       5,140
                                                    --------   --------   --------   ---------
                                                      40,360     81,682     80,411     176,310
Write-off of venture-related assets...............     1,673         --      1,673          --
Equity in losses/(earnings) of ventures...........     8,067      3,485     18,234      (4,142)
                                                    --------   --------   --------   ---------
LOSS FROM OPERATIONS..............................   (37,179)   (21,333)   (70,102)    (54,869)
OTHER INCOME (EXPENSE):
  Interest income.................................     3,116     13,858      5,278      28,110
  Interest expense................................   (13,923)   (22,009)   (21,086)    (52,603)
  Foreign currency losses.........................      (135)    (7,333)    (1,094)    (10,364)
                                                    --------   --------   --------   ---------
                                                     (10,942)   (15,484)   (16,902)    (34,857)
                                                    --------   --------   --------   ---------
Net loss before income taxes, minority interest
  and extraordinary loss..........................   (48,121)   (36,817)   (87,004)    (89,726)
Income taxes......................................     1,021        770      1,838       2,151
                                                    --------   --------   --------   ---------
Net loss before minority interest and
  extraordinary loss..............................   (49,142)   (37,587)   (88,842)    (91,877)
Minority interest.................................       957        109        970       3,746
                                                    --------   --------   --------   ---------
Net loss before extraordinary loss................   (48,185)   (37,478)   (87,872)    (88,131)
Extraordinary loss -- extinguishment of debt......        --         --         --     (12,704)
                                                    --------   --------   --------   ---------
NET LOSS..........................................  $(48,185)  $(37,478)  $(87,872)  $(100,835)
                                                    ========   ========   ========   =========
Loss per share before extraordinary loss..........  $  (1.34)  $  (0.62)  $  (2.49)  $   (1.65)
Extraordinary loss per share......................        --         --         --       (0.24)
                                                    --------   --------   --------   ---------
Net loss per share................................  $  (1.34)  $  (0.62)  $  (2.49)  $   (1.89)
                                                    ========   ========   ========   =========
Weighted average common shares outstanding........    35,928     60,182     35,242      53,253
                                                    ========   ========   ========   =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        -------------------   --------------------
                                                          1997       1998       1997       1998
                                                        --------   --------   --------   ---------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss..............................................  $(48,185)  $(37,478)  $(87,872)  $(100,835)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH (USED
  IN) PROVIDED BY OPERATING ACTIVITIES:
  Extraordinary loss..................................        --         --         --      12,704
  Depreciation and amortization.......................     4,695     17,060      9,173      33,544
  Amortization of discount on note payable............     1,288         --      3,665         477
  Equity in losses (earnings) of ventures, net of
     dividends received...............................     8,067      3,485     18,234      (4,142)
  Deferred interest...................................     4,273         --      8,142       1,826
  Fair value adjustment for foreign currency
     instruments......................................        --     18,016         --      21,240
  Write-off of venture-related assets.................     1,673         --      1,673          --
  Non-cash compensation...............................     3,390        493      3,390         493
  Minority interest...................................      (949)       (79)      (970)     (7,924)
  Other...............................................     1,741      6,779      2,325       9,684
  Changes in assets and liabilities, excluding effects
     of acquisitions and ventures:
     Accounts receivable..............................    (2,843)    (6,826)    (5,723)    (27,959)
     Prepaid expenses.................................     5,005     (2,417)     4,387      (9,155)
     Accounts payable and accrued expenses............    10,710     16,473      7,386      35,594
     Other changes in assets and liabilities..........    (4,546)    13,743     (2,743)     29,029
                                                        --------   --------   --------   ---------
          NET CASH (USED IN) PROVIDED BY OPERATING
            ACTIVITIES................................   (15,681)    29,249    (38,933)     (5,424)
INVESTING ACTIVITIES
  Investments in and advances to ventures, net of
     repayments.......................................    10,716      8,120     (2,157)     15,055
  Purchases of property and equipment.................   (10,734)   (71,892)   (13,861)   (111,734)
  Restricted cash.....................................   (56,128)    16,815    (55,813)        832
  Goodwill and other intangibles......................      (798)   (42,743)    (2,226)    (60,362)
  Acquisitions -- cash acquired.......................     1,050         --      1,050      13,352
                                                        --------   --------   --------   ---------
          NET CASH USED IN INVESTING ACTIVITIES.......   (55,894)   (89,700)   (73,007)   (142,857)
FINANCING ACTIVITIES
  Proceeds from debt..................................   415,678    470,134    416,161     575,434
  Repayments of debt..................................               (6,013)      (175)   (104,028)
  Payment of debt issue costs.........................   (24,178)   (16,014)   (24,178)    (21,257)
  Common stock repurchased for treasury...............        --         --       (433)         --
  Net proceeds from issuance of common stock..........    36,527    127,109     36,527     362,729
  Other financing activities..........................       (25)        --       (124)      9,471
                                                        --------   --------   --------   ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES...   428,002    575,216    427,778     822,349
Effect of exchange rate changes on cash and cash
  equivalents.........................................    (4,173)     1,167     (6,871)      1,094
                                                        --------   --------   --------   ---------
Net increase in cash and cash equivalents.............   352,254    515,932    308,967     675,162
Cash and cash equivalents at beginning of period......    14,587    477,996     57,874     318,766
                                                        --------   --------   --------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............  $366,841   $993,928   $366,841   $ 993,928
                                                        ========   ========   ========   =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. FINANCIAL PRESENTATION AND DISCLOSURES

     The financial statements of Global TeleSystems Group, Inc. (the "Company" or "GTS") included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Material intercompany affiliate account transactions have been eliminated; however, other adjustments may have been required had an audit been performed. In the opinion of management, the financial statements reflect all adjustments of a normal and recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the Company's 1997 audited consolidated financial statements and the notes related thereto. The results of operations for the three and nine months ended September 30, 1998 may not be indicative of the operating results for the full year.

     The Company's operations are carried out through alliances with strategic local partners in the form of venture arrangements. Wholly-owned subsidiaries and majority-owned ventures where the Company has unilateral operating and financial control are consolidated within the Company's financial results and operations. Those ventures where the Company exercises significant influence, but does not exercise unilateral operating and financial control, are accounted for by the equity method. The Company has certain majority-owned investments that are accounted for by the equity method as a result of minority shareholder rights, super-majority voting conditions or other governmentally imposed uncertainties so severe that they prevent the Company from exercising unilateral control of the venture. If the Company has little ability to exercise significant influence over the ventures, those ventures are accounted for by the cost method. All significant intercompany accounts and transactions are eliminated upon consolidation.

     The Company recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, the Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk. When such ventures become profitable, the Company recognizes 100% of the profits until such time as the excess losses previously recorded have been recovered.

2. RUSSIAN ECONOMIC CRISIS

     On August 17, 1998 the exchange rate of the Russian ruble, relative to other currencies, declined significantly. The following measures were implemented by the Russian government: 1) The repayment of GKO treasury bills and OFZ federal bonds was suspended; subsequently, secondary trading therein was halted. Since many Russian banks had substantial investments in these securities, severe liquidity problems resulted for the banks. 2) The value of the ruble was allowed to fluctuate below the ruble/US dollar exchange rate corridor that the government had previously committed to support; this represented an effective devaluation of the ruble. 3) A 90-day moratorium on offshore credit repayments was issued. The 90-day moratorium was not extended when it expired on November 16, 1998 and it is anticipated that the ruble will continue to be devalued. Due to the devaluation and the end of the 90-day moratorium, there is an ongoing risk that many Russian banks may be declared bankrupt. Deposits held at Russian banks, other than Sberbank, are not insured. The official exchange rate as of September 30, 1998 and December 18, 1998 was
16.0645 and 20.7 rubles per US dollar, respectively. The last official exchange rate prior to the suspension of trading on August 17, 1998 was 6.2725 rubles per US dollar.

     As a result of the devaluation of the ruble and the consequences of the banking and economic crisis within Russia, the Company recorded a $13.1 million pre-tax charge within its financial statements for the third quarter 1998, that is mainly comprised of foreign currency exchange losses for ruble-denominated net

                         GLOBAL TELESYSTEMS GROUP, INC.

monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks.

3. POLICIES AND PROCEDURES

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income
(loss) is defined as the change in equity of a business enterprise during a period from nonowner sources. Comprehensive loss was $50.3 million and $92.7 million for the three and nine months ended September 30, 1997, respectively, and was comprised of net losses of $48.2 million and $87.9 million and foreign currency translation adjustments of $2.2 million and $4.9 million for the three and nine months ended September 30, 1997, respectively. Comprehensive loss was $35.5 million and $100.1 million for the three and nine months ended September 30, 1998, respectively, and was comprised of net losses of $37.5 million and $100.8 million and foreign currency translation income of $2.0 million for the three months ended September 30, 1998 and foreign currency transaction income of $0.8 million for the nine months ended September 30, 1998.

     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the Company to present basic and diluted earnings per share for all periods presented. The Company's net loss per share calculation (basic and diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options, warrants, and convertible debt instruments have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be required to be adopted by January 1, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivatives fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company is currently assessing the impact of this new statement on its consolidated financial position and results of operations.

     Certain reclassifications have been made to the September 1997 condensed, consolidated financial statements in order to conform to the 1998 presentation.

4. SHAREHOLDERS' EQUITY

     In February 1998, the Company completed an initial public offering of 12.8 million shares of common stock at $20.00 per common share (the "Stock Offering"). The Stock Offering resulted in the Company's common stock being listed, under the symbol "GTSG," in the United States on the National Association of Securities Dealers Automated Quotation Market and internationally on the European Association of Securities Dealers Automated Quotation Market. Net proceeds from the Stock Offering were approximately $235.6 million. As a result of the Stock Offering, the Company no longer has an obligation to repurchase the 797,100 shares of common stock that were subject to repurchase at December 31, 1997.

     In July 1998, the Company completed a secondary public offering of 2.8 million shares of common stock at $45.50 per common share. Net proceeds from the offering were approximately $119.9 million. In addition, in conjunction with such offering, shareholders of the Company sold 11.7 million shares of the Company's common stock. The Company did not realize any of the proceeds of such sale.

     Pursuant to a purchase agreement that the Company has with a venture partner, the Company issued 336,630 and 126,859 shares of common stock to the partner in April 1998 and July 1998, respectively. In

                         GLOBAL TELESYSTEMS GROUP, INC.

accordance with the purchase agreement, if such entity is unable to sell these shares, the Company is obligated to assist the seller in locating a purchaser for the Common Stock, and if the Company is unable to do so, to repurchase the issued common stock. The shares issued are restricted and therefore, have been classified as common stock subject to repurchase as of September 30, 1998.

     In June 1998, pursuant to the Debt Obligation described below, 3,333,333 warrants were exercised at an exercise price of $9.33 per common share. An additional 4,444,444 warrants to purchase the Company's common stock expire in the first and second quarters of 2002.

5. DEBT OBLIGATIONS

     In February 1998, the Company issued aggregate principal amount of $105.0 million of 9.875% senior notes due 2005 (the "Notes Offering" and together with the Stock Offering, the "Offerings"). Net proceeds from the Notes Offering were approximately $100.5 million. Approximately $19.6 million of the net proceeds were placed in escrow for the first four semi-annual interest payments, commencing August 15, 1998.

     As a result of the completion of the Stock Offering, the interest rate on the $144.8 million aggregate principal amount of 8.75% senior subordinated convertible bonds due 2000, which were issued in July 1997 (the "Bonds") will remain at 8.75% until maturity and the approximately $5.1 million of the 6.25% additional interest that was previously accrued through the date of the Stock Offering has been reflected as an increase to additional paid-in capital. Upon completion of the Stock Offering, the Bonds became convertible into 7.2 million common shares at a conversion price of $20.00 per share. During the nine-month period ended September 30, 1998, a total of $25.4 million of the Bonds were converted into approximately 1.3 million common shares of the Company's common stock.

     In July 1998, the Company issued aggregate principal amount of $466.9 million of 5.75% convertible senior subordinated debentures (the "Debentures") that mature July 1, 2010 and will be redeemable from July 1, 2001 at the option of the Company, at redemption prices as set forth in the Debentures agreement. Net proceeds from the Debentures offering were approximately $452.1 million. The Debentures are convertible into 8.5 million common shares at any time prior to maturity or redemption at a conversion price of $55.05 per common share. Interest on the Debentures will be payable semi-annually on January 1 and July 1, commencing January 1, 1999. The Debentures are subordinated to all existing and future indebtedness of the Company, except for the Bonds, with which they rank pari passu in right of payment.

     In 1996, the Company entered into long-term obligations ("Debt Obligations") totaling $70.0 million with lenders that are affiliated with and are considered related parties to the Company as a result of their ownership of the Company's common stock. In February 1998, approximately $85.2 million of the net proceeds of the Offerings were used to repay the Debt Obligations plus accrued interest. In addition, the unamortized discount costs and debt issuance costs on the Debt Obligations were written off at the time of repayment, resulting in the Company recording an extraordinary loss of $12.7 million.

6. OTHER TRANSACTIONS

     In July 1998, a wholly-owned subsidiary of the Company purchased the remaining 47.36% interest in GTS Vox Limited, which resulted in the Company's beneficial ownership in TCM increasing from 50% to 95%. The total consideration paid for the additional interest in GTS Vox Limited was $40.5 million. In connection with this buy-out, a modification was made to the original stock purchase agreement with the Company's partner in GTS Vox, in which the Company's obligation to issue 126,859 shares of common stock to such partner was accelerated to July 1998. Under the stock purchase agreement, the Company is also obligated to assist the former partner in locating a buyer for these shares of common stock and if unable to do so, the Company will repurchase the shares of common stock. In addition to the above payments, the purchase agreement includes guarantees of certain cash flow assumptions for GTS Vox Limited's consolidated subsidiary. As a result of the purchase of the remaining 47.36% of GTS Vox Limited, the Company accounts

                         GLOBAL TELESYSTEMS GROUP, INC.

for GTS Vox Limited and TCM by the consolidation as opposed to the equity method of accounting. The purchase price has been allocated to the net assets based on the fair value at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was approximately $33.4 million, which has been recorded as goodwill and is being amortized, on a straight-line basis, over ten years.

     In June 1998, the Company completed the restructuring of the capital and ownership of Golden Telecom, one of its equity method investees, which resulted in the Company's beneficial ownership increasing from approximately 25% to approximately 57%. Prior to the restructuring, Golden Telecom was 49% owned by GTS Ukrainian TeleSystems LLC ("UTS"), another equity method investee which was 60% owned by the Company and 40% owned by a shareholder of the Company (the "Shareholder"). The total consideration paid for the additional interest in Golden Telecom was $11.4 million. In conjunction with this restructuring, the Shareholder exercised its right to receive 0.7 million shares of the Company's common stock in lieu of their ownership interest in UTS, and as a result, the Company reclassified an $8.6 million short-term obligation as additional paid-in capital. Further, the Shareholder contributed an additional $5.8 million for a 25% interest in UTS. As a result of the restructuring, as of June 30, 1998, UTS and Golden Telecom are accounted for by the consolidation as opposed to the equity method of accounting. The purchase price has been allocated to the net assets based on the fair value at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was $1.2 million, which has been recorded as goodwill and is being amortized, on a straight-line basis over five years.

     In June 1998, Hermes Europe Railtel B.V. ("HER") completed the acquisition for ECU 90 million (approximately $99.5 million) from Ebone Holding Association (the "Association") of a 75% interest in Ebone A/S ("Ebone"), a Tier 1 Internet backbone provider, principally serving as a carriers' carrier for European internet service providers. As part of the transaction, Ebone will purchase, under a transmission capacity agreement, long-term rights on HER's network valued at ECU 90 million. The purchase price has been allocated to the net assets based on the fair value at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was $17.2 million, which has been recorded as goodwill and is being amortized, on a straight-line basis over five years. The members of the Association were offered the right to buy shares of Ebone in the third quarter of 1998; however, HER's ownership interest in Ebone was not reduced as a result of the offer.

     In March 1998, the Company purchased an additional 10.3% interest in HER from an existing shareholder of HER for ECU 13.5 million (approximately $14.6 million). As a result of the purchase, the Company owns approximately 89.4% of HER. The purchase price has been allocated to the net assets based on the fair value at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was $10.2 million, which has been recorded as goodwill and is being amortized, on a straight-line basis over five years.

     In February 1998, the Company acquired the remaining 33% interest in Sovam Teleport from its minority partner and as a result Sovam became a wholly-owned subsidiary of the Company and in 1998 is accounted for by the consolidation as opposed to the equity method of accounting. The Company paid a nominal amount for the 33% interest.

7. FOREIGN CURRENCY TRANSACTIONS

     On April 19, 1998, HER entered into a foreign currency swap transaction agreement (the "Swap") with Rabobank International ("Rabo") in order to minimize the foreign currency exposure resulting from the issuance in August 1997 of $265 million aggregate principal amount 11.5% Senior Notes due 2007 (the "Notes"). HER has marked the Swap to its fair value as of September 30, 1998 and the resulting adverse change in the fair value of $20.4 million has been recorded as a Noncurrent Liability on the balance sheet and recognized as a foreign currency loss in the statement of operations. In addition, in July 1998, HER entered into several forward exchange contracts, with terms ranging from thirty to ninety days, to limit HER's

                         GLOBAL TELESYSTEMS GROUP, INC.

exposure to foreign currency transactions. HER has marked the outstanding contracts to their fair value as of September 30, 1998 and the resulting adverse change in the fair value of $2.1 million has been recorded as an Other Current Liability on the balance sheet and recognized as a foreign currency loss in the statement of operations.

8. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table summarizes non-cash investing and financing activities for the Company:

                                                            THREE MONTHS      NINE MONTHS
                                                                ENDED            ENDED
                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1998             1998
                                                            -------------    -------------
                                                                    (IN THOUSANDS)
Capitalization of leases..................................     $42,950          $93,188
Exercise of warrants......................................          --           31,110
Conversion of the Bonds into common stock.................          --           25,385
Additional consideration in relation to purchase of
  interest in a CIS region subsidiary.....................       5,973           19,522
Reclassification of common stock subject to repurchase....          --           12,489
Conversion of note payable into common stock..............          --            8,635
Reclassification of accrued interest on the Bonds.........          --            5,052

     No significant non-cash activities were incurred for the three and nine months ended September 30, 1997.

9. SUBSEQUENT EVENTS

     On October 16, 1998, the Company initiated an offer (the "Offer") to acquire the outstanding shares of NetSource Europe ASA ("NetSource Europe"), a limited liability company organized under the laws of Norway for aggregate consideration consisting of (i) 4,037,500 shares of Company common stock and
(ii) cash consisting of (A) $15 million and (B) the value in cash of 712,500 shares of Company common stock on the closing date of the Offer. An additional $35 million (in cash or Company common stock, at the Company's election) may be paid to the NetSource Europe shareholders and certain NetSource Europe managers if NetSource Europe meets or exceeds certain quarterly and annual revenue, operating margin and cashflow targets in calendar year 1999.

     The boards of directors of both the Company and NetSource Europe have approved the transaction and the NetSource Europe board of directors has recommended to its shareholders that they accept the Offer. The Company's consummation of the Offer is subject to acceptance of the Offer by holders of not less than 67 percent of NetSource Europe's shares on a fully diluted basis, completion of due diligence by the Company and NetSource Europe, receipt of applicable regulatory approvals, and satisfaction of certain other conditions. As of the end of the acceptance period, October 31, 1998, 90.2% (on a fully diluted basis) of the shareholders of NetSource Europe had accepted the offer. The Offer may be terminated by the Company or the above-referenced holders of NetSource Europe stock if the Offer has not been consummated by November 30, 1998. During the course of the Company's due diligence investigation, which is ongoing, the Company has identified certain issues which are being discussed with NetSource Europe and certain of its shareholders and which must be resolved to the parties satisfaction prior to the consummation of the transaction. NetSource Europe is a European telecommunications services company engaged primarily in the business of reselling voice communications services with executive offices in Birmingham, England and sales and operating offices in seven European countries.

                         GLOBAL TELESYSTEMS GROUP, INC.

     The shares of Company common stock offered to NetSource Europe's shareholders will not be registered under the Securities Act; however, GTS has agreed to register, as soon as reasonably practicable, the shares of Company common stock that will be issued as consideration to the NetSource Europe shareholders.

     On October 16, 1998, 6,248 shares of common stock were issued as a result of certain employees exercising vested options under the Company's stock option plan. On October 31, 1998, GTS Hermes, Inc. acquired AB Swed Carrier's ownership interest of 6,551 common shares in the Company for approximately $5.8 million. In connection with this purchase, GTS Hermes, Inc. paid approximately $5.3 million to a company, which is affiliated with a board member, for negotiating with AB Swed Carrier and SNCB/NMBS on behalf of GTS Hermes, Inc., to purchase their respective ownership interest in the Company. Further, on October 26, 1998, the name of GTS Hermes, Inc. was changed to GTS Carrier Services, Inc.

     The ownership of the Company as a result of the subsequent events is as follows:

                                                              SHARES    OWNERSHIP %
                                                              -------   -----------
GTS Carrier Services, Inc. .................................  176,858       89.9
NMBS........................................................   13,610        6.9
Employees...................................................    6,248        3.2
                                                              -------      -----
                                                              196,716      100.0%
                                                              =======      =====

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
EDN Sovintel

     We have audited the accompanying balance sheets of EDN Sovintel as of December 31, 1997 and 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EDN Sovintel at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

     We have also audited the financial statements of the Company at December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, not presented herewith, prepared in compliance with the regulations for bookkeeping and accounting for income tax and statutory reporting purposes in the Russian Federation on which we expect to report separately for the 1997 audited financial statements and have reported separately for the 1996 and 1995 financial statements. The significant differences between the accounting principles applied in preparing the statutory financial statements and accounting principles generally accepted in the United States of America are summarized in Note 2.

                                            /s/  Ernst & Young (CIS) Ltd.

Moscow, Russia
February 16, 1998
except for Note 12,
as to which the date is
November 12, 1998

                                  EDN SOVINTEL

                                 BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                               (IN THOUSANDS OF
                                                                 US DOLLARS)
Current assets:
  Cash and cash equivalents.................................  $ 5,620    $ 3,606
  Cash deposit with related party...........................      485        476
  Accounts receivable, net of allowances....................   16,223     15,329
  Due from affiliates.......................................    1,586      1,879
  Inventories...............................................    1,697      1,749
  Prepaid expenses and other assets.........................    1,630      1,171
  VAT receivable, net.......................................    3,688      1,157
  Deferred income taxes.....................................      186
                                                              -------    -------
          Total current assets..............................   31,115     25,367
Property and equipment, net.................................   38,709     27,709
Deferred expenses...........................................      945      1,080
                                                              -------    -------
          Total assets......................................  $70,769    $54,156
                                                              =======    =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note due shareholder......................................  $    39    $ 5,700
  Trade payables............................................    5,725      8,382
  Accrued liabilities and other payables....................    3,194      1,661
  Taxes accrued or payable..................................    1,088        555
  Amounts due to shareholder and affiliates.................   10,104      5,703
  Amount due to partner in commercial venture...............    1,350      1,350
                                                              -------    -------
          Total current liabilities.........................   21,500     23,351
Commitments and contingencies
Shareholders' equity:
  Capital contributions.....................................    2,000      2,000
  Retained earnings.........................................   47,269     28,805
                                                              -------    -------
          Total shareholders' equity........................   49,269     30,805
                                                              -------    -------
          Total liabilities and shareholders' equity........  $70,769    $54,156
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEARS ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                               (IN THOUSANDS OF US DOLLARS)
Revenues, net:
  Service revenues..........................................  $105,288    $63,488    $29,920
  Installation revenues.....................................     5,241      9,312     12,981
  Product sales.............................................     3,433      2,240      1,391
                                                              --------    -------    -------
                                                               113,962     75,040     44,292
Cost of revenues:
  Service costs.............................................    67,174     37,884     18,545
  Cost of installation......................................     2,621      4,656      6,491
  Cost of products..........................................     2,834      1,370      1,211
                                                              --------    -------    -------
                                                                72,629     43,910     26,247
                                                              --------    -------    -------
Gross profit................................................    41,333     31,130     18,045
Selling, general and administrative expenses................    17,020     10,291      7,145
Interest expense............................................       503        638        703
Interest income.............................................      (392)       (87)       (59)
Other (income) loss.........................................       (57)       120        (98)
Foreign exchange loss on net monetary items.................       131        252        112
                                                              --------    -------    -------
Income before taxes.........................................    24,128     19,916     10,242
Income taxes................................................     5,664      5,154      2,594
                                                              --------    -------    -------
Net income..................................................    18,464     14,762      7,648
Retained earnings, beginning of year........................    28,805     14,043      6,395
                                                              --------    -------    -------
Retained earnings, end of year..............................  $ 47,269    $28,805    $14,043
                                                              ========    =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                            STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31
                                                              -------------------------------
                                                                1997        1996       1995
                                                              --------    --------    -------
                                                               (IN THOUSANDS OF US DOLLARS)
OPERATING ACTIVITIES
  Net income................................................  $ 18,464    $ 14,762    $ 7,648
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     5,312       3,638      2,448
     Provision for deferred income taxes....................      (186)
     Provision for doubtful accounts........................       345         678        132
     Write-off of accounts receivable.......................      (602)       (147)      (492)
     Write-down of network equipment and inventories........                   100        196
     Foreign exchange loss..................................       131         252        112
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (637)     (8,460)    (2,759)
     Due from affiliates....................................       293        (683)    (1,011)
     Inventories............................................        52        (911)      (309)
     Prepaid expenses and other assets......................      (538)     (1,108)       599
     VAT receivable, net....................................    (2,609)         54       (906)
     Trade payables.........................................    (2,491)       (193)     2,983
     Accrued liabilities and other payables.................     1,533         310      1,233
     Taxes accrued or payable...............................       570         326        229
     Amounts due to shareholder and affiliates..............     4,401       3,039      2,165
                                                              --------    --------    -------
          Net cash provided by operating activities.........    24,038      11,657     12,268
INVESTING ACTIVITIES -- purchases of and advances for
  property and equipment....................................   (16,177)     (9,863)    (9,259)
FINANCING ACTIVITIES
  Borrowings from shareholder...............................    10,760      11,300     11,888
  Repayments to shareholder.................................   (16,421)    (11,100)    (9,271)
  Repayments of long-term debt..............................                  (694)    (3,979)
  Cash deposited with related party.........................       (41)       (476)
                                                              --------    --------    -------
Net cash used in financing activities.......................    (5,702)       (970)    (1,362)
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (145)       (312)
                                                              --------    --------    -------
Net increase in cash and cash equivalents...................     2,014         512      1,647
Cash and cash equivalents at beginning of year..............     3,606       3,094      1,447
                                                              --------    --------    -------
Cash and cash equivalents at end of year....................  $  5,620    $  3,606    $ 3,094
                                                              ========    ========    =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                         NOTES TO FINANCIAL STATEMENTS
              (US DOLLAR AMOUNTS IN TABLES EXPRESSED IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     EDN Sovintel (the "Company") was created in August 1990 to design, construct, and operate a telecommunications network in Moscow. This network provides worldwide communications services, principally to major hotels, business offices and mobile communication companies. Telecommunications services are subject to local licensing. The Company's license for international, intercity and local calls was most recently renewed on November 4, 1996 and is valid until May 1, 2000. The Company received a license for leased lines on September 20, 1996 valid for 5 years. The Company began operating in December 1991, providing services under long-term contracts payable in US dollars.

     The Company initially registered as a Soviet-American joint venture. The venture re-registered as a Russian limited liability partnership in November 1992. The Company is 50% owned by Open Joint Stock Company "Rostelecom", an intercity and long-distance carrier which is 38% owned by Svyazinvest, and 50% owned by Sovinet, a US general partnership, owned by two wholly-owned Global TeleSystems Group, Inc. ("GTS") subsidiaries.

2. BASIS OF PRESENTATION

     The Company maintains its records and prepares its financial statements in Russian rubles in accordance with the requirements of Russian accounting and tax legislation. The accompanying financial statements differ from the financial statements used for statutory purposes in Russia in that they reflect certain adjustments, not recorded on the Company's books, which are appropriate to present the financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The principal adjustments are related to certain accrued revenue and expenses, foreign currency translation, deferred taxation, and depreciation and valuation of property and equipment.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     The Company's functional currency is the US dollar because the majority of its revenues, costs, property and equipment purchased, and debt and trade liabilities are either priced, incurred, payable or otherwise measured in US dollars. Accordingly, transactions and balances not already measured in US dollars (primarily Russian rubles) have been remeasured into US dollars in accordance with the relevant provisions of US Financial Accounting Standard ("FAS") No. 52, "Foreign Currency Translation".

     Under FAS No. 52, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates prevailing on the transaction dates. Monetary assets and liabilities are translated at exchange rates prevailing on the balance sheet date. Exchange gains and losses arising from remeasurement of monetary assets and liabilities that are not denominated in US dollars are credited or charged to operations.

     The ruble is not a convertible currency outside the territory of Russia. Official exchange rates are determined daily by the Central Bank of Russia ("CBR") and are generally considered to be a reasonable approximation of market rates. The translation of ruble denominated assets and liabilities into US dollars for the purpose of these financial statements does not indicate that the Company could realize or settle in

                                  EDN SOVINTEL

US dollars the reported values of the assets and liabilities. Likewise, it does not indicate that the Company could return or distribute the reported US dollar values of capital and retained earnings to its shareholders.

     The exchange rates at December 31, 1997, 1996 and 1995 for one US dollar were RUR 5,960, RUR 5,560 and RUR 4,640 respectively. At February 16, 1998, the CBR rate had changed to RUR 6,050. The effect of this devaluation of the ruble on monetary assets and liabilities has not been determined.

     On January 1, 1998, the CBR introduced a new ruble to replace existing rubles. The new ruble has been redenominated so that one new ruble is equivalent to one thousand old rubles. The old ruble will continue in circulation until December 31, 1998 and will be accepted as legal tender until December 31, 2002.

     All ruble amounts reflected in these financial statements are stated in old rubles.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and in the bank.

ACCOUNTS RECEIVABLE

     Accounts receivable are shown at their net realizable value which approximates fair value. Accounts receivable are shown in the balance sheet net of an allowance for uncollectible accounts of $643,000 and $900,000 at December 31, 1997 and 1996, respectively.

INVENTORIES

     Inventories consist of telecommunications equipment held for resale and are stated at the lower of cost or market. Cost is computed on a weighted average basis.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at their historical cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

Network equipment...........................................   10 years
Other property and equipment................................  3-5 years

     There is no depreciation charge for construction-in-progress. Depreciation commences upon completion of the related project.

DEFERRED EXPENSES

     Deferred expenses represent the Company's interest in the historical cost of network equipment owned by MTU Inform, a partner in a commercial venture (Note 8). These expenses are amortized over the equipment's useful life of 10 years.

REVENUE RECOGNITION AND TAXES ON REVENUE

     Revenues from telecommunication traffic are recognized in the period in which the traffic occurs. Revenues from product sales, connection fees, and other services are recognized in the period in which the products are shipped, connections made, and services rendered. Taxes on certain revenues were charged at rates ranging from 1.5% to 4.0% over the three years ended December 31, 1997, 1996 and 1995 and amounted to $4,458,000, $2,792,000 and $1,166,000, respectively, and are charged to selling general and administrative expenses.

                                  EDN SOVINTEL

ADVERTISING

     The Company expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1997, 1996 and 1995 were $671,000, $512,000 and $395,000, respectively, and are included in selling, general and administrative expenses.

INVESTMENT INCENTIVE DEDUCTIONS

     Russian legislation allows for certain additional tax deductions related to new asset investments. These deductions are accounted for as a reduction to current income taxes in the year in which they arise.

INCOME TAXES

     The Company computes and records income taxes in accordance with FAS No. 109, "Accounting for Income Taxes".

GOVERNMENT PENSION FUNDS

     The Company contributes to the Russian Federation state pension fund, social fund, medical insurance fund, unemployment fund and transport fund on behalf of all its Russian employees. Contributions were 40.5%, 40.5% and 41.0% from base payroll for 1997, 1996 and 1995, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments included in current assets and liabilities is considered to be the carrying value.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The adoption of SFAS No. 121 had no impact on the Company's financial position or results of operations.

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income", was issued. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS No. 130 in fiscal 1998. SFAS No. 130 expands or modifies disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

RECLASSIFICATIONS

     Certain 1996 and 1995 comparative figures have been reclassified to conform to the presentation adopted in the current year.

                                  EDN SOVINTEL

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                1997       1996
                                                              --------    -------
Network equipment...........................................  $ 43,876    $31,251
Other property and equipment................................     4,527      3,108
                                                              --------    -------
                                                                48,403     34,359
Accumulated depreciation....................................   (14,557)    (9,380)
Construction-in-progress....................................     4,409      1,796
Network equipment and advances for network equipment not yet
  in service................................................       454        934
                                                              --------    -------
Net book value..............................................  $ 38,709    $27,709
                                                              ========    =======

     Total depreciation expense on property and equipment for 1997, 1996 and 1995 was $5,177,000, $3,503,000 and $2,253,000, respectively.

5. INCOME TAXES

     The Russian Federation was the only tax jurisdiction in which the Company's income was taxed. The income tax expense reported in the accompanying statements of income and retained earnings for the years ended December 31, 1997, 1996 and 1995 represents the provision for current and deferred taxes.

     Significant components of the provision for income taxes for the years ended December 31 are as follows:

                                                            1997      1996      1995
                                                           ------    ------    ------
Current tax expense......................................  $5,850    $5,154    $2,594
Deferred tax benefit.....................................    (186)
                                                           ------    ------    ------
Provision for income taxes...............................  $5,664    $5,154    $2,594
                                                           ======    ======    ======

                                  EDN SOVINTEL

     The following is a reconciliation of the tax basis and book basis of the taxable income reported in the Russian statutory financial statements to the income before taxes reported in the accompanying financial statements presented in accordance with US GAAP for the years ended December 31:

                                                         1997       1996       1995
                                                        -------    -------    -------
Taxable income reported for Russian tax purposes......  $16,184    $14,726    $ 7,411
  Investment incentive deductions.....................   12,337      9,030      7,220
  Tax loss carry-forwards utilized....................       97        113
  Net permanent difference related to revenues and       (2,455)
     expenses incurred in the ordinary course of
     business which are not assessable or deductible
     for Russian tax purposes.........................              (1,174)    (2,595)
                                                        -------    -------    -------
Russian income before taxes...........................   26,163     22,695     12,036
Adjustments to present financial statements in
  accordance with US GAAP:
  Reversal of excess depreciation due to statutory       (2,101)
     revaluations.....................................              (1,497)      (293)
  Depreciation rate differences.......................     (279)      (424)      (236)
  Allowances for uncollectible accounts...............       35        369       (132)
  Inventory write-downs...............................                (100)      (249)
  Accrual of deductible expenses......................   (3,234)    (2,437)    (1,339)
  Accrual of revenue..................................    2,704      1,093         19
  Foreign exchange differences........................      236        280      1,425
  Other...............................................      604        (63)      (989)
                                                        -------    -------    -------
Income before taxes under US GAAP.....................  $24,128    $19,916    $10,242
                                                        =======    =======    =======

     A reconciliation between the statutory rate and the effective income tax rate is as follows for the years ended December 31:

                                                         1997       1996       1995
                                                        -------    -------    -------
Income tax expense computed on financial income before
  taxes at statutory tax rate of 35%..................  $ 8,445    $ 6,970    $ 3,585
Tax effect of permanent differences:
  Investment incentive deductions.....................   (4,318)    (3,161)    (2,594)
  Tax loss carryforwards utilized.....................      (34)       (40)
  Other permanent differences.........................      859        411        805
  Adjustments made to compute income before taxes for
     US GAAP financial reporting......................    1,142        813        555
Increase (decrease) in the valuation allowance for
  deferred tax assets.................................     (430)       161        243
                                                        -------    -------    -------
Income tax expense reported in the financial
  statements..........................................  $ 5,664    $ 5,154    $ 2,594
                                                        =======    =======    =======

                                  EDN SOVINTEL

     The deferred tax balances are calculated by applying the statutory tax rates in effect at the respective balance sheet dates to the temporary differences between the tax basis of assets and liabilities and the amount reported in the accompanying financial statements, and consist of the following at December 31:

                                                            1997      1996      1995
                                                           ------    -------    -----
Deferred tax assets (liabilities):
  Depreciation...........................................  $  398    $   300    $ 151
  Inventory write-downs and allowances...................     235        235      147
  Accrual of expenses....................................   1,132        898      469
  Accrual of revenue.....................................    (946)      (383)      (7)
  Allowance for uncollectible accounts...................     (13)                129
                                                           ------    -------    -----
Deferred tax assets......................................     806      1,050      889
Valuation allowance for deferred tax assets..............    (620)    (1,050)    (889)
                                                           ------    -------    -----
          Net deferred tax assets........................  $  186    $    --    $  --
                                                           ======    =======    =====

     For financial reporting purposes, a valuation allowance has been recognised to reflect management's estimate of the deferred tax assets that are less likely than not to be realized.

     The Company paid Russian profits tax of $4,302,000, $5,849,000 and $2,660,000 in 1997, 1996 and 1995, respectively.

6. NOTE DUE TO SHAREHOLDER AND LONG-TERM DEBT

     In October 1995, the Company entered into a $5,000,000 credit facility with Sovinet, one of the Company's shareholders. It was subsequently increased to $7,000,000. In January 1997, this facility was repaid and on January 16, 1997, a new six-month facility was established with GTS Finance, Inc. for $7,000,000 which was then extended to December 19, 1997. The loan was repaid prior to December 31, 1997 except for withholding taxes on interest. The loan carried interest at a rate equal to the then current six month LIBOR rate (5.6%) plus
5.0 percent per annum. As of December 31, 1997, 1996 and 1995, the outstanding borrowings under this agreement were $39,000, $5,700,000 and $5,500,000, respectively.

     The Company believes that the carrying value of the above loans approximates fair values.

     The Company paid interest of $697,000, $542,000 and $576,000 in 1997, 1996 and 1995, respectively.

7. SHAREHOLDERS' EQUITY

     The Company's capital structure as specified in the charter capital document is as follows as of December 31:

                                                                 1997          1996
                                                              ----------    ----------
Registered capital in Russian rubles:
  Rostelecom................................................     600,000       600,000
  Sovinet...................................................     600,000       600,000
                                                              ----------    ----------
                                                               1,200,000     1,200,000
                                                              ==========    ==========
Historical value of the Company's capital in US dollars.....  $    2,000    $    2,000
                                                              ==========    ==========

     As a Russian limited liability company, the Company has no capital stock; rather, it has only contributed and locally registered capital in accordance with its charter. As such, no earnings per share data are presented in these financial statements.

                                  EDN SOVINTEL

     Retained earnings available for distribution at December 31, 1997 amounted to 256 billion rubles or approximately $42,953,000 at applicable year-end exchange rates.

8. RELATED PARTY TRANSACTIONS

     Transactions and balances with Rostelecom (one of the Company's shareholders) and its affiliates were as follows, as of and for the years ended December 31:

                                                           1997       1996      1995
                                                          -------    ------    ------
Sales...................................................  $ 2,310    $1,525    $   62
Telecommunication lease and traffic costs...............   11,183     4,586     1,506
Amounts due to shareholder and affiliates...............    4,184       656       460
Cash deposit with related party.........................      485       476

     At the request of Rostelecom, a shareholder, the Company placed a deposit of 2.65 billion rubles in August 1996 with a Russian bank related to this shareholder. The bank deposit agreement states a deposit term of one year, which was rolled over for an additional year during 1997. The deposit earns interest quarterly at a rate of 15% per annum plus any devaluation losses against the US dollar up to a maximum of 4.8% per quarter. Management is aware that the deposited amount collateralizes certain obligations of the shareholder.

     Transactions and balances with Sovinet (one of the Company's shareholders), GTS and affiliates were as follows, as of and for the years ended December 31:

                                                            1997      1996      1995
                                                           ------    ------    ------
Sales....................................................  $4,974    $3,115    $1,041
Management service fees and reimbursements of expenses of
  expatriate staff.......................................   1,318       927     2,062
Balances due under credit facility.......................      39     5,700     5,500
Interest expense.........................................     503       626       461
Amounts due from affiliates..............................   1,586     1,879     1,196
Amounts due to shareholder and affiliates................   5,919     5,047     2,204

     Transactions and balances with MTU Inform, an entity with which the Company entered into a commercial agreement to co-develop and operate a "258" phone exchange were as follows, as of and for the years ended December 31:

                                                         1997       1996       1995
                                                        -------    -------    -------
Telecommunication settlement and rent expense.......    $19,003    $15,889    $10,491
Balances in trade payables..........................                 1,237      2,184
Balances in accounts receivable.....................        487
Amount due to partner in commercial venture.........      1,350      1,350      1,350
Balances in prepaid expenses and other assets.......        800

     The Company also has an interest in the cost of the related network equipment owned by MTU Inform, which is reflected in the balance sheet, net of related amortization, as deferred expenses. In 1997 the Company prepaid $800 of 1998 rent to MTU-Inform for additional office space to be occupied during 1998.

9. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash deposits and trade accounts receivables. The Company deposits its available cash with several Russian financial institutions. The Company's sales and accounts receivable are made to and due

                                  EDN SOVINTEL
from a variety of international and Russian business customers. As of December 31, 1997, two customers accounted for 16% and 11% of revenues and 11% and 7% of accounts receivable, respectively. As of December 31, 1996, these same two customers accounted for 17% and 16% of revenues and 25% and 10% of accounts receivable, respectively. As of December 31, 1995, these two customers accounted for 1% and 14% of revenues and 10% and 11% of accounts receivable, respectively. The Company has no other significant concentrations of credit risk.

10. COMMITMENTS

     The Company has several cancelable operating leases for office and warehouse space and telecommunications lines with terms ranging from one to five years.

     Total rent expense for 1997, 1996 and 1995 was $2,794,000, $2,137,000 and
$1,234,000, respectively.

11. CONTINGENCIES

     Legislation and regulations regarding taxation, foreign currency transactions and licensing of foreign currency loans in the Russian Federation continues to evolve as the central government manages the transformation from a command to a market-oriented economy. The various legislation and regulations are not always clearly written and their interpretation is subject to the opinions of the tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions between local, regional and national tax authorities and between the Central Bank and Ministry of Finance are not unusual.

     The Company believes that it has paid or accrued all taxes that are applicable. Where practice concerning the provision of taxes is unclear, the Company has accrued tax liabilities based on management's best estimate. The Company's policy is to accrue contingencies in the accounting period in which a loss is deemed probable and the amount is reasonably determinable.

     Because of the uncertainties associated with the Russian tax and legal systems, the ultimate amount of taxes, penalties and interest, if any, assessed may be in excess of the amount expensed to date and accrued at December 31, 1997. It is the opinion of the Company's management that any material amounts are either not probable, not reasonably determinable, or both.

     The Company's operations and financial position will continue to be affected by Russian political developments, including the application of existing and future legislation and tax regulations. The Company does not believe that these contingencies, as related to its operations, are any more significant than those of similar enterprises in Russia.

12. SUBSEQUENT EVENTS

     On August 17, 1998 the exchange rate of the Russian ruble, relative to other currencies, declined significantly. The following measures were implemented by the Russian government: 1) The repayment of GKO treasury bills and OFZ federal bonds was suspended; subsequently, secondary trading therein was halted. Since many Russian banks had substantial investments in these securities, severe liquidity problems resulted for the banks. 2) The value of the ruble was allowed to fluctuate below the ruble/US dollar exchange rate corridor that the government had previously committed to support; this represented an effective devaluation of the ruble. 3) A 90-day moratorium on offshore credit repayments was issued. The 90-day moratorium was not extended when it expired on November 16, 1998 and it is anticipated that the ruble will continue to be devalued. Due to the devaluation and the end of the 90-day moratorium, there is an ongoing risk that many Russian banks may be declared bankrupt. Deposits held at Russian banks, other than Sberbank, are not insured. The official exchange rate as of September 30, 1998 was 16.0645 rubles per US dollar. The last official exchange rate prior to the suspension of trading on August 17, 1998 was 6.2725 rubles per US dollar.

                                  EDN SOVINTEL

     As a result of the devaluation of the ruble and the consequences of the banking and economic crisis within Russia, the Company recorded a $7.4 million pre-tax charge within its financial statements for the third quarter 1998, that is mainly comprised of foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks.

                                  EDN SOVINTEL

                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
Current Assets
  Cash and cash equivalents.................................    $ 5,620         $ 2,012
  Accounts receivable, less allowance for doubtful accounts
     of $643 and $1,927 at December 31, 1997 and September
     30, 1998...............................................     16,223          23,108
  Restricted cash...........................................        485             205
  Due from affiliated companies.............................      1,586           2,210
  Inventory.................................................      1,697           1,906
  Deferred tax asset........................................        186             186
  Prepaid expenses and other assets.........................      5,318          10,149
                                                                -------         -------
          Total Current Assets..............................     31,115          39,776
Property and equipment, net of accumulated depreciation of
  $14,557 and $19,361 at December 31, 1997 and September 30,
  1998......................................................     38,709          48,919
Deferred expenses...........................................        945             844
                                                                -------         -------
          TOTAL ASSETS......................................    $70,769         $89,539
                                                                =======         =======

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................    $ 5,725         $ 9,770
  Accrued expenses..........................................      3,194           4,318
  Due to affiliated companies...............................     10,104          17,312
  Note payable to shareholder...............................         39
  Taxes and other liabilities...............................      2,438           1,979
                                                                -------         -------
          TOTAL LIABILITIES.................................     21,500          33,379
                                                                -------         -------
Commitments and Contingencies
                                   SHAREHOLDERS' EQUITY
  Contributed capital.......................................      2,000           2,000
  Retained earnings.........................................     47,269          54,160
                                                                -------         -------
          TOTAL SHAREHOLDERS' EQUITY........................     49,269          56,160
                                                                -------         -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........    $70,769         $89,539
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                         -------------------   -----------------
                                                           1997       1998      1997      1998
                                                         --------   --------   -------   -------
                                                                     (IN THOUSANDS)
REVENUES, NET:.........................................  $27,890    $32,391    $82,029   $99,498
COST OF REVENUES:......................................   18,212     21,176     51,048    65,779
                                                         -------    -------    -------   -------
Gross margin...........................................    9,678     11,215     30,981    33,719
OPERATING EXPENSES:
  Selling, general and administrative..................    2,740      5,731      8,175    12,093
  Depreciation and amortization........................      239        467        452       858
  Non-income taxes.....................................    1,230      1,667      3,697     4,702
                                                         -------    -------    -------   -------
          Total operating expenses.....................    4,209      7,865     12,324    17,653
Income from operations.................................    5,469      3,350     18,657    16,066
OTHER (EXPENSE) INCOME:
  Interest income......................................       72         59        176       157
  Interest expense.....................................     (173)        --       (447)       --
  Foreign currency losses..............................      (18)    (5,197)       (87)   (5,490)
                                                         -------    -------    -------   -------
                                                            (119)    (5,138)      (358)   (5,333)
                                                         -------    -------    -------   -------
Net income (loss) before taxes.........................    5,350     (1,788)    18,299    10,733
Income taxes...........................................      864        960      4,084     3,842
                                                         -------    -------    -------   -------
          Net income (loss)............................  $ 4,486    $(2,748)   $14,215   $ 6,891
                                                         =======    =======    =======   =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         1997       1998       1997       1998
                                                       --------   --------   --------   --------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)....................................  $ 4,486    $(2,748)   $ 14,215   $  6,891
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization......................    1,590      1,995       3,817      4,905
  Provision for doubtful accounts....................     (225)     1,511        (577)     1,284
  Income tax benefit.................................     (665)        --        (665)        --
  Changes in assets and liabilities:
     Accounts receivable.............................    7,845     (3,185)      1,126     (8,169)
     Inventory.......................................     (965)      (563)     (1,087)      (209)
  Prepaid expenses and other assets..................     (687)     1,740      (2,216)    (5,455)
  Accounts payable and accrued expenses..............   (2,186)       538       1,937      4,710
                                                       -------    -------    --------   --------
          Net cash provided by (used in) operating
            activities...............................    9,193       (712)     16,550      3,957
INVESTING ACTIVITIES
  Purchases of property and equipment................   (2,773)    (7,893)    (11,329)   (15,014)
  Restricted cash....................................        6        263         (16)       280
                                                       -------    -------    --------   --------
          Net cash used in investing activities......   (2,767)    (7,630)    (11,345)   (14,734)
FINANCING ACTIVITIES
  Repayment of shareholder note......................   (1,523)        --      (2,251)       (39)
  Due to affiliated companies........................   (2,022)     7,089        (519)     7,208
                                                       -------    -------    --------   --------
Net cash (used in) provided by financing
  activities.........................................   (3,545)     7,089      (2,770)     7,169
                                                       -------    -------    --------   --------
Net increase (decrease) in cash and cash
  equivalents........................................    2,881     (1,253)      2,435     (3,608)
Cash and cash equivalents at beginning of period.....    3,160      3,265       3,606      5,620
                                                       -------    -------    --------   --------
Cash and cash equivalents at end of period...........  $ 6,041    $ 2,012    $  6,041   $  2,012
                                                       =======    =======    ========   ========

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed financial statements of EDN Sovintel (the "Company") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1997 and September 30, 1998, and the results of operations and cash flows for the periods indicated.

     The Company was established as a competitive local exchange carrier (CLEC) in August 1990. Through the design, construction, and operation of a telecommunications network in Moscow, the Company provides its customers, principally major hotels, business offices and mobile communications companies, with an alternative to the local telephone company for worldwide communications services. Telecommunications services are subject to local licensing. The Company's license for international, intercity and local calls was most recently renewed on November 4, 1996 and is valid until May 1, 2000. The Company received a license for leased lines on September 20, 1996 valid for 5 years. The Company began operating in December 1991, providing services under long-term contracts payable in US dollars. Currently, customers have the option of being billed in rubles or dollars. All payments from Russian companies are made in rubles.

     The venture is a Russian limited liability partnership. The Company is 50% owned by Open Joint Stock Company "Rostelecom," an intercity and long distance carrier which is 38% owned by Svyazinvest, and 50% owned by Sovinet, a US general partnership, which is owned by two wholly-owned Global TeleSystems Group, Inc. ("GTS") subsidiaries.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Material accruals have been recorded; however, other adjustments may have been required had an audit been performed. It is suggested that these financial statements be read in conjunction with the Company's 1997 audited financial statements and the notes related thereto. The results of operations for the three and nine months ended September 30, 1998 may not be indicative of the operating results for the full year.

     The Company also maintains its records and prepares its financial statements in Russian rubles in accordance with the requirements of Russian accounting and tax legislation. The accompanying financial statements differ from the financial statements used for statutory purposes in Russia in that they reflect certain adjustments, not recorded on the Company's Russian statutory books, which are appropriate to present the financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The principal adjustments are related to certain accrued revenue and expenses, foreign currency translation, deferred taxation, and depreciation and valuation of property and equipment. The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RUSSIAN ECONOMIC CRISIS

     On August 17, 1998 the exchange rate of the Russian ruble, relative to other currencies, declined significantly. The following measures were implemented by the Russian government: 1) The repayment of GKO treasury bills and OFZ federal bonds was suspended; subsequently, secondary trading therein was halted. Since many Russian banks had substantial investments in these securities, severe liquidity problems resulted for the banks. 2) The value of the ruble was allowed to fluctuate below the ruble/US dollar exchange rate corridor that the government had previously committed to support; this represented an effective devaluation of the ruble. 3) A 90-day moratorium on offshore credit repayments was issued. The 90-day moratorium was not extended when it expired on November 16, 1998 and it is anticipated that the ruble will continue to be devalued. Due to the devaluation and the end of the 90-day moratorium, there is an ongoing

                                  EDN SOVINTEL
risk that many Russian banks may be declared bankrupt. Deposits held at Russian banks, other than Sberbank, are not insured. The official exchange rate as of September 30, 1998 and December 18, 1998 was 16.0645 and 20.7 rubles per US dollar, respectively. The last official exchange rate prior to the suspension of trading on August 17, 1998 was 6.2725 rubles per US dollar.

     As a result of the devaluation of the ruble and the consequences of the banking and economic crisis within Russia, the Company recorded a $7.4 million pre-tax charge within its financial statements for the third quarter 1998, that is mainly comprised of foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits in Russian banks.

3. POLICIES AND PROCEDURES

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from nonowner sources. For the three and nine months ended September 30, 1997 and 1998, comprehensive income for the Company is equal to net income (loss).

4. CONTINGENCIES

     Legislation and regulations regarding taxation, foreign currency transactions and licensing of foreign currency loans in the Russian Federation continues to evolve as the central government manages the transformation from a command to a market-oriented economy. The various legislation and regulations are not always clearly written and their interpretation is subject to the opinions of the tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions between local, regional and national tax authorities and between the Central Bank and Ministry of Finance are not unusual.

     The Company believes that it has paid or accrued all taxes that are applicable. Where practice concerning the provision of taxes is unclear, the Company has accrued tax liabilities based on management's best estimate. The Company's policy is to accrue contingencies in the accounting period in which a loss is deemed probable and the amount is reasonably determinable.

     Because of the uncertainties associated with the Russian tax and legal systems, the ultimate amount of taxes, penalties and interest, if any, assessed may be in excess of the amount expensed to date and accrued at December 31, 1997 and September 30, 1998.

     The Company's operations and financial position will continue to be affected by Russian political developments, including the application of existing and future legislation and tax regulations. The Company does not believe that these contingencies, as related to its operations, are any more significant than those of similar enterprises in Russia.

                INDEX TO FINANCIAL STATEMENTS CONCERNING ESPRIT

                                                              PAGE
                                                              -----
ESPRIT TELECOM GROUP PLC
AUDITED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Accountants..........................   F-55
Consolidated Profit and Loss Accounts for the three years
  ended September 30, 1996, 1997 and 1998...................   F-57
Consolidated Balance Sheet as of September 30, 1996, 1997
  and 1998..................................................   F-58
Consolidated Cash Flow Statements for the three years ended
  September 30, 1996, 1997 and 1998.........................   F-59
Statement of Total Recognized Gains and Losses for the three
  years ended September 30, 1996, 1997 and 1998.............   F-60
Reconciliations of Movements in Shareholders' Funds for the
  three years ended September 30, 1996, 1997 and 1998.......   F-61
Notes to the Consolidated Financial Statements..............   F-62
PLUSNET BUSINESS
AUDITED HISTORICAL FINANCIAL STATEMENTS
Report of Independent Accountants...........................   F-95
Profit and Loss Accounts for the three years ended September
  30, 1995, 1996 and 1997...................................   F-96
Balance Sheets as of September 30, 1996 and 1997............   F-97
Cash Flow Statements for the three years ended September 30,
  1995, 1996 and 1997.......................................   F-98
Statement of Total Recognized Gains and Losses and
  Reconciliations of Movements in Invested Equity for the
  three years ended September 30, 1995, 1996 and 1997.......   F-99
Notes to the Financial Statements...........................  F-100

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Esprit Telecom Group plc

     We have audited the accompanying consolidated balance sheets of Esprit Telecom Group plc and its subsidiaries ("Company") as of September 30, 1996 and 1997 and the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliations of movements in shareholders' funds for each of the two years in the period ended September 30, 1997 all expressed in pounds sterling. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United Kingdom generally accepted auditing standards which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1996 and 1997 and the results of the Company's operations and its cash flows for each of the two years in the period ended September 30, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom differ in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the consolidated loss expressed in pounds sterling for each of the two years in the period ended September 30, 1997 and the determination of consolidated shareholders' funds and consolidated financial position also expressed in pounds sterling as of September 30, 1996 and 1997. Note 30 to the consolidated financial statements summarizes this effect for each of the two years in the period ended September 30, 1997 and as of September 30, 1996 and 1997.

Price Waterhouse
London, England
December 10, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Esprit Telecom Group plc

     We have audited the accompanying consolidated balance sheet of Esprit Telecom Group plc and its subsidiaries ("Company") as of September 30, 1998 and the related consolidated profit and loss account, cash flow statement, statement of total recognized gains and losses and reconciliation of movements in shareholders' funds for the year ended September 30, 1998 all expressed in pounds sterling. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with United Kingdom generally accepted auditing standards which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and the results of the Company's operations and its cash flows for the period ended 30 September 30, 1998 in conformity with generally accepted accounting principles in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom differ in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the consolidated loss expressed in pounds sterling for the year ended September 30, 1998 and the determination of consolidated shareholders' funds and consolidated financial position also expressed in pounds sterling as of September 30, 1998. Note 30 to the consolidated financial statements summarizes this effect for the year ended September 30, 1998 and as of September 30, 1998.

PricewaterhouseCoopers
London, England
December 21, 1998

                            ESPRIT TELECOM GROUP PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                             YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------------------
                                                                  CONTINUING                   1998
                                      NOTES    1996      1997     OPERATIONS   ACQUISITIONS    TOTAL
                                      -----   -------   -------   ----------   ------------   -------
                                                     (IN THOUSANDS, EXCEPT PER ORDINARY SHARE)
                                                 L         L          L             L            L
TURNOVER............................   1,2     24,880    45,466     62,876        19,712       82,588
COST OF SALES.......................          (18,756)  (37,949)   (52,351)      (13,478)     (65,829)
                                              -------   -------    -------       -------      -------
GROSS PROFIT........................            6,124     7,517     10,525         6,234       16,759
OTHER OPERATING EXPENSES:
Selling, general and
  administrative....................           (7,509)  (15,505)   (29,873)       (5,305)     (35,178)
Stock compensation costs............     6     (2,035)     (417)      (112)           --         (112)
Restructuring costs.................     8         --      (312)        --            --           --
Depreciation and amortisation.......           (1,471)   (2,836)    (8,477)       (1,905)     (10,382)
European network amortisation.......                                (1,519)           --       (1,519)
Operating loss......................     3     (4,891)  (11,553)   (29,456)         (976)     (30,432)
Profit on sale of investment........     9         --        --        200            --          200
Interest receivable.................    10        142     1,152                                11,821
Interest payable and similar
  charges...........................    11       (345)     (457)                              (24,034)
Loss on ordinary activities before
  taxation..........................           (5,094)  (10,858)                              (42,445)
                                              -------   -------                               -------
Taxation on loss on ordinary
  activities........................    12         --        (2)                                   (2)
                                              -------   -------                               -------
LOSS FOR THE FINANCIAL YEAR.........           (5,094)  (10,860)                              (42,447)
                                              =======   =======                               =======
LOSS PER ORDINARY SHARE.............    13      (0.07)    (0.10)                                (0.34)
                                              =======   =======                               =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            ESPRIT TELECOM GROUP PLC
                           CONSOLIDATED BALANCE SHEET

                                                                       AS AT SEPTEMBER 30,
                                                                ---------------------------------
                                                        NOTES     1996        1997        1998
                                                        -----   ---------   ---------   ---------
                                                                         (IN THOUSANDS)
                                                                    L           L           L
FIXED ASSETS
Intangible assets.....................................    14          600       3,312      99,029
Tangible assets.......................................    15        7,374      14,284      55,071
Investments...........................................    16           31         131          --
                                                                ---------   ---------   ---------
                                                                    8,005      17,727     154,100
CURRENT ASSETS
Stock.................................................                  5          --          --
Trade debtors.........................................              7,309      15,395      29,444
Other debtors, prepayments and accrued income.........    17        2,352       1,896      26,244
Restricted Securities.................................    23           --          --      48,969
Short term cash deposits..............................              2,335      22,876     131,547
Bank balances and cash................................              4,095       1,649       4,233
                                                                ---------   ---------   ---------
                                                                   16,096      41,816     240,437
Creditors: Amounts falling due within one year........    18      (12,122)    (25,295)    (72,930)
                                                                ---------   ---------   ---------
Net current assets....................................              3,974      16,521     167,507
                                                                ---------   ---------   ---------
Total assets less current liabilities.................             11,979      34,248     321,607
Creditors: Amounts falling due in more than one
  year................................................    19       (1,968)     (2,874)   (328,806)
                                                                ---------   ---------   ---------
Net assets/(liabilities)..............................             10,011      31,374      (7,199)
                                                                =========   =========   =========
CAPITAL AND RESERVES
Called up share capital...............................    20        1,487       1,219       1,255
Other capital reserves................................    20       18,182      50,108      53,411
Shares to be issued...................................    20           --          --       2,168
Other reserves........................................    20        2,810       3,295       1,542
Profit and Loss account...............................    20      (12,468)    (23,248)    (65,575)
                                                                ---------   ---------   ---------
Total shareholders' funds/(deficit)...................    20       10,011      31,374      (7,199)
                                                                ---------   ---------   ---------
TOTAL SHAREHOLDERS' FUNDS/(DEFICIT) REPRESENT
  Equity interest.....................................              9,338      31,374      (7,199)
  Non-equity interest.................................                673          --          --
                                                                ---------   ---------   ---------
                                                                   10,011      31,374      (7,199)
                                                                =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            ESPRIT TELECOM GROUP PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                     YEAR ENDED SEPTEMBER 30,
                                                                    ---------------------------
                                                            NOTES    1996     1997       1998
                                                            -----   ------   -------   --------
                                                                          (IN THOUSANDS)
                                                                      L         L         L
Cash (outflow) from operating activities (see table
  below)..................................................          (2,245)   (2,999)   (29,133)
Returns on investments and servicing of finance...........   23       (203)      695     (4,834)
Taxation..................................................              --        (2)        (2)
Capital expenditure and financial investment..............   23     (3,594)   (7,919)   (22,478)
Acquisitions and disposals................................              --      (852)   (91,643)
                                                                    ------   -------   --------
Cash outflow before financing.............................          (6,042)  (11,077)  (148,090)
Management of liquid resources............................   23     (2,335)  (20,541)  (158,058)
Financing.................................................   23      6,541    29,799    308,309
                                                                    ------   -------   --------
(Decrease) / Increase in cash in the period...............          (1,836)   (1,819)     2,161
                                                                    ------   -------   --------
RECONCILIATION OF CASH FLOW MOVEMENT IN NET FUNDS/(DEBT)
(Decrease) / Increase in cash in the period...............   24     (1,836)   (1,819)     2,161
Cash (inflow) / outflow from decrease / (increase) in debt
  and lease financing.....................................   24        970       594   (308,002)
Cash outflow from the increase in liquid resources........           2,335    20,541    158,058
                                                                    ------   -------   --------
Changes in net (funds/(debt)) resulting from cash flows...           1,469    19,316   (147,783)
Amortisation of Senior Notes Issue Costs..................              --        --       (658)
Loans and finance leases acquired with subsidiary.........              --      (135)        --
New finance leases........................................   24     (2,595)   (2,003)   (18,346)
Translation differences...................................   24         71       (64)       842
                                                                    ------   -------   --------
Movement in net funds / (debt) in the period..............          (1,055)   17,114   (165,945)
Net funds at start of period..............................           4,387     3,332     20,446
                                                                    ------   -------   --------
NET FUNDS / (DEBT) AT END OF PERIOD.......................           3,332    20,446   (145,499)
                                                                    ======   =======   ========
RECONCILIATION OF OPERATING LOSS TO CASH FLOWS
Operating loss............................................          (4,891)  (11,553)   (30,432)
Depreciation..............................................           1,419     2,737      8,782
Provision for stock option compensation...................           2,035       417        112
Amortisation of goodwill..................................              52        99      3,119
Loss on sale of fixed assets..............................              18         4         85
Decrease in stocks........................................              (2)        5         --
Increase in debtors.......................................          (5,615)   (6,979)   (35,279)
Increase in creditors.....................................           4,544    11,681     25,222
Unrealised exchange loss / (profit).......................             195       590       (742)
                                                                    ------   -------   --------
NET CASH (OUTFLOW) FROM OPERATING ACTIVITIES..............          (2,245)   (2,999)   (29,133)
                                                                    ======   =======   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            ESPRIT TELECOM GROUP PLC

                 STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------
                                                         NOTES     1996      1997       1998
                                                         -----    ------    -------    -------
                                                                         (IN THOUSANDS)
                                                                    L          L          L
Loss for the financial year..........................     20      (5,094)   (10,860)   (42,447)
Differences on exchange..............................                203        148        120
                                                                  ------    -------    -------
Total losses recognised in the year..................             (4,891)   (10,712)   (42,327)
                                                                  ======    =======    =======

   The accompanying notes are an integral part of the consolidated financial statements

              RECONCILIATIONS OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------
                                                         NOTES     1996      1997       1998
                                                         -----    ------    -------    -------
                                                                         (IN THOUSANDS)
GROUP
Loss for the financial year..........................             (5,094)   (10,860)   (42,447)
Net proceeds from issue/redemption of shares.........              7,365         --         --
Redemption of preference shares......................                 --       (673)        --
Shares issued under warrants.........................                 --        437         --
Net proceeds of initial public offering..............                 --     32,054         --
Other costs associated with the initial public
  offering...........................................                 --     (1,072)        --
Net proceeds of options exercised in the period......                 --        158        307
Nominal value of shares issued for acquisitions......                 --         11          8
Satisfaction of deferred consideration on prior year
  acquisitions:
     Nominal value of shares.........................                 --         --          5
     Share Premium...................................                 --         --        772
Estimated fair value of shares to be issued to
  satisfy deferred consideration of current year
  acquisitions:......................................                 --         --      2,168
Movement in merger reserve...........................                 --        743        381
Movement in other reserves...........................              2,035        417        113
Exchange differences.................................                203        148        120
                                                                  ------    -------    -------
Net increase/(decrease) in shareholders' funds.......              4,509     21,363    (38,573)
Opening shareholders' funds..........................              5,502     10,011     31,374
                                                                  ------    -------    -------
Closing shareholders' funds/(deficit)................             10,011     31,374     (7,199)
                                                                  ======    =======    =======

   The accompanying notes are an integral part of the consolidated financial statements

                            ESPRIT TELECOM GROUP PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of the Company have been prepared under the historical cost convention as modified by the revaluation of certain forward currency contracts and in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP").

     The directors consider that the accounting policies set out below are suitable, have been consistently applied and are supported by reasonable and prudent judgements and estimates.

     As described in Note 30, these principles differ in certain significant respects from those that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

     The directors believe that cash from operations, together with the borrowings under Senior Notes 2007 and 2008 and the credit facilities currently available, will be sufficient to settle the Company's projected liabilities as they fall due. Accordingly these statements have been prepared on a going concern basis.

     The significant accounting policies adopted in arriving at the consolidated financial statements are summarised below.

A)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements incorporate the financial statements of the Company and its subsidiary undertakings. Intercompany transactions and balances have been eliminated. The accounts include the results of subsidiary undertakings acquired from the relevant date of acquisition, or incorporation.

B)  TURNOVER

     Turnover in respect of telecommunications services is recorded on the basis of minutes of traffic processed. Turnover represents the invoiced value of goods and services supplied by the Company, net of Value Added Tax. Turnover is recorded when the traffic is processed and the communications services are rendered.

C)  COST OF SALES

     Network expenses are charged to income in the period in which the related turnover is recognised.

D)  TANGIBLE FIXED ASSETS

     Tangible fixed assets comprising computers, telecommunications equipment (including installation costs), furniture and office equipment are stated at historical cost less accumulated depreciation. Installation costs consist of third party preparation costs at client premises related to the installation of telecommunications equipment.

     Except for infrastructure assets depreciation is calculated using the straight line method to write off the cost of each asset over its estimated useful economic life according to the following lives:

Computer equipment                                3 years
Telecom and switching equipment                5-10 years
Installation costs                                3 years
Furniture and office equipment                    3 years

     For infrastructure assets, depreciation is calculated using an accelerated method to write off the cost of each asset over a 10 year period.

                            ESPRIT TELECOM GROUP PLC

     Ongoing maintenance and other network costs are expensed as incurred.

     Assets under construction relate to an Indefeasible Right of Use "IRU" cable which will be transferred to telecom and switching equipment once operational.

E)  LEASED ASSETS

     Fixed tangible assets financed by leasing agreements which give rights approximating to ownership, are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Depreciation is charged to the profit and loss account. Lease payments are treated as consisting of capital and interest elements and the interest is charged to the profit and loss account using the annuity method.

     Rental costs associated with operating leases are charged to the profit and loss account as they arise over the lease term.

F)  GOODWILL

     Goodwill, being the excess of the purchase price over the fair values of the net identifiable assets of businesses acquired, is capitalised as an intangible asset. These amounts are being amortised by the use of the straight line method over fifteen years. Where management considers that there has been a permanent impairment in the value of goodwill, this element of goodwill is charged to the profit and loss account immediately.

G)  DEFERRED TAXATION

     Provision is made for taxation deferred as a result of material timing differences between the incidence of income/expenditure for taxation and accounts purposes, using the liability method, only to the extent that, in the opinion of the directors, there is a reasonable probability that a liability or asset will arise in the near future.

H)  FOREIGN CURRENCIES

     Transactions in foreign currencies are translated into sterling at the rates of exchange ruling at the date of the transaction. Differences arising from changes in exchange rates on transactions denominated in foreign currencies are taken into the profit and loss account in the year in which they arise.

     Differences on exchange arising from the translation of the net investments of foreign subsidiaries denominated in foreign currency, together with the differences between profit and loss accounts translated at rates ruling at the period end and average rates, respectively, are taken directly to reserves.

     Where net investments are matched in whole or in part by foreign currency borrowings the exchange differences arising on the re-translation of such borrowings are also recorded within reserves and any excess taken to the Profit and Loss Account.

I)   PENSION AND OTHER POST RETIREMENT BENEFITS

     The Company has no defined benefit pension plan for its employees. With respect to certain Esprit Telecom UK employees, the Company contributes a fixed percentage, based upon the salary earned, to the employees' nominated pension insurance policy or other pension arrangements.

                            ESPRIT TELECOM GROUP PLC

J)  INCENTIVE OPTION AND SHARE AWARDS

     The Company awards options and shares to employees under its employee share option plans or as approved by the directors. Such awards are accounted for in accordance with the Urgent Issue Task Force Abstract 17.

     Under the requirements of Abstract 17, any difference between the quoted market price and the price at which shares or options are awarded to employees, is regarded as employee compensation and recorded as a charge against net income at the date of grant. This requirement does not apply to the 15% discount permitted in respect of awards under the Company's Savings Related Share Option Scheme.

K)  CASHFLOW STATEMENTS

     The consolidated cashflow statements are presented in accordance with Financial Reporting Standard 1 (Revised 1996).

2  SEGMENTAL ANALYSIS

TURNOVER

     The Company is primarily engaged in providing international and national long distance telecommunications services mainly to businesses, government agencies, and other organisations located principally in Europe.

     The Company's turnover analysed by geographical source is as follows:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
                                                                  L         L         L
                                                                      (IN THOUSANDS)
U.K.........................................................    17,846    31,088    39,411
Netherlands.................................................     5,229     8,825    16,289
Germany.....................................................        --       215    15,950
Rest of Europe(1)...........................................     1,805     5,338    10,938
                                                                ------    ------    ------
Total.......................................................    24,880    45,466    82,588
                                                                ======    ======    ======

     The company's turnover analysed by class of business is as follows:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
                                                                  L         L         L
                                                                      (IN THOUSANDS)
Retail......................................................    12,460    18,926    51,616
Wholesale...................................................    10,870    19,425    14,869
Service provider/reseller...................................     1,550     7,115    16,103
                                                                ------    ------    ------
                                                                24,880    45,466    82,588
                                                                ======    ======    ======

                            ESPRIT TELECOM GROUP PLC

LOSS ON ORDINARY ACTIVITIES

     Loss on ordinary activities before taxation analysed by location of operating entity is as follows:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                ----------------------------
                                                                 1996      1997       1998
                                                                ------    -------    -------
                                                                  L          L          L
U.K.........................................................    (1,670)    (3,463)   (21,332)
Netherlands.................................................      (962)    (2,067)    (3,824)
Germany.....................................................       (85)      (829)   (10,216)
Rest of Europe(1)...........................................    (2,098)    (4,031)    (6,829)
Other(2)....................................................      (279)      (468)      (244)
                                                                ------    -------    -------
Total.......................................................    (5,094)   (10,858)   (42,445)
                                                                ======    =======    =======

NET ASSETS/(LIABILITIES)

     Net assets/(liabilities) are located in the following territories:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 1996      1997        1998
                                                                ------    -------    --------
                                                                  L          L          L
                                                                       (IN THOUSANDS)
U.K.........................................................    14,765     29,809    (139,329)
Netherlands.................................................    (1,560)       484      18,576
Germany.....................................................       (61)      (866)    108,393
Rest of Europe(1)...........................................    (1,777)     1,970       5,161
Other(2)....................................................    (1,356)       (23)         --
                                                                ------    -------    --------
Total.......................................................    10,011    (31,374)     (7,199)
                                                                ======    =======    ========

TOTAL ASSETS

     Total assets are located in the following territories:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                ---------------------------
                                                                 1996      1997      1998
                                                                ------    ------    -------
                                                                  L         L          L
                                                                      (IN THOUSANDS)
U.K.........................................................    18,070    37,993    219,968
Netherlands.................................................     2,673     7,041     27,101
Germany.....................................................        35     1,007    128,744
Rest of Europe(1)...........................................     2,791    11,713     18,724
Other(2)....................................................       532     1,789         --
                                                                ------    ------    -------
Total.......................................................    24,101    59,543    394,537
                                                                ======    ======    =======

---------------

(1) Includes Belgium, Spain, France and Italy

(2) Icomnet SA

                            ESPRIT TELECOM GROUP PLC

3   OPERATING LOSS

     The operating loss is stated after charging:

                                                                YEAR ENDED SEPTEMBER, 30
                                                                ------------------------
                                                                1996     1997      1998
                                                                -----    -----    ------
                                                                  L        L        L
                                                                     (IN THOUSANDS)
Employee costs (including stock compensation costs).........    6,718    7,992    22,460
Depreciation of tangible fixed assets:
Owned.......................................................    1,280    2,454     6,481
Leased -- Infrastructure....................................       --       --     1,519
Leased -- Other.............................................      139      283       782
Amortisation of intangible fixed assets.....................       52       99     3,119
Operating Lease rentals:
Buildings...................................................      478      651     1,494
Telephone lines.............................................    3,949    4,663    10,587
Other.......................................................      361      282       422
Rent and utilities..........................................      812    1,184     2,587
Remuneration of group auditors:
Audit services..............................................       50      100       169
Non-audit services..........................................      187      423       259
Exchange losses/(gains) (other than on the retranslation of
  Senior Notes).............................................      163      960    (1,115)
                                                                =====    =====    ======

4   EMPLOYEE NUMBERS AND COSTS

     Average number of employees including executive directors employed by the Company during the period.

                                                                 YEAR ENDED SEPTEMBER, 30
                                                                 -------------------------
                                                                 1996      1997      1998
                                                                 -----     -----     -----
                                                                 NO.        NO.       NO.
U.K.........................................................       43       117       215
Netherlands.................................................       26        41       135
Germany.....................................................        4         5       104
Rest of Europe(1)...........................................       30        65       100
Other(2)....................................................        2         2        --
                                                                  ---       ---       ---
Total.......................................................      105       230       554
                                                                  ===       ===       ===

---------------

(1) Includes Belgium, Spain, France and Italy

(2) Incomnet SA

                            ESPRIT TELECOM GROUP PLC

     Aggregate payroll costs for those persons amounted to:

                                                                YEAR ENDED SEPTEMBER, 30
                                                                ------------------------
                                                                1996     1997      1998
                                                                -----    -----    ------
                                                                  L        L        L
                                                                     (IN THOUSANDS)
Wages and salaries..........................................    4,206    6,720    19,866
Social security costs.......................................      384      648     2,120
Other pension costs.........................................       93      207       362
Stock compensation costs....................................    2,035      417       112
                                                                -----    -----    ------
Total.......................................................    6,718    7,992    22,460
                                                                =====    =====    ======

5   DIRECTORS EMOLUMENTS

     Amounts paid and accrued for the services of directors were as follows:

                                                                YEAR ENDED 30 SEPTEMBER
                                                                -----------------------
                                                                1996     1997     1998
                                                                -----    -----    -----
                                                                 L         L        L
                                                                    (IN THOUSANDS)
Remuneration as executives..................................     587      701      786
Pension contributions.......................................       4       27       17
                                                                 ---      ---      ---
Total.......................................................     591      728      803
                                                                 ===      ===      ===

                                                                YEAR ENDED 30 SEPTEMBER
                                                                -----------------------
                                                                1996     1997     1998
                                                                -----    -----    -----
                                                                 L         L        L
                                                                    (IN THOUSANDS)
Chairman....................................................     192      191      182
Highest paid director.......................................     192      165      250

     The Company purchased the services of the outgoing Chairman Walter Anderson from Entree International.

     The beneficial interests of the directors and their families in the options over the ordinary shares of the Company as at September 30, 1998 were:

                                         AS AT                   AS AT                                        AS AT
                                       1 OCTOBER    GRANTED    1 OCTOBER   GRANTED   LAPSED    EXERCISED   30 SEPTEMBER
                                         1996       IN YEAR      1997      IN YEAR   IN YEAR    IN YEAR        1998
                                       ---------   ---------   ---------   -------   -------   ---------   ------------
                                          NO.         NO.         NO.        NO.       NO.        NO.          NO.
Walter Anderson.....................     327,550      15,420    342,970        --        --          --       342,970
David Oertle........................          --   2,450,665   2,450,665   722,097       --          --     3,172,762
Michael Potter......................     475,850      32,120    507,970    145,342       --          --       653,312
Roy Merritt.........................   1,181,900      27,088   1,208,988   250,770       --          --     1,459,758
John McMonigall.....................          --          --         --        --        --          --            --
Dominic Shorthouse..................          --          --         --        --        --          --            --
William Johnston....................          --          --         --        --        --          --            --
Jonathan Hudson.....................     813,850      15,638    829,488        --    (4,438)   (825,050)

                            ESPRIT TELECOM GROUP PLC

     No options were exercised during the twelve month period ended September 30, 1997.

     The following table sets forth certain information with respect to the directors' interest in the Company's ordinary shares at September 30, 1998.

                                                                    NUMBER OF ORDINARY SHARES
                                                             ----------------------------------------
                                                                   AS AT                 AS AT
                                                     NOTE    SEPTEMBER 30, 1997    SEPTEMBER 30, 1998
                                                     ----    ------------------    ------------------
Walter Anderson..................................     a          20,073,600            32,968,520
John McMonigall..................................     b          32,294,100            33,557,600
Dominic Shorthouse...............................     c          15,442,150            15,442,150
William Johnston.................................     d          10,131,400                    --
Michael Potter...................................     e           3,985,000             3,985,000
Jonathan Hudson..................................                 1,051,850               827,053
Roy Merritt......................................                        --                    --
David Oertle.....................................    --                  --

---------------

(a) Includes 32,637,901 Ordinary Shares beneficially held by Gold & Appel Transfer S.A. ("Gold & Appel") and 330,619 Ordinary Shares held by Mr. Anderson personally. Mr. Anderson disclaims "beneficial ownership" of the shares held by Gold & Appel within the Rule of 13d-3 under the Exchange Act. Excludes 1,515,900 Ordinary Shares held by the Foundation for the International Non-Governmental Development of Space ("FINDS"). Mr. Anderson disclaims "beneficial ownership" of the shares held by FINDS within the Rule of 13d-3 under the Exchanges Act.

(b) All of the Ordinary Shares are owned directly by Apax Funds Nominees Limited ("Apax Nominees"). Apax Nominees is the nominee shareholder for Apax Ventures IV International Partners LP, Apax Ventures IV, Apax UK V-A, LP and Apax UK V-B, investment funds managed by Apax Partners & Co. Ventures Ltd. ("Apax Partners") on behalf of investors comprising mainly pension funds, insurance companies and endowment funds principally in the United States and the United Kingdom. Mr. McMonigall is a Director of Apax Partners. The Ordinary Shares shown are included because of Mr. McMonigall's affiliation with Apax Partners.

(c) The sole general partner of Warburg, Pincus Ventures LP ("Warburg Pincus") is Warburg, Pincus & Co. a New York general partnership ("WP"). EM Warburg,Pincus & Co. LLC a New York limited liability company ("EMW LLC")manages Warburg Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMC LLC. WP has a 15% interest in the profits of Warburg Pincus as the general partner and also owns approximately 1.5% of the limited partnership interests in Warburg Pincus. Mr. Shorthouse is a Managing Director and member of EMW LLC and a general partner of WP. The Ordinary Shares are owned by Warburg Pincus and are included because of Mr. Shorthouse's affiliation with Warburg Pincus.

(d) The sole general partner of Hancock International Private Equity Partners II -- Direct Fund LP ("Hancock") is Back Bay Partners XVI LP, the managing partner of which is HarbourVest Partners LLC. Mr. Johnston is one of the general partners of Hancock. All the Ordinary Shares are owned by Hancock and are disclosed as a result of Mr. Johnston's affiliation with Hancock.

(e) The Ordinary Shares are held by Abacus (F.T.) Limited but included because Mr. Potter was the settlor of the Trust.

                            ESPRIT TELECOM GROUP PLC

6   EMPLOYEE SHARE OPTION PLANS

     Share options issued or granted were as follows:

                                                                SERVICE AND        PURCHASE AND
                                                                BONUS AWARDS    INVESTMENT OPTIONS
                                                                ------------    ------------------
Balance granted at October 1, 1996..........................      3,693,500         2,647,150
Granted in the year.........................................        548,500            77,350
Cancelled or repurchased....................................        (17,950)          (89,200)
Exercised in the year.......................................       (146,850)         (563,650)
                                                                 ----------         ---------
Balance granted at September 30, 1997.......................      4,077,200         2,071,650
Granted in the year.........................................         60,000                --
Exercised in the year.......................................     (1,492,550)         (859,750)
                                                                 ----------         ---------
Balance granted at October 1, 1998..........................      2,644,650         1,211,900
                                                                 ----------         ---------

(i) Company Share Option Plan 1997 ("CSOP")

     Under this UK Inland Revenue approved plan, the Board of Directors may, at their discretion, grant options to any UK based employee, including full-time directors, that are employed by the Company or a subsidiary and work at least 25 hours or more per week.

     The Company grants one option over 7 ordinary shares for each L125 of gross salary (including base salary, commissions and annual bonus). The options are accrued on a monthly basis and are granted formally by the Company on a bi-annual basis. The exercise price of the options is approved by the UK Inland Revenue based on the market price of the shares on or about the date of grant.

     Participants who leave the Company may only exercise their options if they leave because of ill health, redundancy, retirement, or if their employing company ceases to be a participating company under the terms of the Plan. Options in these circumstances may be exercised up to six months after the date the employee leaves the Company. Participants whose employment with the Company terminates for any other reason may only exercise their options after the date their employment terminates at the Board's discretion.

     In all cases, options do not vest until one year after grant, and favourable tax treatment is only available if options are not exercised until at least three years after grant.

(ii)  Savings Related Share Option Scheme 1997 ("SAYE Scheme")

     Under this UK Inland Revenue approved plan all UK based employees of the Company (including directors who work 25 hours or more per week employed by the Company) or a subsidiary are eligible to participate in the SAYE Scheme.

     Any employee with at least six months' continuous service with the Company, when invitations are made to participate in the Plan, will be eligible to participate.

     Participants may choose to save a fixed amount of between L5-L250 a month for a period of three years (the "Savings Contract") with the Company's nominated Building Society. The number of options that participants will be entitled to, will be based on the monthly savings amount and will be made at the commencement of the Savings Contract. Options will be granted with an exercise price approved by the UK Inland Revenue that is at a discount of 15% to the market price of the shares on or about the date of grant.

     Any options granted will be exercisable for six months after the end of the Savings Contract. Participants who leave the Company may only exercise their options early if they leave because of ill health, redundancy, retirement or if the employing company ceases to be a participating company under the terms of the Plan.

                            ESPRIT TELECOM GROUP PLC

Options in these circumstances may be exercised up to six months after the date the employee leaves the company.

     Options granted will lapse if a participant's employment with the Company terminates for any other reason and the participant's savings with the Building Society will be returned when requested. Options will be valid for six months following the end of the Savings Contract and following this time they will lapse.

     Participants may either choose to exercise their option or receive their saved amount from the Building Society. An amount of interest equivalent to three months' savings will be paid (provided that participant has completed the Savings Contract).

(iii) Executive and Employee Share Option Plan 1997 ("Executive Plan")

     The Executive and Employee Share Option Plan 1997 is not approved by the UK Inland Revenue. This plan is used to provide non-UK based employees options on substantially the same terms as the Company Share Option Plan and the Savings Related Share Option Scheme. It is also used to provide discretionary incentive schemes to management. The timing of option grants, the number of shares for which options are granted, and the exercise price of the options are determined at the sole discretion of the Board of Directors. Specifically, the exercise price could range from the nominal value of the shares to amounts in excess of the share price at the date of grant. The Executive Plan will not be submitted for Inland Revenue approval.

     On February 26, 1998, the Remuneration Committee of the Board of Directors approved a new sub-plan under the Executive and Employee Share Option Plan, the Management Share Option Plan ("MSOP"). Eligibility only extends to specified persons who are employed by an Esprit Telecom group company before February 26, 1999.

     Options shall vest three years from February 26, 1998 or three years from the date of employment, whichever is later, on the following two conditions: (i) the specified employees must still be employed by an Esprit Telecom group company, and (ii) the in the case of those persons already employed on February 26, 1998, the market price is at least US$24.1875 per seven ordinary shares (50% higher than the exercise price) or in the case of those persons employed after February 26, 1998, the market price is at least 50% higher than it was on the date of commencement of employment. All other terms shall be governed by the rules of the Executive and Employee Share Option Plan 1997.

                                                                          SAYE      EXECUTIVE
                                                              CSOP       SCHEME        PLAN
                                                            --------    --------    ----------
Balance at September 30, 1997...........................     146,482     528,526     3,148,250
Granted in the year.....................................     532,455     403,342     4,375,000
Lapsed..................................................     (69,755)    (16,646)     (498,750)
Exercised in the year...................................     (22,176)     (1,843)      (42,000)
Balance at September 30, 1998...........................     586,466     913,379     6,982,500

     The following options were vested during the year:

                                                                           SAYE     EXECUTIVE
                                                                CSOP      SCHEME       PLAN
                                                              --------    ------    ----------
Balance at September 30, 1997.............................          --        --       409,500
Vested in year............................................     148,344     1,843     1,027,500
Exercised in the year.....................................      (2,725)   (1,843)      (42,000)
Balance at September 30, 1998.............................     145,619        --     1,395,000

                            ESPRIT TELECOM GROUP PLC

7   STOCK INCENTIVE SCHEME

     The Company maintained a stock incentive scheme for executives and employees. Under the scheme, the directors periodically awarded shares to employees based upon contract and/or performance. The scheme was terminated during 1997 and no additional shares will be awarded. The number of ordinary shares issued during 1995, 1996 and 1997 (which represents the total of the shares issued through September 30, 1997), is as follows:

                                                                 NUMBER OF
                                                              ORDINARY SHARES
                                                                  ISSUED
                                                              ---------------
1995........................................................     1,206,500
1996........................................................       640,000
1997........................................................        70,000
1998........................................................            --

8   RESTRUCTURING COSTS

     During the year ended September 30, 1997, the Company incurred restructuring costs of approximately L312,000 relating to the reorganisation and reincorporation of the Group, and the redesign of its stock ownership programs prior to the Company's Initial Public Offering in February 1997. Restructuring costs were not incurred in the twelve month period ended September 30, 1998.

9   PROFIT ON SALE OF INVESTMENT

     Profit on disposal of fixed asset investments arose on the disposal of the 20% shareholding in Long Distance International Limited, as described in Note 16.

10  INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                --------------------------
                                                                1996      1997      1998
                                                                -----    ------    -------
                                                                  L        L          L
                                                                      (IN THOUSANDS)
Interest Receivable.........................................     142     1,152      8,264
Net foreign exchange gain...................................      --        --      3,557
                                                                 ---     -----     ------
                                                                 142     1,152     11,821
                                                                 ===     =====     ======

                            ESPRIT TELECOM GROUP PLC

11  INTEREST PAYABLE AND SIMILAR CHARGES

                                                                YEAR ENDED SEPTEMBER 30,
                                                                -------------------------
                                                                1996     1997      1998
                                                                -----    -----    -------
                                                                  L        L         L
                                                                     (IN THOUSANDS)
Interest Payable on loans and other borrowings wholly
  repayable
  within 5 years:
Bank loans and overdrafts...................................     149      142      1,606
Obligations under finance leases............................     196      315      1,205
Interest on Senior Notes....................................      --       --     20,565
                                                                 ---      ---     ------
Amortisation of Senior Notes issue costs....................      --       --        658
                                                                 ---      ---     ------
Total                                                            345      457     24,034
                                                                 ===      ===     ======

12  TAXATION ON LOSS ON ORDINARY ACTIVITIES

                                                                YEAR ENDED SEPTEMBER 30,
                                                                -------------------------
                                                                1996      1997      1998
                                                                -----     -----     -----
                                                                  L         L         L
                                                                     (IN THOUSANDS)
Corporation tax.............................................     --         2         2
                                                                 ==        ==        ==

     As of September 30, 1998 the Company has unrecognised tax losses carried forward, which can be used to offset future taxable income of the Company. These amount to approximately L54,955,000 (1997: L16,005,000 and 1996: L7,684,000) and
are available to reduce future tax liabilities. The tax losses have the expiry dates shown below.

     The expiry date of the losses which would have been available as at September 30, 1997 and September 30, 1996 are respectively shown below for comparative purposes only; those losses which have not since expired are included within the 1998 analysis.

                                                                YEAR ENDED SEPTEMBER 30,
                                                                -------------------------
                                                                1996      1997      1998
                                                                -----    ------    ------
                                                                  L        L         L
                                                                     (IN THOUSANDS)
1999........................................................      315       263        66
2000........................................................      338       284        63
2001........................................................      785       512       428
2002........................................................      449       859       521
2003........................................................      763       580       856
2004........................................................       --     1,274     1,908
2005........................................................       --        --     6,539
                                                                -----    ------    ------
Indefinite carry forward....................................    5,034    12,233    44,574
                                                                -----    ------    ------
                                                                7,684    16,005    54,955
                                                                =====    ======    ======

                            ESPRIT TELECOM GROUP PLC

13  LOSS PER SHARE

     The loss per share represents the loss attributable to shareholders in each year divided by the weighted average number of Ordinary Shares outstanding during each year.

                                                                YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------
                                                              1996        1997        1998
                                                            --------    --------    --------
                                                               L           L           L
                                                                     (IN THOUSANDS)
Loss for the year.......................................      (5,094)    (10,860)    (42,447)
                                                            --------    --------    --------
Weighted average number of shares (thousands)...........      68,397     104,900     124,095
                                                            --------    --------    --------
Loss per share..........................................    L  (0.07)   L  (0.10)      (0.34)
                                                            --------    --------    --------

14  INTANGIBLE FIXED ASSETS

                                                                YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------
                                                              1996        1997        1998
                                                            --------    --------    --------
                                                               L           L           L
                                                                     (IN THOUSANDS)
GOODWILL
Cost
At October 1............................................         775         775       3,586
Acquisitions............................................          --       2,811      95,274
Currency translation adjustment.........................          --          --       3,660
                                                            --------    --------    --------
Balance at September 30.................................         775       3,586     102,520
                                                            ========    ========    ========
Accumulated Amortization
At October 1............................................         123         175         274
Amortization............................................          52          99       3,119
Currency translation adjustment.........................          --          --          98
                                                            --------    --------    --------
Balance at September 30.................................         175         274       3,491
                                                            --------    --------    --------
Net book value at September 30..........................         600       3,312      99,029
                                                            ========    ========    ========

     Goodwill arose on (i) the purchase of Interaktieve Media Services BV with the total consideration before expenses expected to be L7,131,000, (ii) the purchase of Plusnet GmbH & Co KG with the total consideration before expenses of L90,068,000 (iii) the purchase of the trade assets and liabilities of Budget Phone Card BV with a total consideration before expenses of L586,000.

     The following movements occurred on the consideration in respect of prior year acquisitions: (a) L46,000 is due as contingent consideration for Swift Global Nederlands BV (b) the value of the deferred share consideration due in respect of Telecom Europa Limited increased by L277,000 during the year.

                            ESPRIT TELECOM GROUP PLC

15  TANGIBLE FIXED ASSETS

                                 TELECOM-       TELECOM-       OFFICE    COMPUTER    ASSETS UNDER
                                 EQUIPMENT   INFRASTRUCTURE   FIXTURES   EQUIPMENT   CONSTRUCTION   TOTAL
                                   L'000         L'000         L'000       L'000        L'000       L'000
COST
At September 30, 1995.........     2,912            154          310         353           --        3,729
Capital additions.............     5,433              9          162         357           --        5,961
Disposals.....................       (41)            --           --          --           --          (41)
Currency translation
  adjustment..................       (35)            (6)          (5)        (11)          --          (57)
                                  ------         ------        -----      ------         ----       ------
At October 1, 1996............     8,269            157          467         699           --        9,592
Capital additions.............     7,063             35          530       1,215          999        9,842
Acquired with subsidiaries....       196             --          102          --           --          298
Disposals.....................       (71)            (1)         (12)        (24)          --         (108)
Currency translation
  adjustment..................      (428)           (19)         (42)        (95)          --         (584)
                                  ------         ------        -----      ------         ----       ------
At October 1, 1997............    15,029            172        1,045       1,795          999       19,040
Capital additions.............    19,080         16,335        2,243       3,213          284       41,155
Transfers.....................       999             --           --          --         (999)          --
Acquired with subsidiaries....    10,682            795        1,972         401           --       13,850
Disposals.....................        (1)          (220)          (8)        (83)          --         (312)
Currency translation
  adjustment..................       263            174         (267)        (75)          --           95
                                  ------         ------        -----      ------         ----       ------
At September 30, 1998.........    46,052         17,256        4,985       5,251          284       73,828
                                  ------         ------        -----      ------         ----       ------
ACCUMULATED DEPRECIATION
At September 30, 1995.........       634             46           58         129           --          867
Depreciation..................     1,080             30          147         162                     1,419
Disposals.....................       (24)            --           --          --           --          (24)
Currency translation
  adjustment..................       (38)            (2)          (1)         (3)          --          (44)
                                  ------         ------        -----      ------         ----       ------
At October 1, 1996............     1,652             74          204         288           --        2,218
Depreciation..................     2,087              1          243         406           --        2,737
Acquired with subsidiaries....        59             --           32          --           --           91
Disposals.....................       (50)            (1)         (12)        (21)          --          (84)
Currency translation
  adjustment..................      (124)            (9)         (21)        (52)          --         (206)
                                  ------         ------        -----      ------         ----       ------
At October 1, 1997............     3,624             65          446         621           --        4,756
Depreciation..................     6,044          1,519          362         857           --        8,782
Acquired with subsidiaries....     4,049            306          926          89           --        5,370
Disposals.....................      (179)            --          (48)         --           --         (227)
Currency translation
  adjustment..................       205             68         (138)        (59)          --           76
                                  ------         ------        -----      ------         ----       ------
At September 30, 1998.........    13,743          1,958        1,548       1,508           --       18,757
                                  ------         ------        -----      ------         ----       ------
NET BOOK VALUE
At September 30, 1996.........     6,617             83          263         411           --        7,374
                                  ------         ------        -----      ------         ----       ------
At September 30, 1997.........    11,405            107          599       1,174          999       14,284
                                  ------         ------        -----      ------         ----       ------
At September 30, 1998.........    32,309         15,298        3,437       3,743          284       55,071
                                  ------         ------        -----      ------         ----       ------

     Telecom equipment includes installation costs and customer software upgrades primarily in the UK, with a net book value of L5,276,000 (L1,416,000 at September 30, 1997, L594,000 at September 30, 1996).

     The net book value of telecom equipment includes L23,467,213, L3,134,036 and L2,322,399 in respect of assets held under finance leases as at September 30, 1998, 1997, and 1996 respectively.

                            ESPRIT TELECOM GROUP PLC

16  INVESTMENTS

                                                                YEAR ENDED SEPTEMBER 30,
                                                                ------------------------
                                                                1996      1997      1998
                                                                -----     -----     ----
                                                                 L          L        L
                                                                     (IN THOUSANDS)
Investments.................................................     31        131       --
                                                                 --        ---      ---

     This amount represented a 20% investment in Long Distance International Ltd ("LDI")-a company incorporated in the UK.

     This investment was sold during the year resulting in a gain of L200,000. The Company's co-investor in LDI benefited from a controlling shareholding. Consequently, in view of the disposition of the shareholdings in LDI, the Board does not believe that the Company was able to exercise a significant influence over LDI's financial and operating policies. Accordingly, the Board does not believe that it is appropriate for the Company to account for its share of losses of LDI on an equity basis. During the prior year, the Company made an unsecured loan advance to LDI of L100,000 repayable after two years, at a commercial rate of interest. This loan was repaid during the year.

17  OTHER DEBTORS: AMOUNTS DUE WITHIN ONE YEAR

                                                                YEAR ENDED SEPTEMBER 30,
                                                                -------------------------
                                                                1996      1997      1998
                                                                -----    ------    ------
                                                                  L        L         L
                                                                     (IN THOUSANDS)
Other debtors...............................................       86        78    17,174
Prepayments and accrued income..............................    2,266     1,818     9,070
                                                                -----    ------    ------
                                                                2,352     1,896    26,244
                                                                -----    ------    ------

     Trade debtors is reflected net of allowances for uncollectible accounts of L2,200,000, L1,296,500, and L165,000 as of September 30, 1998, 1997 and 1996,
respectively.

     Included within other debtors is L14,568,000 relating to monies recoverable from Thyssen Telecom TG as part of the Plusnet acquisition.

18  CREDITORS: AMOUNTS DUE WITHIN ONE YEAR

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
                                                                  L         L         L
                                                                      (IN THOUSANDS)
Bank loans and overdrafts...................................       666       101       516
Trade creditors.............................................     7,741    19,678    42,132
Social security and other taxation..........................       818       388     2,097
Accruals....................................................     2,433     4,024    24,956
Obligations under finance leases............................       464     1,104     3,229
                                                                ------    ------    ------
                                                                12,122    25,295    72,930
                                                                ======    ======    ======

     The Company has two secured bank financing facilities through its UK and Dutch subsidiaries as at September 30, 1998. These are set out below:

                            ESPRIT TELECOM GROUP PLC

     ESPRIT TELECOM UK LTD -- L1,000,000 credit facility repayable on demand with Lloyds TSB plc in the UK, agreed on December 21, 1995. As the facility is secured by the receivables of the Company, the amount of the facility that is available at any time varies directly in relation to the Company's pledged receivables (70% thereof), subject to the L1 million facility limit. As at September 30, 1998, LNil of this facility had been utilized. This facility bears interest on outstanding borrowings at LIBOR plus 2.25% per annum (9.75% at September 30, 1998) and remains in effect until notice of termination is given by the Company or Lloyds TSB plc.

     ESPRIT TELECOM BENELUX BV -- NLG 1,200,000 credit facility repayable on demand with ABN Amro in the Netherlands, dated August 23, 1996, which is subject to a credit limit representing 69% of the total amount of pledged receivables. As at September 30, 1998, NLG Nil of this facility had been utilized. This facility bears interest on outstanding borrowings of the promissory note discount rate plus a debit interest sub-charge of a minimum of 5%, plus 2.5%, enhanced for certain facility fees (7.5% at September 30, 1998), and remains in effect until notice of termination by the Company or ABN Amro.

19  CREDITORS: AMOUNTS DUE AFTER ONE YEAR

                                                                YEAR ENDED SEPTEMBER 30,
                                                                -------------------------
                                                                1996     1997      1998
                                                                -----    -----    -------
                                                                  L        L         L
                                                                     (IN THOUSANDS)
Obligations under finance leases
  repayable between one and two years.......................      642    1,257      3,610
  repayable between two and five years......................    1,326    1,571      8,988
  repayable after five years................................       --       --      4,166
Bank loans and other debt:
  repayable between one and two years.......................       --       46      2,303
Senior Notes due 2007 and 2008..............................       --       --    309,739
                                                                -----    -----    -------
                                                                1,968    2,874    328,806
                                                                =====    =====    =======

     At September 30, 1998, the Company has the following obligations under a finance lease:

     A lease agreement with Ericsson in respect of telecommunication equipment, against which the obligations are secured. A lease agreement with GE capital in respect of telecommunication equipment. A lease agreement with GPT in respect of telecommunication equipment.

     In connection with the London/Paris SDH fibre infrastructure, the Company has entered into three lease agreements with suppliers. Maturity for these leases is 2007 and the effective interest rate applicable under these agreements is 11.50%.

     The Senior Notes 2007 comprise US$230 million and DM 125 million. The coupon on both transactions is payable bi-annually at 11.50%. These Notes rank pari-passu with other ordinary creditors.

     The Senior Notes 2008 comprise US$150 million and DM 150 million. The coupon on both transactions is payable bi-annually at 10.875% and 11.00% respectively. These Notes rank pari-passu with other ordinary creditors.

                            ESPRIT TELECOM GROUP PLC

20  SHARE CAPITAL AND RESERVES

                                   ORDINARY AND 'A'     PREFERENCE                    SHARE    SHARES                  PROFIT AND
                                    ORDINARY SHARES       SHARES         MERGER      PREMIUM   TO BE       OTHER          LOSS
                                   -----------------   -------------   RESERVE (1)   ACCOUNT   ISSUED   RESERVES (2)    ACCOUNT
                                    NUMBER      L      NUMBER    L          L           L        L           L             L
                                   --------   ------   ------   ----   -----------   -------   ------   ------------   ----------
                                                                           (IN THOUSANDS)
At October 1, 1995...............   65,700      657      673     673     10,974          --       --         775         (7,577)
Retained loss for the year.......       --       --       --      --         --          --       --          --         (5,094)
Issue of new shares..............   20,800      208       --      --      7,208          --       --          --             --
Repurchase of shares.............   (5,100)     (51)      --      --         --          --       --          --             --
Net differences on exchange......       --       --       --      --         --          --       --          --            203
Issue of new options.............       --       --       --      --         --          --       --       2,035             --
                                   -------    -----     ----    ----     ------      ------    -----       -----        -------
At October 1, 1996...............   81,400      814      673     673     18,182          --       --       2,810        (12,468)
Retained loss for the year.......       --       --       --      --         --          --       --          --        (10,860)
Redemption of preference
  shares.........................       --       --     (673)   (673)        --          --       --          --             --
Issue of new shares..............   40,471      405       --      --      1,126      30,800       --          --             --
Merger reserve arising from
  reorganisation.................       --       --       --      --         --          --       --          68            (68)
Net differences on exchange......       --       --       --      --         --          --       --          --            148
Issue of new options.............       --       --       --      --         --          --       --         417             --
                                   -------    -----     ----    ----     ------      ------    -----       -----        -------
At October 1, 1997...............  121,871    1,219       --      --     19,308      30,800       --       3,295        (23,248)
Retained loss for the year.......       --       --       --      --         --          --       --         113        (42,447)
Issue of new shares..............    3,658       36       --      --        381       2,014       --        (958)            --
Other movements..................       --       --       --      --        908          --       --        (908)            --
Net differences on exchange......       --       --       --      --         --          --       --          --            120
Deferred share consideration.....       --       --       --      --         --          --    2,168          --             --
                                   -------    -----     ----    ----     ------      ------    -----       -----        -------
At September 30, 1998............  125,529    1,255       --      --     20,597      32,814    2,168       1,542        (65,575)
                                   =======    =====     ====    ====     ======      ======    =====       =====        =======

---------------

(1) The merger reserve represents contributed capital in excess of the nominal value of the shares issued by predecessor companies.

(2) Other reserves primarily represent the capital element relating to the issue of options at a discount to the fair value at the date of grant.

AUTHORIZED SHARE CAPITAL

     On January 31, 1997, the Company effected a share for share exchange to acquire all of the outstanding share capital of Esprit Telecom (Jersey) Limited, the Company's predecessor. Differences in the nominal value of shares exchanged have been reflected in the table above on a pro forma basis from October 1, 1995.

     After giving retroactive effect to the above, and prior to the February 1997 fifty for one share split explained below, (i) the authorised share capital of the Company consisted of L1,791,719 divided into 2,123,438 Ordinary and "A" ordinary shares of 50p each, and 730,000 preference shares of L1 each, and (ii) the issued and paid-in share capital of the Company at September 30, 1996 consisted of L1,487,448 divided into 1,628,097 ordinary and "A" ordinary shares and 673,400 preference shares.

     At the time of the Company's February 1997 Offering: (i) the Company's "A" ordinary shares were converted into ordinary shares of 50p to provide a single class of ordinary share, (ii) each of the Company's authorized and unissued ordinary shares of 50p were split into fifty Ordinary Shares of 1p each, and
(iii) each of the Company's authorized and unissued preference shares were split into 100 preference shares of 1p each and redesignated as Ordinary Shares of 1p each.

                            ESPRIT TELECOM GROUP PLC

PURCHASE OF OWN SHARES AND CHANGE IN CAPITAL STRUCTURE

     On or immediately prior to the Company's initial public offering, on March 4, 1997 the Company (1) redeemed and cancelled all outstanding issued Preference Shares of L1 each; (2) redesigned each "A" Ordinary Share of L0.50 each as an Ordinary Share of L0.50 each; (3) subdivided each Ordinary Share of L0.50 into fifty Ordinary Shares of one pence each; (4) subdivided each Preference Share of L1 each into one hundred Preference Shares of one pence each; (5) redesignated each Preference Share of one pence each as Ordinary Share of one pence each; and
(6) increased the Company's share capital and amended Article 6 of the Memorandum and Articles of Association to read: "The share capital of the Company is 2,000,000 divided into 200,000,000 Ordinary Shares of one pence each".

PREFERENCE SHARES

     The non-voting, non-dividend bearing preference shares were redeemable at their face value (which equals carrying value) by the Company in whole or in part at the Company's option on or before February 25, 1998. The Company was obliged to redeem the preference shares upon (i) the listing of the ordinary share capital of the Company on any recognized investment exchange or stock exchange, or (ii) the unconditional acquisition by a buyer of more than 50% of the Ordinary Shares of the Company.

     On January 31, 1997, the Company redeemed 437,337 preference shares for L437,337 and the remaining preference shares were redeemed on March 4, 1997 out of the proceeds of the Offering.

WARRANTS

     On February 25, 1994, concurrent with a subscription for "A" ordinary shares the Company also issued to its "A" ordinary shareholder (i) class "A" share warrants that entitled the holder to purchase 56,518 "A" ordinary shares of Esprit Telecom (Jersey) Limited for an exercise price of $1.00 per share and
(ii) class "B" share warrants that entitled the holder to purchase an additional 50,000 "A" ordinary shares of Esprit Telecom (Jersey) Limited for issuance at an exercise price of $13.00 per share. The warrants were exercisable up to the date that the preference shares were redeemed in full or cancelled.

     Effective January 31, 1997, the warrants were exercised for a total consideration amount of $706,518 (L437,337) which was applied against the partial redemption of outstanding preference shares.

                            ESPRIT TELECOM GROUP PLC

21  PURCHASE OF SUBSIDIARY UNDERTAKINGS

     With effect from May 1, 1998, the group acquired whole of the issue Share capital of Thyssen Festnetz Management GmbH and the whole limited partnership interest in Thyssen Festnetz GmbH & Co. KG for an estimated cash consideration of L90,068,000 before expenses. This has been accounted for as an acquisition. Goodwill arising has been capitalized in the balance sheet and amortised over 15 years as this is the period over which the directors estimate that the value of the underlying business acquired is expected to exceed the value of the underlying assets. Following the completion of the 1998 financial year the total consideration has been adjusted downwards by approximately DM 40 million, based upon the billed revenues of the business, as prescribed in the agreed contractual terms of the acquisition.

     The loss after tax of the Plusnet business for the years ended September 30, 1997 was DM 30,596,000. The loss after tax of the Plusnet business for the period to acquisition on May 1, 1998 was DM 8,309,000.

     The assets and liabilities acquired at that date were as follows:

                                                                         FAIR VALUE     FAIR VALUE TO
                                                           BOOK VALUE    ADJUSTMENTS       COMPANY
                                                           ----------    -----------    -------------
                                                              L               L               L
                                                                         (IN THOUSANDS)
Tangible fixed assets..................................       7,440            --           7,440
Debtors................................................       4,135            --           4,135
Cash at Bank and in Hand...............................           1            --               1
                                                             ------                        ------
Total assets...........................................      11,576            --          11,576
Creditors due within one year..........................      (7,624)           --          (7,624)
Creditors due after more than one year.................         (40)           --             (40)
                                                             ------                        ------
Total Liabilities......................................      (7,664)           --          (7,664)
Net assets.............................................       3,912            --           3,912
Goodwill arising on acquisition........................                        --          87,151
                                                                                           ------
                                                                                           91,063
                                                                                           ======
Represented by:
Cash paid..............................................                                    90,068
Cost associated with the acquisition...................                                       995
                                                                                           ------
                                                                                           91,063
                                                                                           ======

     On November 18, 1997, the Company acquired the whole share capital of IMS Interaktieve Media Services BV for an estimated consideration before costs of L7,131,000 satisfied by the issue of 752,804 ordinary shares, cash of L1,518,000 and deferred consideration of L5,085,000. This has been accounted for as an acquisition.

     Goodwill has been capitalised in the balance sheet and amortised over 15 years as this is the period over which the directors estimate that the value of the underlying business acquired is expected to exceed the value of the underlying assets.

     The profit after tax of IMS in the year ended December 31, 1996 was NLG 542,476. The loss after tax of IMS in the period ended November 17, 1997 was NLG 450,463.

                            ESPRIT TELECOM GROUP PLC

     The assets and liabilities acquired at that date were as follows.

                                                                         FAIR VALUE     FAIR VALUE TO
                                                           BOOK VALUE    ADJUSTMENTS       COMPANY
                                                           ----------    -----------    -------------
                                                              L               L               L
                                                                         (IN THOUSANDS)
Tangible Fixed Assets..................................       1,041            --           1,041
Debtors................................................         493            --             493
                                                             ------                        ------
Total Assets...........................................       1,534            --           1,534
Overdrafts.............................................        (118)           --            (118)
Creditors due within one year..........................      (1,174)           --          (1,174)
Creditors due after one year...........................        (336)           --            (336)
                                                             ------                        ------
Total Liabilities......................................      (1,628)           --          (1,628)
Net Liabilities........................................         (94)           --             (94)
Goodwill arising on acquisition........................                                     7,225
                                                                                           ------
                                                                                            7,131
                                                                                           ======
Represented by:
Cash consideration.....................................                                     1,518
Estimated deferred cash consideration..................                                     3,339
Fair Value of shares issued............................                                       389
Estimated fair value of deferred share consideration...                                     1,746
Cost associated with the acquisition...................                                       139
                                                                                           ------
                                                                                            7,131
                                                                                           ======

     With effect from 1 February 1998, the Group acquired the trade, assets and liability to the curator-in-bankruptcy of Budget Phone Card BV, a customer in liquidation. The Company regards the amount receivable from Budget Phone Card BV at the time of acquisition as the fair value of the purchase consideration.

                                                                         FAIR VALUE     FAIR VALUE TO
                                                           BOOK VALUE    ADJUSTMENTS       COMPANY
                                                           ----------    -----------    -------------
                                                             L                L               L
                                                                         (IN THOUSANDS)
Cash...................................................        60             --              60
Debtors................................................       109            (38)             71
                                                              ---            ---             ---
Total Assets...........................................       169            (38)            131
Creditors due within one year..........................       (50)           (49)            (99)
Creditors due after one year...........................        --             --              --
                                                              ---            ---             ---
Total Liabilities......................................       (50)           (49)            (99)
Net Assets.............................................       119            (87)             32
Goodwill arising on acquisition........................                                      575
                                                                                             ---
                                                                                             607
                                                                                             ===
Represented by:
Net debt receivable at liquidation.....................                                      586
Costs associated with acquisition......................                                       21
                                                                                             ---
                                                                                             607
                                                                                             ===

     Fair value adjustments represent revaluations of the acquired amounts, principally providing against certain debtors and recognizing other unrecorded liabilities.

                            ESPRIT TELECOM GROUP PLC

ADJUSTMENT TO PRIOR YEAR ACQUISITIONS.

     No adjustment has been necessary to the fair value acquisition adjustments in respect of all the prior years' acquisitions.

22  FINANCIAL AND CAPITAL COMMITMENTS

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
                                                                  L         L         L
                                                                      (IN THOUSANDS)
Capital expenditure authorized and contracted for...........        --     3,159    64,302
Capital expenditure authorized and not contracted for.......     2,200     2,747     5,797

     The Company and its subsidiaries are party to various operating leases for dedicated switch access lines, dedicated national and international lines, office space, furniture and office equipment which expire at various times through to the year 2002.

     Operating lease payments payable within one year of the balance sheet date were in respect of operation leases expiring:

                                                                YEAR ENDED SEPTEMBER 30, 1996
                                                                -----------------------------
                                                                LAND AND
                                                                BUILDINGS    OTHER     TOTAL
                                                                ---------    ------    ------
                                                                  L            L         L
                                                                       (IN THOUSANDS)
Operating leases which expire:
within one year.............................................        20         391       411
between one and five years..................................       260       2,333     2,593
after five years............................................       162          --       162
                                                                   ---       -----     -----
                                                                   442       2,724     3,166
                                                                   ===       =====     =====

                                                                YEAR ENDED SEPTEMBER 30, 1997
                                                                -----------------------------
                                                                LAND AND
                                                                BUILDINGS    OTHER     TOTAL
                                                                ---------    ------    ------
                                                                  L            L         L
                                                                       (IN THOUSANDS)
Operating leases which expire:
within one year.............................................        93       5,528     5,621
between one and five years..................................       409         235       644
after five years............................................       275          --       275
                                                                   ---       -----     -----
                                                                   777       5,763     6,540
                                                                   ===       =====     =====

                            ESPRIT TELECOM GROUP PLC

                                                                YEAR ENDED SEPTEMBER 30, 1998
                                                                -----------------------------
                                                                LAND AND
                                                                BUILDINGS    OTHER     TOTAL
                                                                ---------    ------    ------
                                                                   L           L         L
                                                                       (IN THOUSANDS)
Operating leases which expire:
within one year.............................................        154      3,819     3,973
between one and five years..................................        885        909     1,794
after five years............................................        482        155       637
                                                                  -----      -----     -----
                                                                  1,521      4,883     6,404
                                                                  =====      =====     =====

     The future minimum lease payments under non-cancellable leases as of September 30, 1998 are:

                                                                       FINANCE LEASES
                                                         ------------------------------------------
PAYABLE IN THE YEAR ENDED SEPTEMBER 30,                  OPERATING    CAPITAL    INTEREST    TOTAL
---------------------------------------                  ---------    -------    --------    ------
                                                            L            L          L          L
                                                                       (IN THOUSANDS)
1999.................................................      6,404       3,230      1,993      11,627
2000.................................................      2,418       3,610      1,633       7,661
2001.................................................      2,162       2,548      1,286       5,996
2002.................................................      1,734       1,575      1,118       4,427
2003.................................................      1,398       1,628        975       3,996
Thereafter...........................................        351       7,408      2,135       9,894
                                                          ------      ------      -----      ------
                                                          14,467      19,999      9,140      43,601
                                                          ======      ======      =====      ======

                            ESPRIT TELECOM GROUP PLC

23  ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                ---------------------------
                                                                 1996      1997      1998
                                                                ------    ------    -------
                                                                  L         L          L
                                                                      (IN THOUSANDS)
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................       142     1,152      8,264
Interest paid...............................................      (149)     (142)    (1,606)
Interest element of finance lease rental payments...........      (196)     (315)    (1,205)
Interest paid on Senior Notes...............................        --        --    (10,287)
                                                                ------    ------    -------
Net cash (outflow)/inflow for returns on investments and
  servicing of finance......................................      (203)      695     (4,834)
                                                                ======    ======    =======
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
(Purchase)/Sale of investment...............................       (31)     (100)       331
Purchase of tangible fixed assets...........................    (3,563)   (7,819)   (22,809)
                                                                ------    ------    -------
Net cash outflow from capital expenditure and financial
  investment................................................    (3,594)   (7,919)   (22,478)
                                                                ======    ======    =======
ACQUISITIONS
Net overdrafts acquired with subsidiary (Note 25)...........        --       (85)      (118)
Cash acquired with subsidiary...............................        --        --         61
Purchase of subsidiary undertaking (Note 25)................        --      (767)   (91,586)
                                                                ------    ------    -------
Net cash outflow for acquisitions...........................        --      (852)   (91,643)
                                                                ======    ======    =======
FINANCING
Issue of ordinary share capital.............................     7,365    30,629        307
Redemption of preference shares.............................        --      (673)        --
Proceeds from warrants exercised............................        --       437         --
Proceeds from bridging loans................................        --        --     25,000
Repayment of bridging loans.................................        --        --    (25,000)
Proceeds from Senior Notes 2007 and 2008....................        --        --    311,036
Repayments of short-term borrowings.........................        --        --         --
Proceeds from long-term borrowings..........................        --        --         --
Repayment of long-term borrowings...........................      (631)      (91)       (46)
Capital element of finance lease repayments.................      (193)     (503)    (2,988)
                                                                ------    ------    -------
Net cash inflow from financing..............................     6,541    29,799    308,309
                                                                ======    ======    =======

     Management of liquid resources represents the movement on both short term cash deposits and restricted securities. Restricted securities represent escrow funds that are used to finance a proportion of the interest payments on Senior Notes 2007.

                            ESPRIT TELECOM GROUP PLC

24  ANALYSIS OF NET DEBT

                                                                 ACQUISITIONS
                                                                  (EXCLUDING      OTHER
                                            AT                     CASH AND      NON CASH    EXCHANGE         AT
                                        OCTOBER 1,   CASH FLOW   OVERDRAFTS)    CHANGES(1)   MOVEMENTS   SEPTEMBER 30,
                                        ----------   ---------   ------------   ----------   ---------   -------------
                                           L             L            L             L            L             L
                                                                        (IN THOUSANDS)
1996
Bank balances and cash...............      5,615       (1,574)         --             --          54          4,095
Overdrafts...........................       (404)        (262)         --             --          --           (666)
                                          ------     --------        ----        -------      ------       --------
                                           5,211       (1,836)         --             --          54          3,429
Debt due after one year..............       (631)         614          --             --          17             --
Debt due within one year.............         --           --          --             --          --             --
Finance leases.......................       (193)         356          --         (2,595)         --         (2,432)
                                          ------     --------        ----        -------      ------       --------
                                           4,387         (866)         --         (2,595)         71            997
Short term cash deposits.............         --        2,335          --                         --          2,335
                                          ------     --------        ----        -------      ------       --------
Total................................      4,387        1,469          --         (2,595)         71          3,332
                                          ======     ========        ====        =======      ======       ========
1997
Bank balances and cash...............      4,095       (2,383)         --             --         (63)         1,649
Overdrafts...........................       (666)         564          --             --           1           (101)
                                          ------     --------        ----        -------      ------       --------
                                           3,429       (1,819)         --             --         (62)         1,548
Debt due after one year..............         --           12         (12)            --          --             --
Debt due within one year.............         --           79        (123)            --          (2)           (46)
Finance leases.......................     (2,432)         503          --         (2,003)         --         (3,932)
                                          ------     --------        ----        -------      ------       --------
                                             997       (1,225)       (135)        (2,003)        (64)        (2,430)
Current assets Short term cash
  deposits...........................      2,335       20,541          --             --          --         22,876
                                          ------     --------        ----        -------      ------       --------
Total................................      3,332       19,316        (135)        (2,003)        (64)        20,446
                                          ======     ========        ====        =======      ======       ========
1998
Bank balances and cash...............      1,649        2,575          --             --           9          4,233
Overdrafts...........................       (101)        (414)         --             --          (1)          (516)
                                          ------     --------        ----        -------      ------       --------
                                           1,548        2,161          --             --           8          3,717
Debt due within one year.............        (46)          46          --             --          --             --
Senior Notes due 2007 and 2008.......         --     (311,036)         --           (658)      1,955       (309,739)
Finance leases.......................     (3,932)       2,988          --        (18,346)       (703)       (19,993)
                                          ------     --------        ----        -------      ------       --------
                                          (2,430)    (305,841)         --        (19,004)     (1,260)      (326,015)
Current assets
Short term cash deposits.............     22,876      108,573          --             --          98        131,547
                                          ------     --------        ----        -------      ------       --------
Restricted securities................         --       49,485          --             --        (516)        48,969
Total................................     20,446     (147,783)         --        (19,004)        842       (145,499)
                                          ======     ========        ====        =======      ======       ========

---------------

(1) Other non cash changes, see note 26.

(2) Restricted securities are those securities held to pay the first three years of interest on the Senior Notes 2007 as required under the covenants of the Senior Notes 2007.

                            ESPRIT TELECOM GROUP PLC

25  PURCHASE OF SUBSIDIARY UNDERTAKINGS

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                                                L'000
Net assets acquired:
Tangible fixed assets.......................................      8,481
Debtors.....................................................      4,699
Cash at bank and in hand....................................         61
Creditors...................................................     (9,275)
Bank overdrafts.............................................       (118)
                                                                 ------
Net assets..................................................      3,848
Goodwill....................................................     94,953
                                                                 ------
                                                                 98,801
                                                                 ======
Satisfied by:
Shares allotted.............................................        389
Cash paid...................................................     91,586
Cash payable................................................      1,746
Estimated deferred cash consideration.......................      3,339
Net debt receivable at liquidation..........................        586
Costs associated with the acquisition.......................      1,155
                                                                 ------
                                                                 98,801
                                                                 ======

     The subsidiary undertakings acquired during the year contributed L5,888,000 to the Company's net operating cash flows and utilised L6,392,000 for capital expenditure.

26  OTHER NON-CASH CHANGES

     Other non-cash changes represent finance leases entered into by the Company. At the start of 1995, the Company entered into a finance lease with COLT Telecom for the purchase of equipment. This was repaid in full during 1996. On October 13, 1995, the Company entered into a five-year finance lease with Ericsson to acquire a telecommunications switch. During the year the Company entered into an additional finance lease with Ericsson to acquire a second telecommunications switch. Additional amounts were also spent on capital additions from Ericsson to upgrade their existing switch which has been capitalised as part of the first lease.

     Other non-cash changes to the Senior Notes 2007 and 2008 of L658,000 represent the year's amortisation of the issue costs. Other non cash charges for finance represent additional lease facilities and accounts for the infrastructure. During the year the Company utilized additional finance lease facilities with Ericsson to acquisition additional telecommunications switching equipment.

27  SUBSEQUENT EVENTS

     In the period since September 30, 1998 the following additional subsequent events occurred:

A) Under the Executive Plan, between October, 5 and November, 2 1998. October, the Board approved the granting of share options to key employees as follows:

                            ESPRIT TELECOM GROUP PLC

NUMBER OF SHARE OPTIONS ISSUED  ADS EQUIVALENT  EXERCISE PRICE PER ADS
           245,000                  35,000            US$16.125
           140,000                  20,000             US$17.25
           140,000                  20,000             US$17.25

B)  SPANISH LICENSE:

     Esprit Telecom de Espana has class B1 licences for Madrid, Barcelona and Gerona. These permit the provision of public telephony services and the operation of a network in the named cities. A B1 licence for Bilbao has been applied for and is expected to be issued before the end of December. A class C1 licence (allowing the running of a national network, but not the provision of public telephony services) was granted on December 17, 1998.

C)  NEW LEASES IN READING:

     The Company has contracted in November 1998 additional office space at its Reading offices (UK) through a 5 year lease that expires in March 2008, with a tenant only option to break in March 2003, for a total consideration of L850,777. Additionally, the Company has committed to a leases at its Reading offices (UK) starting in December 98 and starting in April 99 for a total consideration of L938,920 expiring in 2008 and 2009 respectively, with a tenant only option to break in 2003.

D)  APPOINTMENT OF SIR ROBIN BIGGAM

     On October 5, 1998 the Board of Directors elected Sir Robin Biggam as Director, and appointed him Chairman of the Company in place of Walter Anderson. Subsequently, on November 23, 1998 at an Extraordinary General Meeting, the Members of the Company voted to remove Walter Anderson as a Director.

E)  PROPOSED MERGER WITH GLOBAL TELESYSTEMS GROUP, INC.

     The Boards of GTS and Esprit Telecom announced on December 8, 1998 that agreement has been reached on the terms of a proposed recommended offer (to be made by Bear Stearns, on behalf of GTS), to acquire all the issued and to be issued share capital of Esprit Telecom including those shares represented by Esprit Telecom ADSs.

     Subject to the satisfaction or, to the extent permitted, waiver of the pre-conditions referred to below, the Offer will be made on the following basis:

     FOR EVERY ESPRIT TELECOM SHARE, 0.1271 NEW GTS SHARE

     FOR EVERY ESPRIT TELECOM ADS, 0.89 NEW GTS SHARE

     Based on the NASDAQ closing price of $41.75 per GTS Share on December 7, 1998, the Offer values each Esprit Telecom Share at $5.31 (L3.21) and each Esprit Telecom ADS at $37.16 (L22.48).

     The Offer represents a premium of approximately 22.8% over the middle market price of an Esprit Telecom ADS on NASDAQ at the close of business on December 7, 1998, being the last dealing day before the announcement of the Offer.

     The Offer values the entire issued share capital of Esprit Telecom, fully diluted for the exercise of all outstanding options, at approximately $757.3 million (L458.2 million).

                            ESPRIT TELECOM GROUP PLC

     The New GTS Shares to be issued under the Offer will be validly issued and fully paid and non-assessable and will rank pari passu in all respects with the existing issued GTS Shares.

     The Board of Esprit Telecom intends unanimously to recommend the Offer.

     The posting of the Offer Document to Esprit Telecom Security holders is pre-conditional on:

     - GTS obtaining requisite consents from Esprit Telecom Bondholders to the change in control of Esprit Telecom resulting from the Offer; and

     - The necessary registration statement with respect to the Offer becoming effective under US Securities Law and the relevant approvals being obtained from EASDAQ and the Commission Banque et Financier in Belgium.

     The Offer will be conditional, inter alia, on the approval of GTSs shareholders and the announcement by NASDAQ and EASDAQ of their decision to admit the New GTS Shares for quotation.

F)  NORTEL EQUIPMENT FINANCING AGREEMENT

     On November 17, 1998 the Company entered into a senior secured amortising loan facility with Northern Telecom to manufacture, install and commission SDH/DWDM equipment in five separate rings within Western Europe. The total consideration is DM 37 million with the final maturity being December 31, 2002.

G)  ERICSSON EQUIPMENT FINANCING AGREEMENT

     On December 1, 1998 the Company entered into a senior secured amortising loan facility with Ericsson to manufacture, install and commission telecommunication switches and equipment. Total consideration is L9 million pounds sterling, with the final maturity being December 31, 2002.

28  RELATED PARTY TRANSACTIONS

     The Company purchased the services of the outgoing Chairman Walt Anderson from Entree International.

     During the year, the Company acquired Plusnet, IMS and the trade and assets of Budget Phone Card. (see Note 21). The Company did not trade with IMS prior to the acquisition.

     Until October 13, 1997, Gold and Appel owned 17% of the capital stock of Telco Communications Group, Inc. ("Telco"), a long distance telecommunications company. The Company purchased certain long distance telecommunications services from, and sells certain services to, Telco. In addition the Company engages Tel Labs Inc., a wholly owned subsidiary of Telco ("Tel Labs"), for the final processing of its customer billing records.

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                              1996         1997         1998
                                                              -----        -----        -----
                                                                      (IN THOUSANDS)
Sales to Plusnet......................................           --          180          267
Purchases from Plusnet................................           --           71          185
Sales to Budget Phone Card............................           83          997          430
Purchases from Entree International...................           --           --          250
Sales to Telco........................................        1,958          593          476
Purchases from Telco..................................        1,947        4,007        1,419
Purchases from Tel Labs...............................          311          402           45

                            ESPRIT TELECOM GROUP PLC

     Balances receivable and payable in respect of the above related parties, were as follows:

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                 -------------------------------
                                                                 1996         1997         1998
                                                                 -----        -----        -----
                                                                 L'000        L'000        L'000
Net receivable from Plusnet..............................          --            3           --
Net receivable from Budget Phone Card....................          65          440          586
Net payable to Entree International......................          --           --            4
Net payable/(receivable) to/from Telco...................         158          114          (94)
Payable to Tel Labs......................................          29           38           --

29  SUBSIDIARY UNDERTAKINGS

     The following companies were the principal subsidiary undertakings as at September 30, 1998.

                                                                                        CLASS AND
                                                                   COUNTRY OF         PERCENTAGE OF
NAME                                           LEGAL SEAT        INCORPORATION          OWNERSHIP
----                                           -----------   ----------------------   -------------
Esprit Telecom (Jersey) Limited..............  St Helier     Jersey                   100% ordinary
Esprit Jersey Management Limited (including
  its Dutch branch)..........................  St Helier     Jersey                   100% ordinary
Esprit Telecom UK Limited....................  London        United Kingdom           100% ordinary
Telecom Europa Limited.......................  London        United Kingdom           100% ordinary
Esprit Telecom Holdings Limited..............  London        United Kingdom           100% ordinary
Esprit Telecom Europe BV.....................  Amsterdam     The Netherlands          100% ordinary
Esprit Telecom Benelux BV (including its
  Belgian branch)............................  Amsterdam     The Netherlands          100% ordinary
Swift Global Netherlands BV..................  Zoeterwoude   The Netherlands          100% ordinary
Esprit Telecom France SA.....................  Paris         France                   100% ordinary
Esprit Telecom de Espana SA..................  Madrid        Spain                    100% ordinary
Icomnet SA (including its Washington, DC, US
  branch)....................................  Tortola       British Virgin Islands   100% ordinary
Esprit Telecom Deutschland GmbH..............  Frankfurt     Germany                  100% ordinary
Esprit Telecom Italia Srl....................  Milan         Italy                    100% ordinary
IMS Interaktieve Media Services BV...........  Amsterdam     The Netherlands          100% ordinary
IMS Plus BV..................................  Amsterdam     The Netherlands          100% ordinary
Plusnet Management GmbH......................  Dusseldorf    Germany                  100% ordinary
Plusnet GmbH & Co. KG........................  Dusseldorf    Germany                  100% ordinary
Esprit Telecom Netzwerk GmbH.................  Dusseldorf    Germany                  100% ordinary
Esprit Telecom Deutschland Holding GmbH......  Dusseldorf    Germany                  100% ordinary
Plusnet Telecom GmbH Company KG..............  Dusseldorf    Germany                  100% ordinary

                            ESPRIT TELECOM GROUP PLC

30  DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
("GAAP")

     The Company's financial statements have been prepared in accordance with UK GAAP which differ in certain respects from US GAAP. The material differences as they apply to the Company are summarized below:

(A) SHARE OPTION AWARDS

     As required under Urgent Issue Task Force Abstract 17 (UITF 17), under UK GAAP, share options granted to employees are recognized in the Company's financial statements when the share options have been granted. Such grants give rise to compensation expense measured by reference to the fair value of shares only on date of grant, and at no subsequent date even for variable plans. Under US GAAP, Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," compensation expense resulting from awards under variable plans measures compensation costs as the difference between the quoted market price at the date when the number of shares of stock are known (the date the performance conditions are satisfied) and the exercise price; the cost is recognised over the period the employee performs related services. Since the ultimate compensation cost is unknown until the performance conditions are satisfied, estimates of compensation cost are recorded before the measurement date based on the quoted market price of the stock at intervening dates in situations where it is probable that the performance conditions will be attained. The Company deemed that the performance conditions were likely to be satisfied at September 30, 1998, however the compensation cost as of September 30, 1998 was immaterial to the Company.

     In October 1995, the US Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (FAS 123) which provides companies with a fair value method of recognising stock-based compensation expense in the financial statement, but permits the use of the recognition principles previously prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) as long as disclosure of the effects of the fair-value method are included in the notes to the financial statements. The Company adopted FAS 123 in 1997 but has continued to use the recognition principles of APB 25.

     If the Company had elected to recognise compensation expense based upon the fair value at the grant date for awards under its various option plans, consistent with the methodology prescribed by FAS 123, the Company's US GAAP net loss and loss per share would be altered to the pro forma amounts indicated below:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                ----------------------------
                                                                 1996      1997       1998
                                                                ------    -------    -------
                                                                  L          L          L
                                                                     (THOUSANDS, EXCEPT
                                                                     PER SHARE AMOUNTS)
US GAAP Net loss:
  As reported...............................................    (5,325)   (10,852)   (42,447)
  Pro forma.................................................    (5,053)   (11,362)   (44,135)
US GAAP loss per ordinary share:
  As reported...............................................     (0.08)     (0.10)     (0.34)
  Pro forma.................................................     (0.07)     (0.11)     (0.36)
US GAAP loss per ADS:
  As reported...............................................     (0.56)     (0.70)     (2.38)
  Pro forma.................................................     (0.49)     (0.77)     (2.52)

     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-

                            ESPRIT TELECOM GROUP PLC
pricing model with the following assumptions for the years ended September 30, 1996, 1997 and 1998: dividend yields of 0.0%; expected volatility of 150% for 1996 and 1997 and 100% for 1998; risk-free interest rate of 7.3% for 1996 and 1997 and a weighted average interest rate 5.4% for 1998; expected lives for options exercisable at L0.01 from 3 years to 5 years; expected lives for options exercisable between LNil and L1.05 from 5 to 8.5 years; and expected lives for options exercisable at L0.57 and L0.68 of 3 and 4 years respectively for 1996 and 1997. In 1998, the expected life for MSOP options exercisable at $2.30 and $2.40 of 3.5 years and expected lives for options exercisable ranging from L0.54 -- L2.45 of 3 to 3.5 years.

     The weighted average fair value of options granted during the years ended September 30, 1997 and 1996 for which the exercise price is L0.01 was L0.79 and L0.31 respectively. The weighted average fair value of options granted during the year ended September 30, 1997 for which the exercise price is between LNil and L1.05 was L0.60. The weighted average fair value of options granted during the year ended September 30, 1998 was L0.94.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option plans have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option plans.

     Transactions involving stock options are summarized as follows:

                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                   STOCK       EXERCISE PRICE
                                                                  OPTIONS        OF OPTIONS
DESCRIPTION                                                     OUTSTANDING     OUTSTANDING
-----------                                                     -----------    --------------
                                                                                     L
Balance, September 30, 1995.................................       883,250          0.01
  Granted...................................................     5,515,650          0.01
  Exercised.................................................       (58,250)         0.01
  Cancelled.................................................            --            --
                                                                ----------          ----
Balance, September 30, 1996.................................     6,340,650          0.01
  Granted...................................................     4,449,108          0.31
  Exercised.................................................      (710,500)         0.01
  Cancelled.................................................      (107,150)         0.01
                                                                ----------          ----
Balance, September 30, 1997.................................     9,972,108          0.06
  Granted...................................................     5,370,797          1.37
  Exercised.................................................    (2,418,859)         0.12
  Cancelled.................................................      (585,151)         1.14
                                                                ----------          ----
Balance, September 30, 1998.................................    12,338,895          0.78
                                                                ==========          ====

(B) REDEEMABLE PREFERENCE SHARES

     Under UK GAAP, redeemable preference shares are included in shareholders' funds. Under US GAAP, because these shares have a mandatory redemption feature, they are not classified as shareholders' equity.

                            ESPRIT TELECOM GROUP PLC

(C) DEFERRED TAXATION

     Under UK GAAP, deferred income taxes are accounted for to the extent that it is probable that a liability or asset will arise in the foreseeable future as a result of reversing timing differences. Under US GAAP, deferred taxes are accounted for on all temporary differences, and a valuation allowance is established to reduce deferred tax assets to the amount which "more likely than not" will be realized in future tax returns. The deferred tax asset under UK GAAP can be reconciled to the deferred tax asset under US GAAP as follows:

                                                                    AS AT SEPTEMBER 30,
                                                                ---------------------------
                                                                 1996      1997      1998
                                                                ------    ------    -------
                                                                  L         L          L
                                                                      (IN THOUSANDS)
Deferred tax asset under UK GAAP............................        --        --         --
Tax effects of timing differences
  Tax losses................................................     2,764     5,122     18,296
  Capital allowances........................................        --        --         --
  Other timing differences deferred.........................        --        --         --
                                                                ------    ------    -------
Gross deferred tax assets in accordance with US GAAP........     2,764     5,122     18,296
Valuation allowance.........................................    (2,764)   (5,122)   (18,296)
Net deferred tax assets in accordance with US GAAP..........        --        --         --
                                                                ======    ======    =======

     A valuation allowance has been provided against the full amount of the deferred tax assets arising from tax loss carry forwards as, in light of the Company's start-up nature and lack of profitable operations to date, management believes it is conservative to consider it more likely than not that sufficient taxable income will not be generated to utilize these loss carry forwards.

(D) EFFECT ON NET LOSS OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

                                                                    AS AT SEPTEMBER 30,
                                                                ----------------------------
                                                                 1996      1997       1998
                                                                ------    -------    -------
                                                                  L          L          L
                                                                       (IN THOUSANDS)
Loss for the financial year in accordance with UK GAAP......    (5,094)   (10,860)   (42,447)
US GAAP adjustments:
Share option awards.........................................      (231)         8         --
                                                                ------    -------    -------
Loss for the financial year in accordance with US GAAP(2)...    (5,325)   (10,852)   (42,447)
                                                                ======    =======    =======
Basic and diluted loss per Ordinary Share in accordance with
  US GAAP(1)................................................     (0.08)     (0.10)     (0.34)
                                                                ======    =======    =======
Number of Ordinary Shares used for calculating US GAAP basic
  loss per Ordinary Share (in thousands)....................    68,397    104,900    124,095
                                                                ======    =======    =======

---------------

(1) Previously reported basic loss per Ordinary Share in accordance with US GAAP has been restated to reflect the adoption of Statement of Financial Accounting Standard No. 128 "Earnings Per Share" and re-determination of the number of Ordinary Shares used for calculating US GAAP loss per Ordinary Share for all periods presented.

(2) No adjustment has been reflected as at September 30, 1997 or 1998 in respect of contingent purchase consideration related to the acquisitions, which is accrued as a liability under UK GAAP but not under US GAAP, as this difference is not material to the loss or net shareholders' funds/(deficit) for the periods and dates presented.

                            ESPRIT TELECOM GROUP PLC

(E) EFFECT ON SHAREHOLDERS' FUNDS/(DEFICIT) OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

                                                                   AS AT SEPTEMBER 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
                                                                  L         L         L
                                                                      (IN THOUSANDS)
Shareholders' funds (deficit) in accordance with UK GAAP....    10,011    31,374    (7,199)
US GAAP adjustments
  Share option awards.......................................      (252)     (244)     (244)
  Cumulative increase in share premium from share
     incentive..............................................       252       244       244
  Redeemable preference shares..............................      (673)       --        --
                                                                ------    ------    ------
Shareholders' funds/(deficit) in accordance with US GAAP....     9,338    31,374    (7,199)
                                                                ======    ======    ======

(F) CONSOLIDATED STATEMENT OF CASH FLOWS

     The Company's consolidated cash flow statement is prepared in accordance with Financial Reporting Standard No. 1 (Revised 1996), "Cash Flow Statements," and presents substantially the same information as that required under Statement of Financial Accounting Standards No. 95. However, there are certain differences in classification of items within the cash flow statement and with regard to the definition of cash equivalents between UK and US GAAP.

     Cash flows from (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) management of liquid resources; and (vi) financing activities are presented separately under UK GAAP. However, US GAAP only requires presentation of cash flows from three activities: operating, investing and financing.

     Cash and cash equivalents under UK GAAP include cash in hand and deposits repayable on demand less any bank loans and overdrafts repayable on demand. Under US GAAP overdrafts are included in financing activities.

     Cash flows from taxation and returns on investments and servicing of finance are, included as operating activities under US GAAP. The payment of dividends is included under financing activities and capitalized interest is included under investing activities for US GAAP purposes.

                            ESPRIT TELECOM GROUP PLC

     The following table summarizes the statement of cash flows for the Company as if they had been presented in accordance with US GAAP and include the adjustments which reconcile cash and cash equivalents under US GAAP to cash and cash equivalents under UK GAAP.

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 1996      1997        1998
                                                                ------    -------    --------
                                                                  L          L          L
                                                                       (IN THOUSANDS)
Net cash outflow from operating activities..................    (2,448)    (2,306)    (33,969)
Net cash used in investing activities.......................    (3,594)    (8,686)   (114,003)
Net cash provided by financing activities...................     6,803     29,150     259,218
                                                                ------    -------    --------
Net increase in cash and cash equivalents under US GAAP.....       761     18,158     111,246
Effects of exchange rates on cash and cash equivalents......        54        (63)          9
Cash and cash equivalents under US GAAP at beginning of
  year......................................................     5,615      6,430      24,525
                                                                ------    -------    --------
Cash and cash equivalents under US GAAP at end of year......     6,430     24,525     135,780
Short term cash deposits....................................    (2,335)   (22,876)   (131,547)
                                                                ------    -------    --------
Bank balances and cash under UK GAAP at end of year.........     4,095      1,649       4,233
                                                                ======    =======    ========

(G) OTHER US GAAP DISCLOSURES

Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and cash and equivalents. Management believes the concentration of credit risk associated with accounts receivable is minimal due to the dispersion over many customers and different industries. Cash and liquid resources are invested in short-term money market instruments with two U.K. commercial banks. The risk associated with the Company's cash and liquid resources is mitigated by the fact that these amounts are placed in what it believes to be high quality financial institutions. The Company has not experienced any losses to date on its deposited cash.

Fair value of financial instruments

     The Company enters into foreign currency forward contracts (principally Deutsche mark and US dollar) to eliminate foreign exchange risk. The Company utilizes foreign currency forward contracts which are short-term in duration (generally one week or less), accordingly, the fair value of the forward contracts at September 30, 1998 approximated to contract value.

                            ESPRIT TELECOM GROUP PLC

Acquisitions

     The following unaudited pro forma consolidated results of operations for the years ended September 30, 1997 and 1998 assumes the acquisitions had occurred on October 1 of each year:

PRO FORMA INFORMATION                                             1997        1998
---------------------                                           --------    --------
UNAUDITED                                                          (IN THOUSANDS,
                                                                  EXCEPT PER SHARE
                                                                       DATA)
Revenues....................................................      70,054     106,905
Income (loss) for the financial year........................     (21,749)    (45,372)
                                                                --------    --------
Loss per ordinary share.....................................       (0.21)      (0.36)
                                                                ========    ========

Recently issued accounting standards

     In June 1997, the FASB issued Statement of Financial Accounting Standards
(FAS) No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosure about Segments of an Enterprise and Related Information". FAS 130 and 131 are required to be adopted by the Company during the 1999 financial year.

     FAS 130 establishes standards for presenting other comprehensive income, which is conceptually similar to the Statement of Total Recognised Gains and Losses presented under UK GAAP. FAS 130 does not prescribe any new measurement standards. As such, the Company does not believe that the adoption of FAS 130 will have a material impact on the reported results of operations or financial position of the Company.

     FAS 131 prescribes a management approach to the determination of reportable segments and supersedes FAS 14. The Company is currently evaluating the impact of FAS 131 on its segment disclosures but does not expect the adoption of the standard to have a material impact on its reported results of operations and financial position.

     In February 1999, the FASB issued FAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88, and 106." FAS 132 is required to be adopted in the Company's 1998 financial year, and attempts to streamline the disclosure requirements for pension and post retirement benefit plans. Since the Company operates only a defined contribution pension scheme, the adoption of this standard will not have a material impact on the results of operation or financial position of the Company.

     In June 1999, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a significant effect on the Company's results of operations or its financial position.

31  COMPANIES ACT 1985

     The Consolidated Financial Statements do not constitute "statutory accounts" within the meaning of the United Kingdom Companies Act 1985 for any of the periods presented. These Consolidated Financial Statements exclude certain parent company statements and other information required by the Companies Act 1985. However, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the profit and loss account and balance sheet items.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Esprit Telecom Group plc

     We have audited the accompanying balance sheets of the switch-based telecommunications services business operated by Plusnet Gesellschaft fur Netzwerk Services mbH, Dusseldorf (the "Plusnet Business"), as of September 30, 1996 and 1997 and the related profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliations of movements in invested equity for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Plusnet Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plusnet Business as of September 30, 1996 and 1997 and the results of the Plusnet Business's operations and its cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with accounting principles generally accepted in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the determination of the loss for each of the years in the three-year period ended September 30, 1997 and the determination of invested equity as of September 30, 1996 and 1997 to the extent summarized in note 16 to the financial statements.

Dusseldorf, June 10, 1998

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

                                PLUSNET BUSINESS

                            PROFIT AND LOSS ACCOUNTS

                                                               YEARS ENDED SEPTEMBER 30,
                                                          ------------------------------------
                                                  NOTES    1995     1996      1997      1997
                                                  -----   ------   -------   -------   -------
                                                          DM'000   DM'000    DM'000     $'000
Turnover........................................     2    8,782     31,451    45,521    24,614
Cost of sales...................................     2    (9,609)  (35,481)  (48,426)  (26,185)
                                                          ------   -------   -------   -------
Gross margin....................................           (827)    (4,030)   (2,905)   (1,571)
Other operating expenses:
  Selling, general and administrative...........   3,4    (6,574)  (18,022)  (13,402)   (7,247)
  Depreciation and amortization.................     3    (1,482)   (4,900)  (10,118)   (5,471)
  Restructuring costs...........................     5       --         --    (4,490)   (2,428)
Other operating income..........................             52        574       319       173
                                                          ------   -------   -------   -------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION.....          (8,831)  (26,378)  (30,596)  (16,544)
Extraordinary income............................     6       --      6,000        --        --
                                                          ------   -------   -------   -------
Loss before taxation............................          (8,831)  (20,378)  (30,596)  (16,544)
Taxation........................................     7       --         --        --        --
                                                          ------   -------   -------   -------
LOSS FOR THE FINANCIAL YEAR.....................          (8,831)  (20,378)  (30,596)  (16,544)
                                                          ======   =======   =======   =======

     The entire turnover and loss for the three years ended September 30, 1997 arose from continuing operations.

    The accompanying notes are an integral part of the financial statements.

                                PLUSNET BUSINESS

                                 BALANCE SHEETS

                                                                       AS AT SEPTEMBER 30,
                                                                    --------------------------
                                                            NOTES    1996      1997      1997
                                                            -----   -------   -------   ------
                                                                    DM'000    DM'000    $'000
FIXED ASSETS
Tangible fixed assets.....................................    8      21,934    22,519   12,176
                                                             --     -------   -------   ------
CURRENT ASSETS
Debtors...................................................    9       7,201     7,432    4,019
Cash at bank and in hand..................................               --        --       --
                                                                    -------   -------   ------
                                                                      7,201     7,432    4,019
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR............   10     (15,656)  (15,374)  (8,313)
                                                                    -------   -------   ------
NET CURRENT LIABILITIES...................................           (8,455)   (7,942)  (4,294)
                                                                    -------   -------   ------
TOTAL ASSETS LESS CURRENT LIABILITIES.....................           13,479    14,577    7,882
PROVISIONS FOR LIABILITIES AND CHARGES....................   11      (1,468)   (1,424)    (770)
                                                                    -------   -------   ------
NET ASSETS................................................           12,011    13,153    7,112
                                                                    =======   =======   ======
INVESTED EQUITY...........................................           12,011    13,153    7,112
                                                                    =======   =======   ======

    The accompanying notes are an integral part of the financial statements.

                                PLUSNET BUSINESS

                              CASH FLOW STATEMENTS

                                                               YEARS ENDED SEPTEMBER 30,
                                                        ----------------------------------------
                                               NOTES     1995       1996       1997       1997
                                               -----    -------    -------    -------    -------
                                                        DM'000     DM'000     DM'000      $'000
NET CASH OUTFLOW FROM OPERATING ACTIVITIES
  (SEE NOTE BELOW)...........................              (381)   (19,520)   (22,804)   (12,330)
CAPITAL EXPENDITURE..........................   14      (10,634)   (11,024)    (8,934)    (4,831)
                                                --      -------    -------    -------    -------
CASH OUTFLOW BEFORE FINANCING................           (11,015)   (30,544)   (31,738)   (17,161)
FINANCING....................................   14       11,014     30,540     31,738     17,161
                                                --      -------    -------    -------    -------
DECREASE IN CASH IN THE PERIOD...............   15           (1)        (4)        --         --
                                                ==      =======    =======    =======    =======

                 RECONCILIATION OF OPERATING LOSS TO CASH FLOWS

                                                             YEARS ENDED SEPTEMBER 30,
                                                      ---------------------------------------
                                                       1995      1996       1997       1997
                                                      ------    -------    -------    -------
                                                      DM'000    DM'000     DM'000      $'000
Operating loss......................................  (8,831)   (26,378)   (30,596)   (16,544)
Depreciation charge.................................  1,482       4,900     10,118      5,471
Profit on disposal of fixed assets..................     (1)        (24)    (1,769)      (956)
Increase in debtors.................................  (4,695)    (2,301)      (231)      (125)
Increase/(decrease) in creditors....................  11,664      4,283       (326)      (176)
                                                      ------    -------    -------    -------
Net cash outflow from operating activities..........   (381)    (19,520)   (22,804)   (12,330)
                                                      ======    =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                 STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

     Total gains and losses recognized during the period are fully reflected in the profit and loss accounts.

                RECONCILIATIONS OF MOVEMENTS IN INVESTED EQUITY

                                                             YEARS ENDED SEPTEMBER 30,
                                                      ---------------------------------------
                                                       1995      1996       1997       1997
                                                      ------    -------    -------    -------
                                                      DM'000    DM'000     DM'000      $'000
Loss for the financial year.........................  (8,831)   (20,378)   (30,596)   (16,544)
Net equity contributions............................  11,014     30,540     31,738     17,161
                                                      ------    -------    -------    -------
Net increase in invested equity.....................  2,183      10,162      1,142        617
Opening invested equity.............................   (334)      1,849     12,011      6,495
                                                      ------    -------    -------    -------
Closing invested equity.............................  1,849      12,011     13,153      7,112
                                                      ======    =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                                PLUSNET BUSINESS

                       NOTES TO THE FINANCIAL STATEMENTS

1. THE BUSINESS

     The Plusnet Business has been operated during the period covered by these financial statements by Plusnet Gesellschaft fur Netzwerk Services mbH, a subsidiary of the Thyssen AG group. In a transaction which has yet to be legally effected, Plusnet Gesellschaft fur Netzwerk Services mbH will transfer (with retrospective effect from April 30, 1998) to Thyssen Netzwerk GmbH & Co. KG its business operations and substantially all its assets and liabilities but excluding any financial liabilities to the Thyssen AG group.

     These financial statements reflect the financing provided to the business by the Thyssen AG group in the past as a component of invested equity and exclude certain other non-operating assets and liabilities of Plusnet Gesellschaft fur Netzwerk Services mbH which are not reflected in the business transfer to Thyssen Netzwerk GmbH & Co. KG.

     The Plusnet Business is engaged in the provision of telecommunications services in the Republic of Germany. All assets are located in Germany and substantially all revenue arises from customers located in Germany.

2. BASIS OF PREPARATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Plusnet Business have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United Kingdom.

     The Plusnet Business has been financed in the past by capital contributions, loans and a "cash pool" facility made available by the Thyssen AG group which are reflected in the enclosed financial statements as part of invested equity. Net cash inflows to the Plusnet Business from the Thyssen AG group are reported in these financial statements under "net equity contributions".

     Solely for the convenience of the reader, certain German Mark amounts in these financial statements have been translated into US dollars at the rate of
1.8493 German Marks to the US dollar, which was the noon buying rate in the City of New York for cable transfers in German Marks as certified for customs purposes by the Federal Reserve Bank of New York ("DM Noon Buying Rate") on March 31,1998. Such translations should not be construed as representations that the German Mark amounts could have been or could be converted into US dollars at that or any other rate.

     The following principal accounting policies have been applied consistently in dealing with items which are considered material in relation to the Plusnet Business's results.

  (a) Turnover

     Turnover for telecommunications services is recorded on the basis of minutes of traffic processed. Turnover represents the invoiced value of goods and services supplied by the Plusnet Business, net of value added tax. Turnover is recorded when the traffic is processed and the communications services are rendered.

  (b) Cost of sales

     Network expenses are charged to income in the period in which the related revenue is recognized.

  (c) Fixed assets and depreciation

     Tangible fixed assets comprising land and buildings, telecommunications equipment, computers, furniture and office equipment are stated at historical costs less accumulated depreciation.

                                PLUSNET BUSINESS

     Depreciation is calculated using the straight line method to write off the cost less estimated residual value of each asset over the following estimated useful economic lives:

Freehold building...........................................     25 years
Telecommunications equipment................................      5 years
Furniture and office equipment..............................   3-10 years

     Improvements to leasehold property are depreciated over the term of the lease. Freehold land is not depreciated.

     Software is amortized over its estimated useful economic life of between 3 and 5 years using the straight line method.

  (d) Leased assets

     Operating lease rentals are charged to the profit and loss account as they arise over the period of the lease.

  (e) Foreign currencies

     Transactions in foreign currencies are recorded in deutschmarks at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currency are translated into deutschmarks at the exchange rate ruling at the balance sheet date, or at the forward exchange rate where appropriate. Exchange gains and losses arising have been recorded in the profit and loss account.

  (f) Pension benefits

     The Plusnet Business does not provide general pension benefits to its employees. However, one current senior manager (in prior years two managers) has been granted pension benefits under a defined benefit plan which is unfunded. A balance sheet provision for the estimated future liability under this scheme is established by the Plusnet Business on the basis of annual actuarial valuations. The actuarial valuations of the future liability are made following assumptions and methods prescribed by German tax regulations, which do not differ materially in their impact on the financial statements from those prescribed by UK GAAP.

3. LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

     The loss on ordinary activities before taxation is stated after charging:

                                                         YEAR ENDED SEPTEMBER 30,
                                                     --------------------------------
                                                      1995     1996     1997    1997
                                                     ------   ------   ------   -----
                                                     DM'000   DM'000   DM'000   $'000
Depreciation of tangible fixed assets..............  1,482    4,900    10,118   5,471
Net profit on disposal of tangible fixed assets....     (1)     (24)   (1,769)   (956)
Operating lease rentals
  Telecommunications equipment.....................  1,477    1,826    1,443      780
  Cars.............................................     33       28       33       18
Rent of premises and utilities.....................    530    1,753    2,919    1,578

                                PLUSNET BUSINESS

4. STAFF NUMBERS AND COSTS

     The average numbers of persons (including executive directors) employed by the Plusnet Business during the year, analyzed by category were as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                              1995      1996      1997
                                                              ----      ----      ----
Sales and distribution......................................   10        29        25
Technical support...........................................   11        29        26
Administration..............................................    4         8         8
                                                               --        --        --
                                                               25        66        59
                                                               ==        ==        ==

     The aggregate payroll costs for these persons were as follows:

                                                         YEAR ENDED SEPTEMBER 30,
                                                     --------------------------------
                                                      1995     1996     1997    1997
                                                     ------   ------   ------   -----
                                                     DM'000   DM'000   DM'000   $'000
Wages and salaries.................................  2,711    7,206    6,396    3,458
Social security costs..............................    360    1,039    1,003      542
Other pension costs................................     28       29       17       10
                                                     -----    -----    -----    -----
                                                     3,099    8,274    7,416    4,010
                                                     =====    =====    =====    =====

5. RESTRUCTURING COSTS

     The restructuring costs in 1996/97 mainly comprise costs incurred in connection with the fundamental restructuring of the Plusnet Business's network technology. In this connection the Plusnet Business also incurred exceptional depreciation charges on telecommunications equipment totalling DM 3,141,000 (included in the depreciation charge for the year).

6. EXTRAORDINARY INCOME

     The Plusnet Business originally traded under the name T-Net Gesellschaft fur Netzwerk Services GmbH. The rights to the name "T-Net" were sold to Deutsche Telekom AG in 1996 resulting in extraordinary income of DM 6 million.

7. TAXATION

     The Plusnet Business has incurred trading losses in the three years ended September 30, 1997 and no charges to German income taxation have arisen.

     No deferred taxation has been recognized on the tax loss carry-forwards as the Plusnet Business has a history of trading losses and these will not be able to be utilized following the transfer of the Plusnet Business to Thyssen Netzwerk GmbH & Co. KG.

                                PLUSNET BUSINESS

8. TANGIBLE FIXED ASSETS

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              1996     1997     1997
                                                             ------   ------   ------
                                                             DM'000   DM'000   $'000
LAND AND BUILDINGS
COST
At October 1, ............................................     183    1,504      812
Additions.................................................   1,321      689      373
Disposals.................................................      --      (59)     (32)
                                                             -----    -----    -----
At September 30, .........................................   1,504    2,134    1,153
                                                             -----    -----    -----
DEPRECIATION
At October 1, ............................................       7      105       56
Charge for the year.......................................      98      792      428
Disposals.................................................      --       (3)      (1)
                                                             -----    -----    -----
At September 30, .........................................     105      894      483
                                                             -----    -----    -----
NET BOOK VALUE AT SEPTEMBER 30, ..........................   1,399    1,240      670
                                                             =====    =====    =====

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              1996     1997     1997
                                                             ------   ------   ------
                                                             DM'000   DM'000   $'000
TELECOMMUNICATIONS EQUIPMENT
COST
At October 1, .............................................     --    21,139   11,431
Additions..................................................  11,972   12,153    6,571
Disposals..................................................   (136)   (5,796)  (3,134)
Transfers..................................................  9,303       --        --
                                                             ------   ------   ------
At September 30, ..........................................  21,139   27,496   14,868
                                                             ------   ------   ------
DEPRECIATION
At October 1, .............................................     --    4,775     2,582
Charge for year............................................  3,670    7,877     4,259
Disposals..................................................    (30)   (3,328)  (1,799)
Transfers..................................................  1,135       --        --
                                                             ------   ------   ------
At September 30, ..........................................  4,775    9,324     5,042
                                                             ------   ------   ------
NET BOOK VALUE AT SEPTEMBER 30, ...........................  16,364   18,172    9,826
                                                             ======   ======   ======

                                PLUSNET BUSINESS

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               1996      1997      1997
                                                              -------   -------   ------
                                                              DM'000    DM'000    $'000
SOFTWARE
COST
At October 1, ..............................................     121       269      145
Additional..................................................     148       144       78
Disposals...................................................      --        (8)      (4)
                                                              ------     -----    -----
At September 30, ...........................................     269       405      219
                                                              ------     -----    -----
DEPRECIATION
At October 1, ..............................................      35       104       56
Charged in year.............................................      69       115       62
Disposals...................................................      --        (8)      (4)
                                                              ------     -----    -----
At September 30, ...........................................     104       211      114
                                                              ------     -----    -----
NET BOOK VALUE AT SEPTEMBER 30, ............................     165       194      105
                                                              ======     =====    =====

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               1996      1997      1997
                                                              -------   -------   ------
                                                              DM'000    DM'000    $'000
FIXTURES, FITTINGS, TOOLS AND EQUIPMENT
COST
At October 1,...............................................  10,962     5,086    2,750
Additions...................................................   3,749       290      157
Disposals...................................................    (322)     (104)     (56)
Transfers...................................................  (9,303)       --       --
                                                              ------     -----    -----
At September 30,............................................   5,086     5,272    2,851
                                                              ------     -----    -----
DEPRECIATION
At October 1,...............................................   1,438     1,080      584
Charge for year.............................................   1,063     1,334      722
Disposals...................................................    (286)      (55)     (30)
Transfers...................................................  (1,135)       --       --
                                                              ------     -----    -----
At September 30,............................................   1,080     2,359    1,276
                                                              ------     -----    -----
NET BOOK VALUE AT SEPTEMBER 30,.............................   4,006     2,913    1,575
                                                              ======     =====    =====

9. DEBTORS

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                               1996     1997    1997
                                                              ------   ------   -----
                                                              DM'000   DM'000   $'000
Trade debtors...............................................  3,548    5,188    2,805
Amounts owed by related parties (note 13)...................  3,423    2,177    1,177
Other debtors...............................................    192       60       33
Prepayments and accrued income..............................     38        7        4
                                                              -----    -----    -----
                                                              7,201    7,432    4,019
                                                              =====    =====    =====

     All amounts are due within one year.

                                PLUSNET BUSINESS

     Trade debtors are stated net of allowances for specifically identified doubtful accounts of DM 111,000 at September 30, 1996 (no allowances made at September 30, 1997).

10. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                               1996     1997    1997
                                                              ------   ------   -----
                                                              DM'000   DM'000   $'000
Trade creditors.............................................  13,718   11,424   6,177
Amounts owed to related parties (note 13)...................     17       86       47
Other creditors including taxation and social security......  1,475    1,284      694
Accruals and deferred income................................    446    2,580    1,395
                                                              ------   ------   -----
                                                              15,656   15,374   8,313
                                                              ======   ======   =====

11. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                               1996     1997    1997
                                                              ------   ------   -----
                                                              DM'000   DM'000   $'000
Pensions....................................................    226      111      60
Other provisions............................................  1,242    1,313     710
                                                              -----    -----     ---
                                                              1,468    1,424     770
                                                              =====    =====     ===

     Other provisions mainly comprise losses incurred on sales contracts to customers, where the contracted revenue is lower than the cost of sales.

12. COMMITMENTS

     Operating lease payments payable within one year of the balance sheet date where in respect of operating leases expiring as follows:

                                                      LAND &
                                                     BUILDINGS   OTHERS   TOTAL    TOTAL
                                                     ---------   ------   ------   -----
                                                      DM'000     DM'000   DM'000   $'000
At September 30, 1996
  -- expiring within one year......................      859       803    1,662      899
  -- expiring between one year and five years......    1,102     1,300    2,402    1,299
  -- expiring after five years.....................       47        --       47       25
                                                       -----     -----    -----    -----
                                                       2,008     2,103    4,111    2,223
                                                       =====     =====    =====    =====
At September 30, 1997
  -- expiring within one year......................    1,186     1,965    3,151    1,704
  -- expiring between one and five years...........      218        --      218      118
  -- expiring after five years.....................       84        --       84       45
                                                       -----     -----    -----    -----
                                                       1,488     1,965    3,453    1,867
                                                       =====     =====    =====    =====

                                PLUSNET BUSINESS

     The future minimum lease payments under non-cancellable operating leases as of September 30, 1997 are:

PAYABLE IN THE YEARS ENDING SEPTEMBER 30,                     DM'000   $'000
-----------------------------------------                     ------   -----
1998........................................................  3,453    1,867
1999 to 2002................................................    407      220
2003 and thereafter.........................................    447      242
                                                              -----    -----
                                                              4,307    2,329
                                                              =====    =====

     At September 30, 1997, the Plusnet Business had contractual commitments for capital expenditure totalling approximately DM 2 million.

13. RELATED PARTY TRANSACTIONS

     The Plusnet Business was operated up until April 30, 1998 by Plusnet Gesellschaft fur Netzwerk Services mbH, a wholly owned subsidiary of Thyssen Telecom AG and part of the Thyssen AG group.

     The Plusnet Business's transactions with respect of the above related parties were as follows:

                                                           YEAR ENDED SEPTEMBER 30,
                                                       --------------------------------
                                                        1995     1996     1997    1997
                                                       ------   ------   ------   -----
                                                       DM'000   DM'000   DM'000   $'000
Sales to Thyssen group companies.....................  8,149    18,434   16,662   9,009
Services purchased from Thyssen group companies......  1,529    3,229    3,315    1,792

     Balances receivable from and payable to the above related parties are analyzed under notes 9 and 10 above.

14. ANALYSIS OF CASH FLOWS

                                                         YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                    1995      1996      1997      1997
                                                   -------   -------   -------   ------
                                                   DM'000    DM'000    DM'000    $'000
CAPITAL EXPENDITURE
Purchase of tangible fixed assets................  (10,635)  (17,190)  (13,276)  (7,179)
Sale of brand name...............................       --     6,000        --       --
Sale of fixed assets.............................        1       166     4,342    2,348
                                                   -------   -------   -------   ------
Net cash outflow from capital expenditure........  (10,634)  (11,024)   (8,934)  (4,831)
                                                   =======   =======   =======   ======
FINANCING
Net equity contributions.........................   11,014    30,540    31,738   17,161
                                                   =======   =======   =======   ======

                                PLUSNET BUSINESS

15. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

     Net funds are represented by the balance of cash at bank and in hand which has developed as follows:

                                                                         NET
                                                             OPENING    CASH     CLOSING
                                                             BALANCE   OUTFLOW   BALANCE
                                                             -------   -------   -------
                                                             DM'000    DM'000    DM'000
Year ended September 30,
  1995.....................................................     5        (1)        4
  1996.....................................................     4        (4)       --
  1997.....................................................    --        --        --
                                                                ==       ==         ==

16. MATERIAL DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  (a) Impact on net income and invested equity

     The Plusnet Business's financial statements have been prepared in accordance with UK GAAP which differ in certain respect from US GAAP. In relation to the Plusnet Business, these differences would not materially affect the Plusnet Business's loss or invested equity reported as at and for the years ended September 30, 1995, 1996 and 1997.

  (b) Impact on statement of cash flows

     The Plusnet Business's cash flow statement is prepared in accordance with Financial Reporting Standard No. 1 (Revised 1996), "Cash Flow Statements", and presents substantially the same information as that required under Statement of Financial Accounting Standards No. 95. However, there are certain differences in classification of items within the cash flow statement and with regard to the definition of cash equivalents between UK and US GAAP.

  (c) Extraordinary item

     Certain items of income and expense which are classified as extraordinary under UK GAAP may not meet the criteria for this classification under US GAAP.

  (d) Depreciation

     If at any time there is a permanent diminution in the value of a fixed asset, UK GAAP require that the net book value should be written down immediately to the estimated recoverable amount. Such exceptional writedowns are recorded in these financial statements as part of the depreciation charge. Under US GAAP these circumstances may require the recognition of an impairment loss. There may be circumstances which require write-downs under UK GAAP but which would not require the recognition of an impairment loss under US GAAP.

17. COMPANIES ACT 1985

     The financial statements do not constitute "statutory accounts" within the meaning of the United Kingdom Companies Act 1985 for any periods presented and, therefore, omit certain disclosures which would be required by the Companies Act 1985. However, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the profit and loss accounts and balance sheet items.

                                                                       EXHIBIT A

                 GLOSSARY OF TELECOMMUNICATIONS INDUSTRY TERMS

     "Accounting Principles Board Opinion No. 16" - Accounting Board Opinion No. 16, "Business Combinations," and the related published interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the published rules and regulations of the Securities and Exchange Commission or its staff.

     Accounting Rate Mechanism (ARM) -- The current system of bilateral settlement agreements between PTOs under which tariffs for cross-border pan-European-switched voice traffic are determined.

     Add-drop multiplexer (ADM) -- A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an E-1 line.

     "ADMs" - Add-Drop Multiplexers.

     AMPS -- Advanced Mobile Phone System; the cellular mobile telephone system based on analog technology that is now used in U.S. systems. Each AMPS cell can handle 832 simultaneous conversations.

     "ATM" - Asynchronous Transfer Mode , a switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM switching was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multimedia" information) at varying rates. The ATM format can be used by many different information systems, including local area networks.

     Asynchronous Transfer Mode (ATM) -- A switching and transmission technology that is one of general class of packet technologies that relay traffic by way of an address contained within the first five bits of a switching and transmission of mixed voice, data, and video at varying rates. The ATM format can be used by many different information systems, including LANs.

     "Authorizations" - all filings, applications, authorizations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals under any applicable legislation or regulations of any jurisdiction.

     "bandwidth" - the range of frequencies that can be passed through a medium such as glass fibers, without distortion and a measure of the communication capacity or the data transmission rate of a telecommunications circuit. The greater the bandwith, the greater the information-carrying capacity of such medium.

     Bps -- Bits per second; the basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

     Backbone -- The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

     Bandwidth -- The information-carrying capability of a transmission medium is measured by its bandwidth, which is the relative range of frequencies that can be passed without distortion by such medium. Bandwidth is measured in Hertz, but may also be expressed as the number of bits that can be transmitted per second.

     Capacity -- Refers to transmission.

     Carrier -- A provider of communications transmission services by fiber, wire, or radio.

     CCIT -- International Telegraph and Telephone Consultative Committee.

     "CIENA" - Ciena Corporation.

     "CIS" - the Commonwealth of Independent States.

     "CLEC" - competitive local exchange carrier , a category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company. A CLEC may also provide other types of telecommunications services (long distance, etc.).

     Closed User Group -- A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

     Competitive Local Telecommunications Provider -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and transport of switched access telecommunications services. Competitive Local Telecommunications Providers are also referred to in the industry as alternative local telecommunications service providers (ALTS), Competitive Access Providers (CAPs) and Competitive Local Exchange Carriers (CLECs).

     "Convertible Bonds" - the US$135 million aggregate principal amount of 8.75% Senior Subordinated Convertible Bonds of GTS due 2000.

     "D-AMPS" - Digital Advanced Mobile Phone System, a recognized standard for mobile telephony.

     Dark Fiber -- Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

     "Debentures" - the US$450 million aggregate principal amount of 5 3/4% Convertible Senior Subordinated Debentures of GTS due 2010, and the offering of the Debentures is the "Debenture Offering." The Debenture Offering together with the July 1998 Stock Offering are the "July 1998 Offerings."

     Dedicated -- Refers to telecommunications lines dedicated to or reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone company's public switched network).

     "DCS" - Digital Cellular System, a recognized standard for mobile telephony.

     "DGCL" - the General Corporation Law of the State of Delaware.

     "digital" - a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal.

     "DWDM" - Dense Wavelength Division Multiplexing.

     E1 -- Data transmission rate of approximately 2 Mbps.

     E3 -- Data transmission rate of approximately 34 Mbps.

     "EASDAQ" - the computerized pan-European quotation system sponsored by the European Association of Securities Dealers Automated Quotation.

     "EBITDA" - earnings before interest, taxes, depreciation and amortization.

     "Ebone" - Ebone A/S, a Tier 1 Internet backbone provider in Europe.

     "EC" - the EC, the predecessor of the EU, established by the Treaty of Rome.

     Electrosviaz -- regional telephone company.

     "11.5% Notes" - the US$265 million aggregate principal amount of 11.5% Senior Notes due 2007.

     Enhanced Network Services -- Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

     ERMES -- A standard for a pan-European radio message system sponsored by the EC.

     "Esprit Network" -- Esprit Telecom's communication network linking 31 switches or points of presence in eight European countries, as well as Washington, D.C. and New York through arrangements with US carriers.

     "Esprit Telecom ADSs" -- American Depositary Shares of Esprit Telecom, each representing seven Esprit Telecom Shares.

     "Esprit Telecom Bonds" -- the US$ 230 million aggregate principal amount of 11.5% Senior Notes due 2007, the US$ 150 million aggregate principal amount of 10.875% Senior Notes due 2008, the DEM125 million aggregate principal amount of 11.5% Senior Notes due 2007 and the DM150 million aggregate principal amount due 2008.

     "Esprit Telecom Securities" - collectively the Esprit Telecom ADSs, and the Esprit Telecom Shares.

     "Esprit Telecom Shares" -- the existing issued and fully paid ordinary shares of 1p each in the capital of Esprit Telecom and any further such shares which are unconditionally allotted or issued while the offer to acquire Esprit Telecom by GTS remains open for acceptance.

     "EU" - the EU established by the Treaty of Maastricht and developed from the EC comprising 15 member states being Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the UK.

     Eutelsat -- European Telecommunications Satellite Organization; an international satellite organization in which members of the EU hold an 88% combined investment.

     "European Services Strategy" - GTS plans to enter the business end-user market in Western Europe through the development of competitive local exchange carriers in up to 12 metropolitan markets and through the development of reseller activities in up to 50 metropolitan markets.

     "Exchange Act" - the United States Securities Exchange Act of 1934, as amended, and the rules thereunder.

     "FCC" - the US Federal Communications Commission.

     "fiber optics" - technology which involves sending signals as laser light pulses across glass strands in order to transmit digital information.

     "fiber optic ring" - a network configuration to provide redundancy where if one segment of the network is damaged or cut, the traffic is capable of being re-routed and sent to its destination in the opposite direction.

     Frame Relay -- A wide area transport technology that organizes data into units called frames instead of providing fixed bandwidth as with private lines. A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     "Full Competition Directive" - the directive adopted by the European Commission in March 1996 that required full liberalization of all telecommunications services in most EU member states by January 1, 1998.

     Gbps -- Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

     Gateway -- A network element interconnecting two otherwise incompatible networks, network nodes, subnetworks or devices; performs a protocol conversion operation across a wide spectrum of communications functions.

     GSM -- Global System for Mobile Communications, formerly known as Groupe Speciale Mobile. GSM began as a pan-European standard for digital cellular systems. The name was changed to reflect the fact that the standard has been adopted by several countries in Asia.

     "GTS" - Global TeleSystems Group, Inc.

     "GTS Board" - the board of directors of GTS.

     "GTS By-laws" - the by-laws of GTS.

     "GTS Certificate" - the certificate of incorporation of GTS, as amended.

     "GTS Group" - GTS, its subsidiary undertakings and associated undertakings, as those respective terms are defined in the Companies Act 1985.

     Hertz -- The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. kHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

     "Goskomsvyaz" - the successor to the Russian Ministry of Communications.

     "HER" - Hermes Europe Railtel B.V., a wholly owned subsidiary of GTS.

     "HER Notes" - US$265 million aggregate principal amount of 11 1/2% senior notes due 2007, sold in August 1997.

     "IAS" - Institute for Automated Systems

     "ILEC" - Independent Local Exchange Carrier.

     Inmarsat -- The International Maritime Satellite service, which provides mobile communications to ships at sea, aircraft in flight and vehicles on the road.

     Intelsat -- International Telecommunications Satellite Organization; a worldwide consortium of national satellite communications organizations.

     Interconnect -- Connection of a telecommunications device of service to the PSTN.

     Interconnection -- Connection of a piece of telephone equipment to the telephone network, or a data terminal to a data communications network. Also refers to the connection of one communications network to another so that users of one network can communicate with users of another network.

     International Simple Resale -- Refers to the wholesale purchase of IPLCs from facilities-based carriers and the reselling of such capacity to customers for switched telephone service.

     "ISPS" or "Internet service provider" - provides customers with access to the Internet, normally for dial access customers, by linking its network directly or through other providers to the Internet backbone network.

     "IP" or "Internet Protocol" -- a compilation of network and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

     IPLC -- International Private Leased Circuits.

     "IPO" - the initial public offering of common stock of GTS completed on February 10, 1998.

     "IRU" - Indefeasible Right of Use - the right to use capacity in a telecommunication system, usually an undersea cable, with most of the rights and interests of ownership for the life of the cable with a liability to pay maintenance charges.

     ISDN (Integrated Services Digital Network) -- ISDN is an internationally agreed standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video conferencing over a single line, for example, and also supports a multitude of value-added switched service applications. ISDN's combined voice and data networking capabilities reduce costs for end users and result in more efficient use of available facilities. ISDN combines standards for highly flexible customer to network signaling with both voice and data within a common facility.

     ITU -- International Telecommunications Union; a United Nations treaty organization whose purpose is to accredit international telecommunications standards. ITU signatories can turn ITU-approved standards into law through international treaties such as the treaties governing use of the radio spectrum for international satellite telecommunications and broadcasting.

     "July 1998 Stock Offering" - the follow-on public offering of common stock of GTS in July 1998.

     "July 1998 Offerings" - the July 1998 Stock Offering and the Debenture Offering.

     Kbps -- Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

     "leased line" - point-to-point fixed line connections leased from another operator.

     "LANs" - Local Access Network Suppliers.

     Local Area Network (LAN) -- The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routers.

     Local Loop -- The local loop is that portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premise interface which connects to the inside wiring and equipment at the customer premise to a terminating point within the switching wire center.

     Mbps -- Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.

     "MIUs" - Minimum Investment Units.

     MGTS -- Moscow city telephone network.

     "MOC" - the Russian Ministry of Communications, succeeded by Goskomsvyaz.

     Multiplexing -- The use of some means to inter-leave narrow-band or slow-speed data from multiple sources in order to make use of a wide-band or high-speed channel.

     "Nasdaq" - the computerized quotation system sponsored by the National Association of Securities Dealers.

     "NetSource" - NetSource Europe ASA, a Norwegian company.

     "New Entrants" - new entrants to the telecommunications market, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers

     "New Euro HER Notes" - Euro 85 million aggregate principal amount of
10 3/4% Senior Notes due 2006, sold on December 21, 1998, which transaction will close in January 1999.

     "New Common Stock" - new shares of Common Stock proposed to be issued, credited as fully paid, pursuant to the Offer.

     "New HER Notes" - US dollar New HER Notes and Euro New HER Notes.

     "New HER Notes Offering" - the offering of the New HER Notes.

     "9 7/8% Notes" - the US$105 million aggregate principal amount of 9 7/8% Senior Notes due 2005.

     "1990 Directive" - a directive issued on June 28, 1990 by the European Commission requiring EU member states to liberalize by January 1, 1998 all telecommunications services with the exception of voice telephony to the general public.

     NMT -- Acronym for Nordic Mobile Telephone System, a cellular standard widely used in Northern Europe.

     Nodes -- Locations within the network housing electronic equipment and/or switches which serve as intermediate connection points to send and receive transmission signals.

     "ONP" - Open Network Provision, the principles established by European Council Directive 90/387/EEC.

     "PABX" - Private Automatic Branch Exchange - a switch on customer premises used to connect customer telephones (and related equipment) to the PSTN and to switch internal calls within the customer's telephone system.

     PBX/PABX (private branch exchange/private automatic branch exchange) -- A customer operated switch on customer premises, typically used by large businesses with multiple telephone lines.

     "PKGCN" - Primorsky Krai branch of the Gossvyaznadzor, the local authority in Vladivostok responsible for monitoring compliance with regulatory and technical norms of the telecommunications industry.

     "PKGCN Letters" - three letters issued by the PKGCN to PrimTelefone concerning certain compliance irregularities.

     "PKMIA" - Primorsky Krai branch of the Ministry for Internal Affairs.

     "PKMIA Investigation" - a criminal investigation opened by the PKMIA under
Article 327 of the Russian Federation Criminal Code against certain employees of PrimTelefone concerning the use of forged state documents in connection with an application for a frequency plan submitted (and subsequently abandoned) by PrimTelefone.

     Plesiochronous Digital Hierarchy (PDH) -- A method of controlling the timing between transmission and switching systems that is not synchronized but rather relies on highly accurate clocks to minimize the slip rates between switching nodes.

     POCSAG (Postal Office Code Standard Advisory Group) -- A lower-cost paging technology which can be transmitted on ERMES frequency.

     Points of Presence (POPs) -- Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

     "Preferred Stock" - all shares of preferred stock, par value $0.0001 per share, of GTS.

     "PSTN" - Public Switched Telephone Network refers to the telephone networks accessible by the public at large through private lines, wireless systems and pay phones.

     PTT/PTO -- Postal, Telegraph and Telephone agency/Public Telephony Operators; a government authority or agency that operates the public telecommunications network, and sets standards and policies. PTTs/PTOs are agencies in charge of telecommunications services in many countries, under direct supervision of the national government.

     Redundant Electronics -- Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     Regeneration/amplifier -- Devices which automatically re-transmit or boost signals on an out-bound circuit.

     "Right" - the right attached to each share of Common Stock, that gives the holder of Common Stock the right to purchase shares of Series A Preferred Stock.

     Route Kilometers -- The number of kilometers along which fiber optic cables are installed.

     Route Mile -- The number of miles along which fiber optic cables are installed.

     "RPOA" - Recognized Private Operating Agency

     SDH -- Synchronous Digital Hierarchy; the international standard for ultra-high-speed broadband fiber-optic, digital transmission networks that use equipment from many different manufacturers and carry a variety of services. The basic communications channel of SDH is a 155.52 Mbps transmission channel that is multiplexed upward.

     "SEC" - the US Securities and Exchange Commission.

     "Securities Act" - the United States Securities Act of 1933, as amended, and the rules thereunder.

     "Series A Preferred Stock" - shares of Series A junior participating preferred stock, par value $0.0001 per share, authorized by GTS.

     "SNCB/NMBS" - Societe Nationale des Chemins de Fer Belges S.A. de Droit Public Nationale Maatschappij der Belgische Spoorwegen N.Y. Van Publick Recht, the Belgian national railway.

     "Soros Associates" - certain entities associated with George Soros, collectively.

     "STM" - Synchronous Transfer Mode V , a transport and switching method that depends upon information occurring in regular and fixed patterns with respect to a reference such as a frame pattern. A time division multiplex and switching technique to be used across the user's network interface for a broadband ISDN. It gives each user up to 50 million bits per second simultaneously, regardless of the number of users.

     STM-1 -- Data transmission rate of approximately 155 Mbps.

     STM-4 -- Data transmission rate of approximately 622 Mbps.

     STM-16 -- Data transmission of approximately 2,488 Mbps.

     STM-64 -- Data transmission rate of approximately 9,952 Mbps.

     Switch -- A mechanical or electronic device that opens or closes circuits or selects the paths or circuits to be used for the transmission of information. Switching is a process of linking different circuits to create a temporary transmission path between users.

     Synchronous Digital Hierarchy (SDH) -- SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     TCP/IP -- Transmission Control Protocol/Internet Protocol; an "open" standard operating and interface protocol for federal government local area networks that use devices from multiple vendors. TCP/IP, first developed by the U.S. Defense Department, has been adopted by some academic and business institutions who deal regularly with the federal government.

     Trunk -- A telephone circuit with a switch at both ends. A trunk may connect two central office switches, or two PBXs, or a PBX and a central office switch.

     "UK" - the United Kingdom of Great Britain and Northern Ireland.

     "United States" or "US" - the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

     "Units" - one-thousandth of a share of Series A Preferred Stock that may be acquired upon the exercise of one Right.

     "US Depositary" - The Bank of New York, in its capacity as US Depositary.

     'US dollar New HER Notes - US$265 million aggregate principal amount of 10 3/8% Senior Notes due 2009, sold on December 21, 1998, which transaction will close in January 1999.

     "US Holder" - any beneficial owner of Esprit Telecom Securities and New Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of United States or of any state, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     "US Person" - a US person as defined in Regulation S of the United States Securities Act 1933 as amended.

     "VANs" - Value-Added Networks, a communication network that provides features other than transmission of information, such as transmission of one type of computer signal to another type of computer signal.

     "VAT" - Value-Added Tax.

     VSAT -- Very Small Aperture Terminal; a satellite communications technology that employs frequencies in the Ku band or C band and very small receiving dishes. VSAT systems employ satellite transponders; the receiving dishes may be leased or owned by the VSAT user.

     Wavelength Division Multiplexing (WDM) -- A multiplexing technique allowing multiple different signals to be carried simultaneously on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     X.25 -- A CCITT standard governing the interface between data terminals and data circuit termination equipment for terminals on packet-switched data networks.

                                                                       EXHIBIT B

                        SUPPLEMENTAL EASDAQ INFORMATION

APPROVAL BY THE BELGIAN COMMISSION FOR BANKING AND FINANCE

     This Prospectus will be submitted for approval by the Belgian Banking and Finance Commission ("Commissie voor bet Banken Financiewezen/Commission Bancaire et Financiere") ("BFC") in accordance with Article 29ter. sec. 1. par.1 of Royal Decree No. 185 of July 9, 1935 and Article 11 of the Royal Decree of 31 October, 1991 on the publication of prospectuses in connection with public issues of securities. The approval of this Prospectus by the BFC does not imply any judgement as to the appropriateness of the quality of this Offering or the Offer Shares nor of the situation of the Company.

     On December 23, 1997, the Market Authority of EASDAQ approved the admission to trading of all of the Common Stock on EASDAQ under the symbol "GTSG." Admission to EASDAQ is subject to certain adequacy and liquidity requirements determined by the EASDAQ Market Authority. Companies applying for admission to trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price sensitive information is made available to investors in Europe through the EASDAQ Reuters Regulatory Company Reporting System and international information vendors.

     The documents referred to above will also be made available to Belgian investors upon prior written request addressed to the principal executive office of the Company.

PERSONS RESPONSIBLE FOR THE PROSPECTUS AND DECLARATION

     The Company, represented by Mr. William H. Seippel, Chief Financial Officer, takes responsibility for the contents of this Prospectus.

     The Company, having made all reasonable inquiries, accepts responsibility for, and confirms that this Prospectus contains all information with regard to the Company and the Common Stock that is material in the context of the offering and sale of the Common Stock, that the information contained in this Prospectus is true and correct in all material respects and is not misleading, that the opinions and intentions of the Company expressed herein are honestly held and that there are no other facts the omission of which makes this Prospectus as a whole or any of such information or the expression of any such opinions or intentions materially misleading.

     Global TeleSystems Group, Inc.
     by William H. Seippel
     Chief Financial Officer

THE CLEARING SYSTEMS

     INTERSETTLE

     Transactions executed on EASDAQ will be settled by delivery through INTERSETTLE. INTERSETTLE holds securities for its direct participants, which include banks, securities brokers and dealers, other professional intermediaries and foreign depositories, and facilitates the clearance and settlement of securities transactions between INTERSETTLE participants through electronic book-entry changes in the accounts of INTERSETTLE participants. Book-entry settlement is mandatory for all financial instruments traded on EASDAQ. Physical certificates cannot be used to settle a market transaction. Investors must hold a securities account with a financial institution which directly or indirectly has access to INTERSETTLE's clearing and settlement system. INTERSETTLE conducts a real-time gross payment system in connection with its clearance operation, payments being made simultaneously with the book-entry transfers between securities accounts.

     DTC

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organization, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

TRANSFERS BETWEEN INTERSETTLE AND DTC PARTICIPANTS

     Common Stock will be held through DTC. Common Stock held directly or indirectly by INTERSETTLE participants will be registered on the books of DTC in the name of the nominee company of Brown Brothers Harriman, acting as custodian for INTERSETTLE.

     Transfers of Common Stock will be effected in the following manner:

     (i) transfers of Common Stock between INTERSETTLE participants will be effected in accordance with procedures established for this purpose by INTERSETTLE;

     (ii) transfer of Common Stock between DTC participants will be effected in accordance with procedures established for the purpose by DTC; and

     (iii) transfers of Common Stock between INTERSETTLE participants and DTC participants will be effected by an increase or a reduction of the quantity of Common Stock held in INTERSETTLE's account at Brown Brothers Harriman and a corresponding reduction or increase of the quantity of Common Stock held by the other relevant DTC participant or participants.

     Investors should inquire with the financial intermediary with whom the investor has opened a securities account for the purpose of holding and trading Common Stock, as to the cost of such trading as well as the terms and conditions on which the financial service of the Common Stock will be delivered by such financial intermediary.

     The Common Stock has the following identification number:

          CUSIP 379 36 U104, ISIN US379 36 U1043

     The clearing costs, if any, will be at the cost of the investors. Investors are requested to inform themselves about such costs.

POSSIBILITY OF SHARE REPURCHASES

     The Company is not prohibited by its Certificate of Incorporation, By-laws or Delaware General Corporation Law from repurchasing or otherwise acquiring outstanding shares of Common Stock and, accordingly, the Company may exercise its right to repurchase Common Stock.

AUTHORIZATION OF INCREASE IN AUTHORIZED CAPITAL OF THE COMPANY; AUTHORIZATION OF THE ISSUANCE OF COMMON STOCK IN THE STOCK OFFERINGS

     Effective December 1, 1997, the Board of Directors and stockholders of the Company approved amendments to the Certificate of Incorporation which (i) increased the authorized number of shares of capital stock to 145,000,000 (of which 135,000,000 shares are Common Stock and 10,000,000 shares are preferred stock) and (ii) effected a 3-for-2 stock split of all then-outstanding shares of the Company's Common Stock. In addition, the Board of Directors of the Company has adopted a resolution approving the offering and issuance of 12,765,000 shares of Common Stock in the IPO and 2,801,000 shares of Common Stock in the Stock Offerings.

                         TAXATION OF BELGIAN INVESTORS

     The following generally summarizes the material Belgian tax consequences of the sequisition, ownership and disposition of Common Stock. It is based on the tax laws applicable in Belgium and France as in effect at the date of this Prospectus, and is subject to changes in Belgium and French law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than Belgium and France nor does it take into account the individual circumstances of each investor. The summary uses the term "Eligible Belgian Holders" to refer to beneficial owners of Common Stock who hold directly less than 10% of the share capital of the Company and whose ownership of such Common Stock is not attributable to a permanent establishment or a fixed base in France, are considered residents of Belgium for purposes of the income tax convention between Belgium and France dated March 10, 1964 (the "Belgian-French Treaty") and are fully entitled to benefits under the Belgian-French Treaty.

     There are currently no procedures available for Holders of Common Stock that are not U.S. residents to claim or receive from the French tax authorities any tax treaty benefits in respect of dividends (including payment of avoir fiscal and availability of a reduced withholding tax rate) that a Holder may be entitled to receive pursuant to the Belgian-French Treaty.

     Prospective Belgian Investors in Common Stock are advised to consult their own tax advisers as to the Belgian and other tax consequences of the acquisition, ownership and disposition of Common Stock.

TAXATION OF DIVIDENDS ON COMMON STOCK

  French tax considerations

     Dividends paid to non-residents of France generally are subject to French withholding tax at a 25% rate and are not eligible for the benefit of the avoir fiscal (a tax credit available to French residents equal to 50% of the amount of dividends received from French companies such as the Company). However, under the Belgian-French Treaty, Eligible Belgian Holders can claim the benefit of a reduced withholding tax rate on dividends of 15%.

     An individual Eligible Belgian Holder generally will also be entitled to receive a payment of the avoir fiscal, after deduction of withholding tax of 15%. This payment will not be made available to such individual Eligible Belgian Holder until after the close of the calendar year in which the dividend was paid and only upon receipt by the French tax authorities of a claim made by the individual Eligible Belgian Holder for such payment in accordance with the procedure set forth below.

     A Belgian company that is an Eligible Belgian Holder under the Belgian-French Treaty (a "Belgian Resident Company") will not benefit from the refund of the avoir fiscal but will be entitled to obtain from the French tax authorities a refund of any precompte paid in cash in respect of such dividends less the 15% French withholding tax. Amounts distributed as dividends by French companies out of profits which have been taxed at the ordinary corporate income tax rate or which have been earned and taxed more than five years before the distribution and which give rise to the avoir fiscal are subject to a "precompte" or prepayment by such companies. The precompte is paid by the distributing company to the French tax authorities and is equal to one-half of the nominal dividend distributed.

     Dividends paid to an individual Eligible Belgian Holder will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if (i) such holder duly completes and provides the French tax authorities with French Treasury Form 5200 RFI Belgique (the "Form") duly certified by the Belgian tax authorities before the date of payment of the relevant dividend, or (ii) if completion of the Form is not possible prior to the payment of dividends, such holder duly completes and provides the French tax authorities with a simplified certificate (the "Certificate") duly certified by the Belgian tax authorities stating that (a) such holder is a Belgian resident as defined pursuant to the provisions of the Belgian-French Treaty,

(b) such holder's ownership of the Common Stock is not effectively connected with a permanent establishment or fixed base in France, and (c) such holder meets all the requirements of the Belgian-French Treaty for obtaining the benefit of the reduced rate of withholding tax and the right to payment of the French avoir fiscal. For example, the Company pays a dividend of 100, an individual Eligible Belgian Holder will initially receive 85, but will be entitled to an additional payment of 42.50, consisting of the avoir fiscal of 50, less a 15% withholding tax on that amount (equal to 7.5). Dividends paid to an individual Eligible Belgian Holder that has not filed a completed Form or Certificate before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax and the avoir fiscal by completing and providing the French tax authorities with the Form before December 31st of the calendar year following the year during which the dividend is paid.

     Dividends paid to a Belgian Resident Company will be subject to the reduced withholding tax rate of 15% at the time the dividend is paid if such holder duly completes and provides the French tax authorities with French Treasury 5207 RF2 Belgique form before the date of payment of the relevant dividend duly certified by the Belgian tax authorities. Dividends paid to such Belgian Resident Company that has not filed a completed form before the dividend payment date will be subject to French withholding tax at the rate of 25%. Such a holder may claim a refund of the excess withholding tax by completing and providing the French tax authorities with such 5207 RF2 Belgique form before December 31st of the calendar year following the year during which the dividend is paid. The claim for refund of the precompte is made on the form RF 5207 RF2 Belgique referred to above.

  Belgian withholding tax

     Dividends distributed on Common Stock are subject in Belgium to a withholding tax at the rate of 25%, when paid or attributed through a professional intermediary in Belgium. However, no dividend withholding tax is due if the Eligible Belgian Holder is a company subject to Belgian corporate income tax.

     In a case where dividends are paid outside Belgium without any intervention of a paying agent in Belgium, no dividend withholding tax is, in principle, due. However, where the Eligible Belgian Holder is a Belgian resident entity subject to the legal entities tax (e.g. a pension fund), the Holder itself has to pay the dividend withholding tax at the rate of 25%.

     In certain cases the above-mentioned 25% rate of dividend withholding tax will be reduced to 15%. The reduced rate applies in particular to (i) dividends distributed on shares publicly issued after January 1, 1994 and (ii) dividends distributed on shares that have been privately issued after January 1, 1994 in exchange for cash contributions, provided the shares are registered or bearer shares placed in open custody to a financial institution in Belgium as of the date of their issuance. This reduced rate should in principle also apply to dividends on shares issued by the Company. The Company may however irrevocably reject the application of the reduced withholding tax rate.

  Income tax for Belgian resident individuals

     In the hands of an Eligible Belgian Holder who is an individual holding Common Stock as a private investment, the Belgian dividend withholding tax is a final tax and the dividends need not be reported in the individual's annual income tax return. If no withholding tax has been levied (i.e. in case of payment or attribution outside Belgium), the individual has to report the dividends in his tax return. Such Holder will be taxed at the separate rate of 25%, to be increased with a municipal surcharge (varying, as a rule, from 6% to 9%).

     In the hands of an individual Eligible Belgian Holder whose holding of Common Stock is effectively connected with a business, the dividends are taxable at the ordinary rates for business income (i.e. varying from 25% to 55% to be increased with the municipal surcharge and a crisis contribution of 3% of the tax due). Any Belgium withholding tax is creditable against the final income tax due, provided that the Holder has the full ownership of the Common Stock at the time of payment of the dividends.

  Income tax for Belgian Resident Companies

     Dividends received by Belgian Resident Companies are, in principle, subject to corporate income tax at the rate of 40.17% (i.e. the standard rate of 39% increased by the additional tax of 3% of the corporate income tax due).

     However, provided that the dividends benefit from the so-called "dividend-received deduction", only 5% of the dividends received will be taxable. In order to benefit from the deduction, the Company must not fall within one of the categories which are expressly excluded from the "dividend received deduction" (e.g. tax haven companies) and the beneficiary should hold, at the time of payment of the dividends, a participation of at least 5% in the Company or a participation which has a acquisition value of at least BEF 50 million.

     Any Belgian dividend withholding tax can, in principle, be credited against the company's final income tax, provided that the company has the full ownership of the shares at the time of payment or attribution of the dividends and provided that the dividend distribution does not entail a reduction in value or capital loss on the Shares.

  Income tax for Belgian resident entities subject to the Belgian legal entities tax (pension funds, etc.)

     The Belgian dividend withholding tax is a final tax.

CAPITAL GAINS TAXATION

  French tax considerations

     In general, a Belgian holder who is a resident of Belgium under the Belgian-French Treaty will not be subject to French tax on any capital gain derived from the sale or exchange of Common Stock, unless the gain is attributable to a permanent establishment or fixed place of business maintained by the holder in France.

  Belgian tax considerations

     Individual Eligible Belgian Holders holding the Common Stock as a private investment and entities subject to legal entities tax are not subject to the Belgian capital gains taxation on the disposal of the Common Stock.

     Individual Eligible Belgian Holders may, however, be subject to a 33% tax (to be increased with the municipal surcharge and the crisis contribution) if the capital gain is deemed to be "speculative."

     Individual Eligible Belgian Holders whose holding of Common Stock is effectively connected with a business are taxable at the ordinary rates on any capital gains realized on the disposal of Common Stock.

     Belgian resident companies are not subject to capital gains taxation provided that the dividends received on the shares qualify for the "dividend received deduction" (except for the minimum holding requirement).

FRENCH ESTATE AND GIFT TAX

     Under the estate tax convention between Belgium and France, a transfer of Common Stock by reason of the death of an individual Eligible Belgian Holder entitled to benefits under that convention will not be subject to French inheritance tax, unless the decedent was domiciled in France at the time of his or her death.

FRENCH WEALTH TAX

     The French wealth tax (impot de solidare sur la fortune) does not apply to an Eligible Belgian Holder.

BELGIAN INDIRECT TAXES

  Stamp tax on securities transactions

     In principle, a stamp tax is levied upon the subscription of shares of Common Stock and the purchase and sale in Belgium of Common Stock through a professional intermediary. The rate applicable to subscriptions of new shares of Common Stock is 0.35% but there is a limit of BEF 10,000 per transaction. The rate applicable for secondary sales and purchases in Belgium of Common Stock through a professional intermediary is 0.17% but there is a limit of BEF 10,000 per transaction.

     An exemption is available to professional intermediaries (e.g. credit institutions), insurance companies, pension funds and collective investment vehicles who are acting for their own account. A non-resident holder of Common Stock who is acting for his own account will also be entitled to an exemption from this stamp tax, provided that he delivers to the issuer or the professional intermediary in Belgium, as the case may be, an affidavit confirming his non-resident status in Belgium.

  Tax on delivery of bearer securities

     A tax is levied upon the physical delivery of Common Stock pursuant to their subscription or their acquisition for consideration through a professional intermediary. This tax is also due upon the delivery of Common Stock pursuant to a withdrawal of these Common Stock from "open custody."

     The tax is due, at the rate of 0.2%, on the sums payable by the subscriber or the acquiror in case of subscription or acquisition or the sales value of the Common Stock, as estimated by the custodian in case of withdrawal from "open custody."

     However, an exemption is available for deliveries to recognized professional intermediaries (such as credit institutions) acting for their own account. An exemption is also available for delivery of Common Stock, which are held in "open custody", to a non-resident.

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    1
Risk Factors...........................   16
Use of Proceeds........................   61
Price Range of Common Stock............   61
Dividend Policy........................   61
Unaudited Pro Forma Combined Financial
  Statements...........................   62
Selected Historical Consolidated
  Financial Data of GTS................   70
Supplemental Information -- Selected
  Historical Financial Data of GTS.....   71
Selected Historical Consolidated
  Financial Data of Esprit Telecom.....   73
GTS Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations................   76
Esprit Telecom Management's Discussion
  and Analysis of Financial Condition
  and Results of Operations............   94
Business...............................  107
Management.............................  158
Executive Compensation and Other
  Information..........................  164
Certain Related Party Transactions.....  175
Principal and Selling Stockholders.....  178
Description of Certain Indebtedness....  181
Description of Capital Stock...........  184
Shares Eligible for Future Sale........  190
Certain U.S. Federal Tax Consequences
  to Non-U.S. Stockholders.............  192
Plan of Distribution...................  195
Legal Matters..........................  195
Where You Can Find More Information....  196
Experts................................  196
Index to Financial Statements..........  F-1
Exhibit A -- Glossary of
  Telecommunications Industry Terms....  A-1
Exhibit B -- Supplemental EASDAQ
  Information..........................  B-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                               13,909,753 SHARES

                     [GLOBAL TELESYSTEMS GROUP, INC. LOGO]
                         GLOBAL TELESYSTEMS GROUP, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                              -------------------

                                JANUARY 20, 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by the Company in connection with the offering of the securities being hereby registered.

                            ITEM
                            ----
SEC Registration Fee........................................  $232,170
Accounting Fees and Expenses................................    30,000
Legal Fees and Expenses.....................................    50,000
Printing Expenses...........................................   150,000
Miscellaneous...............................................    62,830
                                                              --------
          TOTAL.............................................  $525,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The foregoing reflects a 3-for-2 common stock split and an increase in the par value per share of common stock to $0.10 effective December 1997.

     Within the past three years the Company issued securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act") as follows:

     On March 13, 1995, the Company issued 400,000 shares of common stock, par value $0.10 per share, pursuant to a stock purchase agreement. The shares were issued to CIBV Liquidating B.V., a closed company with limited liability organized under the laws of the Netherlands in exchange for the Company's interest in PrimTelefone. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On June 21, 1995, the Company issued 5,090,876 shares of common stock, par value $0.10 per share, at a purchase price of $9.00 per share, for an aggregate offering price of $45.8 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On January 19, 1996, and June 6, 1996, the Company granted the Soros Associates an aggregate of 4,444,443 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with the Company's issuance for cash of $40 million of notes to the Soros Associates, which notes bear interest at a rate of 10% per annum and mature on March 3, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On February 2, 1996, the Company granted affiliates of Capital Research International an aggregate of 3,333,333 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with the Company's issuance for cash of $30 million of notes to affiliates of Capital Research International, which notes bear interest at a rate of 10% per annum and mature on March 31, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On July 23, 1996, July 31, 1996, August 8, 1996, August 22, 1996 and
September 12, 1996 the Company issued an aggregate of 8,348,532 shares of common stock, par value $0.10 per share, at a purchase price of $13.33 per share, for an aggregate offering price of $111 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On July 14, 1997 and July 31, 1997, the Company issued an aggregate $141,295,000 of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%, pursuant to a subscription agreement. UBS Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch & Co. acted as managers in the offering and the aggregate discount was $5,651,800. The securities were sold to a limited number of qualified institutional buyers as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States. Exemption from registration was claimed under Rule 144A and Regulation S of the Securities Act.

     On August 15, 1997, August 29, 1997 and September 5, 1997, the Company issued an aggregate 2,502,686 shares of common stock, par value $0.10 per share, at a purchase price of $15.67 per share, for an aggregate offering price of $39.2 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On August 29, 1997, the Company issued $3.5 million of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     In connection with the acquisition of NetSource discussed in Item 2 of this report on December 31, 1998, the Company issued 3,873,705 shares of its common stock, par value of $.10 ("Common Shares"), to holders of NetSource stock who accepted, as of October 30, 1998, the Company's offer to purchase the NetSource stock owned by such holders. The Company received the NetSource shares tendered as consideration for the Common Shares. No underwriters were involved in the issuance of the Common Shares. The Company issued the Common Shares pursuant to Rule 903 under the Securities Act and the Company's offer was made exclusively to non US persons, within the meaning of Rule 902 under the Securities Act, not in the United States. The Company extended its offer to purchase the NetSource stock to December 15, 1998 and, consequently, additional shares of the Company's common stock will be issued pursuant to this transaction. That additional issuance also will be effected in accordance with Rule 903 of the Securities Act and will be disclosed in a subsequent filing with the SEC.

ITEM 16. EXHIBITS

     (a) Exhibits:

     The following is a list of exhibits filed as a part of this registration statement.

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
 2.1+++        --   Offer Agreement dated as of December 8, 1998 between the
                    Registrant and Esprit Telecom Group plc
 2.2+++        --   Irrevocable Undertaking by Walter Anderson dated as of
                    December 8, 1998
 2.3+++        --   Irrevocable Undertaking by Apax Funds Nominees Limited dated as of December 8, 1998
 2.3(a)++++    --   Amendment to the Irrevocable Undertaking by Apax Funds
                    Nominees Limited dated as of December 8, 1998, dated
                    December 12, 1998
 2.4+++        --   Irrevocable Undertaking by Gold & Appel Transfer S.A. dated as of December 8, 1998
 2.5+++        --   Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                    dated as of December 8, 1998
 2.6+++        --   Irrevocable Undertaking by Sir Robin Biggam dated as of
                    December 8, 1998
 2.7+++        --   Irrevocable Undertaking by John McMonigall dated as of
                    December 8, 1998
 2.8+++        --   Irrevocable Undertaking by Roy Merritt dated as of December
                    8, 1998
 2.9+++        --   Irrevocable Undertaking by David Oertle dated as of December
                    8, 1998
 2.10+++       --   Irrevocable Undertaking by Michael Porter dated as of
                    December 8, 1998
 2.11+++       --   Irrevocable Undertaking by Dominic Shorthouse dated as of
                    December 8, 1998
 3.1**         --   Certificate of Incorporation of SFMT, Inc.

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
 3.2**         --   Certificate of Correction to the Certificate of
                    Incorporation of SFMT, Inc., filed with the Delaware
                    Secretary of State on October 8, 1993
 3.3**         --   Certificate of Ownership and Merger Merging San
                    Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed with the Delaware Secretary of State on November 3, 1993
 3.4**         --   Certificate of Amendment to the Certificate of Incorporation
                    of SFMT, Inc., filed with the Delaware Secretary of State on
                    January 12, 1995
 3.5**         --   Certificate of Amendment to the Certificate of Incorporation
                    of SFMT, Inc., filed with the Delaware Secretary of State on
                    February 22, 1995
 3.6**         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc., filed with the Delaware
                    Secretary of State on October 16, 1996
 3.7**         --   By-laws of SFMT, Inc.
 3.8**         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc., filed with the Delaware
                    Secretary of State on December 1, 1997
 3.9**         --   Form of Amended and Restated By-laws of Global TeleSystems
                    Group, Inc. (supersedes By-laws of SFMT, Inc. filed as
                    Exhibit 3.7)
 3.10+         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc. filed with the Delaware
                    Secretary of State on January 29, 1998
 3.11+         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc. filed with the Delaware
                    Secretary of State on February 9, 1998
 3.12+         --   Certificate of Designation of the Series A Preferred Stock
                    of the Company
 4.1**         --   Form of Specimen Stock Certificate for Common Stock of the
                    Registrant
 4.2**         --   Indenture dated as of July 14, 1997 between the Company and
                    The Bank of New York (including the form of Senior
                    Subordinated Convertible Bond due 2000 as an exhibit
                    thereto)
 4.3**         --   Registration Rights Agreement, dated as of July 14, 1997,
                    between Global TeleSystems Group, Inc. and UBS Securities
                    LLC.
 4.4**         --   Indenture dated as of August 19, 1997 between Hermes Europe
                    Railtel B.V. and The Bank of New York (including the form of
                    11 1/2% Senior Note due 2007 as an exhibit thereto)
 4.5**         --   Registration Rights Agreement dated as of August 19, 1997
                    between Hermes Europe Railtel B.V. and Donaldson, Lufkin &
                    Jenrette Securities Corporation, UBS Securities LLC, and
                    Lehman Brothers, Inc.
 4.6**         --   Form of Rights Agreement between Global TeleSystems Group,
                    Inc. and The Bank of New York, as Rights Agent
 4.7+          --   Indenture dated as of February 10, 1998 between Global
                    TeleSystems Group, Inc. and The Bank of New York (including the form of 9 7/8% Senior Notes due 2005 as an exhibit
                    thereto)
 4.8++         --   Indenture dated as of July 8, 1998 between Global
                    TeleSystems Group, Inc. and The Bank of New York relating to the Company's 5 3/4% Convertible Senior Debentures due 2010
 4.9+++        --   Registration Rights Agreement dated as of December 8, 1998 by and among the Registrant, Apax Funds Nominees Limited and
                    Warburg, Pincus Ventures, L.P.
 4.10+++++     --   Form of Outstanding Dollar Note for 10 3/8% Senior Notes due
                    2009 of Hermes Europe Railtel B.V. (contained in Dollar
                    Indenture filed as Exhibit 4.5)
 4.11+++++     --   Form of Outstanding Euro Note for 10 3/8% Senior Notes due
                    2006 of Hermes Europe Railtel B.V. (contained in Euro
                    Indenture filed as Exhibit 4.6)
 4.12+++++     --   Form of Dollar Exchange Note for 10 3/8% Senior Notes due
                    2009 of Hermes Europe Railtel B.V. (contained in Dollar
                    Indenture filed as Exhibit 4.5)
 4.13+++++     --   Form of Euro Exchange Note for 10 3/8% Senior Notes due 2006
                    of Hermes Europe Railtel B.V. (contained in Euro Indenture filed as Exhibit 4.6)
 4.14+++++     --   Dollar Indenture, dated as of January 4, 1999, between
                    Hermes Europe Railtel B.V. and The Bank of New York, as
                    Trustee

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
 4.15+++++     --   Euro Indenture dated as of January 4, 1999, between Hermes
                    Europe Railtel B.V. and The Bank of New York, as Trustee
 4.16+++++     --   Dollar Registration Rights Agreement, dated as of January 4,
                    1999, between Hermes Europe Railtel B.V. and Initial
                    Purchasers named therein
 4.17+++++     --   Euro Registration Rights Agreement dated as of January 4,
                    1999, between Hermes Europe Railtel B.V. and Initial
                    Purchasers named therein
 5.1***        --   Opinion of Shearman & Sterling respecting the Securities
                    registered hereby
10.1**         --   Senior Note Purchase Agreement, dated as of January 19,
                    1996, among Global TeleSystems Group, Inc., The Open Society
                    Institute and Chatterjee Fund Management, L.P.
10.1(a)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated June 6, 1996
10.1(b)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated June 6, 1996
10.1(c)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 23, 1996
10.1(d)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated September 16, 1996
10.1(e)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 11, 1997
10.1(f)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 29, 1997
10.1(g)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated September 29, 1997
10.2**         --   Registration Rights Letter Agreement, dated as of January
                    19, 1996, among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.
10.3**         --   Warrant Agreement, dated as of January 19, 1996, among
                    Global TeleSystems Group, Inc., The Open Society Institute
                    and Chatterjee Fund Management, L.P.
10.4**         --   Joint Venture Letter Agreement, dated January 19, 1996,
                    among Global TeleSystems Group, Inc., The Open Society
                    Institute and Chatterjee Fund Management, L.P.
10.5           --   Intentionally Omitted
10.6**         --   Registration Rights Letter Agreement, dated June 6, 1996,
                    among the Company, The Open Society Institute, Winston
                    Partners II LDC and Winston Partners II LLC
10.7**         --   Warrant Agreement, dated as of June 6, 1996, between Global
                    TeleSystems Group, Inc., The Open Society Institute, Winston
                    Partners II LDC and Winston Partners II LLC
10.8**         --   Senior Note Purchase Agreement, dated as of February 2,
                    1996, between Global TeleSystems Group, Inc. and Emerging
                    Markets Growth Fund, Inc.
10.8(a)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 6, 1996 (see
                    Exhibit No. 10.1(b))
10.8(b)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 6, 1996
10.8(c)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 25, 1996

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
10.8(d)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 10, 1996
10.8(e)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 16, 1996
10.8(f)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated December 30, 1996
10.8(g)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated May 13, 1997
10.8(h)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 20, 1997
10.8(i)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 11, 1997
10.8(j)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 21, 1997
10.8(k)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated August 14, 1997
10.8(l)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 29, 1997
10.9**         --   Registration Rights Letter Agreement, dated as February 2,
                    1996, between Global TeleSystems Group, Inc. and Emerging
                    Markets Growth Fund, Inc.
10.10**        --   Warrant Agreement, dated as of February 2, 1996, between
                    Global TeleSystems Group, Inc. and Emerging Markets Growth
                    Fund, Inc.
10.11          --   Intentionally Omitted
10.12**        --   Registration Rights Letter Agreement, dated as February 2,
                    1996, between Global TeleSystems Group, Inc. and Capital
                    International Emerging Markets Funds
10.13**        --   Warrant Agreement, dated as of February 2, 1996, between
                    Global TeleSystems Group, Inc. and Capital International
                    Emerging Markets Funds
10.14+         --   Restated and Amended Global TeleSystems Group, Inc.
                    Non-Employee Directors' Stock Option Plan
10.15+         --   Restated and Amended GTS-Hermes, Inc. 1994 Stock Option Plan
10.16**        --   Restricted Stock Grant letter, dated as of January 1, 1995
10.17**        --   Employment Agreement dated as of January 1995 between SFMT,
                    Inc. and Jan Loeber
10.18**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Louis Toth
10.19**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Gerald W. Thames
10.20**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Raymond J. Marks
10.21**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Henry Radzikowski
10.22**        --   SFMT, Inc. Equity Compensation Plan
10.23**        --   Form of Non-Statutory Stock Option Agreement
10.24+         --   Third Amended and Restated 1992 Stock Option Plan of Global
                    TeleSystems Group Inc. dated as of September 25, 1997
10.25**        --   GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                    Option Grant
10.26**        --   Agreement on the Creation and Functions of the Joint Venture
                    of EDN Sovintel, dated June 18, 1990

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
10.27**        --   Stock Purchase Agreement among Global Telesystems Group,
                    Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                    Limited, and MTU-Inform, dated September 6, 1995
10.28**        --   Certificate of Registration of Revised and Amended
                    Foundation Document in the State Registration of Commercial
                    Organizations, dated May 30, 1996
10.29**        --   Agreement on the Creation and Functions of the Joint Venture
                    Sovam Teleport, dated May 26, 1992
10.30**        --   Amended and Restated Joint Venture Agreement between GTS
                    Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and Erik
                    Jennes, dated July 6, 1995
10.31**        --   Amended and Restated Shareholders' Agreement between HIT
                    Rail B.V., GTS-Hermes, Inc., Nationale Maatschappu Der
                    Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                    Hermes Europe Railtel B.V., dated July, 1997
10.31(a)**     --   Shareholders' Agreement among the Hermes Europe Railtel
                    B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB Swed
                    Carrier (incorporated by reference to Exhibit 10.1 to the
                    Hermes Europe Railtel B.V.'s Registration Statement on Form
                    S-4 (File No. 333-37719) filed on December 11, 1997)
                    (supersedes the Amended and Restated Shareholders' Agreement incorporated by reference as Exhibit 10.31 to this
                    Registration Statement)
10.32**        --   Company Agreement between The Societe National de
                    Financement, GTS S.A.M. and The Principality of Monaco,
                    dated September 27, 1995
10.33**        --   Joint Venture Agreement between SFMT-Hungaro Inc. and
                    Montana Holding Vagyonkezelo Kft., dated December 23, 1993
10.34**        --   Joint Venture and Shareholders' Agreement among Gerard
                    Aircraft Sales and Leasing Company, SFMT-Hungaro Inc., and
                    Microsystem Telecom Rt., dated August 5, 1994
10.35**        --   Agreement on the Establishment of Limited Liability Company
                    between SFMT-Czech, Inc. and B&H s.r.o., dated July 12, 1994
10.36**        --   Formation of the Equity Joint Venture between GTS and SSTIC, dated April 12, 1995
10.37**        --   Contract to Establish the Sino-foreign Cooperative Joint
                    Venture Beijing Tianmu Satellite Communications Technology
                    Co., Ltd, amended, by and between China International Travel
                    Service Telecom Co., Ltd. and American China Investment
                    Corporation, dated March 27, 1996
10.38**        --   Joint Venture Contract between GTS TransPacific Ventures
                    Limited and Shanghai Intelligence Engineering, Inc., dated
                    March 28, 1996
10.39**        --   Agreement between Global TeleSystems Group, Inc. and Cesia
                    S.A., dated June 21, 1997
10.40**        --   Consulting Agreement between SFMT, Inc. and Alan B. Slifka, dated March 1, 1994
10.41**        --   Consulting Agreement between Global TeleSystems Group, Inc.
                    and Bernard J. McFadden, dated August 15, 1996
10.42**        --   Consulting Agreement between CESIA S.A. and Hermes Europe
                    Railtel B.V., dated June 20, 1997
10.43++        --   Master Agreement, dated June 24, 1998 between Ebone Holding
                    Association, Ebone A/S, Hermes Europe Railtel Holdings B.V.
                    and Hermes Europe Railtel (Ireland) Limited
21.1+          --   List of Subsidiaries of the Registrant
23.1***        --   Consent of Shearman & Sterling (included in its opinion
                    delivered under Exhibit No. 5.1)
23.2*          --   Consent of Ernst & Young LLP, Independent Auditors
23.3*          --   Consent of Ernst & Young (CIS) Ltd., Independent Auditors
23.4*          --   Consent of PricewaterhouseCoopers, Independent Auditors
23.5*          --   Consent of Price Waterhouse, Independent Auditors
23.6*          --   Consent of KPMG, Independent Auditors
24.1*          --   Powers of Attorney (included on signature page to this
                    registration statement)
27.1+          --   Financial Data Schedule extracted from 12/31/97 audited
                    financial statements
27.2*          --   Financial Data Schedule extracted from 9/30/98 unaudited
                    financial statements
99.1***        --   Form of Proxy for voting GTS Common Stock

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
99.2***        --   Form of Acceptance
99.3***        --   Form of Letter of Transmittal
99.4***        --   Form of Notice of Guaranteed Delivery
99.5***        --   Form of Letter to Brokers
99.6***        --   Form of Letter to Clients
99.7+++++      --   Supplemental Indenture, dated 12/23/98 of $230,000,000
                    11 1/2% Senior Notes due 2007, supplementing the indenture dated as of 12/18/97, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent
99.8+++++      --   Supplemental Indenture, dated 12/23/98 of DM 150,000,000 11%
                    Senior Notes due 2008, supplementing the indenture dated as of 6/24/98, among Esprit Telecom Group, PLC, as Issuer and
                    The Bank of New York, as Trustee, Registrar and Paying Agent
99.9+++++      --   Supplemental Indenture, dated 12/23/98 of $150,000,000
                    10 7/8% Senior Notes due 2008, supplementing the indenture dated as of 6/24/98, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent
99.10+++++     --   Supplemental Indenture, dated 12/23/98 of DM 125,000,000
                    11 1/3% Senior Notes due 2007, supplementing the indenture dated as of 12/18/97, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent

---------------

     * Filed herewith.

     ** Incorporated by reference to the corresponding exhibit to the Company's
        Registration Statement on Form S-1 (File No. 333-36555) filed on September 26, 1997.

   *** To be filed by amendment.

     + Incorporated by reference to the corresponding exhibit to the Company's
       Annual Report on Form 10-K for the year ended December 31, 1997.

     ++ Incorporated by reference to the corresponding exhibit to the Company's
        Registration Statement on Form S-1 (File No. 333-52733) filed on May 14, 1998.

   +++ Incorporated by reference to the corresponding exhibit to the Company's
       Registration Statement on Form S-4 (File No. 333-68511) filed on December 8, 1998.

  ++++ Incorporated by reference to the corresponding exhibit to the Company's
       Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-68511) filed on December 24, 1998.

 +++++ Incorporated by reference to the corresponding exhibit to Hermes Europe
       Railtel B.V.'s Registration Statement on Form S-4 (File No. 333-70723) filed on January 15, 1999.

(b) Financial Statements and Schedules:

     (1) Financial Statements

     The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

     (2) Schedules

     The Company has furnished Schedule II -- Valuation and Qualifying Accounts on page S-1 of the Registration Statement. The other financial statement schedules of the Company have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the forms of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in forms of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 20th day of January, 1999.

                                            GLOBAL TELESYSTEMS GROUP, INC.

                                            By:   /s/ WILLIAM H. SEIPPEL
                                              ----------------------------------
                                              Name: William H. Seippel
                                              Title: Executive Vice President
                                                     and
                                                 Chief Financial Officer

     We, the undersigned officers and directors of Global Telesystems Group, Inc. hereby severally constitute and appoint, Gerald W. Thames, William H. Seippel, Alan Krenek and Grier C. Raclin, and each of them, with full power of substitution, our true and lawful attorney with full power to him singly to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Global TeleSystems Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of January, 1999.

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

                /s/ GERALD W. THAMES                   President, Chief Executive Officer  January 20, 1999
-----------------------------------------------------    and Director (principal
                  Gerald W. Thames                       executive officer)

               /s/ WILLIAM H. SEIPPEL                  Executive Vice President of         January 20, 1999
-----------------------------------------------------    Finance and Chief Financial
                 William H. Seippel                      Officer (principal financial and
                                                         accounting officer)

                 /s/ ALAN B. SLIFKA                    Chairman of the Board of Directors  January 20, 1999
-----------------------------------------------------
                   Alan B. Slifka

                 /s/ MICHAEL GREELEY                   Director                            January 20, 1999
-----------------------------------------------------
                   Michael Greeley

                /s/ BERNARD MCFADDEN                   Director                            January 20, 1999
-----------------------------------------------------
                  Bernard McFadden

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

               /s/ STEWART J. PAPERIN                  Director                            January 20, 1999
-----------------------------------------------------
                 Stewart J. Paperin

                                                       Director                            January 20, 1999
-----------------------------------------------------
                    W. James Peet

                  /s/ JEAN SALMONA                     Director                            January 20, 1999
-----------------------------------------------------
                    Jean Salmona

                   /s/ JOEL SCHATZ                     Director                            January 20, 1999
-----------------------------------------------------
                     Joel Schatz

                  /s/ ADAM SOLOMON                     Director                            January 20, 1999
-----------------------------------------------------
                    Adam Solomon

                    /s/ DAVID DEY                      Director                            January 20, 1999
-----------------------------------------------------
                      David Dey

                  /s/ ROGER W. HALE                    Director                            January 20, 1999
-----------------------------------------------------
                    Roger W. Hale

                                                       Director                            January 20, 1999
-----------------------------------------------------
                    Robert Amman

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                 COL. A                     COL. B             COL. C              COL. D       COL. E
--------------------------------------------------------------------------------------------------------
                                                              ADDITIONS
                                                       -----------------------
                                          BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                          BEGINNING    COSTS AND      OTHER                      END
              DESCRIPTION                 OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
--------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts at
  12/31/95..............................        0           30                                     30
Allowance for doubtful accounts at
  12/31/96..............................       30          752                                    782
Allowance for doubtful accounts at
  12/31/97..............................      782        3,303                                  4,085
Allowance for doubtful accounts at
  9/30/98...............................    4,085        3,888                     2,924        5,049

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
 2.1+++        --   Offer Agreement dated as of December 8, 1998 between the
                    Registrant and Esprit Telecom Group plc
 2.2+++        --   Irrevocable Undertaking by Walter Anderson dated as of
                    December 8, 1998
 2.3+++        --   Irrevocable Undertaking by Apax Funds Nominees Limited dated as of December 8, 1998
 2.3(a)++++    --   Amendment to the Irrevocable Undertaking by Apax Funds
                    Nominees Limited dated as of December 8, 1998, dated
                    December 12, 1998
 2.4+++        --   Irrevocable Undertaking by Gold & Appel Transfer S.A. dated as of December 8, 1998
 2.5+++        --   Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                    dated as of December 8, 1998
 2.6+++        --   Irrevocable Undertaking by Sir Robin Biggam dated as of
                    December 8, 1998
 2.7+++        --   Irrevocable Undertaking by John McMonigall dated as of
                    December 8, 1998
 2.8+++        --   Irrevocable Undertaking by Roy Merritt dated as of December
                    8, 1998
 2.9+++        --   Irrevocable Undertaking by David Oertle dated as of December
                    8, 1998
 2.10+++       --   Irrevocable Undertaking by Michael Porter dated as of
                    December 8, 1998
 2.11+++       --   Irrevocable Undertaking by Dominic Shorthouse dated as of
                    December 8, 1998
 3.1**         --   Certificate of Incorporation of SFMT, Inc.
 3.2**         --   Certificate of Correction to the Certificate of
                    Incorporation of SFMT, Inc., filed with the Delaware
                    Secretary of State on October 8, 1993
 3.3**         --   Certificate of Ownership and Merger Merging San
                    Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed with the Delaware Secretary of State on November 3, 1993
 3.4**         --   Certificate of Amendment to the Certificate of Incorporation
                    of SFMT, Inc., filed with the Delaware Secretary of State on
                    January 12, 1995
 3.5**         --   Certificate of Amendment to the Certificate of Incorporation
                    of SFMT, Inc., filed with the Delaware Secretary of State on
                    February 22, 1995
 3.6**         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc., filed with the Delaware
                    Secretary of State on October 16, 1996
 3.7**         --   By-laws of SFMT, Inc.
 3.8**         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc., filed with the Delaware
                    Secretary of State on December 1, 1997
 3.9**         --   Form of Amended and Restated By-laws of Global TeleSystems
                    Group, Inc. (supersedes By-laws of SFMT, Inc. filed as
                    Exhibit 3.7)
 3.10+         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc. filed with the Delaware
                    Secretary of State on January 29, 1998
 3.11+         --   Certificate of Amendment to the Certificate of Incorporation
                    of Global TeleSystems Group, Inc. filed with the Delaware
                    Secretary of State on February 9, 1998
 3.12+         --   Certificate of Designation of the Series A Preferred Stock
                    of the Company
 4.1**         --   Form of Specimen Stock Certificate for Common Stock of the
                    Registrant
 4.2**         --   Indenture dated as of July 14, 1997 between the Company and
                    The Bank of New York (including the form of Senior
                    Subordinated Convertible Bond due 2000 as an exhibit
                    thereto)
 4.3**         --   Registration Rights Agreement, dated as of July 14, 1997,
                    between Global TeleSystems Group, Inc. and UBS Securities
                    LLC.
 4.4**         --   Indenture dated as of August 19, 1997 between Hermes Europe
                    Railtel B.V. and The Bank of New York (including the form of
                    11 1/2% Senior Note due 2007 as an exhibit thereto)
 4.5**         --   Registration Rights Agreement dated as of August 19, 1997
                    between Hermes Europe Railtel B.V. and Donaldson, Lufkin &
                    Jenrette Securities Corporation, UBS Securities LLC, and
                    Lehman Brothers, Inc.

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
 4.6**         --   Form of Rights Agreement between Global TeleSystems Group,
                    Inc. and The Bank of New York, as Rights Agent
 4.7+          --   Indenture dated as of February 10, 1998 between Global
                    TeleSystems Group, Inc. and The Bank of New York (including the form of 9 7/8% Senior Notes due 2005 as an exhibit
                    thereto)
 4.8++         --   Indenture dated as of July 8, 1998 between Global
                    TeleSystems Group, Inc. and The Bank of New York relating to the Company's 5 3/4% Convertible Senior Debentures due 2010
 4.9+++        --   Registration Rights Agreement dated as of December 8, 1998 by and among the Registrant, Apax Funds Nominees Limited and
                    Warburg, Pincus Ventures, L.P.
 4.10+++++     --   Form of Outstanding Dollar Note for 10 3/8% Senior Notes due
                    2009 of Hermes Europe Railtel B.V. (contained in Dollar
                    Indenture filed as Exhibit 4.5)
 4.11+++++     --   Form of Outstanding Euro Note for 10 3/8% Senior Notes due
                    2006 of Hermes Europe Railtel B.V. (contained in Euro
                    Indenture filed as Exhibit 4.6)
 4.12+++++     --   Form of Dollar Exchange Note for 10 3/8% Senior Notes due
                    2009 of Hermes Europe Railtel B.V. (contained in Dollar
                    Indenture filed as Exhibit 4.5)
 4.13+++++     --   Form of Euro Exchange Note for 10 3/8% Senior Notes due 2006
                    of Hermes Europe Railtel B.V. (contained in Euro Indenture filed as Exhibit 4.6)
 4.14+++++     --   Dollar Indenture, dated as of January 4, 1999, between
                    Hermes Europe Railtel B.V. and The Bank of New York, as
                    Trustee
 4.15+++++     --   Euro Indenture dated as of January 4, 1999, between Hermes
                    Europe Railtel B.V. and The Bank of New York, as Trustee
 4.16+++++     --   Dollar Registration Rights Agreement, dated as of January 4,
                    1999, between Hermes Europe Railtel B.V. and Initial
                    Purchasers named therein
 4.17+++++     --   Euro Registration Rights Agreement dated as of January 4,
                    1999, between Hermes Europe Railtel B.V. and Initial
                    Purchasers named therein
 5.1***        --   Opinion of Shearman & Sterling respecting the Securities
                    registered hereby
10.1**         --   Senior Note Purchase Agreement, dated as of January 19,
                    1996, among Global TeleSystems Group, Inc., The Open Society
                    Institute and Chatterjee Fund Management, L.P.
10.1(a)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated June 6, 1996
10.1(b)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated June 6, 1996
10.1(c)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 23, 1996
10.1(d)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated September 16, 1996
10.1(e)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 11, 1997
10.1(f)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated July 29, 1997
10.1(g)**      --   Amendment to Senior Note Purchase Agreement dated January
                    19, 1996 among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.,
                    dated September 29, 1997
10.2**         --   Registration Rights Letter Agreement, dated as of January
                    19, 1996, among Global TeleSystems Group, Inc., The Open
                    Society Institute and Chatterjee Fund Management, L.P.
10.3**         --   Warrant Agreement, dated as of January 19, 1996, among
                    Global TeleSystems Group, Inc., The Open Society Institute
                    and Chatterjee Fund Management, L.P.

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
10.4**         --   Joint Venture Letter Agreement, dated January 19, 1996,
                    among Global TeleSystems Group, Inc., The Open Society
                    Institute and Chatterjee Fund Management, L.P.
10.5           --   Intentionally Omitted
10.6**         --   Registration Rights Letter Agreement, dated June 6, 1996,
                    among the Company, The Open Society Institute, Winston
                    Partners II LDC and Winston Partners II LLC
10.7**         --   Warrant Agreement, dated as of June 6, 1996, between Global
                    TeleSystems Group, Inc., The Open Society Institute, Winston
                    Partners II LDC and Winston Partners II LLC
10.8**         --   Senior Note Purchase Agreement, dated as of February 2,
                    1996, between Global TeleSystems Group, Inc. and Emerging
                    Markets Growth Fund, Inc.
10.8(a)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 6, 1996 (see
                    Exhibit No. 10.1(b))
10.8(b)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 6, 1996
10.8(c)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 25, 1996
10.8(d)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 10, 1996
10.8(e)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 16, 1996
10.8(f)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated December 30, 1996
10.8(g)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated May 13, 1997
10.8(h)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated June 20, 1997
10.8(i)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 11, 1997
10.8(j)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated July 21, 1997
10.8(k)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated August 14, 1997
10.8(l)**      --   Amendment to Senior Note Purchase Agreement, dated as of
                    February 2, 1996, between Global TeleSystems Group, Inc. and
                    Emerging Markets Growth Fund, Inc., dated September 29, 1997
10.9**         --   Registration Rights Letter Agreement, dated as February 2,
                    1996, between Global TeleSystems Group, Inc. and Emerging
                    Markets Growth Fund, Inc.
10.10**        --   Warrant Agreement, dated as of February 2, 1996, between
                    Global TeleSystems Group, Inc. and Emerging Markets Growth
                    Fund, Inc.
10.11          --   Intentionally Omitted
10.12**        --   Registration Rights Letter Agreement, dated as February 2,
                    1996, between Global TeleSystems Group, Inc. and Capital
                    International Emerging Markets Funds
10.13**        --   Warrant Agreement, dated as of February 2, 1996, between
                    Global TeleSystems Group, Inc. and Capital International
                    Emerging Markets Funds

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
10.14+         --   Restated and Amended Global TeleSystems Group, Inc.
                    Non-Employee Directors' Stock Option Plan
10.15+         --   Restated and Amended GTS-Hermes, Inc. 1994 Stock Option Plan
10.16**        --   Restricted Stock Grant letter, dated as of January 1, 1995
10.17**        --   Employment Agreement dated as of January 1995 between SFMT,
                    Inc. and Jan Loeber
10.18**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Louis Toth
10.19**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Gerald W. Thames
10.20**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Raymond J. Marks
10.21**        --   Employment Agreement dated as of April 1996 between GTS
                    Group, Inc. and Henry Radzikowski
10.22**        --   SFMT, Inc. Equity Compensation Plan
10.23**        --   Form of Non-Statutory Stock Option Agreement
10.24+         --   Third Amended and Restated 1992 Stock Option Plan of Global
                    TeleSystems Group Inc. dated as of September 25, 1997
10.25**        --   GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                    Option Grant
10.26**        --   Agreement on the Creation and Functions of the Joint Venture
                    of EDN Sovintel, dated June 18, 1990
10.27**        --   Stock Purchase Agreement among Global Telesystems Group,
                    Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                    Limited, and MTU-Inform, dated September 6, 1995
10.28**        --   Certificate of Registration of Revised and Amended
                    Foundation Document in the State Registration of Commercial
                    Organizations, dated May 30, 1996
10.29**        --   Agreement on the Creation and Functions of the Joint Venture
                    Sovam Teleport, dated May 26, 1992
10.30**        --   Amended and Restated Joint Venture Agreement between GTS
                    Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and Erik
                    Jennes, dated July 6, 1995
10.31**        --   Amended and Restated Shareholders' Agreement between HIT
                    Rail B.V., GTS-Hermes, Inc., Nationale Maatschappu Der
                    Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                    Hermes Europe Railtel B.V., dated July, 1997
10.31(a)**     --   Shareholders' Agreement among the Hermes Europe Railtel
                    B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB Swed
                    Carrier (incorporated by reference to Exhibit 10.1 to the
                    Hermes Europe Railtel B.V.'s Registration Statement on Form
                    S-4 (File No. 333-37719) filed on December 11, 1997)
                    (supersedes the Amended and Restated Shareholders' Agreement incorporated by reference as Exhibit 10.31 to this
                    Registration Statement)
10.32**        --   Company Agreement between The Societe National de
                    Financement, GTS S.A.M. and The Principality of Monaco,
                    dated September 27, 1995
10.33**        --   Joint Venture Agreement between SFMT-Hungaro Inc. and
                    Montana Holding Vagyonkezelo Kft., dated December 23, 1993
10.34**        --   Joint Venture and Shareholders' Agreement among Gerard
                    Aircraft Sales and Leasing Company, SFMT-Hungaro Inc., and
                    Microsystem Telecom Rt., dated August 5, 1994
10.35**        --   Agreement on the Establishment of Limited Liability Company
                    between SFMT-Czech, Inc. and B&H s.r.o., dated July 12, 1994
10.36**        --   Formation of the Equity Joint Venture between GTS and SSTIC, dated April 12, 1995
10.37**        --   Contract to Establish the Sino-foreign Cooperative Joint
                    Venture Beijing Tianmu Satellite Communications Technology
                    Co., Ltd, amended, by and between China International Travel
                    Service Telecom Co., Ltd. and American China Investment
                    Corporation, dated March 27, 1996
10.38**        --   Joint Venture Contract between GTS TransPacific Ventures
                    Limited and Shanghai Intelligence Engineering, Inc., dated
                    March 28, 1996
10.39**        --   Agreement between Global TeleSystems Group, Inc. and Cesia
                    S.A., dated June 21, 1997

  EXHIBIT
   NUMBER                                   DESCRIPTION
  -------                                   -----------
10.40**        --   Consulting Agreement between SFMT, Inc. and Alan B. Slifka, dated March 1, 1994
10.41**        --   Consulting Agreement between Global TeleSystems Group, Inc.
                    and Bernard J. McFadden, dated August 15, 1996
10.42**        --   Consulting Agreement between CESIA S.A. and Hermes Europe
                    Railtel B.V., dated June 20, 1997
10.43++        --   Master Agreement, dated June 24, 1998 between Ebone Holding
                    Association, Ebone A/S, Hermes Europe Railtel Holdings B.V.
                    and Hermes Europe Railtel (Ireland) Limited
21.1+          --   List of Subsidiaries of the Registrant
23.1***        --   Consent of Shearman & Sterling (included in its opinion
                    delivered under Exhibit No. 5.1)
23.2*          --   Consent of Ernst & Young LLP, Independent Auditors
23.3*          --   Consent of Ernst & Young (CIS) Ltd., Independent Auditors
23.4*          --   Consent of PricewaterhouseCoopers, Independent Auditors
23.5*          --   Consent of Price Waterhouse, Independent Auditors
23.6*          --   Consent of KPMG, Independent Auditors
24.1*          --   Powers of Attorney (included on signature page to this
                    registration statement)
27.1+          --   Financial Data Schedule extracted from 12/31/97 audited
                    financial statements
27.2*          --   Financial Data Schedule extracted from 9/30/98 unaudited
                    financial statements
99.1***        --   Form of Proxy for voting GTS Common Stock
99.2***        --   Form of Acceptance
99.3***        --   Form of Letter of Transmittal
99.4***        --   Form of Notice of Guaranteed Delivery
99.5***        --   Form of Letter to Brokers
99.6***        --   Form of Letter to Clients
99.7+++++      --   Supplemental Indenture, dated 12/23/98 of $230,000,000
                    11 1/2% Senior Notes due 2007, supplementing the indenture dated as of 12/18/97, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent
99.8+++++      --   Supplemental Indenture, dated 12/23/98 of DM 150,000,000 11%
                    Senior Notes due 2008, supplementing the indenture dated as of 6/24/98, among Esprit Telecom Group, PLC, as Issuer and
                    The Bank of New York, as Trustee, Registrar and Paying Agent
99.9+++++      --   Supplemental Indenture, dated 12/23/98 of $150,000,000
                    10 7/8% Senior Notes due 2008, supplementing the indenture dated as of 6/24/98, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent
99.10+++++     --   Supplemental Indenture, dated 12/23/98 of DM 125,000,000
                    11 1/3% Senior Notes due 2007, supplementing the indenture dated as of 12/18/97, among Esprit Telecom Group, PLC, as
                    Issuer, and The Bank of New York, as Trustee, Registrar and
                    Paying Agent

---------------

     * Filed herewith.

     ** Incorporated by reference to the corresponding exhibit to the Company's
        Registration Statement on Form S-1 (File No. 333-36555) filed on September 26, 1997.

   *** To be filed by amendment.

     + Incorporated by reference to the corresponding exhibit to the Company's
       Annual Report on Form 10-K for the year ended December 31, 1997.

     ++ Incorporated by reference to the corresponding exhibit to the Company's
        Registration Statement on Form S-1 (File No. 333-52733) filed on May 14, 1998.

   +++ Incorporated by reference to the corresponding exhibit to the Company's
       Registration Statement on Form S-4 (File No. 333-68511) filed on December 8, 1998.

  ++++ Incorporated by reference to the corresponding exhibit to the Company's
       Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-68511) filed on December 24, 1998.

 +++++ Incorporated by reference to the corresponding exhibit to Hermes Europe
       Railtel B.V.'s Registration Statement on Form S-4 (File No. 333-70723) filed on January 15, 1999.